Filed pursuant to Rule 424(b)(3)
Registration No. 333-191556

JOINT PROXY STATEMENT/PROSPECTUS

To the Stockholders of Parkway Properties, Inc. and the Stockholders of Thomas Properties Group, Inc.:

The board of directors of Parkway Properties, Inc., which we refer to as Parkway, and the board of directors of Thomas Properties Group, Inc., which we refer to as TPGI, each have unanimously approved an agreement and plan of merger, dated as of September 4, 2013, by and among Parkway, Parkway Properties LP, PKY Masters, LP, which we refer to as Merger Sub, TPGI and Thomas Properties Group, L.P., which we refer to as the merger agreement. Pursuant to the merger agreement, Parkway and TPGI will combine through a merger of TPGI with and into Parkway, with Parkway surviving the merger, which we refer to as the parent merger. The combined company, which we refer to as the Combined Corporation, will retain the name “Parkway Properties, Inc.” and will continue to trade on the New York Stock Exchange, or NYSE, under the symbol “PKY.” James A. Thomas, the current Chairman, President and Chief Executive Officer of TPGI, will serve as the chairman of the board of directors of the Combined Corporation following the parent merger. The obligations of Parkway and TPGI to effect the parent merger are subject to the satisfaction or waiver of certain conditions set forth in the merger agreement (including the approvals of each company’s stockholders).

If the parent merger is completed pursuant to the merger agreement, each holder of TPGI common stock will receive 0.3822 shares of Parkway common stock for each share of TPGI common stock held immediately prior to the effective time of the parent merger, with cash paid for fractional shares of TPGI common stock. In addition, each holder of TPGI limited voting stock will receive 0.3822 shares of newly created Parkway limited voting stock for each share of TPGI limited voting stock held immediately prior to the effective time of the parent merger. Parkway stockholders will continue to hold their existing shares of Parkway common stock. The exchange ratio is fixed and will not be adjusted to reflect changes in the price of Parkway common stock or the price of TPGI common stock occurring prior to the completion of the parent merger. Parkway common stock is currently listed on the NYSE under the symbol “PKY” and TPGI common stock is currently listed on the NYSE under the symbol “TPGI.” Based on the closing price of Parkway common stock on the NYSE of $16.37 on September 4, 2013, the last trading date before the announcement of the proposed merger, the 0.3822 exchange ratio represented approximately $6.26 in Parkway common stock for each share of TPGI common stock. Based on the closing price of Parkway common stock on the NYSE of $18.06 on November 1, 2013, the latest practicable date before the date of this joint proxy statement/prospectus, the 0.3822 exchange ratio represented approximately $6.90 in Parkway common stock for each TPGI common share. The value of the merger consideration will fluctuate with changes in the market price of Parkway common stock. We urge you to obtain current market quotations for Parkway common stock and TPGI common stock.

We anticipate that Parkway will issue approximately 18.6 million shares of Parkway common stock in connection with the parent merger, and upon completion of the parent merger, we estimate that continuing Parkway equity holders will own approximately 78.7% of the issued and outstanding shares of common stock of the Combined Corporation, and former TPGI equity holders will own approximately 21.3% of the issued and outstanding shares of common stock of the Combined Corporation. In addition, Parkway will reserve approximately 0.1 million shares of Parkway common stock in respect of TPGI equity awards that Parkway will assume in connection with the parent merger, and will reserve approximately 4.5 million shares of Parkway common stock for potential issuance in exchange for limited partnership units of Parkway Properties LP, which we refer to as Parkway LP, to be issued to former limited partners of Thomas Properties Group, L.P., which we refer to as TPG LP.

Parkway and TPGI each will be holding a special meeting of their respective stockholders. At the Parkway special meeting, Parkway stockholders will be asked to vote on (i) a proposal to approve the merger agreement, the parent merger and the other transactions contemplated by the merger agreement, including the issuance of shares of Parkway common stock and Parkway limited voting stock to TPGI stockholders, (ii) a proposal to approve an amendment to Parkway’s Articles of Incorporation, as amended, which we refer to as the Parkway charter, to increase the number of authorized shares of Parkway’s capital stock in order to have additional capital stock available following the mergers, and (iii) a proposal to approve one or more adjournments of the Parkway special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the proposal to approve and adopt the merger agreement, the parent merger and the other transactions contemplated by the merger agreement, and the amendment to the Parkway charter. At the TPGI special meeting, TPGI stockholders will be asked to vote on (i) a proposal to approve and adopt the merger agreement, the parent merger and the other transactions contemplated by the merger agreement, (ii) an advisory (non-binding) proposal to approve specified compensation that may become payable to the named executive officers of TPGI in connection with the parent merger, and (iii) a proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the proposal to approve and adopt the merger agreement, the parent merger and the other transactions contemplated by the merger agreement.

The record date for determining the stockholders entitled to receive notice of, and to vote at, the Parkway special meeting and the TPGI special meeting is November 11, 2013. The parent merger cannot be completed unless the Parkway stockholders and TPGI stockholders each approve the merger agreement, the parent merger and the other transactions contemplated by the merger agreement by the affirmative vote of the holders of each of (i) a majority of the outstanding shares of Parkway common stock and (ii) a majority of the outstanding shares of TPGI common stock and TPGI limited voting stock, voting together as a single class. Certain stockholders of Parkway and TPGI have agreed to vote certain of their shares in favor of the parent merger and the other items being submitted for a vote at the special stockholders meetings. For more information regarding these voting agreements, see “Voting Agreements” beginning on page 148.

The Parkway board of directors, which we refer to as the Parkway Board, has unanimously (i) determined and declared that the merger agreement, the merger and the other transactions contemplated by the merger agreement, including the issuance of Parkway common stock and Parkway limited voting stock to TPGI stockholders in connection with the parent merger and the amendment to the Parkway charter, are advisable and in the best interests of Parkway and its stockholders, and (ii) adopted and approved the merger agreement, the parent merger and the other transactions contemplated thereby. The Parkway Board unanimously recommends that Parkway stockholders vote FOR the proposal to approve the merger agreement, the parent merger and the other transactions contemplated by the merger agreement, including the issuance of shares of Parkway common stock and Parkway limited voting stock to TPGI stockholders, FOR the proposal to approve an amendment to the Parkway charter to increase the total number of authorized shares of capital stock of Parkway and FOR the proposal to approve one or more adjournments of the Parkway special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the proposal to approve and adopt the merger agreement, the parent merger and the other transactions contemplated by the merger agreement and the amendment to the Parkway charter.

The TPGI board of directors, which we refer to as the TPGI Board, has unanimously (i) determined that the parent merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of TPGI and its stockholders, and (ii) authorized and approved the merger agreement. The TPGI Board unanimously recommends that TPGI stockholders vote FOR the proposal to approve and adopt the merger agreement, the parent merger and the other transactions contemplated by the merger agreement, FOR the advisory (non-binding) proposal to approve specified compensation that may become payable to the named executive officers of TPGI in connection with the parent merger, and FOR the proposal to approve one or more adjournments of the TPGI special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the proposal to approve and adopt the merger agreement and the parent merger and the other transactions contemplated by the merger agreement.

In addition to being a joint proxy statement, this document is also a prospectus for shares of Parkway common stock that will be issued to TPGI stockholders pursuant to the merger agreement.

This joint proxy statement/prospectus contains important information about Parkway, TPGI, the parent merger, the merger agreement and the special meetings. We encourage you to read this joint proxy statement/prospectus carefully before voting, including the section entitled “Risk Factors” beginning on page 30.

Your vote is very important, regardless of the number of shares you own. Whether or not you plan to attend the Parkway special meeting or the TPGI special meeting, as applicable, please submit a proxy to vote your shares as promptly as possible to make sure that your shares of Parkway common stock and/or TPGI common stock, as applicable, are represented at the applicable special meeting. Please note that your failure to vote your shares is the equivalent of a vote against the parent merger and the Parkway charter amendment, as described herein. Please review this joint proxy statement/prospectus for more complete information regarding the parent merger and the Parkway special meeting and the TPGI special meeting, as applicable.

Sincerely,

James R. Heistand President and Chief Executive Officer Parkway Properties, Inc.	James A. Thomas Chairman, President and Chief Executive Officer Thomas Properties Group, Inc.

Neither the Securities and Exchange Commission nor any state securities regulatory authority has approved or disapproved of the parent merger or the securities to be issued under this joint proxy statement/prospectus or has passed upon the adequacy or accuracy of the disclosure in this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated November 6, 2013, and is first being mailed to Parkway and TPGI stockholders on or about November 20, 2013.

PARKWAY PROPERTIES, INC.

390 N. Orange Avenue

Suite 2400

Orlando, FL 32801

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON DECEMBER 17, 2013

To the Stockholders of Parkway Properties, Inc.:

You are invited to attend a special meeting of stockholders of Parkway Properties, Inc., a Maryland corporation, which we refer to as Parkway. The meeting will be held at 9:00 a.m., Eastern Time, on December 17, 2013, at Parkway’s corporate headquarters, 390 N. Orange Avenue, Suite 2400, Orlando, Florida 32801, to consider and vote upon the following matters:

•	a proposal to approve the Agreement and Plan of Merger, as it may be amended or modified from time to time, which we refer to as the merger agreement, by and among Parkway, Parkway Properties LP, PKY Masters, LP, which we refer to as Merger Sub, Thomas Properties Group, Inc., a Delaware corporation, which we refer to as TPGI, and Thomas Properties Group, L.P., pursuant to which TPGI will merge with and into Parkway, with Parkway continuing as the surviving corporation, which we refer to as the parent merger, and the other transactions contemplated by the merger agreement, including the issuance of Parkway common stock and Parkway limited voting stock to TPGI stockholders in connection with the parent merger;

•	a proposal to approve an amendment to Parkway’s Articles of Incorporation, as amended, which we refer to as the Parkway charter, to increase the total number of authorized shares of capital stock of Parkway from 150,000,000 to 250,000,000; and

•	a proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the merger proposal.

THE PARKWAY BOARD HAS UNANIMOUSLY AUTHORIZED AND APPROVED THE MERGER AGREEMENT, THE PARENT MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, ADOPTED RESOLUTIONS DECLARING IT ADVISABLE AND IN THE BEST INTERESTS OF PARKWAY AND ITS STOCKHOLDERS TO APPROVE THE MERGERS AND TO AMEND THE PARKWAY CHARTER TO INCREASE THE TOTAL NUMBER OF AUTHORIZED SHARES OF CAPITAL STOCK OF PARKWAY, AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR ALL PROPOSALS.

Parkway stockholders of record at the close of business on November 11, 2013, are entitled to receive this notice and vote at the Parkway special meeting.

The proposal to approve the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Parkway common stock. The parent merger cannot be completed without the approval by Parkway stockholders of this proposal.

The proposal to approve an amendment to the Parkway charter to increase the total number of authorized shares of capital stock of Parkway requires the affirmative vote of the holders of a majority of the outstanding shares of Parkway common stock. The Parkway charter cannot be amended to increase the total number of authorized shares of capital stock without the approval of Parkway stockholders of this proposal, but, if the parent merger is approved, the parent merger can be completed without the approval by Parkway stockholders of this proposal.

Please refer to the attached joint proxy statement/prospectus for further information with respect to the business to be transacted at the Parkway special meeting.

Please refer to the proxy card and the accompanying joint proxy statement/prospectus for information regarding your voting options. Even if you plan to attend the Parkway special meeting, please take advantage of one of the advance voting options to assure that your shares of Parkway common stock are represented at the Parkway special meeting. You may revoke your proxy at any time before it is voted by following the procedures described in the accompanying joint proxy statement/prospectus.

By Order of the Board of Directors of Parkway Properties, Inc.

Jeremy R. Dorsett

Executive Vice President, General Counsel and Secretary

Orlando, Florida

November 6, 2013

Your vote is important. Whether or not you expect to attend the Parkway special meeting in person, we urge you to vote your shares of Parkway common stock as promptly as possible by (1) accessing the internet website specified on your proxy card, (2) calling the toll-free number specified on your proxy card, or (3) signing and returning the enclosed proxy card in the postage-paid envelope provided, so that your shares of Parkway common stock may be represented and voted at the Parkway special meeting. If your shares of Parkway common stock are held in the name of a bank, broker or other fiduciary, please follow the instructions on the voting instruction card furnished by the record holder of your shares of Parkway common stock.

Thomas Properties Group, Inc.

515 South Flower Street, 6th Floor

Los Angeles, California 90071

(213) 613-1900

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON DECEMBER 17, 2013

To the Stockholders of Thomas Properties Group, Inc.:

You are invited to attend a special meeting of stockholders of Thomas Properties Group, Inc., a Delaware corporation, which we refer to as TPGI. The meeting will be held at 10:00 a.m., Pacific Time, on December 17, 2013, at TPGI’s corporate headquarters located at 515 South Flower Street, 6th Floor, Los Angeles, California 90071, to consider and vote upon the following matters:

•	a proposal to adopt the Agreement and Plan of Merger, as it may be amended or modified from time to time (a copy of which is attached as Annex A to the joint proxy statement/prospectus accompanying this notice), which we refer to as the merger agreement, by and among Parkway Properties, Inc., which we refer to as Parkway, Parkway Properties LP, PKY Masters, LP, which we refer to as Merger Sub, TPGI, and Thomas Properties Group, L.P., and approve the merger of TPGI with and into Parkway, with Parkway continuing as the surviving corporation, which we refer to as the parent merger, and the other transactions contemplated by the merger agreement;

•	an advisory (non-binding) proposal to approve specified compensation that may become payable to the named executive officers of TPGI in connection with the parent merger; and

•	a proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the merger proposal.

THE TPGI BOARD HAS UNANIMOUSLY AUTHORIZED AND APPROVED THE MERGER AGREEMENT, THE PARENT MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, ADOPTED RESOLUTIONS DECLARING IT ADVISABLE AND IN THE BEST INTERESTS OF TPGI AND ITS STOCKHOLDERS TO APPROVE THE MERGERS, AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ADOPTION OF THE MERGER AGREEMENT, FOR THE ADVISORY (NON-BINDING) PROPOSAL TO APPROVE SPECIFIED COMPENSATION THAT MAY BECOME PAYABLE TO THE NAMED EXECUTIVE OFFICERS OF TPGI IN CONNECTION WITH THE MERGER AND FOR ANY ADJOURNMENT OF THE TPGI SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, INCLUDING TO PERMIT FURTHER SOLICITATION OF PROXIES IN FAVOR OF THE PRECEDING VOTE.

TPGI stockholders of record at the close of business on November 11, 2013, are entitled to receive this notice and vote at the TPGI special meeting and any adjournments thereof.

The proposal to approve the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of TPGI common stock and TPGI limited voting stock, voting together as a single class. The parent merger cannot be completed without the approval by TPGI stockholders of this proposal.

Please refer to the attached joint proxy statement/prospectus for further information with respect to the business to be transacted at the TPGI special meeting.

Please refer to the proxy card and the accompanying joint proxy statement/prospectus for information regarding your voting options. Even if you plan to attend the TPGI special meeting, please take advantage of one of the advance voting options to assure that your shares of TPGI common stock and/or TPGI limited voting stock are represented at the TPGI special meeting. You may revoke your proxy at any time before it is voted by following the procedures described in the accompanying joint proxy statement/prospectus.

By Order of the Board of Directors of Thomas Properties Group, Inc.

Diana M. Laing

Chief Financial Officer

November 6, 2013

Your vote is important. Whether or not you expect to attend the TPGI special meeting in person, we urge you to vote your shares of TPGI common stock and/or TPGI limited voting stock as promptly as possible by (1) accessing the internet website specified on your proxy card, (2) calling the toll-free number specified on your proxy card, or (3) signing and returning the enclosed proxy card in the postage-paid envelope provided, so that your shares of TPGI common stock and/or TPGI limited voting stock may be represented and voted at the TPGI special meeting. If your shares of TPGI common stock and/or TPGI limited voting stock are held in the name of a bank, broker or other fiduciary, please follow the instructions on the voting instruction card furnished by the record holder of your shares of TPGI common stock and/or TPGI limited voting stock.

ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates important business and financial information about Parkway and TPGI from other documents that are not included in or delivered with this joint proxy statement/prospectus. This information is available to you without charge upon your request. You can obtain the documents incorporated by reference into this joint proxy statement/prospectus by requesting them from Parkway’s or TPGI’s investor relations departments:

If you are a Parkway stockholder:	If you are a TPGI stockholder:

Parkway Properties, Inc. Attention: Ted McHugh, Director of Investor Relations 390 North Orange Avenue, Suite 2400 Orlando, Florida 32801 (407) 650-0593	Thomas Properties Group, Inc. Attention: Diana Laing, Chief Financial Officer 515 South Flower Street, 6th Floor Los Angeles, California 90071 (213) 613-1900

Investors may also consult Parkway’s or TPGI’s website for more information concerning the mergers described in this joint proxy statement/prospectus. Parkway’s website is www.pky.com. TPGI’s website is www.tpgre.com. Additional information is available at www.sec.gov. Information included on these websites is not incorporated by reference into this joint proxy statement/prospectus.

If you would like to request copies of any documents, please do so by December 9, 2013 in order to receive them before the special meetings.

For more information, see “Where You Can Find More Information” beginning on page 180.

ABOUT THIS DOCUMENT

This joint proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed by Parkway (File No. 333-191556) with the Securities and Exchange Commission, which we refer to as the SEC, constitutes a prospectus of Parkway for purposes of the Securities Act of 1933, as amended, which we refer to as the Securities Act, with respect to the shares of Parkway common stock to be issued to TPGI stockholders in exchange for shares of TPGI common stock pursuant to the Agreement and Plan of Merger, dated as of September 4, 2013, by and among Parkway, Parkway Properties LP, Merger Sub, TPGI and Thomas Properties Group, L.P., as such agreement may be amended or modified from time to time and which we refer to as the merger agreement. This joint proxy statement/prospectus also constitutes a proxy statement for each of Parkway and TPGI for purposes of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. In addition, it constitutes a notice of meeting with respect to the Parkway special meeting and a notice of meeting with respect to the TPGI special meeting.

You should rely only on the information contained or incorporated by reference in this joint proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated November 6, 2013. You should not assume that the information contained in, or incorporated by reference into, this joint proxy statement/prospectus is accurate as of any date other than that date. Neither our mailing of this joint proxy statement/prospectus to Parkway stockholders or TPGI stockholders nor the issuance by Parkway of shares of its common stock to TPGI stockholders pursuant to the merger agreement will create any implication to the contrary.

This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this joint proxy statement/prospectus regarding Parkway has been provided by Parkway and information contained in this joint proxy statement/prospectus regarding TPGI has been provided by TPGI.

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QUESTIONS AND ANSWERS

The following are answers to some questions that Parkway stockholders and TPGI stockholders may have regarding the proposed transaction between Parkway and TPGI and the other proposals being considered at the Parkway special meeting and the TPGI special meeting. Parkway and TPGI urge you to read carefully this entire joint proxy statement/prospectus, including the Annexes, and the documents incorporated by reference into this joint proxy statement/prospectus, because the information in this section does not provide all the information that might be important to you.

Unless stated otherwise, all references in this joint proxy statement/prospectus to:

•	“Parkway,” “we,” or “our” are to Parkway Properties, Inc., a Maryland corporation;

•	“Parkway LP” are to Parkway Properties LP, a Delaware limited partnership;

•	“Merger Sub” are to PKY Masters, LP, a Delaware limited partnership and a subsidiary of Parkway LP;

•	“TPGI” are to Thomas Properties Group, Inc., a Delaware corporation;

•	“TPG LP” are to Thomas Properties Group, L.P., a Maryland limited partnership;

•	“TPG Pantera” are to TPG VI Pantera Holdings, L.P., a stockholder of Parkway;

•	“Thomas Parties” are to James A. Thomas, the current Chairman, President and Chief Executive Officer of TPGI, and certain entities the vote for which is controlled by Mr. Thomas that are holders of TPGI common stock and/or TPGI limited voting stock and TPG LP partnership units;

•	the “Parkway Board” are to the board of directors of Parkway;

•	the “TPGI Board” are to the board of directors of TPGI;

•	the “merger agreement” are to the Agreement and Plan of Merger, dated as of September 4, 2013, by and among Parkway, Parkway LP, Merger Sub, TPGI, and TPG LP, as it may be amended or modified from time to time, a copy of which is attached as Annex A to this joint proxy statement/prospectus and is incorporated herein by reference;

•	the “parent merger” are to the merger of TPGI with and into Parkway, with Parkway continuing as the surviving entity pursuant to the terms of the merger agreement;

•	the “partnership merger” are to the merger, immediately prior to the parent merger, of Merger Sub with and into TPG LP, with TPG LP continuing as the surviving entity and a wholly owned subsidiary of Parkway LP pursuant to the terms of the merger agreement;

•	the “mergers” are to the parent merger and the partnership merger;

•	the “Combined Corporation” are to Parkway after the effective time of the mergers; and

•	the “NYSE” are to the New York Stock Exchange.

Q:	What is the proposed transaction?

A:	Parkway and TPGI are proposing a combination of their companies through the merger of TPGI with and into Parkway, with Parkway continuing as the surviving entity, pursuant to the terms of the merger agreement. The Combined Corporation will be named “Parkway Properties, Inc.” and the shares of the Combined Corporation common stock will continue to be listed and traded on the NYSE under the symbol “PKY.”

The merger agreement also provides for the merger of Merger Sub with and into TPG LP, with TPG LP continuing as the surviving entity and an indirect wholly owned subsidiary of Parkway LP.

Q:	What will happen in the proposed transaction?

A:	As a result of the parent merger, each issued and outstanding share of TPGI common stock will be converted automatically into the right to receive 0.3822 shares of common stock, par value $0.001 per share, of Parkway, and each issued and outstanding share of TPGI limited voting stock will be converted automatically into the right to receive 0.3822 shares of limited voting stock, par value $0.001 per share, of Parkway, as described under “The Merger Agreement—Merger Consideration; Effects of the Parent Merger and the Partnership Merger” beginning on page 127. TPGI stockholders will not receive any fractional shares of Parkway common stock in the parent merger. Instead, TPGI stockholders will be paid cash (without interest) in lieu of any fractional share interest to which they would otherwise be entitled.

As a result of the partnership merger, each outstanding limited partnership unit in TPG LP, including vested TPG LP incentive units, will be converted automatically into 0.3822 limited partnership units in Parkway LP.

Q:	How will Parkway stockholders be affected by the parent merger and the issuance of shares of Parkway common stock and Parkway limited voting stock to TPGI stockholders in the parent merger?

A:	After the mergers, each Parkway stockholder will continue to own the shares of Parkway common stock that such stockholder held immediately prior to the parent merger. As a result, each Parkway stockholder will own shares of common stock in the Combined Corporation, a larger company with more assets. However, because Parkway will be issuing new shares of Parkway common stock to TPGI stockholders in the parent merger, each outstanding share of Parkway common stock immediately prior to the parent merger will represent a smaller percentage of the aggregate number of shares of Combined Corporation common stock outstanding after the mergers. Additionally, because Parkway is issuing shares of Parkway limited voting stock to holders of TPGI limited voting stock in the parent merger, and Parkway limited voting stock will vote in the same class as Parkway common stock, each outstanding share of Parkway common stock after the completion of the parent merger will represent a smaller percentage of the voting power of the Combined Corporation than if such shares of limited voting stock had not been issued in the parent merger.

Upon completion of the parent merger, we estimate that continuing Parkway equity holders will own approximately 78.7% of the issued and outstanding shares of Combined Corporation common stock, representing 74.8% of the total voting power of the Combined Corporation, and former TPGI equity holders will own approximately 21.3% of the issued and outstanding shares of the Combined Corporation common stock and all the outstanding shares of Parkway limited voting stock (collectively representing 25.2% of the total voting power of the Combined Corporation).

Q:	What happens if the market price of shares of Parkway common stock or TPGI common stock changes before the closing of the parent merger?

A:	No change will be made to the exchange ratio of 0.3822 if the market price of shares of Parkway common stock or TPGI common stock changes before the parent merger. Because the exchange ratio is fixed, the value of the consideration to be received by TPGI stockholders in the parent merger will depend on the market price of shares of Parkway common stock at the time of the parent merger.

Q:	Why am I receiving this joint proxy statement/prospectus?

A:	The Parkway Board and the TPGI Board are using this joint proxy statement/prospectus to solicit proxies of Parkway and TPGI stockholders in connection with the merger agreement and the parent merger. In addition, Parkway is using this joint proxy statement/prospectus as a prospectus for TPGI stockholders because Parkway is offering shares of its common stock in exchange for shares of TPGI common stock in the parent merger. The parent merger cannot be completed unless:

•	the holders of a majority of the outstanding shares of Parkway common stock vote to approve the merger agreement, the parent merger and the other transactions contemplated by the merger agreement,

including the issuance of shares of Parkway common stock and Parkway limited voting stock to TPGI stockholders in the parent merger; and

•	the holders of a majority of the outstanding shares of TPGI common stock and limited voting stock, voting together as a single class, vote to approve and adopt the merger agreement, the parent merger and the other transactions contemplated by the merger agreement.

Each of Parkway and TPGI will hold separate meetings of their respective stockholders to obtain these approvals and to consider other proposals as described elsewhere in this joint proxy statement/prospectus.

This joint proxy statement/prospectus contains important information about the parent merger and the other proposals being voted on at the stockholder meetings and you should read it carefully. The enclosed voting materials allow you to vote your shares of Parkway common stock and/or TPGI common stock, as applicable, without attending your company’s stockholders’ meeting.

Your vote is important. You are encouraged to submit your proxy as promptly as possible.

Q:	Am I being asked to vote on any other proposals at the stockholder meetings in addition to the parent merger proposal?

A:	Parkway. At the Parkway special meeting, Parkway stockholders will be asked to consider and vote upon the following additional proposals:

•	a proposal to approve an amendment to the Parkway charter to increase the authorized capital stock of Parkway from 150,000,000 to 250,000,000; and

•	a proposal to approve one or more adjournments of the Parkway special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the proposal to approve and adopt the merger agreement, the parent merger and the other transactions contemplated by the merger agreement.

TPGI. At the TPGI special meeting, TPGI stockholders will be asked to consider and vote upon the following additional proposals:

•	an advisory (non-binding) proposal, which we refer to as the compensation proposal, to approve specified compensation that may become payable to the named executive officers of TPGI in connection with the parent merger; and

•	a proposal to approve one or more adjournments of the TPGI special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the proposal to approve and adopt the merger agreement, the parent merger and the other transactions contemplated by the merger agreement.

Q:	Why is Parkway proposing the mergers?

A:	Among other reasons, the Parkway Board believes that the mergers will continue Parkway’s progress in upgrading its portfolio and increasing its scale and presence in its target submarkets in higher growth markets in the Sunbelt region of the United States. The merger with TPGI will significantly increase Parkway’s total portfolio square feet, more than double the size and improve the quality of Parkway’s Houston portfolio and achieve Parkway’s stated strategy of expanding into the Austin market. The mergers will allow Parkway to gain scale in Houston and Austin with a portfolio of premier, Class A office properties, priced below estimated replacement cost, in a transaction that will be immediately accretive to Parkway’s stockholders. The Parkway Board believes that the Combined Corporation will be positioned to create long-term value for its stockholders as the leading owner of quality assets in higher growth submarkets in the Sunbelt region of the United States. To review the reasons of the Parkway Board for the mergers in greater detail, see “The Mergers—Recommendation of the Parkway Board and Its Reasons for the Parent Merger” beginning on page 66.

Q:	Why is TPGI proposing the mergers?

A:	Among other reasons, the TPGI Board approved the merger agreement and recommended its adoption by TPGI stockholders based on a number of strategic and financial benefits which have the potential to create additional value for stockholders due to the larger size, stronger balance sheet and potential for greater operational efficiencies of the Combined Corporation; the premium TPGI stockholders will receive in the parent merger with respect to their shares of TPGI common stock; the potential for TPGI stockholders to receive increased dividend payments from the Combined Corporation; and the fact that the mergers will be immediately accretive to TPGI stockholders with respect to funds from operations.

To review the reasons of the TPGI Board for the mergers in greater detail, see “The Mergers—Recommendation of the TPGI Board and Its Reasons for the Parent Merger” beginning on page 69.

Q:	Who will be the board of directors and management of the Combined Corporation after the parent merger?

A:	At the effective time of the parent merger, the number of directors that comprise the board of directors of the Combined Corporation will increase to ten, with all nine of the members of the Parkway Board immediately prior to the completion of the parent merger, James R. Heistand, Charles T. Cannada, Laurie L. Dotter, Edward M. Casal, Brenda J. Mixson, Avi Banyasz, Kelvin L. Davis, Adam S. Metz and C. William Hosler, Jr., continuing as directors of the Combined Corporation. In addition, the current Chairman, President and Chief Executive Officer of TPGI, James A. Thomas, will join and serve as Chairman of the board of directors of the Combined Corporation. This increase in the size of the board of directors of Parkway from nine to ten is permitted by an amendment, effective as of the closing, to the shareholders’ agreement between TPG Pantera and Parkway. For more information, see “Amendment to the TPG Pantera Stockholders Agreement” beginning on page 153.

No changes will be made to the Parkway management team as a result of the parent merger.

Q:	Will Parkway and TPGI continue to pay distributions prior to the effective time of the parent merger?

A:	Yes. The merger agreement permits Parkway to continue to pay a regular quarterly distribution, in accordance with past practice, and any distribution that is reasonably necessary to maintain its REIT qualification and/or to avoid the imposition of U.S. federal income or excise tax. The merger agreement permits TPGI to pay a regular quarterly distribution, in accordance with past practice.

Q:	When and where are the stockholder meetings?

A:	The Parkway special meeting will be held at Parkway corporate headquarters, 390 North Orange Avenue, Suite 2400, Orlando, Florida 32801 on December 17, 2013 commencing at 9:00 a.m., Eastern Time.

The TPGI special meeting will be held at TPGI’s corporate headquarters, 515 South Flower Street, 6th Floor, Los Angeles, California 90071 on December 17, 2013 commencing at 10:00 a.m., Pacific Time.

Q:	Who can vote at the stockholder meetings and how many votes do I have?

A:	Parkway. All Parkway stockholders of record as of the close of business on November 11, 2013, the record date for determining stockholders entitled to notice of and to vote at the Parkway special meeting, are entitled to receive notice of and to vote at the Parkway special meeting. As of November 1 2013, there were 68,622,417 shares of Parkway common stock outstanding, held by approximately 2,285 holders of record. Each share of Parkway common stock is entitled to one vote on each proposal presented at the Parkway special meeting.

TPGI. All TPGI stockholders of record as of the close of business on November 11, 2013, the record date for determining stockholders entitled to notice of and to vote at the TPGI special meeting, are entitled to receive notice of and to vote at the TPGI special meeting. As of November 1, 2013, there were 46,969,703 shares of TPGI common stock outstanding held by approximately 18 holders of record, and 11,646,949 shares of TPGI limited voting stock outstanding held by six holders of record. Each share of TPGI common stock is entitled to one vote on each proposal presented at the TPGI special meeting, and each share of TPGI limited voting stock is entitled to one vote on the merger proposal only.

Q:	What constitutes a quorum?

A:	Parkway. Parkway’s bylaws provide that the presence, in person or by proxy, of stockholders entitled to cast a majority of all the votes entitled to be cast at such meeting will constitute a quorum.

TPGI. TPGI’s bylaws provide that the presence, in person, by means of remote communication or by proxy, of holders of a majority of the shares issued and outstanding and entitled to vote at such meeting will constitute a quorum.

Shares that are voted, in person or by proxy, and shares abstaining from voting are treated as present at each of the Parkway special meeting and the TPGI special meeting, respectively, for purposes of determining whether a quorum is present.

Q:	What vote is required to approve the proposals?

A:	Parkway.

•	Approval of the merger agreement, the parent merger and the other transactions contemplated by the merger agreement, including the issuance of shares of Parkway common stock and Parkway limited voting stock to TPGI stockholders in the parent merger, requires the affirmative vote of holders of at least a majority of the outstanding shares of Parkway common stock.

•	Approval of the amendment to the Parkway charter to increase the total number of authorized shares of capital stock of Parkway requires the affirmative vote of holders of at least a majority of the outstanding shares of Parkway common stock.

•	Approval of one or more adjournments of the Parkway special meeting requires the affirmative vote of a majority of the shares of common stock present in person or by proxy at the stockholders’ meeting, whether or not a quorum is present.

TPGI.

•	Approval and adoption of the merger agreement, the parent merger and the other transactions contemplated by the merger agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of TPGI common stock and TPGI limited voting stock, voting together as a single class.

•	Approval of the advisory (non-binding) proposal to approve specified compensation that may become payable to the named executive officers of TPGI in connection with the parent merger will require the affirmative vote of a majority of the shares of common stock present in person or by proxy at the stockholders’ meeting, assuming a quorum is present.

•	Approval of one or more adjournments of the TPGI special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of approval and adoption of the merger agreement and the parent merger, will require the affirmative vote of a majority of the shares of common stock present in person or by proxy at the stockholders’ meeting, whether or not a quorum is present.

Q:	How does the Parkway Board recommend that Parkway stockholders vote on the proposals?

A:	After careful consideration, the Parkway Board has unanimously determined and declared that the merger agreement, the parent merger and the other transactions contemplated by the merger agreement, including the issuance of shares of Parkway common stock and Parkway limited voting stock to TPGI stockholders in the parent merger, are advisable and in the best interests of Parkway and its stockholders and approved and adopted the merger agreement, the parent merger and the other transactions contemplated by the merger agreement. The Parkway Board unanimously recommends that Parkway stockholders vote FOR the proposal to approve the merger agreement, the parent merger and the other transactions contemplated by the merger agreement, including the issuance of shares of Parkway common stock and Parkway limited voting stock to TPGI stockholders in the parent merger, FOR the proposal to approve the amendment to the Parkway charter to increase the total number of authorized shares of capital stock of Parkway and FOR the proposal to approve one or more adjournments of the Parkway special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the proposal to approve and adopt the merger agreement and the parent merger.

For a more complete description of the recommendation of the Parkway Board, see “The Mergers—Recommendation of the Parkway Board and Its Reasons for the Parent Merger” beginning on page 66.

Q:	How does the TPGI Board recommend that TPGI stockholders vote on the proposals?

A:	The TPGI Board has unanimously determined that the parent merger and the other transactions contemplated by the merger agreement are advisable and in the best interests of TPGI and its stockholders, and approved and adopted the merger agreement. The TPGI Board unanimously recommends that TPGI stockholders vote FOR the proposal to approve and adopt the merger agreement, the parent merger and the other transactions contemplated by the merger agreement, FOR the advisory (non-binding) proposal to approve specified compensation that may become payable to the named executive officers of TPGI in connection with the parent merger, and FOR the proposal to approve one or more adjournments of the TPGI special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the proposal to approve and adopt the merger agreement and the parent merger.

For a more complete description of the recommendation of the TPGI Board, see “The Mergers—Recommendation of the TPGI Board and Its Reasons for the Parent Merger” beginning on page 69.

Q:	Have any stockholders already agreed to approve the mergers?

A:	Yes. Pursuant to a voting agreement, TPG VI Pantera Holdings, L.P., a stockholder of Parkway who as of September 4, 2013 owned approximately 34.5% of the outstanding shares of Parkway common stock, has agreed to vote in favor of the parent merger and the other transactions contemplated by the merger agreement, subject to the terms and conditions of the voting agreement, as described under “Voting Agreements” beginning on page 148.

Pursuant to a separate voting agreement, each of James A. Thomas, the current Chairman, President and Chief Executive Officer of TPGI, and certain entities the vote for which is controlled by Mr. Thomas, which we refer to collectively as the Thomas Parties, who together as of September 4, 2013, owned or had the power to vote shares of TPGI common stock and TPGI limited voting stock representing approximately 42.1% of the aggregate voting power of TPGI, has agreed to vote 80% of such shares in favor of the parent merger and the other transactions contemplated by the merger agreement and the remaining 20% of such shares in direct proportion to the votes cast by the other holders of TPGI common stock on the above matters. For a more detailed description of the voting agreements, see “Voting Agreements” beginning on page 148.

Q:	Are there any conditions to closing of the mergers that must be satisfied for the mergers to be completed?

A:	Yes. In addition to the approvals of the stockholders of each of Parkway and TPGI of the parent merger and the other transactions contemplated by the merger agreement, there are a number of conditions that must be satisfied or waived for the mergers to be consummated. For a description of all of the conditions to the mergers, see “The Merger Agreement—Conditions to Completion of the Mergers” beginning on page 142.

Q:	Are there risks associated with the parent merger that I should consider in deciding how to vote?

A:	Yes. There are a number of risks related to the parent merger that are discussed in this joint proxy statement/ prospectus described in the section entitled “Risk Factors” beginning on page 30.

Q:	If my shares of Parkway common stock or my TPGI common stock are held in “street name” by my broker, bank or other nominee, will my broker, bank or other nominee vote my shares of Parkway common stock or my TPGI common stock for me?

A:	No. Unless you instruct your broker, bank or other nominee how to vote your shares of Parkway common stock and/or your shares of TPGI common stock, as applicable, held in street name, your shares will NOT be voted. This is referred to as a “broker non-vote.” If you hold your shares of Parkway common stock and/or your shares of TPGI common stock in a stock brokerage account or if your shares are held by a bank or other nominee (that is, in street name), you must provide your broker, bank or other nominee with instructions on how to vote your shares.

Q:	What happens if I do not vote for a proposal?

A:	Parkway. If you are a Parkway stockholder and fail to vote, fail to instruct your broker, bank or nominee to vote, or abstain from voting:

•	with respect to the proposal to approve the merger agreement, the parent merger and the other transactions contemplated by the merger agreement, including the issuance of shares of Parkway common stock and Parkway limited voting stock to TPGI stockholders in the parent merger, it will have the same effect as a vote “AGAINST” this proposal;

•	with respect to the proposal to approve the amendment to the Parkway charter to increase the total number of shares of authorized capital stock of Parkway, it will have the same effect as a vote “AGAINST” the proposal; and

•	with respect to the adjournment proposal, if you are present in person or by proxy at the stockholders’ meeting, it will have the same effect as a vote “AGAINST” the proposal, and if you are not present in person or by proxy at the stockholders’ meeting, it will not have an effect on the proposal.

TPGI. If you are a TPGI stockholder and fail to vote, fail to instruct your broker, bank or nominee to vote, or abstain from voting:

•	with respect to the proposal to approve and adopt the merger agreement, the parent merger and the other transactions contemplated by the merger agreement, it will have the same effect as a vote “AGAINST” this proposal;

•	with respect to the compensation proposal, assuming a quorum is present, if you are present in person or by proxy at the stockholders’ meeting, it will have the same effect as a vote “AGAINST” the proposal, and if you are not present in person or by proxy at the stockholders’ meeting, it will not have an effect on the proposal.

•	with respect to the adjournment proposal, if you are present in person or by proxy at the stockholders’ meeting, it will have the same effect as a vote “AGAINST” the proposal, and if you are not present in person or by proxy at the stockholders’ meeting, it will not have an effect on the proposal.

Q:	Will my rights as a stockholder change as a result of the parent merger?

A:	The rights of the Parkway stockholders will be substantially unchanged as a result of the parent merger. TPGI stockholders will have different rights following the effective time of the parent merger due to the differences between the governing documents of Parkway and TPGI, the fact that Parkway is a Maryland corporation and TPGI is a Delaware corporation, and the ownership limits applicable to Parkway’s stockholders in order to maintain Parkway’s status as a REIT. At the effective time of the parent merger, the charter and bylaws of Parkway will thereafter be the charter and bylaws of the Combined Corporation. For more information regarding the differences in stockholder rights, see “Comparison of Rights of Stockholders of Parkway and Stockholders of TPGI” beginning on page 165.

Q:	When are the mergers expected to be completed?

A:	Parkway and TPGI expect to complete the mergers as soon as reasonably practicable following satisfaction of all of the required conditions. If the stockholders of both Parkway and TPGI approve the mergers, and if the other conditions to closing the mergers are satisfied or waived, it is expected that the mergers will be completed in the fourth quarter of 2013. However, there is no assurance that the conditions to the mergers will be satisfied or that the mergers will close.

Q:	Are there any other transactions that were entered into between Parkway and TPGI in connection with the mergers?

A:	Yes. Concurrently with the execution of the merger agreement, TPG LP and Parkway LP entered into a loan agreement, pursuant to which Parkway LP agreed to loan up to $80 million to TPG LP, which we refer to as the bridge loan, to fund a portion of the amount TPG LP was required to contribute to the TPG/CalSTRS joint venture in connection with its liquidation. The bridge loan was fully funded (net of a 1.5% commitment fee) by an affiliate of Parkway LP to TPG LP on September 27, 2013. The bridge loan does not require the approval or ratification of TPGI or Parkway stockholders. For a more detailed description of the bridge loan, see “Loan Agreement” beginning on page 152.

Q:	Do I need to do anything with my share certificates now?

A:	No. You should not submit your share certificates at this time. After the parent merger is completed, if you held TPGI common stock, the exchange agent for the Combined Corporation will send you a letter of transmittal and instructions for exchanging your shares of TPGI common stock for shares of Parkway common stock pursuant to the terms of the merger agreement. Upon surrender of a certificate or book-entry share for cancellation along with the executed letter of transmittal and other required documents described in the instructions, a TPGI stockholder will receive shares of common stock of the Combined Corporation pursuant to the terms of the merger agreement.

If you are a Parkway stockholder, you are not required to take any action with respect to your Parkway shares. Such shares will represent shares of the Combined Corporation after the parent merger.

Q:	What are the anticipated U.S. federal income tax consequences to me of the proposed parent merger?

A:

The parent merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the Code. The closing of the parent merger is conditioned on the receipt by each of Parkway and TPGI of an opinion from its respective counsel to the effect that the parent merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. Assuming that the parent merger qualifies as a reorganization, U.S. holders of shares of TPGI common stock generally will not recognize gain or loss for U.S. federal income tax purposes upon the receipt of Parkway stock in exchange for shares of TPGI common stock in connection with the parent merger, except with respect to cash received in lieu of fractional shares of Parkway common stock. Holders of shares of TPGI common stock should read the discussion under the heading “The Mergers—U.S. Federal Income Tax Considerations—Material U.S. Federal Income Tax Consequences of the Parent Merger” beginning on page 97 and consult their tax advisors to determine the tax consequences to them (including the application and effect of any state, local or non-U.S. income and other tax laws) of the parent merger in their particular circumstances.

Q:	Are Parkway and TPGI stockholders entitled to appraisal rights?

A:	No. Holders of Parkway common stock will not be entitled to appraisal rights or dissenters’ rights in the parent merger under Section 3-202 of the Maryland General Corporation Law, which we refer to as the MGCL, because, among other things, Parkway common stock is listed on a national securities exchange. Holders of TPGI common stock will not be entitled to appraisal rights or dissenters’ rights in the parent merger under Section 262 of the Delaware General Corporation Law, which we refer to as the DGCL, because TPGI common stock is listed on a national securities exchange and holders of TPGI common stock will receive only shares of common stock of Parkway, the surviving corporation, and cash in lieu of fractional shares in the merger. See “The Merger Agreement—Dissenters’ Rights in the Parent Merger” beginning on page 129 for more information on the applicable provisions of the MGCL and DGCL, as applicable.

Q:	What do I need to do now?

A:	After you have carefully read this joint proxy statement/prospectus, please respond by completing, signing and dating your proxy card or voting instruction card and returning it in the enclosed preaddressed postage-paid envelope or, if available, by submitting your proxy by one of the other methods specified in your proxy card or voting instruction card as promptly as possible so that your shares of Parkway common stock and/or your shares of TPGI common stock and/or TPGI limited voting stock will be represented and voted at the Parkway special meeting or the TPGI special meeting, as applicable.

Please refer to your proxy card or voting instruction card forwarded by your broker, bank or other nominee to see which voting options are available to you.

The method by which you submit a proxy will in no way limit your right to vote at the Parkway special meeting or the TPGI special meeting, as applicable, if you later decide to attend the meeting in person. However, if your shares of Parkway common stock or your shares of TPGI common stock are held in the name of a broker, bank or other nominee, you must obtain a legal proxy, executed in your favor, from your broker, bank or other nominee, to be able to vote in person at the Parkway special meeting or the TPGI special meeting, as applicable.

Q:	How will my proxy be voted?

A:	All shares of Parkway common stock entitled to vote and represented by properly completed proxies received prior to the Parkway special meeting, and not revoked, will be voted at the Parkway special meeting as instructed on the proxies. If you properly sign, date and return a proxy card, but do not indicate how your shares of Parkway common stock should be voted on a matter, the shares of Parkway common stock represented by your proxy will be voted as the Parkway Board recommends and therefore FOR the proposal to approve the merger agreement, the parent merger and the other transactions contemplated by the merger agreement, including the issuance of shares of Parkway common stock and Parkway limited voting stock to TPGI stockholders in the parent merger, FOR the proposal to approve the amendment to the Parkway charter to increase the total number of shares of authorized capital stock of Parkway, and FOR the proposal to adjourn the Parkway special meeting, if necessary or appropriate in the view of the Parkway Board, to solicit additional proxies in favor of the proposals if there are not sufficient votes at the time of such adjournment to approve such proposals. If you do not provide voting instructions to your broker, bank or other nominee, your shares of Parkway common stock will NOT be voted at the Parkway special meeting and will be considered broker non-votes.

All shares of TPGI common stock entitled to vote and represented by properly completed proxies received prior to the TPGI special meeting, and not revoked, will be voted at the TPGI special meeting as instructed on the proxies. If you properly sign, date and return a proxy card, but do not indicate how your shares of TPGI common stock should be voted on a matter, the shares of TPGI common stock represented by your proxy will be voted as the TPGI Board recommends and therefore FOR the proposal to approve and adopt the merger agreement, the parent merger and the other transactions contemplated by the merger agreement, FOR the advisory (non-binding) proposal to approve specified compensation that may become payable to the named executive officers of TPGI in connection with the parent merger, and FOR the proposal to approve one or more adjournments of the TPGI special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of approval and adoption of the merger agreement, the parent merger and the other transactions contemplated by the merger agreement. If you do not provide voting instructions to your broker, bank or other nominee, your shares of TPGI common stock will NOT be voted at the TPGI special meeting and will be considered broker non-votes.

Q:	Can I revoke my proxy or change my vote after I have delivered my proxy?

A:	Yes. You may revoke your proxy or change your vote at any time before your proxy is voted at the Parkway special meeting or the TPGI special meeting, as applicable. If you are a holder of record, you can do this in any of the three following ways:

•	by sending a written notice to the corporate Secretary of Parkway or the corporate Secretary of TPGI, as applicable, in time to be received before the Parkway special meeting or the TPGI special meeting, as applicable, stating that you would like to revoke your proxy;

•	by completing, signing and dating another proxy card and returning it by mail in time to be received before the Parkway special meeting or the TPGI special meeting, as applicable, or by submitting a later dated proxy by the Internet or telephone in which case your later-submitted proxy will be recorded and your earlier proxy revoked; or

•	by attending the Parkway special meeting or the TPGI special meeting, as applicable, and voting in person; simply attending the Parkway special meeting or the TPGI special meeting, as applicable, without voting will not revoke your proxy or change your vote.

If your shares of Parkway common stock or your shares of TPGI common stock are held in an account at a broker, bank or other nominee and you desire to change your vote or vote in person, you should contact your broker, bank or other nominee for instructions on how to do so.

Q:	What does it mean if I receive more than one set of voting materials for the Parkway special meeting or the TPGI special meeting?

A:	You may receive more than one set of voting materials for the Parkway special meeting and/or the TPGI special meeting, as applicable, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares of Parkway common stock or your TPGI common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares of Parkway common stock or TPGI common stock. If you are a holder of record and your shares of Parkway common stock or TPGI common stock are registered in more than one name, you may receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive or, if available, please submit your proxy by telephone or over the Internet.

Q:	What happens if I am a stockholder of both Parkway and TPGI?

A:	You will receive separate proxy cards for each company and must complete, sign and date each proxy card and return each proxy card in the appropriate preaddressed postage-paid envelope or, if available, by submitting a proxy by one of the other methods specified in your proxy card or voting instruction card for each company.

Q:	Do I need identification to attend the Parkway or TPGI special meeting in person?

A:	Yes. Please bring proper identification, together with proof that you are a record owner of shares of Parkway common stock or TPGI common stock, as applicable. If your shares are held in street name, please bring acceptable proof of ownership, such as a letter from your broker or an account statement showing that you beneficially owned shares of Parkway common stock or TPGI common stock, as applicable, on the applicable record date.

Q:	Will a proxy solicitor be used?

A:	No. Neither Parkway nor TPGI expects to engage a proxy solicitor to assist in the solicitation of proxies for the Parkway special meeting or the TPGI special meeting. Rather, proxy solicitation materials will be mailed directly by Parkway and TPGI. Parkway’s and TPGI’s respective directors, officers and employees may also solicit proxies in person, by telephone or by any other electronic means of communication deemed appropriate. No additional compensation will be paid to Parkway’s or TPGI’s directors, officers or employees for such services.

Q:	Who can answer my questions?

A:	If you have any questions about the parent merger or the other matters to be voted on at the special meetings or how to submit your proxy or need additional copies of this joint proxy statement/prospectus, the enclosed proxy card or voting instructions, you should contact:

If you are a Parkway stockholder:	If you are a TPGI stockholder:

Parkway Properties, Inc. Attention: Ted McHugh, Director of Investor Relations 390 North Orange Avenue, Suite 2400 Orlando, Florida 32801 (407) 650-0593	Thomas Properties Group, Inc. Attention: Diana Laing, Chief Financial Officer 515 South Flower Street, 6th Floor Los Angeles, California 90071 (213) 613-1900

SUMMARY

The following summary highlights some of the information contained in this joint proxy statement/ prospectus. This summary may not contain all of the information that is important to you. For a more complete description of the merger agreement, the mergers and the other transactions contemplated by the merger agreement, Parkway and TPGI encourage you to read carefully this entire joint proxy statement/prospectus, including the attached Annexes and the other documents to which we have referred you, because this section does not provide all the information that might be important to you with respect to the mergers and the other matters being considered at the applicable special meeting. See also the section entitled “Where You Can Find More Information” beginning on page 180. We have included page references to direct you to a more complete description of the topics presented in this summary.

The Companies

Parkway Properties, Inc. (See page 44)

Parkway is a Maryland corporation that has elected to be taxed as a REIT under the Code. Parkway specializes in the ownership of quality office properties in higher growth submarkets in the Sunbelt region of the United States. Parkway owned or had an interest in 46 office properties located in eight states with an aggregate of approximately 13.3 million square feet of leasable space at June 30, 2013. Parkway offers fee-based real estate services through its wholly owned subsidiaries, which in total managed and/or leased approximately 11.8 million square feet for third-party property owners at July 1, 2013. Unless otherwise indicated, all references to square feet represent net rentable area.

Parkway’s most significant asset is its ownership interest in Parkway LP, which, together with its subsidiaries, conducts substantially all of Parkway’s business, holds substantially all of Parkway’s consolidated assets and generates substantially all of Parkway’s revenues. Through a wholly owned subsidiary of Parkway, Parkway is the sole general partner of Parkway LP and, as of June 30, 2013, owned 68,619,976 common limited partnership units, or approximately 99.7% of the outstanding partnership interests of Parkway LP.

Parkway common stock is listed on the NYSE, trading under the symbol “PKY.”

Parkway was incorporated in the state of Maryland in 1996, and Parkway LP was formed in the state of Delaware in 1997. Parkway’s principal executive offices are located at 390 North Orange Avenue, Suite 2400, Orlando, Florida 32801, and its telephone number is (407) 650-0593.

Merger Sub, an indirect wholly owned subsidiary of Parkway LP, is a Delaware limited partnership formed on August 20, 2013, for the purpose of effecting the partnership merger. In the partnership merger, Merger Sub will be merged with and into TPG LP with TPG LP surviving as an indirect wholly owned subsidiary of Parkway LP. Merger Sub has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement.

Thomas Properties Group, Inc. (See page 44)

TPGI is a full-service real estate company that owns, acquires, develops and manages primarily office, as well as mixed-use and residential properties on a nationwide basis. As of June 30, 2013, TPGI owned interests in and asset managed 14 operating properties with 9.8 million rentable square feet and provided leasing, asset and/or property management services on behalf of third parties for an additional three operating properties with 1.9 million rentable square feet. TPGI also has direct and indirect ownership interests in land with various allowable uses, including office development, totaling approximately 1.0 million square feet. TPGI’s operations are carried on through TPG LP, of which TPGI is the sole general partner and owns approximately 79.8% of the partnership interests, as of June 30, 2013.

TPGI’s common stock is listed on the NYSE, trading under the symbol “TPGI.”

TPGI was incorporated in the State of Delaware in 2004, and TPG LP was formed in the state of Maryland in 2004. TPGI’s principal executive offices are located at 515 South Flower Street, Sixth Floor, Los Angeles, California 90071, and its phone number is (213) 613-1900.

The Combined Corporation (See page 45)

The Combined Corporation will be named “Parkway Properties, Inc.” and will be a Maryland corporation that elects to be taxed as a REIT under the Code. The Combined Corporation will be a Sunbelt-focused, publicly traded REIT specializing in the ownership of quality office properties. The Combined Corporation is expected to have a pro forma equity market capitalization of approximately $1.6 billion, and a total market capitalization of approximately $2.9 billion. The Combined Corporation’s asset base will consist primarily of approximately 50 office properties immediately after the mergers, assuming the planned disposition of three of the properties acquired from TPGI following the mergers. The Combined Corporation will maintain strategic diversity across large markets within the Sunbelt region of the United States.

Substantially all of the business of the Combined Corporation will be operated through Parkway LP and its subsidiaries, which will include TPG LP and its subsidiaries. On a pro forma basis giving effect to the mergers, the Combined Corporation will own an approximately 95.1% partnership interest in Parkway LP and the Combined Corporation will have the full, exclusive and complete responsibility for and discretion in the day-to-day management and control of Parkway LP.

The common stock of the Combined Corporation will be listed on the NYSE, trading under the symbol “PKY.”

The Combined Corporation’s principal executive offices will be located at 390 North Orange Avenue, Suite 2400, Orlando, Florida 32801, and its telephone number will be (407) 650-0593.

The Mergers

The Merger Agreement (See page 126)

Parkway, Parkway LP, Merger Sub, TPGI and TPG LP have entered into the merger agreement attached as Annex A to this joint proxy statement/prospectus, which is incorporated herein by reference. Parkway and TPGI encourage you to carefully read the merger agreement in its entirety because it is the principal document governing the mergers and the other transactions contemplated by the merger agreement.

The Mergers (See page 59)

Subject to the terms and conditions of the merger agreement, at the effective time of the parent merger, TPGI will merge with and into Parkway with Parkway surviving the parent merger as the Combined Corporation. The shares of common stock of the Combined Corporation are expected to be listed and traded on the NYSE under the symbol “PKY.” The merger agreement also provides for the partnership merger in which, prior to the parent merger, Merger Sub, a subsidiary of Parkway LP, will merge with and into TPG LP with TPG LP continuing as the surviving entity as an indirect wholly owned subsidiary of Parkway LP.

Upon completion of the parent merger, we estimate that continuing Parkway equity holders will own approximately 78.7% of the issued and outstanding shares of Combined Corporation common stock, representing 74.8% of the total voting power of the Combined Corporation, and former TPGI equity holders will own approximately 21.3% of the issued and outstanding shares of the Combined Corporation common stock and all the outstanding shares of Parkway limited voting stock (collectively representing 25.2% of the total voting power of the Combined Corporation).

Merger Consideration (See page 127)

In the parent merger, each outstanding share of TPGI common stock (other than shares held by any wholly owned subsidiary of TPGI or by Parkway or any of its subsidiaries, which will be cancelled automatically) will be converted into the right to receive 0.3822 shares of Parkway common stock and each outstanding share of TPGI limited voting stock will be converted into the right to receive 0.3822 shares of Parkway limited voting stock. The exchange ratio is fixed and will not be adjusted for changes in the market value of Parkway common stock or TPGI common stock. Because of this, the implied value of the consideration to be received by TPGI stockholders in the parent merger will fluctuate between now and the completion of the mergers. Based on Parkway’s closing price of $16.37 per share on September 4, 2013, the last trading day before the announcement of the proposed mergers, the exchange ratio represented approximately $6.26 in Parkway common stock for each share of TPGI common stock. Based on Parkway’s closing price of $18.06 per share on November 1, 2013, the latest practicable trading day before the date of this joint proxy statement/prospectus, the exchange ratio represented approximately $6.90 in Parkway common stock for each share of TPGI common stock.

You are urged to obtain current market prices of shares of Parkway common stock and TPGI common stock. You are cautioned that the trading price of the common stock of the Combined Corporation after the mergers may be affected by factors different from those currently affecting the trading prices of Parkway common stock and TPGI common stock, and therefore the historical trading prices of Parkway and TPGI may not be indicative of the trading price of the Combined Corporation. See the risks related to the mergers and the related transactions described under the section “Risk Factors—Risk Factors Relating to the Mergers” beginning on page 30.

Voting Agreements (See page 148)

Concurrently with the execution of the merger agreement, TPG VI Pantera Holdings, L.P., a significant stockholder of Parkway, which we refer to as TPG Pantera, entered into a voting agreement, which we refer to as the TPG Pantera Voting Agreement, with TPGI and TPG LP. As of September 4, 2013, TPG Pantera owned approximately 34.5% of the outstanding shares of Parkway common stock. In addition, concurrently with the execution of the merger agreement, James A. Thomas and certain other stockholders of TPGI the vote for which is controlled by Mr. Thomas, which we refer to collectively as the Thomas Parties, entered into a voting agreement, which we refer to as the Thomas Parties Voting Agreement, with Parkway and Parkway LP. As of September 4, 2013, Mr. Thomas and the other Thomas Parties collectively owned or had the power to vote shares of TPGI common stock and TPGI limited voting stock representing approximately 42.1% of the aggregate voting power of TPGI (consisting of approximately 9.2% of the outstanding shares of TPGI common stock and all of the outstanding shares of TPGI limited voting stock, which shares are owned by the Thomas Parties, and in addition, approximately 18.5% of the outstanding shares of TPGI common stock over which Mr. Thomas has voting power). Together, we refer to the TPG Pantera Voting Agreement and the Thomas Parties Voting Agreement as the Voting Agreements.

Pursuant to and subject to the terms and conditions contained in the TPG Pantera Voting Agreement, TPG Pantera has agreed to vote all of its shares of Parkway common stock in favor of the parent merger, in favor of the amendment to the Parkway charter increasing Parkway’s authorized shares of capital stock, against any action or agreement that could reasonably be expected to result in any closing condition contained in the merger agreement not being fulfilled, and against any action that could reasonably be expected to materially delay, materially postpone or materially adversely affect consummation of the transactions contemplated by the merger agreement.

Pursuant to and subject to the terms and conditions contained in the Thomas Parties Voting Agreement, each of the Thomas Parties has agreed to vote 80% of the shares of TPGI common stock and TPGI limited voting stock, and the shares over which any of them has voting power, in favor of the parent merger, against any acquisition proposal for TPGI (as described in more detail in “The Merger Agreement—Covenants and Agreements—No Solicitation of Transactions”), against any action or agreement that could reasonably be expected to result in any closing condition contained in the merger agreement not being fulfilled, and against any action that could reasonably be expected to materially delay, materially postpone or materially adversely affect consummation of the transactions contemplated by the merger agreement. Additionally, each of the Thomas Parties has agreed to vote the remaining 20% of their shares of TPGI common stock and TPGI limited voting stock, and the shares over which any of them has voting power, in direct proportion to the votes cast by the other holders of TPGI common stock on the above matters.

Each of the stockholder parties to the Voting Agreements has also agreed to comply with certain restrictions on the transfer of shares subject to the Voting Agreement.

The foregoing summary of the Voting Agreements is subject to, and qualified in its entirety by reference to, the full text of each of the Voting Agreements. Copies of the TPG Pantera Voting Agreement and the Thomas Parties Voting Agreement are attached as Annex B and Annex C, respectively, to this joint proxy statement/prospectus and are incorporated herein by reference. For more information see “Voting Agreements” beginning on page 148.

Thomas Letter Agreement (see page 151)

Concurrently with the execution of the merger agreement on September 4, 2013, Parkway and Parkway LP entered into a letter agreement, which we refer to as the Thomas Letter Agreement, with James A. Thomas, the current Chairman of the board of directors, President and Chief Executive Officer of TPGI, as well as certain other entities the vote for which is controlled by Mr. Thomas. The Thomas Letter Agreement provides, among other things, that (i) Mr. Thomas’s employment with TPGI and TPG LP will be deemed terminated upon a change of control, which will qualify Mr. Thomas for certain benefits and payments under his employment agreement, (ii) Parkway will take all necessary action to cause Mr. Thomas to be appointed as Chairman of the Parkway Board as of the parent merger effective time, (iii) so long as the Thomas Parties maintain minimum ownership percentages in Parkway, at the 2014 annual stockholder meeting, Parkway will recommend Mr. Thomas for re-election to the Parkway Board and, if elected, will re-appoint Mr. Thomas as Chairman, (iv) Mr. Thomas will retain all rights with respect to the “Thomas Properties,” “Thomas” and “TPG” names and related trademarks, (v) so long as the Thomas Parties maintain minimum ownership percentages in Parkway LP, Parkway will use reasonable best efforts to cause any acquirer in a going-private transaction to offer certain preferred ownership interests to Mr. Thomas and certain of his affiliates in the transaction, (vi) Parkway must issue shares of Parkway common stock to Mr. Thomas or his affiliates who receive limited partnership units of Parkway LP in the partnership merger upon exercise of their redemption rights, and (vii) the existing tax protection arrangements in favor of the Thomas Parties will be modified to facilitate the sale of the two Commerce Square properties to Brandywine following the mergers.

The foregoing summary of the Thomas Letter Agreement is subject to, and qualified in its entirety by reference to, the full text of the Thomas Letter Agreement. A copy of the Thomas Letter Agreement is attached as Annex D to this joint proxy statement/prospectus and is incorporated herein by reference. For more information see “Thomas Letter Agreement” beginning on page 151.

Loan Agreement (see page 152)

In connection with the execution of the merger agreement, on September 4, 2013 TPG LP and Parkway LP entered into a Loan Agreement, pursuant to which Parkway LP agreed to loan up to $80 million to TPG LP, which we refer to as the bridge loan, to fund a portion of the amount TPG LP was required to contribute to the TPG/CalSTRS joint venture in connection with its liquidation. The bridge loan was funded in full on September 27, 2013. For more information see “Loan Agreement” beginning on page 152.

Amendment to the TPG Pantera Stockholders Agreement (see page 153)

As previously disclosed, in connection with entering into the merger agreement, on September 4, 2013, Parkway, TPG Pantera and TPG VI Management, LLC, an affiliate of TPG Pantera, entered into an amendment to the stockholders agreement that was previously entered into by the parties in May 2012. The amendment modified TPG Pantera’s right to nominate a specified number of directors to the Parkway Board and committees of the Parkway Board and modified TPG Pantera’s right to consent to certain actions proposed to be taken by Parkway. For more information see “Amendment to the TPG Pantera Stockholders Agreement” beginning on page 153.

Recommendation of the Parkway Board (See page 66)

After careful consideration, the Parkway Board has unanimously determined and declared that the merger agreement, the parent merger and the other transactions contemplated by the merger agreement, including the issuance of shares of Parkway common stock and Parkway limited voting stock to TPGI stockholders in the parent merger, are advisable and in the best interests of Parkway and its stockholders and has unanimously adopted and approved the merger agreement, the parent merger and the other transactions contemplated by the merger agreement. Furthermore, the Parkway Board has unanimously adopted resolutions declaring it advisable and in the best interests of Parkway and its stockholders to amend the Parkway charter to increase the total number of authorized shares of capital stock of Parkway from 150,000,000 to 250,000,000 in order to provide Parkway with additional capital stock following the mergers. The Parkway Board unanimously recommends that Parkway stockholders vote FOR the Parkway merger proposal, FOR the authorized stock increase proposal, and FOR the adjournment proposal.

Recommendation of the TPGI Board (See page 69)

After careful consideration, the TPGI Board unanimously declared that the merger agreement, the mergers and the other transactions contemplated by the merger agreement are advisable and fair to, and in the best interests of, TPGI and its stockholders and unanimously approved the merger agreement. The TPGI Board unanimously recommends to TPGI’s stockholders that they vote “FOR” the adoption of the merger agreement and approval of the parent merger and the other transactions contemplated by the merger agreement, “FOR” the advisory (non-binding) proposal to approve specified compensation that may become payable to the named executive officers of TPGI in connection with the merger, and “FOR” the adjournment proposal.

Risk Factors Related to the Mergers (See page 30)

You should consider carefully all of the risk factors together with all of the other information included in this joint proxy statement/prospectus before deciding how to vote. The risks related to the mergers and the related transactions are described under the section “Risk Factors—Risk Factors Relating to the Mergers” beginning on page 30.

The Parkway Special Meeting (See page 46)

The Parkway special meeting will be held at Parkway’s corporate headquarters, 390 North Orange Avenue, Suite 2400, Orlando, Florida 32801, on December 17, 2013, at 9:00 a.m., Eastern Time.

At the Parkway special meeting, Parkway stockholders will be asked to consider and vote upon the following matters:

•	a proposal to approve the merger agreement, the merger of TPGI with and into Parkway, with Parkway continuing as the surviving corporation, and the other transactions contemplated by the merger agreement, including the issuance of Parkway common stock and limited voting stock to TPGI stockholders in connection with the parent merger, which we refer to collectively as the Parkway merger proposal;

•	a proposal to approve an amendment to the Parkway charter to increase the total number of authorized shares of capital stock of Parkway from 150,000,000 to 250,000,000, which we refer to as the authorized stock increase proposal; and

•	a proposal to approve one or more adjournments of the Parkway special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of approval and adoption of the merger agreement and the parent merger, which we refer to as the adjournment proposal.

Approval of the Parkway merger proposal and the authorized stock increase proposal require the affirmative vote of holders of a majority of the outstanding shares of Parkway common stock.

Approval of the adjournment proposal requires that the votes cast “FOR” the proposal exceed the votes cast “AGAINST” the proposal.

As of November 1, 2013, directors and executive officers of Parkway and their affiliates were entitled to vote 1,539,945 shares of Parkway common stock, or approximately 2.2% of the shares of Parkway common stock issued and outstanding on that date. Parkway currently expects that the Parkway directors and executive officers will vote their shares of Parkway common stock in favor of the Parkway merger proposal, the authorized stock increase proposal, and, if necessary or appropriate, the adjournment proposal to be considered at the Parkway special meeting, although none of them is obligated to do so. In addition, TPG Pantera, an affiliate of certain of the Parkway directors, which holds approximately 34.4% of the outstanding shares of Parkway common stock as of November 1, 2013, has agreed to vote its shares in favor of the Parkway merger proposal, the authorized stock increase proposal, and the adjournment proposal as described above in “Voting Agreements.”

Your vote as a Parkway stockholder is very important. Accordingly, please sign and return the enclosed proxy card whether or not you plan to attend the Parkway special meeting in person.

The TPGI Special Meeting (See page 53)

The TPGI special meeting will be held at TPGI’s corporate headquarters, at 515 South Flower Street, 6th Floor, Los Angeles, California 90071, on December 17, 2013, at 10:00 a.m., Pacific Time.

At the TPGI special meeting, TPGI stockholders will be asked to consider and vote upon the following matters:

•	a proposal to adopt the merger agreement and approve the parent merger, and the other transactions contemplated by the merger agreement;

•	an advisory (non-binding) proposal to approve specified compensation that may become payable to the named executive officers of TPGI in connection with the parent merger; and

•	a proposal to approve one or more adjournments of the special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the merger proposal.

TPGI stockholders of record at the close of business on November 11, 2013 are entitled to receive this notice and vote at the TPGI special meeting and any adjournments thereof.

Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of TPGI common stock and TPGI limited voting stock, voting together as a single class. The parent merger cannot be completed without the approval by TPGI stockholders of this proposal.

As of November 1, 2013, directors and executive officers of TPGI and their affiliates were entitled to vote 14,986,614 shares of TPGI common stock, or approximately 31.91% of the shares of TPGI common stock issued and outstanding on that date and 11,646,949 shares of TPGI limited voting stock representing 100% of the shares of TPGI limited voting stock issued and outstanding on such date. TPGI currently expects that the TPGI directors and executive officers will vote their shares of TPGI common stock in favor of the TPGI merger proposal, the compensation proposal, and, if necessary or appropriate, the adjournment proposal to be considered at the TPGI special meeting, although none of them is obligated to do so, except for James A. Thomas (and the other Thomas Parties), as described above in “Voting Agreements.”

Your vote as a TPGI stockholder is very important. Accordingly, please sign and return the enclosed proxy card whether or not you plan to attend the TPGI special meeting in person.

Opinions of Financial Advisors

Opinion of Parkway’s Financial Advisor (See page 72)

In connection with the parent merger, Parkway’s financial advisor, Merrill Lynch, Pierce, Fenner & Smith Incorporated, which we refer to as BofA Merrill Lynch, delivered a written opinion, dated September 4, 2013, to the Parkway Board as to the fairness, from a financial point of view and as of the date of the opinion, to Parkway of the parent merger exchange ratio of 0.3822x. The full text of BofA Merrill Lynch’s written opinion is attached to this joint proxy statement/prospectus as Annex E and is incorporated herein by reference. The opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken by BofA Merrill Lynch in rendering its opinion.

BofA Merrill Lynch delivered its opinion to the Parkway Board for the benefit and use of the Parkway Board (in its capacity as such) in connection with and for purposes of its evaluation of the parent merger exchange ratio from a financial point of view to Parkway. BofA Merrill Lynch’s opinion did not address any other aspect of the mergers and no opinion or view was expressed as to the relative merits of the mergers in comparison to other strategies or transactions that might be available to Parkway or in which Parkway might engage or as to the underlying business decision of Parkway to proceed with or effect the mergers. The opinion should not be construed as creating any fiduciary duty on BofA Merrill Lynch’s part to any party and BofA Merrill Lynch expressed no opinion or recommendation as to how any stockholder should vote or act in connection with the mergers or any related matter.

See “The Mergers—Opinion of Parkway’s Financial Advisor” beginning on page 72.

Opinion of TPGI’s Financial Advisor (See page 80)

In connection with the mergers, at the meeting of the TPGI Board on September 4, 2013, TPGI’s financial advisor, Morgan Stanley & Co. LLC, which we refer to as Morgan Stanley, rendered to the TPGI Board its oral opinion, subsequently confirmed in writing, that as of that date, and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in the written opinion, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to the holders of shares of TPGI common stock.

The full text of the written opinion of Morgan Stanley, dated as of September 4, 2013, is attached to this joint proxy statement/prospectus as Annex F and is incorporated herein by reference. The summary of the opinion of Morgan Stanley in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion and you should read the opinion in its entirety for a discussion of the assumptions made, procedures followed, matters considered and qualifications and limitations upon the review undertaken by Morgan Stanley in rendering the opinion. Morgan Stanley’s opinion is directed to the TPGI Board and addresses only the fairness of the exchange ratio from a financial point of view to the holders of shares of TPGI common stock as of the date of the opinion and does not address any other aspect of the mergers. Morgan Stanley’s opinion does not constitute a recommendation to any holder of TPGI common stock or holder of Parkway common stock as to how to vote at the stockholders’ meetings to be held in connection with the mergers or whether to take any other action with respect to the mergers.

See “The Mergers—Opinion of TPGI’s Financial Advisor” beginning on page 80.

Treatment of TPGI Stock Options, Restricted Stock and Phantom Shares (See page 128)

At the effective time of the parent merger (1) Parkway will assume each outstanding TPGI stock option, which then will become a Parkway stock option having the same terms and conditions that were applicable to the TPGI stock option immediately prior to the parent merger, except for the number of shares underlying such options and the exercise prices of such options, which will be adjusted as described in the following paragraph; (2) each outstanding share of TPGI restricted stock will be converted into a number of shares of Parkway common stock equal to the exchange ratio and will be subject to the same terms and conditions (including vesting and forfeiture) that were applicable to it immediately prior to the parent merger; and (3) each outstanding share of TPGI phantom stock will be converted into a number of fully vested shares of Parkway common stock equal to the exchange ratio (with associated dividend equivalents converted into cash or Parkway common stock, at Parkway’s election).

From and after the effective time of the parent merger, the holder of each TPGI stock option will be entitled to receive, upon exercise, a number of shares of Parkway common stock equal to the number of TPGI shares underlying such option immediately prior to the parent merger multiplied by the exchange ratio, and the exercise price immediately prior to the parent merger will be the exercise price divided by the exchange ratio.

See “The Merger Agreement—Treatment of TPGI Stock Options, Restricted Stock and Phantom Shares” beginning on page 128.

Directors and Management of Parkway After the Mergers (See page 92)

Following the consummation of the mergers, all nine of the current members of the Parkway Board, namely James R. Heistand, Charles T. Cannada, Laurie L. Dotter, Edward M. Casal, Brenda J. Mixson, Avi Banyasz, Kelvin L. Davis, Adam S. Metz and C. William Hosler, Jr., will continue as members of the Board of Directors of the Combined Corporation. Charles T. Cannada, the current Chairman and Lead Independent Director of Parkway’s Board, will continue to serve as a director, but not the Chairman, of the Board of Directors of the Combined Corporation. James A. Thomas, the current Chairman, President and Chief Executive Officer of TPGI, will serve as the Chairman of the board of directors of the Combined Corporation following the mergers.

Each of the executive officers of Parkway immediately prior to the effective time of the mergers will continue as the executive officers of the Combined Corporation following the effective time of the mergers.

Interests of Parkway’s Directors and Executive Officers in the Mergers (See page 92)

None of Parkway’s directors or executive officers is party to an agreement with Parkway or participates in any Parkway plan, program or arrangement that provides such director or executive officer with financial incentives that are contingent upon the consummation of the mergers.

Interests of TPGI’s Directors and Executive Officers in the Mergers (See page 93)

In considering the recommendation of the TPGI Board that TPGI stockholders vote “FOR” the merger proposal, TPGI stockholders should be aware that TPGI’s executive officers and directors have interests in the mergers that may be different from, or in addition to, those of TPGI stockholders generally. The TPGI Board was aware of these interests and considered them, among other matters, in approving the merger agreement and making its recommendations that the TPGI stockholders approve and adopt the merger agreement.

Awards of phantom shares held by executive officers will vest upon the occurrence of the parent merger, while awards of stock options and restricted stock held by executive officers will vest upon a qualifying termination of employment following the parent merger, as described in more detail in the section entitled “The Mergers—Quantification of Potential Payments to Named Executive Officers in Connection with the Mergers” beginning on page 94. Awards of restricted stock held by directors will vest upon the occurrence of the parent merger.

In addition, each executive officer is party to an employment agreement with TPGI which provides that if his or her employment is terminated within two years following a change in control by TPGI without “cause” or by the executive for “good reason,” each as defined in the employment agreements, then he or she will be entitled to the following severance payments and benefits:

•	a lump-sum cash payment equal to the sum of his or her then-current annual base salary plus the average bonus over the prior three years (or three times such sum in the case of Mr. Thomas);

•	a prorated annual bonus for the year in which the termination occurs;

•	health benefits for one year following the executive’s termination of employment; and

•	certain tax payments to reimburse the executive officer for the impact of excise taxes under the Internal Revenue Code.

See “The Mergers—Interests of TPGI’s Directors and Executive Officers in the Mergers” beginning on page 93.

Listing of Shares of the Combined Corporation Common Stock; Delisting and Deregistration of TPGI Common Stock (See page 125)

It is a condition to the completion of the mergers that the shares of Parkway common stock issuable in connection with the parent merger be approved for listing on the NYSE, subject to official notice of issuance. After the parent merger is completed, the TPGI common stock currently listed on the NYSE will cease to be listed on the NYSE and will be deregistered under the Exchange Act.

Dissenters’ Rights in the Parent Merger (See page 129)

Holders of Parkway common stock will not be entitled to appraisal rights or dissenters’ rights in the parent merger under Section 3-202 of the MGCL because, among other things, Parkway common stock is listed on a national securities exchange. Holders of TPGI common stock will not be entitled to appraisal rights or dissenters’ rights in the parent merger under Section 262 of the DGCL because TPGI common stock is listed on a national securities exchange and holders of TPGI common stock will receive only shares of Parkway common stock, which are listed on the NYSE, and cash in lieu of fractional shares in the merger. See “The Merger Agreement—Dissenters’ Rights in the Parent Merger” beginning on page 129 for more information on the applicable provisions of the MGCL and DGCL, as applicable.

Conditions to Completion of the Mergers (See page 142)

A number of conditions must be satisfied or waived, where legally permissible, before the mergers can be consummated. These include, among others:

•	a registration statement on Form S-4 relating to the parent merger having been declared effective, no stop order suspending the effectiveness of such registration statement having been issued and no proceeding to that effect shall have been initiated or threatened by the SEC and not withdrawn;

•	approval of the merger agreement, the parent merger and the other transactions contemplated by the merger agreement by Parkway stockholders and TPGI stockholders;

•	the absence of any law or order enacted, issued, promulgated, enforced or entered by any governmental authority which has the effect of making either of the mergers illegal or otherwise restricting, preventing or prohibiting consummation of either of the mergers;

•	the shares of Parkway common stock to be issued in connection with the parent merger having been approved for listing on the NYSE, subject to official notice of issuance;

•	that certain third-party consents have been obtained; and

•	the liquidation of TPG/CalSTRS, LLC, which was completed on September 30, 2013.

Neither Parkway nor TPGI can give any assurance as to when or if all of the conditions to the consummation of the mergers will be satisfied or waived or that the mergers will occur.

For more information regarding the conditions to the consummation of the mergers and a complete list of such conditions, see “The Merger Agreement—Conditions to Completion of the Mergers” beginning on page 142.

Regulatory Approvals Required for the Mergers (See page 95)

Parkway and TPGI are not aware of any material federal or state regulatory requirements that must be complied with, or approvals that must be obtained, in connection with the mergers or the other transactions contemplated by the merger agreement.

See “The Mergers—Regulatory Approvals Required for the Mergers” beginning on page 95.

Litigation Relating to the Mergers (See page 95)

On October 24, 2013, a purported stockholder of TPGI filed a lawsuit against TPGI, its directors, Parkway and Merger Sub challenging the mergers. The lawsuit seeks various forms of relief, including that the court enjoin the mergers and rescind the merger agreement. The plaintiff also seeks an award of damages and litigation expenses and to have the defendants account for any profits or special benefits the defendants may have obtained by the alleged breach of a fiduciary duty. For more information about litigation related to the mergers, see “The Mergers—Litigation Relating to the Mergers” beginning on page 95.

U.S. Federal Income Tax Considerations (See page 96)

The parent merger of TPGI with and into Parkway is intended to qualify as a reorganization within the meaning of Section 368(a) of the Code. The closing of the parent merger is conditioned on the receipt by each of Parkway and TPGI of an opinion from its respective counsel to the effect that the parent merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. Assuming that the parent merger qualifies as a reorganization, U.S. holders of TPGI common stock generally will not recognize gain or loss for U.S. federal income tax purposes upon the receipt of Parkway common stock in exchange for shares of TPGI common stock in connection with the parent merger, except with respect to cash received in lieu of fractional shares of Parkway common stock.

For further discussion of the material U.S. federal income tax consequences of the parent merger and the ownership of common stock of the Combined Corporation, see “The Mergers—U.S. Federal Income Tax Considerations” beginning on page 96.

Holders of TPGI stock should consult their tax advisors to determine the tax consequences to them (including the application and effect of any state, local or non-U.S. income and other tax laws) of the parent merger and the ownership of stock of the Combined Corporation.

Selected Historical Financial Information of Parkway

The following table sets forth selected consolidated financial information for Parkway. The selected statement of income data for each of the years in the five-year period ended December 31, 2012, and the selected balance sheet data as of December 31 for each of the years in the five-year period ended December 31, 2012, have been derived from Parkway’s audited consolidated financial statements incorporated herein by reference. The selected statement of income data for the six months ended June 30, 2013 and 2012, and the selected balance sheet data as of June 30, 2013 and 2012, have been derived from Parkway’s unaudited consolidated financial statements incorporated herein by reference. The following information should be read together with Parkway’s Annual Report on Form 10-K for the year ended December 31, 2012, Parkway’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, and the other information that Parkway has filed with the SEC and incorporated herein by reference. See “Where You Can Find More Information” beginning on page 180.

	Six Months Ended June 30,		Year Ended December 31,
	2013	2012	2012	2011	2010	2009	2008
	(In thousands, except per share data)
Operating Data:
Revenues
Income from office and parking properties	$138,781	$93,135	$206,739	$147,290	$93,548	$94,960	$97,294
Management company income	8,832	10,405	19,778	16,896	1,652	1,870	1,936

Total revenues	147,613	103,540	226,517	164,186	95,200	96,830	99,230
Expenses
Property operating expenses	53,573	36,607	80,748	60,733	40,408	42,060	43,924
Depreciation and amortization	60,764	36,566	81,537	56,522	28,496	27,787	28,867
Impairment loss on real estate	—	—	9,200	6,420	—	8,817	2,542
Impairment loss on mortgage loan receivable	—	—	—	9,235	—	—	—
Impairment loss on management contracts and goodwill	—	—	41,967	—	—	—	—
Change in fair value of contingent consideration	—	216	216	(13,000)	—	—	—
Management company expenses	8,981	8,760	17,237	13,337	2,756	1,987	1,527
General and administrative	8,905	7,517	16,420	18,805	15,318	14,305	18,338
Acquisition costs	1,646	1,332	2,791	17,219	846	—	—

Total expenses	133,869	90,998	250,116	169,271	87,824	94,956	95,198

Operating income (loss)	13,744	12,542	(23,599)	(5,085)	7,376	1,874	4,032
Other income and expense
Interest and other income	185	141	272	938	1,487	1,597	1,176
Equity in earnings of unconsolidated joint ventures	—	—	—	57	326	437	771
Gain on real estate, joint venture interests, involuntary conversion and other assets	—	—	548	743	40	1,293	—
Interest expense	(21,774)	(17,780)	(35,334)	(31,612)	(20,271)	(19,158)	(24,875)

Loss before income taxes	(7,845)	(5,097)	(58,113)	(34,959)	(11,042)	(13,957)	(18,896)
Income tax benefit (expense)	891	(150)	(261)	(56)	(2)	(3)	(2)

Loss from continuing operations	(6,954)	(5,247)	(58,374)	(35,015)	(11,044)	(13,960)	(18,898)
Income (loss) from discontinued operations	(4,682)	3,076	2,454	(194,813)	(10,881)	(8,205)	(5,785)
Gain on sale of real estate from discontinued operations	542	8,772	12,939	17,825	8,518	—	22,588

Total discontinued operations	(4,140)	11,848	15,393	(176,988)	(2,363)	(8,205)	16,803

Net income (loss)	(11,094)	6,601	(42,981)	(212,003)	(13,407)	(22,165)	(2,095)
Noncontrolling interests—unit holders	2	(16)	269	(5)	—	—	—
Noncontrolling interests-real estate partnerships	2,304	893	3,317	85,105	10,789	10,562	11,369

Net income (loss) for Parkway Properties, Inc.	(8,788)	7,478	(39,395)	(126,903)	(2,618)	(11,603)	9,274
Dividends on preferred stock	(3,433)	(5,421)	(10,843)	(10,052)	(6,325)	(4,800)	(4,800)
Dividends on convertible preferred stock	—	(1,011)	(1,011)	—	—	—	—
Dividends on preferred stock redemption	(6,604)	—	—	—	—	—	—

Net income (loss) attributable to common stockholders	$(18,825)	$1,046	$(51,249)	$(136,955)	$(8,943)	$(16,403)	$4,474

Amounts attributable to common stockholders:
Loss from continuing operations attributable to Parkway Properties, Inc.	$(14,655)	$(7,128)	$(62,458)	$(35,803)	$(13,801)	$(18,031)	$(14,507)
Discontinued operations	(4,170)	8,174	11,209	(101,152)	4,858	1,628	18,981

Net income (loss) attributable to common stockholders	$(18,825)	$1,046	$(51,249)	$(136,955)	$(8,943)	$(16,403)	$4,474

Net income (loss) per common share attributable to Parkway Properties, Inc.
Basic and diluted:
Loss from continuing operations attributable to Parkway Properties, Inc.	$(0.23)	$(0.31)	$(1.98)	$(1.66)	$(0.65)	$(0.93)	$(0.96)
Discontinued operations	(0.07)	0.36	0.36	(4.71)	0.23	0.08	1.26

Net income (loss) attributable to Parkway Properties, Inc.	$(0.30)	$0.05	$(1.62)	$(6.37)	$(0.42)	$(0.85)	$0.30

Book value per common share	$10.53	$10.80	$10.11	$11.03	$17.50	$18.32	$22.83
Dividends per common share	$0.30	$0.15	$0.375	$0.30	$0.30	$1.30	$2.275
Weighted average shares outstanding:
Basic	62,720	22,504	31,542	21,497	21,421	19,304	15,023
Diluted	62,720	22,504	31,542	21,497	21,421	19,304	15,023

	As of June 30,		As of December 31,
	2013	2012	2012	2011	2010	2009	2008
	(In thousands, except per share data)
Balance Sheet Data:
Office investments, net of depreciation	$1,729,092	$1,249,133	$1,562,717	$921,937	$1,389,767	$1,401,890	$1,455,239
Total assets	2,061,298	1,597,658	1,906,611	1,636,311	1,603,682	1,612,146	1,687,855
Notes payable to banks	313,000	111,267	262,000	132,322	110,839	100,000	185,940
Mortgage notes payable	724,090	551,564	605,889	498,012	773,535	852,700	869,581
Total liabilities	1,125,271	774,782	950,605	1,006,274	983,163	1,041,285	1,154,383
Preferred stock	—	128,942	128,942	128,942	102,787	57,976	57,976
Noncontrolling interests	214,122	253,188	261,992	258,428	134,017	116,715	127,224
Total stockholders’ equity attributable to Parkway Properties, Inc.	721,905	428,508	694,014	371,609	486,502	454,145	406,248

Selected Historical Financial Information of TPGI

The following table sets forth selected consolidated financial information for TPGI. The selected statement of income data for each of the years in the five-year period ended December 31, 2012, and the selected balance sheet data as of December 31 for each of the years in the five-year period ended December 31, 2012, have been derived from TPGI’s audited consolidated financial statements incorporated herein by reference. The selected statement of income data for the six months ended June 30, 2013 and 2012, and the selected balance sheet data as of June 30, 2013 and 2012, have been derived from TPGI’s unaudited consolidated financial statements incorporated herein by reference. The following information should be read together with TPGI’s Annual Report on Form 10-K for the year ended December 31, 2012, TPGI’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, and the other information that TPGI has filed with the SEC and incorporated herein by reference. See “Where You Can Find More Information” beginning on page 180.

	Six Months Ended June 30,		Year Ended December 31,
	2013	2012	2012	2011	2010	2009	2008
	(In thousands, except per share data)
Operating Data:
Revenues
Rental	$15,299	$15,530	$30,969	$29,693	$29,230	$29,753	$30,523
Tenant reimbursements	10,969	10,402	20,941	22,437	20,187	21,163	25,874
Parking and other	2,208	1,485	3,012	2,959	3,330	2,988	3,869
Investment advisory, management, leasing, and development services	1,528	1,664	4,583	8,520	7,703	9,345	7,194
Investment advisory, management, leasing, and development services—unconsolidated real estate entities	6,282	8,321	15,688	17,862	16,470	15,023	18,263
Reimbursable property personnel costs	2,033	2,867	5,183	5,810	5,797	5,584	6,079
Condominium sales	7,793	1,964	10,240	7,700	14,984	30,226	79,758

Total revenues	46,112	42,233	90,616	94,981	97,701	114,082	171,560
Expenses:
Property operating and maintenance	13,123	12,015	24,324	24,589	25,049	25,339	25,608
Real estate and other taxes	3,937	3,885	7,536	7,469	6,914	7,225	6,482
Investment advisory, management, leasing, and development services	4,208	5,994	12,461	12,754	12,221	11,910	14,800
Reimbursable property personnel costs	2,033	2,867	5,183	5,810	5,797	5,584	6,079
Cost of condominium sales	6,411	1,393	8,129	5,091	10,955	26,492	62,436
Interest	7,244	8,454	16,847	17,938	19,239	26,868	22,763
Depreciation and amortization	8,112	7,662	15,701	13,622	14,128	12,642	11,766
General and administrative	12,480	9,131	17,749	15,434	14,224	17,082	16,695
Impairment loss	753	—	12,745	8,095	4,500	13,000	11,023

Total expenses	58,301	51,401	120,675	110,802	113,027	146,142	177,652
Interest income	114	13	74	35	72	338	2,795
Equity in net income (loss) of unconsolidated real estate entities	(6,321)	(816)	(3,672)	19,951	(1,184)	(16,236)	(12,828)
Gain (loss) on sale of real estate	(559)	—	—	1,258	—	1,214	3,618
Gain (loss) from early extinguishment of debt	—	—	—	—	—	11,921	255

Income (loss) before income taxes and noncontrolling interests	(18,955)	(9,971)	(33,657)	5,423	(16,438)	(34,823)	(12,252)
Benefit (provision) for income taxes	(40)	(74)	385	1,429	357	(683)	1,885

Net income (loss)	(18,995)	(10,045)	(33,272)	6,852	(16,081)	(35,506)	(10,367)
Noncontrolling interests’ share of net (income) loss:
Unitholders in the Operating Partnership	3,711	2,591	7,681	(1,500)	4,843	11,535	4,683
Partners in the consolidated real estate entities	764	(470)	195	508	(234)	2,408	198

	4,475	2,121	7,876	(992)	4,609	13,943	4,881

TPGI’s share of net income (loss)	$(14,520)	$(7,924)	$(25,396)	$5,860	$(11,472)	$(21,563)	$(5,486)

Income (loss) per share-basic and diluted	$(0.31)	$(0.21)	$(0.61)	$0.16	$(0.34)	$(0.86)	$(0.24)
Dividends declared per share	$0.0400	$0.0300	$0.0650	$0.0150	$—	$0.0375	$0.2400
Weighted average common shares—basic	46,419,772	37,664,573	41,631,796	36,619,558	33,684,101	25,173,163	23,693,577
Weighted average common shares—diluted	46,419,772	37,664,573	41,631,796	36,865,286	33,684,101	25,173,163	23,693,577

	As of June 30,		As of December 31,
	2013	2012	2012	2011	2010	2009	2008
	(In thousands, except per share data)
Balance Sheet Data:
Investments in real estate, net	$306,270	$285,041	$312,092	$328,618	$346,983	$371,035	$410,088
Assets associated with real estate held for sale	—	62,888	60,286	63,162	69,124	69,735	68,577
Total assets	566,575	584,927	610,992	545,523	542,550	561,295	662,329
Mortgage loans	261,738	265,870	259,995	268,170	279,167	296,869	366,565
Obligations associated with land held for sale	—	21,380	21,380	21,380	21,380	21,380	21,380
Total liabilities	312,008	325,943	332,155	327,550	334,759	358,950	441,602
Total equity	254,567	258,984	278,837	217,973	207,791	202,345	220,727
Total liabilities and equity	566,575	584,927	610,992	545,523	542,550	561,295	662,329

Selected Unaudited Pro Forma Condensed Consolidated Financial Information (See page F-1)

The following table shows summary unaudited pro forma condensed consolidated financial information about the combined financial condition and operating results of Parkway and TPGI after giving effect to the mergers and certain other transactions expected to be consummated immediately following the mergers. The unaudited pro forma financial information assumes that the mergers are accounted for by applying the acquisition method. The unaudited pro forma condensed consolidated financial statements are based on Parkway’s historical consolidated financial statements and TPGI’s historical consolidated financial statements, each incorporated by reference in this joint proxy statement/prospectus, and have been adjusted in the statements below to give effect to (i) the mergers, (ii) the sale of One Commerce Square, Two Commerce Square and Four Points Centre, which are expected to occur immediately following the completion of the mergers, (iii) the liquidation of the TPG/CalSTRS joint venture, which occurred on September 30, 2013 and which included the transfer of City National Plaza, (iv) the sale of Reflections I and Reflections II, and Fair Oaks Plaza on September 27, 2013 by TPG/CalSTRS, and (v) the consolidation of San Felipe Plaza and CityWest Place, which were previously included in the TPG/CalSTRS joint venture, and Murano. Parkway will acquire TPGI’s joint venture interest in TPG/CalSTRS Austin, LLC. The unaudited pro forma combined statements of operations for the six months ended June 30, 2013 and the year ended December 31, 2012 give effect to the foregoing transactions as if they had occurred on January 1, 2012, the beginning of the earliest period presented. The unaudited pro forma combined balance sheet as of June 30, 2013 gives effect to the foregoing transactions as if they had occurred on June 30, 2013. The summary unaudited pro forma condensed consolidated financial information provided below has been derived from and should be read in conjunction with (1) the more detailed unaudited pro forma condensed consolidated financial information, including the notes thereto, appearing elsewhere in this joint proxy statement/prospectus, and (2) the historical consolidated financial statements and related notes of both Parkway and TPGI, incorporated herein by reference. See “Unaudited Pro Forma Condensed Consolidated Financial Statements” beginning on page F-1 and “Where You Can Find More Information” beginning on page 180.

	As of and for the Six Months Ended June 30, 2013
	(Dollars in thousands)
	Parkway historical	TPGI historical	Pro forma adjustments	Parkway pro forma
Statement of Operations Data
Income from office and parking properties	$138,781	$28,476	$17,633	$184,890
Management company income	$8,832	$—	$—	$8,832
Property operating expense	$53,573	$17,060	$3,273	$73,906
Depreciation and amortization	$60,764	$8,112	$15,516	$84,392
Interest expense	$(21,774)	$(7,244)	$85	$(28,933)
Net loss attributable to common stockholders	$(14,685)	$(14,520)	$(3,413)	$(32,618)

Balance Sheet Data
Real estate and related investments, net	$1,729,092	$274,175	$369,282	$2,372,549
Total assets	$2,061,298	$566,575	$304,186	$2,932,059
Total liabilities	$1,125,271	$312,008	$148,941	$1,586,220
Total equity	$936,027	$254,567	$155,245	$1,345,839

Unaudited Comparative Per Share Information

The following table sets forth for the six months ended June 30, 2013, and the year ended December 31, 2012, selected per share information for Parkway common stock on a historical and pro forma combined basis and for TPGI common stock on a historical and pro forma equivalent basis. Except for the historical information as of and for the year ended December 31, 2012, the information in the table is unaudited. You should read the table below together with the historical consolidated financial statements and related notes of Parkway and TPGI contained in their respective Quarterly Reports on Form 10-Q for the six months ended June 30, 2013 and in Parkway’s Annual Report on Form 10-K for the year ended December 31, 2012, which are incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 180.

The TPGI pro forma equivalent per common share amounts were calculated by multiplying the Parkway pro forma amounts by the exchange ratio of 0.3822.

	Parkway		TPGI
	Historical	Pro Forma Combined	Historical	Pro Forma Equivalent
For the Six Months Ended June 30, 2013
Loss from continuing operations available for common stockholders per common share, basic	$(0.23)	$(0.40)	$(0.31)	$(0.15)
Loss from continuing operations available for common stockholders per common share, diluted	$(0.23)	$(0.40)	$(0.31)	$(0.15)
Cash dividends declared per common share	$0.30	$0.30	$0.04	$0.11

As of June 30, 2013
Book value per share	$10.53	$11.78	$2.77	$4.50

For the Year Ended December 31, 2012
Loss from continuing operations available for common stockholders per common share, basic	$(2.11)	$(1.64)	$(0.61)	$(0.63)
Loss from continuing operations available for common stockholders per common share, diluted	$(2.11)	$(1.64)	$(0.61)	$(0.63)
Cash dividends declared per common share	$0.375	$0.375	$0.065	$0.14

RISK FACTORS

In addition to the other information included in this joint proxy statement/prospectus, including the matters addressed in the section entitled “Cautionary Statement Concerning Forward-Looking Statements,” whether you are a Parkway stockholder or TPGI stockholder, you should carefully consider the following risks before deciding how to vote. In addition, you should read and consider the risks associated with each of the businesses of Parkway and TPGI because these risks will also affect the Combined Corporation. These risks can be found in the respective Annual Reports on Form 10-K for the year ended December 31, 2012, and subsequent Quarterly Reports on Form 10-Q of Parkway and TPGI, each of which is filed with the SEC and incorporated by reference into this joint proxy statement/prospectus. You should also read and consider the other information in this joint proxy statement/prospectus and the other documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 180.

Risk Factors Relating to the Mergers

The exchange ratio is fixed and will not be adjusted in the event of any change in the share prices of either Parkway or TPGI.

Upon the consummation of the parent merger, each share of TPGI common stock will be converted into the right to receive 0.3822 shares of Parkway common stock, with cash paid in lieu of any fractional shares. This exchange ratio was fixed in the merger agreement and will not be adjusted for changes in the market price of either shares of Parkway common stock or TPGI common stock. Changes in the market price of shares of Parkway common stock prior to the parent merger will affect the market value of the merger consideration that TPGI stockholders will receive on the closing date of the parent merger. Stock price changes may result from a variety of factors (many of which are beyond the control of Parkway and TPGI), including the following factors:

•	market reaction to the announcement of the mergers;

•	changes in the respective businesses, operations, assets, liabilities and prospects of Parkway and TPGI;

•	changes in market assessments of the business, operations, financial position and prospects of either company or the Combined Corporation;

•	market assessments of the likelihood that the mergers will be completed;

•	interest rates, general market and economic conditions and other factors generally affecting the market prices of Parkway common stock and TPGI common stock;

•	the actual or perceived impact of U.S. monetary policy;

•	federal, state and local legislation, governmental regulation and legal developments in the businesses in which Parkway and TPGI operate; and

•	other factors beyond the control of Parkway and TPGI, including those described or referred to elsewhere in this “Risk Factors” section.

The market price of shares of Parkway common stock at the closing of the parent merger may vary from its price on the date the merger agreement was executed, on the date of this joint proxy statement/prospectus and on the dates of the special meetings of TPGI and Parkway. As a result, the market value of the merger consideration represented by the exchange ratio also will vary. For example, based on the range of trading prices of shares of Parkway common stock during the period after September 4, 2013, the last trading day before TPGI and Parkway announced the mergers, through November 1, 2013, the latest practicable date before the date of this joint proxy statement/prospectus, the exchange ratio of 0.3822 represented a market value per share of TPGI common stock ranging from a low of $6.11 to a high of $7.23.

Because the parent merger will be completed after the Parkway and TPGI special meetings, at the time of your special meeting, you will not know the exact market value of the shares of Parkway common stock that TPGI stockholders will receive upon completion of the parent merger. You should consider the following two risks:

•	if the market price of shares of Parkway common stock increases between the date the merger agreement was signed or the date of the Parkway or TPGI special meeting (as applicable) and the closing of the parent merger, TPGI stockholders will receive shares of Parkway common stock that have a market value upon completion of the parent merger that is greater than the market value of such shares calculated pursuant to the exchange ratio on the date the merger agreement was signed or on the date of the special meeting, respectively; and

•	if the market price of shares of Parkway common stock declines between the date the merger agreement was signed or the date of the Parkway or TPGI special meeting (as applicable) and the closing of the parent merger, TPGI stockholders will receive shares of Parkway common stock that have a market value upon completion of the parent merger that is less than the market value of such shares calculated pursuant to the exchange ratio on the date the merger agreement was signed or on the date of the special meeting, respectively.

Therefore, while the number of shares of Parkway common stock to be issued per share of TPGI common stock is fixed, (1) Parkway stockholders cannot be sure of the market value of the consideration that will be paid to TPGI stockholders upon completion of the parent merger and (2) TPGI stockholders cannot be sure of the market value of the consideration they will receive upon completion of the parent merger.

The parent merger and related transactions are subject to approval by stockholders of both Parkway and TPGI.

In order for the parent merger to be completed, both Parkway stockholders and TPGI stockholders must approve the parent merger and the other transactions contemplated by the merger agreement. Approval of the parent merger requires (i) the affirmative vote of holders of a majority of the outstanding shares of Parkway common stock; and (ii) the affirmative vote of the holders of a majority of the outstanding shares of TPGI common stock and TPGI limited voting stock, voting together as a single class.

Parkway and TPGI stockholders will be diluted by the parent merger.

The parent merger will dilute the ownership position of the Parkway stockholders and result in TPGI stockholders having an ownership stake in the Combined Corporation that is smaller than their current stake in TPGI. Upon completion of the parent merger, we estimate that continuing Parkway equity holders will own approximately 78.7% of the issued and outstanding shares of the Combined Corporation common stock, and former TPGI equity holders will own approximately 21.3% of the issued and outstanding shares of the Combined Corporation common stock. Additionally, because Parkway is issuing shares of Parkway limited voting stock to holders of TPGI limited voting stock in the parent merger, and Parkway limited voting stock will vote in the same class as Parkway common stock, each outstanding share of Parkway common stock after the completion of the parent merger will represent a smaller percentage of the voting power of the Combined Corporation than if such shares of limited voting stock had not been issued in the parent merger. Consequently, Parkway stockholders and TPGI stockholders, as a general matter, will have less influence over the management and policies of the Combined Corporation after the effective time of the parent merger than they currently exercise over the management and policies of Parkway and TPGI, respectively.

If the mergers do not occur, one of the companies may incur payment obligations to the other.

If the merger agreement is terminated under certain circumstances, Parkway or TPGI may be obligated to pay the other party a termination fee of $15 million and/or up to $5 million in expense reimbursement. See “The

Merger Agreement—Termination of the Merger Agreement—Termination Fee and Expenses Payable by TPGI to Parkway” beginning on page 145 and “The Merger Agreement—Termination of the Merger Agreement—Termination Fee and Expenses Payable by Parkway to TPGI” beginning on page 146.

Failure to complete the mergers could negatively affect the stock prices and the future business and financial results of both Parkway and TPGI.

If the mergers are not completed, the ongoing businesses of Parkway and TPGI could be adversely affected and each of Parkway and TPGI will be subject to a variety of risks associated with the failure to complete the mergers, including the following:

•	Parkway or TPGI being required, under certain circumstances, to pay to the other party a termination fee of $15 million and/or up to $5 million in expense reimbursement;

•	TPGI being required to repay the bridge loan;

•	incurrence of substantial costs relating to the proposed mergers, such as legal, accounting, financial advisor, filing, printing and mailing fees; and

•	diversion of management focus and resources from operational matters and other strategic opportunities while working to implement the mergers.

If the mergers are not completed, these risks could materially affect the business, financial results and stock prices of both Parkway and TPGI.

The pendency of the mergers could adversely affect the business and operations of TPGI.

Prior to the effective time of the mergers, some tenants or vendors of TPGI may delay or defer decisions, which could negatively affect the revenues, earnings, cash flows and expenses of TPGI, regardless of whether the mergers are completed. Similarly, current and prospective employees of TPGI may experience uncertainty about their future roles with the Combined Corporation following the mergers, which may materially adversely affect the ability of TPGI to attract and retain key personnel during the pendency of the mergers. In addition, due to operating restrictions in the merger agreement, TPGI may be unable, during the pendency of the mergers, to pursue strategic transactions, undertake significant capital projects, undertake certain significant financing transactions and otherwise pursue other actions, even if such actions would prove beneficial.

The merger agreement contains provisions that could discourage a potential competing acquirer of TPGI or could result in any competing acquisition proposal being at a lower price than it might otherwise be.

The merger agreement contains provisions that, subject to limited exceptions, restrict the ability of TPGI to initiate, solicit, knowingly encourage or knowingly facilitate any third-party proposals to acquire all or a significant part of TPGI. With respect to any bona fide third-party Acquisition Proposal, Parkway generally has an opportunity to offer to modify the terms of the merger agreement in response to such a proposal before the TPGI Board may withdraw or modify its recommendation to its stockholders in response to such Acquisition Proposal. Upon termination of the merger agreement in certain circumstances, TPGI may be required to pay a substantial termination fee and/or expense reimbursement to Parkway. See “The Merger Agreement—Covenants and Agreements—No Solicitation of Transactions” beginning on page 135, “The Merger Agreement—Termination of the Merger Agreement—Termination Fee and Expenses Payable by TPGI to Parkway” beginning on page 145.

These provisions could discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of TPGI from considering or proposing a competing acquisition, even if the potential competing acquirer was prepared to pay consideration with a higher per share value than that proposed to be received or realized in the mergers, or might result in a potential competing acquirer proposing to pay a lower price than it might otherwise have proposed to pay because of the added expense of the termination fee and expense reimbursement that may become payable in certain circumstances under the merger agreement.

The date that TPGI stockholders will receive their merger consideration is uncertain.

The completion of the mergers is subject to obtaining certain third party consents and the satisfaction or waiver of certain other conditions. While it is currently anticipated that the mergers will be completed promptly following the meeting of Parkway stockholders to approve the parent merger and the other transactions contemplated by the merger agreement, including the issuance of shares of Parkway common stock and Parkway limited voting stock to TPGI stockholders (assuming such approval), and the meeting of TPGI stockholders to approve the merger agreement (assuming such approval), the completion date might be later than expected due to delays in satisfying such conditions. Accordingly, we cannot provide TPGI stockholders with a definitive date on which they would receive the merger consideration.

If the mergers are not consummated by March 1, 2014, either Parkway or TPGI may terminate the merger agreement.

Either Parkway or TPGI may terminate the merger agreement if the mergers have not been consummated by March 1, 2014. However, this termination right will not be available to a party if that party failed to fulfill its obligations under the merger agreement and that failure was the cause of, or resulted in, the failure to consummate the mergers. See “The Merger Agreement—Termination of the Merger Agreement” beginning on page 144.

If the parent merger does not qualify as a reorganization, holders of TPGI common stock may recognize a taxable gain.

The parent merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Code. As a result, holders of TPGI common stock that are U.S. holders (as defined below) are not expected to recognize gain or loss as a result of the receipt of Parkway common stock in exchange for shares of TPGI common stock in the parent merger (except with respect to the receipt of cash in lieu of fractional shares of Combined Corporation common stock). If the parent merger were to fail to qualify as a reorganization, then each TPGI stockholder generally would recognize gain or loss, as applicable, equal to the difference between (i) the sum of the fair market value of the Parkway stock and cash in lieu of fractional shares of Parkway stock received by the TPGI stockholder in the parent merger; and (ii) the TPGI stockholder’s adjusted tax basis in its TPGI stock. Moreover, TPGI would be treated as selling, in a taxable transaction, all of its assets to Parkway, with the result that TPGI would generally recognize gain or loss on the deemed transfer of its assets to Parkway and the Combined Corporation could incur a significant current tax liability. See “The Mergers—U.S. Federal Income Tax Considerations—Material U.S. Federal Income Tax Consequences of the Parent Merger” beginning on page 96.

Some of the directors and executive officers of TPGI have interests in seeing the mergers completed that are different from, or in addition to, those of the other TPGI stockholders.

Some of the directors and executive officers of TPGI have arrangements that provide them with interests in the mergers that are different from, or in addition to, those of the stockholders of TPGI generally. These interests include, among other things, the service as a director of the Combined Corporation, or a sizeable severance payment if terminated upon, or following, consummation of the mergers and the ownership of limited partnership interests of TPG LP, which will be converted into partnership interests of Parkway LP in the Partnership Merger. These interests, among other things, may influence or may have influenced the directors and executive officers of TPGI to support or approve the mergers. See “The Mergers—Interests of TPGI’s Directors and Executive Officers in the Mergers” beginning on page 93.

Risk Factors Relating to the Combined Corporation Following the Mergers

Risks Related to the Combined Corporation’s Operations

The Combined Corporation expects to incur substantial expenses related to the mergers.

The Combined Corporation expects to incur substantial expenses in connection with completing the mergers and integrating the business, operations, networks, systems, technologies, policies and procedures of the two companies. The Combined Corporation also expects to pay substantial severance payments to certain TPGI employees who will not be continuing with the Combined Corporation. In addition, there are a large number of systems that must be integrated, including property management, revenue management, tenant payment, lease administration, website content management, purchasing, accounting, payroll, fixed assets and financial reporting.

Although Parkway and TPGI have assumed that a certain level of transaction and integration expenses would be incurred, there are a number of factors beyond their control that could affect the total amount or the timing of their integration expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. As a result, the transaction and integration expenses associated with the mergers could, particularly in the near term, exceed the savings that the Combined Corporation expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings related to the integration of the businesses following the completion of the mergers.

Following the mergers, the Combined Corporation may be unable to integrate the businesses of Parkway and TPGI successfully and realize the anticipated synergies and other benefits of the mergers or do so within the anticipated timeframe.

The mergers involve the combination of two companies that currently operate as independent public companies. The Combined Corporation is expected to benefit from the elimination of duplicative costs associated with supporting a public company platform and the leveraging of state-of-the art technology and systems. These savings are expected to be realized upon full integration, which is expected to occur within 12 months following the closing of the mergers. However, the Combined Corporation will be required to devote significant management attention and resources to integrating the business practices and operations of Parkway and TPGI. Potential difficulties the Combined Corporation may encounter in the integration process include the following:

•	the inability to successfully combine the businesses of Parkway and TPGI in a manner that permits the Combined Corporation to achieve the cost savings anticipated to result from the mergers, which would result in the anticipated benefits of the mergers not being realized in the timeframe currently anticipated or at all;

•	the complexities associated with integrating personnel from the two companies;

•	the complexities of combining two companies with different histories, cultures, regulatory restrictions, markets and customer bases;

•	unanticipated costs of operating the former TPGI portfolio in a REIT-compliant manner;

•	potential unknown liabilities and unforeseen increased expenses, delays or regulatory conditions associated with the mergers; and

•	performance shortfalls as a result of the diversion of management’s attention caused by completing the mergers and integrating the companies’ operations.

For all these reasons, you should be aware that it is possible that the integration process could result in the distraction of the Combined Corporation’s management, the disruption of the Combined Corporation’s ongoing business or inconsistencies in the Combined Corporation’s operations, services, standards, controls, procedures and policies, any of which could adversely affect the ability of the Combined Corporation to maintain relationships with tenants, vendors and employees or to achieve the anticipated benefits of the mergers, or could otherwise adversely affect the business and financial results of the Combined Corporation.

Following the mergers, the Combined Corporation may be unable to retain key employees.

The success of the Combined Corporation after the mergers will depend in part upon its ability to retain key Parkway employees. Key employees may depart either before or after the mergers because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the Combined Corporation following the mergers. Accordingly, no assurance can be given that Parkway or, following the mergers, the Combined Corporation will be able to retain key employees.

The agreement to sell certain assets to Brandywine may not close, which could adversely impact the Combined Corporation’s leverage and business strategy.

In the event that the mergers are consummated but Parkway’s agreement with Brandywine to transfer TPGI’s interest in the Commerce Square properties to Brandywine does not close immediately following the mergers, then the leverage of the Combined Corporation will be higher, and the cash on hand less, than is reflected in the unaudited pro forma condensed consolidated financial information. Such an increase in leverage and decrease in cash could adversely affect the Combined Corporation’s financial condition and results of operations. Furthermore, in such event, the Combined Corporation would own a controlling interest in three large downtown Philadelphia office buildings (as opposed to one currently), which is a market that Parkway believes is less attractive than its target markets and has less opportunity for growth. Parkway’s resulting market presence in Philadelphia may not be perceived favorably by analysts and investors, which could adversely affect the trading price of the Combined Corporation’s common stock.

The future results of the Combined Corporation will suffer if the Combined Corporation does not effectively manage its expanded operations following the mergers.

Following the mergers, the Combined Corporation expects to continue to expand its operations through additional acquisitions of properties, some of which may involve complex challenges. The future success of the Combined Corporation will depend, in part, upon the ability of the Combined Corporation to manage its expansion opportunities, which may pose substantial challenges for the Combined Corporation to integrate new operations into its existing business in an efficient and timely manner, and upon its ability to successfully monitor its operations, costs, regulatory compliance and service quality, and to maintain other necessary internal controls. There is no assurance that the Combined Corporation’s expansion or acquisition opportunities will be successful, or that the Combined Corporation will realize its expected operating efficiencies, cost savings, revenue enhancements, synergies or other benefits.

Risks Related to an Investment in the Combined Corporation’s Common Stock

The market price of shares of the common stock of the Combined Corporation may be affected by factors different from those affecting the price of shares of Parkway common stock or TPGI common stock before the mergers.

Upon completion of the parent merger, we estimate that continuing Parkway equity holders will own approximately 78.7% of the issued and outstanding shares of Combined Corporation common stock, representing 74.8% of the total voting power of the Combined Corporation, and former TPGI equity holders will own approximately 21.3% of the issued and outstanding shares of Combined Corporation common stock and all the outstanding shares of Parkway limited voting stock (collectively representing 25.2% of the total voting power of the Combined Corporation).

The results of operations of the Combined Corporation, as well as the market price of the common stock of the Combined Corporation after the parent merger, may be affected by factors in addition to those currently affecting Parkway’s or TPGI’s results of operations and the market prices of Parkway common stock and TPGI common stock, particularly the increase in leverage compared to that in place today for Parkway, and other differences in assets and capitalization.

Accordingly, the historical market prices and financial results of Parkway and TPGI may not be indicative of these matters for the Combined Corporation after the parent merger. For a discussion of the businesses of Parkway and TPGI and certain risks to consider in connection with investing in those businesses, see the documents incorporated by reference by Parkway and TPGI into this joint proxy statement/prospectus referred to under “Where You Can Find More Information” beginning on page 180.

The market price of the Combined Corporation’s common stock may decline as a result of the mergers.

The market price of the Combined Corporation’s common stock may decline as a result of the mergers if the Combined Corporation does not achieve the perceived benefits of the mergers or the effect of the mergers on the Combined Corporation’s financial results is not consistent with the expectations of financial or industry analysts.

In addition, upon consummation of the parent merger, Parkway stockholders and TPGI stockholders will own interests in a Combined Corporation operating an expanded business with a different mix of properties, risks and liabilities. Current stockholders of Parkway and TPGI may not wish to continue to invest in the Combined Corporation, or for other reasons may wish to dispose of some or all of their shares of the Combined Corporation’s common stock. If, following the effective time of the parent merger, large amounts of the Combined Corporation’s common stock are sold, the price of the Combined Corporation’s common stock could decline.

After the parent merger is completed, TPGI stockholders who receive shares of Parkway common stock in the parent merger will have different rights that may be less favorable than their current rights as TPGI stockholders.

After the closing of the parent merger, TPGI stockholders who receive shares of Parkway common stock in the parent merger will have different rights than they currently have as TPGI stockholders which may be less favorable than their current rights as TPGI stockholders. For example, as a result of its status as a REIT there are provisions in the Parkway charter that, subject to certain limited exceptions, restrict the amount of Parkway common stock that can be beneficially owned by any person, which may discourage takeover attempts and deprive stockholders from receiving a premium for their shares. For a detailed discussion of the significant differences between the current rights of a stockholder of TPGI and the rights of a stockholder of Parkway following the parent merger, see “Comparison of Rights of Stockholders of Parkway and Stockholders of TPGI” beginning on page 165.

Following the parent merger, the Combined Corporation may not continue to pay dividends at or above the rate currently paid by Parkway or TPGI.

Following the parent merger, the stockholders of the Combined Corporation may not receive dividends at the same rate that they did as stockholders of Parkway or TPGI prior to the parent merger for various reasons, including the following:

•	the Combined Corporation may not have enough cash to pay such dividends due to changes in the Combined Corporation’s cash requirements, capital spending plans, cash flow or financial position;

•	decisions on whether, when and in what amounts to make any future dividends will remain at all times entirely at the discretion of Parkway’s board of directors, which reserves the right to change Parkway’s dividend practices at any time and for any reason; and

•	the amount of dividends that the Combined Corporation’s subsidiaries may distribute to the Combined Corporation may be subject to restrictions imposed by state law and restrictions imposed by the terms of any current or future indebtedness that these subsidiaries may incur.

Stockholders of the Combined Corporation will have no contractual or other legal right to dividends that have not been declared by the Combined Corporation’s board of directors.

Counterparties to certain significant agreements with TPGI may exercise contractual rights under such agreements in connection with the mergers.

TPGI is a party to certain agreements that give the counterparty certain rights, including consent rights, in connection with a “change in control,” and, in some cases, the counterparty may have the right to terminate the agreement. Under certain of these agreements, the mergers will constitute a change in control and therefore the counterparty may assert its rights in connection with the mergers. Certain TPGI joint ventures, management and service contracts, and debt obligations have agreements subject to such provisions. Any such counterparty may request modifications of its agreement or payment of a fee as a condition to granting a waiver or consent under the agreement. There can be no assurance that such counterparties will not exercise their rights under these agreements, including termination rights where available, or that the exercise of any such rights under, or modification of, these agreements will not adversely affect the business or operations of the Combined Corporation.

The unaudited pro forma combined condensed financial information included elsewhere in this joint proxy statement/prospectus may not be representative of the Combined Corporation’s results after the mergers, and accordingly, you have limited financial information on which to evaluate the Combined Corporation.

The unaudited pro forma combined condensed financial information included elsewhere in this joint proxy statement/prospectus has been presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that actually would have occurred had the mergers and certain other transactions expected to be consummated immediately following the mergers been completed as of the date indicated, nor is it indicative of the future operating results or financial position of the Combined Corporation. The unaudited pro forma combined condensed financial information does not reflect future events that may occur after the mergers and the other transactions expected to be consummated immediately following the mergers, including the costs related to the planned integration of the two companies and any future nonrecurring charges resulting from the mergers and the other transactions expected to be consummated immediately following the mergers, and does not consider potential impacts of current market conditions on revenues or expense efficiencies. The unaudited pro forma combined condensed financial information presented elsewhere in this joint proxy statement/prospectus is based in part on certain assumptions regarding the mergers and the other transactions expected to be consummated immediately following the mergers that Parkway and TPGI believe are reasonable under the circumstances. Parkway and TPGI cannot assure you that the assumptions will prove to be accurate over time.

The Combined Corporation will have a significant amount of indebtedness and may need to incur more in the future.

The Combined Corporation will have substantial indebtedness following completion of the mergers. For example, on a pro forma basis as of June 30, 2013, the Combined Corporation would have had $1.4 billion of total outstanding indebtedness (including its pro rata share of debt of its unconsolidated subsidiaries), with net debt to total market capitalization of 45.8% based on Parkway’s closing stock price of $16.76 on June 28, 2013 (by comparison, as of that date, the standalone figures for Parkway were $0.8 billion and 40.7%, respectively, and for TPGI were $0.5 billion and 59.2%, respectively, based on TPGI’s closing stock price of $5.30 on June 28, 2013). In addition, in connection with executing the Combined Corporation’s business strategies following the mergers, the Combined Corporation expects to continue to evaluate the possibility of acquiring additional properties and making strategic investments, and the Combined Corporation may elect to finance these endeavors by incurring additional indebtedness. The amount of such indebtedness could have material adverse consequences for the Combined Corporation, including:

•	hindering the Combined Corporation’s ability to adjust to changing market, industry or economic conditions;

•	limiting the Combined Corporation’s ability to access the capital markets to raise additional equity or refinance maturing debt on favorable terms or to fund acquisitions or emerging businesses;

•	limiting the amount of free cash flow available for future operations, acquisitions, dividends, stock repurchases or other uses;

•	making the Combined Corporation more vulnerable to economic or industry downturns, including interest rate increases; and

•	placing the Combined Corporation at a competitive disadvantage compared to less leveraged competitors.

Moreover, to respond to competitive challenges, the Combined Corporation may be required to raise substantial additional capital to execute its business strategy. The Combined Corporation’s ability to arrange additional financing will depend on, among other factors, the Combined Corporation’s financial position and performance, as well as prevailing market conditions and other factors beyond the Combined Corporation’s control. If the Combined Corporation is able to obtain additional financing, the Combined Corporation’s credit ratings could be further adversely affected, which could further raise the Combined Corporation’s borrowing costs and further limit its future access to capital and its ability to satisfy its obligations under its indebtedness.

Risks Related to Tax

Parkway may incur adverse tax consequences if Parkway has failed or fails to qualify as a REIT for U.S. federal income tax purposes.

Parkway has operated in a manner that it believes has allowed it to qualify as a REIT for U.S. federal income tax purposes under the Code, and intends to continue to do so through the time of the parent merger and thereafter. Parkway has not requested, and does not plan to request a ruling from the IRS that it qualifies as a REIT. Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations. The complexity of these provisions and of the applicable Treasury Regulations that have been promulgated under the Code is greater in the case of a REIT that holds its assets through a partnership (such as Parkway does and will continue to do after the mergers). The determination of various factual matters and circumstances not entirely within the control of Parkway may affect its ability to qualify as a REIT. In order to qualify as a REIT, Parkway must satisfy a number of requirements, including requirements regarding the ownership of its stock and the composition of its gross income and assets. Also, a REIT must make distributions to stockholders aggregating annually at least 90% of its net taxable income, excluding any net capital gains.

If Parkway loses its REIT status, or is determined to have lost its REIT status in a prior year, it will face serious tax consequences that would substantially reduce its cash available for distribution, including cash available to pay dividends to its stockholders, because:

•	it would be subject to U.S. federal income tax on its net income at regular corporate rates for the years it did not qualify for taxation as a REIT (and, for such years, would not be allowed a deduction for dividends paid to stockholders in computing its taxable income);

•	it could be subject to the federal alternative minimum tax and possibly increased state and local taxes for such periods;

•	unless it is entitled to relief under applicable statutory provisions, neither it nor any “successor” company could elect to be taxed as a REIT until the fifth taxable year following the year during which it was disqualified; and

•	for the ten years following re-election of REIT status, upon a taxable disposition of an asset owned as of such re-election, it would be subject to corporate level tax with respect to any built-in gain inherent in such asset at the time of re-election.

In certain circumstances, even if Parkway qualifies as a REIT, it and its subsidiaries may be subject to certain U.S. federal, state and other taxes, which would reduce Parkway’s cash available for distribution to its stockholders.

Even if Parkway has qualified and continues to qualify as a REIT, it may be subject to U.S. federal, state, or other taxes. For example, net income from the sale of properties that are “dealer” properties sold by a REIT (a “prohibited transaction” under the Code) will be subject to a 100% tax. In addition, Parkway may not be able to make sufficient distributions to avoid income and excise taxes applicable to REITs. Alternatively, Parkway may decide to retain income it earns from the sale or other disposition of its property and pay income tax directly on such income. In that event, Parkway’s stockholders would be treated as if they earned that income and paid the tax on it directly. However, stockholders that are tax-exempt, such as charities or qualified pension plans, might not have any benefit from their deemed payment of such tax liability. Parkway and its subsidiaries may also be subject to U.S. federal taxes other than U.S. federal income taxes, as well as state and local taxes (such as state and local income and property taxes), either directly or at the level of its operating partnership, or at the level of the other companies through which Parkway indirectly owns its assets. Any U.S. federal or state taxes Parkway (or any of its subsidiaries) pays will reduce cash available for distribution by the Combined Corporation to stockholders. See “The Mergers—U.S. Federal Income Tax Considerations—Material U.S. Federal Income Tax Considerations Related to Parkway Common Stock” beginning on page 100.

The parent merger may have adverse tax consequences.

The parties intend that the parent merger will be treated as a reorganization within the meaning of Section 368(a) of the Code, and they will receive legal opinions to that effect from their respective counsel, Hogan Lovells US LLP and Skadden, Arps, Slate, Meagher, & Flom LLP. These tax opinions represent the legal judgment of counsel rendering the opinion and are not binding on the IRS or the courts. If the parent merger were to fail to qualify as a reorganization, then a TPGI stockholder generally would recognize gain or loss, as applicable, equal to the difference between (i) the sum of the fair market value of the Parkway stock and cash in lieu of fractional shares of Parkway stock received by the TPGI stockholder in the parent merger; and (ii) the TPGI stockholder’s adjusted tax basis in its TPGI stock. Moreover, TPGI would be treated as selling, in a taxable transaction, all of its assets to Parkway, with the result that TPGI would generally recognize gain or loss on the deemed transfer of its assets to Parkway and Parkway, as its successor, could incur a significant current tax liability. The balance of this discussion assumes that the parent merger, as intended by the parties, will qualify as a reorganization.

As described below under “The Mergers—U.S. Federal Income Tax Considerations—Material U.S. Federal Income Tax Considerations Related to Parkway Common Stock—Taxation of REITs in General,” and “The Mergers—U.S. Federal Income Tax Considerations—Material U.S. Federal Income Tax Considerations Related to Parkway Common Stock—Certain Considerations Relating to the Parent Merger,” as a general matter, notwithstanding that Parkway is a REIT, if Parkway acquires appreciated assets from a regular “C corporation” in a transaction in which the adjusted tax basis of the assets in its hands is determined by reference to the adjusted tax basis of the assets in the hands of the C corporation, Parkway will be subject to entity-level tax on any gain recognized in connection with a disposition (such as a taxable sale) of any such assets during the 10-year period following such acquisition. In addition, as described below under “The Mergers—U.S. Federal Income Tax Considerations—Material U.S. Federal Income Tax Considerations Related to Parkway Common Stock—Requirements for Qualification as a REIT,” in order to qualify as a REIT, Parkway must not have, at the end of any taxable year, any earnings and profits accumulated in a non-REIT year.

Because TPGI is taxable as a regular C corporation and Parkway will acquire its appreciated assets in a transaction in which the adjusted tax basis of the assets in its hands is determined by reference to the adjusted tax basis of the assets in the hands of TPGI prior to the parent merger, Parkway will be subject to corporate income tax on the “built-in gain” with respect to TPGI’s assets at the time of the parent merger if it disposes of those assets in a taxable transaction within ten years following the parent merger. This built-in gain will be measured by the difference between the value of the TPGI assets at the time of the parent merger and the adjusted basis in those assets. The ability of Parkway to use historic net operating loss carryovers of TPGI (if any) to offset any built-in gain subject to this tax will be limited. This tax would not apply to non-taxable dispositions of the TPGI assets, such as “like-kind exchanges” or a tax-free merger.

Because TPGI is taxable as a regular C corporation, Parkway would succeed to any earnings and profits accumulated by TPGI for taxable periods prior to and including the parent merger, referred to as “C corporation earnings and profits.” To qualify as a REIT, Parkway cannot have any C corporation earnings and profits at the end of any taxable year. It is a condition to Parkway’s obligations to close under the mergers that Parkway receives a study, prepared by TPGI’s accountants and dated as of the closing date of the mergers, to the effect that TPGI will not have any C corporation earnings and profits at the time of the parent merger. This study, however, is not binding on the IRS or the courts. If Parkway were determined to have any C corporation earnings and profits as a result of the parent merger, Parkway may have to pay a special dividend and/or employ applicable deficiency dividend procedures to eliminate such earnings and profits. If Parkway needs to make a special dividend or pay a deficiency dividend and does not otherwise have cash on hand to do so, it may need to (i) sell assets in adverse market conditions, (ii) borrow on unfavorable terms, (iii) distribute amounts that would otherwise be invested in future acquisitions, capital expenditures or repayment of debt, or (iv) make a taxable distribution of common stock as part of a distribution in which stockholders may elect to receive common stock or cash (subject to a limit measured as a percentage of the total distribution), in order to comply with REIT requirements. These alternatives could increase Parkway’s costs or reduce its equity. In addition, if Parkway were to rely upon the remedial deficiency dividend procedures, it would be required to pay interest based on the amount of any such deficiency dividends.

Because TPGI is not currently a REIT, its income, assets, and operations, in their current form, are not necessarily consistent with the requirements applicable to REITs. Parkway intends to utilize rights granted under the merger agreement to cause TPGI and its subsidiaries to restructure, prior to the mergers, their respective assets and operations, and Parkway otherwise intends to take necessary actions following the mergers with respect to the assets and operations of TPGI to ensure that Parkway will continue to qualify as a REIT following the mergers. To the extent that Parkway is unable to restructure the assets and operations of TPGI and its subsidiaries in a REIT-compliant manner, Parkway may be required to hold assets or conduct operations through a taxable REIT subsidiary, or possibly to dispose of such assets at a time or in a manner that may not be favorable to Parkway. As described below under “The Mergers—U.S. Federal Income Tax Considerations—Material U.S. Federal Income Tax Considerations Related to Parkway Common Stock—Effect of Subsidiary Entities—Ownership of Taxable REIT Subsidiaries,” a taxable REIT subsidiary is subject to regular corporate income tax on its net income. Moreover, if Parkway were to fail to otherwise identify and restructure in a timely manner assets or operations of TPGI that are inconsistent with Parkway’s status as a REIT, it may cause Parkway to fail to satisfy one or more of the requirements applicable to REITs. In that case, unless Parkway was to qualify for certain remedial provisions, it could fail to qualify as a REIT.

In addition to the foregoing, as a result of the parent merger, Parkway will inherit any liability with respect to unpaid taxes of TPGI for any periods prior to the parent merger.

Other Risks

Increase in Parkway’s authorized share capital may have anti-takeover effects

The increase in the authorized number of shares of Parkway capital stock could have possible anti-takeover effects. These authorized but unissued shares could (within the limits imposed by applicable law and NYSE rules) be issued in one or more transactions that could make a change of control of Parkway more difficult, and therefore more unlikely. The additional authorized shares could be used to discourage persons from attempting to gain control of Parkway by diluting the voting power of shares then outstanding or increasing the voting power of persons who would support the Parkway Board in a potential takeover situation, including by preventing or delaying a proposed business combination that is opposed by the Parkway Board although perceived to be desirable by some stockholders.

Parkway and TPGI face other risks.

The foregoing risks are not exhaustive, and you should be aware that, following the mergers, the Combined Corporation will face various other risks, including those discussed in reports filed by Parkway and TPGI with the SEC. See “Where You Can Find More Information” beginning on page 180.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus and the documents incorporated by reference into this joint proxy statement/prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Certain statements that are not in the present or past tense or that discuss Parkway’s and/or TPGI’s expectations (including any use of the words “anticipate,” “assume,” “believe,” “estimate,” “expect,” “forecast,” “guidance,” “intend,” “may,” “might,” “outlook,” “project”, “should” or similar expressions) are intended to identify such forward-looking statements, which generally are not historical in nature. These forward-looking statements, which are based on current expectations, estimates and projections about the industry and markets in which Parkway and TPGI operate and beliefs of and assumptions made by their respective management, involve uncertainties that could significantly affect the financial results of Parkway, TPGI or the Combined Corporation. There can be no assurance that actual future developments affecting Parkway, TPGI or the Combined Corporation will be those anticipated by Parkway or TPGI. Examples of forward-looking statements include projected 2013 fully diluted EPS, share of depreciation and amortization, reported FFO per share, projected net operating income, cap rates, internal rates of return, future dividend payment rates, forecasts of FFO accretion, projected capital improvements, expected sources of financing, expectations as to the timing of closing of acquisitions, dispositions and other potential transactions and descriptions relating to these expectations. These forward-looking statements involve risks and uncertainties (some of which are beyond the control of Parkway or TPGI) and are subject to change based upon various factors including, but not limited to, the following risks and uncertainties:

•	changes in the real estate industry and in performance of the financial markets and interest rates;

•	the actual or perceived impact of U.S. monetary policy;

•	the demand for and market acceptance of either company’s properties for rental purposes;

•	the ability of either company to enter into new leases or renewal leases on favorable terms;

•	the amount and growth of either company’s expenses;

•	tenant financial difficulties and general economic conditions, including interest rates, as well as economic conditions and competition in those areas where either company owns properties;

•	risks associated with joint venture partners;

•	risks associated with the ownership and development of real property;

•	termination of property management contracts;

•	the bankruptcy or insolvency of companies for which Parkway provides property management services or the sale of these properties;

•	the outcome of claims and litigation involving or affecting either company;

•	the ability to satisfy conditions necessary to close pending transactions and the ability to successfully integrate pending transactions;

•	applicable regulatory changes;

•	risks associated with acquisitions, including the integration of the combined companies’ businesses;

•	risks associated with achieving expected synergies or cost savings;

•	risks associated with the companies’ ability to consummate the mergers and the timing of the closing of the mergers; and

•	other risks and uncertainties detailed from time to time in Parkway’s or TPGI’s SEC filings.

Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, the business, financial condition, liquidity, cash flows and financial results of either company could differ materially from those expressed in the forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made. New risks and uncertainties arise over time, and it is not possible for us to predict the occurrence of those matters or the manner in which they may affect us. Neither Parkway nor TPGI undertakes any duty to update any forward-looking statements appearing in this joint proxy statement/prospectus.

THE COMPANIES

Parkway Properties, Inc.

Parkway is a Maryland corporation that has elected to be taxed as a REIT under the Code. Parkway specializes in the ownership of quality office properties in higher growth submarkets in the Sunbelt region of the United States. Parkway owned or had an interest in 46 office properties located in eight states with an aggregate of approximately 13.3 million square feet of leasable space at June 30, 2013. Parkway offers fee-based real estate services through its wholly owned subsidiaries, which in total managed and/or leased approximately 11.8 million square feet for third-party property owners at June 30, 2013. Unless otherwise indicated, all references to square feet represent net rentable area.

Parkway’s most significant asset is its ownership interest in Parkway LP, which, together with its subsidiaries, conducts substantially all of Parkway’s business, holds substantially all of Parkway’s consolidated assets and generates substantially all of Parkway’s revenues. Through a wholly owned subsidiary of Parkway, Parkway is the sole general partner of Parkway LP and, as of June 30, 2013, owned 68,572,111 common limited partnership units, or approximately 99.8% of the outstanding partnership interests of Parkway LP.

Parkway common stock is listed on the NYSE, trading under the symbol “PKY.”

Parkway was incorporated in the state of Maryland in 1996, and Parkway LP was formed in the state of Delaware in 1997. Parkway’s principal executive offices are located at 390 North Orange Avenue, Suite 2400, Orlando, Florida 32801, and its telephone number is (407) 650-0593.

Merger Sub, an indirect wholly owned subsidiary of Parkway LP, is a Delaware limited partnership formed on August 20, 2013 for the purpose of effecting the partnership merger. Upon completion of the partnership merger, Merger Sub will be merged with and into TPG LP with TPG LP surviving as an indirect wholly owned subsidiary of Parkway LP. Merger Sub, has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement.

Additional information about Parkway and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 180.

Thomas Properties Group, Inc.

TPGI is a full-service real estate company that owns, acquires, develops and manages primarily office, as well as mixed-use and residential properties on a nationwide basis. TPGI’s primary areas of focus are the acquisition and ownership of premier properties, both on a consolidated basis and through strategic joint ventures, property development and redevelopment, and property management activities. Property operations comprise TPGI’s primary source of cash flow and provide revenue through rental operations, property management, asset management, leasing and other fee income. TPGI’s acquisitions program targets properties purchased both for its own account and that of third parties, targeted at core, core plus, and value-add properties. TPGI engages in property development and redevelopment as market conditions warrant both for its own account and that of third parties. As part of its investment management activities, TPGI earns fees for advising institutional investors on property portfolios.

TPGI owns interests in properties located in Philadelphia, Pennsylvania; Houston, Texas and Austin, Texas. As of June 30, 2013, TPGI owned interests in and asset managed 14 operating properties with 9.8 million rentable square feet and provided leasing, asset and/or property management services on behalf of third parties for an additional three operating properties with 1.9 million rentable square feet. TPGI also has direct and indirect ownership interests in land with various allowable uses, including office development, totaling approximately 1.0 million square feet. TPGI’s operations are carried on through TPG LP, of which TPGI is the sole general partner and owns approximately 79.8% of the partnership interests, as of June 30, 2013.

TPGI’s common stock is listed on the NYSE, trading under the symbol “TPGI.”

TPGI was incorporated in the State of Delaware in 2004, and TPG LP was formed in the state of Maryland in 2004. TPGI’s principal executive offices are located at 515 South Flower Street, Sixth Floor, Los Angeles, California 90071, and its phone number is (213) 613-1900.

Additional information about TPGI and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 180.

The Combined Corporation

The Combined Corporation will be named “Parkway Properties, Inc.” and will be a Maryland corporation that elects to be taxed as a REIT under the Code. The Combined Corporation will be a Sunbelt-focused, publicly traded REIT specializing in the ownership of quality office properties. The Combined Corporation is expected to have a pro forma equity market capitalization of approximately $1.6 billion, and a total market capitalization of approximately $2.9 billion. The Combined Corporation’s asset base will consist primarily of approximately 50 office properties immediately after the mergers, assuming the disposition of three of the properties acquired from TPGI concurrently with the mergers or immediately thereafter. The Combined Corporation will maintain strategic diversity across large and secondary markets within the Sunbelt region of the United States. The Combined Corporation’s seven largest markets are expected to be Houston, Charlotte, Atlanta, Jacksonville, Phoenix, Tampa and Austin.

The business of the Combined Corporation will be operated through Parkway LP and its subsidiaries, which will include TPG LP and its subsidiaries. On a pro forma basis giving effect to the mergers, the Combined Corporation will own an approximately 95.1% partnership interest in Parkway LP and, through its wholly owned subsidiary which is the sole general partner of Parkway LP, the Combined Corporation will have the full, exclusive and complete responsibility for and discretion in the day-to-day management and control of Parkway LP.

The common stock of the Combined Corporation will be listed on the NYSE, trading under the symbol “PKY.”

The Combined Corporation’s principal executive offices will be located at 390 North Orange Avenue, Suite 2400, Orlando, Florida 32801, and its telephone number will be (407) 650-0593.

THE PARKWAY SPECIAL MEETING

Date, Time and Place

The Parkway special meeting will be held at Parkway corporate headquarters, 390 North Orange Avenue, Suite 2400, Orlando, Florida 32801, on December 17, 2013, at 9:00 a.m., Eastern Time.

Purpose of the Parkway Special Meeting

At the Parkway special meeting, Parkway stockholders will be asked to consider and vote upon the following matters:

•	a proposal to approve the merger agreement, the merger of TPGI with and into Parkway, with Parkway continuing as the surviving corporation, and the other transactions contemplated by the merger agreement, including the issuance of Parkway common stock to TPGI stockholders in connection with the parent merger, which we refer to, collectively, as the Parkway merger proposal;

•	a proposal to approve an amendment to the Parkway charter to increase the total number of authorized shares of capital stock from 150,000,000 to 250,000,000, which we refer to as the authorized stock increase proposal; and

•	a proposal to approve one or more adjournments of the Parkway special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of approval and adoption of the merger agreement and the parent merger, which we refer to as the adjournment proposal.

Recommendation of the Parkway Board

After careful consideration, the Parkway Board has unanimously determined and declared that the merger agreement, the parent merger and the other transactions contemplated by the merger agreement, including the issuance of shares of Parkway common stock and Parkway limited voting stock to TPGI stockholders in the parent merger, are advisable and in the best interests of Parkway and its stockholders and has unanimously adopted and approved the merger agreement, the parent merger and the other transactions contemplated by the merger agreement. Certain factors considered by the Parkway Board in reaching its decision to adopt and approve the parent merger can be found in the section of this joint proxy/statement/prospectus entitled “The Mergers—Recommendation of the Parkway Board and Its Reasons for the Parent Merger” beginning on page 66.

Furthermore, the Parkway Board has unanimously adopted resolutions declaring it advisable and in the best interests of Parkway and its stockholders to amend the Parkway charter to increase the total number of authorized shares of capital stock of Parkway from 150,000,000 to 250,000,000 in order to provide Parkway with additional capital stock following the mergers.

The Parkway Board unanimously recommends that Parkway stockholders vote FOR the Parkway merger proposal, FOR the authorized stock increase proposal, and FOR the adjournment proposal.

Parkway Record Date; Who Can Vote at the Parkway Special Meeting

Only Parkway stockholders of record at the close of business on the record date, November 11, 2013, are entitled to receive notice of the Parkway special meeting and to vote the shares of Parkway common stock that they held on the record date at the Parkway special meeting, or any postponement or adjournment of the Parkway special meeting. The only class of stock that can be voted at the Parkway special meeting is Parkway common stock. Each share of Parkway common stock is entitled to one vote on all matters that come before the stockholders at the Parkway special meeting.

On November 1, 2013, there were approximately 68,622,417 shares of Parkway common stock outstanding held by approximately 2,285 holders of record.

A list of Parkway stockholders entitled to vote at the Parkway special meeting will be open for examination by any Parkway stockholder, for any purpose germane to the Parkway special meeting, during ordinary business hours, beginning two (2) days after notice of the Parkway special meeting is given through the time of the Parkway special meeting at Parkway’s principal executive offices at 390 North Orange Avenue, Suite 2400, Orlando, Florida 32801.

Quorum

A quorum of stockholders is necessary to hold a valid special meeting. The presence, in person or by proxy, of holders of a majority of the shares of Parkway common stock outstanding on the Parkway record date will constitute a quorum. As of November 1, 2013, there were 68,622,417 shares of Parkway common stock outstanding. Thus, assuming there is no change in the number of shares of Parkway common stock outstanding, 34,311,209 shares of Parkway common stock must be represented by stockholders present in person or by proxy at the Parkway special meeting to have a quorum for the Parkway special meeting.

Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chairman of the Parkway special meeting or stockholders representing a majority of the votes present at the Parkway special meeting may adjourn the Parkway special meeting to another date.

Vote Required for Approval

Approval of the Parkway merger proposal requires the affirmative vote of holders of a majority of the outstanding shares of Parkway common stock.

Approval of the authorized stock increase proposal requires the affirmative vote of holders of a majority of the outstanding shares of Parkway common stock.

Approval of the adjournment proposal requires that the votes cast “FOR” the proposal exceed the votes cast “AGAINST” the proposal.

Abstentions and Broker Non-Votes

If you are a Parkway stockholder and fail to vote, fail to instruct your broker, bank or nominee to vote, or abstain from voting:

•	with respect to the Parkway merger proposal, it will have the same effect as a vote “AGAINST” the Parkway merger proposal;

•	with respect to the authorized stock increase proposal, it will have the same effect as a vote “AGAINST” the amendment; and

•	with respect to the adjournment proposal, if you are present in person or by proxy at the stockholders’ meeting, it will have the same effect as a vote “AGAINST” the proposal, and if you are not present in person or by proxy at the stockholders’ meeting, it will not have an effect on the proposal.

Voting by Parkway Directors, Executive Officers and Significant Stockholders

As of November 1, 2013, directors and executive officers of Parkway and their affiliates were entitled to vote 1,539,945 shares of Parkway common stock, or approximately 2.2% of the shares of Parkway common stock issued and outstanding on that date. Parkway currently expects that the Parkway directors and executive officers will vote their shares of Parkway common stock in favor of the Parkway merger proposal, the authorized stock increase proposal, and the adjournment proposal to be considered at the Parkway special meeting, although none of them is obligated to do so.

TPG Pantera, an affiliate of four of our directors and a significant stockholder of Parkway common stock, has agreed pursuant to a voting agreement to vote its 23,630,000 shares of Parkway common stock, or approximately 34.5% of the shares of Parkway common stock outstanding as of September 4, 2013, in favor or the Parkway merger proposal, the authorized stock increase proposal, and the adjournment proposal.

Manner of Submitting Proxy

A proxy card is enclosed for use by Parkway stockholders. Parkway requests that Parkway stockholders sign the accompanying proxy card and return it promptly in the enclosed postage-paid envelope. Parkway stockholders may also vote their shares by telephone or through the Internet. Information and applicable deadlines for voting proxies by telephone or through the Internet are set forth on the enclosed proxy card. When the accompanying proxy is returned properly executed, the shares of Parkway common stock represented by it will be voted at the Parkway special meeting or any adjournment or postponement thereof in accordance with the instructions contained in the proxy card.

If a proxy card is signed and returned without an indication as to how the shares of Parkway common stock represented by the proxy are to be voted with regard to a particular proposal, the Parkway common stock represented by the proxy will be voted “FOR” each such proposal. As of the date of this joint proxy statement/prospectus, Parkway has no knowledge of any business that will be presented for consideration at the Parkway special meeting and which would be required to be set forth in this joint proxy statement/prospectus other than the matters set forth in the accompanying Notice of Special Meeting of Stockholders of Parkway. In accordance with the Parkway bylaws and Maryland law, business transacted at the Parkway special meeting will be limited to those matters set forth in such notice.

Your vote is important. Accordingly, please sign and return the enclosed proxy card whether or not you plan to attend the Parkway special meeting in person.

Shares held in “Street Name”

If a Parkway stockholder holds shares of Parkway common stock in a stock brokerage account or if its shares are held by a bank or nominee (that is, in “street name”), such stockholder must provide the record holder of its shares with instructions on how to vote its shares of Parkway common stock. Parkway stockholders should follow the voting instructions provided by their broker, bank or nominee. Please note that Parkway stockholders may not vote shares of Parkway common stock held in street name by returning a proxy card directly to Parkway or by voting in person at the Parkway special meeting unless they provide a “legal proxy,” which Parkway stockholders must obtain from their broker, bank or nominee. Further, brokers, banks or nominees who hold shares of Parkway common stock on behalf of their customers may not give a proxy to Parkway to vote those shares without specific instructions from their customers. If a Parkway stockholder does not instruct its broker, bank or nominee to vote, then the broker, bank or nominee may not vote those shares, and it will have the effects described above under “—Abstentions and Broker Non-Votes.”

Revocation of Proxies or Voting Instructions

Parkway stockholders of record may change their vote or revoke their proxy at any time before the final vote at the Parkway special meeting by:

1.	submitting another properly completed proxy card in time to be received before the Parkway special meeting or by submitting a later dated proxy by telephone or over the Internet in which case the later-submitted proxy will be recorded and the earlier proxy revoked;

2.	submitting written notice that the Parkway stockholder is revoking the proxy to Parkway’s Corporate Secretary, 390 North Orange Avenue, Suite 2400, Orlando, Florida 32801, in time to be received before the Parkway special meeting; or

3.	voting in person at the Parkway special meeting.

Attending the Parkway special meeting without voting will not, by itself, revoke a Parkway stockholder’s proxy. If a Parkway stockholder’s shares of common stock are held by its broker or bank as nominee or agent, the stockholder should follow the instructions provided by the broker or bank.

Tabulation of Votes

Parkway will appoint an inspector of election for the Parkway special meeting to tabulate affirmative and negative votes, broker non-votes and abstentions.

Solicitation of Proxies; Payment of Solicitation Expenses

The cost of proxy solicitation for the Parkway special meeting will be borne by Parkway. In addition to the use of the mail, proxies may be solicited by officers, directors and regular employees of Parkway, without additional remuneration, in person, by telephone or any other electronic means of communication deemed appropriate. Parkway will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record on the record date and will provide customary reimbursement to such firms for the cost of forwarding these materials.

Adjournment

In addition to the other proposals being considered at the Parkway special meeting, Parkway stockholders are also being asked to approve a proposal that will give the Parkway Board authority to adjourn the Parkway special meeting, if necessary or appropriate in the view of the Parkway Board, to solicit additional proxies in favor of the other proposals if there are not sufficient votes at the time of such adjournment to approve such proposals. If this proposal is approved, the Parkway special meeting could be successively adjourned to any date. In addition, the Parkway Board could postpone the Parkway special meeting before it commences, whether for the purpose of soliciting additional proxies or for other reasons. If the Parkway special meeting is adjourned for the purpose of soliciting additional proxies, stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use.

If a quorum does not exist, the chairman of the Parkway special meeting or the holders of a majority of the shares of Parkway common stock present at the Parkway special meeting, in person or by proxy, may adjourn the Parkway special meeting to another place, date or time. If a quorum exists, but there are not enough affirmative votes to approve any other proposal, the Parkway special meeting may be adjourned if the votes cast, in person or by proxy, at the Parkway special meeting in favor of the adjournment proposal exceed the votes cast, in person or by proxy, against the adjournment proposal.

Assistance

If you need assistance in completing your proxy card or have questions regarding the various voting options with respect to the Parkway special meeting, please contact:

Parkway Properties, Inc.

Attention: Ted McHugh, Director of Investor Relations

390 North Orange Avenue, Suite 2400

Orlando, Florida 32801

(407) 650-0593

PROPOSALS SUBMITTED TO PARKWAY STOCKHOLDERS

Merger Proposal

(Proposal 1 on the Parkway Proxy Card)

Parkway stockholders are asked to approve the merger agreement, the parent merger and the other transactions contemplated by the merger agreement, including the issuance of shares of Parkway common stock and Parkway limited voting stock to TPGI stockholders in the parent merger. For a summary and detailed information regarding this proposal, see the information about the merger agreement and the parent merger throughout this joint proxy statement/prospectus, including the information set forth in sections entitled “The Mergers” beginning on page 59 and “The Merger Agreement” beginning on page 126. A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus and incorporated herein by reference.

Pursuant to the merger agreement, approval of this proposal is a condition to the closing of the mergers. If this proposal is not approved, the mergers will not be completed.

Approval of the proposal to approve the merger agreement, the parent merger and the other transactions contemplated by the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Parkway common stock.

Recommendation of the Parkway Board

The Parkway Board unanimously recommends that Parkway stockholders vote FOR the proposal to approve the merger agreement, the parent merger and the other transactions contemplated by the merger agreement, including the issuance of shares of Parkway common stock and Parkway limited voting stock to TPGI stockholders in the parent merger.

Authorized Stock Increase Proposal

(Proposal 2 on the Parkway Proxy Card)

Our charter, currently allows Parkway to issue up to 150,000,000 shares of capital stock, par value $0.001 per share. Of this amount, 120,000,000 shares are classified as common stock and 30,000,000 are classified as excess stock. Parkway’s excess stock is reserved solely to be available in the unlikely circumstance of a stockholder exceeding Parkway’s ownership limit for ownership of common stock. As of November 1, 2013, Parkway had 68,622,417 shares of common stock outstanding, held by 2,285 holders of record.

Parkway expects to issue approximately 18.6 million shares of Parkway common stock and 4.5 million shares of limited voting stock in connection with the parent merger, will reserve approximately 0.1 million shares of Parkway common stock in respect of TPGI equity awards that Parkway will assume in connection with the parent merger, and will reserve approximately 4.5 million shares of Parkway common stock for issuance in exchange for limited partnership units of Parkway LP issued to former limited partners of TPG LP in the partnership merger. On a pro forma basis, upon completion of the mergers, Parkway will have 87.2 million shares of common stock and 4.5 million shares of limited voting stock outstanding, 3.0 million shares of common stock reserved for issuance pursuant to outstanding equity awards, and no shares of excess stock outstanding.

In order to provide Parkway with additional capital stock that will be available in the future, on September 4, 2013, the Parkway Board adopted a resolution declaring it advisable and in the best interests of Parkway and its stockholders to amend our Charter to increase the total number of authorized shares of our capital stock from 150,000,000 to 250,000,000. The Parkway Board further directed that the proposed action be submitted for consideration by Parkway’s stockholders.

The proposed amendment to the Parkway charter would delete the current ARTICLE V, Section 1 of the Parkway charter and replace it with the following:

“Section 1. Authorized Capital Stock

(a) Authorized Shares. The total number of shares of capital stock of all classes that the Corporation has authority to issue is 250,000,000. Of these shares of capital stock, 220,000,000 shares are classified as Common Stock, par value $0.001 per share (the “Common Stock”); and 30,000,000 shares are classified as Excess Stock, par value $0.001 per share (the “Excess Stock”). The Common Stock and the Excess Stock shall each constitute a separate class of capital stock of the Corporation.

(b) Terminology and Aggregate Par Value. All classes of capital stock (except Excess Stock) are referred to herein as “Equity Stock”; all classes of capital stock (including Excess Stock) are referred to herein as “Stock”. The aggregate par value of all of the Corporation’s authorized Stock is $250,000.”

The primary purpose of the authorized stock increase proposal is to provide Parkway with additional capital stock that will be available for future general corporate purposes, including capital raising transactions, employee benefit plans, acquisitions and other corporate uses. The proposed increase in authorized shares is not in response to any takeover proposal and is not intended to be used as an anti-takeover mechanism. Parkway currently has no definitive plans or understandings with respect to the issuance of any common stock except as described in this Proxy Statement.

If Parkway’s stockholders do not approve the authorized stock increase proposal, then Parkway will not be able to increase the total number of authorized shares of capital stock from 150,000,000 to 250,000,000, and Parkway will be limited in the amount of shares of capital stock that are available for issuance in the future. Parkway currently has a sufficient number of shares of authorized common stock to effect the issuance of shares to TPGI’s stockholders pursuant to the merger agreement. Accordingly, approval of the authorized stock increase proposal is not required in connection with the mergers and is not conditioned on approval of the mergers.

Recommendation of the Parkway Board

The Parkway Board unanimously recommends that Parkway stockholders vote FOR the proposal to amend the Parkway charter to increase the total number of authorized shares of capital stock.

The Parkway Adjournment Proposal

(Proposal 3 on the Parkway Proxy Card)

The Parkway special meeting may be adjourned to another time or place to permit, among other things, further solicitation of proxies, if necessary or appropriate in the view of the Parkway Board, in favor of the other proposals on the Parkway proxy card if there are not sufficient votes at the time of such adjournment to approve such proposals.

Parkway is asking Parkway stockholders to approve the adjournment of the Parkway special meeting, if necessary or appropriate in the view of the Parkway Board if there are not sufficient votes at the time of such adjournment to approve such proposals. Approval of this proposal requires the affirmative vote of a majority of the votes cast on the proposal.

Recommendation of the Parkway Board

The Parkway Board unanimously recommends that Parkway stockholders vote FOR the proposal to approve one or more adjournments of the Parkway special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of approval and adoption of the merger agreement and the parent merger and the amendment of the Parkway charter.

Other Business

As of the date of this joint proxy statement/prospectus, Parkway does not intend to bring any other matters before the stockholders at the Parkway special meeting, and Parkway has no knowledge of any business that will be presented for consideration at the Parkway special meeting and which would be required to be set forth in this joint proxy statement/prospectus other than the matters set forth in the accompanying Notice of Special Meeting of Stockholders of Parkway. In accordance with the Parkway bylaws and Maryland law, business transacted at the Parkway special meeting will be limited to those matters set forth in such notice.

THE TPGI SPECIAL MEETING

Date, Time and Place

The TPGI special meeting will be held at TPGI’s corporate headquarters, 515 South Flower Street, 6th Floor, Los Angeles, California 90071, on December 17, 2013, at 10:00 a.m., Pacific Time.

Purpose of the TPGI Special Meeting

At the TPGI special meeting, TPGI stockholders will be asked to consider and vote upon the following matters:

•	a proposal to adopt the merger agreement (a copy of which is attached as Annex A to this joint proxy statement/prospectus) and to approve the parent merger, and the other transactions contemplated by the merger agreement, which we refer to, collectively, as the TPGI merger proposal;

•	an advisory (non-binding) proposal to approve specified compensation that may become payable to the named executive officers of TPGI in connection with the parent merger, which we refer to as the compensation proposal; and

•	a proposal to approve one or more adjournments of the TPGI special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of approval and adoption of the merger agreement and the parent merger and approval of the compensation approval, which we refer to as the adjournment proposal.

Recommendation of the TPGI Board

After careful consideration, the TPGI Board has unanimously determined and declared that the merger agreement, the parent merger and the other transactions contemplated by the merger agreement, are advisable and in the best interests of TPGI and its stockholders and has unanimously adopted and approved the merger agreement, the parent merger and the other transactions contemplated by the merger agreement. Certain factors considered by the TPGI Board in reaching its decision to adopt and approve the parent merger can be found in the section of this joint proxy statement/prospectus entitled “The Mergers—Recommendation of the TPGI Board and Its Reasons for the Parent Merger” beginning on page 69.

The TPGI Board unanimously recommends that TPGI stockholders vote FOR the TPGI merger proposal, FOR the compensation proposal, and FOR the adjournment proposal.

TPGI Record Date; Who Can Vote at the TPGI Special Meeting

Only TPGI stockholders of record at the close of business on the record date, November 11, 2013, are entitled to receive notice of the TPGI special meeting and to vote the shares of TPGI common stock and TPGI limited voting stock that they held on the record date at the TPGI special meeting, or any postponement or adjournment of the TPGI special meeting. The only classes of stock entitled to vote at the TPGI special meeting are TPGI common stock and TPGI limited voting stock. Each share of TPGI common stock is entitled to one vote on all matters that come before the TPGI special meeting. Each share of TPGI limited voting stock is entitled to one vote on the TPGI merger proposal only and shall vote together as a single class with holders of TPGI common stock on such proposal.

As of November 1, 2013, there were 46,969,703 shares of TPGI common stock outstanding and 11,646,949 shares of TPGI limited voting stock outstanding.

A list of TPGI stockholders entitled to vote at the TPGI special meeting will be open for examination by any TPGI stockholder, for any purpose germane to the TPGI special meeting, during ordinary business hours, beginning two (2) days after notice of the TPGI special meeting is given through the time of the TPGI special meeting at TPGI’s principal executive offices at 515 South Flower Street, Sixth Floor, Los Angeles, California 90071.

Quorum

A quorum of stockholders is necessary to hold a valid special meeting. The presence, in person or by proxy, of holders of a majority of the shares of TPGI common stock and limited voting stock outstanding on the TPGI record date will constitute a quorum. As of November 1, 2013, there were 46,969,703 shares of TPGI common stock outstanding and 11,646,949 shares of TPGI limited voting stock outstanding. Thus, assuming there is no change in the number of shares of TPGI common stock or TPGI limited voting stock outstanding, 29,308,327 shares of TPGI common stock and TPGI limited voting stock in the aggregate must be represented by stockholders present in person or by proxy at the TPGI special meeting to have a quorum for the TPGI special meeting.

Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chairman of the TPGI special meeting or stockholders representing a majority of the votes present at the TPGI special meeting may adjourn the TPGI special meeting to another date.

Vote Required for Approval

Approval of the TPGI merger proposal requires the affirmative vote of a majority of the outstanding shares of TPGI common stock and TPGI limited voting stock, voting together as a single class.

Approval of the compensation proposal requires the affirmative vote of holders of a majority of the shares of TPGI common stock present in person or represented by proxy at the stockholders’ meeting, assuming a quorum is present.

Approval of the adjournment proposal requires the affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the stockholders’ meeting, whether or not a quorum is present.

Abstentions and Broker Non-Votes

If you are a TPGI stockholder and fail to vote, fail to instruct your broker, bank or nominee to vote, or abstain from voting:

•	with respect to the TPGI merger proposal, it will have the same effect as a vote “AGAINST” the TPGI merger proposal; and

•	with respect to the compensation proposal, assuming a quorum is present, and with respect to the adjournment proposal, if you are present in person or by proxy at the stockholders’ meeting, it will have the same effect as a vote “AGAINST” the proposal, and if you are not present in person or by proxy at the stockholders’ meeting, it will not have an effect on the proposal.

Voting by TPGI Directors, Executive Officers and Significant Stockholders

As of November 1, 2013, directors and executive officers of TPGI and their affiliates were entitled to vote 14,986,614 shares of TPGI common stock, or approximately 31.91% of the shares of TPGI common stock issued and outstanding on that date, and 11,646,949 shares of TPGI limited voting stock representing 100% of the shares of TPGI limited voting stock issued and outstanding on such date. TPGI currently expects that the TPGI directors and executive officers will vote their shares of TPGI common stock in favor of the TPGI merger proposal, the compensation proposal, and the adjournment proposal to be considered at the TPGI special meeting, although none of them is obligated to do so, except for James A. Thomas (and the other Thomas Parties), as described below.

Mr. Thomas and the other Thomas Parties, who together, as of September 4, 2013, owned or had the power to vote shares of TPGI common stock and TPGI limited voting stock representing approximately 42.1% of the aggregate voting power of TPGI (consisting of approximately 9.2% of the outstanding shares of TPGI common stock and all of the outstanding shares of TPGI limited voting stock owned by the Thomas Parties, and approximately 18.5% of the outstanding shares of TPGI common stock over which Mr. Thomas has voting power), have agreed to vote 80% of such shares in favor of the merger proposal and the remaining 20% of such shares in direct proportion to the votes cast by the other holders of TPGI common stock.

Manner of Submitting Proxy

A proxy card is enclosed for use by TPGI stockholders. TPGI requests that TPGI stockholders sign the accompanying proxy card and return it promptly in the enclosed postage-paid envelope. TPGI stockholders may also vote their shares by telephone or through the Internet. Information and applicable deadlines for voting proxies by telephone or through the Internet are set forth on the enclosed proxy card. When the accompanying proxy is returned properly executed, the shares of TPGI common stock represented by it will be voted at the TPGI special meeting or any adjournment or postponement thereof in accordance with the instructions contained in the proxy card.

If a proxy card is signed and returned without an indication as to how the shares of TPGI common stock represented by the proxy are to be voted with regard to a particular proposal, the TPGI common stock represented by the proxy will be voted “FOR” each such proposal. As of the date of this joint proxy statement/prospectus, TPGI has no knowledge of any business that will be presented for consideration at the TPGI special meeting and which would be required to be set forth in this joint proxy statement/prospectus other than the matters set forth in the accompanying Notice of Special Meeting of Stockholders of TPGI. In accordance with the TPGI bylaws and Delaware law, business transacted at the TPGI special meeting will be limited to those matters set forth in such notice.

Your vote is important. Accordingly, please sign and return the enclosed proxy card whether or not you plan to attend the TPGI special meeting in person.

Shares held in “Street Name”

If a TPGI stockholder holds shares of TPGI common stock in a stock brokerage account or if its shares are held by a bank or nominee (that is, in “street name”), such stockholder must provide the record holder of its shares with instructions on how to vote its shares of TPGI common stock. TPGI stockholders should follow the voting instructions provided by their broker, bank or nominee. Please note that TPGI stockholders may not vote shares of TPGI common stock held in street name by returning a proxy card directly to TPGI or by voting in person at the TPGI special meeting unless they provide a “legal proxy,” which TPGI stockholders must obtain from their broker, bank or nominee. Further, brokers, banks or nominees who hold shares of TPGI common stock on behalf of their customers may not give a proxy to TPGI to vote those shares without specific instructions from their customers. If a TPGI stockholder does not instruct its broker, bank or nominee to vote, then the broker, bank or nominee may not vote those shares, and it will have the effects described above under “—Abstentions and Broker Non-Votes.”

Revocation of Proxies or Voting Instructions

TPGI stockholders of record may change their vote or revoke their proxy at any time before the final vote at the TPGI special meeting by:

1.	submitting another properly completed proxy card in time to be received before the TPGI special meeting or by submitting a later dated proxy by telephone or over the Internet in which case the later-submitted proxy will be recorded and the earlier proxy revoked;

2.	submitting written notice that the TPGI stockholder is revoking the proxy to TPGI’s Corporate Secretary, 515 South Flower Street, Sixth Floor, Los Angeles, California 90071, in time to be received before the TPGI special meeting; or

3.	voting in person at the TPGI special meeting.

Attending the TPGI special meeting without voting will not, by itself, revoke a TPGI stockholder’s proxy. If a TPGI stockholder’s shares of common stock are held by its broker or bank as nominee or agent, the stockholder should follow the instructions provided by the broker or bank.

Tabulation of Votes

TPGI will appoint an inspector of election for the TPGI special meeting to tabulate affirmative and negative votes, broker non-votes and abstentions.

Solicitation of Proxies; Payment of Solicitation Expenses

The cost of proxy solicitation for the TPGI special meeting will be borne by TPGI. In addition to the use of the mail, proxies may be solicited by officers, directors and regular employees of TPGI, without additional remuneration, in person, by telephone or any other electronic means of communication deemed appropriate. TPGI will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record on the record date and will provide customary reimbursement to such firms for the cost of forwarding these materials.

Adjournment

In addition to the other proposals being considered at the TPGI special meeting, TPGI stockholders are also being asked to approve a proposal that will give the TPGI Board authority to adjourn the TPGI special meeting, if necessary or appropriate in the view of the TPGI Board, to solicit additional proxies in favor of the other proposals if there are not sufficient votes at the time of such adjournment to approve such proposals. If this proposal is approved, the TPGI special meeting could be successively adjourned to any date. In addition, the TPGI Board could postpone the TPGI special meeting before it commences, whether for the purpose of soliciting additional proxies or for other reasons. If the TPGI special meeting is adjourned for the purpose of soliciting additional proxies, stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use.

If a quorum does not exist, the chairman of the TPGI special meeting or the holders of a majority of the shares of TPGI common stock present at the TPGI special meeting, in person or by proxy, may adjourn the TPGI special meeting to another place, date or time. If a quorum exists, but there are not enough affirmative votes to approve any other proposal, the TPGI special meeting may be adjourned if the votes cast, in person or by proxy, at the TPGI special meeting in favor of the adjournment proposal exceed the votes cast, in person or by proxy, against the adjournment proposal.

Assistance

If you need assistance in completing your proxy card or have questions regarding the various voting options with respect to the TPGI special meeting, please contact:

Thomas Properties Group, Inc.

Attention: Diana Laing, Chief Financial Officer

515 South Flower Street, 6th Floor

Los Angeles, California 90071

(213) 613-1900

PROPOSALS SUBMITTED TO TPGI STOCKHOLDERS

TPGI Merger Proposal

(Proposal 1 on the TPGI Proxy Card)

TPGI stockholders are asked to approve and adopt the merger agreement, the parent merger and the other transactions contemplated by the merger agreement. For a summary and detailed information regarding this proposal, see the information about the merger agreement and the parent merger throughout this joint proxy statement/prospectus, including the information set forth in sections entitled “The Mergers” beginning on page 59 and “The Merger Agreement” beginning on page 126. A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus and incorporated herein by reference.

Pursuant to the merger agreement, approval of this proposal is a condition to the closing of the mergers. If this proposal is not approved, the mergers will not be completed.

Approval of the TPGI merger proposal to approve the merger agreement, the parent merger and the other transactions contemplated by the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of TPGI common stock and TPGI limited voting stock, voting together as a single class.

Recommendation of the TPGI Board

The TPGI Board unanimously recommends that TPGI stockholders vote FOR the proposal to approve and adopt the merger agreement, the parent merger and the other transactions contemplated by the merger agreement.

Compensation Proposal

(Proposal 2 on the TPGI Proxy Card)

In accordance with Section 14A of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, TPGI is providing its stockholders with the opportunity to cast an advisory (non-binding) vote on the compensation that may become payable to its named executive officers in connection with the parent merger, the value of which is set forth in the table included in the section of this joint proxy statement/prospectus entitled “The Mergers—Quantification of Potential Payments to Named Executive Officers in Connection with the Mergers” beginning on page 94. As required by Section 14A of the Exchange Act, TPGI is asking its stockholders to vote on the adoption of the following resolution:

“RESOLVED, that the compensation that may become payable to the named executive officers of Thomas Properties Group, Inc. in connection with its merger with and into Parkway Properties, Inc., as disclosed pursuant to Item 402 of Regulation S-K in the table in the section of the joint proxy statement/prospectus entitled “The Mergers—Quantification of Potential Payments to Named Executive Officers in Connection with the Mergers” including the associated narrative discussion, is hereby APPROVED.”

The vote on executive compensation that may become payable in connection with the parent merger is a vote separate and apart from the vote to approve the TPGI merger proposal. Accordingly, a TPGI stockholder may vote to approve the TPGI merger proposal and vote not to approve the compensation proposal, and vice versa. Because the vote is advisory in nature only, it will not be binding on either TPGI or Parkway. Accordingly, because TPGI is contractually obligated to pay the specified executive compensation, the compensation will be payable, subject only to the conditions applicable thereto, if the TPGI merger proposal is approved and regardless of the outcome of the advisory vote.

Recommendation of the TPGI Board

The TPGI Board unanimously recommends that TPGI stockholders vote FOR the advisory (non-binding) proposal to approve specified compensation that may become payable to the named executive officers of TPGI in connection with the parent merger.

The TPGI Adjournment Proposal

(Proposal 3 on the TPGI Proxy Card)

The TPGI special meeting may be adjourned to another time or place to permit, among other things, further solicitation of proxies, if necessary or appropriate in the view of the TPGI Board, in favor of the other proposals on the TPGI proxy card if there are not sufficient votes at the time of such adjournment to approve such proposals.

TPGI is asking TPGI stockholders to approve the adjournment of the TPGI special meeting, if necessary or appropriate in the view of the TPGI Board, including if there are not sufficient votes at the time of such adjournment to approve each of the other TPGI proposals described in this joint proxy statement/prospectus. Approval of this proposal requires the affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the stockholders’ meeting, whether or not a quorum is present.

Recommendation of the TPGI Board

The TPGI Board unanimously recommends that TPGI stockholders vote FOR the proposal to approve one or more adjournments of the TPGI special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of approval and adoption of the TPGI merger proposal and approval of the compensation proposal.

Other Business

As of the date of this joint proxy statement/prospectus, TPGI does not intend to bring any other matters before the TPGI special meeting, and TPGI has no knowledge of any business that will be presented for consideration at the TPGI special meeting and which would be required to be set forth in this joint proxy statement/prospectus other than the matters set forth in the accompanying Notice of Special Meeting of Stockholders of TPGI. In accordance with the TPGI bylaws and Delaware law, business transacted at the TPGI special meeting will be limited to those matters set forth in such notice.

THE MERGERS

The following is a description of the material aspects of the mergers. While Parkway and TPGI believe that the following description covers the material terms of the mergers, the description may not contain all of the information that is important to the Parkway stockholders and the TPGI stockholders. Parkway and TPGI encourage the Parkway stockholders and the TPGI stockholders to carefully read this entire joint proxy statement/prospectus, including the merger agreement and the other documents attached to this joint proxy statement/prospectus and incorporated herein by reference, for a more complete understanding of the mergers.

General

Each of the Parkway Board and the TPGI Board has unanimously approved the merger agreement, the mergers and the other transactions contemplated by the merger agreement. In the parent merger, TPGI will merge with and into Parkway, with Parkway continuing as the Combined Corporation, and TPGI stockholders will receive the merger consideration described below under “The Merger Agreement—Merger Consideration; Effects of the Parent Merger and the Partnership Merger.” In the partnership merger, Merger Sub will merge with and into TPG LP, with TPG LP continuing as the combined partnership and a wholly owned subsidiary of Parkway LP.

Background of the Mergers

The boards and management teams of Parkway and TPGI periodically and in the ordinary course have, from time to time, evaluated and considered a variety of financial and strategic opportunities as part of their respective long-term strategies to enhance value for stockholders.

In January 2012, TPGI was contacted by an NYSE-listed office REIT about the possibility of a strategic transaction between the two companies. The REIT, which we refer to as “Company A,” entered into a confidentiality agreement with TPGI and began a due diligence review of the company.

In response to the interest of Company A, on January 26, 2012, Mr. Thomas, the Chairman of the Board and CEO of TPGI, met with TPGI’s independent directors to discuss the company’s strategic alternatives. At the meeting, Mr. Thomas and the independent directors discussed various opportunities, including an increase in the size of TPGI’s portfolio, new joint ventures, a merger with another company, an acquisition of another company, raising additional capital through the issuance of common or preferred stock, and the possibility of continuing to execute TPGI’s strategic plan of selling non-core assets, reducing the relative size of the development portfolio and continuing to reduce leverage.

On February 8, 2012, TPGI received a letter from Company A proposing that TPGI consider a merger transaction between the two companies. The letter proposed a stock-for-stock merger at a fixed exchange ratio that valued TPGI’s common stock at between $5.25 and $5.75 per share. The proposal was subject to further diligence by Company A, particularly with respect to TPGI’s various joint venture partners, as well as resolution of the combined company business strategy, business model and organizational structure. Shortly thereafter, TPGI retained Skadden, Arps, Slate, Meagher & Flom LLP, which we refer to as Skadden Arps, to provide legal advice in connection with the proposal from Company A. TPGI also initiated a process to identify an investment bank to act as its financial advisor in considering the proposed transaction.

On February 22, 2012, the TPGI Board held a special meeting at which presentations were made by three investment banks. The next day, the TPGI Board approved the engagement of Morgan Stanley to act as TPGI’s financial advisor. TPGI asked Morgan Stanley to evaluate the proposal from Company A as well as other strategic alternatives that the company might consider. During the next few weeks, Mr. Thomas and other representatives of TPGI had several discussions with Company A regarding the possible terms of the proposed transaction.

On March 15, 2012, a special meeting of the TPGI Board was convened to consider the proposed merger with Company A. At the meeting, representatives of Morgan Stanley provided the results of their preliminary analysis and valuation considerations, as well as a review of TPGI’s potential strategic alternatives. Morgan Stanley, in consultation with management, identified a number of key structural factors to consider when assessing a valuation of TPGI and its potential strategic alternatives. These factors included: (i) TPGI’s relatively small size made it difficult to attract large investors, and resulted in high general and administrative expenses relative to its asset base; (ii) TPGI’s limited liquidity made growth difficult without issuing equity which would be dilutive at current prices; (iii) TPGI derives a relatively large percentage of its FFO from management fees and gains on sales of condominiums, rather than property income; (iv) a high percentage of TPGI’s investments are through joint ventures which make valuation difficult and pose risks of misalignment of interests; (v) TPGI’s C-corporation status is not as well accepted as a REIT structure among real estate investors; (vi) TPGI has a small presence in non-strategic markets such as Philadelphia and Northern Virginia; and (viii) TPGI’s existing tax protection agreements with Mr. Thomas represent a significant contingent liability and limit the potential alternatives to monetize TPGI’s investment in its Commerce Square properties in Philadelphia. At the conclusion of the meeting, the TPGI Board requested that TPGI management continue discussions with Company A to determine if it would be possible to reach agreement on the terms for a merger transaction. Thereafter, representatives of TPGI and Company A continued to discuss the terms of a possible merger. Ultimately, these discussions ended when it became clear that the parties could not agree on the terms of a transaction. On March 20, 2012, the CEO of Company A sent an email to Mr. Thomas, indicating that it was not in Company A’s interest to continue the merger discussion.

After discussions with Company A ended, TPGI continued to focus on its existing business plan, including consideration of various strategic alternatives. From time to time, TPGI had confidential discussions with potential investors and joint venture partners. In June 2012, these discussions led to TPGI’s sale of $50 million of common stock in a private placement to Madison International Realty, a private real estate investment firm, which we refer to as Madison. In connection with this investment, Brad Carroll, a Managing Director of Madison, was appointed to the TPGI Board. In September 2012, TPGI and Madison formed a new joint venture with the California State Teachers’ Retirement System, which we refer to as CalSTRS, to acquire the eight properties located in Austin, Texas that were previously owned by a joint venture among Lehman Brothers Holdings Inc., an offshore sovereign wealth fund and TPG/CalSTRS, LLC, TPGI’s existing joint venture with CalSTRS.

In February 2013, CalSTRS informed TPGI of its desire to monetize some portion of its investment in the TPG/CalSTRS, LLC joint venture, which owned City National Plaza in downtown Los Angeles, California; CityWestPlace and San Felipe Plaza in Houston, Texas; and three properties in Northern Virginia. TPGI management began to explore strategic alternatives that would enable the company to finance the acquisition of properties from the joint venture and enhance the position of the company following the liquidation.

Mr. Thomas and other representatives of TPGI had discussions with a private real estate investment firm, which we refer to as “Company B,” about forming a joint venture to acquire properties owned by the TPG/CalSTRS joint venture. The discussions between TPGI and Company B originally contemplated that additional investors would be sought to finance a redemption of CalSTRS’s interest in the joint venture while retaining all of the joint venture’s properties. Although additional investors were not ultimately identified, Company B performed due diligence and expressed interest in exploring an alternative joint venture structure to acquire only the Houston properties from TPG/CalSTRS.

Also in February 2013, Mr. Thomas had phone calls with the CEO of a publicly-traded REIT and the CEO of a commercial property company in which each expressed interest in discussing a potential merger transaction with TPGI. The two companies, which we refer to as “Company C” and “Company D,” entered into confidentiality agreements with TPGI in late February 2013, and began to do due diligence.

During March and April, representatives of TPGI had preliminary discussions with Company C, Company D, and a number of other parties regarding the possibility of a strategic transaction involving TPGI or its properties. In April, TPGI retained Eastdil Secured, LLC to assist TPGI in locating potential joint venture partners to acquire all or part of the TPG/CalSTRS properties.

Parkway and TPGI had engaged in informal discussions about potential strategic opportunities from time to time in recent years and, on April 25, 2013, Mr. Heistand, President and CEO of Parkway, had a call with Mr. Thomas in which they expressed their mutual interest in considering a merger of Parkway and TPGI. On April 30, 2013, Parkway entered into a confidentiality agreement with TPGI and began a due diligence review of the company. In early May 2013, Parkway also began preliminarily to discuss financial matters relating to TPGI with its financial advisor, BofA Merrill Lynch.

Throughout May 2013, representatives of TPGI engaged in preliminary discussions with Company C, Company D and, to a lesser extent, Parkway, regarding a possible strategic transaction with TPGI. Mr. Thomas, Paul Rutter, TPGI’s Co-Chief Operating Officer and General Counsel, and John Sischo, Co-Chief Operating Officer of TPGI, also continued to have discussions with CalSTRS regarding the possible liquidation of the TPG/CalSTRS joint venture.

The negotiations with CalSTRS led to a tentative agreement in early June, which included giving TPGI an option to either (i) cause the joint venture to liquidate, with City National Plaza distributed to CalSTRS and the other properties distributed to TPGI, or (ii) redeem CalSTRS’s entire interest in the joint venture. The liquidation would require TPGI to make a cash contribution to the joint venture of approximately $163 million, and the redemption of CalSTRS’s interest would require TPGI to make a cash contribution of approximately $678 million.

By early June 2013, it became clear to TPGI and Morgan Stanley that, although TPGI had conducted preliminary discussions with a number of potential investors and merger partners, Parkway, Company B, Company C and Company D were the parties most interested in proceeding and capable of executing a transaction with TPGI on a timely basis. Mr. Thomas contacted the independent directors of the TPGI Board to inform them of the status of merger discussions and received their authorization to solicit written proposals from each of the potential merger partners.

On June 12, 2013, at the direction of TPGI, Morgan Stanley sent a letter to each of Parkway, Company C and Company D, requesting that they each provide a non-binding indication of interest for a corporate strategic transaction with TPGI by June 20, 2013. The letter asked each of them to also indicate their intended approach with regard to the potential liquidation of CalSTRS’s interest in TPG/CalSTRS, LLC, including any key terms and conditions of a bridge transaction to fund the capital required of TPGI.

On June 13, 2013, Mr. Thomas met with the independent directors to discuss TPGI’s strategic alternatives. At the meeting, Mr. Thomas updated the independent directors regarding the negotiations with CalSTRS and Company B, and Morgan Stanley provided an update regarding discussions with potential merger candidates and the process associated with receiving and acting upon indications of interest.

On June 20, 2013, TPGI received non-binding indications of interest from each of Parkway, Company C and Company D. Parkway proposed a stock-for-stock merger at a fixed exchange ratio of 0.40 of a share of Parkway common stock for each outstanding share of TPGI common stock, for an implied price of approximately $6.83 per share based on the closing price of Parkway common stock on June 19, 2013. Parkway also proposed bridge financing to fund the acquisition of CalSTRS’s interest in the Houston properties owned by the TPG/CalSTRS joint venture. Company C proposed a stock-for-stock merger at a fixed exchange ratio that would be determined based on the net asset values, or “NAV,” of the two companies at the time of the execution of a definitive agreement. Based on consensus NAV estimates at the time of the proposal, TPGI estimated that Company C’s proposal implied a price of approximately $6.28 per share of TPGI common stock according to the closing price of Company C common stock on June 19, 2013. Company C requested that TPGI agree to a 30-day period of exclusivity during which it would complete its due diligence and both sides would work toward finalizing definitive agreements. Company C proposed to fund the entire amount needed to redeem CalSTRS’s interest in the TPG/CalSTRS joint venture, subject to finding a 50% partner for City National Plaza, and also proposed that the properties in Northern Virginia be disposed of prior to the closing of the transaction. Company D also proposed a stock-for-stock merger at a fixed exchange ratio which would be determined based on the NAVs of the two companies. Company D ascribed to TPGI an NAV of $6.50 per share, which implied a price of approximately $5.36 per share of TPGI common stock, based on Company D’s internal NAV estimate at the time of the proposal and the closing price of Company D common stock on June 19, 2013. Company D’s proposal also included an option to fund up to $200 million of the merger consideration in cash at a price of $6.50 per share, which, assuming the maximum amount of cash merger consideration, on a blended basis, increased the implied price to $5.93 per share. Company D requested an exclusivity period of 45 days, and indicated an interest in working with TPGI to effect the CalSTRS joint venture transaction but was not specific on terms.

On June 26, 2013, the TPGI Board held a special meeting to consider the merger proposals and the company’s other strategic options. Mr. Thomas updated the TPGI Board at this meeting regarding the continuing negotiations with CalSTRS and Company B. Morgan Stanley reviewed the proposals from Parkway, Company C and Company D. The TPGI Board requested that Morgan Stanley further analyze the merger proposals, particularly in comparison to alternative scenarios in which no merger is contemplated but TPGI obtains financing for the CalSTRS joint venture transaction from other sources, including a public or private offering of equity or a debt financing. The TPGI Board discussed the relative merits of the proposals, including the results of TPGI’s diligence review of Company C and the fact that Parkway had done less diligence than the other parties and appeared not to be interested in a transaction that involved the acquisition of City National Plaza from the TPG/CalSTRS joint venture. The TPGI Board concluded the meeting with a determination that TPGI’s management and advisors should continue the due diligence process and discussions with all four parties, and continue to encourage them to improve upon their respective proposals.

The TPGI Board held a special meeting on July 1, 2013. At the meeting, representatives of Morgan Stanley discussed with the TPGI Board the three merger proposals, and the structural factors previously identified at the March 15, 2012 meeting, which continued to constrain TPGI’s valuation and strategic alternatives. Also at the meeting, Mr. Thomas and Mr. Rutter updated the TPGI Board regarding negotiations with CalSTRS and Company B’s joint venture proposal.

On July 8 and 9, 2013, in response to a request by TPGI through Morgan Stanley that they clarify their proposals, Parkway, Company C and Company D each submitted revised indications of interest. Parkway’s revised proposal reduced the exchange ratio to 0.37 of a share of Parkway common stock for each outstanding share of TPGI common stock, which implied a price of $6.55 per share for TPGI common stock, based on the closing price of Parkway common stock on July 8, 2013. Parkway also indicated interest in acquiring the TPG/CalSTRS joint venture’s Houston properties on a standalone basis. Company C’s revised proposal increased its exchange ratio, which resulted in an implied price of $6.85 per share of TPGI common stock. Company D’s revised proposal increased TPGI’s ascribed NAV to $7.00 per share, which resulted in an implied price of approximately $5.68 per share of TPGI common stock, or $6.30 per share if the maximum amount of cash consideration was included.

At the direction of TPGI, Morgan Stanley responded to Parkway’s proposal by suggesting that Parkway would likely be excluded from the bidding process due to Parkway’s downward revision of its bid.

On July 9, 2013, the TPGI Board held a special meeting to discuss the documents being finalized with CalSTRS, the three revised merger proposals and the joint venture proposal from Company B. The TPGI Board decided to reconvene on July 12 so that they could decide what action to take.

On July 11, 2013, Parkway further revised its bid letter to include an alternative indication of interest in which Parkway proposed acquiring 100% of the Houston properties for total cash consideration of $615 million. Parkway’s revised proposal failed to elicit a positive response from TPGI.

At a special meeting held on July 12, 2013, the TPGI Board approved the agreements to be entered into with CalSTRS. At this meeting, Morgan Stanley provided further analysis of the three merger proposals, and compared them with various alternatives for a standalone recapitalization of the TPG/CalSTRS joint venture, including the joint venture proposal from Company B, and a public offering of TPGI stock. After discussing the relative merits of the merger proposals and the joint venture proposal, and the perceived interest level of the various parties, the TPGI Board directed TPGI management to focus primarily on negotiations with Company B and Company C. At the conclusion of the meeting, the independent directors met in executive session and discussed the various strategic alternatives and the potential for conflicts of interest with management. The independent directors delegated to Mr. Fox primary responsibility for discussing the various transactions with management and identifying any potential conflicts of interest and how to address them.

At the direction of TPGI, Morgan Stanley informed Parkway and Company D that TPGI was moving forward with another party on a merger transaction whose proposal was deemed more attractive by TPGI.

After the July 12, 2013 Board meeting, representatives of TPGI proceeded to engage in discussions with Company C with a view toward negotiating a definitive merger agreement. TPGI began to do further due diligence on Company C and, at TPGI’s request, Skadden Arps provided a draft merger agreement to Company C’s counsel. On July 14, 2013, a representative of Company C contacted TPGI to inform them that Company C would require a 30-day exclusivity period as a condition to continuing negotiations on the merger agreement.

On July 16, 2013, TPGI entered into the definitive agreements with CalSTRS, which required TPGI to elect either the liquidation option or the CalSTRS redemption option by July 31, 2013, with a closing by September 30, 2013. The agreements provided that if TPGI did not exercise either option, then CalSTRS could cause the joint venture to distribute City National Plaza to CalSTRS.

On July 18, 2013, Company C informed TPGI that it would consider providing TPGI with a one-year loan to finance the liquidation of the TPG/CalSTRS joint venture even if there was not yet any agreement regarding a merger.

On July 19, 2013, the TPGI Board met to consider Company C’s request for exclusivity. At the meeting, Mr. Thomas described a preliminary indication of interest from another office REIT, which we refer to as “Company E.” Representatives of Morgan Stanley indicated that Parkway remained interested in a transaction that involved the Houston properties owned by the TPG/CalSTRS joint venture, while Company D continued to express interest in a transaction that involved City National Plaza, the Los Angeles property owned by the joint venture. After considering all of the alternatives, the TPGI Board authorized management to enter into an exclusivity agreement with Company C, provided that TPGI be allowed to continue negotiations with Company B. Subsequently, over the following weeks, representatives of TPGI and Skadden Arps continued to work with Company C and its counsel on the proposed merger, including continued diligence and negotiation of an exclusivity agreement that would permit TPGI to continue negotiations with Company B. In the course of these discussions, Company C expressed concern about the possibility of a built-in gain tax arising from a disposition of TPGI’s interest in its two Commerce Square properties in Philadelphia. TPGI also continued negotiations with Company B regarding its proposed joint venture for the Houston properties.

During the week of July 29, 2013, Mr. O’Reilly, Chief Financial Officer of Parkway, contacted Mr. Rutter of TPGI and indicated that Parkway would consider increasing its exchange ratio if, as part of the transaction, TPGI could provide assurance of a sale of TPGI’s Commerce Square properties in Philadelphia at a minimum specified price. TPGI responded that it would not consider a transaction that included such assurance.

The TPGI Board held a special meeting on July 29, 2013, to consider whether to elect the liquidation option or the redemption option under the TPG/CalSTRS agreement. Mr. Thomas updated the TPGI Board as to the status of the various proposals from Parkway, Company B, Company C, Company D and Company E. Mr. Thomas explained that Company D remained interested primarily in a transaction to acquire City National Plaza, either directly or through a merger with TPGI, and might provide TPGI with bridge financing in order to finance TPGI’s exercise of the redemption option under the TPG/CalSTRS agreement. However, Mr. Thomas indicated that TPGI and Company D had not been able to agree on an exchange ratio for a merger transaction that would provide fair value for TPGI stockholders. Mr. Thomas indicated that both Parkway and Company B continued to be interested in transactions that involved the Houston properties, and Company E was primarily interested in City National Plaza. Mr. Thomas indicated that further discussions were needed with each of the parties for a better understanding of TPGI’s strategic options. Mr. Thomas suggested that the TPGI Board reconvene on the following day after further discussions with the various parties.

At the reconvened TPGI Board meeting on July 30, 2013, Mr. Thomas reported that Company D had declined to increase its exchange ratio, and Company E was unable to confirm that it could provide TPGI with funds for the CalSTRS transaction. Consequently, there was no viable proposal that would allow TPGI to exercise the redemption option with CalSTRS. After further discussion of strategic options, the TPGI Board approved the exercise of the liquidation option with CalSTRS, and the following day TPGI so notified CalSTRS.

On July 30, 2013, TPGI provided Parkway, per its request, with leasing updates on several of its properties. Over the following days, at the direction of TPGI, Morgan Stanley indicated to Parkway that its bid was lower than others and that Parkway would need to improve its terms.

Although TPGI continued to negotiate an exclusivity agreement with Company C, in the first week of August 2013, the CEO of Company C notified Mr. Thomas that Company C had determined to withdraw from merger discussions.

On August 6, 2013, TPGI received a revised proposal from Parkway in which it increased its exchange ratio to 0.3822 of a share of Parkway common stock for each outstanding share of TPGI common stock, equivalent to an implied price of $6.88 per share of TPGI common stock based on the closing price of Parkway common stock on August 5, 2013. Parkway also offered to provide bridge financing for the liquidation of the TPG/CalSTRS joint venture, whether or not the merger was consummated. As part of the transaction, Parkway indicated that it would require that Mr. Thomas and his affiliates enter into an agreement to vote their shares in favor of the merger. Mr. Thomas contacted members of the TPGI Board to inform them of the revised proposal from Parkway and received their authorization to proceed with negotiations with Parkway.

Over the next three weeks, TPGI and Parkway negotiated the terms of a merger transaction and worked to complete their due diligence. On August 7, 2013, a new virtual data room containing information about TPGI was made available to Parkway and its representatives and tours of TPGI’s properties were scheduled. On August 8, 2013, Skadden Arps provided an initial draft of a merger agreement to Parkway and its counsel, Hogan Lovells US, LLP, which we refer to as Hogan Lovells. On August 16, 2013, Hogan Lovells provided Skadden Arps with initial comments on the draft merger agreement on behalf of Parkway. Representatives of Skadden Arps and Hogan Lovells held numerous conference calls to discuss the draft merger agreement and identify issues to be discussed between TPGI and Parkway, including deal protection terms, the size of the break-up fee, and the terms of a voting agreement that would obligate Mr. Thomas and his affiliates to vote their shares in favor of the merger. Throughout the latter half of August 2013, there were extensive discussions on these and other issues, and the parties made significant progress on the drafting of the transaction agreements and their respective due diligence investigations.

The members of the Parkway Board were informed of key developments with TPGI on an ongoing basis. At a regular meeting of the Parkway Board on August 15, 2013, the proposed financial terms and related aspects of the transaction were described by BofA Merrill Lynch. During a lengthy and careful discussion, the Parkway

Board asked for further information regarding, among other things, (i) TPGI’s joint ventures, including with respect to the economic terms of the joint ventures, as well as TPGI’s rights and obligations pursuant to its various joint venture agreements, (ii) the ability to dispose of the Philadelphia assets, including with respect to any limitations on timing, certainty or price imposed by the joint venture arrangement with Brandywine and the tax protections arrangements with Mr. Thomas, and (iii) expected tax protection obligations to Mr. Thomas.

On August 16, 2013, Parkway and TPGI entered into a non-disclosure agreement to provide TPGI access to non-public information related to Parkway. TPGI management visited most of the properties owned by Parkway (approximately 90% by value) and, together with representatives of Morgan Stanley, held numerous discussions with Parkway and its advisors regarding Parkway’s business and financial models.

On August 21, 2013, Parkway held a special meeting of its board of directors to discuss whether or not to continue to pursue the transaction, during which Parkway management updated the Parkway Board on questions raised by the Parkway Board in the August 15, 2013 board meeting. At this meeting, the Parkway Board asked management to continue to explore options for a near-term disposition of the Philadelphia assets. On August 23, 2013, the TPGI Board held a special meeting to discuss the status of ongoing negotiations with Parkway on the proposed merger, and with Company B on its proposed joint venture. The TPGI Board also heard from management about the possibility of a loan from a major bank that could be used to finance the liquidation of the CalSTRS joint venture.

Throughout the process of discussions with Parkway and the other potential strategic partners, TPGI’s independent directors monitored and oversaw the status of discussions with counterparties and the decision-making of the company. On August 27, 2013, Mr. Fox, on behalf of the independent directors, participated in a telephone call with TPGI’s outside advisors to discuss the existing tax protection arrangements in favor of Mr. Thomas and certain of his affiliates and the impact that a transaction with Parkway would have on such arrangements. During the call, Mr. Fox was also informed of discussions between Parkway and Mr. Thomas regarding Mr. Thomas’s role as the non-executive chairman of the combined company following the merger and certain other benefits Mr. Thomas was requesting, such as office space, secretarial support and rights to “Thomas” trade names and trademarks. Mr. Thomas sought these benefits after the exchange ratio and other principal terms of the merger had been agreed upon in connection with an agreement that he and his affiliates would vote their shares in favor of the merger. As the parties worked to finalize definitive agreements for the proposed merger, the independent directors negotiated to reduce the proportion of shares that Mr. Thomas and his affiliates would be required to vote in favor of the merger pursuant to his voting agreement with Parkway.

On August 27, 2013 and August 28, 2013, the investment committee of the board of directors of Parkway met to discuss the transaction. The investment committee undertook an asset-by-asset economic, operational and leasing review of the TPGI properties in Philadelphia, Austin and Houston. As a result of this review, the investment committee concluded that the transaction should be pursued but that there needed to be a clear and definitive path to exit the Philadelphia market.

On August 30, 2013, Mr. Heistand informed Mr. Thomas that Parkway was not prepared to proceed with the merger unless it could dispose of TPGI’s interests in the two Commerce Square properties in Philadelphia on satisfactory terms prior to October 2016, when Brandywine had an option to acquire the properties. With TPGI’s consent, Parkway then engaged in discussions directly with TPGI’s joint venture partner on the properties, Brandywine Realty Trust.

The TPGI Board held a special meeting on August 30, 2013 to discuss the status of the proposed Parkway merger, the Company B proposal and a potential alternative bridge loan from a commercial bank to fund the TPG/CalSTRS liquidation.

On September 2, 2013, Parkway informed TPGI that it had reached a satisfactory agreement to transfer TPGI’s interest in the Commerce Square properties to Brandywine following the closing of a merger with TPGI, and was prepared to complete negotiation of the definitive transaction documents for the merger.

On September 3, 2013, the investment committee of the board of directors of Parkway unanimously approved the transactions contemplated by the merger agreement. On September 4, 2013, the Parkway Board held a special telephonic meeting with members of senior management and representatives from Hogan Lovells and BofA Merrill Lynch. During this meeting, Parkway’s legal and financial advisors reviewed with the Parkway Board, among other things, legal and financial aspects of the proposed transaction with TPGI. Also at this meeting, BofA Merrill Lynch reviewed with the Parkway Board its financial analysis of the parent merger exchange ratio of 0.3822x and delivered to the Parkway Board an oral opinion, confirmed by delivery of a written opinion dated September 4, 2013, to the effect that, as of that date and based on and subject to various assumptions and limitations described in the opinion, such parent merger exchange ratio was fair, from a financial point of view, to Parkway. Following discussion, the Parkway Board, by unanimous vote of all members, approved the merger, the merger agreement, the other transaction documents and the transactions contemplated thereby (including the proposed transaction with Brandywine). The Parkway Board also resolved unanimously to recommend to Parkway stockholders that they vote to approve the parent merger and the transactions contemplated thereby.

On September 3, 2013, a special meeting of the TPGI Board was held to consider the proposed merger with Parkway, but the meeting was adjourned to allow further time to negotiate and finalize the transaction agreements. On September 4, 2013, after the Parkway Board had approved the merger agreement, the TPGI Board reconvened. At this meeting, Morgan Stanley reviewed with the TPGI Board the financial analyses performed by Morgan Stanley in connection with its evaluation of the exchange ratio. Morgan Stanley also rendered an oral opinion, confirmed by delivery of a written opinion dated September 4, 2013, to the effect that as of that date and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in its opinion, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to the holders of shares of TPGI common stock. Representatives of Skadden Arps summarized the terms of the merger agreement and other transaction documents, and responded to questions from the directors. After additional discussions and deliberations, and after full disclosure and review by the TPGI Board of any potential conflicts of interest in connection with the proposed transaction, the TPGI Board unanimously determined that the merger agreement and other transaction documents were advisable and fair to and in the best interests of TPGI and its stockholders, and approved the merger, the merger agreement, the other transaction documents and the transactions contemplated thereby. The TPGI Board also resolved unanimously to recommend to TPGI stockholders that they vote to approve the merger.

Later on September 4, 2013, representatives of TPGI and Parkway executed the merger agreement and the other transaction agreements. A joint press release announcing the transaction was released prior to the opening of trading on September 5, 2013.

During the course of its discussions with various parties who expressed interest in a transaction, TPGI entered into confidentiality agreements with many of these parties, some of which contained “standstill” provisions restricting the ability of the other party, unless requested in writing by TPGI to do so, to acquire TPGI common stock, propose an acquisition of TPGI, take certain other actions with respect to seeking control of TPGI, or to request that TPGI waive such standstill provisions. On September 5, 2013, TPGI sent letters to those parties subject to such standstill provisions, waiving the provisions that would prohibit them from making an acquisition proposal to the TPGI Board or requesting a waiver of any of the other standstill provisions.

Recommendation of the Parkway Board and Its Reasons for the Parent Merger

After careful consideration, the Parkway Board, by a unanimous vote of all directors, at a meeting held on September 4, 2013, approved the merger agreement and determined to recommend approval by the Parkway stockholders of the merger agreement and the other transactions contemplated by the merger agreement. In its evaluation of the mergers, the Parkway Board consulted with Parkway’s senior management and legal and financial advisors and considered a number of factors that the Parkway Board believed supported its decision, including the following material factors:

•	High-Quality Portfolio in Parkway’s Target Sunbelt Markets. The incorporation of the TPGI portfolio will further Parkway’s strategic goal of becoming the leading owner of quality assets in higher-growth markets in the Sunbelt region of the United States. The TPGI portfolio includes premier, Class A office properties in Houston and Austin, Texas, with difficult to replicate locations and amenities and located in target submarkets in desirable high-growth markets.

•	Attractive Asset Pricing. Parkway believes that the Houston and Austin markets are in the early stages of recovery in the real estate cycle, with room for occupancy and rental rate growth. In particular, Parkway believes that the TPGI portfolio generally contains significant embedded rent growth via below-market rents. From a pricing perspective, Parkway believes that pricing of the TPGI assets is below replacement cost and that the transaction will be accretive to Parkway stockholders with respect to funds from operations per share.

•	Increased Scale in Target Market. The mergers will increase Parkway’s total portfolio square feet by approximately 39%, will more than double the size of Parkway’s Houston portfolio, and will fulfill Parkway’s stated strategy of expanding into the Austin market, which it considers a highly desirable market.

•	Low Integration Risk and Significant Potential Cost Savings. Parkway has strong regional leadership in place in Texas that should allow the TPGI portfolio to be added to the current Parkway portfolio with minimal disruption, significant potential cost savings and minimal increase to Parkway’s existing general and administrative expense.

•	Maintenance of Conservative Balance Sheet. The leverage of the Combined Corporation will remain conservative, with sufficient flexibility for growth. Parkway believes the portfolio will naturally de-lever as EBITDA increases from recently announced and future leasing, as well as ordinary course asset dispositions.

•	Disposition of Commerce Square Properties. The Parkway Board considered its ability to sell One Commerce Square and Two Commerce Square upon completion of the mergers. The Parkway Board believes it is highly likely that the Commerce Square properties will be sold to Brandywine pursuant to the terms of its agreement with Brandywine, which the Parkway Board believes is an important component of the transaction.

•	Familiarity with Businesses. The Parkway Board considered Parkway’s knowledge of the markets, business, operations, financial condition, earnings and prospects of both Parkway and TPGI, taking into account the results of Parkway’s due diligence review of TPGI, as well as its knowledge of the current and prospective environment in which Parkway and TPGI operate, including economic and market conditions.

•	Change in Recommendation. Under certain circumstances, the Parkway Board has the ability to modify or withdraw its recommendation that Parkway stockholders vote in favor of the parent merger, upon payment of a termination fee and expense reimbursement.

•	Opinion of Financial Advisor. The Parkway Board considered the opinion, dated September 4, 2013, of BofA Merrill Lynch as to the fairness, from a financial point of view and as of such date, to Parkway of the parent merger exchange ratio of 0.3822x, which opinion was based on and subject to the assumptions made, procedures followed, factors considered and limitations on the review undertaken as more fully described in the section entitled “Opinion of Parkway’s Financial Advisor.”

•	High Likelihood of Consummation. The Parkway Board believes it is highly likely that the mergers will be completed in a timely manner given the commitment of both parties to complete the business combination pursuant to their respective obligations under the merger agreement and the absence of any required governmental consents.

The Parkway Board also considered a variety of risks and other potentially negative factors concerning the merger agreement and the mergers, including

•	If TPGI receives a superior proposal, the TPGI Board can modify or withdraw its recommendation that TPGI stockholders vote in favor of the parent merger, if failure to take such action would be inconsistent with the directors’ duties under applicable law and after compliance with the requirements set forth in the merger agreement (including payment of a termination fee and reimbursement of Parkway’s expenses up to a maximum amount);

•	The obligation to pay TPGI a termination fee of $15 million and up to $5 million in expense reimbursement if the merger agreement is terminated under certain circumstances;

•	The possibility that the mergers may not be completed, or that completion may be delayed, for reasons that are beyond the control of Parkway or TPGI, including the failure of Parkway stockholders or TPGI stockholders to approve the parent merger, or the failure of TPGI to obtain specified third-party consents that are a condition to closing the mergers;

•	The possibility that the proposed sales of One Commerce Square and Two Commerce Square to Brandywine, which are expected to be completed immediately following the mergers, may not be completed on a timely basis or at all, and the impact on Parkway’s leverage as a result, coupled with the fact that Parkway would own significant assets in a market that it considers to be less attractive, with more limited growth opportunities, and the Combined Corporation’s ability to dispose of the Commerce Square properties would be limited as a result of the tax protection agreement between the Thomas Parties and TPGI that would be assumed by the Combined Corporation;

•	The risk that, following the mergers, Parkway will be significantly more concentrated in the Houston office market than it was prior to the mergers, and the risks associated with such concentration;

•	The risk that failure to complete the mergers could negatively affect the price of Parkway common stock and future business and financial results of Parkway;

•	The potential risk of diverting management focus and resources from operational matters and other strategic opportunities while working to implement the mergers;

•	The risk of Parkway not realizing all of the anticipated strategic benefits and operational efficiencies or other anticipated benefits of the mergers within the expected timeframe or at all;

•	The substantial costs to be incurred in connection with the transaction, including the costs of integrating the businesses of Parkway and TPGI, and the transaction expenses arising from the mergers; and

•	The other factors described under “Risk Factors.”

The above discussion of the factors considered by the Parkway Board is not intended to be exhaustive, but does set forth material factors considered by the Parkway Board. In view of the wide variety of factors considered in connection with its evaluation of the mergers and the complexity of these matters, the Parkway Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative or specific weight or values to any of these factors, and individual directors may have held varied views of the relative importance of the factors considered. The Parkway Board viewed its position and recommendation as being based on an overall review of the totality of the information available to it, including discussions with Parkway’s management and legal and financial advisors, and overall considered these factors to be favorable to, and to support, its determination regarding the mergers.

This explanation of Parkway’s reasons for the mergers and other information presented in this section is forward-looking in nature and should be read in light of the “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 42 of this joint proxy statement/prospectus.

For the reasons set forth above, the Parkway Board unanimously declared that the merger agreement, the mergers and the other transactions contemplated by the merger agreement are advisable and fair to, and in the best interests of, Parkway and its stockholders and unanimously approved the merger agreement. The Parkway Board unanimously recommends to Parkway’s stockholders that they vote “FOR” the adoption of the merger agreement and approval of the parent merger and the other transactions contemplated by the merger agreement.

Recommendation of the TPGI Board and Its Reasons for the Parent Merger

After careful consideration, the TPGI Board, by a unanimous vote of all directors, at a meeting held on September 4, 2013, approved the merger agreement. In the course of reaching its unanimous decision to approve the merger agreement and recommend adoption by the TPGI stockholders of the merger agreement and approval by the TPGI stockholders of the parent merger and the other transactions contemplated by the merger agreement, the TPGI Board consulted with TPGI’s senior management and TPGI’s financial and legal advisors and considered a number of factors that the TPGI Board believed supported its decision, including the following material factors:

•	Strategic Considerations. The TPGI Board believes that the parent merger will provide a number of strategic and financial benefits which have the potential to create additional value for stockholders, including the following:

•	as a result of its larger size and strong balance sheet, the combined company is expected to have an improved credit profile, a lower cost of borrowing and enhanced access to capital;

•	the larger size of the combined company, together with anticipated cost synergies, is expected to result in lower general and administrative expenses relative to its asset base;

•	the combined company will have a substantial portfolio of properties in the Houston market, with potential for operational efficiencies; and

•	the potential for valuable strategic guidance from TPG Pantera, which provides management, advisory and consulting services to Parkway.

•	Premium Over Share Trading Price. The value of Parkway shares that TPGI stockholders will receive in the parent merger represents a premium of approximately 9.8%, based on the closing prices per share of TPGI and Parkway common stock on September 4, 2013 (the last trading day before the proposed mergers were announced).

•	Premium Over Historical Share Price Ratios. The exchange ratio in the merger agreement represents a premium of approximately 18.9% compared to the average ratio of per share closing prices for Parkway and TPGI common stock during the one-month period ending on September 4, 2013.

•	Premium Implied By Net Asset Value of Combined Company. Applying the exchange ratio in the merger to the estimated range of net asset values of the combined company results in a premium of between 12.4% and 31.3% over the closing price per share of TPGI common stock on September 4, 2013 (the last trading day before the proposed mergers were announced).

•	Increase in Dividends. Since November 2012, TPGI has paid a quarterly dividend of $0.02 per share. Since March 2013, Parkway has paid a quarterly dividend of $0.15 per share. If this dividend payment continues (which is subject to the discretion of the Combined Corporation’s board of directors, which reserves the right to change the Combined Corporation’s dividend policy at any time and for any reason), it will represent an increase of 187% in the total dividend amount received by TPGI stockholders with respect to their shares (based on the exchange rate of 0.3822). Stockholders also have the potential for future increases in dividend payments, based on future growth at the combined company.

•	Fixed Exchange Ratio. The merger consideration is a fixed exchange ratio which will not fluctuate as a result of changes in the price of TPGI common stock or Parkway common stock prior to the parent merger, which limits the impact of external factors on the transaction.

•	Accretive to Funds From Operations Per Share. The mergers are expected to be immediately accretive with respect to funds from operations per share for stockholders of both TPGI and Parkway.

•	Participation in Future Appreciation. The merger consideration will be paid in shares of Parkway common stock, which provides TPGI stockholders with the opportunity to participate in any appreciation of Parkway common stock following the mergers.

•	Improved Liquidity. The parent merger is expected to result in improved liquidity for stockholders as a result of the increased equity capitalization and the increased stockholder base of the combined company.

•	Best Available Strategic Alternative. After reviewing possible alternatives to the proposed mergers with Parkway, including continuing to operate TPGI as an independent company or seeking a business combination with Company A, Company C, Company D, Company E or another company, or pursuing a joint venture with Company B or another party, and after consultation with TPGI’s financial advisor, the TPGI Board believes that the Parkway mergers are the best available alternative for TPGI and its stockholders.

•	Tax-Free Transaction. The parent merger is expected to qualify as a tax-free transaction to TPGI stockholders for U.S. federal income tax purposes.

•	Bridge Financing for TPG/CalSTRS Liquidation. Concurrent with the signing of the merger agreement, Parkway LP agreed to lend TPG LP up to $80 million to fund a portion of the amount TPG LP was required to contribute to the TPG/CalSTRS joint venture in connection with its liquidation.

•	Superior Proposals. Upon receipt of a superior proposal, the TPGI Board has the ability to modify or withdraw its recommendation that TPGI stockholders vote in favor of the parent merger upon receipt of a superior proposal, if failure to take such action would be inconsistent with the directors’ duties under applicable law and after compliance with the requirements set forth in the merger agreement. The TPGI Board, after consultation with TPGI’s legal and financial advisors, believes that the termination fee, equal to $15 million, or approximately 4.3% of the equity value of TPGI (based on the closing price per share on September 4, 2013 of $5.70), and the expense reimbursement of up to $5 million payable by TPGI in such circumstances, is reasonable and will not unduly impede the ability of a third party to make a superior proposal.

•	Opinion of Financial Advisor. The TPGI Board considered the oral opinion of Morgan Stanley rendered to the TPGI Board on September 4, 2013, which opinion was subsequently confirmed in writing, that, as of that date and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in its opinion, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to the holders of shares of TPGI common stock, as more fully described under “—Opinion of TPGI’s Financial Advisor.”

•	Familiarity with Businesses. The TPGI Board considered its knowledge of the business, operations, financial condition, earnings and prospects of both TPGI and Parkway, taking into account the results of TPGI’s due diligence review of Parkway, as well as its knowledge of the current and prospective environment in which TPGI and Parkway operate, including economic and market conditions.

•	High Likelihood of Consummation. The TPGI Board deems it highly likely that the mergers will be completed in a timely manner given the commitment of both parties to complete the business combination pursuant to their respective obligations under the merger agreement, the absence of any significant closing conditions under the merger agreement, other than the stockholder approvals and third-party consents, and the likelihood that the stockholder approvals would be obtained.

The TPGI Board also considered a variety of risks and other potentially negative factors concerning the merger agreement and the parent merger, including the following:

•	the merger consideration is a fixed exchange ratio which will not fluctuate as a result of changes in the price of TPGI common stock or Parkway common stock prior to the parent merger, which means that the market value of the merger consideration could decrease prior to the closing of the parent merger if the trading price of Parkway common stock decreases;

•	under certain circumstances, the Parkway Board can modify or withdraw its recommendation that Parkway stockholders vote in favor of the parent merger;

•	the obligation to pay Parkway a termination fee of $15 million and up to $5 million in expense reimbursement if the merger agreement is terminated under certain circumstances;

•	the possibility that the mergers may not be completed, or that completion may be delayed, for reasons that are beyond the control of TPGI or Parkway, including the failure of TPGI stockholders or Parkway stockholders to approve the parent merger, or the failure of TPGI to obtain specified third-party consents that are a condition to closing the mergers;

•	the risk that failure to complete the mergers could negatively affect the price of TPGI common stock and future business and financial results of TPGI;

•	the potential risk of diverting management focus and resources from operational matters and other strategic opportunities while working to implement the mergers;

•	the risk of not realizing all of the anticipated operational efficiencies or other anticipated benefits of the mergers within the expected timeframe or at all;

•	the substantial costs to be incurred in connection with the transaction, including the costs of integrating the businesses of TPGI and Parkway, and the transaction expenses arising from the mergers;

•	the restrictions on the conduct of TPGI’s business between the date of the merger agreement and the date of the consummation of the mergers;

•	the absence of appraisal rights for TPGI stockholders under Delaware law; and

•	the other factors described under “Risk Factors.”

In addition to considering the factors described above, the TPGI Board considered the fact that some of TPGI’s directors and executive officers have other interests in the mergers that are different from, or in addition to, the interests of TPGI’s stockholders generally, as discussed under “Interests of TPGI’s Directors and Executive Officers in the Mergers” beginning on page 93 of this joint proxy statement/prospectus.

The above discussion of the factors considered by the TPGI Board is not intended to be exhaustive, but does set forth material factors considered by the TPGI Board. In view of the wide variety of factors considered in connection with its evaluation of the mergers and the complexity of these matters, the TPGI Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative or specific weight or values to any of these factors, and individual directors may have held varied views of the relative importance of the factors considered. The TPGI Board viewed its position and recommendation as being based on an overall review of the totality of the information available to it, including discussions with TPGI’s management and legal and financial advisors, and overall considered these factors to be favorable to, and to support, its determination regarding the mergers.

This explanation of TPGI’s reasons for the mergers and other information presented in this section is forward-looking in nature and should be read in light of the “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 42 of this joint proxy statement/prospectus.

For the reasons set forth above, the TPGI Board unanimously declared that the merger agreement, the mergers and the other transactions contemplated by the merger agreement are advisable and fair to, and in the best interests of, TPGI and its stockholders and unanimously approved the merger agreement. The TPGI Board unanimously recommends to TPGI’s stockholders that they vote “FOR” the adoption of the merger agreement and approval of the parent merger and the other transactions contemplated by the merger agreement.

Opinion of Parkway’s Financial Advisor

Parkway has retained BofA Merrill Lynch to act as Parkway’s financial advisor in connection with the mergers. At a September 4, 2013 meeting of the Parkway Board held to evaluate the merger agreement, BofA Merrill Lynch rendered to the Parkway Board an oral opinion, confirmed by delivery of a written opinion dated September 4, 2013, to the effect that, as of that date and based on and subject to various assumptions and limitations described in the opinion, the parent merger exchange ratio of 0.3822x was fair, from a financial point of view, to Parkway.

The full text of BofA Merrill Lynch’s written opinion, dated September 4, 2013, is attached as Annex E to this joint proxy statement/prospectus and is incorporated herein by reference. The written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken by BofA Merrill Lynch in rendering its opinion. The following summary of BofA Merrill Lynch’s opinion is qualified in its entirety by reference to the full text of the opinion. BofA Merrill Lynch delivered its opinion to the Parkway Board for the benefit and use of the Parkway Board (in its capacity as such) in connection with and for purposes of its evaluation of the parent merger exchange ratio from a financial point of view to Parkway. BofA Merrill Lynch’s opinion did not address any other aspect of the mergers and no opinion or view was expressed as to the relative merits of the mergers in comparison to other strategies or transactions that might be available to Parkway or in which Parkway might engage or as to the underlying business decision of Parkway to proceed with or effect the mergers. The opinion should not be construed as creating any fiduciary duty on BofA Merrill Lynch’s part to any party and BofA Merrill Lynch expressed no opinion or recommendation as to how any stockholder should vote or act in connection with the mergers or any related matter.

In connection with its opinion, BofA Merrill Lynch, among other things:

•	reviewed certain publicly available business and financial information relating to Parkway and TPGI;

•	reviewed certain internal financial and operating information with respect to the business, operations and prospects of TPGI furnished to or discussed with BofA Merrill Lynch by the management of TPGI, including certain financial forecasts relating to TPGI prepared by the management of TPGI, reviewed certain adjustments thereto prepared by the management of Parkway and discussed with the management of Parkway its assessments as to the relative likelihood of achieving the future financial results reflected in such forecasts;

•	reviewed certain internal financial and operating information with respect to the business, operations and prospects of Parkway furnished to or discussed with BofA Merrill Lynch by the management of Parkway, including certain financial forecasts relating to Parkway prepared by the management of Parkway;

•	reviewed certain estimates as to the amount and timing of cost savings anticipated by the management of Parkway to result from the mergers;

•

discussed the past and current business, operations, financial condition and prospects of TPGI and Parkway with members of senior managements of TPGI and Parkway, including, among other things, TPGI’s planned liquidation of TPG/CalSTRS, its joint venture with the California State Teachers’ Retirement System and related bridge loan to be provided by Parkway, and certain planned or pending asset acquisitions or dispositions, and discussed certain trends and recent developments in, and prospects for, the commercial real estate market and related credit and financial markets with members of senior management of Parkway;

•	reviewed the potential pro forma financial impact of the mergers on the future financial performance of Parkway after giving effect to, among other things, potential cost savings, the liquidation of TPG/CalSTRS and certain planned or pending asset acquisitions or dispositions, including the potential effect on Parkway’s estimated funds from operations per share, referred to as FFO per share, and funds available for distribution per share, referred to as FAD per share;

•	reviewed the trading history of, and indexed total returns relating to, TPGI common stock and Parkway common stock and a comparison of such indexed total returns with those of other companies BofA Merrill Lynch deemed relevant;

•	compared certain financial and stock market information of TPGI and Parkway with similar information of other companies BofA Merrill Lynch deemed relevant;

•	compared certain financial terms of the parent merger to financial terms, to the extent publicly available, of other transactions BofA Merrill Lynch deemed relevant;

•	compared the relative contributions of TPGI and Parkway to certain financial metrics of the pro forma combined company;

•	reviewed a draft, dated September 4, 2013, of the merger agreement; and

•	performed such other analyses and studies and considered such other information and factors as BofA Merrill Lynch deemed appropriate.

In arriving at its opinion, BofA Merrill Lynch assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with it and relied upon the assurances of the managements of Parkway and TPGI that they were not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the TPGI forecasts, BofA Merrill Lynch was advised by the management of TPGI and assumed that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of TPGI as to the future financial performance of TPGI. With respect to the TPGI forecasts as adjusted by Parkway’s management, BofA Merrill Lynch assumed, at Parkway’s direction, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of Parkway’s management as to the future financial performance of TPGI and, based on the assessments of Parkway’s management as to the relative likelihood of achieving the future financial results reflected in the TPGI forecasts and the TPGI forecasts as adjusted by Parkway’s management, BofA Merrill Lynch relied, at Parkway’s direction, on the TPGI forecasts as adjusted by Parkway’s management for purposes of BofA Merrill Lynch’s analyses and opinion. With respect to the Parkway forecasts and the cost savings, BofA Merrill Lynch assumed, at Parkway’s direction, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of Parkway’s management as to the future financial performance of Parkway and the other matters covered thereby, and further assumed, with the consent of Parkway, that such cost savings will be realized in the amounts and at the times projected. At Parkway’s direction, BofA Merrill Lynch relied upon the assessments of Parkway’s management as to (i) the liquidation of TPG/CalSTRS and certain planned or pending asset acquisitions or dispositions, including, without limitation, with respect to timing, assets involved (and assumed ownership on a pro forma basis), amounts to be paid or received and related funding, (ii) the potential impact on TPGI and Parkway of certain trends and recent developments in, and prospects for, the commercial real estate market and related credit and financial markets and (iii) the ability to integrate the businesses and operations of TPGI and Parkway. BofA Merrill Lynch assumed, at Parkway’s direction, that there will be no developments with respect to any such matters that would be meaningful in any respect to its analyses or opinion.

BofA Merrill Lynch did not make and was not provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of TPGI, Parkway or any other entity, nor did BofA Merrill Lynch make any physical inspection of the properties or assets of TPGI, Parkway or any other entity. BofA Merrill Lynch also did not make an analysis of, nor did it express any opinion or view as to, the adequacy or sufficiency of allowances for credit losses with respect to leases or any other matters and BofA Merrill Lynch was advised and therefore assumed that any such allowances for losses were, and on a pro forma basis would be, in the aggregate appropriate to cover such losses. BofA Merrill Lynch further did not evaluate the solvency or fair value of TPGI, Parkway or any other entity under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. BofA Merrill Lynch assumed, at Parkway’s direction, that the parent merger and related transactions (including, without limitation, the partnership merger, the liquidation of TPG/CalSTRS, LLC and certain planned or pending asset acquisitions or dispositions) would be consummated in accordance with their respective terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the mergers, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, would be imposed that would have an adverse effect on TPGI, Parkway or the mergers (including the contemplated benefits thereof). BofA Merrill Lynch also assumed, at Parkway’s direction, that the final executed merger agreement would not differ in any material respect from the draft merger agreement, dated September 4, 2013, reviewed by BofA Merrill Lynch. BofA Merrill Lynch further assumed, at Parkway’s direction, that the parent merger would qualify for U.S. federal income tax purposes as a reorganization under the provisions of Section 368(a) of the Code. BofA Merrill Lynch was advised that Parkway has operated in conformity with the requirements for qualification as a REIT for U.S. federal income tax purposes since its taxable year ended December 31, 1997 and that the mergers would not adversely affect such status.

BofA Merrill Lynch expressed no view or opinion as to any terms or other aspects or implications of the mergers (other than the parent merger exchange ratio to the extent expressly specified in its opinion), including, without limitation, the form or structure of the mergers or any terms, aspects or implications of the partnership merger, the liquidation of TPG/CalSTRS, any asset acquisitions or dispositions or any voting or other arrangements, agreements or understandings entered into in connection with or related to the mergers or otherwise. BofA Merrill Lynch’s opinion was limited to the fairness, from a financial point of view, to Parkway of the parent merger exchange ratio and no opinion or view was expressed with respect to any consideration received in connection with the mergers by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view was expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any officers, directors or employees of any party to the mergers, or class of such persons, relative to the parent merger exchange ratio or otherwise. BofA Merrill Lynch expressed no view or opinion with respect to, and relied, with Parkway’s consent, upon the assessments of Parkway’s representatives regarding legal, regulatory, accounting, tax and similar matters relating to TPGI, Parkway, any related entity and the mergers (including the contemplated benefits thereof) as to which BofA Merrill Lynch understood that Parkway obtained such advice as it deemed necessary from qualified professionals. BofA Merrill Lynch further did not express any opinion as to what the value of Parkway common stock actually would be when issued or the prices at which Parkway common stock would trade at any time, including following announcement or consummation of the mergers.

BofA Merrill Lynch’s opinion was necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to BofA Merrill Lynch as of, the date of its opinion. The credit, financial and stock markets have been experiencing unusual volatility and BofA Merrill Lynch expressed no opinion or view as to any potential effects of such volatility on Parkway, TPGI or the mergers. It should be understood that subsequent developments may affect BofA Merrill Lynch’s opinion, and BofA Merrill Lynch does not have any obligation to update, revise or reaffirm its opinion. The issuance of BofA Merrill Lynch’s opinion was approved by BofA Merrill Lynch’s Americas Fairness Opinion Review Committee. Except as described in this summary, Parkway imposed no other instructions or limitations on the investigations made or procedures followed by BofA Merrill Lynch in rendering its opinion.

The following represents a brief summary of the material financial analyses presented by BofA Merrill Lynch to the Parkway board of directors in connection with its opinion, dated September 4, 2013. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by BofA Merrill Lynch, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by BofA Merrill Lynch. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by BofA Merrill Lynch. Implied per share equity value reference ranges derived for TPGI and Parkway from the analyses described below generally were rounded to the nearest $0.25.

Selected Public Companies Analyses. BofA Merrill Lynch performed separate selected public company analyses of TPGI and Parkway in which BofA Merrill Lynch reviewed certain financial and stock market information relating to TPGI, Parkway and the following 12 selected publicly-traded office sector REITs, referred to as the selected REITs (with TPGI considered a selected REIT for Parkway and Parkway considered a selected REIT for TPGI):

•	Liberty Property Trust

•	Duke Realty Corporation

•	Kilroy Realty Corporation

•	Highwoods Properties, Inc.

•	CommonWealth REIT

•	Piedmont Office Realty Trust, Inc.

•	PS Business Parks, Inc.

•	Mack-Cali Realty Corporation

•	Brandywine Realty Trust

•	Cousins Properties Incorporated

•	Washington Real Estate Investment Trust

•	Franklin Street Properties Corporation

BofA Merrill Lynch reviewed, among other things, enterprise values of the selected REITs, calculated as equity values based on closing stock prices on September 3, 2013 plus debt and preferred stock and less cash and cash equivalents, as a multiple of calendar year 2014 estimated earnings before interest, taxes, depreciation and amortization, referred to as EBITDA. The overall observed low to high calendar year 2014 estimated EBITDA multiples for the selected REITs (excluding TPGI) were 13.0x to 18.9x (with a mean of 15.3x and a median of 15.1x). The overall observed low to high calendar year 2014 estimated EBITDA multiples for the selected REITs (excluding Parkway) were 13.0x to 19.3x (with a mean of 15.7x and a median of 15.2x). BofA Merrill Lynch then applied a selected range of calendar year 2014 estimated EBITDA multiples derived from the selected REITs of 14.5x to 16.5x to corresponding data of TPGI and 14.0x to 16.0x to corresponding data of Parkway. Financial data of the selected REITs were based on Wall Street research consensus estimates, public filings and other publicly available information. Financial data for TPGI were based on TPGI management’s internal forecasts and estimates as adjusted by Parkway management and financial data for Parkway were based on Parkway management’s internal forecasts and estimates. Estimates utilized for TPGI for purposes of this analysis reflected the proposed ownership by TPGI on a standalone basis of a 51% interest in two properties located in Houston, Texas (San Felipe Plaza and CityWestPlace), referred to as the Houston assets, and fees associated with managing such properties, in connection with the liquidation of TPG/CalSTRS. This analysis indicated an approximate implied per share equity value reference range for TPGI of $2.25 to $3.75 and an approximate implied per share equity value reference range for Parkway of $15.75 to $19.50.

Based on the approximate implied per share equity value reference ranges for TPGI and Parkway described above, BofA Merrill Lynch calculated the following implied exchange ratio reference range, as compared to the parent merger exchange ratio:

Implied Exchange Ratio Reference Range	Parent Merger Exchange Ratio
0.1138x – 0.2303x	0.3822x

No company used in these analyses is identical or directly comparable to TPGI or Parkway. Accordingly, an evaluation of the results of these analyses is not entirely mathematical. Rather, these analyses involve complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which TPGI and Parkway were compared.

TPGI Selected Precedent Transactions Analysis. BofA Merrill Lynch performed a selected precedent transactions analysis of TPGI in which BofA Merrill Lynch reviewed, to the extent publicly available, financial information relating to the following 10 selected precedent transactions involving office sector REITS, referred to as the selected transactions:

Announcement Date	Acquiror	Target
April 24, 2013	• Brookfield Office Properties Inc.	• MPG Office Trust, Inc.
July 24, 2007	• Liberty Property Trust	• Republic Property Trust
May 22, 2007	• Morgan Stanley Real Estate Fund	• Crescent Real Estate Equities
November 19, 2006	• Blackstone Group, L.P.	• Equity Office Properties Trust
November 6, 2006	• JP Morgan Asset Management	• Columbia Equity Trust, Inc.
August 21, 2006	• Morgan Stanley Real Estate Fund	• Glenborough Realty Trust Inc.
August 3, 2006	• SL Green Realty Corp.	• Reckson Associates Realty Corp.
June 5, 2006	• Brookfield Office Properties Corp. and Blackstone Group, L.P.	• Trizec Properties, Inc.
March 6, 2006	• Blackstone Real Estate Advisors	• CarrAmerica Realty Corporation
February 10, 2006	• LBA Realty LLC	• Bedford Property Investors, Inc.

BofA Merrill Lynch reviewed transaction values, calculated as the enterprise value implied for the target company based on the consideration payable in the selected transaction, as a multiple of the target company’s one-year forward estimated EBITDA. The overall observed low to high one-year forward estimated EBITDA multiples for the selected transactions were 15.2x to 23.6x (with a mean of 18.7x and a median of 18.6x). BofA Merrill Lynch then applied a selected range of one-year forward estimated EBITDA multiples of 17.0x to 21.0x derived from the selected transactions to TPGI’s calendar year 2014 estimated EBITDA. Financial data of the selected transactions were based on public filings and other publicly available information. Financial data for TPGI were based on TPGI management’s internal forecasts and estimates as adjusted by Parkway management and reflected the proposed ownership by TPGI on a standalone basis of a 51% interest in the Houston assets, and fees associated with managing such properties, in connection with the liquidation of TPG/CalSTRS. This analysis indicated an approximate implied per share equity value reference range for TPGI of $4.00 to $6.75, as compared to the implied merger consideration value of approximately $6.18 per share based on the parent merger exchange ratio of 0.3822x and the closing price of Parkway common stock of $16.16 per share on September 3, 2013.

No company, business or transaction used in this analysis is identical or directly comparable to TPGI or the merger. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or other values of the companies, business segments or transactions to which TPGI and the parent merger were compared.

Net Asset Value Analyses. BofA Merrill Lynch performed separate net asset value analyses of TPGI and Parkway by calculating the estimated values by asset of TPGI’s and Parkway’s respective operating real estate taking into account cash and cash equivalents, other tangible assets and the estimated value of property management fee businesses less outstanding indebtedness and other tangible liabilities (with cash and indebtedness amounts for TPGI and Parkway based on TPGI’s and Parkway’s pro rata share of their respective properties that are not wholly owned). The estimated fair market value of such operating real estate was calculated by applying to TPGI’s and Parkway’s respective calendar year 2014 estimated net operating income from operating real estate selected capitalization rates ranging from 5.99% to 6.50% for TPGI’s operating real estate and 6.52% to 7.02% for Parkway’s operating real estate. Financial data for TPGI were based on TPGI management’s internal forecasts and estimates as adjusted by Parkway management and financial data for Parkway were based on Parkway management’s internal forecasts and estimates. Estimates utilized for TPGI for purposes of this analysis reflected the proposed ownership by TPGI on a standalone basis (assuming a replacement joint venture partner) of a 51% interest in the Houston assets, and fees associated with managing such properties, in connection with the liquidation of TPG/CalSTRS. This analysis indicated an approximate implied per share equity value reference range for TPGI of $6.00 to $7.00 and an approximate implied per share equity value reference range for Parkway of $15.25 to $17.25.

Based upon the approximate implied per share equity value reference ranges for TPGI and Parkway described above, BofA Merrill Lynch calculated the following implied exchange ratio reference range, as compared to the parent merger exchange ratio:

Implied Exchange Ratio Reference Range	Parent Merger Exchange Ratio
0.3466x – 0.4662x	0.3822x

Discounted Cash Flow Analyses. BofA Merrill Lynch performed separate discounted cash flow analyses of TPGI and Parkway by calculating the estimated present value of the standalone unlevered, after-tax free cash flows that TPGI and Parkway were each forecasted to generate during the fiscal year ending December 31, 2014 through the fiscal year ending December 31, 2018 based on TPGI management’s internal forecasts and estimates as adjusted by Parkway management and Parkway management’s internal forecasts and estimates. In addition to the discounted cash flow analysis of TPGI on a standalone basis, BofA Merrill Lynch also considered such analysis after giving effect to potential cost savings (net of transaction costs) anticipated by Parkway management to be realized from the mergers. The “without cost savings” scenario assumed the ownership by TPGI of a 51% interest in the Houston assets, and fees associated with managing such properties, in connection with the liquidation of TPG/CalSTRS. The “with cost savings” scenario assumed the ownership by TPGI of a 100% interest in the Houston assets (and related utilization of the Parkway bridge loan) and planned sales by Parkway of TPGI’s One Commerce Square and Two Commerce Square and Four Points Centre properties. BofA Merrill Lynch calculated terminal values for TPGI and Parkway by applying to the respective calendar year 2019 estimated forward EBITDA of TPGI and Parkway a selected range of terminal value EBITDA multiples of 14.0x to 16.0x for TPGI and of 13.5x to 15.5x for Parkway. The cash flows and terminal values were then discounted to present value (as of December 31, 2013) using discount rates ranging from 8.0% to 9.0%. This analysis indicated approximate implied per share equity value reference ranges for TPGI of $5.00 to $7.25 (without cost savings) and $6.50 to $9.00 (with cost savings), and an approximate implied per share equity value reference range for Parkway of $15.50 to $19.75.

Based on the approximate implied per share equity value reference ranges derived for TPGI and Parkway described above, BofA Merrill Lynch calculated the following implied exchange ratio reference ranges, as compared to the parent merger exchange ratio:

Implied Exchange Ratio Reference Ranges With and Without Cost Savings		Parent Merger Exchange Ratio
Without Cost Savings	With Cost Savings
0.2547x – 0.4652x	0.3319x – 0.5885x	0.3822x

Relative Contribution Analysis. BofA Merrill Lynch reviewed the relative financial contributions of TPGI and Parkway to the Combined Corporation based on TPGI’s and Parkway’s respective calendar year 2014 and calendar year 2015 estimated EBITDA and estimated FFO per share (normalized, in the case of TPGI’s calendar year 2015 estimated EBITDA and estimated FFO by annualizing the first month in calendar year 2015 that its CityWestPlace property is unaffected by free rents). Financial data for TPGI were based on TPGI management’s internal forecasts and estimates as adjusted by Parkway management and financial data for Parkway were based on Parkway management’s internal forecasts and estimates. BofA Merrill Lynch calculated overall aggregate implied pro forma equity ownership percentages of TPGI’s and Parkway’s respective stockholders in the Combined Corporation of approximately 25.3% and 74.7%, respectively, based on these relative contributions after taking into account (i) the respective indebtedness of TPGI and Parkway (on a pro rata basis for properties not wholly owned and including, in the case of TPGI, the bridge loan to be provided by Parkway to TPGI in connection with the liquidation of TPG/CalSTRS), (ii) the ownership by TPGI of a 100% interest in the Houston assets in connection with liquidation of TPG/CalSTRS, (iii) potential cost savings anticipated by the management of Parkway to be realized in the mergers (with 100% of such cost savings allocated to TPGI) and (iv) planned sales by Parkway of TPGI’s One Commerce Square and Two Commerce Square and Four Points Centre properties. Based on TPGI’s and Parkway’s relative contributions to the Combined Corporation of the financial metrics described above of approximately 18.8% to 29.2% and approximately 70.8% to 81.2%, respectively, BofA Merrill Lynch calculated the following implied exchange ratio reference range, as compared to the parent merger exchange ratio:

Implied Exchange Ratio Reference Range	Parent Merger Exchange Ratio
0.2648x – 0.4718x	0.3822x

Other Factors. BofA Merrill Lynch also observed certain additional factors that were not considered part of BofA Merrill Lynch’s financial analyses with respect to its opinion but were referenced for informational purposes, including, among other things, the following:

•	historical trading performance of TPGI common stock and Parkway common stock during the 52-week period ended September 3, 2013, which reflected low and high closing prices during such period for TPGI common stock of approximately $5.00 to $6.05 per share and for Parkway common stock of approximately $11.60 to $19.55 per share;

•	publicly available Wall Street research analyst reports relating to TPGI and Parkway, which indicated a stock price target for TPGI common stock of $7.00 per share and a stock price target range for Parkway common stock of $17.00 to $22.00 per share; and

•	potential pro forma financial effects of the mergers on, among other things, Parkway’s calendar years 2014, 2015 and 2016 estimated FFO per share and FAD per share based on TPGI management’s internal forecasts and estimates as adjusted by Parkway management and Parkway management’s internal forecasts and estimates, which indicated, based on the parent merger exchange ratio of 0.3822x and the closing price of Parkway common stock of $16.16 per share on September 3, 2013, that the mergers could be (i) in the case of FFO per share, accretive to Parkway’s calendar years 2014, 2015 and 2016 estimated FFO per share and (ii) in the case of FAD per share, accretive to Parkway’s calendar year 2014 and calendar year 2016 estimated FAD per share and dilutive to Parkway’s calendar year 2015 estimated FAD per share (although accretive when normalized for TPGI’s CityWestPlace property). The actual results achieved by the Combined Corporation may vary from forecasted results and the variations may be material.

Miscellaneous

As noted above, the discussion set forth above is a summary of the material financial analyses presented by BofA Merrill Lynch to the Parkway board of directors in connection with its opinion and is not a comprehensive description of all analyses undertaken or factors considered by BofA Merrill Lynch in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. BofA Merrill Lynch believes that the analyses summarized above must be considered as a whole. BofA Merrill Lynch further believes that selecting portions of its analyses considered or focusing on information presented in tabular format, without considering all analyses or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying BofA Merrill Lynch’s analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

In performing its analyses, BofA Merrill Lynch considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of Parkway and TPGI. The estimates of the future performance of Parkway and TPGI in or underlying BofA Merrill Lynch’s analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by BofA Merrill Lynch’s analyses. These analyses were prepared solely as part of BofA Merrill Lynch’s analysis of the fairness, from a financial point of view, to Parkway of the parent merger exchange ratio and were provided to the Parkway board of directors in connection with the delivery of BofA Merrill Lynch’s opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or acquired or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be BofA Merrill Lynch’s view of the actual value of Parkway or TPGI.

The type and amount of consideration payable in the mergers were determined through negotiations between Parkway and TPGI, rather than by any financial advisor, and was approved by the Parkway board of directors. The decision to enter into the merger agreement was solely that of the Parkway board of directors. As described above, BofA Merrill Lynch’s opinion and analyses were only one of many factors considered by the Parkway board of directors in its evaluation of the parent merger and should not be viewed as determinative of the views of Parkway’s board of directors, management or any other party with respect to the mergers or the parent merger exchange ratio.

In connection with BofA Merrill Lynch’s services as Parkway’s financial advisor, Parkway has agreed to pay BofA Merrill Lynch an aggregate fee currently estimated to be approximately $5 million, a portion of which was payable upon delivery of the opinion and approximately $3 million of which is contingent upon consummation of the mergers. Parkway also has agreed to reimburse BofA Merrill Lynch for its expenses, including fees and expenses of BofA Merrill Lynch’s legal counsel, incurred in connection with BofA Merrill Lynch’s engagement and to indemnify BofA Merrill Lynch and related persons against liabilities, including liabilities under the federal securities laws, arising out of BofA Merrill Lynch’s engagement.

BofA Merrill Lynch and its affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of business, BofA Merrill Lynch and its affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of Parkway, TPGI and certain of their respective affiliates.

BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Parkway and certain of its affiliates and have received or in the future may receive compensation for the rendering of these services, including (i) having acted as joint bookrunner for certain follow-on equity offerings of Parkway, (ii) having acted or acting as a joint lead arranger and joint bookrunner for, and as a lender under, Parkway’s $215 million senior unsecured revolving credit facility due 2016 and Parkway’s $125 million unsecured term loan due 2017, and (iii) having provided or providing certain treasury services and products to Parkway. From January 1, 2011 through August 31, 2013, BofA Merrill Lynch and its affiliates derived aggregate revenues of approximately $7.0 million from Parkway and certain affiliated entities for such commercial, corporate or investment banking services unrelated to the mergers. In addition, BofA Merrill Lynch and/or certain of its affiliates currently lease or in the past have leased various properties from Parkway and, as of January 1, 2013, one of its affiliates was Parkway’s largest tenant in terms of annualized rental revenue. BofA Merrill Lynch and certain of its affiliates may continue to maintain significant commercial (including vendor and/or customer) relationships with Parkway and certain of its affiliates in the future.

Certain of BofA Merrill Lynch’s affiliates maintain significant commercial (including vendor and/or customer) relationships with TPGI and certain of its affiliates.

BofA Merrill Lynch is an internationally recognized investment banking firm which is regularly engaged in providing financial advisory services in connection with mergers and acquisitions. Parkway selected BofA Merrill Lynch as its financial advisor in connection with the mergers on the basis of BofA Merrill Lynch’s experience in similar transactions, its reputation in the investment community and its familiarity with Parkway and its business.

Opinion of TPGI’s Financial Advisor

TPGI retained Morgan Stanley to provide it with financial advisory services in connection with the proposed mergers. TPGI selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise and reputation and its knowledge of the business and affairs of TPGI. As part of this engagement, the TPGI Board requested that Morgan Stanley evaluate the fairness from a financial point of view of the exchange ratio pursuant to the merger agreement to the holders of shares of TPGI common stock. On September 4, 2013, at a meeting of the TPGI Board, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, that, as of that date and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in the written opinion, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to the holders of shares of TPGI common stock.

The full text of the written opinion of Morgan Stanley, dated as of September 4, 2013, is attached to this joint proxy statement/prospectus as Annex F. You should read the opinion in its entirety for a discussion of the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion. We encourage you to read the entire opinion carefully. This summary is qualified in its entirety by reference to the full text of such opinion. Morgan Stanley’s opinion is directed to the TPGI Board and addresses only the fairness of the exchange ratio from a financial point of view to the holders of shares of TPGI common stock as of the date of the opinion. It does not address any other aspects of the mergers and Morgan Stanley expressed no opinion or recommendation as to how any holder of TPGI common stock or holder of Parkway common stock should vote at the stockholders’ meetings to be held in connection with the mergers or whether to take any other action with respect to the mergers.

In connection with rendering its opinion, Morgan Stanley, among other things:

(a)	reviewed certain publicly available financial statements and other business and financial information of TPGI and Parkway, respectively;

(b)	reviewed certain internal financial statements and other financial and operating data concerning TPGI and Parkway, respectively;

(c)	reviewed certain financial projections prepared by the managements of TPGI and Parkway, respectively;

(d)	reviewed information relating to certain strategic, financial and operational benefits anticipated from the mergers prepared by the managements of TPGI and Parkway, respectively;

(e)	discussed the past and current operations and financial condition and the prospects of TPGI, including information relating to certain strategic, financial and operational benefits anticipated from the mergers, with senior executives of TPGI;

(f)	discussed the past and current operations and financial condition and the prospects of Parkway with senior executives of Parkway;

(g)	reviewed the potential pro forma impact of the parent merger on certain financial metrics of Parkway;

(h)	reviewed the reported prices and trading activity for the TPGI common stock and the Parkway common stock;

(i)	compared the financial performance of TPGI and Parkway and the prices and trading activity of the TPGI common stock and the Parkway common stock with that of certain other publicly-traded companies comparable with TPGI and Parkway, respectively, and their securities;

(j)	reviewed the financial terms, to the extent publicly available, of certain comparable merger and acquisition transactions;

(k)	participated in certain discussions and negotiations among representatives of TPGI and Parkway and their financial and legal advisors;

(l)	reviewed the merger agreement and certain related documents; and

(m)	performed such other analyses, reviewed such other information and considered such other factors as Morgan Stanley deemed appropriate.

In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to it by TPGI and Parkway, and formed a substantial basis for its opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the mergers, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of TPGI and Parkway of the future financial performance of TPGI and Parkway, respectively. In addition, Morgan Stanley assumed that the mergers will be consummated in accordance with the terms set forth in the merger agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the parent merger will be treated as a tax-free reorganization under the Code, and the partnership merger will qualify as and constitute a tax-free “asset-over” form of merger under Treasury Regulations Section 1.708-1(c)(3)(i). Morgan Stanley assumed that in connection with the receipt of all necessary governmental, regulatory or other approvals and consents required for the proposed mergers, no delays, limitations, conditions or restrictions would be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed mergers (including the contemplated benefits anticipated from the mergers). Morgan Stanley was advised by Parkway that Parkway had operated in conformity with the requirements for qualification as a real estate investment trust for U.S. federal income tax purposes since its formation as a real estate investment trust and Morgan Stanley assumed that the mergers would not adversely affect such status or operations of Parkway. Morgan Stanley is not a legal, tax or regulatory advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessment of TPGI and Parkway and their legal, tax and regulatory advisors with respect to legal, tax and regulatory matters. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of TPGI’s officers, directors or employees, or any class of such persons, relative to the exchange ratio or otherwise. Morgan Stanley also expressed no opinion as to the relative fairness of any portion of the consideration to holders of any series of common or preferred stock of TPGI. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of TPGI, Parkway or any other entity, nor was it furnished with any such valuations or appraisals. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion. Events occurring after such date may affect Morgan Stanley’s opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion.

Summary of Financial Analyses

The following is a summary of the material financial analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion letter to the TPGI Board dated September 4, 2013. The following summary is not a complete description of the financial analyses performed and factors considered by Morgan Stanley in connection with its opinion, nor does the order of analyses described represent the relative importance or weight given to those analyses. The various analyses summarized below were based on closing prices for the common stock of TPGI and Parkway as of August 30, 2013. Some of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The analyses listed in the tables and described below must be considered as a whole. Assessing any portion of such analyses and of the factors reviewed, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Morgan Stanley’s opinion. Furthermore, mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using the data referred to below.

Historical Exchange Ratio Analysis

Morgan Stanley reviewed the stock price performance of TPGI and Parkway during various periods ending on August 30, 2013. Morgan Stanley then calculated historical exchange ratios on certain dates and during certain periods ending on August 30, 2013 implied by dividing the TPGI closing price for the relevant date, or the average TPGI closing price for the relevant period, as the case may be, by the Parkway closing price for such date, or the Parkway average closing price for such period, as the case may be. Morgan Stanley next compared the exchange ratio of 0.3822x provided for in the merger agreement with historical exchange ratios for such dates and periods. The following table lists the implied exchange ratios for these dates and periods:

Implied Exchange Ratio
12-Month Average Closing Price	0.344x
180-Day Average Closing Price	0.310x
90-Day Average Closing Price	0.306x
60-Day Average Closing Price	0.313x
30-Day Average Closing Price	0.316x
15-Day Average Closing Price	0.318x
Closing Price on August 30, 2013	0.336x

Morgan Stanley also derived the implied ownership of TPGI stockholders in the combined company based on the implied exchange ratios during various periods ending on August 30, 2013. Morgan Stanley compared the implied ownership percentage as of August 30, 2013 with the implied ownership percentage that would result from the mergers, and Morgan Stanley noted that the implied TPGI ownership in the combined company as of August 30, 2013 would be 23% and that the implied TPGI ownership in the combined company based on the exchange ratio pursuant to the merger agreement would be approximately 25%.

Discounted Cash Flow Analysis

Morgan Stanley performed a discounted cash flow analysis, which is designed to provide an implied value of a company by calculating the present value of the estimated future cash flows and terminal value of the company. Morgan Stanley calculated ranges of implied equity values per share for each of TPGI and Parkway, based on estimates of unlevered free cash flows for the period from June 30, 2013 to December 31, 2013, and for calendar years 2014 through 2018. For TPGI, these estimates were prepared by TPGI management. For Parkway, these estimates were prepared by Morgan Stanley in conjunction with TPGI management based on prospective financial information provided by Parkway management for each of the relevant periods.

In arriving at the estimated equity values per share of TPGI common stock, Morgan Stanley noted the estimated unlevered free cash flows for the period from June 30, 2013 to December 31, 2013 and for calendar years 2014 through 2018 prepared by TPGI management and then calculated the terminal value by (i) applying a range of capitalization rates ranging from 7.00% to 7.50% with respect to TPGI’s net operating income from real estate, (ii) applying a range of terminal multiples ranging from 1.0x to 5.0x with respect to TPGI’s operating income from management fees, calculated based on an assumed margin of 50% on management fee revenue, as estimated by TPGI management, and (iii) applying a range of terminal value discounts to TPGI’s net asset value of (29%) to (39%), which represent the upper bound of the bottom quartile and the lower bound of the top quartile, respectively, of TPGI’s historical trading discount to net asset value over the past two years. The unlevered free cash flows and the terminal value were then discounted to present values using a range of discount rates from 7.0% to 7.8%. The discount rates used by Morgan Stanley were based on the weighted average cost of capital for TPGI. The cost of equity, a contributor to the weighted average cost of capital, was analyzed using the capital asset pricing model. Based on the calculations set forth above, this analysis implied a valuation range for shares of TPGI common stock of approximately $5.44 to $7.61 per share.

In arriving at the estimated equity values per share of Parkway common stock, Morgan Stanley noted the estimated free cash flows for the period from June 30, 2013 to December 31, 2013 and for calendar years 2014 through 2018 prepared by Parkway management and then calculated the terminal value by (i) applying a range of capitalization rates ranging from 7.00% to 7.50% with respect to Parkway’s net operating income from real estate and (ii) applying a range of terminal multiples ranging from 4.0x to 6.0x with respect to the operating income from management fees. No terminal value discount was applied to Parkway’s net asset value because Parkway had historically traded near net asset value. The unlevered free cash flows and the terminal value were then discounted to present values using a range of discount rates from 6.8% to 7.9%. The discount rates used by Morgan Stanley were based on the weighted average cost of capital for Parkway. The cost of equity, a contributor to the weighted average cost of capital, was analyzed using the capital asset pricing model. Based on the calculations set forth above, this analysis implied a valuation range for shares of Parkway common stock of approximately $15.71 to $18.58 per share.

Morgan Stanley noted that the discounted cash flow analysis of each of TPGI and Parkway indicated a range of implied exchange ratios of 0.346x to 0.409x, compared to an exchange ratio of 0.3822x provided for in the merger agreement.

Contribution Analysis

Morgan Stanley also performed a contribution analysis which reviewed the pro forma contribution of each of TPGI and Parkway to the combined entity based on certain operational and financial metrics using management estimates for each of TPGI and Parkway and consensus estimates. Such operational and financial metrics included management estimated 2014 EBITDA, management estimated 2014 ATCF/FFO, consensus 2014 EBITDA and consensus 2014 ATCF/FFO. EBITDA is defined as earnings before interest, taxes, depreciation and amortization and excludes non-recurring items and other customary adjustments; ATCF is defined as after-tax cash flow; and FFO is defined as funds from operations. Due to the fact that TPGI is not a REIT, TPGI management viewed ATCF as approximately equivalent to FFO. TPGI management estimates for EBITDA and ATCF/FFO were calculated pro forma to reflect the effect of TPGI’s planned liquidation of its joint venture with CalSTRS. Morgan Stanley also noted the implied exchange ratio derived from the pro forma contributions across the selected metrics.

The computations resulted in the following implied exchange ratios:

Equity Contribution Analysis	Implied Exchange Ratio
2014 Management EBITDA	0.309x
2014 Management ATCF/FFO	0.287x
2014 Consensus EBITDA	0.262x
2014 Consensus ATCF/FFO	0.196x

Morgan Stanley noted that the merger agreement provided for an exchange ratio of 0.3822x.

Net Asset Value Analysis

Morgan Stanley analyzed TPGI as a function of the net value of its assets. Morgan Stanley calculated the net asset value per share for TPGI common stock using a combination of TPGI management estimates of asset value and values negotiated for certain assets with third parties. Morgan Stanley added other assets from TPGI’s balance sheet and deducted mark-to-market debt balances, other liabilities and preferred equity at liquidation value from the aggregate value of TPGI’s assets. This analysis indicated a net asset value range of between $6.57 and $8.73, with a midpoint of $7.69, per share of TPGI common stock.

Morgan Stanley noted Parkway management’s estimate of net asset value per share of Parkway common stock of $20.54. Based on the midpoint net asset value per share of $7.69 for TPGI and the Parkway estimated net asset value per share of $20.54, adjusted for $19.4 million of mark-to-market debt balances (resulting in estimated net asset value per share of $20.26 for Parkway), Morgan Stanley calculated an implied exchange ratio of 0.380x, as compared to the exchange ratio of 0.3822x provided for in the merger agreement.

Morgan Stanley also reviewed equity research analyst estimates of net asset value per share for each of TPGI and Parkway, which was limited to one analyst at Robert W. Baird & Co. in the case of TPGI and included seven analysts in the case of Parkway. Morgan Stanley reviewed the most recent estimates of net asset value published by analysts prior to August 30, 2013. With respect to the estimates of net asset value by these analysts, Morgan Stanley’s analysis implied an exchange ratio of 0.556x using the net asset value of $9.47 for TPGI and the consensus net asset value of $17.02 for Parkway, as compared to the exchange ratio of 0.3822x provided for in the merger agreement. However, Morgan Stanley noted that the $9.47 estimate of net asset value for TPGI (i) was increased from $7.73 on August 9 following announcement of the liquidation of TPGI’s joint venture with CalSTRS, and (ii) did not reflect a 20% discount that the TPGI analyst determined should be applied to the TPGI net asset value for share illiquidity.

Morgan Stanley also calculated the net asset value per share of the combined company common stock based on (i) the midpoint net asset value per share of $7.69 for TPGI calculated by Morgan Stanley and the Parkway net asset value per share of $20.54 estimated by Parkway management and (ii) the research analyst estimates of net asset value per share for each of TPGI, $9.47 per share, and Parkway, range of $15.90 to $18.60 per share, accounting for planned portfolio activity associated with the liquidation of the TPG/CALSTRS joint venture, the redemption of TPGI’s interest in the Commerce Square properties following the mergers and transaction costs. This analysis indicated a net asset value range of between $16.77 and $19.58 per share of the combined company common stock, which based on the 0.3822x exchange ratio provided for in the merger agreement and the closing price per share of TPGI common stock on August 30, 2013, implies a premium to holders of shares of TPGI common stock of between 16.5% and 36.0%.

The public market trading price targets and estimates of net asset value per share published by securities research analysts do not necessarily reflect current market trading prices for shares of TPGI common stock and Parkway common stock and these targets and estimates are subject to uncertainties, including the future financial performance of TPGI and Parkway and future financial market conditions.

Research Analyst Price Targets

Morgan Stanley reviewed public market trading price targets for shares of TPGI common stock and Parkway common stock prepared and published by one available equity research analyst that provided a target for TPGI and eight available equity research analysts that provided targets for Parkway prior to August 30, 2013. Morgan Stanley reviewed the most recent price target published by each analyst prior to such date. These targets reflect each analyst’s estimate of the future public market trading price of TPGI or Parkway common stock, as applicable, at the time the price target was published.

Morgan Stanley calculated the exchange ratio implied by the consensus average of such analysts’ price targets for TPGI and Parkway by dividing the TPGI consensus price target by the Parkway consensus price target. Morgan Stanley’s analysis implied an exchange ratio of 0.355x. Morgan Stanley noted that the merger agreement provided for an exchange ratio of 0.3822x.

Pro Forma Accretion/Dilution Analysis

Using financial projections and estimates of cost savings resulting from the mergers provided by the managements of TPGI and Parkway, Morgan Stanley calculated the accretion/dilution of FFO per share of TPGI common stock and the FFO per share of Parkway common stock as a result of the mergers. For the years ended December 31, 2014, 2015 and 2016, Morgan Stanley compared the FFO per share of the pro forma entity to the FFO per share estimate of TPGI and Parkway, each as a standalone entity. The analysis indicated that the mergers would be accretive to the FFO per share of each of TPGI and Parkway for calendar years 2014, 2015 and 2016. The analysis also indicated that the mergers would be dilutive to the FFO per share of Parkway for calendar years 2014 and 2015, but accretive to the FFO per share of Parkway for calendar year 2016 when removing the impact of GAAP purchase accounting adjustments including straight-line rent and fair market value of leases adjustments, and amortization of debt mark-to-market adjustments.

Additional Information

Morgan Stanley also presented to the TPGI Board the comparable companies and precedent transaction analyses described below.

Morgan Stanley compared certain financial information of TPGI and Parkway with equivalent publicly available consensus estimates for companies that share similar business characteristics. These comparable companies included Brandywine Realty Trust; CommonWealth REIT; Corporate Office Properties Trust; Cousins Properties Incorporated; Highwoods Properties, Inc.; Hudson Pacific Properties, Inc.; Kilroy Realty Corporation; Mack-Cali Realty Corporation; and Piedmont Office Realty Trust, Inc. For purposes of this analysis, Morgan Stanley analyzed statistics of each of these companies for comparison purposes, including the ratios of debt to total market capitalization, share price to consensus estimated calendar year 2014 FFO, and aggregate value to consensus estimated calendar year 2014 EBITDA. Morgan Stanley also analyzed the premium or discount to net asset value and dividend yield of each comparable company. The multiples and ratios for TPGI, Parkway and each of the comparable companies were calculated using their respective closing prices on August 30, 2013 and were based on the most recent publicly available information and consensus estimates. Morgan Stanley noted that the comparable companies’ mean and median discounts to net asset value were 7.3% and 7.9%, respectively, while TPGI’s discount to net asset value was 41.9%, and Parkway’s was 3.9%.

No company utilized in the comparable company analysis is identical to TPGI or Parkway. In evaluating comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of TPGI and Parkway. These include, among other things, the impact of competition on the businesses of TPGI, Parkway and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of TPGI, Parkway or the industry, or in the financial markets in general.

Morgan Stanley also reviewed the purchase prices paid in precedent transactions that shared certain characteristics with the mergers. Based on publicly available information , Morgan Stanley identified (i) the following seven publicly announced and completed all stock transactions involving companies in the real estate sector with a value of greater than $150 million and occurring since January 1, 2003 and (ii) the following 15 publicly announced and completed transactions involving companies in the office real estate sector, with a value of greater than $150 million and occurring since January 1, 2003:

Precedent All Stock Real Estate Transactions

Transaction Announcement Date	Acquirer	Target
February 2011	Ventas Inc.	Nationwide Health Properties Inc.
January 2011	AMB Property Corporation	ProLogis
September 2006	Health Care REIT, Inc.	Windrose Medical Properties Trust
July 2006	Lexington Corporate Properties Trust	Newkirk Realty Trust, Inc.
March 2006	Public Storage, Inc.	Shurgard Storage Centers, Inc.
October 2004	Colonial Properties Trust	Cornerstone Realty Income Trust, Inc.
May 2003	Pennsylvania Real Estate Investment Trust	Crown American Realty Trust

Precedent Office Real Estate Transactions

Transaction Announcement Date	Acquirer	Target
November 2012	Divco West; TPGI Capital Inc.	Mission West Properties Inc.
December 2011	Ventas, Inc.	Cogdell Spencer Inc.
November 2007	Gramercy Capital Corp.	American Financial Realty Trust
July 2007	Liberty Property Trust	Republic Property Trust
May 2007	Morgan Stanley Real Estate	Crescent Real Estate Equities Company
November 2006	Blackstone Real Estate Partners	Equity Office Properties Trust
November 2006	JP Morgan Special Situations Property Fund	Columbia Equity Trust Inc.
August 2006	Morgan Stanley Real Estate Funds	Glenborough Realty Trust
August 2006	SL Green Realty Corp.	Reckson Associates Realty Corp.
June 2006	Brookfield Properties Corporation; The Blackstone Group	Trizec Properties, Inc.; Trizec Canada Inc.
March 2006	The Blackstone Group	CarrAmerica Realty Corp.
December 2005	GE Capital Real Estate	Arden Realty, Inc.
October 2005	Brandywine Realty Trust; Prudential Real Estate Investors	Prentiss Properties Trust
June 2005	DRA Advisors, Inc.	CRT Properties Inc.
January 2004	Aslan Realty Partners II, LP	Great Lakes REIT

No company or transaction utilized in the precedent transaction analyses is identical to TPGI or Parkway or directly comparable to the mergers.

Morgan Stanley reviewed the premiums paid to the target companies’ unaffected stock prices (defined as the average ten day stock price five days prior to the earliest date of the deal announcement, announcement of a competing bid or market rumors in certain transactions, as appropriate) for such selected precedent transactions. Based on publicly available information, the overall observed bottom quartile and top quartile unaffected stock price premiums paid in such selected all stock transactions were (0.1%) and 19.6%, respectively, and the overall observed bottom quartile and top quartile unaffected stock price premiums paid in such selected office transactions were 9.1% and 20.0%, respectively. Morgan Stanley noted that the exchange ratio pursuant to the merger agreement implied a 13.6% premium to the closing price per share of TPGI common stock on August 30, 2013.

General

In connection with the review of the mergers by the TPGI Board, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of TPGI or Parkway.

In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business, regulatory, economic, market and financial conditions and other matters. Many of these assumptions are beyond the control of TPGI and Parkway. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness from a financial point of view of the exchange ratio pursuant to the merger agreement to the holders of shares of TPGI common stock, and in connection with the delivery of its opinion to the TPGI Board. These analyses do not purport to be appraisals or to reflect the prices at which shares of TPGI common stock might actually trade.

The exchange ratio was determined through arm’s-length negotiations between TPGI and Parkway and was approved by the TPGI Board. Morgan Stanley provided advice to the TPGI Board during these negotiations but did not, however, recommend any specific exchange ratio to TPGI or the TPGI Board, or that any specific exchange ratio constituted the only appropriate exchange ratio for the parent merger. In addition, Morgan Stanley’s opinion did not in any manner address the prices at which the Parkway common stock will trade following consummation of the mergers or at any time and Morgan Stanley expressed no opinion or recommendation as to how holders of TPGI common stock or Parkway common stock should vote at the stockholders’ meetings to be held in connection with the mergers.

Morgan Stanley’s opinion and its presentation to the TPGI Board was one of many factors taken into consideration by the TPGI Board in deciding to approve, adopt and authorize the merger agreement. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the TPGI Board with respect to the merger consideration or of whether the TPGI Board would have been willing to agree to a different exchange ratio.

Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with its customary practice. Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Its securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or for the accounts of its customers, in debt or equity securities or loans of TPGI, Parkway or any other company, or any currency or commodity, that may be involved in the transactions contemplated by the merger agreement, or any related derivative instrument.

Under the terms of its engagement letter, Morgan Stanley provided the TPGI Board with financial advisory services and a financial opinion and TPGI has agreed to pay Morgan Stanley an aggregate fee of approximately $5,000,000, of which $250,000 was payable upon the execution of the engagement letter, $1,000,000 was payable upon the rendering of Morgan Stanley’s written opinion and the remainder of which is contingent upon the closing of the mergers. In addition, under the terms of the engagement letter, TPGI may, at its sole discretion, pay Morgan Stanley an additional incentive fee at closing. The TPGI Board has approved an additional incentive fee of $2,000,000, which will be payable to Morgan Stanley upon the closing of the mergers. In approving such incentive fee, the TPGI Board considered, among other factors, the extended duration of the Morgan Stanley engagement, the level of financial advisory services provided by Morgan Stanley since March 2012, the services Morgan Stanley provided with respect to the evaluation of a broad range of strategic alternatives with numerous potential counterparties, including public and private financings, joint ventures and alternative acquisition proposals, and Morgan Stanley’s role in creating a competitive process that the TPGI Board believes led to desirable terms in the merger with Parkway, to the benefit of TPGI’s stockholders. TPGI has also agreed to reimburse Morgan Stanley for its expenses, including fees of outside counsel and other professional advisors, incurred in performing its services. In addition, TPGI has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, relating to or arising out of Morgan Stanley’s engagement. In the two years prior to the date of its opinion, none of Morgan Stanley or any of its affiliates has provided financial advisory or financing services to TPGI or any of its affiliates other than those described above, for which it received the fees described above, and no other material relationship existed during such period. Morgan Stanley may also seek to provide financial advisory and financing services to TPGI and Parkway in the future and would expect to receive fees for the rendering of these services.

Certain Parkway Unaudited Prospective Financial Information

Parkway does not as a matter of course make public long-term projections as to future revenues, earnings or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, Parkway is including in this joint proxy statement/prospectus certain unaudited prospective financial information that was made available to the Parkway Board and the TPGI Board in connection with the evaluation of the mergers. This information also was provided to Parkway’s and TPGI’s respective financial advisors. The inclusion of this information should not be regarded as an indication that any of Parkway, TPGI, their respective affiliates, advisors or other representatives or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results.

The unaudited prospective financial information was, in general, prepared solely for internal use and is subjective in many respects. It also was prepared on a standalone basis for Parkway, without regard to the impact of the mergers on Parkway. As a result, the prospective results likely will not be realized and the actual results may be significantly higher or lower than estimated. Since the unaudited prospective financial information covers multiple years, that information by its nature becomes less predictive with each successive year. You are encouraged to review the risks and uncertainties described under the headings “Risk Factors—Risk Factors Relating to the Mergers” beginning on page 30 and “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 42 and the risks described in the periodic reports filed by Parkway with the SEC, which reports can be found as described under the heading “Where You Can Find More Information” beginning on page 180. The unaudited prospective financial information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with GAAP, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. In addition, the unaudited prospective financial information requires significant estimates and assumptions that make it inherently less comparable to the similarly titled GAAP measures in Parkway’s historical GAAP financial statements. Neither Parkway’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

The report of Parkway’s independent auditors contained in the Annual Report on Form 10-K for the year ended December 31, 2012, which is incorporated by reference into this joint proxy statement/prospectus, relates to Parkway’s historical financial information. It does not extend to the unaudited prospective financial information and should not be read to do so. Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after the date it was prepared.

The following table presents selected unaudited prospective financial data for the fiscal years ending 2013 through 2016 for Parkway on a standalone basis and at Parkway’s share.

	Fiscal Years Ending
	2013	2014	2015	2016
	($ in millions)
Cash Net Operating Income (NOI)	$121.2	$134.5	$142.9	$142.2
Earnings Before Interest Taxes Depreciation and Amortization (EBITDA)	$121.7	$133.2	$141.0	$144.8
Funds from Operations (FFO)	$70.2	$89.2	$96.9	$101.9
Recurring Funds from Operations (FFO)	$82.4	$89.2	$96.9	$101.9
Funds Available for Distribution (FAD)	$57.1	$64.2	$75.0	$59.7
Recurring Funds Available for Distribution (FAD)	$61.2	$64.2	$75.0	$59.7

For purposes of the unaudited prospective financial information presented herein, Cash NOI is a non-GAAP financial performance measure that represents cash income from real estate operations less property operating expenses (before interest expense and depreciation and amortization). EBITDA is a non-GAAP financial performance measure composed of net income before interest expense, amortization of financing costs, amortization of share-based compensation, income taxes, depreciation, amortization, acquisition costs, gains and losses on early extinguishment of debt, other gains and losses and fair value adjustments. Adjustments for Parkway’s share of partnerships and joint ventures are included in the computation of EBITDA on the same basis. FFO is a non-GAAP financial performance measure defined by the National Association of Real Estate Investment Trusts, which we refer to as NAREIT, and represents net income, computed in accordance with GAAP, reduced by preferred dividends, excluding gains or losses on depreciable real estate, plus real estate related depreciation and amortization. Adjustments for Parkway’s share of partnerships and joint ventures are included in the computation of FFO on the same basis. Recurring FFO is a non-GAAP financial performance measure the adjusts FFO for Parkway’s share of adjustments for non-recurring lease termination fees, gains and losses on extinguishment of debt, gains and losses, acquisition costs, fair value adjustments or other unusual items. FAD is a non-GAAP financial performance measure that Parkway defines as FFO, excluding the amortization of share-based compensation, amortization of above and below market leases, straight line rent adjustments, gains and losses, acquisition costs, fair value adjustments, gain or loss on extinguishment of debt, amortization of loan costs, non-cash charges and reduced by recurring non-revenue enhancing capital expenditures for building improvements, tenant improvements and leasing costs. Adjustments for Parkway’s share of partnerships and joint ventures are included in the computation of FAD on the same basis. Recurring FAD is a non-GAAP financial performance measure that adjusts FAD for transition and severance expense.

TPGI and Parkway may calculate certain non-GAAP financial metrics including Cash NOI, EBITDA, and FFO using different methodologies. Consequently, the financial metrics presented in each company’s prospective financial information disclosures and in the sections of this joint proxy statement/prospectus with respect to the opinions of the financial advisors to Parkway and TPGI may not be directly comparable to one another.

In preparing the foregoing unaudited projected financial information, Parkway made a number of assumptions regarding, among other things, interest rates, corporate financing activities, annual dividend levels, occupancy and tenant retention levels, changes in rent, the amount, timing and cost of existing and planned development properties, lease-up rates of existing and planned developments, the amount and timing of asset sales and asset acquisitions, including the return on those acquisitions, the amount of income taxes paid, and the amount of general and administrative costs.

The assumptions made in preparing the above unaudited prospective financial information may not necessarily reflect actual future conditions. The estimates and assumptions underlying the unaudited prospective financial information involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions which may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among others, risks and uncertainties described under the headings “Risk Factors—Risk Factors

Relating to the Mergers” beginning on page 30 and “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 42 and the risks described in the periodic reports filed by Parkway with the SEC, which reports can be found as described under the heading “Where You Can Find More Information” beginning on page 180, all of which are difficult to predict and many of which are beyond the control of Parkway and/or TPGI and will be beyond the control of the Combined Corporation. The underlying assumptions and projected results may not be realized, and actual results likely will differ, and may differ materially, from those reflected in the unaudited prospective financial information, whether or not the mergers are completed.

In addition, although presented with numerical specificity, the above unaudited prospective financial information reflects numerous assumptions and estimates as to future events made by Parkway management that Parkway management believes were reasonably prepared. The above unaudited prospective financial information does not give effect to the mergers. Parkway stockholders and TPGI stockholders are urged to review the most recent SEC filings of Parkway for a description of the reported and anticipated results of operations and financial condition and capital resources during 2012, including in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Parkway’s Annual Report on Form 10-K for the year ended December 31, 2012, and subsequent quarterly reports on Form 10-Q, which are incorporated by reference into this joint proxy statement/prospectus.

Readers of this joint proxy statement/prospectus are cautioned not to place undue reliance on the unaudited prospective financial information set forth above. No representation is made by Parkway, TPGI or any other person to any Parkway stockholder or any TPGI stockholder regarding the ultimate performance of Parkway compared to the information included in the above unaudited prospective financial information. The inclusion of unaudited prospective financial information in this joint proxy statement/prospectus should not be regarded as an indication that the prospective financial information will be necessarily predictive of actual future events, and such information should not be relied on as such.

PARKWAY DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE ABOVE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE PROSPECTIVE FINANCIAL INFORMATION ARE NO LONGER APPROPRIATE, EXCEPT AS MAY BE REQUIRED BY LAW.

Certain TPGI Unaudited Prospective Financial Information

TPGI does not as a matter of course make public long-term projections as to future revenues, earnings or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, TPGI is including in this joint proxy statement/prospectus certain unaudited prospective financial information that was prepared by TPGI management and made available to the TPGI Board, the Parkway Board and their respective financial advisors in connection with the evaluation of the mergers. The inclusion of this information should not be regarded as an indication that any of TPGI, Parkway, their respective affiliates, advisors or other representatives or any other recipient of this information considered, or now considers, it to be predictive of actual future results.

The unaudited prospective financial information was, in general, prepared solely for internal use and is subjective in many respects. It also was prepared on a standalone basis for TPGI, without regard to the impact of the mergers on TPGI. As a result, there can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated. Since the unaudited prospective financial information covers multiple years, such information by its nature becomes less predictive with each successive year. TPGI stockholders and Parkway stockholders are urged to review the SEC filings of TPGI for a description of risk factors with respect to the business of TPGI, including, but not limited to, the risks described in TPGI’s most recent annual and quarterly reports filed with the SEC on Forms 10-K and 10-Q. See “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 42 and “Where You Can Find More Information” beginning on page 180. The unaudited prospective financial information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, or GAAP.

Neither Ernst & Young LLP nor any other independent accountants have compiled, examined, or performed any audit or other procedures with respect to the unaudited prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability. The report of Ernst & Young LLP contained in TPGI’s Annual Report on Form 10-K for the year ended December 31, 2012, which is incorporated by reference into this joint proxy statement/prospectus, relates to the historical financial information of TPGI. It does not extend to the unaudited prospective financial information and should not be read to do so. Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after the respective dates on which such information was prepared.

The following table presents selected unaudited prospective financial information for TPGI on a pro-rata basis as though the results from unconsolidated properties were included at TPGI’s share along with the results of consolidated properties, for the period from July 1, 2013 to December 31, 2013, and for the fiscal years ending December 31, 2014 through 2018:

	Six Months Ending December 31, 2013	Fiscal Years Ending
		2014	2015	2016	2017	2018
	($ in millions)
Net Operating Income (NOI)	$23.6	$60.2	$62.4	$75.9	$80.1	$87.0
Earnings Before Interest Taxes Depreciation and Amortization (EBITDA)	20.3	58.0	54.9	67.4	72.6	79.8
Funds from Operations (FFO)	2.4	22.0	18.8	30.8	36.8	44.2
Unlevered Free Cash Flow	10.9	48.4	13.5	46.3	43.9	50.9

For purposes of the unaudited prospective financial information presented herein, NOI is a non-GAAP financial performance measure that represents TPGI’s pro-rata share of total property revenues less total property operating expenses (before interest expense and depreciation and amortization), for all properties in which TPGI is assumed to hold an interest during the period. EBITDA is a non-GAAP financial performance measure composed of net income (computed in accordance with GAAP) plus TPGI’s pro-rata share of interest expense, taxes and depreciation and amortization expense. FFO is a non-GAAP financial performance measure defined by NAREIT, and represents net income (computed in accordance with GAAP) excluding extraordinary items, net income attributable to noncontrolling interests, asset impairment, gains or losses on disposition of real estate assets held for investment, plus depreciation and amortization of real estate, and adjustments for joint ventures to reflect FFO on the same basis. Unlevered Free Cash Flow is a non-GAAP financial measure that represents EBITDA less partner preferred returns, taxes and capital expenditures, plus proceeds from dispositions of real estate.

TPGI and Parkway may calculate certain non-GAAP financial metrics including NOI, EBITDA and FFO using different methodologies. Consequently, the financial metrics presented in each company’s prospective financial information disclosures and in the sections of this joint proxy statement/prospectus with respect to the opinions of the financial advisors to TPGI and Parkway may not be directly comparable to one another.

In preparing the foregoing projections, TPGI made a number of assumptions and estimates regarding, among other things, future interest rates, the level of future investments by TPGI and the yield to be achieved on such investments, financing of future investments, including leverage ratios, future property sales by TPGI, including sales of Murano condominium units, the ability to refinance certain of TPGI’s outstanding indebtedness and the terms of any such refinancing, future market rental rates, property occupancy, lease renewals and capital expenditures. TPGI management believed these assumptions and estimates were reasonable at the time the unaudited prospective financial information was prepared, but these assumptions and estimates may not be realized and are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among others, the risks and uncertainties described under “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements” beginning on pages 30 and 42, respectively, and in TPGI’s most recent annual and quarterly reports filed with the SEC on Forms 10-K and 10-Q, which are incorporated by reference into this joint proxy statement/prospectus. All of these uncertainties and contingencies are difficult to predict and many are beyond the control of TPGI and/or Parkway and will be beyond the control of the combined company.

Readers of this joint proxy statement/prospectus are cautioned not to place undue reliance on the unaudited prospective financial information set forth above. The inclusion of the above information in this joint proxy statement/prospectus should not be regarded as an indication that TPGI, Parkway or their respective officers, directors, affiliates, advisors or other representatives consider such information to be an accurate prediction of future events or necessarily achievable. There can be no assurance that the underlying assumptions will prove to be accurate or that the projected results will be realized, and actual results likely will differ, and may differ materially, from those reflected in the unaudited prospective financial information, whether or not the mergers are completed. In addition, the above information does not give effect to the mergers. None of TPGI, Parkway or their respective officers, directors, affiliates, advisors or other representatives has made any representations regarding the performance of TPGI compared to the information included in the above unaudited prospective financial information.

TPGI stockholders and Parkway stockholders are urged to review TPGI’s most recent SEC filings for a description of TPGI’s results of operations and financial condition and capital resources, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in TPGI’s most recent annual and quarterly reports filed with the SEC on Forms 10-K and 10-Q, which are incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 180.

TPGI DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE ABOVE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION ARE NO LONGER APPROPRIATE, EXCEPT AS MAY BE REQUIRED BY APPLICABLE LAW.

Directors and Management of Parkway After the Mergers

Following the consummation of the mergers, all nine of the current members of the Parkway Board, namely James R. Heistand, Charles T. Cannada, Laurie L. Dotter, Edward M. Casal, Brenda J. Mixson, Avi Banyasz, Kelvin L. Davis, Adam S. Metz and C. William Hosler, Jr., will continue as members of the Board of Directors of the Combined Corporation. Charles T. Cannada, the current Chairman and Lead Independent Director of Parkway’s Board, will continue to serve as a director, but not the Chairman, of the Board of Directors of the Combined Corporation. James A. Thomas, the current Chairman, President and Chief Executive Officer of TPGI, will serve as the Chairman of the board of directors of the Combined Corporation following the mergers.

Each of the executive officers of Parkway immediately prior to the effective time of the mergers will continue as an executive officer of the Combined Corporation following the effective time of the mergers.

Interests of Parkway’s Directors and Executive Officers in the Mergers

None of Parkway’s directors or executive officers is party to an agreement with Parkway or participates in any Parkway plan, program or arrangement that provides such director or executive officer with financial incentives that are contingent upon the consummation of the mergers.

Interests of TPGI’s Directors and Executive Officers in the Mergers

In considering the recommendation of the TPGI Board that TPGI stockholders vote “FOR” the Merger proposal, TPGI stockholders should be aware that TPGI’s executive officers and directors have interests in the merger that may be different from, or in addition to, those of TPGI stockholders generally. The TPGI Board, including the independent members thereof, was aware of these interests and considered them, among other matters, in approving the merger agreement and making its recommendations that the TPGI stockholders approve the merger agreement.

Treatment of Outstanding Equity Awards

The treatment of outstanding equity awards is described in more detail in the section entitled “Treatment of TPGI Stock Options, Restricted Stock and Phantom Shares” on page 128. Awards of phantom shares held by executive officers will vest upon the occurrence of the merger, while awards of stock options and restricted stock held by executive officers will vest upon a qualifying termination of employment following the merger, as described in more detail below in the section entitled “Quantification of Potential Payments to Named Executive Officers in Connection with the Merger.” Awards of restricted stock held by directors will vest upon the occurrence of the merger.

The following table shows, for each executive officer and each director, as applicable, as of October 1, 2013, (i) the number of shares subject to vested options held by him or her; (ii) the value of such options; (iii) the number of shares subject to unvested options held by him or her; (iv) the value of such options; (v) the number of shares subject to restricted stock awards; (vi) the value of such awards; (vii) the numbers of shares subject to phantom share awards; and (viii) the value of such awards.

In each case, the value of the award is based on the amount that would be realized with respect to such award, based on an assumed value of $6.09 per share of TPGI common stock, which was the average closing market price of TPGI’s common stock over the first five business days following the first public announcement of the merger (and which does not necessarily reflect the value of the actual exchange ratio being used to convert the outstanding equity awards), assuming the merger occurred on November 30, 2013 and, in the case of executive officers, assuming the executive officer experienced a qualifying termination of employment on such date.

Name	Number of Shares Subject to Vested Options (#)	Value of Vested of Vested Options ($)	Number of Shares Subject to Unvested Options (#)	Value of Unvested Options ($)	Number of Shares Subject to Restricted Stock Awards (#)	Value of Restricted Stock Awards ($)	Number of Shares Subject to Phantom Share Awards (#)	Value of Phantom Share Awards ($)
Executive Officers
James A. Thomas	—	—	—	—	87,996	535,896	528,875	3,220,849
Diana M. Laing	—	—	—	—	44,352	270,104	182,912	1,113,934
Thomas R. Ricci	—	—	—	—	52,245	318,172	190,713	1,161,442
Paul S. Rutter	—	—	—	—	38,336	233,466	298,990	1,820,849
Randall L. Scott	—	—	—	—	58,419	355,712	236,540	1,440,529
John R. Sischo	—	—	—	—	60,996	371,466	246,330	1,500,150
Non-Employee Directors
Winston H. Hickox	—	—	—	—	—	—	—	—
R. Bruce Andrews	—	—	—	—	—	—	—	—
Edward D. Fox	—	—	—	—	—	—	—	—
John L. Goolsby	—	—	—	—	—	—	—	—
Bradley H. Carroll	—	—	—	—	—	—	—	—

Employment Agreements

Each executive officer is party to an employment agreement with TPGI which provides that if his or her employment is terminated within two years following a change in control by TPGI without “cause” or by the executive for “good reason,” each as defined in the employment agreements, then he or she will be entitled to the following severance payments and benefits:

•	a lump-sum cash payment equal to the sum of his or her then-current annual base salary plus the average bonus over the prior three years (or three times such sum in the case of Mr. Thomas);

•	a prorated annual bonus for the year in which the termination occurs; and

•	health benefits for one year following the executive’s termination of employment at the same cost to the executive as in effect immediately preceding such termination, subject to termination to the extent that the executive is eligible to receive benefits from a subsequent employer.

Each employment agreement provides that, if the executive’s employment is terminated by TPGI without cause or by the executive for good reason within 180 days after a change in control or, in the case of Mr. Thomas, within 90 days after the change in control for any reason, then the executive will receive the above benefits and payments, and all equity awards held by such executive will become fully vested. The parent merger will constitute a change in control. Finally, under the employment agreements, TPGI has agreed to make additional payments to the executive if any amounts paid or payable to the executive would be subject to the excise tax imposed on certain so-called “excess parachute payments” under Section 4999 of the Internal Revenue Code. However, if a reduction in the payments and benefits of 10% or less would render the excise tax inapplicable, then the payments and benefits will be reduced by such amount, and TPGI will not be required to make the additional payment. The following table shows, for each executive officer, the amounts that would be payable under the employment agreements, assuming the parent merger occurred on November 30, 2013 and, in the case of executive officers, assuming the executive officer experienced a qualifying termination of employment on such date. The “Value of Equity Vesting” column represents the sum of the amounts in the “Value of Unvested Options,” “Value of Restricted Stock Awards” and “Value of Phantom Stock Awards” columns in the chart above in the section entitled “Treatment of Outstanding Equity Awards.”

Executive Officer	Value of Severance Payment ($)	Value of Pro Rata Bonus(1) ($)	Value of Health Benefits ($)	Value of Equity Vesting ($)	Gross-Up Payment ($)
James A. Thomas	3,750,000	738,986	18,934	3,756,744	4,400,602
Diana M. Laing	600,575	213,029	18,947	1,384,038	949,049
Thomas R. Ricci	633,450	235,928	19,554	1,479,614	991,576
Paul S. Rutter	713,242	321,094	18,947	2,054,315	1,502,786
Randall L. Scott	655,167	242,223	22,808	1,796,300	997,511
John R. Sischo	723,225	318,312	18,947	1,871,615	1,282,855

(1)	Bonus Amounts. Annual bonus amounts for 2013 are not yet determinable; calculations are based on actual 2012 bonus award amounts.

Quantification of Potential Payments to Named Executive Officers in Connection with the Mergers

In accordance with Item 402(t) of Regulation S-K, the table below sets forth the estimated amounts of compensation and benefits that each named executive officer of TPGI could receive that are based on or otherwise relate to the parent merger. These amounts have been calculated assuming the parent merger is consummated on November 30, 2013 and, where applicable, assuming each named executive officer experiences a qualifying termination of employment as of that date. Please see the section entitled “Interests of Certain Persons in the Merger” for further information about the applicable compensation and benefits.

Golden Parachute Compensation

Named Executive Officer	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)(3)	Total ($)
James A. Thomas	8,889,588	3,756,745	18,934	12,665,267
Diana M. Laing	1,762,653	1,384,038	18,947	3,165,638
Thomas R. Ricci	1,860,954	1,479,614	19,554	3,360,122
Paul S. Rutter	2,537,122	2,054,315	18,947	4,610,384
Randall L. Scott	1,894,901	1,796,301	22,808	3,714,010
John R. Sischo	2,324,392	1,871,615	18,947	4,214,954

(1)	Cash. The table shows, for each named executive officer, the amount of each component part of the cash payments and is the sum of the amounts in the “Value of Severance Payment,” “Value of Pro Rata Bonus” and “Gross-Up Payment” columns in the chart above in the section entitled “Employment Agreements.”
(2)	Equity. Represents the aggregate value of the vesting of equity awards and is the sum of the amounts in the “Value of Unvested Options,” “Value of Restricted Stock Awards” and “Value of Phantom Share Awards” columns in the chart above in the section entitled “Treatment of Outstanding Equity Awards.”
(3)	Perquisites/Benefits. Represents the value of continued health benefits, as set forth in the column “ Value of Health Benefits” in the chart above in the section entitled “Employment Agreements.”

The following table shows, for each named executive officer, the amounts which are single trigger (i.e., conditioned solely on the occurrence of a change in control) or double trigger (i.e., requiring the occurrence of an additional event, such as termination of employment).

Named Executive Officers	Single Trigger ($)	Double Trigger ($)
James A. Thomas	3,220,849	9,444,417
Diana M. Laing	1,113,934	2,051,704
Thomas R. Ricci	1,161,442	2,198,680
Paul S. Rutter	1,820,849	2,789,535
Randall L. Scott	1,440,529	2,273,481
John R. Sischo	1,500,150	2,714,804

Regulatory Approvals Required for the Mergers

Parkway and TPGI are not aware of any material federal or state regulatory requirements that must be complied with, or approvals that must be obtained, in connection with the mergers or the other transactions contemplated by the merger agreement.

Litigation Relating to the Mergers

On October 24, 2013, a purported stockholder of TPGI filed a lawsuit entitled Osieczanek v. Thomas Properties Group, Inc., et. al. against TPGI and its directors, Parkway, and Merger Sub in the Chancery Court of the State of Delaware. This action was brought as a putative class action, alleging that TPGI’s directors breached certain alleged duties to TPGI’s stockholders by failing to provide TPGI’s stockholders with material information in connection with the mergers and that Parkway aided and abetted those alleged breaches. The lawsuit seeks various forms of relief, including that the court enjoin the merger and rescind the merger agreement. The plaintiff also seeks an award of damages and litigation expenses and to have the defendants account for any profits or special benefits the defendants may have obtained by the alleged breach of a fiduciary duty.

TPGI, its directors, Parkway and Merger Sub believe that this action is without merit.

U.S. Federal Income Tax Considerations

The discussion below entitled “—Material U.S. Federal Income Tax Consequences of the Parent Merger,” summarizes the material federal income tax consequences for the parent merger for U.S. holders (as defined below) of TPGI common stock.

The discussion below entitled “—Material U.S. Federal Income Tax Considerations Related to Parkway Common Stock,” summarizes the material federal income tax consequences of owning Parkway common stock received in connection with the parent merger.

To the extent that this discussion refers to Parkway following the parent merger, it is a reference to the Combined Corporation.

This discussion is based upon the Internal Revenue Code of 1986, as amended, or the Code, U.S. Treasury regulations promulgated under the Code, referred to as the Treasury Regulations, judicial decisions and published administrative rulings, all as currently in effect and all of which are subject to change, possibly with retroactive effect. This discussion does not address (i) U.S. federal taxes other than income taxes, (ii) state, local or non-U.S. taxes or (iii) tax reporting requirements, in each case, as applicable to the parent merger. In addition, this discussion does not address U.S. federal income tax considerations applicable to holders that are subject to special treatment under U.S. federal income tax law, including, for example:

•	financial institutions;

•	pass-through entities (such as entities treated as partnerships for U.S. federal income tax purposes);

•	persons acting as nominees or otherwise not as beneficial owners;

•	insurance companies;

•	broker-dealers;

•	tax-exempt organizations;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark to market method of accounting;

•	persons that hold TPGI common stock or Parkway common stock as part of a straddle, hedge, constructive sale, conversion transaction, or other integrated transaction for U.S. federal income tax purposes;

•	regulated investment companies;

•	REITs;

•	certain U.S. expatriates;

•	foreign (non-U.S.) governments;

•	except to the extent described in the discussion below entitled “—Material U.S. Federal Income Tax Considerations Related to Parkway Common Stock,” non-U.S. holders (as defined below);

•	U.S. holders whose “functional currency” is not the U.S. dollar;

•	persons who acquired their TPGI common stock or Parkway common stock through the exercise of stock options or otherwise in connection with compensation;

•	persons who do not hold their TPGI or Parkway common stock as capital asset within the meaning of Section 1221 of the Code; and

•	for purposes of the discussion below entitled “Material U.S. Federal Income Tax Considerations Related to Parkway Common Stock,” persons subject to alternative minimum tax under the Code.

Moreover, this discussion does not address the consequences to any person of the receipt of limited voting stock of Parkway in connection with the parent merger. Any person that receives (or is affiliated with or related to any person that receives) limited voting stock of Parkway in connection with the parent merger should consult their own tax adviser regarding any associated tax consequences relating to the receipt of such limited voting stock.

For purposes of this discussion, a “U.S. holder” means a beneficial owner of TPGI common stock or, after the effective time of the parent merger, Parkway common stock, as the case may be, that is:

•	an individual who is a citizen or resident of the United States for U.S. income tax purposes;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision thereof;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust that (A) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (B) has a valid election in place under the Treasury Regulations to be treated as a U.S. person.

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds TPGI common stock (or, following the parent merger, Parkway common stock), the tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. Any partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes, and the partners in such partnership (as determined for U.S. federal income tax purposes), should consult their tax advisors.

This discussion of material U.S. federal income tax considerations is not binding on the IRS. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any described herein.

THE U.S. FEDERAL INCOME TAX RULES APPLICABLE TO THE PARENT MERGER, HOLDING AND DISPOSING PARKWAY COMMON STOCK, AND TO REITS GENERALLY ARE HIGHLY TECHNICAL AND COMPLEX. HOLDERS OF TPGI COMMON STOCK ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE PARENT MERGER, THE OWNERSHIP OF COMMON STOCK OF PARKWAY, AND PARKWAY’S QUALIFICATION AS A REIT, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX LAWS, AND POTENTIAL CHANGES IN APPLICABLE TAX LAWS, IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

Material U.S. Federal Income Tax Consequences of the Parent Merger

Tax Opinions from Counsel Regarding the Parent Merger

It is a condition to the completion of the parent merger that Hogan Lovells US LLP (or other counsel to Parkway reasonably satisfactory to TPGI) and Skadden, Arps, Slate, Meagher, & Flom LLP (or other counsel to TPGI reasonably satisfactory to Parkway) each renders an opinion to its client to the effect that the parent merger will constitute a reorganization within the meaning of Section 368(a) of the Code. Such opinions will be subject to customary exceptions, assumptions and qualifications, and will be based on representations made by Parkway and TPGI regarding factual matters, and covenants undertaken by Parkway and TPGI. If any assumption or representation is inaccurate in any way, or any covenant is not complied with, the tax consequences of the parent merger could differ from those described in the tax opinions and in this discussion. These tax opinions represent the legal judgment of counsel rendering the opinion and are not binding on the IRS or the courts. No ruling from the IRS has been or is expected to be requested in connection with the mergers, and there can be no assurance that the IRS would not assert, or that a court would not sustain, a position contrary to the conclusions set forth in the tax opinions.

Provided the parent merger is treated as a reorganization within the meaning of Section 363(a) of the Code, the United States federal income tax consequences of the parent merger will be as follows:

•	TPGI will not recognize any gain or loss as a result of the parent merger.

•	A U.S. holder of TPGI common stock will not recognize any gain or loss upon receipt of common stock of Parkway in exchange for its TPGI common stock in connection with the parent merger, except with respect to cash received in lieu of fractional shares of the Parkway common stock, as discussed below.

•	A U.S. holder will have an aggregate tax basis in the Parkway common stock it receives in the parent merger equal to the U.S. holder’s aggregate tax basis in its TPGI common stock surrendered pursuant to the parent merger, reduced by the portion of the U.S. holder’s tax basis in its TPGI common stock surrendered in the parent merger that is allocable to a fractional share of Parkway common stock. If a U.S. holder acquired any of its shares of TPGI common stock at different prices and/or at different times, Treasury Regulations provide guidance on how such U.S. holder may allocate its tax basis to shares of the Parkway common stock received in the parent merger. U.S. holders that hold multiple blocks of TPGI common stock should consult their tax advisors regarding the proper allocation of their basis among shares of Parkway common stock received in the parent merger under these Treasury Regulations.

•	The holding period of the Parkway common stock received by a U.S. holder in connection with the parent merger will include the holding period of the TPGI common stock surrendered in connection with the parent merger.

•	Cash received by a U.S. holder in lieu of a fractional share of Parkway common stock in the parent merger will be treated as if such fractional share had been issued in connection with the parent merger and then redeemed by Parkway, and such U.S. holder generally will recognize capital gain or loss with respect to such cash payment, measured by the difference, if any, between the amount of cash received and the U.S. holder’s tax basis in such fractional share. Such capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period in respect of such fractional share is greater than one year. Non-corporate U.S. holders are generally subject to tax on long-term capital gains at reduced rates under current law. The deductibility of capital losses is subject to limitations.

U.S. Federal Income Tax Consequences of the Parent Merger to TPGI and TPGI Stockholders if the Parent Merger Does Not Qualify as a Reorganization

If the parent merger were to fail to qualify as a reorganization, then a TPGI stockholder generally would recognize gain or loss, as applicable, equal to the difference between:

•	the sum of the fair market value of the Parkway common stock and cash in lieu of fractional shares of Parkway common stock received by the TPGI stockholder in the parent merger; and

•	the TPGI stockholder’s adjusted tax basis in its TPGI common stock.

Moreover, if the parent merger were to fail to qualify as a reorganization, TPGI would be treated as selling, in a taxable transaction, all of its assets to Parkway. Accordingly, if the parent merger fails to qualify as a reorganization, TPGI would generally recognize gain or loss on the deemed transfer of its assets to Parkway and Parkway, as its successor, could incur a significant current tax liability.

The balance of this discussion assumes, unless indicated otherwise, that the parent merger will qualify as a reorganization.

Backup Withholding

Certain U.S. holders of TPGI common stock may be subject to backup withholding of U.S. federal income tax with respect to any cash received in lieu of fractional shares pursuant to the parent merger. Backup withholding generally will not apply, however, to a U.S. holder of TPGI common stock that furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on IRS Form W-9 or is otherwise exempt from backup withholding and provides appropriate proof of the applicable exemption. Backup withholding is not an additional tax and any amounts withheld will be allowed as a refund or credit against the holder’s U.S. federal income tax liability, if any, provided that the holder timely furnishes the required information to the IRS.

Tax Opinions from Counsel Regarding REIT Qualification of Parkway

It is a condition to the obligation of TPGI to complete the parent merger that TPGI receive an opinion from Hogan Lovells US LLP (or other counsel to Parkway reasonably acceptable to TPGI) to the effect that, commencing with its taxable year ended December 31, 2010, Parkway has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its current and proposed method of organization will permit Parkway to continue to qualify for taxation as a REIT under the Code for its taxable year that includes the effective time of the parent merger and thereafter. The opinion of Hogan Lovells US LLP (or other counsel) will be subject to customary exceptions, assumptions and qualifications, and be based on representations made by Parkway and TPGI regarding factual matters (including those contained in tax representation letters provided by Parkway and TPGI), and covenants undertaken by Parkway and TPGI, relating to the organization and operation of TPGI and its subsidiaries and Parkway and its subsidiaries.

This opinion will not be binding on the IRS or the courts. Parkway intends to continue to operate in a manner to qualify as a REIT following the parent merger, but there is no guarantee that it will qualify or remain qualified as a REIT. Qualification and taxation as a REIT depend upon the ability of Parkway to meet, through actual annual (or, in some cases, quarterly) operating results, requirements relating to income, asset ownership, distribution levels and diversity of share ownership, and the various REIT qualification requirements imposed under the Code. Given the complex nature of the REIT qualification requirements, the ongoing importance of factual determinations and the possibility of future changes in the circumstances of Parkway, there can be no assurance that the actual operating results of Parkway will satisfy the requirements for taxation as a REIT under the Code for any particular tax year.

Tax Liabilities and Attributes Inherited from TPGI

As a REIT, if Parkway acquires appreciated assets from a regular “C corporation” in a transaction in which the adjusted tax basis of the assets in its hands is determined by reference to the adjusted tax basis of the assets in the hands of the C corporation, Parkway will be subject to entity-level tax on any gain recognized in connection with a disposition (such as a taxable sale) of any such assets during the ten-year period following such acquisition. Because TPGI is taxable as a regular C corporation, Parkway will be subject to corporate income tax on the built-in gain of TPGI’s assets at the time of the parent merger if Parkway disposes of any of those assets during the 10-year period following the parent merger in a taxable transaction in which built-in gain is recognized. Parkway’s ability to use historic net operating loss carryovers of TPGI (if any) to offset any built-in gain subject to this tax will be limited. In addition, to qualify as a REIT, Parkway must not have, at the end of any taxable year, any earnings and profits accumulated in a non-REIT year, referred to as C corporation earnings and profits.

Parkway also would be liable for other unpaid taxes (if any) of TPGI. Moreover, if TPGI were to incur tax liabilities as a result of the failure of the parent merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, Parkway would succeed to those tax liabilities as a result of the parent merger. See “—U.S. Federal Income Tax Consequences of the Parent Merger to TPGI and TPGI Stockholders if the Parent Merger Does Not Qualify as a Reorganization” above.

Furthermore, after the parent merger, the asset and gross income tests applicable to REITs will apply to all of the assets of Parkway, including the assets Parkway acquires from TPGI, and to all of the gross income of

Parkway, including the income derived from the assets Parkway acquires from TPGI. As a result, the nature of the assets that Parkway acquires from TPGI and the gross income Parkway derives from the assets Parkway acquires from TPGI will be taken into account in determining the qualification of Parkway as a REIT following the parent merger.

Tax Liabilities and Attributes of Parkway

If Parkway were to fail to qualify as a REIT for any of its taxable years for which the applicable period for assessment had not expired, Parkway would have to pay U.S. federal income tax on its taxable income at regular corporate rates. Furthermore, Parkway would not be able to re-elect REIT status until at least the fifth taxable year after the first taxable year in which such failure occurred.

Material U.S. Federal Income Tax Considerations Related to Parkway Common Stock

As used in this discussion entitled “—Material U.S. Federal Income Tax Considerations Related to Parkway Common Stock,” references to the terms “company,” “we,” “our,” and “us” mean only Parkway Properties, Inc., and not its subsidiaries or other lower-tier entities, except as otherwise indicated.

The U.S. federal income tax treatment of holders of our common stock depends in some instances on determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority is available. In addition, the tax consequences to any particular stockholder of holding our common stock will depend on the stockholder’s particular tax circumstances. You should consult your tax advisor regarding the U.S. federal, state, local, and foreign income and other tax consequences to you in light of your particular investment or tax circumstances of acquiring, holding, exchanging, or otherwise disposing of our common stock, our election to be taxed as a REIT for U.S. federal income tax purposes, and potential changes in applicable tax laws.

Taxation of Parkway

We elected to be taxed as a REIT under the Code beginning with our taxable year ended December 31, 1997. As described in greater detail below, a REIT generally is not subject to U.S. federal income tax on the net income that it distributes to stockholders if it meets the applicable REIT distribution requirements and other requirements for REIT qualification under the Code. We believe that we have been organized and have operated, and we intend to continue to operate, to qualify as a REIT, but there can be no assurance that we qualify or will remain qualified as a REIT.

Qualification and taxation as a REIT depend on our ability to meet, on a continuing basis, through actual operating results, distribution levels, and diversity of share and asset ownership, various qualification requirements imposed upon REITs by the Code. In addition, our ability to qualify as a REIT may depend in part upon the operating results, organizational structure and entity classification for U.S. federal income tax purposes of certain entities in which we invest. Our ability to qualify as a REIT also requires that we satisfy certain asset tests, some of which depend upon the fair market values of assets that we own directly or indirectly. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy such requirements for qualification and taxation as a REIT.

Taxation of REITs in General

Provided that we qualify as a REIT, we will be entitled to a deduction for dividends that we pay and, therefore, will not be subject to U.S. federal corporate income tax on our taxable income that is distributed currently to our stockholders. This treatment substantially eliminates the “double taxation” at the corporate and stockholder levels that generally results from investment in a corporation. In general, income generated by a REIT is taxed only at the stockholder-level upon a distribution of dividends by the REIT to its stockholders.

Even if we qualify for taxation as a REIT, we will be subject to U.S. federal income tax in the following circumstances:

•	We will be taxed at regular U.S. federal corporate rates on any undistributed “REIT taxable income,” including undistributed net capital gains, for any taxable year. REIT taxable income is the taxable income of the REIT subject to specified adjustments, including a deduction for dividends paid.

•	We (or our stockholders) may be subject to the “alternative minimum tax” on our items of tax preference, if any.

•	If we have net income from prohibited transactions, which are, in general, sales or other dispositions of inventory or property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. See “—Requirements for Qualification as a REIT—Gross Income Tests—Income from Prohibited Transactions,” and “—Requirements for Qualification as a REIT—Gross Income Tests—Income from Foreclosure Property,” below.

•	If we elect to treat property that we acquire in connection with certain leasehold terminations or a foreclosure of a mortgage loan as “foreclosure property,” we generally may thereby avoid (a) the 100% prohibited transactions tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction); and (b) the inclusion of any income from such property as nonqualifying income for purposes of the REIT gross income tests discussed below. Income from the sale or operation of the property may be subject to U.S. federal corporate income tax at the highest applicable rate (currently 35%). See “—Requirements for Qualification as a REIT—Gross Income Tests—Income from Foreclosure Property,” below.

•	If we fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but our failure is due to reasonable cause and not due to willful neglect and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be subject to a 100% tax on an amount equal to (1) the greater of (a) the amount by which we fail the 75% gross income test or (b) the amount by which we fail the 95% gross income test, as the case may be, multiplied by (2) a fraction intended to reflect our profitability.

•	If we violate the asset tests (other than certain de minimis violations) or other requirements applicable to REITs, as described below, but our failure is due to reasonable cause and not due to willful neglect and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to at least $50,000 per failure, which, in the case of certain asset test failures, will be determined as the amount of net income generated by the assets in question multiplied by the highest corporate tax rate (currently 35%) if that amount exceeds $50,000 per failure.

•	If we fail to distribute during each calendar year at least the sum of (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain net income for such year, and (3) any undistributed taxable income from prior periods (or the required distribution), we will be subject to a non-deductible 4% excise tax on the excess of the required distribution over the sum of (a) the amounts that we actually distributed (taking into account excess distributions from prior years), plus (b) retained amounts upon which we paid income tax at the corporate level.

•	We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of our stockholders, as described below in “—Requirements for Qualification as a REIT.”

•	We will be subject to a 100% penalty tax on amounts we receive (or on certain expenses deducted by a taxable REIT subsidiary) if certain arrangements between us (or our tenants) and any of our taxable REIT subsidiaries do not reflect arm’s length terms.

•

If we acquire appreciated assets from a corporation that is not a REIT (i.e., a corporation taxable under subchapter C of the Code) in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the C corporation, we will be subject to tax on such appreciation at the highest corporate income tax rate then applicable if we subsequently recognize gain on a disposition of any such assets during the ten-year period (or, for properties disposed of in 2013, the five-year period) following their acquisition from the C corporation. See the discussion below entitled “—Certain Considerations Relating to the Parent Merger” for a further description of the potential application of this tax to properties of TPGI acquired in connection with the parent merger.

•	The earnings of any subsidiaries that are C corporations, including any taxable REIT subsidiary, are subject to U.S. federal corporate income tax.

Any net operating losses, foreign tax credits and other tax attributes of a REIT generally do not pass through to our stockholders, subject to special rules for certain items such as the capital gains that we recognize. See “—Taxation of Stockholders.” Moreover, notwithstanding our qualification as a REIT, we and our subsidiaries may be subject to a variety of taxes, including payroll taxes and state, local, and foreign income, property and other taxes on our assets, operations and/or net worth. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification as a REIT

The Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors;

(2)	the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

(3)	that would be taxable as a domestic corporation but for Sections 856 through 860 of the Code;

(4)	that is neither a financial institution nor an insurance company subject to applicable provisions of the Code;

(5)	the beneficial ownership of which is held by 100 or more persons;

(6)	during the last half of each taxable year not more than 50% in value of the outstanding shares of which is owned directly or indirectly by five or fewer “individuals” (as defined in the Code to include certain entities and as determined by applying certain attribution rules);

(7)	that makes an election to be taxable as a REIT, or has made this election for a previous taxable year which has not been revoked or terminated, and satisfies all of the relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT qualification;

(8)	that uses a calendar year for U.S. federal income tax purposes;

(9)	that meets other tests described below, including with respect to the nature of its income and assets and the amount of its distributions; and

(10)	that has no earnings and profits from any non-REIT taxable year at the close of any taxable year.

The Code provides that conditions (1), (2), (3) and (4) must be met during the entire taxable year, and condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Conditions (5) and (6) need not be satisfied during a corporation’s initial tax year as a REIT. For purposes of condition (6), an “individual” generally includes a supplemental unemployment compensation benefit plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes. However, a trust that is a qualified trust under Code Section 401(a) generally is not considered an individual, and beneficiaries of a qualified trust are treated as holding shares of a REIT in proportion to their actual interests in the trust for purposes of condition (6) above.

To monitor compliance with the share ownership requirements, we are generally required to maintain records regarding the actual ownership of our stock. To do so, we must demand written statements each year from the record holders of significant percentages of our stock pursuant to which the record holders must disclose the actual owners of the stock (i.e., the persons required to include in gross income the dividends paid by us). We must maintain a list of those persons failing or refusing to comply with this demand as part of our records. We could be subject to monetary penalties if we fail to comply with these record-keeping requirements. A stockholder that fails or refuses to comply with the demand is required by Treasury Regulations to submit a statement with its tax return disclosing the actual ownership of our stock and other information.

We believe that we have been organized, have operated and have issued shares with sufficient diversity of ownership to allow us to satisfy conditions (1) through (9). Our corporate charter provides restrictions regarding the ownership and transfers of our stock, which are intended to assist us in satisfying the share ownership requirements described in conditions (5) and (6) above. See “Description of Capital Stock—Restrictions on Ownership and Transfer.” These restrictions, however, do not ensure that we have previously satisfied, and may not ensure that we will, in all cases, be able to continue to satisfy, such stock ownership requirements. If we fail to satisfy these requirements, except as provided in the next sentence, our status as a REIT will terminate. If, however, we comply with the demand and record-keeping requirements described in the previous paragraph and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in condition (6), we will be treated as having satisfied this requirement. See “—Failure to Qualify as a REIT.” We believe that we have satisfied condition for each of our taxable years beginning with our taxable year ended December 31, 1997, and we believe that we do not currently have any earnings and profits from a non-REIT year. See the discussion below entitled “—Certain Considerations Relating to the Parent Merger” for a further discussion of the possibility that we may succeed to accumulated earnings and profits of a C corporation as a result of the parent merger.

Certain Considerations Relating to the Parent Merger

As described above in the discussion entitled “—Taxation of REITs in General,” as a general matter, if we acquire appreciated assets from a regular “C corporation” in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the C corporation, we will be subject to entity-level tax on any gain recognized in connection with a disposition (such as a taxable sale) of any such assets during the ten-year period following such acquisition. In addition, as described above in the discussion entitled “—Requirements for Qualification as a REIT,” in order to qualify as a REIT, we must not have, at the end of any taxable year, any earnings and profits accumulated in a non-REIT year.

If, as contemplated by the merger agreement, the parent merger is treated as a reorganization within the meaning of Section 368(a) of the Code, because TPGI is taxable as a regular C corporation, we will be subject to tax on the built-in gain of TPGI’s assets at the time of the parent merger at the highest corporate income tax rate applicable at the time of the closing of the parent merger if we subsequently recognize gain on a disposition of any such assets during the ten-year period following the parent merger. Our ability to use historic net operating loss carryovers of TPGI (if any) to offset any built-in gain subject to this tax will be limited.

Furthermore, if the parent merger is treated as a reorganization within the meaning of Section 368(a) of the Code, and because TPGI is taxable as a regular C corporation, we would succeed to any earnings and profits accumulated by TPGI for taxable periods preceding the parent merger. It is a condition to our obligations to close under the mergers that we receive a study, prepared by TPGI’s accountants and dated as of the closing date of the mergers, to the effect that TPGI will not have, at the effective time of the parent merger, any earnings and profits accumulated in a non-REIT year to which Parkway would succeed as a result of the parent merger. If we are treated as having, as a result of the parent merger or otherwise, any earnings and profits accumulated in any non-REIT year, we may have to pay a special dividend and/or employ applicable deficiency dividend procedures to eliminate such earnings and profits.

Moreover, TPGI is not currently a REIT, and will not be a REIT at the effective time of the parent merger. As a result, TPGI’s income, assets, and operations, in their current form, are not necessarily consistent with the requirements applicable to REITs. We intend to utilize rights granted to us under the merger agreement to cause TPGI and its subsidiaries to restructure, prior to the mergers, their respective assets and operations, and Parkway otherwise intends to take necessary actions following the mergers with respect to the historic assets and operations of TPGI, in either case so as to permit Parkway to continue to qualify as a REIT following the mergers. If we are unable to restructure the assets and operations of TPGI and its subsidiaries in a REIT-compliant manner, we may be required to hold assets or conduct operations through a taxable REIT subsidiary, or possibly to dispose of such assets at a time or in manner that may not be favorable to us. As described below in the discussion entitled “Effect of Subsidiary Entities—Ownership of Taxable REIT Subsidiaries,” a taxable REIT subsidiary is subject to regular corporate income tax on its net income. Moreover, if we are unable to otherwise identify and restructure in a timely manner assets or operations of TPGI that are inconsistent with our status as a REIT, it may cause us to fail to satisfy one or more of the requirements applicable to REITs.

If, at the end of its taxable year that includes the mergers, we were treated as having earnings and profits in a non-REIT year and were unable to utilize any applicable deficiency dividend procedures, or we were to fail to successfully integrate TPGI’s historic assets and operations, we could lose our REIT status. Our failure to qualify as a REIT could impair our ability to expand our business and raise capital, and could materially adversely affect the value of its stock. For years in which we do not qualify as a REIT, we will not otherwise be required to make distributions to stockholders. In addition, we would generally be unable to elect REIT status for the four years following the year in which we fail to qualify as a REIT.

Effect of Subsidiary Entities

Ownership of Partnership Interests. In the case of a REIT that is a partner in an entity that is treated as a partnership for U.S. federal income tax purposes, the REIT is deemed to own its proportionate share of the partnership’s assets, and to earn its proportionate share of the partnership’s income, for purposes of the asset and gross income tests applicable to REITs, as described below. A REIT’s proportionate share of a partnership’s assets and income is based on the REIT’s proportionate interest in the partnership, taking into account its interest in the capital of the partnership. However, solely for purposes of the 10% value test, described below, the determination of a REIT’s interest in partnership assets is based on the REIT’s proportionate interest in the equity and certain debt securities issued by the partnership. In addition, the assets and gross income of the partnership are deemed to retain the same character in the hands of the REIT. Thus, our proportionate share of the assets and items of income of Parkway LP and any other subsidiary partnerships will be treated as our assets and items of income for purposes of applying the REIT requirements. A summary of certain important considerations governing the U.S. federal income taxation of partnerships and their partners is provided below in “—Tax Aspects of Our Ownership of Interests in Parkway LP.” Because we indirectly own the sole general partner interest in Parkway LP, we have direct control over it and, as a general matter, indirect control over the subsidiaries in which Parkway LP or a subsidiary has a controlling interest. We currently intend to operate these entities in a manner consistent with our qualification as a REIT.

Ownership of Disregarded Subsidiaries. If a REIT owns a corporate subsidiary that is a qualified REIT subsidiary, or QRS, that subsidiary generally is disregarded for U.S. federal income tax purposes, and all assets, liabilities and items of income, deduction and credit of the subsidiary are treated as assets, liabilities and items of income, deduction and credit of the REIT itself, including for purposes of the gross income and asset tests applicable to REITs, as described below. A QRS is any corporation other than a taxable REIT subsidiary that is directly or indirectly wholly owned by a REIT. Other entities that are wholly owned by us, including single member limited liability companies that have not elected to be taxed as corporations for U.S. federal income tax purposes, are generally disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the REIT income and asset tests. Disregarded subsidiaries, along with any partnerships in which we hold an equity interest, are sometimes referred to herein as “pass-through subsidiaries.” In the event that a disregarded subsidiary ceases to be wholly owned by us (for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of ours) the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, the subsidiary would have multiple owners and would be treated either as a partnership or as a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation unless it is a taxable REIT subsidiary or a QRS. See “—Requirements for Qualification as a REIT—Gross Income Tests” and “—Requirements for Qualification as a REIT—Asset Tests.”

Ownership of Taxable REIT Subsidiaries. In general, a REIT may jointly elect with a corporation in which it owns a direct or indirect interest to treat such corporation as a taxable REIT subsidiary. If a taxable REIT subsidiary owns, directly or indirectly, securities representing more than 35% of the vote or value of a subsidiary corporation, that subsidiary also will be treated as a taxable REIT subsidiary. A taxable REIT subsidiary is subject to U.S. federal income tax, at applicable corporate rates, on its earnings. The income and assets of our taxable REIT subsidiaries are not attributable to us for purposes of the income and asset requirements applicable to REITs.

We have made taxable REIT subsidiary elections for several of our subsidiaries, including Eola Office Partners, LLC (“EOP TRS”). We generally will engage in activities indirectly through a taxable REIT subsidiary as necessary or convenient to avoid receiving income or engaging in activities (including providing services) that would jeopardize our REIT status if we received that income or engaged in those activities directly. For instance, we may provide tenant services through a taxable REIT subsidiary which are non-customary. Moreover, we may provide services to unrelated parties (such as our third-party management services) that might produce income (such as fees) that is not qualifying income for purposes of the gross income tests described below. We conduct a significant portion of our third party property management business through EOP TRS. We might also hold certain assets through one or more taxable REIT subsidiaries.

We intend either to make taxable REIT subsidiary elections with respect to certain entities in which we acquire an interest (directly or indirectly) in connection with the mergers (and, if necessary, elections to treat such entities as corporation for U.S. federal income tax purposes) and/or to transfer assets acquired in connection with the mergers to EOP TRS (or one or more of its subsidiaries) or another existing or newly formed taxable REIT subsidiary of ours. We also intend to conduct all or substantially all of the fee-for-service operations acquired from TPGI in connection with the mergers through EOP TRS or another taxable REIT subsidiary. We may acquire interests in additional taxable REIT subsidiaries separate and apart from the mergers in the future.

There are restrictions imposed on taxable REIT subsidiaries intended to ensure that such entities will be subject to appropriate levels of U.S. federal income taxation. First, a taxable REIT subsidiary may not, subject to certain limitations, deduct interest paid or accrued by a taxable REIT subsidiary to an affiliated REIT to the extent that such payments exceed, generally, 50% of the taxable REIT subsidiary’s adjusted taxable income for that year (although the taxable REIT subsidiary generally may carry forward to, and deduct in, a succeeding year the disallowed interest amount if the 50% test is satisfied in that year). In addition, the rules impose a 100% penalty tax on transactions between a taxable REIT subsidiary and its parent REIT or the REIT’s tenants that are not conducted on an arm’s length basis. The Code provides certain safe-harbor provisions for these types of arrangements, but failure to qualify for a safe harbor does not mean that the arrangement will be determined not reflect arm’s length terms. While we believe that our arrangements with our taxable REIT subsidiaries reflect arm’s length terms (even when they do not satisfy one of the safe harbors), these determinations are inherently factual, and the IRS has broad discretion to assert that amounts paid between related parties should be reallocated to accurately reflect their respective income and expense.

Moreover, in order for us to qualify as a REIT, the securities of all of the taxable REIT subsidiaries in which we have invested either directly or indirectly may not represent more than 25% of the total value of our assets (20% for our taxable years prior to 2009). We intend, to the extent necessary, to limit the activities of our taxable

REIT subsidiaries or take other actions necessary to satisfy the limit applicable to our ownership of securities of taxable REIT subsidiaries. There can, however, be no assurance that we will always satisfy this limit or that the IRS will agree with the value we assign to any taxable REIT subsidiaries in which we own an interest.

Gross Income Tests

To qualify as a REIT, we must satisfy two gross income requirements on an annual basis. First, at least 75% of our gross income for each taxable year must be derived from investments relating to real property or mortgages on real property, including:

•	“rents from real property”;

•	dividends or other distributions on, and gain from the sale of, shares in other REITs;

•	gain from the sale of real property or mortgages on real property, in either case, not held for sale to customers;

•	interest income derived from mortgage loans secured by real property; and

•	income attributable to temporary investments of new capital in stock and debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or issuance of debt obligations with at least a five-year term.

Second, at least 95% of our gross income in each taxable year must be derived from some combination of income that qualifies under the 75% gross income test described above, as well as (a) other dividends, (b) interest, and (c) gain from the sale or disposition of stock or securities, in either case, not held for sale to customers.

For purposes of one or both of the 75% and 95% gross income tests, the following items of income are excluded from the computation of gross income: (1) gross income from prohibited transactions; (2) certain foreign currency income; and (3) income and gain from certain hedging transactions. See “—Requirements for Qualification as a REIT—Gross Income Tests—Income from Hedging Transactions,” “—Requirements for Qualification as a REIT—Gross Income Tests—Foreign Currency Income,” and “—Requirements for Qualification as a REIT—Gross Income Tests—Income from Prohibited Transactions.”

Rents from Real Property. Rents received by us will qualify as “rents from real property” in satisfying the gross income requirements described above only if the following conditions are met:

•	First, if rent attributable to personal property leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property. With respect to each of our leases, we believe that the personal property ratio (as described in the preceding sentence) generally is less than 15% and, in any event, we believe that any rental income attributable to personal property would not jeopardize our ability to satisfy either the 75% gross income test or the 95% gross income test;

•	Second, the amount of rent must not be based in whole or in part on the income or profits of any person. Amounts received as rent, however, generally will not be excluded from rents from real property solely by reason of being based on fixed percentages of gross receipts or sales;

•	Third, rents we receive from a “related party tenant” will not qualify as rents from real property in satisfying the gross income tests unless the tenant is a taxable REIT subsidiary, and either (a) at least 90% of the property is leased to unrelated tenants, and the rent paid by the taxable REIT subsidiary is substantially comparable to rent paid by the unrelated tenants for comparable space, or (b) the property is a qualified lodging property or, for taxable years of REITs beginning after July 30, 2008, a qualified health care property, and such property is operated on behalf of the taxable REIT subsidiary by a person who is an independent contractor and certain other requirements are met. A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively holds 10% or more of the tenant.

•	Fourth, for rents to qualify as rents from real property for the purpose of satisfying the gross income tests, we generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an “independent contractor” who is adequately compensated and from whom we derive no revenue, or through a taxable REIT subsidiary. To the extent that impermissible services are provided by an independent contractor, the cost of the services generally must be borne by the independent contractor. We are permitted to provide to tenants directly services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and not otherwise considered to be provided for the tenants’ convenience. If the income from impermissible services exceeds 1% of our total income from a property, then all of the income from that property will fail to qualify as rents from real property. If the total amount of impermissible tenant services income does not exceed 1% of our total income from the property, the services will not “taint” the other income from the property (that is, it will not cause the rent paid by tenants of that property to fail to qualify as rents from real property), but the impermissible tenant services income will not qualify as rents from real property. If we provide an impermissible service, we are deemed to have received income from the provision of impermissible services in an amount equal to at least 150% of our direct cost of providing the service.

We monitor (and intend to continue to monitor) the activities provided at, and the nonqualifying income arising from, our properties and believe that we have not provided services that will cause us to fail to meet the gross income tests applicable to REITs. We provide services at some or all of ours properties. Based upon our experience in the office rental markets where our properties are located, we believe that all services provided to tenants by us (other than through a qualified independent contractor or a taxable REIT subsidiary) either are usually or customarily rendered in connection with the rental of real property and not otherwise considered rendered to the occupant, or, if considered impermissible services, will not result in an amount of impermissible tenant service income that will cause us to fail to meet the income test requirements. However, we cannot provide any assurance that the IRS will agree with these positions.

As described above in the section entitled “—Certain Considerations Related to the Parent Merger,” TPGI is not currently a REIT, and will not be a REIT at the effective time of the parent merger. As a result, TPGI’s property-level operations (including leases and services and amenities provided at the properties or otherwise to tenants), in their current form, are not necessarily consistent with the requirements applicable to REITs. We intend to utilize rights granted to us under the merger agreement to cause TPGI and its subsidiaries to restructure, prior to the mergers, their respective assets and operations, and Parkway otherwise intends to take necessary actions following the mergers with respect to the historic assets and operations of TPGI, in either case so as to permit Parkway to continue to qualify as a REIT following the mergers. There can be no assurance, however, that we will be able to timely identify and, if necessary, restructure property-level operations at former TPGI properties so that such operations are conducted in a manner that is consistent with our status as a REIT.

Interest Income. Interest income generally will not be qualifying income for purposes of the 75% or 95% gross income tests if it depends in whole or in part on the income or profits of any person. However, interest based on a fixed percentage or percentages of receipts or sales still may qualify under the gross income tests. We may receive interest payments from our taxable REIT subsidiaries and from third parties that is qualifying income for purposes of the 95% gross income test but not necessarily the 75% gross income test. We do not expect that the income from these sources will affect adversely our ability to qualify under the 75% gross income test.

Dividend Income. We may receive distributions from taxable REIT subsidiaries or other corporations that are not REITs or QRSs. These distributions generally are treated as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test. We do not expect that these amounts will affect our ability to qualify under the 75% gross income test. Any dividends that we receive from a REIT, or capital gain recognized in connection with an investment in a REIT, will be qualifying income for purposes of both the 95% and 75% gross income tests.

Income from Hedging Transactions. From time to time we may enter into hedging transactions with respect to one or more of our assets or liabilities. Any such hedging transactions could take a variety of forms, including the use of derivative instruments such as interest rate swaps or cap agreements, option agreements, and futures or forward contracts. Income of a REIT, including income from a pass-through subsidiary, arising from “clearly identified” hedging transactions that are entered into to manage the risk of interest rate or price changes with respect to borrowings, including gain from the disposition of such hedging transactions, to the extent the transactions hedge indebtedness incurred, or to be incurred, by the REIT to acquire or carry real estate assets, will not be treated as gross income for purposes of the 95% gross income tests and, where such transaction was entered into after July 30, 2008, will not be treated as gross income for purposes of the 75% gross income test. Income of a REIT arising from hedging transactions entered into after July 30, 2008 that are entered into to manage the risk of currency fluctuations with respect to any item of income or gain satisfying the 75% and 95% gross income tests will not be treated as gross income for purposes of either the 95% gross income test or the 75% gross income test provided that the transaction is “clearly identified” as specified in the Code. In general, for a hedging transaction to be “clearly identified,” (1) it must be identified as a hedging transaction before the end of the day on which it is acquired, originated, or entered into; and (2) the items of risks being hedged must be identified “substantially contemporaneously” with entering into the hedging transaction (generally not more than 35 days after entering into the hedging transaction). We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT, but there can be no assurance we will be successful in this regard.

Foreign Currency Income. “Real estate foreign exchange gain” recognized after July 30, 2008 is excluded from the calculation of the 75% gross income test and “passive foreign exchange gain” recognized after July 30, 2008 is excluded from the calculation of the 95% gross income test. “Real estate foreign exchange gain” means (i) foreign currency gain attributable (without duplication) to (A) an item of income or gain to which the 75% gross income test applies, (B) the acquisition or ownership of obligations secured by mortgages on real property or on interests in real property, or (C) becoming or being the obligor under obligations secured by mortgages on real property or interests in real property, or (ii) foreign currency gain attributable to a “qualified business unit” or “QBU” of the REIT under Code Section 987, provided the QBU itself satisfies both the 75% gross income test and the 75% asset test described below under “—Asset Tests.” “Passive foreign exchange gain” is (without duplication) real estate foreign exchange gain, foreign currency gain attributable to an item of income or gain to which the 95% gross income test applies, foreign currency gain attributable to the acquisition or ownership of obligations, or foreign currency gain attributable to becoming or being the obligor under obligations.

Income from Prohibited Transactions. Net income that we derive from a prohibited transaction is excluded from gross income solely for purposes of the gross income tests and subject to a 100% tax. Any foreign currency gain (as defined in Section 988(b)(2) of the Code) in connection with a prohibited transaction will be taken into account in determining the amount of income subject to the 100% tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property, as discussed below) that is held primarily for sale to customers in the ordinary course of a trade or business by us. Whether property is held “primarily for sale to customers in the ordinary course of a trade or business” depends on the particular facts and circumstances. However, we generally will not be subject to the 100% tax with respect to gain on a property we sell if we qualify for one or more statutory “safe harbor” provisions. The 100% tax does not apply to gains from the sale of property that is held through a taxable REIT subsidiary or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate rates.

We intend to hold our properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning and operating properties, and to make occasional sales of properties as are consistent with its investment objectives. However, not all of our sales may satisfy the “safe harbor” provisions mentioned above. Furthermore, there are certain interpretive issues related to the application of the “safe harbors” that are not free from doubt. Although we acquire and hold our properties with an investment objective and do not believe that they constitute dealer property, we cannot provide any assurance that the IRS might not contend that one or more of these sales are subject to the 100% penalty tax or that the IRS would not challenge our interpretation of, or any reliance on, the “safe harbor” provisions.

Income from Foreclosure Property. We generally will be subject to tax at the maximum corporate rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that constitutes qualifying income for purposes of the 75% gross income test (without regard to such income or gain being derived from foreclosure property). Foreclosure property is real property and any personal property incident to such real property (1) that we acquire as the result of having bid on the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after a default (or upon imminent default) on a lease of the property or a mortgage loan held by us and secured by the property, (2) for which we acquired the related loan or lease at a time when default was not imminent or anticipated, and (3) with respect to which we made a proper election to treat the property as foreclosure property. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property. To the extent that we expect to receive any income from property that does not qualify for purposes of the 75% gross income test, we intend to make an otherwise available election to treat the related property as foreclosure property.

Failure to Satisfy the Gross Income Tests. We intend to continue to monitor our sources of income, including any non-qualifying income received by us, and manage our assets so as to ensure our compliance with the gross income tests. If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a REIT for such year if we are entitled to relief under applicable provisions of the Code. These relief provisions will be generally available if (1) our failure to meet these tests was due to reasonable cause and not due to willful neglect and (2) following our identification of the failure to meet the 75% and/or 95% gross income tests for any taxable year, we file a schedule with the IRS setting forth a description of each item of our gross income that satisfies the gross income tests for purposes of the 75% or 95% gross income test for such taxable year in accordance with Treasury Regulations. We intend to take advantage of any and all relief provisions that are available to us to cure any violation of the gross income tests applicable to REITs. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. As discussed above under “—Taxation of REITs in General,” even where these relief provisions apply, the Code imposes a tax based upon the profit attributable to the amount by which we fail to satisfy the particular gross income test, which could be significant in amount.

Asset Tests

At the close of each calendar quarter, we must satisfy the following tests relating to the nature of our assets.

•	At least 75% of the value of our total assets must be represented by some combination of “real estate assets,” cash, cash items, U.S. government securities, and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, real estate assets include interests in real property, such as land, buildings, leasehold interests in real property, stock of other corporations that qualify as REITs, and some types of mortgage-backed securities and mortgage loans. Assets that do not qualify for purposes of the 75% asset test are subject to the additional asset tests described below.

•	Not more than 25% of our total assets may be represented by securities other than those described in the first bullet above.

•	Except for securities described in the first bullet above and securities in taxable REIT subsidiaries or QRSs, the value of any one issuer’s securities owned by us may not exceed 5% of the value of our total assets.

•	Except for securities described in the first bullet above and securities in taxable REIT subsidiaries or QRSs, we may not own more than 10% of any one issuer’s outstanding voting securities.

•	Except for securities described in the first bullet above, securities in taxable REIT subsidiaries or QRSs, and certain types of indebtedness that are not treated as securities for purposes of this test, as discussed below, we may not own more than 10% of the total value of the outstanding securities of any one issuer.

•	Not more than 25% of our total assets (20% for our taxable years prior to 2009) may be represented by securities of one or more taxable REIT subsidiaries.

As described above, for purposes of the asset tests, a REIT is not treated as owning the stock of a QRS or an equity interest in any entity treated as a partnership otherwise disregarded for U.S. federal income tax purposes. Instead, a REIT is treated as owning its proportionate share of the assets held by such entity. However, solely for purposes of the 10% value test, described below, the determination of a REIT’s interest in partnership assets is based on the REIT’s proportionate interest in the equity and certain debt securities issued by the partnership.

The 10% value test does not apply to certain “straight debt” and other excluded securities, as described in the Code, including (1) loans to individuals or estates, (2) obligations to pay rents from real property, (3) rental agreements described in Section 467 of the Code (generally, obligations related to deferred rental payments, other than with respect to transactions with related party tenants), (4) securities issued by other REITs, (5) certain securities issued by a state, the District of Columbia, a foreign government, or a political subdivision of any of the foregoing, or the Commonwealth of Puerto Rico, and (6) any other arrangement as determined by the IRS. In addition, (1) a REIT’s interest as a partner in a partnership is not considered a security for purposes of the 10% value test; (2) any debt instrument issued by a partnership (other than straight debt or other excluded security) will not be considered a security issued by the partnership if at least 75% of the partnership’s gross income is derived from sources that would qualify for the 75% REIT gross income test; and (3) any debt instrument issued by a partnership (other than straight debt or other excluded security) will not be considered a security issued by a partnership to the extent of the REIT’s interest as a partner in the partnership.

For purposes of the 10% value test, “straight debt” means a written unconditional promise to pay on demand on a specified date a sum certain in money if (1) the debt is not convertible, directly or indirectly, into stock, (2) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors other than certain contingencies relating to the timing and amount of principal and interest payments, as described in the Code, and (3) in the case of an issuer which is a corporation or a partnership, securities that otherwise would be considered straight debt will not be so considered if we, and any of our “controlled taxable REIT subsidiaries” (as defined in the Code), hold securities of the corporate or partnership issuer which (a) are not straight debt or other excluded securities (prior to the application of this rule), and (b) have an aggregate value greater than 1% of the issuer’s outstanding securities (including, in the case of a partnership issuer, our interest as a partner in the partnership). We may not obtain independent appraisals to support our conclusions concerning the values of some or all of our assets.

With respect to each issuer in which we currently own a security that does not qualify as a REIT, a QRS, or a taxable REIT subsidiary, we believe that the value of the securities, including debt, of any such issuer does not exceed 5% of the total value of our assets and that we comply with the 10% vote test and the 10% value test with respect to each such issuer. We have not sought, and currently do not intend to seek, an IRS ruling as to the classification of our properties for purposes of the REIT asset tests. Accordingly, there can be no assurance that the IRS will not contend that our assets or our interests in securities will not cause a violation of the asset tests applicable to REITs.

Failure to Satisfy the Asset Tests

After initially meeting the asset tests at the close of any quarter, we will not lose our qualification as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values (including a failure caused solely by change in the foreign currency exchange rate used to value a foreign asset).

If we fail to satisfy the asset tests because we acquire assets during a quarter, we can cure this failure by disposing of sufficient nonqualifying assets or acquiring sufficient qualifying assets within 30 days after the close of that quarter. We intend to continue to maintain adequate records of value of our assets to ensure compliance with the asset tests and to take any available action within 30 days after the close of any quarter as may be required to cure any noncompliance with the asset tests. Although we plan to take steps to ensure that we satisfy such tests for any quarter with respect to which testing is to occur, there can be no assurance that such steps will always be successful. If we fail to timely cure any noncompliance with the asset tests, we would cease to qualify as a REIT, unless we satisfy certain relief provisions.

The failure to satisfy the 5% asset test, or the 10% vote or value tests can be remedied even after the 30-day cure period under certain circumstances. Specifically, if we fail these asset tests at the end of any quarter and such failure is not cured within 30 days thereafter, we may dispose of sufficient assets (generally within six months after the last day of the quarter in which our identification of the failure to satisfy these asset tests occurred) to cure such a violation that does not exceed the lesser of 1% of our assets at the end of the relevant quarter or $10,000,000. If we fail any of the other asset tests, or if our failure of the 5% and 10% asset tests is in excess of the de minimis amount described above, as long as such failure was due to reasonable cause and not willful neglect, we can avoid disqualification as a REIT, even after the 30-day cure period, by taking steps including the disposing of sufficient assets to meet the asset test (generally within six months after the last day of the quarter in which our identification of the failure to satisfy the REIT asset test occurred), paying a tax equal to the greater of $50,000 or the highest corporate income tax rate (currently 35%) of the net income generated by the non-qualifying assets during the period in which we failed to satisfy the asset test, and filing in accordance with applicable Treasury Regulations a schedule with the IRS that describes the assets that caused us to fail to satisfy the asset test(s). We intend to take advantage of any and all relief provisions that are available to us to cure any violation of the asset tests applicable to REITs. In certain circumstances, utilization of such provisions could result in us being required to pay an excise or penalty tax, which could be significant in amount.

Annual Distribution Requirements

In order to qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to:

•	the sum of: (1) 90% of our “REIT taxable income,” computed without regard to our net capital gains and the deduction for dividends paid, and (2) 90% of our net after-tax income, if any, from foreclosure property, minus

•	the sum of specified items of “non-cash income.”

For purposes of this test, “non-cash income” means income attributable to certain leveled stepped rents, original issue discount included in our taxable income without the receipt of a corresponding payment, cancellation of indebtedness or a like-kind exchange that is later determined to be taxable.

We generally must make dividend distributions in the taxable year to which they relate. Dividend distributions may be made in the following year in two circumstances. First, if we declare a dividend in October, November, or December of any year with a record date in one of these months and pay the dividend during January of the following year. These distributions are treated as both paid by us and received by each stockholder on December 31 of the year in which they are declared. Second, distributions may be made in the following year if they are declared before we timely file our tax return for the year and if made with or before the first regular dividend payment after such declaration. These latter distributions are taxable to our stockholders in the year in which paid, even though the distributions relate to our prior taxable year for purposes of the 90% distribution requirement.

In order for distributions to be counted as satisfying the annual distribution requirement for REITs, and to provide us with a REIT-level tax deduction for dividends paid, the distributions must not be “preferential dividends.” A dividend is not a preferential dividend if the distribution is (1) pro rata among all outstanding shares within a particular class, and (2) in accordance with the preferences among different classes of stock as set forth in our organizational documents.

To the extent that we distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be subject to tax at ordinary corporate tax rates on the retained portion. We may elect to retain, rather than to distribute, our net long-term capital gains and pay tax on such gains. In this case, we could elect for our stockholders to include their proportionate share of such undistributed long-term capital gains in income, and to receive a corresponding credit for their share of the tax that we paid. Our stockholders would then increase their adjusted basis of their stock by the difference between (1) the amounts of capital gain dividends that we designated and that they included in their taxable income, minus (2) the tax that we paid on their behalf with respect to that income.

To the extent that in the future we may have available net operating losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. Such losses, however, (1) will generally not affect the character, in the hands of our stockholders, of any distributions that are actually made as ordinary dividends or capital gains; and (2) cannot be passed through or used by our stockholders. See “—Taxation of Stockholders —Taxation of Taxable U.S. Stockholders—Distributions Generally.”

If we fail to distribute during each calendar year at least the sum of (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain net income for such year, and (3) any undistributed taxable income from prior periods, we would be subject to a non-deductible 4% excise tax on the excess of such required distribution over the sum of (x) the amounts actually distributed, and (y) the amounts of income we retained and on which we paid corporate income tax.

We intend to make timely distributions sufficient to satisfy the annual distribution requirements. It is possible that, from time to time, we may not have sufficient cash to meet the distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of such income and deduction of such expenses in arriving at our taxable income, or if the amount of nondeductible expenses such as principal amortization or capital expenditures exceeds the amount of noncash deductions. Accordingly, in order to meet the distribution requirements, it might be necessary for us to arrange for short-term, or possibly long-term, borrowing or otherwise raise capital, to sell assets, or to pay dividends in the form of taxable in-kind distributions of property. Alternatively, we may declare a taxable dividend payable in cash or stock at the election of each stockholder, where the aggregate amount of cash to be distributed in such dividend may be subject to limitation.

We may be able to rectify a failure to meet the distribution requirements for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. In this case, we may be able to avoid losing REIT qualification or being taxed on amounts distributed as deficiency dividends. We will be required to pay interest based on the amount of any such deficiency dividends.

Record-Keeping Requirements

We are required to maintain records and request, on an annual basis, information from specified stockholders. These requirements are designed to assist us in determining the actual ownership of our outstanding stock and maintaining our qualifications as a REIT. Failure to comply could result in monetary fines.

Failure to Qualify as a REIT

If we fail to satisfy one or more requirements for REIT qualification other than the gross income or asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. Relief provisions are available for failures of the gross income tests and asset tests, as described above in “—Requirements for Qualification as a REIT—Gross Income Tests” and “—Requirements for Qualification as a REIT—Asset Tests.” If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions described above do not apply, we would be subject to tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. The cash available for distribution to our stockholders would be reduced significantly and the value of our shares could be reduced materially. We cannot deduct distributions to stockholders in any year in which we are not a REIT, nor would we be required to make distributions in such a year. Any distributions to stockholders would be taxable as regular corporate dividends to the extent of our current and accumulated earnings and profits. In this situation, to the extent of current and accumulated earnings and profits, distributions to U.S. stockholders that are individuals, trusts and estates will generally be taxable at capital gains rates. In addition, subject to the limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless we are entitled to relief under specific statutory provisions, we would also be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year during which we lost qualification. It is not possible to state whether, in all circumstances, we would be entitled to statutory relief.

Tax Aspects of Our Ownership of Interests in Parkway LP

General

Substantially all of our investments are owned indirectly through Parkway LP, which owns our properties either directly or through certain subsidiaries. This discussion focuses on the tax aspects of our ownership of properties through partnerships and entities such as limited liability companies that are taxable as partnerships for U.S. federal income tax purposes. In general, partnerships are “pass-through” entities that are not subject to U.S. federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. We intend to include in our gross income our proportionate share of the foregoing partnership items for purposes of the gross income tests applicable to REITs and in the computation of our REIT taxable income. Moreover, for purposes of the REIT asset tests, we currently intend to include our proportionate share of assets held through Parkway LP and those of its subsidiaries that either are disregarded as separate entities (such as, following the mergers , TPG LP) or are treated as partnerships for U.S. federal income tax purposes. See “—Requirements for Qualification as a REIT—Effect of Subsidiary Entities—Ownership of Partnership Interests” above.

Entity Classification

If Parkway LP or any other non-corporate subsidiary were treated as an association, the entity would be taxable as a corporation and, therefore, would be subject to U.S. federal and state income tax on its taxable income. In such a situation, the character of our assets and items of gross income would change and could preclude us from qualifying as a REIT (see “—Requirements for Qualification as a REIT—Asset Tests” and “—Requirements for Qualification as a REIT—Gross Income Tests” above). The tax treatment of the Company, and the U.S. federal income tax consequences of the ownership of our common stock would be materially different from the consequences described herein if Parkway LP and all of its subsidiaries (other than a taxable REIT subsidiary) were not classified as partnerships or disregarded as separate entities for U.S. federal income tax purposes. If Parkway LP were taxable as a corporation, most, if not all, of the U.S. federal income tax consequences described herein would be inapplicable. In particular, we would not qualify as a REIT because the value of our ownership interest in Parkway LP would exceed 5% of our assets and we would be considered to hold more than 10% of the voting securities (and more than 10% of the value of the outstanding securities) of another corporation (see “—Requirements for Qualification as a REIT—Asset Tests” above). In this event, the value of our stock could be materially adversely affected (see “—Failure to Qualify as a REIT” above).

Pursuant to Treasury Regulations under Section 7701 and Section 7704 of the Code, a partnership will be treated as a partnership for U.S. federal income tax purposes unless it elects to be treated as a corporation or would be treated as a corporation by virtue of being a “publicly traded partnership.” Neither Parkway LP nor any of its non-corporate subsidiaries that are not taxable REIT subsidiaries have elected or will elect to be treated as a corporation for U.S. federal income tax purposes. Therefore, subject to the discussion below regarding the rules applicable to publicly traded partnerships, Parkway LP and each subsidiary that is not a taxable REIT subsidiary or QRS will be treated as a partnership for U.S. federal income tax purposes (or, if such an entity has only one partner or member, disregarded entirely for U.S. federal income tax purposes).

Pursuant to Section 7704 of the Code, a partnership that does not elect to be treated as a corporation nevertheless will be treated as a corporation if it is a “publicly traded partnership” and it does not derive at least 90% of its gross income from certain specified sources of “qualifying income” within the meaning of that section. A “publicly traded partnership” is any partnership (i) the interests in which are traded on an “established securities market” or (ii) the interests in which are readily tradable on a “secondary market or the substantial equivalent thereof.” Parkway LP units currently are not and, in the future we do not expect that they will be traded on an “established securities market,” and we have taken and will continue to take the reporting position for U.S. federal income tax purposes that Parkway LP is not a publicly traded partnership. There is a risk, however, that the right of a holder of Parkway LP units to redeem the units for our common stock could cause Parkway LP units to be considered readily tradable on the substantial equivalent of a secondary market. Under the relevant Treasury Regulations, interests in a partnership will not be considered readily tradable on a secondary market or on the substantial equivalent of a secondary market if the partnership qualifies for specified “safe harbors,” which are based on the specific facts and circumstances relating to the partnership.

If Parkway LP were a publicly traded partnership, it would be taxed as a corporation unless at least 90% of its gross income consists of “qualifying income” under Section 7704 of the Code. Qualifying income is generally real property rents and other types of passive income. The income requirements applicable to us to qualify as a REIT under the Code, on the one hand, and the definition of qualifying income under the publicly traded partnership rules, on the other hand, are very similar. Although differences exist between these two income tests, we do not expect that these differences would cause Parkway LP not to satisfy the 90% gross income test applicable to publicly traded partnerships. We expect that, even if it were a publicly traded partnership, Parkway LP will either qualify for at least one of these safe harbors or otherwise have sufficient qualifying income so that it would be taxed as a partnership, even if it were a publicly traded partnership.

Allocations of Parkway LP’s Income, Gain, Loss and Deduction

A partnership agreement will generally determine the allocation of income and loss among partners. However, such allocations will be disregarded for U.S. federal income tax purposes if they do not comply with the provisions of Code Section 704(b) and the Treasury Regulations promulgated thereunder. Generally, Code Section 704(b) and the Treasury Regulations promulgated thereunder require that partnership allocations respect the economic arrangement of the partners. If an allocation is not recognized for U.S. federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to that item. The allocations of taxable income and loss provided for in Parkway LP’s partnership agreement are intended to comply with the requirements of Section 704(b) of the Code and the regulations promulgated thereunder.

Tax Allocations with Respect to Our Properties

Pursuant to Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property, such as any property, that is contributed to a partnership in exchange for an interest in the partnership (such as property deemed contributed to Parkway LP by TPG LP in connection with the Partnership Merger) must be allocated in a manner such that the contributing partners charged with, or benefit from, the difference between the adjusted tax basis and the fair market value of such property at the time of contribution. This difference is known as a book-tax difference. Parkway LP’s partnership agreement requires that such allocations be made in a manner consistent with Code Section 704(c). Any property purchased by Parkway LP for cash initially will have an adjusted tax basis equal to its fair market value, and Code Section 704(c) generally will not apply. In the future, however, Parkway LP may admit partners in exchange for a contribution of appreciated property.

Treasury Regulations issued under Code Section 704(c) provide partnerships with a choice of several methods of accounting for book-tax differences. Under certain available methods, the carryover basis of contributed properties in the hands of Parkway LP (i) would cause us to be allocated lower amounts of depreciation deductions for tax purposes than would be allocated to us if all contributed properties were to have a tax basis equal to their fair market value at the time of the contribution and (ii) in the event of a sale of such properties, could cause us to be allocated taxable gain in excess of the economic or book gain allocated to us as a result of such sale, with a corresponding benefit to the contributing partners. An allocation described in (ii) above might cause us to recognize taxable income in excess of cash proceeds in the event of a sale or other disposition of property, which might adversely affect our ability to comply with the REIT distribution requirement and may result in a greater portion of our distributions being treated, for U.S. federal income tax purposes, as a dividend (rather than as a return of capital). In connection with the mergers, we have agreed to use the “traditional method without curative allocations” to account for book-tax differences with respect to historic properties of TPG LP, which is generally the method least favorable to us.

Taxation of Stockholders

Taxation of Taxable U.S. Stockholders

The following is a summary of certain U.S. federal income tax consequences of the ownership and disposition of our common stock applicable to U.S. stockholders. For these purposes, a U.S. stockholder is a beneficial owner of our common stock that is a U.S. holder.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our common stock, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding our common stock should consult its own tax advisor regarding the U.S. federal income tax consequences to the partner of the acquisition, ownership and disposition of our common stock by the partnership.

Distributions Generally. So long as we qualify as a REIT, the distributions that we make to our taxable U.S. stockholders out of current or accumulated earnings and profits (other than earnings and profits accumulated in a non-REIT year) that we do not designate as capital gain dividends or as qualified dividend income will generally be taken into account by stockholders as ordinary income and will not be eligible for the dividends received deduction for corporations. In determining the extent to which a distribution with respect to our common stock constitutes a dividend for U.S. federal income tax purposes, our earnings and profits will be allocated first to distributions with respect to our preferred shares, if any, and then to our common stock. Except to the limited extent described below, dividends received from REITs are generally not eligible to be taxed at the preferential rates applicable to qualified dividend income available to individual U.S. stockholders who receive dividends from regular taxable C corporations.

Distributions from us in excess of our current and accumulated earnings and profits will not be taxable to a U.S. stockholder to the extent that they do not exceed the adjusted basis of the U.S. stockholder’s shares of common stock in respect of which the distributions were made. Rather, the distribution will reduce the adjusted basis of these shares. To the extent that such distributions exceed the adjusted basis of a U.S. stockholder’s common stock, the U.S. stockholder generally must include such distributions in income as long-term capital gain, or short-term capital gain if the stock has been held for one year or less. In addition, any dividend that we declare in October, November or December of any year and that is payable to a stockholder of record on a specified date in any such month will be treated as both paid by us and received by the stockholder on December 31 of such year, provided that we actually pay the dividend before the end of January of the following calendar year.

To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. See “—Taxation of the Company” and “—Requirements for Qualification as a REIT—Annual Distribution Requirements.” Such losses, however, are not passed through to U.S. stockholders and do not offset income of U.S. stockholders from other sources, nor would such losses affect the character of any distributions that we make, which are generally subject to tax in the hands of U.S. stockholders to the extent that we have current or accumulated earnings and profits.

Capital Gain Dividends. We may elect to designate distributions of our net capital gain as “capital gain dividends.” Distributions that we designate as capital gain dividends will generally be taxed to U.S. stockholders as long-term capital gains without regard to the period for which the U.S. stockholder that receives such distribution has held its stock to the extent that such gain does not exceed our actual net capital gain for the taxable year. Designations made by us will only be effective to the extent that they comply with Revenue Ruling 89-81, which requires that distributions made to different classes of stock be composed proportionately of dividends of a particular type. If we designate any portion of a dividend as a capital gain dividend, a U.S. stockholder will receive an IRS Form 1099-DIV indicating the amount that will be taxable to the U.S. stockholder as capital gain. U.S. stockholders that are taxed as corporations for U.S. federal income tax purposes will be taxed at the normal corporate income tax rates on these dividends and may be required to treat up to 20% of some capital gain dividends as ordinary income.

We may elect to retain and pay taxes on some or all of our net long term capital gains, in which case U.S. stockholders will be treated as having received, solely for U.S. federal income tax purposes, their proportionate share of our undistributed capital gains as well as a corresponding credit, as the case may be, for taxes that we paid on such undistributed capital gains. The U.S. stockholder will also increase the basis in its shares by the difference between the amount of capital gain included in its income and the amount of tax it is deemed to have paid. See “—Requirements for Qualification as a REIT—Annual Distribution Requirements.”

We will classify portions of any designated capital gain dividend or undistributed capital gain as either:

•	a long-term capital gain distribution, which would be taxable to non-corporate U.S. stockholders at a maximum rate of 20%, and taxable to U.S. stockholders that are corporations at a maximum rate of 35%; or

•	an “unrecaptured Section 1250 gain” distribution, which would be taxable to non-corporate U.S. stockholders at a maximum rate of 25%, to the extent of previously claimed depreciation deductions.

Qualified Dividend Income. With respect to U.S. stockholders who are taxed at the rates applicable to individuals, we may elect to designate a portion of our distributions paid to such U.S. stockholders as “qualified dividend income.” A portion of a distribution that is properly designated as qualified dividend income generally is taxable to non-corporate U.S. stockholders at the same rates as capital gain, provided that the U.S. stockholder has held the shares of common stock with respect to which the distribution is made for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which such shares became ex-dividend with respect to the relevant distribution. The maximum amount of our distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:

•	the qualified dividend income received by us during such taxable year from non-REIT corporations (including any taxable REIT subsidiary in which we own an interest);

•	the excess of any “undistributed” REIT taxable income recognized during the immediately preceding year over the U.S. federal income tax paid by us with respect to such undistributed REIT taxable income; and

•	the excess of any income recognized during the immediately preceding year attributable to the sale of a built-in-gain asset that was acquired in a carry-over basis transaction from a non-REIT C corporation over the U.S. federal income tax paid by us with respect to such built-in gain.

Generally, dividends that we receive will be treated as qualified dividend income for purposes of the first bullet above if (A) the dividends are received from (a) a U.S. corporation (other than a REIT or a RIC, but including our taxable REIT subsidiaries), or (b) a “qualifying foreign corporation,” and (B) specified holding period requirements and other requirements are met. If we designate any portion of a dividend as qualified dividend income, a U.S. stockholder will receive an IRS Form 1099-DIV indicating the amount that will be taxable to the holder as qualified dividend income.

We intend to notify U.S. stockholders regarding the portions of distributions for each year that constitute ordinary income, qualified dividend income, return of capital and capital gain.

Passive Activity Losses and Investment Interest Limitations. Distributions made by us and gain arising from the sale or exchange by a U.S. stockholder of our common stock will not be treated as passive activity income. As a result, U.S. stockholders will not be able to apply any “passive losses” against income or gain relating to our common stock. Distributions made by us, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. A U.S. stockholder that elects to treat capital gain dividends, capital gains from the disposition of stock, or qualified dividend income as investment income for purposes of the investment interest limitation will be taxed at ordinary income rates on such amounts.

Dispositions of Our Common Stock. In general, a U.S. stockholder will realize gain or loss upon the sale, redemption or other taxable disposition of our common stock in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. stockholder’s adjusted tax basis in the common stock at the time of the disposition. In general, a U.S. stockholder’s adjusted basis in our common stock generally will equal the U.S. stockholder’s acquisition cost, increased by the excess for net capital gains deemed distributed to the U.S. stockholder (discussed above) less tax deemed paid on it and reduced by returns on capital.

In general, capital gains recognized by individuals and other non-corporate U.S. stockholders upon the sale or disposition of our common stock will be subject to a maximum U.S. federal income tax rate of 20% if shares of our common stock are held for more than one year, and will be taxed at ordinary income rates if our common stock is held for one year or less. Gains recognized by U.S. stockholders that are corporations are subject to U.S. federal income tax at a maximum rate of 35%, regardless of whether such gains are classified as long-term capital gains.

Capital loss recognized by a U.S. stockholder upon the disposition of our common stock that was held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the stockholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of our common stock by a U.S. stockholder who has held the stock for six months or less, after applying certain holding period rules, will be treated as a long-term capital loss to the extent of distributions that we make that are required to be treated by the U.S. stockholder as long-term capital gain.

Expansion of Medicare Tax. Certain U.S. stockholders that are individuals, estates, and trusts are subject to a 3.8% tax on “net investment income,” which includes, among other things, dividends on and gains from the sale or other disposition of our common stock. Stockholders should consult their own tax advisors regarding this new legislation.

New Legislation Relating To Foreign Accounts. Certain payments made after June 30, 2014 (i.e., on or after July 1, 2014) to “foreign financial institutions” in respect of accounts of U.S. stockholders at such financial institutions may be subject to withholding at a rate of 30%. U.S. stockholders should consult their tax advisors regarding the effect, if any, of these withholding provisions on their ownership and disposition of their common stock. See “—Taxation of Stockholders—Taxation of Non-U.S. Stockholders—Withholding on Payments to Certain Foreign Entities.”

Taxation of Tax-Exempt U.S. Stockholders

U.S. tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. Such entities, however, may be subject to taxation on their unrelated business taxable income, or UBTI. While some investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity generally do not constitute UBTI. Based on that ruling, and provided that (1) a tax-exempt stockholder has not held our common stock as “debt financed property” within the meaning of the Code (i.e., where the acquisition or holding of the property is financed through a borrowing by the U.S. tax-exempt stockholder), and (2) the common stock is not otherwise used in an unrelated trade or business, distributions that we make and income from the sale of our common stock generally should not give rise to UBTI to a U.S. tax-exempt stockholder. Tax-exempt U.S. stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) or (c)(20) of the Code, respectively, or single parent title-holding corporations exempt under Code Section 501(c)(2) whose income is payable to any of the aforementioned tax-exempt organizations, are subject to different UBTI rules, which generally require such stockholders to characterize distributions from us as UBTI unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its investment in our common stock. These stockholders should consult with their own tax advisors concerning these set aside and reserve requirements.

In certain circumstances, a pension trust (1) that is described in Code Section 401(a) (2) is tax exempt under Section 501(a) of the Code, and (3) that owns more than 10% of our common stock could be required to treat a percentage of the dividends as UBTI, if we are a “pension-held REIT.” We will not be a pension-held REIT unless:

•	either (1) one pension trust owns more than 25% of the value of our stock, or (2) one or more pension trusts, each individually holding more than 10% of the value of our stock, collectively own more than 50% of the value of our stock; and

•	we would not have qualified as a REIT but for the fact that Code Section 856(h)(3) provides that stock owned by such trusts shall be treated, for purposes of the requirement that not more than 50% of the value of the outstanding stock of a REIT is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Code to include certain entities), as owned by the beneficiaries of such trusts.

As a result of restrictions on the ownership and transfer of our stock contained in our charter, we do not believe we currently are a “pension-held REIT.” However, because our common stock is publicly traded, we cannot guarantee that this always will be the case.

Tax-exempt U.S. stockholders should consult their tax advisors regarding the U.S. federal, state, local and foreign income and other tax consequences of owning our common stock.

Taxation of Non-U.S. Stockholders

The following is a summary of certain U.S. federal income tax consequences of the acquisition, ownership and disposition of our common stock applicable to non-U.S. stockholders. For purposes of this summary, “non-U.S. stockholder” is a beneficial owner of our common stock that is not a U.S. stockholder (as defined above under “—Taxation of Stockholders—Taxation of Taxable U.S. Stockholders”) or an entity that is treated as a partnership for U.S. federal income tax purposes. The following discussion is based on current law, and is for general information only. It addresses only selected, and not all, aspects of U.S. federal income taxation.

Distributions Generally. As described in the discussion below, distributions paid by us with respect to our common stock will be treated for U.S. federal income tax purposes as:

•	ordinary income dividends;

•	return of capital distributions; or

•	long-term capital gain.

This discussion assumes that our common stock will continue to be considered “regularly traded” on an “established securities market located in the United States” for purposes of the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, provisions described below. If our common stock is not regularly traded on an “established securities market” located in the United States, the tax considerations described below would materially differ.

Ordinary Income Dividends

A distribution made by us to a non-U.S. stockholder will be treated as an ordinary income dividend if the distribution is payable out of our earnings and profits and:

•	is not attributable to our net capital gain, or

•	the distribution is attributable to our net capital gain from the sale of “U.S. real property interests,” or USRPIs, and the non-U.S. stockholder owns 5% or less of the value of a class of our stock at all times during the one-year period ending on the date of the distribution.

In general, non-U.S. stockholders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our stock. In cases where the dividend income from a non-U.S. stockholder’s investment in our stock is, or is treated as, effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to U.S. federal income tax at graduated rates in the same manner as U.S. stockholders are taxed with respect to such dividends. Such income generally must be reported on a U.S. income tax return filed by or on behalf of the non-U.S. stockholder. The income also may be subject to the 30% branch profits tax in the case of a non-U.S. stockholder that is a corporation.

Generally, we will withhold and remit to the IRS 30% of dividend distributions (including distributions that later may be determined to have been made in excess of current and accumulated earnings and profits) that could not be treated as FIRPTA gain distributions with respect to the non-U.S. stockholder (and that are not deemed to be capital gain dividends for purposes of FIRPTA withholding rules described below) unless:

•	a lower treaty rate applies and the non-U.S. stockholder files with us an IRS Form W-8BEN evidencing eligibility for that reduced treaty rate;

•	the non-U.S. stockholder files an IRS Form W-8ECI with us claiming that the distribution is income effectively connected with the non-U.S. stockholder’s trade or business; or

•	the non-U.S. stockholder is a foreign sovereign or controlled entity of a foreign sovereign and also provides an IRS Form W-8EXP claiming an exemption from withholding under section 892 of the Code.

Tax treaties may reduce the withholding obligations on our distributions. Under most tax treaties, however, taxation rates below 30% that are applicable to ordinary income dividends from U.S. corporations may not apply to ordinary income dividends from a REIT or may apply only if the REIT meets certain additional requirements. If the amount of tax withheld with respect to a distribution to a non-U.S. stockholder exceeds the non-U.S. stockholder’s U.S. federal income tax liability with respect to the distribution, the non-U.S. stockholder may file for a credit refund of the excess from the IRS, provided the appropriate documentation is properly and timely submitted to the IRS.

Return of Capital Distributions

Unless (A) our stock constitutes a USRPI, as described in “—Dispositions of Our Shares” below, or (B) either (1) the non-U.S. stockholder’s investment in our stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder (in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain), or (2) the non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the U.S. or with respect to whom certain other conditions exist (in which case the non-U.S. stockholder will be subject to a 30% tax on the individual’s net capital gain for the year), distributions that we make which are not dividends out of our earnings and profits and are not FIRPTA gain distributions will not be subject to U.S. federal income tax. If we cannot determine at the time a distribution is made whether or not the distribution will exceed our current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. The non-U.S. stockholder may seek a refund from the IRS of any amounts withheld if it subsequently is determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. If our stock constitutes a USRPI, as described below, distributions that we make in excess of the sum of (1) the non-U.S. stockholder’s proportionate share of our earnings and profits, and (2) the non-U.S. stockholder’s basis in its stock, will be taxed under FIRPTA at the rate of tax, including any applicable capital gain rates, that would apply to a U.S. stockholder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding tax at a rate of 10% of the amount by which the distribution exceeds the non-U.S. stockholder’s share of our earnings and profits.

Capital Gain Dividends

Subject to the discussion below under the section entitled “—FIRPTA Distributions,” a distribution made by us to a non-U.S. stockholder will be treated as long-term capital gain if the distribution is made out of our current or accumulated earnings and profits, the distribution is attributable to our net capital gain (other than from the sale of a USRPI) and we timely designate the distribution as a capital gain dividend. Long-term capital gain that a non-U.S. stockholder is deemed to receive from a capital gain dividend that is not attributable to the sale of a USRPI generally will not be subject to U.S. federal income tax in the hands of the non-U.S. stockholder unless:

•	the non-U.S. stockholder’s investment in our stock is effectively connected with a U.S. trade or business of the non-U.S. stockholder, in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to any such gain, except that a non-U.S. stockholder that is a corporation also may be subject to the 30% branch profits tax; or

•	the non-U.S. stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the nonresident alien individual will be subject to a 30% tax on any such capital gains.

FIRPTA Distributions

From time to time, some of our distributions may be of amounts attributable to gain from the sale or exchange of USRPIs. Such distributions to a non-U.S. stockholder generally will be subject to the taxation and withholding regime applicable to ordinary income dividends only if (1) dividends are received with respect to a class of stock that is “regularly traded” on an “established securities market” in the United States, as defined by applicable Treasury Regulations, and (2) the non-U.S. stockholder does not own more than 5% of that class of stock at any time during the one-year period ending on the date of distribution. If both of these conditions are satisfied, qualifying non-U.S. stockholders will not be subject to FIRPTA withholding or reporting with respect to such dividends, and will not be required to pay branch profits tax. Instead, these dividends will be subject to U.S. federal income tax and withholding as ordinary dividends, currently at a 30% tax rate, unless reduced by applicable treaty. Although there can be no assurance in this regard, we believe that our common stock is “regularly traded” on an “established securities market” in the United States within the meaning of applicable Treasury Regulations. There can, however, be no assurance that our common stock will continue to be so regularly traded in the future.

Except as discussed above, for any year in which we qualify as a REIT, distributions that are attributable to gain from the sale or exchange of a USRPI are taxed to a non-U.S. stockholder as if these distributions were gains effectively connected with a trade or business in the U.S. conducted by the non-U.S. stockholder. A non-

U.S. stockholder that does not qualify for the special rule discussed above will be taxed on these amounts at the normal rates applicable to a U.S. stockholder and will be required to file a U.S. federal income tax return reporting these amounts. If such a non-U.S. stockholder is a corporation, it also may owe the 30% branch profits tax under Section 884 of the Code in respect of these amounts. We or other applicable withholding agents will be required to withhold from distributions to such non-U.S. stockholders, and to remit to the IRS 35% of the amount treated as gain from the sale or exchange of USRPIs. The amount of any tax so withheld is creditable against the non-U.S. stockholder’s U.S. federal income tax liability, and the non-U.S. stockholder may file for a refund from the IRS of any amount of withheld tax in excess of that tax liability.

Undistributed Capital Gain. Although the law is not entirely clear on the matter, it appears that amounts designated by us as undistributed capital gains in respect of our common stock held by non-U.S. stockholders generally should be treated in the same manner as actual distributions by us of capital gain dividends. Under this approach, the non-U.S. stockholder would be able to offset as a credit against their U.S. federal income tax liability resulting therefrom their proportionate share of the tax paid by us on the undistributed capital gains treated as long-term capital gains to the non-U.S. stockholder, and generally receive from the IRS a refund to the extent their proportionate share of the tax paid by us were to exceed the non-U.S. stockholder’s actual U.S. federal income tax liability on such long-term capital gain. If we were to designate any portion of our net capital gain as undistributed capital gain, a non-U.S. stockholder should consult its tax advisors regarding taxation of such undistributed capital gain.

Dispositions of Our Common Stock. Unless our common stock constitutes a USRPI, a sale of our common stock by a non-U.S. stockholder generally will not be subject to U.S. federal income taxation under FIRPTA. Generally, with respect to any particular stockholder, our common stock will constitute a USRPI only if each of the following three statements is true.

•	Fifty percent or more of our assets on any of certain testing dates during a prescribed testing period consist of interests in real property located within the United States, excluding for this purpose, interests in real property solely in a capacity as creditor;

•	We are not a “domestically-controlled qualified investment entity.” A domestically-controlled qualified investment entity includes a REIT, less than 50% of value of which is held directly or indirectly by non-U.S. stockholders at all times during a specified testing period. We believe that we are domestically-controlled. However, because we are publicly traded, there can be no assurance that we are or will remain a domestically-controlled qualified investment entity; and

•	Either (a) our common stock is not “regularly traded,” as defined by applicable Treasury Regulations, on an “established securities market”; or (b) both our common stock is “regularly traded” on an “established securities market” and the selling non-U.S. stockholder has held (actually or constructively) more than 5% of our outstanding shares of our common stock any time during the five-year period ending on the date of the sale.

Specific wash sales rules applicable to sales of REIT stock could result in gain recognition, taxable under FIRPTA, upon the sale of our common stock even if we are a domestically-controlled qualified investment entity. These rules would apply if a non-U.S. stockholder (1) disposes of our common stock within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been taxable to such non-U.S. stockholder as gain from the sale or exchange of a USRPI, (2) acquires, or enters into a contract or option to acquire, including through certain types of related persons, other common stock during the 61-day period that begins 30 days prior to such ex-dividend date and (3) if our common stock is “regularly traded” on an “established securities market” in the United States, such non-U.S. stockholder has owned more than 5% of our outstanding common stock at any time during the one-year period ending on the date of such distribution.

If gain on the sale of our common stock was subject to taxation under FIRPTA, the non-U.S. stockholder would be required to file a U.S. federal income tax return and would be subject to the same treatment as a U.S.

stockholder with respect to such gain, subject to the applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals, and the purchaser of the stock could be required to withhold 10% of the purchase price and remit such amount to the IRS.

Gain from the sale of our common stock which would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a non-U.S. stockholder as follows: (1) if the non-U.S. stockholder’s investment in our common stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder, the non-U.S. stockholder generally will be subject to the same treatment as a U.S. stockholder with respect to such gain, or (2) if the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States or with respect to whom certain other conditions exist, the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain.

Withholding on Payments to Certain Foreign Entities. The Foreign Account Tax Compliance Act (“FATCA”), which was enacted in 2010, imposes a 30% withholding tax on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities unless certain due diligence, reporting, withholding, and certification requirements are satisfied.

On January 17, 2013, final regulations under FATCA were published. As a general matter, FATCA imposes a 30% withholding tax on dividends on, and gross proceeds from the sale or other disposition of, our stock if paid to a foreign entity unless either (i) the foreign entity is a “foreign financial institution” that undertakes certain due diligence, reporting, withholding, and certification obligations, (ii) the foreign entity is not a “foreign financial institution” and identifies certain of its U.S. investors, or (iii) the foreign entity otherwise is excepted under FATCA.

Under delayed effective dates provided for in the final regulations and subsequent guidance, the required withholding does not begin until July 1, 2014 with respect to dividends on our stock, and January 1, 2017 with respect to gross proceeds from a sale or other disposition of our stock.

If withholding is required under FATCA on a payment related to our stock, investors that otherwise would not be subject to withholding (or that otherwise would be entitled to a reduced rate of withholding) generally will be required to seek a refund or credit from the IRS to obtain the benefit of such exemption or reduction (provided that such benefit is available). Stockholders should consult their tax advisors regarding the effect of FATCA in their particular circumstances.

Backup Withholding Tax and Information Reporting

U.S. Stockholders. In general, information-reporting requirements will apply to distributions with respect to, and the proceeds of the sale of, our common stock discussed herein to some holders, unless an exception applies.

The payor is required to backup withhold tax on such payments if (a) the payee fails to furnish a taxpayer identification number, or TIN, to the payor or to establish an exemption from backup withholding, or (b) the IRS notifies the payor that the TIN furnished by the payee is incorrect.

In addition, a payor of dividends or interest on our common stock discussed herein will be required to backup withhold tax if (a) there has been a notified payee under-reporting with respect to interest, dividends or original issue discount described in Section 3406(c) of the Code or (b) there has been a failure of the payee to certify under the penalty of perjury that the payee is not subject to backup withholding under the Code.

Some U.S. stockholders may be exempt from backup withholding. Any amounts withheld under the backup withholding rules from a payment to a U.S. stockholder generally will be allowed as a credit against the holder’s U.S. federal income tax and may entitle the holder to a refund, provided that the required information is timely and properly furnished to the IRS.

The payor will be required to furnish annually to the IRS and to holders of our common stock information relating to the amount of dividends and interest paid on our common stock, and that information reporting may also apply to payments of proceeds from the sale of our common stock. Some holders are generally not subject to information reporting.

Non-U.S. Stockholders. With certain exceptions, as a general matter, the information reporting and backup withholding requirements described above for a U.S. stockholder will apply to a non-U.S. stockholder with respect to distributions on, or the proceeds from the sale of, our common stock.

Generally, non-U.S. stockholders can document their status (and thereby generally avoid backup withholding) by providing a proper IRS withholding certificate (such as the IRS Form W-8BEN). In the absence of a proper withholding certificate, applicable Treasury Regulations provide presumptions regarding the status of holders of our common stock when payments to the holders cannot be reliably associated with appropriate documentation provided to the payor. If a non-U.S. stockholder fails to comply with the information reporting requirement, payments to such person may be subject to the full withholding tax even if such person might have been eligible for a reduced rate of withholding or no withholding under applicable income tax treaty. Any payment subject to a withholding tax will not be again subject to any backup withholding. Because the application of these Treasury Regulations varies depending on the holder’s particular circumstances, you are advised to consult your tax advisor regarding the information reporting requirements applicable to you.

Other Tax Considerations

Legislative or Other Actions Affecting REITs

The present U.S. federal income tax treatment of REITs may be modified, possibly with retroactive effect, by legislative, judicial or administrative action at any time. The REIT rules are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department, and this may result in statutory changes as well as revisions to regulations and interpretations. Changes to the U.S. federal tax laws and interpretations thereof could adversely affect an investment in our common stock.

State, Local and Foreign Taxes

We, our subsidiaries, and/or stockholders may be subject to state, local or foreign taxation in various jurisdictions, including those in which we or they transact business, own property or reside. We may own properties located in numerous U.S. jurisdictions, and may be required to file tax returns in some or all of those jurisdictions. Our state and local tax treatment and the state, local and foreign tax treatment of our stockholders may not conform to the U.S. federal income tax treatment discussed above. Stockholders should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in our common stock.

Tax Shelter Reporting

If a holder of our common stock recognizes a loss as a result of a transaction with respect to our common stock of at least (i) $2 million or more in a single taxable year or $4 million or more in a combination of taxable years, for a stockholder that is an individual, S corporation, trust, or a partnership with at least one non-corporate partner, or (ii) $10 million or more in a single taxable year or $20 million or more in a combination of taxable years, for a stockholder that is either a corporation or a partnership with only corporate partners, such stockholder may be required to file a disclosure statement with the IRS on Form 8886. Direct holders of portfolio securities are in many cases exempt from this reporting requirement, but holders of REIT securities currently are not excepted. The fact that a loss is reportable under these Treasury Regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. The Code imposes significant penalties for failure to comply with these requirements. Stockholders should consult their tax advisors concerning any possible disclosure obligation with respect to the receipt or disposition of our common stock, or transactions that we might undertake directly or indirectly. Moreover, stockholders should be aware that we and other participants in the transactions in which we are involved (including their advisors) might be subject to disclosure or other requirements pursuant to these regulations.

Accounting Treatment

Parkway prepares its financial statements in accordance with accounting principles generally accepted in the United States, which we refer to as GAAP. The parent merger will be accounted for by applying the acquisition method, which requires the identification of the acquirer, the determination of the acquisition date, the recognition and measurement, at fair value, of the identifiable assets acquired, liabilities assumed and any noncontrolling interest in the consolidated subsidiaries of the acquiree and recognition and measurement of goodwill or a gain from a bargain purchase. The accounting guidance for business combinations, referred to as ASC 805, provides that in a business combination involving the exchange of equity interests, the entity issuing the equity interests is usually the acquirer; however, all pertinent facts and circumstances must be considered, including the relative voting rights of the stockholders of the constituent companies in the combined entity, the composition of the board of directors and senior management of the combined entity, the relative size of the company and the terms of the exchange of equity interests in the business combination, including payment of a premium.

Based on the fact that Parkway is the entity issuing the equity securities, that continuing Parkway equity holders will own approximately 78.7% of the issued and outstanding shares of Combined Corporation common stock, representing 74.8% of the total voting power of the Combined Corporation, and former TPGI equity holders will own approximately 21.3% of the issued and outstanding shares of Combined Corporation common stock and all the outstanding shares of Parkway limited voting stock (collectively representing 25.2% of the total voting power of the Combined Corporation), that Parkway board members and senior management will represent a majority of the board and senior management of the Combined Corporation, and based on the terms of the parent merger, with TPGI stockholders receiving a premium (as of the trading day immediately preceding the merger announcement) over the fair market value of their shares on such date, Parkway is considered the acquirer for accounting purposes. Therefore, Parkway will recognize and measure, at fair value, the identifiable assets acquired, liabilities assumed and any noncontrolling interests in the consolidated subsidiaries of TPGI, and Parkway will recognize and measure goodwill and any gain from a bargain purchase, in each case, upon completion of the parent merger.

Exchange of Shares in the Parent Merger

Parkway has appointed Wells Fargo Bank, N.A., which we refer to as the exchange agent, to act as the exchange agent for the exchange of shares of TPGI common stock and TPGI limited voting stock for shares of Parkway common stock and Parkway limited voting stock. As promptly as practicable after the effective time of the parent merger, the exchange agent will send to each holder of record of shares of TPGI common stock or TPGI limited voting stock at the effective time of the parent merger who holds shares of TPGI common stock or TPGI limited voting stock in certificated or book-entry form a letter of transmittal and instructions for effecting the exchange of TPGI common stock or TPGI limited voting stock certificates or book-entry shares for the merger consideration the holder is entitled to receive under the merger agreement. Upon surrender of share certificates or book-entry shares for cancellation along with the executed letter of transmittal and other documents described in the instructions, a TPGI stockholder will receive any whole shares of Parkway common stock or Parkway limited voting stock such holder is entitled to receive and cash in lieu of any fractional shares of Parkway common stock such holder is entitled to receive. No cash in lieu of fractional shares will be paid in respect of TPGI limited voting stock. After the effective time of the parent merger, TPGI will not register any transfers of shares of TPGI common stock or TPGI limited voting stock.

Parkway stockholders need not take any action with respect to their stock certificates or book-entry shares.

Dividends

Parkway currently pays a quarterly dividend equating to $0.15 per share and TPGI currently pays a quarterly dividend equating to $0.02 per share. Following the closing of the mergers, Parkway expects to continue its current dividend policy for stockholders of the Combined Corporation, subject to the discretion of the Combined Corporation’s board of directors, which reserves the right to change the Combined Corporation’s dividend policy at any time and for any reason. See “Risk Factors—Risks Related to an Investment in the Combined Corporation’s Common Stock—Following the parent merger, the Combined Corporation may not continue to pay dividends at or above the rate currently paid by Parkway or TPGI” on page 36.

Listing of Parkway Common Stock

It is a condition to the completion of the mergers that the shares of Parkway common stock issuable in connection with the parent merger be approved for listing on the NYSE, subject to official notice of issuance.

Delisting and Deregistration of TPGI Common Stock

After the parent merger is completed, the TPGI common stock currently listed on the NYSE will cease to be listed on the NYSE and will be deregistered under the Exchange Act.

THE MERGER AGREEMENT

This section of this joint proxy statement/prospectus summarizes the material provisions of the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus and is incorporated herein by reference. As a stockholder, you are not a third party beneficiary of the merger agreement and therefore you may not directly enforce any of its terms or conditions.

This summary may not contain all of the information about the merger agreement that is important to you. Parkway and TPGI urge you to carefully read the full text of the merger agreement because it is the legal document that governs the mergers. The merger agreement is not intended to provide you with any factual information about Parkway or TPGI. In particular, the assertions embodied in the representations and warranties contained in the merger agreement (and summarized below) were made as of a specified date, are modified or qualified by information in confidential disclosure letters provided by each party to the other in connection with the signing of the merger agreement, may be subject to a contractual standard of materiality different from what might be viewed as material to stockholders, or may have been used for the purpose of allocating risk between the parties. Accordingly, the representations and warranties in the merger agreement are not necessarily characterizations of the actual state of facts about Parkway or TPGI at the time they were made or otherwise. The representations and warranties and other provisions of the merger agreement and the description of such provisions in this document should not be read alone but instead should be read in conjunction with the other information contained in the reports, statements and filings that each of Parkway and TPGI file with the SEC and the other information in this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 180.

Parkway and TPGI acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, each of them is responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this joint proxy statement/prospectus not misleading.

Form, Effective Time and Closing of the Mergers

The merger agreement provides for the merger of TPGI with and into Parkway, with Parkway surviving the parent merger upon the terms and subject to the conditions set forth in the merger agreement. The parent merger will become effective upon the later of such time as the articles of merger have been accepted for record by the Maryland State Department of Assessments and Taxation, which we refer to as MSDAT, the certificate of merger has been accepted for record by the Delaware Secretary of State or at a later date and time agreed to by Parkway and TPGI (but in any case as soon as practicable following the effective time of the partnership merger, as described in the next sentence). The merger agreement also provides for the merger, prior to the parent merger, of Merger Sub, a subsidiary of Parkway LP, with and into TPG LP, with TPG LP continuing as the surviving entity and an indirect wholly owned subsidiary of Parkway LP, which we refer to as the Combined Partnership. The partnership merger will become effective upon such time as the articles of merger have been filed with MSDAT and the Delaware Secretary of State or at a later date and time agreed to by Parkway and TPGI.

The merger agreement provides that the closing of the parent merger will take place as promptly as practicable after (but in no event later than the second business day after) the date on which the last of the conditions to closing of the mergers (described below under “—Conditions to Completion of the Mergers”) have been satisfied or waived (other than the conditions that by their terms are to be satisfied at the closing of the parent merger, but subject to the satisfaction or waiver of those conditions).

Organizational Documents of the Combined Corporation

The Parkway charter and Parkway bylaws as in effect immediately prior to the effective time of the parent merger will continue to be in effect following the parent merger as the charter and bylaws of the Combined Corporation.

The limited partnership agreement of Merger Sub as in effect immediately prior to the effective time of the partnership merger will become the limited partnership agreement of the Combined Partnership, except for changes necessary to reflect any change of name of the surviving entity of the partnership merger.

Certain Pre-Closing Transactions

TPGI has agreed to effect certain pre-closing transactions that may be requested by Parkway to enable Parkway to maintain REIT compliance. Specifically, upon Parkway’s request, TPGI will, effective no later than immediately prior to closing:

•	convert (1) any of its corporate subsidiaries into limited liability companies (or other entities) and (2) any of its limited partnership or limited liability company subsidiaries into corporations;

•	cause any fees payable or deemed payable to TPGI or any of its subsidiaries with respect to management and/or other services to be transferred to and assumed by other entities designated by Parkway;

•	cause assets of TPGI and its subsidiaries to be transferred to one or more other subsidiaries designated by Parkway and on such terms as may be specified by Parkway;

•	cause the terms on which certain tenant services are rendered to be modified or restructured (including by providing such services under a separate “taxable REIT subsidiary”) in each case as specified by Parkway; and

•	take such other actions deemed necessary or appropriate by Parkway in good faith to permit the assets, income, and operations of TPGI and its subsidiaries to be consistent with the status of Parkway as a REIT.

None of these transactions may delay or prevent closing by more than five business days, and these transactions must be implemented as close as possible to the effective date of the partnership merger (but after Parkway has waived or confirmed that all conditions to the consummation of the mergers have been satisfied and that Parkway is prepared to proceed immediately with the closing).

In addition to the transactions described above, TPGI and TPG LP have agreed to cooperate with Parkway to effect the transactions described in Section  7 of the Thomas Letter Agreement relating to certain properties located in Philadelphia.

Merger Consideration; Effects of the Parent Merger and the Partnership Merger

Merger Consideration

At the effective time of the parent merger and by virtue of the parent merger:

•	each outstanding share of TPGI common stock (other than shares held by any wholly owned subsidiary of TPGI or by Parkway or any of its subsidiaries, which will be cancelled automatically) will be converted into the right to receive 0.3822 shares of Parkway common stock; and

•	each outstanding share of TPGI limited voting stock will be converted into the right to receive 0.3822 shares of Parkway limited voting stock.

No fractional shares of Parkway common stock or Parkway limited voting stock will be issued. Instead of fractional shares, TPGI stockholders will receive cash, without interest, in an amount determined by multiplying the fractional interest of Parkway common stock to which the holder would otherwise be entitled by the volume weighted average price of Parkway common stock for the 10 trading days immediately prior to the closing date, starting with the opening of trading on the first trading day to the closing of the last trading day prior to the closing date, as reported by Bloomberg. No consideration will be paid for fractional shares of TPGI limited voting stock.

At the effective time of the partnership merger:

•	each outstanding limited partnership unit in TPG LP will automatically be converted into a number of limited partnership units in Parkway LP equal to the exchange ratio, and TPG LP will become an indirect wholly owned subsidiary of Parkway LP; and

•	each vested TPG LP incentive unit eligible for conversion into a regular TPG LP limited partnership unit will be so converted and treated in accordance with the other limited partnership units in TPG LP as described in the preceding bullet.

Procedures for Surrendering TPGI Stock Certificates

The conversion of TPGI common stock and TPGI limited voting stock into the right to receive the merger consideration will occur automatically at the effective time of the parent merger. In accordance with the merger agreement, Parkway has appointed an exchange agent to handle the payment and delivery of the merger consideration and the cash payments to be delivered in lieu of fractional shares. On or before the effective time of the parent merger, the surviving corporation will deliver to the exchange agent certificates representing the shares of Parkway common stock and limited voting stock sufficient to pay the merger consideration and cash in an amount sufficient to pay for any fractional shares. As soon as reasonably practicable after the effective time of the parent merger, but in no event later than two business days thereafter, Parkway will cause the exchange agent to mail (and make available for collection by hand) to each record holder of shares of TPGI common stock a letter of transmittal and instructions explaining how to surrender the stock certificates representing such shares to the exchange agent.

Each TPGI stockholder that surrenders its stock certificate to the exchange agent together with a duly completed letter of transmittal, and each TPGI stockholder that holds book-entry TPGI common stock, will receive the merger consideration due to such stockholder (including cash in lieu of any fractional shares). After the effective time of the parent merger, each stock certificate that previously represented TPGI common stock or TPGI limited voting stock will only represent the right to receive the merger consideration into which those shares of TPGI common stock and TPGI limited voting stock have been converted.

Treatment of TPGI Stock Options, Restricted Stock and Phantom Shares

At the effective time of the parent merger, Parkway will assume each outstanding TPGI stock option (whether or not then vested or exercisable), which then will become a Parkway stock option having, and being subject to, the same terms and conditions (including vesting schedule) that were applicable to the TPGI stock option immediately prior to the parent merger (including, to the extent applicable, the acceleration of vesting upon consummation of the parent merger). From and after the effective time of the parent merger, the holder of each TPGI stock option will be entitled to receive, upon exercise, a number of shares of Parkway common stock equal to the number of TPGI shares underlying such option immediately prior to the parent merger effective time multiplied by the exchange ratio, and the exercise price will be the exercise price immediately prior to the parent merger effective time divided by the exchange ratio.

At the effective time of the parent merger, each outstanding share of TPGI restricted stock will be converted into a number of shares of Parkway common stock equal to the exchange ratio and will be subject to the same terms and conditions (including vesting and forfeiture conditions) that were applicable to it immediately prior to the parent merger (including, to the extent applicable, the acceleration of vesting upon consummation of the parent merger).

At the effective time of the parent merger, each outstanding share of TPGI phantom stock will be converted into a number of shares of fully vested Parkway common stock equal to the exchange ratio. Any dividend equivalents associated with a holder’s phantom shares will be settled by issuing to such holder, at Parkway’s election, either (i) a cash payment or (ii) a number of shares of Parkway common stock, in each case, with a value equal to the value of such dividend equivalents.

Withholding

All payments under the merger agreement are subject to applicable withholding requirements.

Dissenters’ Rights in the Parent Merger

Dissenters’ rights and appraisal rights are not available with respect to the parent merger or the other transactions contemplated by the merger agreement, so long as the provisions of Section  262 of the Delaware General Corporation Law are applicable to the parent merger.

Representations and Warranties

Representations and Warranties of the TPGI Parties

The merger agreement includes representations and warranties by the TPGI parties relating to, among other things:

•	organization, valid existence, good standing and qualification to conduct business;

•	subsidiaries;

•	organizational documents;

•	capital structure;

•	due authorization, execution, delivery and validity of the merger agreement;

•	absence of any conflict with or violation of organizational documents or applicable laws, and the absence of any violation or breach of, or default or consent requirements under, certain agreements;

•	permits and compliance with law;

•	SEC filings and financial statements;

•	accuracy of information supplied for inclusion in the joint proxy statement/prospectus and registration statement;

•	absence of certain changes since December 31, 2012;

•	employee benefit plans;

•	labor and employment matters;

•	material contracts;

•	litigation;

•	environmental matters;

•	intellectual property;

•	real property;

•	tax matters;

•	insurance;

•	opinion of TPGI’s financial advisor;

•	inapplicability of anti-takeover statutes;

•	stockholder vote required in order to approve the parent merger;

•	absence of a stockholder rights plan, “poison pill” anti-takeover plan or other similar arrangement;

•	broker’s, finder’s and investment banker’s fees;

•	inapplicability of the Investment Advisers Act of 1940;

•	no ownership of Parkway common stock;

•	related party transactions; and

•	transaction expenses.

Representations and Warranties of the Parkway Parties

The merger agreement includes representations and warranties by the Parkway parties relating to, among other things:

•	organization, valid existence, good standing and qualification to conduct business;

•	subsidiaries;

•	organizational documents;

•	capital structure;

•	due authorization, execution, delivery and validity of the merger agreement;

•	absence of any conflict with or violation of organizational documents or applicable laws, and the absence of any violation or breach of, or default or consent requirements under, certain agreements;

•	permits and compliance with law;

•	SEC filings and financial statements;

•	accuracy of information supplied for inclusion in the joint proxy statement/prospectus and registration statement;

•	absence of certain changes since December 31, 2012;

•	certain ERISA matters;

•	absence of any labor dispute;

•	material contracts;

•	litigation;

•	environmental matters;

•	intellectual property;

•	real property;

•	tax matters, including qualification as a REIT;

•	insurance;

•	opinion of Parkway’s financial advisor;

•	stockholder vote required in order to approve the parent merger;

•	broker’s, finder’s and investment banker’s fees;

•	inapplicability of the Investment Advisers Act of 1940;

•	ownership of and lack of prior activities by Merger Sub;

•	no ownership of TPGI common stock; and

•	related party transactions.

Definition of “Material Adverse Effect”

Many of the representations of the Parkway parties and the TPGI parties are qualified by a “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, would reasonably be expected to have a material adverse effect). For the purposes of the merger agreement, “material adverse effect” means any event, circumstance, change or effect (i) that is material and adverse to the business, assets, properties, liabilities, condition (financial or otherwise) or results of operations of Parkway and its subsidiaries, taken as a whole, or TPGI and its subsidiaries, taken as a whole, as the case may be, or (ii) that will, or would reasonably be expected to, prevent or materially impair the ability of the Parkway parties or the TPGI parties, as the case may be, to consummate the mergers before March 1, 2014. However, for purposes of clause (i) above, any event, circumstance, change or effect will not be considered a material adverse effect to the extent arising out of or resulting from the following:

•	any failure of Parkway or TPGI, as applicable, to meet any projections or forecasts or any decrease in the market price of Parkway common stock or TPGI common stock, as applicable (except any event, circumstance, change or effect giving rise to such failure or decrease may be taken into account in determining whether there has been a material adverse effect);

•	any events, circumstances, changes or effects that affect the commercial real estate ownership and leasing industry generally;

•	any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates;

•	the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage;

•	the negotiation, execution or announcement of the merger agreement, or the consummation or anticipation of consummation of the mergers or the other transactions contemplated by the merger agreement, including the impact of any of the foregoing on relationships, contractual or otherwise, with tenants, suppliers, lenders, investors, future partners or employees, but excluding any impact resulting from the failure to obtain any necessary third-party consents in connection with the liquidation of TPG/CalSTRS, LLC;

•	the taking of any action expressly required by, or the failure to take any action expressly prohibited by, the merger agreement, or the taking of any action at the written request or with the prior written consent of an executive officer of the other party;

•	earthquakes, hurricanes or other natural disasters; or

•	changes in law or GAAP,

which, (i) in the case of the second, third, fourth and eighth bullet points above, such changes do not disproportionately affect Parkway and its subsidiaries, taken as a whole, or TPGI and its subsidiaries, taken as a whole, as applicable, relative to other participants in the commercial real estate ownership and leasing industry in the United States and (ii) in the case of the seventh bullet point above, such changes do not disproportionately affect Parkway and its subsidiaries, taken as a whole, or TPGI and its subsidiaries, taken as a whole, as applicable, relative to other participants in the commercial real estate ownership and leasing industry in the geographic regions in which Parkway and its subsidiaries, or TPGI and its subsidiaries, as applicable, operate or own or lease properties.

Covenants and Agreements

Conduct of Business of the TPGI Parties Pending the Partnership Merger

The TPGI parties have agreed to certain restrictions on the conduct of their business until the earlier of the effective time of the partnership merger and the valid termination of the merger agreement. In general, except with Parkway’s prior written approval or as otherwise expressly required or permitted by the merger agreement or required by law, the TPGI parties have agreed that they will, and will cause each of their subsidiaries to, conduct their business in the ordinary course and in a manner consistent with past practice in all material respects, and use their reasonable best efforts to (i) maintain their material assets and properties in their current condition (normal wear and tear and damage caused by casualty or by any reason outside of TPGI’s or its subsidiaries’ control excepted), (ii) preserve intact in all material respects their current business organization, goodwill, ongoing businesses and relationships with third parties and (iii) keep available the services of their present officers and key employees and consultants and maintain satisfactory relationships with significant tenants and suppliers and with other persons with whom they have significant business relations. Without limiting the foregoing, the TPGI parties have also agreed that, subject to certain specified exceptions and except with Parkway’s prior written approval, to the extent required by law, or as otherwise expressly contemplated, required or permitted by the merger agreement, they will not, and they will not cause or permit any of their subsidiaries to:

•	amend or propose to amend their organizational documents;

•	split, combine, reclassify or subdivide any shares of stock or other voting securities or equity interests of TPGI or any of its subsidiaries or, except as specifically contemplated, issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, other voting securities or equity interests;

•	declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock or other equity securities or ownership interests in TPGI or any of its subsidiaries;

•	redeem, repurchase or otherwise acquire, or offer to redeem, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or other equity interests of TPGI or any of its subsidiaries;

•	issue, deliver, sell, pledge, dispose, encumber or grant any shares of TPGI’s or any of its subsidiaries’ capital stock or other voting securities or equity interests, or any options, calls, warrants, convertible securities or other rights of any kind to acquire any shares of TPGI’s or any of its subsidiaries’ capital stock or other voting securities or other equity interests;

•	grant, confer, award or modify the terms of any options, convertible securities, restricted stock, phantom shares, equity-based compensation or other rights to acquire, or denominated in, any shares of TPGI’s or any of its subsidiaries’ capital stock or other voting securities or other equity interests;

•	acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any real property, corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof or any equity interest in or business of any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity or division thereof;

•	sell, pledge, lease, sell and leaseback, otherwise dispose of or encumber or subject to any non-permitted lien any property or assets;

•	incur, create or assume any indebtedness for borrowed money or issue or amend the terms of any debt securities of TPGI or any of its subsidiaries, or assume, guarantee or endorse, or otherwise become responsible for the indebtedness of any other person;

•	make any loans, advances or capital contributions to, or investments in, any other person or entity (including to any of its officers, directors, employees, affiliates, agents or consultants) or make any change in its existing borrowing or lending arrangements for or on behalf of any of such persons or entities;

•	enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any contract (other than material leases) if such action results in expense or loss of revenue over specified amounts;

•	terminate any lease or enter into, renew, modify or amend, or waive, release, compromise or assign any rights of claims under, any material lease;

•	enter into or amend any contract if such contract or amendment would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the mergers;

•	enter into any collective bargaining agreement or other labor union contract applicable to the employees of TPGI or any TPGI subsidiary;

•	enter into any pension plan or post-retirement benefit plan or arrangement or otherwise take any action that subjects TPGI or any TPGI subsidiary to material liability for pension or post-retirement benefits;

•	waive, release, assign any material rights or claims or make any payment, direct or indirect, or any other liability of TPGI or any TPGI subsidiary, in an amount in excess of $10,000,000, before the same comes due in accordance with its terms;

•	repay or refinance any Indebtedness (other than required payments of principal and interest when due);

•	agree or commit to make, any capital expenditure, in connection with any material lease, or any other lease except in the ordinary course of business consistent with past practice;

•	make, or agree or commit to make, any capital expenditure other than in connection with any lease, except in the ordinary course of business consistent with past practice;

•	settle or compromise any legal action, investigation, suit or arbitration proceeding, in each case made or pending against TPGI or any TPGI subsidiary other than settlements providing solely for the payment of money damages where the amount paid in settlement or compromise does not exceed certain thresholds;

•	hire or terminate (other than for cause) any officer or director of TPGI or any TPGI subsidiary or promote or appoint any person to a position of officer or director of TPGI or any TPGI subsidiary;

•	increase the compensation, perquisites or other benefits payable or to become payable to any current or former directors or officers of TPGI or any TPGI subsidiary;

•	grant any severance or termination pay to, or enter into any severance agreement with, any director or officer of TPGI or any TPGI subsidiary;

•	enter into any employment agreement, change of control, severance or retention agreement with any current or former officer or director of TPGI or any TPGI subsidiary;

•	accelerate the vesting or payment of the compensation payable or the benefits provided to or to become payable or provided to any current or former directors or officers of TPGI or any TPGI subsidiary;

•	establish, adopt, enter into or materially amend any material employee benefit plan, employment agreement, plan, trust, fund, policy or arrangement with, or for the benefit of, any current or former directors, officers or employees or any of their beneficiaries or award any additional equity grants;

•	make any material change to its methods of accounting, principles or practices in effect at December 31, 2012;

•	enter into any new line of business;

•	fail to duly and timely file all material reports and other material documents required to be filed with all governmental authorities and other authorities (including the NYSE);

•

enter into, amend or modify any tax protection agreement, make, change or rescind any election relating to taxes, change a material method of tax accounting, amend any income tax return or any other material tax return, settle or compromise any material U.S. federal, state, local or foreign income tax liability, audit, claim or assessment, enter into any material closing agreement related to taxes, take any action outside the ordinary course of business that would materially reduce or limit the usage by Parkway or any Parkway subsidiaries of any net operating losses (and carryovers thereof) or other material tax attributes of TPGI, take any action to recognize, trigger, or authorize any item that would cause TPGI to be deemed a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) or knowingly surrender any right to claim any material tax refund;

•	adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization;

•	permit any material insurance policy to terminate or lapse without replacing such policy with comparable coverage or amend or cancel any material insurance policy;

•	initiate or consent to any material zoning reclassification of any real property or any other material change to any approved site plan, special use permit, planned development approval or other land use entitlement;

•	adopt or approve any budget or operating plan under any joint venture agreement for any period anticipated to relate to any time after the closing date to the extent such budget or operating plan differs from the budget or operating plan for the prior fiscal year other than to account for inflation and uncontrollable expenses;

•	take, or agree to commit to take, any action that would reasonably be expected to result in any of the conditions to the mergers set forth above not being satisfied by March 1, 2014;

•	take any action that could, or fail to take any action, the failure of which could, reasonably be expected to prevent the parent merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; or

•	authorize, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

Conduct of Business of the Parkway Parties Pending the Partnership Merger

The Parkway parties have agreed to certain restrictions on the conduct of their business until the earlier of the effective time of the partnership merger and the valid termination of the merger agreement. In general, except with TPGI’s prior written approval or as otherwise expressly required or permitted by the merger agreement or required by law, the Parkway parties have agreed that they will, and will cause each of their subsidiaries to, conduct their business in the ordinary course and in a manner consistent with past practice in all material respects, and use their reasonable best efforts to (i) maintain their material assets and properties in their current condition (normal wear and tear and damage caused by casualty or by any reason outside of Parkway’s or its subsidiaries’ control excepted), (ii) preserve intact in all material respects their current business organization, goodwill, ongoing businesses and relationships with third parties and (iii) keep available the services of their present officers and key employees. Without limiting the foregoing, the Parkway parties have also agreed that, subject to certain specified exceptions and except with TPGI’s prior written approval, to the extent required by law, or as otherwise expressly contemplated, required or permitted by the merger agreement, they will not, and they will not cause or permit any of their subsidiaries to:

•	amend or propose to amend their organizational documents;

•	split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of the Parkway parties or any Parkway subsidiary;

•	declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock or other equity securities or ownership interests in Parkway;

•

acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any real property, corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof or consummate any transaction regarding, or enter into an agreement regarding a merger or consolidation or similar transaction involving Parkway or an acquisition of 20% or more of Parkway common stock or assets, in either case, that would or would reasonably be expected to, prevent or materially impair the ability of Parkway or Merger Sub to consummate the mergers before March 1, 2014;

•	enter into or amend any contract if such contract or amendment of a contract would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the mergers;

•	fail to duly and timely file all material reports and other material documents required to be filed with all governmental authorities and other authorities (including the NYSE);

•	take any action that could, or fail to take any action, the failure of which could, reasonably be expected to cause Parkway to fail to qualify as a REIT or Parkway LP to cease to be treated as a partnership or disregarded entity for U.S. federal income tax purposes;

•	take any action that could, or fail to take any action, the failure of which could, reasonably be expected to prevent the parent merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

•	take, or agree to commit to take, any action that would reasonably be expected to result in any of the conditions to the mergers set forth above not being satisfied by March 1, 2014; or

•	authorize, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

However, nothing in the merger agreement prohibits Parkway from taking any action that, in the reasonable judgment of the Parkway Board, upon advice of counsel, is reasonably necessary for Parkway to avoid or continue to avoid incurring entity-level income or excise taxes under the Code, maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the partnership merger or to qualify or preserve certain tax status of any Parkway subsidiaries, including making dividend or other distribution payments to stockholders of Parkway. In addition, the merger agreement permits Parkway to take any action as Parkway determines to be necessary to be in compliance with all of its obligations under any tax protection agreement and avoid liability for any indemnification or other payment under any tax protection agreement.

No Solicitation of Transactions

Prior to closing, TPGI will not, nor will it permit any of its subsidiaries to, authorize or permit any of its officers, directors, managers or equivalent to, and will use its reasonable best efforts to cause its and its subsidiaries’ representatives not to, directly or indirectly, (i) solicit, initiate, knowingly encourage or knowingly facilitate any inquiry, discussion, offer or request that constitutes, or could reasonably be expected to lead to, a Company Acquisition Proposal (as defined below) (provided that for purposes of this paragraph, “Company Acquisition Proposal” will be measured with a 5% threshold), (ii) engage in any discussions or negotiations regarding, or provide any non-public information to any third party relating to a Company Acquisition Proposal, or knowingly facilitate any effort in connection with a Company Acquisition Proposal, (iii) approve or recommend a Company Acquisition Proposal, or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, asset purchase agreement, share exchange agreement, option agreement or other similar definitive agreement relating to any Company Acquisition Proposal (other than a customary confidentiality agreement having provisions that are no less favorable to those contained in the confidentiality agreement between Parkway and TPGI), or (iv) propose publicly or agree to do any of the foregoing.

For the purposes of the merger agreement, “Company Acquisition Proposal” means any proposal or offer for (or expression by a third party that it is considering or may engage in), whether in one transaction or a series of related transactions, (i) any merger, consolidation, share exchange, business combination or similar transaction involving TPGI or any of its subsidiaries, (ii) any sale, lease, exchange, mortgage, pledge, license, transfer or other disposition, directly or indirectly, by merger, consolidation, sale of equity interests, share exchange, joint venture, business combination or otherwise, of any assets of TPGI or any of its subsidiaries representing twenty percent (20%) or more of TPGI’s consolidated assets, as determined on a book-value basis, (iii) any issue, sale or other disposition of (including by way of merger, consolidation, joint venture, business combination, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing twenty percent (20%) or more of the voting power of TPGI, (iv) any tender offer or exchange offer in which any Person or “group” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) seeks to acquire beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), or the right to acquire beneficial ownership, of twenty percent (20%) or more of the outstanding shares of any class of voting securities of TPGI, (v) any recapitalization, restructuring, liquidation, dissolution or other similar type of transaction in which a third party acquires beneficial ownership of twenty percent (20%) or more of the outstanding shares of any class of voting securities of TPGI or (vi) any transaction that is similar in form, substance or purpose to any of the foregoing transactions. Notwithstanding the foregoing, “Company Acquisition Proposal” does not include the mergers or the other transactions contemplated by the merger agreement, any proposal or offer relating to any existing purchase option, right of first offer, right of first refusal or buy/sell provision contained in any agreement to which TPGI or any of its subsidiaries is a party or any transaction contemplated by certain agreements with the California State Teachers’ Retirement System, which we refer to as CalSTRS.

Notwithstanding the restrictions set forth above, at any time prior to the approval of the parent merger at the TPGI stockholder meeting, TPGI may engage in discussions and negotiations with, or provide any nonpublic information or data to, any person in response to an unsolicited bona fide written Company Acquisition Proposal by such person made after the date of the merger agreement that did not result from a breach of the no solicitation provisions of the merger agreement and which the TPGI Board concludes in good faith (after consultation with its financial and legal advisors) constitutes or could reasonably be expected to lead to a Superior Proposal (as defined below), if and only to the extent that the TPGI Board concludes in good faith (after consultation with its legal counsel) that failure to take such action would be reasonably likely to be inconsistent with the directors’ duties under applicable law. TPGI will provide Parkway with a copy of any nonpublic information or data provided to a third party prior to or simultaneously with furnishing such information to such third party (to the extent not previously provided to Parkway).

For purposes of the merger agreement and with respect to a Company Acquisition Proposal, “Superior Proposal” means a written bona fide Company Acquisition Proposal (except that, for purposes of this definition, the references in the definition of “Company Acquisition Proposal” to “twenty percent (20%)” are replaced by “fifty percent (50%)”) made by a third party on terms that the TPGI Board determines in its good faith judgment, after consultation with outside legal counsel and financial advisors, taking into account all financial, legal, regulatory and any other aspects of the transaction described in such proposal, including the identity of the person making the proposal, as well as any changes to the financial terms of the merger agreement proposed by Parkway in response to such proposal or otherwise, to be more favorable to TPGI and its stockholders from a financial point of view than the transactions contemplated by the merger agreement.

TPGI must notify Parkway promptly (but in no event later than one business day) after receipt of any Company Acquisition Proposal, any request for nonpublic information relating to TPGI or any of its subsidiaries by any third party or any inquiry from any person seeking to have discussions or negotiations relating to a possible Company Acquisition Proposal. The notice must be made orally and confirmed in writing, and must indicate the identity of the person making the Company Acquisition Proposal or inquiry and the material terms and conditions of any inquiries, proposals or offers (including a copy thereof if in writing and any related documentation or correspondence). TPGI also must promptly, and in any event within one business day, notify Parkway, orally and in writing, if it enters into discussions or negotiations concerning any Company Acquisition Proposal or provides nonpublic information or data to any person and keep the other party informed in all material respects of the status and terms of any such proposals, offers, discussions or negotiations on a current basis, including by providing a copy of all material documentation or correspondence relating thereto.

The merger agreement requires TPGI to, and to cause its subsidiaries and its and their officers, directors, managers or equivalent, and to use reasonable best efforts to cause any other of its representatives, to immediately cease any existing discussions, negotiations or communications with any person conducted prior to the date of the merger agreement with respect to any Company Acquisition Proposal. TPGI must use reasonable efforts to cause all third parties who have been furnished confidential information in connection with a potential Company Acquisition Proposal within the six months prior to the date of the merger agreement to promptly return or destroy such information (to the extent that the Company is entitled to have such information returned or destroyed), and, subject to certain specified exceptions, TPGI is prohibited from releasing any third party from, or waiving any provisions of, any confidentiality or standstill agreement to which it or any of its subsidiaries is a party with respect to any Company Acquisition Proposal.

Notwithstanding the foregoing, at any time prior to the approval of the parent merger at the TPGI stockholder meeting (and subject to compliance with the merger agreement), the TPGI Board may terminate the merger agreement to enter into a definitive agreement, including an acquisition agreement, with respect to a Superior Proposal if the TPGI Board (i) has received a Company Acquisition Proposal that, in its good faith determination, after consultation with its financial and legal advisors, constitutes, or could reasonably be expected to lead to, a Superior Proposal (after taking into account all of the adjustments to the mergers that may be offered by Parkway), and (ii) determines in good faith, after consultation with its financial and legal advisors, that failure to take such action would be inconsistent with the directors’ duties under applicable law.

In circumstances involving or relating to a Company Acquisition Proposal, TPGI may not terminate this Agreement or effect a company adverse recommendation change (to the extent described below under “—Change of Recommendation—By TPGI Board”) unless (i) TPGI has provided written notice thereof to Parkway describing the material terms and conditions of, and attaching a complete copy of, the Superior Proposal and identifying the third party making such Superior Proposal (to the extent not prohibited by confidentiality restrictions), (ii) during the five business day period after Parkway receives the written notice, TPGI negotiates with Parkway in good faith to make such adjustments in the terms and conditions of the merger agreement so that the Superior Proposal no longer constitutes a Superior Proposal, and (iii) after the five business day period, the TPGI Board has determined in good faith, after consultation with its financial and legal advisors, taking into account any changes to the merger agreement proposed in writing by Parkway, that the Superior Proposal continues to constitute a Superior Proposal. Any material amendment to the financial terms or any other material amendment of such Superior Proposal requires a new notice and compliance with these procedures, except that the five business day period will be a two business day period.

Change of Recommendation

By TPGI Board

Except as described below, neither the TPGI Board nor any committee thereof may (i) withhold, withdraw, qualify or modify (or publicly propose to do so) in a manner adverse to Parkway, the approval of the parent merger by the TPGI Board (the “company recommendation”), (ii) approve, adopt or recommend (or publicly propose to do so) any Company Acquisition Proposal, (iii) fail to include the company recommendation in this joint proxy/prospectus or any Schedule 14D-9, as applicable, (iv) fail to publicly recommend against any Company Acquisition Proposal within ten business days of Parkway’s request and reaffirm the company recommendation within ten business days (any of the foregoing are referred to as a “company adverse recommendation change”), or (v) approve, adopt, declare advisable or recommend (or agree to, resolve or propose to do so), or enter into, any definitive agreement relating to a Company Acquisition Proposal (other than a customary confidentiality agreement having provisions that are no less favorable to those contained in the confidentiality agreement between Parkway and TPGI).

Notwithstanding the foregoing, at any time prior to the approval of the parent merger at the TPGI stockholder meeting (and subject to compliance with the merger agreement), the TPGI Board may effect a company adverse recommendation change if, after the date of the merger agreement (i) TPGI receives an unsolicited bona fide written Company Acquisition Proposal made after the date of the merger agreement that did not result from a breach of the no solicitation provisions of the merger agreement and that the Company Board determines in good faith, after consultation with its financial and legal advisors, that such Company Acquisition Proposal constitutes, or could reasonably be expected to lead to, a Superior Proposal if and only to the extent that the TPGI Board concludes in good faith (after consultation with its legal counsel) that failure to take such action would be reasonably likely to be inconsistent with the directors’ duties under applicable law, and subject to compliance with the requirements described in the last paragraph under “—No Solicitation of Transactions” above, or (ii) in circumstances not involving or relating to a Company Acquisition Proposal, a Company Intervening Event (as defined below) has occurred or arisen and the TPGI Board determines in good faith, after consultation with its financial and legal advisors, that failure to take such action would be inconsistent with the directors’ duties under applicable law.

For the purposes of the merger agreement, “Company Intervening Event” means a material event, circumstance, change or effect that was not known or reasonably foreseeable (or if known or reasonably foreseeable, the probability or magnitude of the consequences were not known or reasonably foreseeable) to the TPGI Board on the date of the merger agreement that becomes known to the TPGI Board before approval of the parent merger at the TPGI stockholder meeting. Notwithstanding the foregoing, none of the following constitute a Company Intervening Event: (i) the receipt, existence of or terms of a Company Acquisition Proposal or a similar acquisition proposal related to Parkway or any inquiry relating thereto or the consequences thereof; and (ii) any event, circumstance, change or effect that has an adverse effect on the business, assets, properties, liabilities, condition (financial or otherwise) or results of operations of, Parkway or any of its subsidiaries, unless such event, circumstance, change or effect has had or would reasonably be expected to have a Parent Material Adverse Effect.

By Parkway Board

Except as described below, neither the Parkway Board nor any committee thereof may (i) withhold, withdraw, qualify or modify (or publicly propose to do so) in a manner adverse to TPGI, the approval of the parent merger by the Parkway Board (the “Parkway recommendation”), or (ii) fail to include the Parkway recommendation in this proxy statement/prospectus or any Schedule 14D-9, as applicable (any of the foregoing are referred to as a “Parkway adverse recommendation change”). Notwithstanding the foregoing, at any time prior to the approval of the parent merger at the Parkway stockholder meeting (and subject to compliance with the merger agreement), the Parkway Board may effect a Parkway adverse recommendation change if, after the date of the merger agreement, a Parent Intervening Event (as defined below) has occurred or arisen and the Parkway Board determines in good faith, after consultation with its financial and legal advisors, that failure to take such action would be inconsistent with the directors’ duties under applicable law.

For the purposes of the merger agreement, “Parent Intervening Event” generally has the same meaning as Company Intervening Event, except the references to TPGI are references to Parkway, and the references to Parkway in the second sentence are references to TPGI.

TPGI may not effect a company adverse recommendation change for a Company Intervening Event, and Parkway may not effect a Parkway adverse recommendation change for a Parent Intervening Event, in each case unless (i) the party proposing to take such action has provided written notice thereof to the other party specifying in detail the reasons therefor, (ii) during the five business day period after receipt of the written notice, the notifying party engages in discussions with the receiving party in good faith to make such adjustments in the terms and conditions of the merger agreement as proposed by the party receiving notice, and (iii) after the five business day period, the TPGI Board, to the extent TPGI is the notifying party, or the Parkway Board, to the extent Parkway is the notifying party, as the case may be, determines in good faith, after consultation with its financial and legal advisors, taking into account any changes to the merger agreement proposed in writing by the receiving party that failure to take such action would be inconsistent with the directors’ duties under applicable law.

Subject to certain exceptions, Parkway and TPGI have agreed not to submit any matters other than the mergers to a vote of its respective stockholders at their respective stockholder meetings.

Form S-4, Joint Proxy Statement/Prospectus; Stockholders Meetings

The merger agreement provides that Parkway and TPGI will prepare and cause to be filed with the SEC the joint proxy statement/prospectus included in this joint proxy statement/prospectus and Parkway and TPGI will prepare and Parkway will cause to be filed with the SEC a registration statement on Form S-4 with respect to the parent merger, which includes this joint proxy statement/prospectus, in each case as promptly as reasonably practicable following the date of the merger agreement. Parkway and TPGI also will use their reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after filing and to keep the Form S-4 effective for so long as necessary to complete the parent merger.

Each of Parkway and TPGI will use its reasonable best efforts to cause this joint proxy statement/prospectus to be mailed to their stockholders entitled to vote at their respective stockholder meetings and to hold their respective stockholder meetings as soon as practicable after the Form S-4 is declared effective. Each of Parkway and TPGI also will include in the joint proxy statement/prospectus its recommendation to its stockholders that they approve the parent merger and the other transactions contemplated by the merger agreement and to use its reasonable best efforts to obtain its stockholder approval.

Access to Information; Confidentiality

The merger agreement requires both Parkway and TPGI to provide to the other, upon reasonable advance notice and during normal business hours, reasonable access to its properties, offices, books, contracts, commitments, personnel and records, and each of Parkway and TPGI are required to furnish reasonably promptly to the other a copy of each report, schedule, registration statement and other document filed prior to closing pursuant to federal or state securities laws and all other information concerning its business, properties and personnel as the other party may reasonably request.

TPGI has agreed to cooperate and participate, as reasonably requested by Parkway from time to time and to the extent consistent with applicable law, in Parkway’s efforts to oversee the integration of the parties’ operations in connection with the mergers, including providing such reports on operational matters and participating on such teams and committees as Parkway may reasonably request, and including providing reasonable notice to, and consulting with, Parkway in connection with TPGI’s review and approval of any budgets or operating plans pursuant to any joint venture agreements.

Each of Parkway and TPGI will hold, and will cause its representatives and affiliates to hold, any non-public information in confidence to the extent required by the terms of its existing confidentiality agreements.

Each of Parkway and TPGI will give prompt written notice to the other upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or to any of its subsidiaries which could reasonably be expected to have, individually or in the aggregate, a material adverse effect.

Efforts to Complete Transactions; Consents

Both Parkway and TPGI will use their reasonable best efforts to take all actions and do all things necessary, proper or advisable under applicable laws or pursuant to any contract or agreement to consummate and make effective, as promptly as practicable, the mergers, including obtaining all necessary actions or nonactions, waivers, consents and approvals in connection with the mergers and the other transactions contemplated by the merger agreement and defending any lawsuits or other legal proceedings challenging the merger agreement or the mergers or other transactions contemplated by the merger agreement.

Parkway and TPGI will each furnish to the other any necessary information and reasonable assistance as the other may reasonably request in connection with the preparation of any required governmental filings or submissions and will use reasonable best efforts to cooperate in responding to any inquiry from a governmental authority.

Parkway and TPGI will provide any necessary notices to third parties and use their reasonable best efforts to obtain any third-party consents that are necessary, proper or advisable to consummate the mergers.

Notification of Certain Matters; Transaction Litigation

Parkway and TPGI will provide prompt notice to the other of any notice or other communication received from any governmental authority in connection with the merger agreement or the transactions contemplated by the merger agreement or from any person or entity alleging that its consent is or may be required in connection with any such transaction.

Each of Parkway and TPGI will provide prompt notice to the other if any representation or warranty made by it in the merger agreement becomes untrue or inaccurate such that the applicable closing conditions would reasonably be expected to be incapable of being satisfied by March 1, 2014, or if it fails to comply with or satisfy in any material respect any covenant, condition or agreement contained in the merger agreement.

Each of Parkway and TPGI will provide prompt notice to the other of any actions, suits, claims, investigations or proceedings commenced or threatened against, relating to or involving such party or any of its subsidiaries in connection with the merger agreement, the mergers or the other transactions contemplated by the merger agreement. Each will allow the other the opportunity to reasonably participate in the defense and settlement of any stockholder litigation and will not agree to a settlement of any stockholder litigation without the other’s consent (not to be unreasonably withheld, conditioned or delayed).

Public Announcements

Each of Parkway and TPGI will, subject to certain exceptions, consult with each other before issuing any press release or otherwise making any public statements or filings with respect to the merger agreement or any of the transactions contemplated by the merger agreement. In addition, each of Parkway and TPGI will, subject to certain exceptions, not issue any such press release or otherwise make any such public statement without obtaining the other’s consent (not to be unreasonably withheld, conditioned or delayed).

Indemnification of Directors and Officers; Insurance

From and after the effective time of the parent merger, pursuant to the terms of the merger agreement and subject to certain limitations, the Combined Corporation and the Combined Partnership will indemnify and hold harmless, among others, any officer, director, partner, member, trustee or employee of TPGI against and from any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission or alleged action or omission occurring at or prior to the effective time of the parent merger or the merger agreement and any of the transactions contemplated by the merger agreement.

Prior to the effective time of the parent merger, TPGI will or, if TPGI is unable to, Parkway will cause the Combined Corporation to, obtain and fully pay the premium for a non-cancellable extension of the existing directors’ and officers’ liability coverage of TPGI’s existing directors’ and officers’ insurance policies and TPGI’s existing fiduciary liability insurance policies with a claim or discovery period for six years from the effective time of the parent merger for any claim related to any period of time at or prior to the effective time of the parent merger with terms, conditions, retentions and limits of liability no less favorable than those of TPGI’s existing directors’ and officers’ insurance policies.

If TPGI or the Combined Corporation is unable to obtain such policies as of the effective time of the parent merger, the Combined Corporation must maintain in effect, during the six-year period following the effective time of the parent merger, the insurance policy or policies in place as of the date of the merger agreement with TPGI’s current insurance carrier or with an insurance carrier with the same or better credit rating as TPGI’s current insurance carrier with terms, conditions, retentions and limits of liability no less favorable than those of TPGI’s existing directors’ and officers’ insurance policies.

Notwithstanding the foregoing, neither TPGI, Parkway nor the Combined Corporation will be required to pay annual premiums in excess of 300% of the current annual premium paid by TPGI for such insurance, and if the annual premiums exceed 300%, TPGI, Parkway or the Combined Corporation will be permitted to obtain as much similar insurance as is possible for an annual premium equal to 300% of the current annual premium.

Employee Benefits Matters

Parkway will provide any individual who is an employee of TPGI or any TPGI subsidiary immediately prior to the parent merger effective time and whose employment with the Combined Corporation or any of its subsidiaries or affiliates is involuntarily terminated in a severance-qualifying manner during the one-year period following the parent merger effective time, severance benefits that are no less favorable, in the aggregate, than the severance benefits, if any, that would have been provided to such employee under any severance pay arrangements maintained by TPGI and any TPGI subsidiaries immediately prior to the parent merger effective time.

Employee benefits accrued under TPGI’s benefits plans will carry over and be credited to employees under the employee benefits plans of Parkway. Following the completion of the merger, Parkway has agreed to recognize covered employees’ service with TPGI to the same extent recognized by TPGI immediately prior to the completion of the merger for purposes of determining eligibility to participate, vesting, benefit accrual and determination of level of benefits under any Parkway benefit plans (excluding any new Parkway plan established after the closing of the parent merger that does not recognize service prior to its adoption). TPGI employees will be immediately eligible to participate in Parkway benefit plans to the extent such benefit plans replace coverage under comparable TPGI benefit plans and for purposes of any Parkway benefit plan that provides medical, dental, pharmaceutical and/or vision benefits to a covered employee, Parkway has agreed to cause all pre-existing conditions exclusions and actively-at-work requirements to be waived to the same extent such conditions and requirements would have been waived under an analogous TPGI benefit plan. Parkway has agreed to use reasonable efforts to take into account any expenses incurred by a covered employee during the portion of the plan year prior to the merger for the purposes of satisfying all deductible, co-insurance, co-payment and maximum out-of-pocket requirements under the Parkway benefit plans.

Other Covenants and Agreements

The merger agreement contains certain other covenants and agreements, including covenants related to:

•	each of TPGI and Parkway using its respective reasonable best efforts (before and, as relevant, after the effective time of the parent merger) to cause the parent merger to qualify as a reorganization under the Code;

•	TPGI consulting and cooperating with Parkway with respect to the sale, exchange, foreclosure or other transfer of certain named properties or the workout or resolution of any indebtedness related to such properties;

•	TPGI and its subsidiaries providing to Parkway all cooperation reasonably requested by Parkway that is necessary or reasonably required in connection with any third party debt financing transaction or underwritten public offering of Parkway common stock that Parkway may pursue prior to the closing date;

•	each of TPGI and Parkway taking all steps as may be necessary to ensure that any disposition of TPGI common stock and any acquisition of shares of Parkway common stock in connection with the parent merger and the other transactions contemplated by the merger agreement by certain individuals are exempted pursuant to Rule 16b-3 promulgated under the Exchange Act;

•	Parkway using its reasonable best efforts to cause the shares of Parkway common stock to be issued in the parent merger to be approved for listing on the NYSE;

•	TPGI and its subsidiaries voting all shares of Parkway common stock they beneficially own as of the record date of the Parkway special meeting in favor of approval of the parent merger, and the charter amendment, and Parkway and its subsidiaries voting all TPGI common stock they beneficially own as of the record date of the TPGI special meeting in favor of the approval of the parent merger;

•	Parkway amending its charter to create Parkway limited voting stock by filing articles supplementary in the form agreed in the merger agreement;

•	Parkway LP amending its partnership agreement in accordance with the form agreed in the merger agreement;

•	the Parkway Board taking all necessary action to cause, as of the parent merger effective time, James A. Thomas to be appointed as chairman of the Parkway Board; and

•	Parkway, Parkway LP and their affiliates agreeing to comply with certain tax protection arrangements in favor of the Thomas Parties in connection with a the sale of the Commerce Square properties to Brandywine.

Conditions to Completion of the Mergers

Mutual Closing Conditions

The obligation of each of the Parkway parties and the TPGI parties to complete the mergers and the other transactions contemplated by the merger agreement is subject to the satisfaction or, to the extent permitted by law, waiver, at or prior to the effective time of the partnership merger, of the following conditions:

•	a registration statement on Form S-4 relating to the parent merger having been declared effective, no stop order suspending the effectiveness of such registration statement having been issued and no proceeding to that effect having been initiated or threatened by the SEC and not withdrawn;

•	approval of the merger agreement, the parent merger and the other transactions contemplated by the merger agreement by Parkway stockholders and TPGI stockholders;

•	the absence of any law or order enacted, issued, promulgated, enforced or entered by any governmental authority which has the effect of making either of the mergers illegal or otherwise restricting, preventing or prohibiting consummation of either of the mergers;

•	the shares of Parkway common stock to be issued in connection with the parent merger having been approved for listing on the NYSE, subject to official notice of issuance; and

•	the liquidation of TPG/CalSTRS, LLC, which occurred on September 30, 2013.

Additional Closing Conditions for the Benefit of the TPGI Parties

The obligations of the TPGI parties to effect the mergers and to consummate the other transactions contemplated by the merger agreement are subject to the satisfaction or, to the extent permitted by law, waiver, at or prior to the partnership merger effective time, of the following additional conditions:

•	the accuracy in all material respects as of the date of the merger agreement and as of the effective time of the partnership merger (or, in the case of representations and warranties that by their terms address matters only as of another specified date, as of that date) of certain representations and warranties made in the merger agreement by the Parkway parties regarding certain aspects of their organization and qualification, capital structure, authority relative to the merger agreement, brokerage, finder’s or other fees or commissions and status under the Investment Company Act of 1940;

•	the accuracy in all but de minimis respects as of the date of the merger agreement and as of the effective time of the partnership merger (or, in the case of representations and warranties that by their terms address matters only as of another specified date, as of that date) of certain representations and warranties made in the merger agreement by the Parkway parties regarding certain aspects of their capital structure;

•	the accuracy of all other representations and warranties made in the merger agreement by the Parkway parties (disregarding any materiality or material adverse effect qualifications contained in such representations and warranties) as of the date of the merger agreement and as of the effective time of the partnership merger (or, in the case of representations and warranties that by their terms address matters only as of another specified date, as of that date), except for any such inaccuracies that do not have and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parkway;

•	each of the Parkway parties having performed or complied in all material respects with the agreements and covenants required to be performed or complied with by it under the merger agreement on or prior to the closing date;

•	receipt by TPGI of an officer’s certificate dated as of the closing date and signed by Parkway’s chief executive officer or another senior officer on behalf of Parkway, certifying that the closing conditions described in the four preceding bullets have been satisfied;

•	no material adverse effect with respect to Parkway having occurred, individually or in the aggregate, since September 4, 2013;

•	receipt by TPGI of an opinion dated as of date of the parent merger effective time from Hogan Lovells US LLP or other counsel to Parkway reasonably acceptable to TPGI, to the effect that for all taxable periods commencing with its taxable year ended December 31, 2010, Parkway has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and that its current organization and proposed method of operation will permit Parkway to continue to qualify for taxation as a REIT under the Code for its taxable year which includes the effective time of the parent merger and thereafter; and

•	receipt by TPGI of an opinion dated as of the date of the parent merger effective time from Skadden, Arps, Slate, Meagher, & Flom LLP or other counsel to TPGI reasonably satisfactory to Parkway regarding the parent merger’s qualification as a reorganization within the meaning of Section 368(a) of the Code.

Additional Closing Conditions for the Benefit of the Parkway Parties

The obligations of the Parkway parties to effect the mergers and to consummate the other transactions contemplated by the merger agreement are subject to the satisfaction or, to the extent permitted by law, waiver, at or prior to the effective time of the partnership merger, of the following additional conditions:

•	the accuracy in all material respects as of the date of the merger agreement and as of the effective time of the partnership merger (or, in the case of representations and warranties that by their terms address matters only as of another specified date, as of that date) of certain representations and warranties made in the merger agreement by the TPGI parties regarding certain aspects of their organization and qualification, capital structure, authority relative to the merger agreement, opinion of their financial advisor, applicable takeover statutes, the required stockholder vote to approve the parent merger and the other transactions contemplated by the merger agreement, brokerage, finder’s or other fees or commissions and status under the Investment Company Act of 1940;

•

the accuracy in all but de minimis respects as of the date of the merger agreement and as of the effective time of the partnership merger (or, in the case of representations and warranties that by their terms address matters only as of another specified date, as of that date) of certain representations and warranties made in the merger agreement by the TPGI parties regarding certain aspects of their capital structure;

•	the accuracy of all other representations and warranties made in the merger agreement by the TPGI parties (disregarding any materiality or material adverse effect qualifications contained in such representations and warranties) as of the date of the merger agreement and as of the effective time of the partnership merger (or, in the case of representations and warranties that by their terms address matters only as of another specified date, as of that date), except for any such inaccuracies that do not have and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on TPGI;

•	each of the TPGI parties having performed or complied in all material respects with the agreements and covenants required to be performed or complied with by it under the merger agreement on or prior to the closing date;

•	receipt by Parkway of an officer’s certificate dated as of the closing date and signed by TPGI’s chief executive officer or another senior officer on behalf of TPGI, certifying that the closing conditions described in the four preceding bullets have been satisfied;

•	no material adverse effect with respect to TPGI having occurred, individually or in the aggregate, since September 4, 2013;

•	receipt by Parkway of an opinion dated as of the date of the parent merger effective time from Hogan Lovells US LLP or other counsel to Parkway reasonably satisfactory to TPGI regarding the parent merger’s qualification as a reorganization within the meaning of Section 368(a) of the Code; and

•	receipt by Parkway of a study by KPMG or another nationally recognized independent accounting firm mutually acceptable to TPGI and Parkway dated as of the date of the parent merger effective time relating to the accumulation of earnings and profits for U.S. federal income tax purposes;

•	completion of certain transactions as may be requested by Parkway involving certain TPGI subsidiaries in order to maintain Parkway’s status as a REIT and the delivery to Parkway of evidence reasonably satisfactory to Parkway of such completion; and

•	certain third-party consents and approvals having been obtained and remaining in full force and effect and the satisfaction of all conditions to such consents having been satisfied.

Termination of the Merger Agreement

Termination by Mutual Agreement

The merger agreement may be terminated at any time before the effective time of the partnership merger by the mutual written agreement of Parkway and TPGI.

Termination by Either TPGI or Parkway

The merger agreement may also be terminated prior to the effective time of the partnership merger by either TPGI or Parkway if:

•	the mergers have not been consummated on or before March 1, 2014 (provided that this termination right will not be available to a party whose failure to comply with any provision of the merger agreement has been a principal cause of, or resulted in, the failure of the mergers to occur on or before such date);

•	a governmental authority of competent jurisdiction has issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the merger agreement, and such order or other action has become final and non-appealable (provided that this termination right will not be available to a party whose failure to comply with any provision of the merger agreement was primarily the cause of, or resulted in, such order or action); or

•	stockholders of either Parkway or TPGI failed to approve the parent merger and the other transactions contemplated by the merger agreement at duly convened special meetings (provided that this termination right will not be available to a party if the failure to obtain that party’s stockholder approval was primarily due to the party’s failure to perform any of its obligations under the merger agreement).

Termination by TPGI

The merger agreement may also be terminated prior to the effective time of the partnership merger by TPGI if:

•	Parkway or Merger Sub has breached or failed to perform in any material respect any of their representations, warranties, covenants or other agreements contained in the merger agreement if such breach or failure to perform would or reasonably would be expected to result in a failure of certain conditions to TPGI’s obligations under the merger agreement to be satisfied and cannot be cured by Parkway on or before March 1, 2014 or, if curable, is not cured by Parkway within 20 days of notification to Parkway of the breach or failure (provided that this termination right will not be available to TPGI if TPGI is in breach of any of its own representations, warranties, covenants or agreements such that certain conditions to Parkway’s obligations under the merger agreement would not be satisfied);

•	the TPGI Board has decided to enter into an alternative acquisition agreement with respect to a Superior Proposal; provided, that TPGI enters into the alternative acquisition agreement and concurrently pays the termination fee described below under “—Termination Fee and Expenses Payable by TPGI to Parkway”;

•	the Parkway Board has made an adverse change in recommendation, provided such termination right is exercised prior to obtaining the approval of Parkway’s stockholders to the parent merger; or

•	Parkway has failed to fund the principal amount required to be funded under the loan agreement with TPG LP, which is described below under “Loan Agreement.”

Termination by Parkway

The merger agreement may also be terminated prior to the effective time of the partnership merger by Parkway if:

•	TPGI has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the merger agreement if such breach or failure to perform would or reasonably would be expected to result in a failure of certain conditions to TPGI’s obligations under the merger agreement to be satisfied and cannot be cured by TPGI on or before March 1, 2014 or, if curable, is not cured by Parkway within 20 days of notification to Parkway of the breach or failure (provided that this termination right will not be available to TPGI if TPGI is in breach of any of its own representations, warranties, covenants or agreements such that certain conditions to Parkway’s obligations under the merger agreement would not be satisfied);

•	the Company Board has made an adverse change in recommendation, provided if such termination is exercised prior to obtaining the approval of TPGI’s stockholders to the parent merger; or

•	the Company enters into an alternative acquisition agreement.

Termination Fee and Expenses Payable by TPGI to Parkway

TPGI has agreed to pay a termination fee of $15 million, plus expenses incurred by Parkway up to a maximum of $5 million, if the merger agreement is terminated in the following circumstances:

•	by TPGI if the TPGI Board has determined to enter into and TPGI enters into, or by Parkway if TPGI enters into, a definitive agreement with respect to a Superior Proposal;

•	by TPGI or Parkway as a result of the failure of TPGI to obtain stockholder approval of the parent merger (and Parkway obtains its stockholder approval of the parent merger), and TPGI has made an adverse recommendation change not involving or relating to a Company Acquisition Proposal;

•	by Parkway if TPGI makes an adverse recommendation change and (x) TPGI receives or has received a Company Acquisition Proposal after the date of the merger agreement that has been publicly announced and has not been withdrawn prior to the termination of the merger agreement, and (y) within twelve months after the termination of the merger agreement, TPGI consummates a transaction regarding, or executes a definitive agreement that is later consummated with respect to, any Company Acquisition Proposal;

•	by TPGI or Parkway upon failure of TPGI to obtain stockholder approval of the parent merger and TPGI (i) receives or has received a Company Acquisition Proposal after the date of the merger agreement that has been publicly announced and has not been withdrawn prior to the termination of the merger agreement (including if there has been no TPGI stockholder meeting), and (ii) within twelve months after the termination of the merger agreement, TPGI consummates a transaction regarding, or executes a definitive agreement that is later consummated with respect to, any Company Acquisition Proposal;

•	by TPGI or Parkway upon failing to close by March 1, 2014 and TPGI (i) receives or has received a Company Acquisition Proposal after the date of the merger agreement that has been publicly announced and has not been withdrawn either (x) at or prior to the time of the TPGI stockholder meeting or (y) otherwise prior to the termination of the merger agreement (including if there has been no TPGI stockholder meeting), and (ii) within twelve months after the termination of the merger agreement, TPGI consummates a transaction regarding, or executes a definitive agreement that is later consummated with respect to, any Company Acquisition Proposal; or

•	by Parkway if TPGI has breached or failed to performed in any material respect any of its representations, warranties, covenants or other agreements set forth in the merger agreement and (x) TPGI receives or has received a Company Acquisition Proposal after the date of the merger agreement that has been publicly announced or otherwise communicated to the TPGI Board and has not been withdrawn prior to the termination of the merger agreement, and (y) within twelve months after the termination of the merger agreement, TPGI consummates a transaction regarding, or executes a definitive agreement that is later consummated with respect to, any Company Acquisition Proposal.

TPGI has agreed to pay expenses incurred by Parkway up to a maximum of $5 million, but not a termination fee, if the merger agreement is terminated in the following circumstances:

•	by TPGI or Parkway as a result of the failure of TPGI to obtain stockholder approval of the parent merger (and Parkway obtains its stockholder approval of the mergers);

•	by Parkway if TPGI has breached or failed to performed in any material respect any of its representations, warranties, covenants or other agreements set forth in the merger agreement; or

•	by Parkway if TPGI makes a company adverse recommendation change.

Termination Fee and Expenses Payable by Parkway to TPGI

Parkway has agreed to pay a termination fee of $15 million, plus expenses incurred by TPGI up to a maximum of $5 million, if the merger agreement is terminated by TPGI or Parkway as a result of the failure of Parkway to obtain stockholder approval of the parent merger (and TPGI obtains its stockholder approval of the parent merger), and Parkway makes an adverse recommendation change.

Parkway has agreed to pay expenses incurred by TPGI up to a maximum of $5 million, but not a termination fee, if the merger agreement is terminated in the following circumstances:

•	by TPGI or Parkway as a result of the failure of Parkway to obtain stockholder approval of the parent merger (and TPGI obtains its stockholder approval of the parent merger);

•	by TPGI if Parkway has breached or failed to performed in any material respect any of its representations, warranties, covenants or other agreements set forth in the merger agreement; or

•	by TPGI if Parkway makes an adverse recommendation change.

Miscellaneous Provisions

Amendment

The parties to the merger agreement may amend the merger agreement by an instrument in writing signed by each of the parties, which action must be taken or authorized by the respective boards of Parkway and TPGI, at any time before or after obtaining the approval of the parent merger and the other transactions contemplated by the merger agreement by the TPGI stockholders and prior to the parent merger effective time, provided that, after the TPGI stockholder approval has been obtained, no amendment may be made which changes the amount or the form of the consideration to be delivered to the TPGI stockholders, which by law requires further approval by such stockholders without such further approval, or which would not be permitted under applicable law.

Waiver

Prior to the effective time of the mergers, any party to the merger agreement may extend the time for performance of any obligation or other act of any other party, waive any inaccuracy in the representations and warranties of any other, or waive any other party’s compliance with any agreements or conditions contained in the merger agreement.

Payment of Expenses

Other than as described above under “—Termination of the Merger Agreement—Termination Fee and Expenses Payable by Parkway to TPGI” and “—Termination of the Merger Agreement—Termination Fee and Expenses Payable by TPGI to Parkway,” the merger agreement provides that each party will pay its own fees and expenses in connection with the merger agreement, provided that TPGI and Parkway will share equally all expenses related to the printing and filing of the Form S-4 and the Joint Proxy Statement, other than attorneys’ and accountants’ fees.

Specific Performance

The parties to the merger agreement are entitled to injunctions, specific performance and other equitable relief to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement in addition to any and all other remedies at law or in equity.

Governing Law

The merger agreement is governed by the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule in any jurisdiction that would cause the application of the laws of any jurisdiction other than the State of Delaware, except with respect to matters under the MGCL and the Maryland Revised Uniform Limited Partnership Act, as amended, which will be governed by the laws of the State of Maryland.

VOTING AGREEMENTS

The following is a summary of selected material provisions of the Voting Agreements and is qualified in its entirety by reference to the full text of each of the Voting Agreements. This summary does not purport to be complete and may not contain all of the information about the Voting Agreements that may be important to you. You are encouraged to read each of the Voting Agreements carefully in and their entirety. A copy of the Voting Agreement entered into with a stockholder of Parkway is attached as Annex B to this joint proxy statement/prospectus and incorporated herein by reference. A copy of the Voting Agreement entered into with certain stockholders of TPGI is attached as Annex C to this joint proxy statement/prospectus and incorporated herein by reference.

Concurrently with the execution of the merger agreement, TPG Pantera, a significant stockholder of Parkway, entered into the TPG Pantera Voting Agreement with TPGI and TPG LP. As of September 4, 2013, TPG Pantera owned approximately 34.5% of the outstanding shares of Parkway common stock. In addition, concurrently with the execution of the merger agreement, the Thomas Parties entered into the Thomas Parties Voting Agreement with Parkway and Parkway LP. As of September 4, 2013, Mr. Thomas and the other Thomas Parties collectively owned or had the power to vote shares of TPGI common stock and TPGI limited voting stock representing approximately 42.1% of the aggregate voting power of TPGI (consisting of approximately 9.2% of the outstanding shares of TPGI common stock and all of the outstanding shares of TPGI limited voting stock, which shares are owned by the Thomas Parties, and in addition approximately 18.5% of the outstanding shares of TPGI common stock over which Mr.  Thomas has voting power).

Voting Provisions

TPG Pantera Voting Agreement

Pursuant to and subject to the terms and conditions contained in the TPG Pantera Voting Agreement, TPG Pantera has agreed to vote all of its shares of Parkway common stock, whether currently owned or acquired at any time prior to the termination of the TPG Pantera Voting Agreement, in the following manners:

•	in favor of the parent merger;

•	in favor of the amendment to the Parkway charter increasing Parkway’s authorized shares of capital stock;

•	against any action or agreement that could reasonably be expected to result in any closing condition contained in the merger agreement not being fulfilled; and

•	against any action that could reasonably be expected to materially delay, materially postpone or materially adversely affect consummation of the transactions contemplated by the merger agreement.

In addition, TPG Pantera has separately appointed and constituted TPGI, with full power of substitution, as its true and lawful attorneys-in-fact and granted an irrevocable proxy to vote its shares of Parkway common stock, in accordance with the terms of the TPG Pantera Voting Agreement, which proxy is effective only if the applicable stockholder fails to be counted as present, to consent or to vote his shares of Parkway common stock in accordance with the terms of the TPG Pantera Voting Agreement.

Thomas Parties Voting Agreement

Pursuant to and subject to the terms and conditions contained in the Thomas Parties Voting Agreement, each of the Thomas Parties has agreed to vote (1) 80% of the shares of TPGI common stock, TPGI limited voting stock, and the shares over which any of them has voting power, whether currently owned or acquired at any time prior to the termination of the Thomas Parties Voting Agreement, and (2) all of its outstanding limited partnership units in TPG LP, whether currently owned or acquired at any time prior to the termination of the Thomas Parties Voting Agreement, in the following manners:

•	in favor of the parent merger or the partnership merger, as applicable;

•	in the case of the securities described in clause (1) above, against any other Acquisition Proposal for TPGI;

•	in the case of the securities described in clause (2) above, in favor of any amendment to the TPG LP partnership agreement proposed to facilitate the partnership merger or the other transactions contemplated by the merger agreement;

•	against any action or agreement that would reasonably be expected to result in any closing condition contained in the merger agreement not being fulfilled; and

•	against any action that could reasonably be expected to impede, interfere with, materially delay, materially postpone or materially adversely affect consummation of the transactions contemplated by the merger agreement.

Additionally, pursuant to and subject to the terms and conditions contained in the Thomas Parties Voting Agreement, each of the Thomas Parties has agreed to vote the remaining 20% of the shares of TPGI common stock, TPGI limited voting stock, and the shares over which any of them has voting power, whether currently owned or acquired at any time prior to the termination of the Thomas Parties Voting Agreement, in direct proportion to the votes cast by the other holders of TPGI common stock on the matters described in the first two and last two bullets in the prior paragraph.

Furthermore, each of the Thomas Parties has appointed and constituted Parkway (and certain designated representatives of Parkway), with full power of substitution, as his true and lawful attorneys-in-fact and granted an irrevocable proxy to vote its shares of TPGI common stock, TPGI limited voting stock and limited partnership units in TPG LP, in accordance with the terms of the Thomas Parties Voting Agreement, which proxy is effective only if the applicable stockholder fails to be counted as present, to consent or to vote the applicable shares of TPGI common stock, TPGI limited voting stock and/or limited partnership units in TPG LP in accordance with the terms of the applicable Thomas Parties Voting Agreement.

Except as described above, nothing in the Voting Agreements limits the rights of the stockholder parties thereto to vote in favor of or against, or abstain with respect to, any matter presented to the stockholders or unitholders of Parkway, TPGI or TPG LP, as applicable. The separate Voting Agreements are entered into only in the individual’s capacity as a stockholder and unitholder and nothing in the Voting Agreements restricts, limits or affects in any respect any actions taken in such individual’s capacity as a director, trustee, officer or other fiduciary.

Restrictions on Transfer

Under the terms of the Voting Agreements, each of the stockholder parties thereto has agreed that prior to the termination of the applicable Voting Agreement, he, she or it shall not, subject to certain limited exceptions:

•	directly or indirectly transfer (by operation of law or otherwise), either voluntarily or involuntarily, any (or any interests convertible into) shares of Parkway common stock, shares of TPGI common stock, shares of TPG limited voting stock or limited partnership units in TPG LP, as applicable;

•	enter into any contract, option or other arrangement or understanding with respect to any transfer (by operation of law or otherwise) of any (or any interests convertible into) shares of Parkway common stock, shares of TPGI common stock, shares of TPG limited voting stock or limited partnership units in TPG LP, as applicable;

•	enter into any swap or any other agreement, transaction or series of transactions that hedges or transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of

Parkway common stock, shares of, TPGI common stock shares, TPG limited voting stock or limited partnership units in TPG LP, as applicable; or

•	deposit any shares of Parkway common stock, shares of TPGI common stock, shares of TPG limited voting stock or limited partnership units in TPG LP, as applicable, into a voting trust or enter into a voting agreement or arrangement with respect to any such shares or limited partnership units, or grant any proxy or power of attorney with respect to any such shares or limited partnership units.

Termination of Voting Agreements

TPG Pantera Voting Agreement

The TPG Pantera Voting Agreement terminates upon the earliest to occur of:

•	the approval and adoption of the merger agreement at the Parkway special meeting;

•	the termination of the merger agreement pursuant to its terms;

•	the date of any amendment to or waiver of, without the consent of TPG Pantera, any of Parkway’s rights under the merger agreement that would have the effect of increasing the exchange ratio or otherwise provide additional merger consideration to equity holders of TPGI or TPG LP; and

•	the termination of the TPG Pantera Voting Agreement by mutual written consent of the parties thereto.

Thomas Parties Voting Agreement

The Thomas Parties Voting Agreement terminates upon the earliest to occur of:

•	the approval and adoption of the merger agreement at the TPGI special meeting;

•	the termination of the merger agreement pursuant to its terms; and

•	the termination of the Thomas Parties Voting Agreement by mutual written consent of the parties thereto.

THOMAS LETTER AGREEMENT

The following is a summary of selected material provisions of the Thomas Letter Agreement and is qualified in its entirety by reference to the full text of the Thomas Letter Agreement. This summary does not purport to be complete and may not contain all of the information about the Thomas Letter Agreement that may be important to you. You are encouraged to read the Thomas Letter Agreement carefully and in its entirety. A copy of the Thomas Letter Agreement is attached as Annex D to this joint proxy statement/prospectus and incorporated herein by reference.

Concurrently with the execution of the merger agreement on September 4, 2013, Parkway and Parkway LP entered into a letter agreement, which we refer to as the Thomas Letter Agreement, with James A. Thomas, the current Chairman, President and Chief Executive Officer of TPGI, as well as certain other entities the vote for which is controlled by Mr. Thomas. The Thomas Letter Agreement provides, among other things, that:

•	at the parent merger effective time, Mr. Thomas’ employment with TPGI and TPG LP will be deemed terminated upon a “change of control” (as that term is defined in Mr. Thomas’ employment agreement with TPGI and TPG LP), which will qualify Mr. Thomas for certain payments and benefits under his employment agreement with TPGI and TPG LP as described in more detail under “The Mergers—Interests of TPGI’s Directors and Executive Officers in the Mergers”;

•	Parkway will take all necessary action to cause Mr. Thomas to be appointed as Chairman of the Parkway Board at the parent merger effective time;

•	so long as the Thomas Parties continue to own at least 50% of the shares of Parkway common stock and Parkway limited voting stock they received in connection with the parent merger, Mr. Thomas will be nominated for election to the Parkway Board at the 2014 annual meeting of Parkway’s stockholders, and, if elected, he will be re-appointed Chairman;

•	within 120 days following the closing date, Parkway will cause each of its subsidiaries to change their business and legal names to exclude any reference to “Thomas Properties,” “Thomas” and “TPG” and Mr. Thomas will retain all rights with respect to such names and related marks;

•	so long as the Thomas Parties continue to own at least 50% of the Parkway LP partnership units they received in connection with the partnership merger, Parkway will use reasonable best efforts, in the event it is involved in a going-private transaction, to cause the acquiring entity to offer to Mr. Thomas and certain of his affiliates who receive limited partnership units of Parkway LP in the partnership merger the opportunity to receive, in exchange for their limited partnership units of Parkway LP, certain preferred ownership interests having certain preferential terms in the surviving entity;

•	Parkway must issue shares of Parkway common stock to Mr. Thomas or his affiliates who receive limited partnership units of Parkway LP in the partnership merger upon exercise of their redemption rights, subject to the terms of the Parkway LP partnership agreement; and

•	the existing tax protection arrangements in favor of the Thomas Parties will be modified to facilitate the disposition of the Commerce Square properties to Brandywine.

Each of the parties is entitled to an injunction or injunctions to prevent or enjoin breaches and to enforce specifically the terms and provisions of the Thomas Side Letter.

LOAN AGREEMENT

The following is a summary of selected material provisions of the Loan Agreement and is qualified in its entirety by reference to the full text of the Loan Agreement. This summary does not purport to be complete and may not contain all of the information about the Loan Agreement that may be important to you. You are encouraged to read the Loan Agreement carefully and in its entirety. The following description of the Loan Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Loan Agreement, filed as Exhibit 10.1 to the Current Report on Form 8-K filed by TPGI on September 5, 2013.

In connection with the execution of the merger agreement, on September 4, 2013 TPG LP and Parkway LP entered into a Loan Agreement, pursuant to which Parkway LP agreed to loan up to $80 million to Company LP, which we refer to as the bridge loan, to fund a portion of the amount TPG LP was required to contribute to the TPG/CalSTRS joint venture in connection with its liquidation. The bridge loan was funded in full on September 27, 2013. The bridge loan will bear interest at a rate of 6% per annum for the first six months, 8% per annum for the following six months, and 12% per annum thereafter, with interest payable monthly in arrears. If the mergers are not consummated, the bridge loan will mature on January 15, 2015. TPG LP may prepay the bridge loan at any time without penalty. The bridge loan agreement contains affirmative and negative covenants, including covenants that restrict TPG LP’s ability to create liens on its properties, incur additional indebtedness, and engage in mergers, consolidations or sales of all or substantially all of its assets, in each case, subject to specified exceptions (including consummation of the mergers and related transactions). If the merger agreement is terminated due to the failure to obtain a specified third-party consent and TPGI determines, within 12 months of such termination, to enter into a sale of direct or indirect interests in specified properties to such third party, Parkway LP will have a right of first offer to acquire such interests in the specified properties.

AMENDMENT TO THE TPG PANTERA STOCKHOLDERS AGREEMENT

The following is a summary of selected material provisions of the amendment to the TPG Pantera stockholders agreement and is qualified in its entirety by reference to the full text of the amendment to the stockholders agreement. This summary does not purport to be complete and may not contain all of the information about the amendment to the stockholders agreement that may be important to you. You are encouraged to read the amendment to the stockholders agreement carefully and in its entirety. The following description of the amendment to the stockholders agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the amendment to the stockholders agreement, filed as Exhibit 10.2 to the Current Report on Form 8-K filed by TPGI on September 5, 2013.

As previously disclosed, in connection with the May 2012 investment in Parkway by TPG Pantera, Parkway entered into a stockholders agreement with TPG Pantera and TPG VI Management, LLC, an affiliate of TPG Pantera, in order to establish, among other things, various arrangements with respect to governance of Parkway. In connection with entering into the merger agreement, on September 4, 2013, Parkway, TPG Pantera and TPG VI Management, LLC, an affiliate of TPG Pantera, entered into an amendment to the stockholders agreement that was previously entered into by the parties in May 2012. The amendment modified TPG Pantera’s right to nominate a specified number of directors to the Parkway Board and committees of the Parkway Board and modified TPG Pantera’s right to consent to certain actions proposed to be taken by Parkway.

Pursuant to the amendment, TPG Pantera will be entitled to nominate to the Parkway Board (i) four directors if TPG Pantera’s ownership percentage of Parkway’s common stock is at least 21% and it continues to own at least 90% of the shares of Parkway’s common stock that it owned as of December 31, 2012, (ii) three directors if TPG Pantera’s ownership percentage of Parkway’s common stock is at least 17.5% but less than 21% and it continues to own at least 70% of the shares of Parkway’s common stock that it owned as of December 31, 2012, (iii) two directors if TPG Pantera’s ownership percentage of Parkway’s common stock is at least 13% but less than 17.5%, and (iv) one director if TPG Pantera’s ownership percentage of Parkway’s common stock is at least 5% but less than 13%. TPG Pantera has no Board nomination rights if its ownership percentage of Parkway’s common stock is less than 5%.

In addition, pursuant to the amendment, TPG Pantera will be entitled to designate for appointment to committees of the Board (i) two of its nominated directors if TPG Pantera’s ownership percentage of Parkway’s common stock is at least 20%, and (ii) one of its nominated directors if TPG Pantera’s ownership percentage of Parkway’s common stock is at least 5% but less than 20%. TPG Pantera has no committee designation rights if its ownership percentage of Parkway’s common stock is less than 5%. In addition, pursuant to the Amendment, TPG Pantera will have the right to consent to certain specified actions to be taken by Parkway for so long as TPG Pantera’s ownership percentage of Parkway’s common stock is at least 20%, other than in connection with any change in control of Parkway.

The amendment is conditioned upon and subject to, and will be deemed effective immediately upon, consummation of the mergers pursuant to the merger agreement. Pursuant to the amendment, TPG Pantera also has provided its consent, as required by the stockholders agreement, to the increase in the number of directors constituting the Parkway Board from nine to ten, with such consent being conditioned upon and subject to, and being deemed effective immediately upon, consummation of the mergers pursuant to the merger agreement.

COMPARATIVE STOCK PRICES AND DIVIDENDS

Shares of Parkway common stock and TPGI common stock are traded on the NYSE under the symbols “PKY” and “TPGI”, respectively. The following table presents trading information for Parkway common stock and TPGI common stock on September 4, 2013, the last trading day before the execution of the merger agreement, and November 1, 2013, the latest practicable trading day before the date of this joint proxy statement/prospectus.

	Parkway Common Stock			TPGI Common stock
Date	High	Low	Close	High	Low	Close
September 4, 2013	$16.39	$16.00	$16.37	$5.74	$5.58	$5.70
November 1, 2013	$18.25	$17.82	$18.06	$6.90	$6.64	$6.84

For illustrative purposes, the following table provides TPGI equivalent per share information on each of the specified dates. TPGI equivalent per share amounts are calculated by multiplying Parkway per share amounts by the exchange ratio of 0.3822.

	Parkway Common Stock			TPGI Equivalent Per Share
Date	High	Low	Close	High	Low	Close
September 4, 2013	$16.39	$16.00	$16.37	$6.26	$6.12	$6.26
November 1, 2013	$18.25	$17.82	$18.06	$6.98	$6.81	$6.90

Market Prices and Dividend Data

The following tables set forth the high and low sales prices of Parkway common stock and TPGI common stock as reported on the NYSE, and the quarterly cash dividends declared per share, for each of the quarterly periods indicated.

Parkway

	High	Low	Dividend
2011
First Quarter	$18.37	$15.37	$0.075
Second Quarter	18.55	15.84	0.075
Third Quarter	18.28	10.83	0.075
Fourth Quarter	13.55	9.40	0.075
2012
First Quarter	$10.89	$9.02	$0.075
Second Quarter	11.57	9.57	0.075
Third Quarter	13.63	10.68	0.1125
Fourth Quarter	14.72	12.77	0.1125
2013
First Quarter	$18.73	$14.14	$0.15
Second Quarter	19.59	15.70	0.15
Third Quarter	19.36	15.95	0.15
Fourth Quarter (through November 1, 2013)	18.92	16.87	—

TPGI

	High	Low	Dividend
2011
First Quarter	$4.31	$2.76	$0.00
Second Quarter	3.71	2.91	0.00
Third Quarter	3.50	2.01	0.00
Fourth Quarter	3.38	1.88	0.015
2012
First Quarter	$4.79	$3.15	$0.015
Second Quarter	5.44	4.04	0.015
Third Quarter	6.15	4.40	0.015
Fourth Quarter	5.94	5.13	0.02
2013
First Quarter	$5.22	$5.11	$0.02
Second Quarter	5.34	5.21	0.02
Third Quarter	6.74	5.22	0.02
Fourth Quarter (through November 1, 2013)	7.16	6.37	—

Because the exchange ratio will not be adjusted for changes in the market price of either shares of Parkway common stock or TPGI common stock, the market value of the shares of Parkway common stock that holders of TPGI common stock will have the right to receive on the date the mergers are completed may vary significantly from the market value of the shares of Parkway common stock that holders of TPGI common stock would receive if the mergers were completed on the date of this joint proxy statement/prospectus. As a result, you should obtain recent market prices of shares of Parkway common stock and TPGI common stock prior to voting your shares. See “Risk Factors—Risk Factors Relating to the Mergers” beginning on page 30.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of some of the terms of Parkway’s capital stock, the Parkway charter, as amended, Parkway’s bylaws, as amended, and certain provisions of the MGCL. You should read the Parkway charter and the Parkway bylaws and the applicable provisions of Maryland law for complete information on Parkway’s capital stock. The following summary is not complete and is subject to, and qualified in its entirety by reference to, the provisions of the Parkway charter and bylaws. To obtain copies of these documents, see “Where You Can Find More Information” beginning on page 180.

The description of Parkway capital stock in this section applies to the capital stock of the Combined Corporation after the parent merger. For additional information, see “Comparison of Rights of Stockholders of Parkway and Stockholders of TPGI” beginning on page 165.

Shares Authorized

Parkway’s authorized capital stock currently consists of 120,000,000 shares of common stock, $0.001 par value per share, and 30,000,000 shares of excess stock, $0.001 par value per share. If the proposal to amend the Parkway charter to increase the total number of authorized shares of Parkway capital stock is approved by the holders of a majority of the outstanding shares of Parkway common stock, the authorized capital stock of Parkway will consist of 215,500,000 shares of common stock, 4,500,000 shares of limited voting stock and 30,000,000 shares of excess stock.

Shares Outstanding

As of November 1, 2013, Parkway had 68,622,417 shares of common stock issued and outstanding. Upon consummation of the parent merger, the Combined Corporation is expected to have approximately 87.2 million shares of common stock issued and outstanding.

Common Stock

Voting Rights

Subject to the provisions of our charter regarding the restrictions on transfer and ownership of shares of our common stock and except as may otherwise be specified in the terms of any class or series of shares of common stock, each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as provided with respect to the shares of limited voting stock and any other class or series of shares of capital stock, the holders of such shares of common stock will possess the exclusive voting power. There will be no cumulative voting in the election of directors.

Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all the votes entitled to be cast on the matter) is set forth in the corporation’s charter. However, Maryland law permits a corporation to transfer all or substantially all of its assets without the approval of the stockholders of the corporation to one or more persons if all of the equity interests of the person or persons are owned, directly or indirectly, by the corporation. In addition, because operating assets may be held by a corporation’s subsidiaries, as in our situation, these subsidiaries may be able to transfer all or substantially all of such assets without a vote of our stockholders.

Dividends, Liquidation and Other Rights

Subject to the preferential rights of any other class or series of our stock and to the provisions of our charter regarding the restrictions on ownership and transfer of shares of stock, holders of shares of common stock are entitled to receive dividends on such shares of common stock if, as and when authorized by our board of directors, and declared by us out of assets legally available therefor. Such holders are also entitled to share ratably in the assets of our company legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up after payment or establishment of reserves or other adequate provision for all debts and liabilities of our company and any stock with preferential rights related thereto. Under Maryland law, stockholders generally are not liable for the corporation’s debts or obligations.

Holders of shares of common stock have no preference, conversion, exchange, sinking fund or redemption rights, have no preemptive rights to subscribe for any securities of our company and generally have no appraisal rights. Subject to the provisions of our charter regarding the restrictions on ownership and transfer of shares of stock, shares of common stock will have equal dividend, liquidation and other rights.

Shares of Parkway common stock are subject to restrictions on ownership and transfer designed to preserve Parkway’s qualification as a REIT for U.S. federal income tax purposes. See “—Certain Matters of Corporate Governance—Ownership Limitations” below.

Limited Voting Stock

Pursuant to articles supplementary to be filed by Parkway prior to the parent merger effective time, Parkway will reclassify 4,500,000 shares of Parkway common stock as shares of Parkway limited voting stock, par value $0.001 per share. Each share of Parkway limited voting stock is “paired” with a limited partnership unit in Parkway LP issued in connection with the mergers. A share of Parkway limited voting stock will be automatically redeemed by Parkway without consideration if such share’s paired limited partnership unit is transferred to someone other than a permitted transferee, such share is transferred to any person separate and apart from its paired limited partnership unit, its paired limited partnership unit is transferred to any person separate and apart from the share of limited voting stock, such shares limited partnership unit is redeemed, or such share is not otherwise paired with a limited partnership unit of Parkway LP.

Holders of shares of Parkway limited voting stock are entitled to one vote on the following matters only: the election of directors; any proposed amendment of the Parkway charter; any merger or other business combination; any sale of all or substantially all of Parkway’s assets; and any liquidation of Parkway. Holders of Parkway limited voting stock vote on such matters together with holders of Parkway common stock as a single class. Holders of shares of Parkway limited voting stock are not entitled to any dividends or distributions, including in the event of any liquidation or dissolution. Parkway limited voting stock is not convertible into or exchangeable for any other property or securities of Parkway.

Power to Reclassify Our Unissued Shares of Stock

Our board of directors is authorized by the charter, to classify and reclassify any of our unissued shares of capital stock, by, among other alternatives, setting, altering or eliminating the designation, preferences, conversion or other rights, voting powers, qualifications and terms and conditions of redemption of, limitations as to dividends and any other restrictions on, our capital stock. As a result, our board of directors could authorize the issuance of shares of preferred stock that have priority over the shares of common stock with respect to dividends, distributions and rights upon liquidation and with other terms and conditions that could have the effect of delaying, deterring or preventing a transaction or a change in control that might involve a premium price for holders of shares of our common stock or otherwise might be in their best interest.

Power to Issue Additional Shares of Our Common Stock

We believe that the power of our board of directors to issue additional authorized but unissued shares of common stock and to classify or reclassify unissued shares of common stock and thereafter to cause to issue such classified or reclassified shares of stock provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. The additional classes or series will be available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of directors does not intend to do so, it could authorize us to issue a class or series that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change in control of our company that might involve a premium price for holders of our shares of stock or otherwise be in the best interest of our stockholders.

Certain Matters of Corporate Governance

Our Board of Directors

Our charter and bylaws provide that the number of directors of our company may be established by our board of directors, but may not be fewer than the minimum number required under Maryland law nor more than 15. Our charter and bylaws provide that any vacancy, including a vacancy created by an increase in the number of directors, may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum. Any individual elected to fill such vacancy will serve for the remainder of the full term and until a successor is elected and qualifies.

Pursuant to our bylaws, each of our directors is elected by our stockholders to serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualifies under Maryland law. Holders of shares of our common stock will have no right to cumulative voting in the election of directors. Directors are elected by a plurality of the votes cast.

Our bylaws provide that at least a majority of our directors will be “independent,” with independence being defined in the manner established by our board of directors and in a manner consistent with listing standards established by the NYSE.

Removal of Directors

Our charter provides that, subject to the rights of holders of one or more classes or series of preferred stock to elect or remove one or more directors, a director may be removed only for cause (as defined in our charter) and only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors and that our board of directors has the exclusive power to fill vacant directorships. These provisions may preclude stockholders from removing incumbent directors and filling the vacancies created by such removal with their own nominees.

Business Combinations

Under the MGCL, certain “business combinations” (including a merger, consolidation, share exchange or, in certain circumstances specified under the statute, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any interested stockholder, or an affiliate of such an interested stockholder, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Maryland law defines an interested stockholder as:

•	any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s voting stock; or

•	an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under the statute if the board of directors approves in advance the transaction by which the person otherwise would have become an interested stockholder. In approving a transaction, however, the board of directors may provide that its approval is subject to compliance at or after the time of the approval, with any terms and conditions determined by the board of directors.

After the five-year prohibition, any business combination between the company and an interested stockholder generally must be recommended by the board of directors and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding voting shares of stock of the corporation; and

•	two-thirds of the votes entitled to be cast by holders of voting shares of stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or shares held by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as described under Maryland law) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares.

These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a corporation’s board of directors prior to the time that the interested stockholder becomes an interested stockholder. To date, we have not opted out of the business combination provisions of the MGCL.

Control Share Acquisitions

The MGCL provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved at a special meeting of stockholders by the affirmative vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock in a corporation in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of such shares in the election of directors: (1) a person who makes or proposes to make a control share acquisition, (2) an officer of the corporation or (3) an employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of stock that, if aggregated with all other such shares of stock previously acquired by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition, directly or indirectly, of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and making an “acquiring person statement” as described in the MGCL), may compel our board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the control shares. If no request for a special meeting is made, we may present the question at any stockholders meeting.

If voting rights of control shares are not approved at the meeting or if the acquiring person does not deliver an “acquiring person statement” as required by Maryland law, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition. The control share acquisition statute does not apply (1) to shares acquired in a merger, consolidation or share exchange if we are a party to the transaction or (2) to acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the control share acquisition statute all shares of our capital stock to the fullest extent permitted by Maryland law.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of the following five provisions:

•	a classified board;

•	a two-thirds stockholder vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the directors;

•	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; and

•	a requirement that requires the request of the holders of at least a majority of all votes entitled to be cast to call a special meeting of stockholders.

To date, we have not made any of the elections described above, although, independent of these elections, our charter and bylaws contain provisions that special meetings of stockholders are only required to be held upon the request of a majority of the stockholders, that directors may be removed only for cause and by the vote of a majority of the votes entitled to be cast and that, generally, vacancies may be filled only by our Board of Directors.

Amendment of Our Charter and Bylaws and Approval of Extraordinary Transactions

Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless declared advisable by the board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter, is set forth in the corporation’s charter. Parkway has adopted a provision allowing for the approval of such extraordinary transactions by an affirmative vote of at least a majority of all the outstanding shares of all classes of Parkway capital stock.

Our board of directors has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

Meetings of Stockholders

Under the Parkway bylaws, annual meetings of stockholders are to be held each year at a date and time as determined by our board of directors. Special meetings of stockholders may be called only by a majority of the directors then in office, by the chairman of our board of directors, our president or our chief executive officer. Additionally, subject to the provisions of our bylaws, special meetings of the stockholders shall be called by our secretary upon the written request of stockholders entitled to cast at least a majority of the votes entitled to be cast at such meeting. Only matters set forth in the notice of the special meeting may be considered and acted upon at such a meeting. Maryland law and our bylaws provide that any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting by unanimous written consent, if that consent sets forth that action and is signed by each stockholder entitled to vote on the matter.

Advance Notice of Director Nominations and New Business

Our bylaws provide that, with respect to an annual meeting of stockholders, nominations of persons for election to our board of directors and the proposal of business to be considered by stockholders at the annual meeting may be made only:

•	pursuant to our notice of the meeting;

•	by or at the direction of our board of directors; or

•	by a stockholder who was a stockholder of record both at the time of giving of the notice of the meeting and at the time of the annual meeting, who is entitled to vote at the meeting and who has complied with the advance notice procedures set forth in our bylaws.

With respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting of stockholders. Nominations of persons for election to our board of directors may be made only:

•	pursuant to our notice of the meeting;

•	by or at the direction of our board of directors; or

•	provided that our board of directors has determined that directors shall be elected at such meeting, by a stockholder who is a stockholder of record both at the time of giving of the notice required by our bylaws and at the time of the meeting, who is entitled to vote at the meeting and who has complied with the advance notice provisions set forth in our bylaws.

The purpose of requiring stockholders to give advance notice of nominations and other proposals is to afford our board of directors the opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposals and, to the extent considered necessary by our board of directors, to inform stockholders and make recommendations regarding the nominations or other proposals. The advance notice procedures also permit a more orderly procedure for conducting our stockholder meetings. Although our bylaws do not give our board of directors the power to disapprove timely stockholder nominations and proposals, our bylaws may have the effect of precluding a contest for the election of directors or proposals for other action if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors to our board of directors or to approve its own proposal.

Anti-takeover Effect of Certain Provisions of Maryland Law and Our Charter and Bylaws

The provisions of our charter on removal of directors and the advance notice provisions of the bylaws could delay, defer or prevent a transaction or a change in control of our company that might involve a premium price for holders of our common stock or otherwise be in the best interests of our stockholders. Likewise, to date, we have not opted out of the business combination provisions of the MGCL, and if we also opt in to certain provisions of Subtitle 8 of Title 3 of the MGCL, to the extent we have not already done so, these provisions of the MGCL could have similar anti-takeover effects.

Indemnification and Limitation of Directors’ and Officers’ Liability

The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision that eliminates such liability to the maximum extent permitted by Maryland law.

The MGCL requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or are threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or in the right of the corporation or if the director or officer was adjudged liable on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses.

In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by the director or on the director’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director did not meet the standard of conduct.

Our charter obligates us to provide any indemnification permitted by the laws of Maryland and indemnify directors, officers, agents and employees as follows:

•	with respect to directors and officers, whether serving us or, at our request, any other entity, to the full extent required or permitted by Maryland law now or hereafter in force, including the advance of expenses under the procedures and to the full extent permitted by law; and

•	with respect to other employees and agents, whether serving us or, at our request, any other entity, to such extent as shall be authorized by the board of directors or our bylaws and be permitted by law.

We have also entered into an indemnification agreement with each of our directors and officers. While Maryland law permits a corporation to indemnify its directors and officers, as described above, it also authorizes other arrangements for indemnification of directors and officers, including insurance. The indemnification agreements are intended to provide indemnification to the maximum extent permitted by Maryland law.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Restrictions on Ownership and Transfer

In order for us to qualify as a REIT under the Code, shares of our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of our stock (after taking into account options to acquire shares of stock) may be owned, directly, indirectly or through attribution, by five or fewer individuals (as defined in the Code to include certain entities) at any time during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

In order to assist us in complying with the limitations on the concentration of ownership of REIT stock imposed by the Code, our charter generally prohibits any person (other than a person who has been granted an exception) from “beneficially owning” or “constructively owning” (as such terms are defined in the charter) more than 9.8% of the aggregate of the outstanding shares of our equity stock (i.e., our capital stock other than Excess Stock issuable pursuant to the conversion provisions described below) by value or by number of shares, whichever is more restrictive (such limit, the “ownership limit”). Our charter also prohibits any transfer of our equity stock that, if effective, would result in (1) any person beneficially owning or constructively owning equity stock in excess of the ownership limit, (2) our being “closely held” under Section 856(h) of the Code, (3) shares of our stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution), and (4) beneficially or constructively owning shares of our stock that would cause us to fail to qualify as a REIT.

Our board of directors may, in its sole and absolute discretion, upon receipt of a ruling from the IRS or an opinion of counsel or other evidence satisfactory to the board of directors and the satisfaction of such other conditions as the board of directors may direct, and upon at least 15 days’ written notice from a transferee prior to a proposed transfer that, if consummated, would result in the intended transferee beneficially owning stock in excess of the ownership limit, exempt a person from the limitation on a person beneficially owning stock in excess of the 9.8% ownership limit. Additionally, our board of directors may, in its sole and absolute discretion, upon receipt of a ruling from the IRS or an opinion of counsel or other evidence satisfactory to the board of directors, exempt a person from the limitation on a person constructively owning stock in excess of the 9.8% ownership limit if (x) such person does not and represents that it will not directly or constructively own more than a 9.8% interest in a tenant of ours; (y) we obtain such representations and undertakings as are reasonably necessary to ascertain this fact; and (z) such person agrees that any violation or attempted violation of such representations, undertakings and agreements will result in such stock in excess of the ownership limit being converted into and exchanged for Excess Stock.

Any transfer that results in a violation of the ownership limit will be void, and the purported transferee shall acquire no rights in such stock. Our board may also take such action that it deems advisable to prevent such transfer, including instituting proceedings to enjoin such transfer. In addition, we have the right to redeem any shares of stock transferred, or attempted to be transferred in violation of these restrictions at a price per share equal to the lesser of (a) the price per share in the transaction that created such violation or attempted violation (or, in the case of a devise of gift, the “market price” (as such term is defined in the charter) of such stock at the time of the gift or devise), or (b) the price of such stock on the date that we (or our designee) gives notice of such redemption.

Furthermore, if any purported transfer of our stock or other change in our capital structure occurs which would result in any person beneficially owning or constructively owning shares of stock in excess of the ownership limit, or, if effective, would cause us to be “closely held” under Section 856(h) of the Code or to fail to qualify as a REIT, such shares of stock in excess of the ownership limit (or, as the case may be, such shares of stock being transferred or resulting from the other change in our capital structure that would cause us to be “closely held” under Section 856(h) of the Code or to fail to qualify as a REIT), will automatically be converted into shares of Excess Stock. This automatic conversion will be considered effective as of the close of business on the business day before the purported transfer or change in capital structure.

Upon any purported transfer that results in Excess Stock, such Excess Stock shall be held by us in trust for the exclusive benefit of one or more beneficiaries. The person who would have been the record holder of stock (such a person, a “purported record transferee”) if the transfer had not resulted in Excess Stock may designate a beneficiary of an interest in the trust provided that the purported record transferee gives advance notice to us (and we waive in writing our redemption right), and the purported record transferee does not receive a price for designating such beneficiary that exceeds (a) the price paid by the purported record transferee for the stock purported to have been transferred, or (b) if the purported record transferee did not give value for such stock (through a gift, devise, or other transaction), the market price on the date of the purported transfer that gave rise to such Excess Stock. Upon such transfer of an interest in the trust, the corresponding shares of Excess Stock in the trust shall be automatically exchanged for an equal number of shares of equity stock of the same class as such stock had been prior to it becoming Excess Stock and shall be transferred of record to the designated beneficiary. Excess Stock has no voting rights, except as required by law. Excess Stock is not entitled to dividends, and any dividend or distribution paid with respect to equity stock prior to our discovery that such equity stock has been converted to Excess Stock shall be repaid to us upon demand. In the event of our liquidation, each holder of Excess Stock shall be entitled to receive that portion of our assets that would have been distributed to the holder of the equity stock in respect of which such Excess Stock was issued. The trustee of the trust holding Excess Stock shall distribute such assets to the beneficiaries of such trust.

The foregoing restrictions on ownership and transfer will not apply if our board of directors determines that it is no longer in our best interest for us to attempt to continue to qualify as a REIT. In addition, these restrictions will not prevent the settlement of a transaction entered into through the facilities of any interdealer quotation system or national securities exchange upon which shares of our stock are traded. Notwithstanding the prior sentence, certain transactions may be settled by providing shares of Excess Stock. Certificates representing shares of our stock bear a legend referring to the restrictions described above.

Any person who acquires or attempts to acquire our stock, and any person that is a purported record transferee or purported beneficial transferee such that the stock proposed to be acquired is converted into Excess Stock, shall immediately give written notice, or in the event of a proposed or attempted transfer, give at least 15 days’ prior written notice to us of such transfer and provide us with such other information as we may request in order to determine the effect of such transfer or attempted transfer on our qualification as a REIT.

Every beneficial owner and constructive owner of more than 5% (or such lower percentage between 5% and 0.5% as provided by applicable regulations under the Code) in value of the outstanding shares of our equity stock within 30 days after January 1 of each year, will be required to give written notice to us stating the name and address of such beneficial owner or constructive owner, the number of shares of stock that the owner beneficially owns or constructively owns, and a description of the manner in which such stock is held. Each person shall provide to us such additional information as we may reasonably request in order to determine the effect, if any, of the owner’s beneficial ownership or constructive ownership on our qualification as a REIT.

Our ownership limitations may have an anti-takeover effect by discouraging tender offers or purchases of large blocks of stock, thereby limiting the opportunity for stockholders to receive a premium for their shares over then-prevailing market prices.

REIT Qualification

Our charter provides that our board of directors may revoke or otherwise terminate our REIT election, without approval of our stockholders, if it determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

Transfer Agent

The registrar and transfer agent for shares of our common stock is Wells Fargo Bank, N.A.

COMPARISON OF RIGHTS OF STOCKHOLDERS OF PARKWAY AND STOCKHOLDERS OF TPGI

If the parent merger is consummated, stockholders of TPGI will become stockholders of Parkway. The rights of TPGI stockholders are currently governed by and subject to the provisions of the DGCL, and the charter and bylaws of TPGI. Upon consummation of the parent merger, the rights of the former TPGI stockholders who receive Parkway common stock will be governed by the MGCL and the Parkway charter and Parkway bylaws, rather than the charter and bylaws of TPGI.

The following is a summary of the material differences between the rights of holders of Parkway common stock and holders of TPGI common stock, but does not purport to be a complete description of those differences or a complete description of the terms of the Parkway common stock subject to issuance in connection with the parent merger. The following summary is qualified in its entirety by reference to the relevant provisions of: (i) Maryland law; (ii) Delaware law; (iii) the Parkway charter; (iv) the TPGI charter; (v) the Parkway bylaws; (vi) the TPGI bylaws; and (vii) the stockholders’ agreement by and among Parkway and TPG Pantera, dated as of June 5, 2012.

This section does not include a complete description of all differences between the rights of holders of Parkway common stock and holders of TPGI common stock, nor does it include a complete description of the specific rights of such holders. Furthermore, the identification of some of the differences in the rights of such holders as material is not intended to indicate that other differences that may be equally important do not exist. You are urged to read carefully the relevant provisions of Maryland and Delaware law, as well as the governing corporate instruments of each of Parkway and TPGI, copies of which are available, without charge, to any person, including any beneficial owner to whom this joint proxy statement/prospectus is delivered, by following the instructions listed under “Where You Can Find More Information.”

	Rights of Parkway Stockholders (which will be the rights of stockholders of the Combined Corporation following the parent merger)	Rights of TPGI Stockholders
Corporate Governance	Parkway is a Maryland corporation that has elected to be taxed as a REIT for U.S. federal income tax purposes.	TPGI is a Delaware corporation.

	The rights of Parkway stockholders are governed by the MGCL, the Parkway charter and the Parkway bylaws.	The rights of TPGI stockholders are governed by the DGCL, the TPGI charter and the TPGI bylaws.

Authorized Capital Stock	Parkway is currently authorized to issue an aggregate of 150,000,000 shares of capital stock, consisting of (i) 120,000,000 shares of common stock, $0.001 par value per share; and (ii) 30,000,000 shares of excess stock, $0.001 par value per share. If the authorized stock increase proposal is approved by the Parkway stockholders and the articles supplementary to create the class of Parkway limited voting stock, par value $0.001 per share, are filed, Parkway will be authorized to issue an aggregate of 250,000,000 shares of capital stock, consisting of (i) 215,500,000 shares of common stock, (ii) 4,500,000 shares of limited voting stock, and (iii) 30,000,000 shares of excess stock.

TPGI is currently authorized to issue up to 270,000,000 shares of capital stock, consisting of (a) 225,000,000 shares of common stock, $0.01 par value per share, (b) 20,000,000 shares of limited voting stock, $0.01 par value per share, and (c) 25,000,000 shares of preferred stock, $0.01 par value per share.

As of November 1, 2013, there were issued and outstanding 46,969,703 shares of TPGI common stock and 11,646,949 shares of TPGI limited voting stock. There are no shares of TPGI preferred stock outstanding.

	Rights of Parkway Stockholders (which will be the rights of stockholders of the Combined Corporation following the parent merger)	Rights of TPGI Stockholders
As of November 1, 2013, there were issued and outstanding 68,622,417 shares of Parkway common stock. There are no shares of Parkway excess stock outstanding.

	Preferred Stock. The Parkway Board is authorized to cause Parkway to issue preferred stock from time-to-time in such series and with such preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or other provisions as may be fixed by the Parkway Board.	Preferred Stock. The TPGI Board is authorized to cause TPGI to issue preferred stock from time-to-time in such series and with such rights, preferences, privileges, qualifications, limitations or restrictions as may be fixed by the TPGI Board.

Voting Rights

Each holder of Parkway common stock is entitled to one vote per share on all matters upon which stockholders are entitled to vote.

Unless a greater vote is otherwise required or permitted under the MGCL or the Parkway charter, the affirmative vote of the holders of a majority of the total number of shares of all classes and entitled to vote is required to approve matters before the stockholders, except with respect to the election of directors, who are elected based on the candidates receiving the highest number of votes at a meeting.

Each holder of Parkway limited voting stock is entitled to one vote per share on the following matters: the election of directors; any proposed amendment of the Parkway charter; any merger or other business combination; any sale of all or substantially all of Parkway’s assets; and any liquidation of Parkway.

Each holder of TPGI common stock is entitled to one vote per share on all matters upon which stockholders are entitled to vote. Unless a greater vote is otherwise required or permitted under the DGCL or the TPGI charter, the affirmative vote of the holders of a majority of the total number of outstanding shares of all classes, present in person, by remote communication or by proxy, and entitled to vote is required to approve matters before the stockholders, except with respect to the election of directors, who are elected based on the candidates receiving the highest number of votes at a meeting at which directors are to be elected.

Each holder of TPGI limited voting stock is entitled to one vote per share (voting together as a single class with holders of TPGI common stock) on the following matters: the election of directors; any proposed amendment of TPGI’s charter; any merger, consolidation, reorganization or other business combination of TPGI; any sale of all or substantially all of TPGI’s assets; and any liquidation of TPGI.

Other than the specified matters set forth in TPGI’s charter, as described above, or as required by the DGCL, the shares of limited voting stock have no voting rights.

Cumulative Voting	Holders of Parkway stock do not have the right to cumulate their votes with respect to the election of directors.	Holders of TPGI stock do not have the right to cumulate their votes with respect to the election of directors.

	Rights of Parkway Stockholders (which will be the rights of stockholders of the Combined Corporation following the parent merger)	Rights of TPGI Stockholders
Size of the Board of Directors

The number of directors must not be less than the minimum number required by the MGCL nor more than 15. The number of directors may be changed by a majority of the Parkway Board with the consent of TPG Pantera. Currently, the Parkway Board consists of 9 directors.

Upon completion of the parent merger, the board of directors of the Combined Corporation will be increased to 10 directors, as permitted by an amendment, effective as of the closing, to the shareholders’ agreement between TPG Pantera and Parkway. For more information, see “TPG Pantera Shareholders’ Agreement”.

TPGI’s bylaws provide that the number of directors of TPGI shall be set by resolution of the TPGI Board. Currently the TPGI Board consists of 8 directors.

Independent Directors	A majority of the directors on the Parkway Board must be independent directors.	A majority of the directors on the TPGI Board are independent directors under NYSE listing standards regarding director independence.

Classified Board and Term of Directors

The Parkway Board is not classified.

The directors of Parkway hold office for a term expiring at the next succeeding annual meeting of stockholders and until their successors are duly elected and qualified.

The TPGI Board is not classified. The directors of TPGI hold office for a term expiring at the next succeeding annual meeting of stockholders and until their successors are duly elected and qualified.

Election of Directors	A plurality of the votes cast by share entitled to vote at the election at a meeting at which a quorum is present shall be sufficient to elect a director.	A plurality of the votes cast by stockholders present in person or by remote communication or proxy and entitled to vote at a meeting at which a quorum is present shall be sufficient to elect a director.

Removal of Directors

The MGCL provides that stockholders may remove directors with or without cause unless the charter provides that directors may be removed only for cause. However, if a director is elected by a particular voting group, that director may only be removed by the requisite vote of that voting group.

Parkway’s bylaws provide that directors may be removed only with cause by the affirmative vote of holders of at least a majority of all shares of capital stock entitled to vote on the election of directors voting together as a single class.

TPGI’s charter provides that directors may be removed by the stockholders only for cause.

	Rights of Parkway Stockholders (which will be the rights of stockholders of the Combined Corporation following the parent merger)	Rights of TPGI Stockholders
Filling Vacancies of Directors	The Parkway charter provides that any vacancies on the Parkway Board created other than through an increase in the number of directors or removal of a director by the stockholders may be filled by an affirmative vote of a majority of the remaining directors, even if the remaining directors do not constitute a quorum. Vacancies created through an increase in the number of directors may be filled by the affirmative vote of the entire board of directors. Vacancies created through removal of a director by the stockholders may be filled by the vote required to elect a director.	TPGI’s bylaws provide that any vacancies on the TPGI Board may be filled by a majority of the remaining directors, even if the remaining directors do not constitute a quorum.

Amendment of the Parkway Charter and the TPGI Certificate of Incorporation

The MGCL provides that the affirmative vote of two-thirds of all outstanding stock entitled to vote or of each class if more than one class is entitled to vote is required to amend the charter. However, the MGCL permits a corporation to reduce the voting requirement in its charter to allow for the approval of an amendment to the charter by no less than a majority of the shares outstanding and entitled to be cast.

The Parkway charter provides that an amendment to its charter may be approved by the affirmative vote of the holders of a majority of the total number of shares of all classes entitled to vote.

The DGCL provides that the affirmative vote of a majority of all outstanding stock entitled to vote, or of each class if more than one class is entitled to vote, is required to amend the charter.

TPGI’s charter provides that the charter may be amended in any manner allowed under the DGCL.

TPGI’s charter requires the affirmative vote of a majority of all outstanding shares of TPGI common stock and TPGI limited voting stock, voting together as a single class, to amend TPGI’s charter.

Any amendments of TPGI’s charter relating to indemnification will not adversely affect the right to indemnification or advancement of expenses granted to any person with respect to events or circumstances existing prior to such amendment.

Bylaw Amendments

The Parkway bylaws may be amended or repealed and new bylaws may be adopted by (1) a majority vote of the Parkway directors then in office or (2) the affirmative vote of the holders of not less than 80% of all the votes entitled to be cast generally in the election of directors in a meeting of stockholders called for the specific purpose of amending the bylaws.

Any amendments relating to the indemnification provisions set forth in Parkway’s bylaws will not adversely affect the right to indemnification or advancement of expenses granted to any person with respect to any act or omission occurring prior to such amendment.

TPGI’s bylaws may be amended or repealed by (1) its stockholders at any meeting, by an affirmative vote of a majority of stockholders entitled to vote thereon, provided that any amendment proposed be described or referred to in the notice of such meeting or (2) the TPGI Board, provided that such amendment does not vary or conflict with any amendment adopted by the stockholders.

	Rights of Parkway Stockholders (which will be the rights of stockholders of the Combined Corporation following the parent merger)	Rights of TPGI Stockholders
Mergers, Consolidations or Sales of Substantially all Assets

The MGCL provides that a merger shall be approved by the stockholders of a corporation by the affirmative vote of two-thirds of all the votes entitled to be cast on the merger. However, the MGCL permits a corporation in its charter to reduce the voting requirement to allow for the approval of a merger, consolidation or sale of substantially all of the corporation’s assets by the affirmative vote of no less than a majority of the shares outstanding and entitled to be cast.

The Parkway charter allows for the approval of a merger, consolidation or sale of substantially all of the corporation’s assets by the affirmative vote of the holders of a majority of the total number of shares of all classes entitled to vote.

The DGCL provides that a merger or sale of all or substantially all the assets of a Delaware corporation shall be approved by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote on the merger or sale.

TPGI’s bylaws require the affirmative vote of a majority of all outstanding shares of TPGI common stock and TPGI limited voting stock, voting together as a single class, to approve a merger or sale of all or substantially all of the assets of TPGI.

Ownership Limitations

With certain limited exceptions, no person shall beneficially own, or be deemed to own by virtue of the attribution provisions of the Code, more than: (1) 9.8%, in either number or value of shares (whichever is more restrictive), of any class of outstanding shares of Parkway.

In the event of a purported transfer or other event that would, if effective, result in the ownership of shares in violation of the ownership limitation, that number of shares that would be owned by the transferee in excess of the ownership limitation will be deemed “excess shares.” Excess shares are deemed to be held in trust by Parkway for the benefit of one of more beneficiaries named by the purported transferee to whom an interest in such excess shares may later be transferred, subject to certain conditions and exceptions. Upon such transfer of an interest in the trust, the corresponding shares of excess stock in the trust will be automatically exchanged for an equal number of shares of equity stock of the same class as such stock had been prior to it becoming excess stock and will be transferred of record to the designated beneficiary. The Parkway Board may determine to redeem the excess shares in cash. In the event of Parkway’s liquidation, each holder of excess stock shall be entitled to

The TPGI limited voting stock is subject to restrictions on transfer, as set forth in the TPGI charter, that limit transfers thereof to certain permitted transferees and require that such shares only be transferred as a single unit along with the corresponding paired partnership units of TPG LP.

There are no other ownership limitations in TPGI’s charter or bylaws.

	Rights of Parkway Stockholders (which will be the rights of stockholders of the Combined Corporation following the parent merger)	Rights of TPGI Stockholders

receive that portion of Parkway’s assets that would have been distributed to the holder of the equity stock in respect of which such excess stock was issued.

The Parkway Board in its discretion may exempt a Person from the ownership limit upon receipt of a ruling from the Internal Revenue Service or an opinion of counsel or other evidence satisfactory to the Parkway Board and upon such other conditions as the Parkway Board may direct.

Annual Meetings of the Stockholders	An annual meeting of Parkway stockholders shall be held at a time and place as fixed by Parkway’s Board.	An annual meeting of TPGI stockholders shall be held at a time and place as fixed by the TPGI Board.

Special Meetings of the Stockholders	A special meeting of Parkway’s stockholders may be called by Parkway’s president, chief executive officer, chairman of the Parkway Board, a majority of the directors on Parkway’s Board at a meeting or in writing or by the secretary upon the written request of the holders of shares representing at least a majority of all the votes entitled to be cast on any issue proposed to be considered at any such special meeting of stockholders.	A special meeting of TPGI’s stockholders may be called by the chairman of the TPGI Board, TPGI’s chief executive officer, or by the secretary of TPGI if requested by a majority of the TPGI Board, or stockholders who collectively own at least 25% of the outstanding shares of TPGI stock entitled to vote generally in the election of directors.

Advance Notice Provisions for Stockholder Nominations and Stockholder Business Proposals

The Parkway bylaws provide that, with respect to an annual meeting of stockholders, nominations of persons for election to the Parkway Board and the proposal of business to be considered by stockholders at the annual meeting may be made only:

•     pursuant to Parkway’s notice of meeting;

•     by or at the direction of the Parkway Board; or

•     upon timely and proper notice by a stockholder who is a stockholder of record at the time of giving of notice and entitled to vote at the meeting.

In general, notice of stockholder nominations or business for an annual meeting must be delivered not earlier than 90 days nor later than 60 days prior to the first anniversary of the preceding year’s annual meeting, unless the annual meeting is advanced more than 30 days or delayed more than 60 days from the

The TPGI bylaws provide that, with respect to an annual meeting of stockholders, nominations of persons for election to the TPGI Board and the proposal of business to be considered by stockholders at the annual meeting may be made only:

•     with respect to a proposal of business, pursuant to TPGI’s notice of meeting; and

•     with respect to the nomination of a director, by or at the direction of the TPGI Board; or upon timely and proper notice by a stockholder who is a stockholder entitled to vote at the meeting.

In general, notice of stockholder nominations or business for an annual meeting must be delivered not earlier than 90 days nor later than 60 days prior to the anniversary of the date the preceding year’s

	Rights of Parkway Stockholders (which will be the rights of stockholders of the Combined Corporation following the parent merger)	Rights of TPGI Stockholders

anniversary date, in which case notice must be delivered not earlier than the 90th day nor later than the 60th day prior to the annual meeting or the 10th day following the day on which public announcement of the date of the meeting is first made. Notice of stockholder nominations for a special meeting must be delivered not earlier than the 90th day prior to the special meeting, and not later than the close of business on the 60th day prior to the meeting, or, if the first public announcement of the date of such special meeting is less than 100 days prior to the date of such special meeting, the tenth day following the day on which the public announcement is first made of the date of the meeting and the nominees proposed by the Parkway Board.

proxy materials were mailed, unless the annual meeting is advanced more than 30 days or delayed more than 30 days from the prior year’s annual meeting anniversary date, in which case notice must be delivered not earlier than the 90th day prior to the annual meeting or the 10th day following the day on which public announcement of the date of the meeting is first made.

For a stockholder seeking to nominate a candidate for director, the notice must include the same information regarding the nominee as would be required by the proxy rules of the SEC under the Exchange Act if the nominee had been nominated by the TPGI Board and other specified matters. For a stockholder seeking to propose other business, the notice must include a description of the proposed business, the reasons for the proposal and other specified matters.

Notice of Stockholder Meetings	Not less than 10 days nor more than 90 days before each meeting of stockholders, the secretary shall give notice of such meeting to each stockholder entitled to vote at such meeting and each stockholder entitled not entitled to vote who is entitled to notice of the meeting. In the case of special meetings, such notice must state the purpose for which the meeting is called.	Not less than 10 days nor more than 60 days before each meeting of stockholders, written notice of such meeting shall be given to each stockholder entitled to vote at such meeting. In the case of special meetings, such notice must state the purpose for which the meeting is called.

State Anti-Takeover Statutes	Under Maryland law, certain “business combinations” (which include a merger, consolidation, share exchange and certain transfers, issuances or reclassifications of equity securities) between a Maryland corporation and any person who beneficially owns 10% or more of the voting power of the corporation’s outstanding voting stock, or an affiliate or associate of the corporation who beneficially owned 10% or more of the voting power of the corporation’s then outstanding stock at any time within the preceding two years, in each case referred to as an “interested stockholder,” or an affiliate thereof, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business

Under Delaware law, certain “business combinations” (which includes mergers, asset sales and other similar transactions) between a Delaware corporation and a stockholder that, together with its affiliates and associates, owns (or, under certain circumstances, has owned within the prior three years) more than 15% of the outstanding voting stock, who we refer to as an “interested stockholder,” are prohibited for a period of three years after the time at which such person became an interested stockholder, unless:

Rights of Parkway Stockholders (which will be the rights of stockholders of the Combined Corporation following the parent merger)	Rights of TPGI Stockholders

combination must be recommended by the board of directors and approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder or its affiliates or associates. The super-majority vote requirements do not apply, however, to business combinations that are approved or exempted by the board of directors prior to the time that the interested stockholder becomes an interested stockholder or if the business combination satisfies certain minimum price, form of consideration and procedural requirements. As permitted by Maryland law, the Parkway bylaws contain a provision exempting from the control share acquisition statute all shares of Parkway’s capital stock to the fullest extent permitted by Maryland law.

•     prior to such time, the board of directors approved either the business combination or transaction in which the stockholder became an interested stockholder;

•     upon becoming an interested stockholder, the stockholder owned at least 85% of the corporation’s outstanding voting stock other than shares held by directors who are also officers and certain employee benefit plans; or

•     the business combination is approved by both the board of directors and by holders of at least two thirds of the corporation’s outstanding voting stock (at a meeting and not by written consent), excluding shares owned by the interested stockholder.

Under Delaware law, TPGI is permitted to elect not to be governed by these provisions, however TPGI has not made such election.

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of the following five provisions:

•     a classified board;

•     a two-thirds stockholder vote requirement for removing a director;

•     a requirement that the number of directors be fixed only by vote of the directors;

•     a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; and

	Rights of Parkway Stockholders (which will be the rights of stockholders of the Combined Corporation following the parent merger)	Rights of TPGI Stockholders

•     a requirement that requires the request of the holders of at least a majority of all votes entitled to be cast to call a special meeting of stockholders.

To date, we have not made any of the elections described above, although, independent of these elections, our charter and bylaws contain provisions that special meetings of stockholders are only required to be held upon the request of a majority of the stockholders, that directors may be removed only for cause and by the vote of a majority of the votes entitled to be cast and that, generally, vacancies may be filled only by our Board of Directors.

Liability and Indemnification of Directors and Officers

The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision that eliminates such liability to the maximum extent permitted by Maryland law.

The MGCL requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or are threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•     the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was

The DGCL permits a Delaware corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from:

•     a breach of a director’s duty of loyalty to TPGI or its stockholders;

•     acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•     Section 174 of the DGCL, or

•     any transaction from which a director derived an improper personal benefit.

The DGCL requires a corporation to indemnify a present or former director or officer who has been successful on the merits or otherwise in any suit or matter to which such person is entitled to indemnification under the DGCL, which covers expenses actually and reasonably incurred by the director or officer in the matter.

The DGCL permits a corporation to indemnify its present and former directors and officers among others, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any proceeding to which they may be made or

Rights of Parkway Stockholders (which will be the rights of stockholders of the Combined Corporation following the parent merger)	Rights of TPGI Stockholders

committed in bad faith or (2) was the result of active and deliberate dishonesty;

•     the director or officer actually received an improper personal benefit in money, property or services; or

•     in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or in the right of the corporation or if the director or officer was adjudged liable on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses.

In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and

•     a written undertaking by the director or on the director’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director did not meet the standard of conduct.

Our charter obligates us provide any indemnification permitted by the laws of Maryland and shall indemnify directors, officers, agents and employees as follows:

•     we shall indemnify our directors and officers, whether serving us or at our request, any other entity, to the full extent required or permitted by Maryland law now or hereafter in force, including the advance of expenses under the procedures and to the full extent permitted by law; and

•     we shall indemnify other employees and agents, whether serving us or at our are threatened to be made a party by reason of their service to the corporation if it is determined that the person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and that, with respect to any criminal proceeding, the person had no reason to believe their conduct was unlawful.

In addition, the DGCL permits a corporation to advance reasonable expenses incurred by a director or officer in defending an action, suit or proceeding in advance of the final disposition of such matter upon receipt of an undertaking by or on behalf of that person to repay such amounts if it is ultimately determined that such person is not entitled to be indemnified by the corporation as authorized by the DGCL.

TPGI’s charter provides that, to the extent authorized by the DGCL, TPGI will indemnify any person who was or is made a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative because he or she is or was one of TPGI’s directors or officers, or, if such person is or was a director or officer of TPGI, is or was serving at TPGI’s request as a director, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding.

Additionally, TPGI’s bylaws provide that TPGI may, by action of its board of directors, indemnify any other person whom it has the power to indemnify against any liability, expense or other matter whatsoever.

	Rights of Parkway Stockholders (which will be the rights of stockholders of the Combined Corporation following the parent merger)	Rights of TPGI Stockholders

request, any other entity, to such extent as shall be authorized by the board of directors or our bylaws and be permitted by law.

We have also entered into an indemnification agreement with each of our directors and officers, which are intended to provide indemnification to the maximum extent permitted by Maryland law.

TPGI has entered into an indemnification agreement with each of its directors and executive officers, which are intended to provide indemnification to the maximum extent permitted under the DGCL
Distributions	Subject to the preferential rights of any other class or series of our stock and to the provisions of our charter regarding the restrictions on ownership and transfer of shares of stock, holders of shares of common stock are entitled to receive dividends on such shares of common stock if, as and when authorized by the Parkway Board, and declared by Parkway out of assets legally available for such distributions.	Subject to the preferential rights of any other class or series of TPGI stock, holders of TPGI common stock are entitled to dividends or distributions if, as and when authorized by the TPGI Board out of the assets legally available for such distribution. The holders of limited voting stock are not entitled to any dividends or distributions.

Dissenters’ Rights

The MGCL provides that a stockholder of a corporation is generally entitled to receive payment of the fair value of its stock if the stockholder dissents from transactions including a proposed merger, share exchange or a sale of substantially all of the assets of the corporation.

However, dissenters’ rights generally are not available to holders of shares, such as shares of Parkway common stock, that are registered on a national securities exchange or quoted on a national market security system.

The DGCL, provides that stockholders who dissent from a merger or consolidation of the corporation have the right to demand and receive payment of the fair value of their stock, as appraised by the Delaware Chancery Court. However, dissenters’ rights are inapplicable (a) to stockholders of a surviving corporation whose vote is not required to approve the merger or consolidation, and (b) to any class of stock listed on a national securities exchange or designated as a Nasdaq National Market security or held of record by over 2,000 stockholders, unless, in either case, such stockholders are required in the merger to accept in exchange for their shares anything other than (1) shares of the surviving corporation, (2) stock of another corporation which is either listed on a national securities exchange or designated as a Nasdaq National Market security, (3) cash in lieu of fractional shares of such corporations, or (4) any combination of the above. Neither the TPGI charter nor the TPGI bylaws contains any additional provisions relating to dissenters’ rights of appraisal.

	Rights of Parkway Stockholders (which will be the rights of stockholders of the Combined Corporation following the parent merger)	Rights of TPGI Stockholders
REIT Qualification	The Parkway charter provides that the Parkway Board may revoke or otherwise terminate Parkway’s REIT election, without approval of the stockholders, if it determines that it is no longer in Parkway’s best interests to attempt to qualify, or to continue to qualify, as a REIT.	TPGI is not qualified as a REIT.

STOCKHOLDER PROPOSALS

Parkway 2014 Annual Stockholder Meeting and Stockholder Proposals

Stockholder proposals intended to be presented at the 2014 annual meeting of Parkway stockholders must have been received by Parkway no later than December 3, 2013, in order to be included in the proxy statement and form of proxy relating to that meeting, which will be the annual meeting of the stockholders of the Combined Corporation in the event the mergers are completed on the expected timetable. In order to be included in the proxy statement, such proposals must comply with the requirements as to form and substance established by the SEC for such proposals. A stockholder who wishes to make a proposal at the Parkway annual meeting without submitting the proposal in the proxy statement and form of proxy relating to that meeting must comply with the notice and other requirements set forth in the Parkway bylaws. Pursuant to the current Parkway bylaws, that notice must have been submitted in writing and delivered to the secretary of Parkway between February 15, 2014 and March 17, 2014.

TPGI 2014 Annual Stockholder Meeting and Stockholder Proposals

If the mergers are completed on the expected timetable, TPGI does not intend to hold a 2014 annual meeting of its stockholders. If, however the mergers are not completed and the TPGI 2014 annual meeting is held, stockholder proposals intended to be presented at the meeting must have been received by TPGI no later than December 31, 2013, in order to be considered for inclusion in the proxy statement and form of proxy relating to that meeting. In order to be included in the proxy statement, such proposals must comply with the requirements as to form and substance established by the SEC for such proposals. A stockholder who wishes to make a proposal at the TPGI annual meeting without submitting the proposal in the proxy statement and form of proxy relating to that meeting must comply with the notice and other requirements set forth in the bylaws of TPGI. Pursuant to the current bylaws of TPGI, that notice must have been submitted in writing and delivered to the secretary of TPGI between January 30, 2014 and March 1, 2014.

LEGAL MATTERS

The validity of the shares of Parkway common stock to be issued in the parent merger will be passed upon by Hogan Lovells US LLP. It is a condition to the mergers that Parkway and TPGI receive opinions from Hogan Lovells US LLP and Skadden, Arps, Slate, Meagher & Flom LLP, respectively, concerning the U.S. federal income tax consequences of the parent merger.

EXPERTS

The consolidated financial statements of Parkway Properties, Inc. included in Parkway’s Annual Report on Form 10-K for the year ended December 31, 2012, including schedules appearing therein, and the effectiveness of Parkway Properties Inc.’s internal control over financial reporting as of December 31, 2012, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports included therein, and incorporated herein by reference. Such consolidated financial statements and Parkway Properties, Inc. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2012 are incorporated by reference herein in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The (i) statement of revenues and certain expenses of NASCAR Plaza for the year ended December 31, 2011, incorporated by reference herein from Parkway’s Current Report on Form 8-K/A filed with the SEC on February 6, 2013, and (ii) statement of revenues and certain expenses of Phoenix Tower for the year ended December 31, 2011, incorporated by reference herein from Parkway’s Current Report on Form 8-K filed with the SEC on March 5, 2013, and (iii) statements of revenues and certain expenses of Hearst Tower, Phoenix Tower, NASCAR Plaza, and Deerwood Portfolio for the year ended December 31, 2012, incorporated by reference herein from Parkway’s Current Report on Form 8-K filed with the SEC on June 6, 2013, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports included therein, and incorporated herein by reference. Such statements of revenues and certain expenses are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements and schedules of Parkway Properties, Inc. as of December 31, 2011, and for each of the years in the two-year period ended December 31, 2011, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2011 and 2010 consolidated financial statements contains an explanatory paragraph that states as discussed in Note A to the consolidated financial statements, the Company retrospectively applied Accounting Standards Update 2011-05, “Comprehensive Income” and updated the financial statement presentation of comprehensive loss for the years ended December 31, 2011 and 2010. In addition, the explanatory paragraph states as discussed in Notes G and M to the consolidated financial statements, the Company retrospectively applied certain reclassifications associated with discontinued operations for the years ended December 31, 2011 and 2010.

The consolidated financial statements of Thomas Properties Group, Inc. for the year ended December 31, 2012 (including the schedule appearing therein), the effectiveness of Thomas Properties Group, Inc.’s internal control over financial reporting as of December 31, 2012, and the combined statements of revenues and certain expenses of the Houston Portfolio for the three years in the period ended December 31, 2012 appearing or incorporated by reference in this Prospectus and Registration Statement of Parkway Properties, Inc. have been audited by Ernst & Young LLP, independent registered public accounting firm, with respect to Thomas Properties Group, Inc., and Ernst & Young LLP, independent auditors, with respect to the Houston Portfolio, to the extent indicated in their reports thereon also appearing elsewhere herein and in the Registration Statement or incorporated by reference. Such consolidated financial statements and combined statements of revenues and certain expenses have been included herein or incorporated by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Parkway and TPGI each file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any of this information at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy and information statements, and other information regarding issuers, including Parkway and TPGI, who file electronically with the SEC. The address of that site is www.sec.gov.

Investors may also consult Parkway’s or TPGI’s website for more information about Parkway or TPGI, respectively. Parkway’s website is www.pky.com. TPGI’s website is www.tpgre.com. Information included on these websites is not incorporated by reference into this joint proxy statement/prospectus.

Parkway has filed with the SEC a registration statement of which this joint proxy statement/prospectus forms a part. The registration statement registers the shares of Parkway common stock to be issued to TPGI stockholders in connection with the parent merger. The registration statement, including the exhibits and schedules thereto, contains additional relevant information about Parkway common stock. The rules and regulations of the SEC allow Parkway and TPGI to omit certain information included in the registration statement from this joint proxy statement/prospectus.

In addition, the SEC allows Parkway and TPGI to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this joint proxy statement/prospectus, except for any information that is superseded by information included directly in this joint proxy statement/prospectus. This joint proxy statement/prospectus contains summaries of certain provisions contained in some of the Parkway or TPGI documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by reference to the actual documents.

This joint proxy statement/prospectus incorporates by reference the documents listed below that Parkway has previously filed with the SEC; provided, however, that we are not incorporating by reference, in each case, any documents, portions of documents or information deemed to have been furnished and not filed in accordance with SEC rules. The documents listed below contain important information about Parkway, its financial condition or other matters.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013 and June 30, 2013.

•	Current Reports on Form 8-K, filed on January 1, 2013, January 23, 2013, January 29, 2013, February 6, 2013, February 27, 2013, March 5, 2013, March 13, 2013, March 25, 2013, May 21, 2013, May 30, 2013, June 6, 2013, June 17, 2013, July 3, 2013, July 12, 2013, August 13, 2013, September 5, 2013 (two Current Reports), September 11, 2013, September 18, 2013 and October 3, 2013 (other than documents or portions of those documents not deemed to be filed).

•	Proxy Statement for Parkway’s 2013 Annual Meeting of Stockholders, on Schedule 14A filed with the SEC on April 4, 2013.

•	The description of Parkway common stock included in Parkway’s Registration Statement on Form 8-A, filed with the SEC on August 5, 1996, including any subsequently filed amendments and reports filed for the purpose of updating such disclosure.

In addition, Parkway incorporates by reference herein any filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement that contains this joint proxy statement/prospectus and prior to the effectiveness of this joint proxy statement/prospectus and any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and prior to the effective date of the mergers. Such documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date such documents are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

You can obtain any of the documents listed above from the SEC, through the SEC’s website at the address described above or from Parkway by requesting them in writing or by telephone at the following address:

Parkway Properties, Inc.

Attention: Ted McHugh, Director of Investor Relations

390 North Orange Avenue, Suite 2400

Orlando, Florida 38201

Telephone: (407) 650-0593

These documents are available from Parkway without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which this joint proxy statement/prospectus forms a part.

This joint proxy statement/prospectus also incorporates by reference the documents listed below that TPGI has previously filed with the SEC; provided, however, that we are not incorporating by reference, in each case, any documents, portion of documents or information deemed to have been furnished and not filed in accordance with SEC rules. The documents listed below contain important information about TPGI, its financial condition or other matters.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013 and June 30, 2013.

•	Current Reports on Form 8-K, or Form 8-K/A, filed on February 14, 2013, April 12, 2013, April 26, 2013, May 7, 2013, June 6, 2013, July 17, 2013, August 2, 2013, August 5, 2013, September 5, 2013 (two Current Reports) and October 4, 2013 (two Current Reports) (other than documents or portions of those documents not deemed to be filed).

•	Proxy Statement for TPGI’s 2013 Annual Meeting of Shareholders, on Schedule 14A filed with the SEC on April 30, 2013.

•	The descriptions of TPGI common stock and TPGI limited voting stock included in TPGI’s Registration Statement on Form 8-A, filed with the SEC on July 16, 2004, including any subsequently filed amendments and reports filed for the purpose of updating such disclosure.

In addition, TPGI incorporates by reference any filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement that contains this joint proxy statement/prospectus and prior to the effectiveness of this joint proxy statement/prospectus and any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and prior to the date of the TPGI special meeting. Such documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date such documents are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

You can obtain any of these documents from the SEC, through the SEC’s website at the address described above, or TPGI will provide you with copies of these documents, without charge, upon written or oral request to:

Thomas Properties Group, Inc.

Attention: Diana Laing, Chief Financial Officer

515 South Flower Street, 6th Floor

Los Angeles, California 90071

(213) 613-1900

If you are a stockholder of Parkway or a stockholder of TPGI and would like to request documents, please do so by December 9, 2013 to receive them before the Parkway special meeting or the TPGI special meeting, as applicable. If you request any documents from Parkway or TPGI, Parkway or TPGI, as applicable, will mail them to you by first class mail, or another equally prompt means, within one business day after Parkway or TPGI receives your request.

This document is a prospectus of Parkway and is a joint proxy statement of Parkway and TPGI for the Parkway special meeting and the TPGI special meeting. Neither Parkway nor TPGI has authorized anyone to give any information or make any representation about the mergers or Parkway or TPGI that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that Parkway or TPGI has incorporated by reference into this joint proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this joint proxy statement/prospectus speaks only as of the date of this joint proxy statement/prospectus unless the information specifically indicates that another date applies.

INDEX TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL INFORMATION

PARKWAY PROPERTIES, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Introduction

On September 4, 2013, Parkway Properties, Inc., or Parkway, and Thomas Properties Group, Inc., or TPGI, and certain of their respective affiliates, entered into a definitive agreement and plan of merger, which is referred to as the merger agreement, pursuant to which Parkway and TPGI will combine through a merger of TPGI with and into Parkway, with Parkway surviving the merger, which we refer to as the parent merger.

Under the terms of the merger agreement, each share of TPGI common stock will be converted into the right to receive 0.3822 of a newly issued share of Parkway common stock. Following the parent merger, continuing Parkway stockholders will hold approximately 78.7% of the combined company, which we refer to as the Combined Corporation, and former TPGI stockholders will hold approximately 21.3% percent of the issued and outstanding shares of common stock of the Combined Corporation. The parent merger is subject to customary closing conditions, including receipt of the approval of both the Parkway and TPGI stockholders, among other things. The transactions contemplated by the merger agreement, including the parent merger, are expected to close in the fourth quarter of 2013.

The unaudited pro forma condensed consolidated financial statements were prepared using the acquisition method of accounting, with Parkway considered the acquirer of TPGI. See “Accounting Treatment of the Mergers.” Under the acquisition method of accounting, the purchase price is allocated to the underlying TPGI tangible and intangible assets acquired and liabilities assumed based on their respective fair market values, with the excess purchase price, if any, allocated to goodwill.

The pro forma adjustments and the purchase price allocation as presented are based on estimates and certain information that is currently available. The total consideration for the parent merger and the assignment of fair values to TPGI’s assets acquired and liabilities assumed has not been finalized, is subject to change, could vary materially from the actual amounts at the time the parent merger is completed. A final determination of the fair value of TPGI’s assets and liabilities, including intangible assets with both indefinite or finite lives, will be based on the actual net tangible and intangible assets and liabilities of TPGI that exist as of the closing date of the parent merger and, therefore, cannot be made prior to the completion of the parent merger. In addition, the value of the consideration to be paid by Parkway upon the consummation of the parent merger will be determined based on the closing price of Parkway’s common stock on the closing date of the parent merger. As a result of the foregoing, the pro forma adjustments are preliminary and are subject to change as additional information becomes available and as additional analyses are performed. The preliminary pro forma adjustments have been made solely for the purpose of providing the unaudited pro forma condensed consolidated financial statements presented below. Parkway estimated the fair value of TPGI’s assets and liabilities based on discussions with TPGI’s management, preliminary valuation studies, due diligence and information presented in TPGI’s public filings. Until the parent merger is completed, both companies are limited in their ability to share certain information. Upon completion of the parent merger, final valuations will be performed. Any increases or decreases in the fair value of relevant balance sheet amounts upon completion of the final valuations will result in adjustments to the pro forma balance sheet and/or pro forma statements of operations. The final purchase price allocation may be different than that reflected in the pro forma purchase price allocation presented herein, and this difference may be material.

The aggregate purchase price for financial statement purposes will be based on the actual closing price per share of Parkway common stock on the closing date, which could differ materially from the assumed value disclosed in the notes to the unaudited pro forma condensed consolidated financial statements. If the actual closing price per share of Parkway common stock on the closing date is higher than the assumed amount, it is expected that the final purchase price will be higher. Conversely, if the actual closing price is lower than the assumed amount, it is expected that the final purchase price will be lower. A hypothetical 10% change in

Parkway’s closing stock price on the closing date of the parent merger would have an approximate $43.5 million impact on the purchase price.

Assumptions and estimates underlying the unaudited adjustments to the unaudited pro forma condensed consolidated financial statements are described in the accompanying notes. The historical consolidated financial statements have been adjusted in the unaudited pro forma condensed consolidated financial statements to give pro forma effect to events that are: (1) directly attributable to the parent merger, (2) factually supportable, and (3) expected to have a continuing impact on the results of operations of the combined company following the parent merger. This information is presented for illustrative purposes only and is not indicative of the combined operating results or financial position that would have occurred if such transactions had occurred on the dates and in accordance with the assumptions described below, nor is it indicative of future operating results or financial position.

The unaudited pro forma condensed consolidated financial statements, although helpful in illustrating the financial characteristics of the combined company under one set of assumptions, do not reflect opportunities to earn additional revenue, or other factors that may result as a consequence of the parent merger and do not attempt to predict or suggest future results. The projected operating synergies are expected to include approximately $13.9 million in combined annual cost synergies (these synergies have not been reflected in the pro forma condensed consolidated statement of operations). The unaudited pro forma condensed consolidated financial statements also exclude the effects of costs associated with any restructuring or integration activities or asset dispositions resulting from the parent merger as they are currently not known, and to the extent they occur, are expected to be non-recurring and will not have been incurred at the closing date of the parent merger. However, such costs could affect the Combined Corporation following the parent merger in the period the costs are incurred or recorded. Further, the unaudited pro forma condensed consolidated financial statements do not reflect the effect of any regulatory actions that may impact the results of the Combined Corporation following the parent merger.

The unaudited pro forma condensed consolidated financial statements have been developed from and should be read in conjunction with:

•	the accompanying notes to the unaudited pro forma condensed consolidated financial statements;

•	the historical audited consolidated financial statements of Parkway as of and for the year ended December 31, 2012, included in Parkway’s Form 10-K, and the historical unaudited consolidated financial statements as of and for the six months ended June 30, 2013, included in Parkway’s Form 10-Q, both of which are incorporated by reference in this document;

•	the historical audited consolidated financial statements of TPGI as of and for the year ended December 31, 2012, included in TPGI’s Form 10-K, and the historical unaudited consolidated financial statements as of and for the six months ended June 30, 2013, included in TPGI’s Form 10-Q, both of which are incorporated by reference in this document; and

•	other information relating to Parkway and TPGI contained in or incorporated by reference into this document. See “Where You Can Find More Information,” “Selected Historical Financial Information of Parkway” and “Selected Historical Financial Information of TPGI.”

PARKWAY PROPERTIES, INC.

PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

JUNE 30, 2013

(Unaudited)

	Parkway Historical	TPGI Historical	Pro Forma Adjustments		TPGI Pro Forma	Parkway Pro Forma
	(In thousands)
Assets
Real estate related investments:
Office and parking properties	$1,952,276	$404,911	$238,546	(2)	$643,457	$2,595,733
Accumulated depreciation	(223,184)	(130,736)	130,736	(3)	—	(223,184)

	1,729,092	274,175	369,282		643,457	2,372,549
Land available for sale	250	—	—		—	250
Investments in unconsolidated real estate entities	—	68,429	(19,949	)(4)	48,480	48,480
Condominium units held for sale	—	32,095	(495	)(5)	31,600	31,600
Receivables and other assets	155,743	50,183	(27,302	)(6)	22,881	178,624
Intangible assets, net	120,704	—	75,156	(7)	75,156	195,860
Assets held for sale	9,831	—	—		—	9,831
Management contracts, net	15,437	—	4,334	(8)	4,334	19,771
Marketable securities	—	9,879	—		9,879	9,879
Restricted cash	—	3,935	(2,858	)(9)	1,077	1,077
Cash and cash equivalents	30,241	127,879	(93,982	)(10)	33,897	64,138

Total assets	$2,061,298	$566,575	$304,186		$870,761	$2,932,059

Liabilities
Notes payable to banks	$313,000	$—	$—	(11)	$—	$313,000
Mortgage notes payable	724,090	261,738	73,993	(12)	335,731	1,059,821
Accounts payable and other liabilities	62,706	38,904	32,433	(13)	71,337	134,043
Below market rents	25,150	—	53,881	(14)	53,881	79,031
Losses and distributions in excess of investments in unconsolidated real estate entities	—	11,366	(11,366	)(15)	—	—
Liabilities related to assets held for sale	325	—	—		—	325

Total liabilities	1,125,271	312,008	148,941		460,949	1,586,220

Equity
Stockholders’ equity:
Common Stock	69	586	(567	)(16)	19	88
Additional paid-in capital	1,097,788	261,833	89,776	(17)	351,609	1,449,397
Accumulated other comprehensive loss	(814)	(121)	121	(18)	—	(814)
Accumulated deficit	(375,138)	(100,019)	54,619	(19)	(45,400)	(420,538)

Total stockholders’ equity	721,905	162,279	143,949		306,228	1,028,133

Noncontrolling interests—real estate partnerships	214,107	54,507	(34,611	)(20)	19,896	234,003
Noncontrolling interests—unit holders in operating partnership	15	37,781	45,907	(21)	83,688	83,703

Total equity	936,027	254,567	155,245		409,812	1,345,839

Total liabilities and equity	$2,061,298	$566,575	$304,186		$870,761	$2,932,059

See the accompanying notes to unaudited pro forma condensed consolidated financial statements.

PARKWAY PROPERTIES, INC.

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED JUNE 30, 2013

(Unaudited)

(in thousands, except per share data)

	Parkway Historical	TPGI Historical	Pro Forma Adjustments		TPGI Pro Forma	Parkway Pro Forma
Revenues
Income from office and parking properties	$138,781	$28,476	$17,633	(23)	$46,109	$184,890
Management company income	8,832	—	—		—	8,832
Investment advisory, management, leasing and development services	—	7,810	(5,933	)(24)	1,877	1,877
Reimbursement of property personnel costs	—	2,033	(1,644	)(25)	389	389
Condominium sales	—	7,793	—		7,793	7,793

Total revenues	147,613	46,112	10,056		56,168	203,781

Expenses and other
Property operating expense	53,573	17,060	3,273	(26)	20,333	73,906
Depreciation and amortization	60,764	8,112	15,516	(27)	23,628	84,392
Impairment loss on real estate	—	753	(753	)(28)	—	—
Management company expenses	8,981	—	—		—	8,981
Investment advisory, management, leasing, and development services	—	4,208	(3,343	)(29)	865	865
Reimbursable property personnel costs	—	2,033	(1,644	)(30)	389	389
Cost of condominium sales	—	6,411	—		6,411	6,411
General and administrative	8,905	12,480	—	(31)	12,480	21,385
Acquisition costs	1,646	—	—	(32)	—	1,646

Total expenses and other	133,869	51,057	13,049		64,106	197,975

Operating income (loss)	13,744	(4,945)	(2,993)		(7,938)	5,806
Other income and expenses
Interest and other income	185	114	—		114	299
Equity in net income (loss) of unconsolidated real estate entities	—	(6,321)	81	(33)	(6,240)	(6,240)
Loss on sale of real estate	—	(559)	559	(34)	—	—
Interest expense	(21,774)	(7,244)	85	(35)	(7,159)	(28,933)

Loss before income taxes	(7,845)	(18,955)	(2,268)		(21,223)	(29,068)
Income tax benefit (expense)	891	(40)	—		(40)	851

Loss from continuing operations	(6,954)	(18,995)	(2,268)		(21,263)	(28,217)
Net (income) loss attributable to real estate partnerships and unit holders	2,306	4,475	(1,145	)(36)	3,330	5,636

Net loss for Parkway Properties, Inc.	(4,648)	(14,520)	(3,413)		(17,933)	(22,581)
Dividends on preferred stock	(3,433)	—	—		—	(3,433)
Dividends on preferred stock redemption	(6,604)	—	—		—	(6,604)

Net loss attributable to common stockholders	$(14,685)	$(14,520)	$(3,413)		$(17,933)	$(32,618)

Loss from continuing operations attributable to common stockholders per common share:

Basic and diluted	$(0.23)	$(0.31)	$(0.12)		$(0.96)	$(0.40)

Weighted average common shares outstanding:

Basic and diluted	62,720	46,420	(27,716	)(37)	18,704	81,424

See the accompanying notes to unaudited pro forma condensed consolidated financial statements.

PARKWAY PROPERTIES, INC.

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2012

(Unaudited)

(in thousands, except per share data)

	Parkway Historical	TPGI Historical	Pro Forma Adjustments		TPGI Pro Forma	Parkway Pro Forma
Revenues
Income from office and parking properties	$206,739	$54,922	$35,971	(23)	$90,893	$297,632
Management company income	19,778	—	—		—	19,778
Investment advisory, management, leasing and development services	—	20,271	(17,374	)(24)	2,897	2,897
Reimbursment of property personnel costs	—	5,183	(2,873	)(25)	2,310	2,310
Condominuium sales	—	10,240	—		10,240	10,240

Total revenues	226,517	90,616	15,724		106,340	332,857

Expenses and other
Property operating expense	80,748	31,860	9,746	(26)	41,606	122,354
Depreciation and amortization	81,537	15,701	31,556	(27)	47,257	128,794
Impairment loss on real estate	9,200	12,745	(12,745	)(28)	—	9,200
Impairment loss on management contracts and goodwill	41,967	—	—		—	41,967
Change in fair value of contingent consideration	216	—	—		—	216
Management company expenses	17,237	—	—		—	17,237
Investment advisory, management, leasing, and development services	—	12,461	(11,345	)(29)	1,116	1,116
Reimbursable property personnel costs	—	5,183	(2,873	)(30)	2,310	2,310
Cost of condominium sales	—	8,129	—		8,129	8,129
General and administrative	16,420	17,749	—	(31)	17,749	34,169
Acquisition costs	2,791	—	—	(32)	—	2,791

Total expenses and other	250,116	103,828	14,339		118,167	368,283

Operating income (loss)	(23,599)	(13,212)	1,385		(11,827)	(35,426)

Other income and expenses
Interest and other income	272	74	—		74	346
Equity in net loss of unconsolidated real estate entities	—	(3,672)	(7,306	)(33)	(10,978)	(10,978)
Gain on sale of real estate	48	—	—	(34)	—	48
Recovery of loss on mortgage loan receivable	500	—	—		—	500
Interest expense	(35,334)	(16,847)	1,969	(35)	(14,878)	(50,212)

Loss before income taxes	(58,113)	(33,657)	(3,952)		(37,609)	(95,722)

Income tax benefit (expense)	(261)	385	—		385	124
Loss from continuing operations	(58,374)	(33,272)	(3,952)		(37,224)	(95,598)
Net loss attributable to real estate partnerships and unit holders	3,586	7,876	13,561	(36)	21,437	25,023

Net income for Parkway Properties, Inc.	(54,788)	(25,396)	9,609		(15,787)	(70,575)
Dividends on preferred stock	(10,843)	—	—		—	(10,843)
Dividends on convertible preferred stock	(1,011)	—	—		—	(1,011)

Net (loss) attributable to common stockholders	$(66,642)	$(25,396)	$9,609		$(15,787)	$(82,429)

Income (loss) from continuing operations attributable to common stockholders per common share:

Basic and diluted	$(2.11)	$(0.61)	$(0.42)		$(0.84)	$(1.64)

Weighted average common shares outstanding:

Basic and diluted	31,542	41,632	(22,928	)(37)	18,704	50,246

See the accompanying notes to unaudited pro forma condensed consolidated financial statements.

PARKWAY PROPERTIES, INC.

NOTES TO UNAUDITED PRO FORMA

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

General

The Parkway Properties, Inc. (“Parkway”) and Thomas Properties Group, Inc. (“TPGI”) historical amounts include the reclassification of certain historical balances to conform to the pre-merger Parkway presentation of these unaudited pro forma condensed consolidated financial statements, as described below:

Balance Sheet:

•	TPGI’s balances for land and improvements and land and improvements—development properties were reclassified into office and parking properties.

•	TPGI’s balance for rents and other receivables, previously disclosed as a separate line item, was reclassified into receivables and other assets.

•	TPGI’s balance for receivables from unconsolidated real estate entities, previously disclosed as a separate line item, was reclassified into receivables and other assets.

•	TPGI’s balance for deferred rents, previously disclosed as a separate line item, was reclassified into receivables and other assets.

•	TPGI’s balance for deferred leasing and loan costs, net, previously disclosed as a separate line item, was reclassified into receivables and other assets.

•	TPGI’s balance for other assets, net, previously disclosed as a separate line item, was reclassified into receivables and other assets.

•	TPGI’s balance for prepaid rent, previously disclosed as a separate line item, was reclassified into accounts payable and other liabilities.

•	TPGI’s balance for deferred revenue, previously disclosed as a separate line item, was reclassified into accounts payable and other liabilities.

•	TPGI’s balance for partners in consolidated real estate entities, previously disclosed as a separate line item, was reclassified into noncontrolling interests—real estate partnerships.

•	Parkway’s balance for below market rents, previously disclosed as accounts payable and other liabilities, was reclassified into below market rents.

•	Parkway’s balance for unit holders in operating partnership, previously disclosed as noncontrolling interests, was reclassified into noncontrolling interests—unit holders in operating partnership.

Statement of Operations:

•	TPGI’s balances for rental, tenant reimbursements, and parking and other, previously disclosed as separate line items of revenue, were reclassified into income from office and parking properties.

•	TPGI’s balances for investment advisory, management, leasing, and development services and investment advisory, management, leasing, and development services—unconsolidated real estate entities were combined into investment advisory, management, leasing, and development services.

•	TPGI’s balances for property operating and maintenance expense and real estate and other taxes expense, previously disclosed as separate line items of expenses, were reclassified into property operating expense.

The unaudited pro forma condensed consolidated financial statements are based on Parkway’s historical consolidated financial statements and TPGI’s historical consolidated financial statements, each incorporated by reference in this joint proxy statement/prospectus, and have been adjusted in the statements below to give effect to (i) the mergers, (ii) the sale of One Commerce Square, Two Commerce Square and Four Points Centre, which are expected to occur immediately following the completion of the mergers, (iii) the liquidation of the TPG/CalSTRS, LLC joint venture, which occurred on September 30, 2013 and which included the transfer of City National Plaza, (iv) the sale of Reflections I and Reflections II, and Fair Oaks Plaza on September 27, 2013 by TPG/CalSTRS, and (v) the consolidation of San Felipe Plaza and CityWest Place, which were previously included in the TPG/CalSTRS joint venture, and Murano. Parkway will acquire TPGI’s joint venture interest in TPG/CalSTRS Austin, LLC. The unaudited pro forma combined statements of operations for the six months ended June 30, 2013 and the 12 months ended December 31, 2012 give effect to the foregoing transactions as if they had occurred on January 1, 2012, the beginning of the earliest period presented. The unaudited pro forma combined balance sheet as of June 30, 2013 gives effect to the foregoing transactions as if they had occurred on June 30, 2013.

Balance Sheet

General

(1)	Represents adjustments to record the acquisition of TPGI by Parkway based upon the estimated purchase price of approximately $797.0 million. The calculation of the estimated purchase price to be allocated is as follows (in thousands):

Equity to be issued (a)	$435,316

Assumptions of mortgage note payables	335,731
Other liabilities	25,937

Estimated purchase price	$796,984

(a)	Assumes 60.6 million shares of TPGI common stock (includes the assumption of phantom shares, restricted shares, and units in the operating partnership) are to be converted to Parkway common shares at a fixed conversion rate of 0.3822 per TPGI share. The per share closing price of Parkway’s common stock on October 28, 2013 was $18.80.

The purchase price will be adjusted based on the share price of Parkway’s common stock at closing consistent with the requirements of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 805, Business Combinations. The preliminary purchase price allocation of assets acquired and liabilities assumed is provided throughout these notes. The following provides a summary of the preliminary purchase price allocation by major categories of assets and liabilities in the unaudited pro forma condensed consolidated balance sheet as of June 30, 2013 (in thousands):

Assets:
Total real estate	$643,457
Acquired intangible lease assets	75,156
Cash and cash equivalents	33,897
Investments in unconsolidated real estate entities	48,480
Restricted cash	1,077
Management contracts, net	4,334
Marketable securities	9,879
Condominium units held for sale	31,600
Receivables and other assets	22,881

Total Assets	870,761

Liabilities:
Mortgage loans	$335,731
Accounts payable and other liabilities	9,552
Below market rents	53,881
Prepaid rent and deferred revenue	16,385

Total Liabilities	415,549

Noncontrolling interests	19,896

Estimated fair value of net assets acquired	$435,316

Assets

(2)	Office and parking properties reflects an adjustment to record the estimated increase over TPGI’s historical investment in real estate based upon the preliminary estimated fair value for the tangible real estate assets to be acquired. The final determination of the allocation of the purchase price will be based on the fair value of such assets and liabilities as of the actual consummation date of the parent merger and will be completed after the parent merger is consummated. Such final determination of the purchase price may be significantly different from the preliminary estimates used in the unaudited pro forma condensed consolidated financial statements.

The estimated values are as follows (in thousands):

TPGI Pro Forma
Land	$97,862
Buildings and Improvements	499,891
Tenant Improvements	45,704

Estimated fair value of real estate investments	$643,457

(3)	Accumulated depreciation and amortization was adjusted to eliminate TPGI’s historical accumulated depreciation and amortization.

(4)	Investments in unconsolidated real estate entities were adjusted to eliminate the TPG/CalSTRS joint venture, and to reflect the fair value adjustment related to TPG/CalSTRS Austin, LLC.

(5)	Condominium units held for sale was adjusted to account for expected condominium sales recognized from the balance sheet date of June 30, 2013 through the actual merger consummation date.

(6)	Receivables and other assets was adjusted to account for the following (in thousands):

Pro Forma Adjustment
Elimination of rents and other receivables to reflect only consolidated assets	$(378)
Elimination of receivables for unconsolidated entities to reflect only consolidated assets	(8)
Elimination of deferred rents	(20,343)
Elimination of deferred leasing costs	(11,282)
Elimination of deferred loan costs	(1,273)
Elimination of other assets	(10,637)
Acquisition of lease costs	16,619

Total pro forma adjustments	$(27,302)

(7)	Intangible assets, net reflects the purchase price allocation of the following items (in thousands):

TPGI Pro Forma
In place leases	$72,546
Above market rents	2,610

Estimated fair value of intangible assets	$75,156

(8)	Management contracts, net adds the purchase price allocation of the management contracts acquired.

(9)	Restricted cash was adjusted to reflect the impact of the mergers and the other transactions included in the pro forma adjustment.

(10)	Cash and cash equivalents was adjusted to reflect the impact of the mergers and the other transactions included in the pro forma adjustment and also includes the amount TPGI was required to contribute to TPG/CalSTRS in connection with its liquidation. The transaction costs of $45.4 million was not reflected in this amount.

Liabilities

(11)	Notes payable to banks does not reflect the $80 million bridge loan to TPG LP to fund a portion of the capital contribution to the TPG/CalSTRS joint venture in connection with its liquidation. Parkway plans to repay the bridge loan using proceeds from the sale of Four Points Centre, One Commerce Square, and Two Commerce Square.

(12)	Mortgage notes payable adjustment represents the elimination of the debt related to the previous consolidated assets of One Commerce Square, Two Commerce Square, and Four Points Centre and the assumption of the debt related to the San Felipe Plaza and CityWest Place assets and the associated mortgage premium.

(13)	Accounts payable and other liabilities adjustments to TPGI’s historical balances are as follows (in thousands):

Pro Forma Adjustment
Elimination of accounts payable and other liabilities for properties to be sold	$(15,748)
Reflection of anticipated transaction costs	45,400
Reflection of prepaid and deferred rent for the consolidated assets	2,781

Total pro forma adjustments	$32,433

(14)	Acquired lease intangible liabilities reflect the purchase price allocation of below market rents.

(15)	Represents the elimination of losses and distributions in excess of investments in unconsolidated real estate entities.

Equity

(16)	Common stock represents the adjustment to convert TPGI’s historical equity into Parkway common stock.

(17)	The adjustment to additional paid-in capital is to reflect the adjustment to convert TPGI’s historical equity into Parkway common stock.

(18)	Represents elimination of TPGI’s accumulated other comprehensive loss.

(19)	Represents elimination of TPGI’s accumulated deficit and the reflection of $45.4 million in anticipated transaction costs.

(20)	Noncontrolling interest—real estate partnerships was adjusted to reflect the unaffiliated partner’s interest in Murano and TPG/CalSTRS Austin.

(21)	Noncontrolling interest—unit holders in operating partnership represents the adjustment to convert TPGI’s historical units in operating partnership into Parkway units in operating partnership.

Statements of Operations

General

(22)	Statement of Operations for TPGI and Parkway does not include the impact of discontinued operations. Adjustments reflect the effect on Parkway’s and TPGI’s historical consolidated statement of operations and shares used in computing earnings per share as if the TPGI acquisition occurred on January 1, 2012.

Revenue

(23)	The TPGI pro forma reflects rental revenue generated on a straight line basis as if TPGI had consummated each of its 2012 and 2013 (through June 30th) property acquisitions on January 1, 2012. The pro forma adjustment is the difference between the TPGI pro forma amount and the TPGI historical amount. The TPGI pro forma rental revenue is calculated as follows (in thousands):

	For the six months ended June 30, 2013	For the year ended December 31, 2012
Contractual rent	$37,830	$75,697
Straight-line rent adjustment	2,173	2,986
Above and below market lease amortization, net	6,106	12,210

TPGI pro forma rental revenue	$46,109	$90,893

(24)	Investment advisory, management, leasing and development services were adjusted to reflect the pro forma revenue related to the services provided to TPG/CalSTRS Austin.

(25)	Reimbursement of property personnel costs were adjusted to reflect the pro forma revenues related to the TPG/CalSTRS Austin.

Expense

(26)	Property operating expense was adjusted to reflect the expenses for the consolidation of San Felipe Plaza and CityWest Place.

(27)	The pro forma adjustment is the difference between the TPGI pro forma amount and the TPGI historical amount. The pro forma depreciation and amortization reflects the revised depreciation and amortization expense as follows (in thousands), based upon the estimated purchase price allocation:

	For the six months ended June 30, 2013	For the year ended December 31, 2012
Buildings and improvements	$10,847	$21,696
In place lease assets	11,002	22,002
Lease commissions	1,779	3,559

Total depreciation and amortization	$23,628	$47,257

(28)	Impairment losses on real estate were adjusted for impairment losses on assets which will not be acquired in connection with the mergers.

(29)	Investment advisory, management, leasing, and development services were adjusted to reflect the expenses related to the services provided to TPG/CalSTRS Austin.

(30)	Reimbursable property personnel costs were adjusted to reflect the expenses related to the TPG/CalSTRS Austin.

(31)	General and administrative was not adjusted to reflect the expected annual cost savings of $13.9 million as a result of the mergers.

(32)	Acquisition costs represent the estimated transaction costs related to the mergers, including, but not limited to, advisor fees, legal fees, accounting fees, printing fees, and transfer fees of $45.4 million, of which approximately $35.9 million will be borne by TPGI prior to the mergers. This was not reflected in the pro forma income statements.

(33)	Equity in net income (loss) of unconsolidated real estate entities was adjusted to reflect the impact of the mergers and the other transactions included in the pro forma adjustments.

(34)	Loss on sale of real estate was eliminated.

(35)	Interest expense reflects an adjustment to TPGI’s historical interest expense to account for the assumption of mortgages of San Felipe Plaza and City West Place, and the related fair value adjustment.

The adjustment includes the following (in thousands):

	For the six months ended June 30, 2013	For the year ended December 31, 2012
Interest on mortgages assumed	$8,751	$18,063
Mortgage premium amortization	(1,592)	(3,185)

Total interest expense	$7,159	$14,878

(36)	Noncontrolling interest was adjusted to reflect the unaffiliated partner’s interest in Murano and TPG/CalSTRS Austin.

(37)	Weighted average common shares outstanding reflects the adjustment from TPGI’s historical common shares outstanding to the Parkway shares issued at closing.

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

By and Among

PARKWAY PROPERTIES, INC.

PARKWAY PROPERTIES LP

PKY MASTERS, LP

THOMAS PROPERTIES GROUP, INC.

and

THOMAS PROPERTIES GROUP, L.P.

Dated as of September 4, 2013

EXHIBITS

Exhibit A – Form of Company Stockholders Voting Agreement

Exhibit B – Form of Parent Stockholders Voting Agreement

Exhibit C – Form of Articles Supplementary

Exhibit D – Form of JAT Side Letter

Exhibit E – Amendments to Parent Partnership Agreement

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of September 4, 2013 (this “Agreement”), is made by and among Parkway Properties, Inc., a Maryland corporation (“Parent”), Parkway Properties LP, a Delaware limited partnership, (“Parent LP”), PKY Masters, LP, a Delaware limited partnership and an indirect wholly owned subsidiary of Parent LP (“Merger Sub”), Thomas Properties Group, Inc., a Delaware corporation (the “Company”), and Thomas Properties Group, L.P., a Maryland limited partnership (“Company LP”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in Section 1.1.

W I T N E S S E T H:

WHEREAS, the parties hereto wish to effect a business combination transaction in which the Company will be converted into a REIT through a merger with and into Parent, with Parent being the surviving entity (the “Parent Merger”), and each outstanding share of common stock, par value $0.01 per share (the “Company Common Stock”), of the Company will be converted into the right to receive the applicable Parent Merger Consideration (as defined herein), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL and the MGCL;

WHEREAS, prior to the Parent Merger, Merger Sub shall merge with and into Company LP, with Company LP continuing as the surviving entity and a wholly-owned subsidiary of Parent LP (such merger transaction, the “Partnership Merger” and, together with the Parent Merger, the “Mergers”), and outstanding partnership interests in Company LP will be converted into the right to receive partnership interests in Parent LP, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DRULPA and the MRULPA;

WHEREAS, the respective boards of directors of the Company and Parent have approved this Agreement, the Mergers and the other transactions contemplated by this Agreement and declared that this Agreement, the Mergers and the other transactions contemplated by this Agreement are advisable;

WHEREAS, the respective boards of directors of the Company and Parent have directed that this Agreement, the Parent Merger and the other transactions contemplated by this Agreement be submitted for consideration at meetings of their respective stockholders and have resolved to recommend that their respective stockholders vote to approve this Agreement and the Parent Merger and the other transactions contemplated by this Agreement;

WHEREAS, Parent, in its capacity as the sole stockholder of Parkway Properties General Partners, Inc., the general partner of Parent LP, Company, in its capacity as the general partner of Company LP, and Parent LP, in its capacity as the limited partner of Merger Sub and the sole member of the general partner of Merger Sub, have each taken all actions required for the execution of this Agreement by Parent LP, Company LP and Merger Sub, respectively, and to adopt and approve this Agreement and to approve the consummation by Merger Sub and Company LP, as applicable, of the Partnership Merger and the other transactions contemplated by this Agreement;

WHEREAS, Parent, Parent LP and certain stockholders of the Company have entered into a Voting Agreement in the form attached hereto as Exhibit A (the “Company Stockholders Voting Agreement”) pursuant to which such stockholders have agreed to vote the shares of Company Common Stock and Company Limited Voting Stock beneficially owned by them, or the voting of which they have the power to direct, in favor of the Parent Merger, or cause such interests to be voted in favor of the Parent Merger, at any meeting of the stockholders of the Company at which it is proposed that such stockholders approve the Parent Merger;

WHEREAS, the Company and certain stockholders of Parent have entered into a Voting Agreement in the form attached hereto as Exhibit B (the “Parent Stockholders Voting Agreement”) pursuant to which such stockholders have agreed to vote the shares of Parent Common Stock beneficially owned by them, or the voting of which they have the power to direct, in favor of the Parent Merger, or cause such interests to be voted in favor of the Parent Merger and the issuance of the Parent Common Stock in connection with the Parent Merger, at any meeting of the stockholders of Parent at which it is proposed that such stockholders approve the Parent Merger and the issuance of the Parent Common Stock in connection with the Parent Merger;

WHEREAS, concurrently herewith, Parent and James A. Thomas, a holder of equity interests in the Company and Company LP, are entering into a Letter Agreement (the “JAT Letter Agreement”) setting forth the terms of Mr. Thomas’ role in Parent following the Closing Date, allocating certain intellectual property rights between the parties and covering certain other matters;

WHEREAS, concurrently herewith, Company LP and Parent LP are entering into a Loan Agreement (the “Bridge Loan Agreement”) pursuant to which Parent (or an Affiliate thereof) is providing up to $80 million to fund a portion of the Company’s obligations with respect to the liquidation transactions to be effected with respect to TPG/CalSTRS, LLC;

WHEREAS, for United States federal income tax purposes (and, where applicable, state and local income tax purposes), the parties intend that (i) the Parent Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement be, and is hereby adopted as, a plan of reorganization for purposes of Sections 354 and 361 of the Code, and (ii) the Partnership Merger will qualify as and constitute an “asset-over” form of merger of Parent LP and Company LP under Treasury Regulations Section 1.708-1(c)(3)(i), with Parent LP being a continuation of Parent LP pursuant to Treasury Regulations Section 1.708-1(c)(1); and

WHEREAS, each of the Company, Company LP, Parent, Parent LP and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Mergers, and also to prescribe various conditions to the Mergers.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants and subject to the conditions herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions.

(a) For purposes of this Agreement:

“2004 Plan” shall mean the Company’s 2004 Equity Incentive Plan, as amended.

“2011 Plan” shall mean the Company’s 2011 Phantom Share Plan.

“Acceptable Confidentiality Agreement” shall mean a customary confidentiality agreement containing terms no less favorable to the Company than the terms set forth in the Company Confidentiality Agreement; provided, however, that such confidentiality agreement shall not prohibit compliance by the Company with any of the provisions of Section 6.5, and shall not include any standstill provisions.

“Action” shall mean any claim, action, suit, proceeding, arbitration, mediation or other investigation.

“Affiliate” of a specified Person shall mean a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Aggregate Cash Consideration” shall mean the aggregate amount paid with respect to fractional shares in accordance with Section 3.9.

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which all banking institutions in New York, New York or Los Angeles, California are authorized or obligated by Law or executive order to close.

“CalSTRS Option Agreement” shall mean the Distribution Option Agreement, dated as of July 16, 2013, by and among Company LP, the California State Teachers’ Retirement System and TPG/CalSTRS, LLC.

“Company Benefit Plan” shall mean each “employee pension benefit plan” (as defined in Section 3(2) of ERISA), each “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and each other material plan, arrangement or policy (written or oral) relating to stock options, stock purchases, deferred compensation, bonus, severance, retention, fringe benefits, cash- or equity-based incentive, health, medical, dental, disability, accident, life insurance, vacation, paid time off, perquisite, severance, change of control, retention, employment, separation, retirement, supplemental retirement, pension, or savings or other employee benefits, in each case maintained or contributed to, or required to be maintained or contributed to, by the Company or the Company Subsidiaries, or pursuant to which the Company or the Company Subsidiaries has any liability, including contingent liability, other than any Multiemployer Plan or any plan, arrangement or policy mandated by applicable Law.

“Company Confidentiality Agreement” shall mean the letter agreement, dated April 30, 2013, as amended from time to time, between the Company and Parent.

“Company Employment Agreement” shall mean each contract, agreement or offer letter (whether written or unwritten) of the Company or any Company Subsidiary with or addressed to any individual who is rendering or has rendered services thereto as an employee, director or consultant pursuant to which any Company or Subsidiary has any actual or contingent liability or obligation to provide compensation and/or benefits in consideration for past, present or future services.

“Company Incentive Unit” shall mean a limited partnership interest in Company LP designated as an “Incentive Unit” under the Company Partnership Agreement.

“Company Intervening Event” shall mean a material event, circumstance, change or effect that was not known or reasonably foreseeable (or if known or reasonably foreseeable, the probability or magnitude of consequences of which were not known or reasonably foreseeable) to the Company Board on the date of this Agreement, which event, circumstance, change or effect (including any change in probability or magnitude of consequences) becomes known to the Company Board before the Company Stockholder Approval is obtained; provided, that in no event shall any of the following constitute a Company Intervening Event: (i) the receipt, existence of or terms of a Company Acquisition Proposal or Parent Acquisition Proposal or any inquiry relating thereto or the consequences thereof; and (ii) any event, circumstance, change or effect that has an adverse effect on the business, assets, properties, liabilities, condition (financial or otherwise) or results of operations of, Parent or any Parent Subsidiaries, unless such event, circumstance, change or effect has had or would reasonably be expected to have a Parent Material Adverse Effect.

“Company Limited Voting Stock” shall mean the shares of Limited Voting Stock, par value $0.01 per share, of the Company.

“Company LP Unit” shall mean a limited partnership interest in Company LP designated as a “Regular Partnership Unit” under the Company Partnership Agreement.

“Company Material Adverse Effect” shall mean any event, circumstance, change or effect (a) that is material and adverse to the business, assets, properties, liabilities, condition (financial or otherwise) or results of operations of the Company and the Company Subsidiaries, taken as a whole or (b) that will, or would reasonably be expected to, prevent or materially impair the ability of the Company, Parent or Merger Sub to consummate the Mergers before the Outside Date; provided, however, that for purposes of clause (a) “Company Material Adverse Effect” shall not include any event, circumstance, change or effect to the extent arising out of or resulting from (i) any failure of the Company to meet any projections or forecasts or any decrease in the market price of the Company Common Stock (it being understood and agreed that any event, circumstance, change or effect giving rise to such failure or decrease shall be taken into account in determining whether there has been a Company Material Adverse Effect), (ii) any events, circumstances, changes or effects that affect the commercial real estate ownership and leasing industry generally, (iii) any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (iv) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage, (v) the negotiation, execution or announcement of this Agreement, or the consummation or anticipation of the Mergers or other transactions contemplated hereby (including the TPG/CalSTRS Liquidation), including the impact of any of the foregoing on relationships, contractual or otherwise, with tenants, suppliers, lenders, investors, future partners or employees, but excluding any impact resulting from the failure to obtain any necessary third-party consents in connection with the consummation of the TPG/CalSTRS Liquidation, (vi) the taking of any action expressly required by, or the failure to take any action expressly prohibited by, this Agreement, or the taking of any action at the written request or with the prior written consent of an executive officer of Parent, (vii) earthquakes, hurricanes or other natural disasters, or (viii) changes in Law or GAAP, which in the case of each of clauses (ii), (iii), (iv) and (viii) do not disproportionately affect the Company and the Company Subsidiaries, taken as a whole, relative to other participants in the commercial real estate ownership and leasing industry in the United States, and in the case of clause (vii) do not disproportionately affect the Company and the Company Subsidiaries, taken as a whole, relative to other participants in the commercial real estate ownership and leasing industry in the geographic regions in which the Company and the Company Subsidiaries operate or own or lease properties.

“Company Option” shall mean any outstanding option to purchase shares of Company Common Stock granted pursuant to the Company Plans.

“Company Partnership Agreement” shall mean that certain Agreement of Limited Partnership of Company LP, dated as of October 13, 2004, as amended.

“Company Partnership Unit” shall mean a “Partnership Unit,” as defined in the Company Partnership Agreement, and shall include a Company LP Unit and a Company Incentive Unit.

“Company Phantom Share” shall mean any phantom share award granted pursuant to the Company Plans.

“Company Plans” shall mean the 2004 Plan and the 2011 Plan.

“Company Restricted Stock” shall mean any restricted stock award granted pursuant to the Company Plans.

“Company Stockholder Meeting” shall mean the meeting (including any postponement and adjournment thereof) of the holders of shares of Company Common Stock and Company Limited Voting Stock for the purpose of seeking the Company Stockholder Approval.

“Company Subsidiary” shall mean a Subsidiary of the Company, including, for the avoidance of doubt, each of TPG/CalSTRS LLC, TPG Austin Partner, LLC, TPG-Austin Portfolio Syndication Partners JV LP and TPG/CalSTRS Austin, LLC and their respective Subsidiaries; provided, however that none of TPGA, LLC and its direct and indirect Subsidiaries shall be considered a Company Subsidiary except for purposes of Section 4.1(c). A Company Subsidiary that is directly or indirectly wholly owned by the Company or Company LP shall be deemed a wholly owned Company Subsidiary.

“Company Title Insurance Policy” shall mean each policy of title insurance insuring the Company’s or the applicable Company Subsidiary’s (or the applicable predecessor’s) title to or leasehold interest in Specified Properties, subject to the matters and printed exceptions set forth in the Company Title Insurance Policies.

“Confidentiality Agreements” shall mean the Company Confidentiality Agreement and the Parent Confidentiality Agreement.

“control” (including the terms “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Delaware Secretary” shall mean the Secretary of State of the State of Delaware.

“DGCL” shall mean the Delaware General Corporation Law, Title 8, Chapter 1 of the Delaware Code.

“DRUPLA” shall mean the Delaware Revised Uniform Limited Partnership Act, as amended.

“Environmental Law” shall mean any Law relating to the pollution or protection of the environment (including air, surface water, groundwater, land surface or subsurface land), or human health or safety (as such matters relate to Hazardous Materials), including Laws relating to the use, handling, presence, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Permit” shall mean any permit, approval, license or other authorization required under any applicable Environmental Law.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Expense Amount” shall mean, with respect to Parent or the Company, as applicable, the aggregate amount of Expenses incurred by such party as of the date of payment; provided that the Expense Amount for Parent or Company shall not exceed $5,000,000.

“Expenses” shall mean all expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, and filing of the Form S-4, the preparation, printing, filing and mailing of the Joint Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Form S-4 and the Joint Proxy Statement, the solicitation of stockholder approvals, engaging the services of the Exchange Agent, obtaining third-party consents, any other filings with the SEC and all other matters related to the closing of the Mergers and the other transactions contemplated by this Agreement.

“GAAP” shall mean the United States generally accepted accounting principles.

“Governmental Authority” shall mean any United States (federal, state or local) or foreign government, arbitration panel, or any governmental or quasi-governmental, regulatory, judicial or administrative authority, board, bureau, agency, commission or self-regulatory organization.

“Hazardous Materials” shall mean (i) those substances listed in, defined in or regulated under any Environmental Law, including the following federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Toxic Substances Control Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act and the Clean Air Act; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; and (iii) polychlorinated biphenyls, methane, asbestos, and radon.

“Indebtedness” shall mean, with respect to any Person, (i) all indebtedness, notes payable, accrued interest payable or other obligations for borrowed money, whether secured or unsecured, (ii) all obligations under conditional sale or other title retention agreements, or incurred as financing, in either case with respect to property acquired by such Person, (iii) all obligations issued, undertaken or assumed as the deferred purchase price for any property or assets, (iv) all obligations under capital leases, (v) all obligations in respect of bankers acceptances or letters of credit, (vi) all obligations under interest rate cap, swap, collar or similar transaction or currency hedging transactions, and (vii) any guarantee of any of the foregoing, whether or not evidenced by a note, mortgage, bond, indenture or similar instrument.

“Indemnitee” shall mean any individual who, on or prior to the Effective Time, was an officer, director, partner, member, trustee or employee of the Company or served on behalf of the Company as an officer, director, partner, member, trustee or employee of any of the Company Subsidiaries.

“Intellectual Property” shall mean all United States and foreign (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names, Internet domain names, design rights and other source identifiers, together with the goodwill symbolized by any of the foregoing, (iii) copyrightable works and copyrights, (iv) confidential and proprietary information, including trade secrets, know-how, ideas, formulae, models and methodologies, (v) all rights in the foregoing and in other similar intangible assets, and (vi) all applications and registrations for the foregoing.

“Investment Company Act” shall mean the Investment Company Act of 1940, as amended.

“IRS” shall mean the United States Internal Revenue Service.

“knowledge” shall mean the actual knowledge of the following officers and employees of the Company and Parent, as applicable, after inquiry reasonable under the circumstances: (i) for the Company: James A. Thomas, Randall Scott, Paul S. Rutter, Diana Laing, Tom Ricci and John Sischo, and, solely for purposes of Section 4.17(h), Rosalinda Oasay; and (ii) for Parent: James R. Heistand, David O’Reilly, M. Jayson Lipsey and Jeremy Dorsett.

“Law” shall mean any and all domestic (federal, state or local) or foreign laws, rules, regulations, orders, judgments or decrees promulgated by any Governmental Authority.

“Lien” shall mean with respect to any asset (including any security), any mortgage, deed of trust, claim, condition, covenant, lien, pledge, charge, security interest, preferential arrangement, option or other third-party right (including right of first refusal or first offer), restriction, right of way, easement, or title defect or encumbrance of any kind in respect of such asset, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“Maryland SDAT” shall mean the Maryland State Department of Assessments and Taxation.

“MGCL” shall mean the General Corporation Law of the State of Maryland, as amended.

“MRULPA” shall mean the Maryland Revised Uniform Limited Partnership Act, as amended.

“Multiemployer Plan” shall mean any “multiemployer plan” within the meaning of Section 3(37) of ERISA.

“NYSE” shall mean the New York Stock Exchange.

“Parent Acquisition Proposal” shall have the same meaning as “Company Acquisition Proposal” with the word “Parent” replacing the words “the Company and/or any of the Company Subsidiaries” mutatis mutandis.

“Order” shall mean a judgment, order or decree of a Governmental Authority.

“Parent Benefit Plan” shall mean each “employee pension benefit plan” (as defined in Section 3(2) of ERISA), each “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), each employment, termination or severance agreement and each other material plan, arrangement or policy (written or oral) relating to stock options, stock purchases, deferred compensation, bonus, severance, retention, fringe benefits, cash- or equity-based incentive, health, medical, dental, disability, accident, life insurance, vacation, paid time off, perquisite, severance, change of control, retention, employment, separation, retirement, supplemental retirement, pension, or savings or other employee benefit, in each case maintained or contributed to, or required to be maintained or contributed to, by Parent or the Parent Subsidiaries, or pursuant to which Parent or Parent subsidiaries has any liability, including contingent liability, other than any Multiemployer Plan or any plan, arrangement or policy mandated by applicable Law.

“Parent Confidentiality Agreement” shall mean the letter agreement, dated August 16, 2013, as amended from time to time, between Parent and the Company.

“Parent Intervening Event” shall mean a material event, circumstance, change or effect that was not known or reasonably foreseeable (or if known or reasonably foreseeable, the probability or magnitude of consequences of which were not known or reasonably foreseeable) to the Parent Board on the date of this Agreement, which event, circumstance, change or effect (including any change in probability or magnitude of consequences) becomes known to the Parent Board before the Parent Stockholder Approval is obtained; provided, that in no event shall any of the following constitute a Parent Intervening Event: (i) the receipt, existence of or terms of a Company Acquisition Proposal or Parent Acquisition Proposal or any inquiry relating thereto or the consequences thereof; and (ii) any event, circumstance, change or effect that has an adverse effect on the business, assets, properties, liabilities, condition (financial or otherwise) or results of operations of, the Company or any Company Subsidiaries, unless such event, circumstance, change or effect has had or would reasonably be expected to have a Company Material Adverse Effect.

“Parent Lease” shall mean each lease and sublease that is in effect as of the date hereof and to which Parent, Parent LP, Merger Sub or the other Parent Subsidiaries are parties as lessors or sublessors with respect to each of the applicable Parent Properties.

“Parent LP Unit” shall mean a limited partnership interest in Parent LP designated as a “Partnership Common Unit” under the Parent Partnership Agreement.

“Parent Material Adverse Effect” shall mean any event, circumstance, change or effect (a) that is material and adverse to the business, assets, properties, liabilities, condition (financial or otherwise) or results of operations of Parent, Parent LP, Merger Sub and the other Parent Subsidiaries, taken as a whole or (b) that will, or would reasonably be expected to, prevent or materially impair the ability of the Company, Parent or Merger Sub to consummate the Mergers before the Outside Date; provided, however, that for purposes of clause (a) “Parent Material Adverse Effect” shall not include any event, circumstance, change or effect to the extent arising out of or resulting from (i) any failure of Parent to meet any projections or forecasts or any decrease in the market price of the Parent Common Stock (it being understood and agreed that any event, circumstance, change or effect giving rise to such failure or decrease shall be taken into account in determining whether there has been a Parent Material Adverse Effect), (ii) any events, circumstances, changes or effects that affect the commercial real estate ownership and leasing industry generally, (iii) any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (iv) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage, (v) the negotiation, execution or announcement of this Agreement, or the consummation or anticipation of the Mergers or other transactions contemplated hereby, including the impact of any of the foregoing on relationships, contractual or otherwise, with tenants, suppliers, lenders, investors, future partners or employees, (vi) the taking of any action expressly required by, or the failure to take any action expressly prohibited by, this Agreement, or the taking of any action at the written request or with the prior written consent of an executive officer of the Company, (vii) earthquakes, hurricanes or other natural disasters, (viii) changes in Law or GAAP, which in the case of each of clauses (ii), (iii), (iv), (viii) do not disproportionately affect Parent and the Parent Subsidiaries, taken as a whole, relative to other participants in the commercial real estate ownership and leasing industry in the United States, and in the case of clause (vii) do not disproportionately affect Parent and the Parent Subsidiaries, taken as a whole, relative to other participants in the commercial real estate ownership and leasing industry in the geographic regions in which Parent and the Parent Subsidiaries operate or own or lease properties.

“Parent Material Contract” shall mean each contract or agreement in effect as of the date of this Agreement to which Parent or any Parent Subsidiary is a party that is required to be filed as an exhibit to the Parent SEC Filings pursuant to Items 601(b)(2), (4), (9) and (10) of Regulation S-K promulgated by the SEC, excluding (x) any contract or agreement that will no longer be in effect following the Closing and (y) any contract or agreement that is, or at the Closing will be, terminable-at-will (as defined below) or terminable upon not more than sixty (60) days’ notice by Parent or any Parent Subsidiary without penalty. A contract or agreement is “terminable-at-will”, as that expression is used in this definition if it expressly provides that it is terminable-at-will, regardless of whether any covenant of good faith and fair dealing may be implied as a matter of law in connection with the termination thereof.

“Parent Partnership Agreement” shall mean the Second Amended and Restated Limited Partnership Agreement of Parent LP dated as of February 27, 2013, as it may be amended from time to time.

“Parent Stockholder Meeting” shall mean the meeting (including any postponement and adjournment thereof) of the holders of shares of Parent Common Stock for the purpose of seeking the Parent Stockholder Approval.

“Parent Subsidiary” shall mean a Subsidiary of Parent.

“Parent Title Insurance Policy” shall mean each policy of title insurance insuring Parent’s or the applicable Parent Subsidiary’s (or the applicable predecessor’s) title to or leasehold interest in Parent Properties, subject to the matters and printed exceptions set forth in the Parent Title Insurance Policies.

“Person” shall mean an individual, corporation, partnership, limited partnership, limited liability company, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or other entity or a government or a political subdivision, agency or instrumentality of a government.

“Representative” shall mean, with respect to any Person, any of such Person’s directors, officers, employees, consultants, advisors (including attorneys, accountants, consultants, investment bankers, and financial advisors), agents and other representatives.

“RL Option Agreement” shall mean the Redemption and Liquidation Option Agreement, dated as of July 16, 2013, by and among Company LP, the California State Teachers’ Retirement System and TPG/CalSTRS, LLC.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as amended.

“SEC” shall mean the United States Securities and Exchange Commission (including the staff thereof).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Specified Properties” shall mean all of the Company Properties other than City National Plaza. The Specified Properties shall each individually be considered a “Specified Property” as such term is used herein.

“Surviving Entity” shall mean, (x) with respect to the Partnership Merger, Company LP, and (y) with respect to the Parent Merger, Parent.

“Subsidiary” shall mean, with respect to any Person (a) any corporation of which at least fifty percent (50%) of the outstanding voting securities is directly or indirectly owned (b) any partnership, limited liability company, joint venture or other entity of which at least fifty percent (50%) of the total equity interest is directly or indirectly owned by such Person or of which such Person or any of its Subsidiaries is a general partner, manager, managing member or the equivalent.

“Tax” or “Taxes” shall mean any federal, state, local or foreign or other taxes of any kind, together with any interest, penalties and additions to tax, imposed by any Governmental Authority, including taxes on or with respect to income, franchises, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment and net worth, and taxes in the nature of excise, withholding, and value added taxes.

“Tax Return” shall mean any return, report or similar statement, together with any attached schedule, that is required to be provided to a Governmental Authority with respect to Taxes, including information returns, refunds claims, amended returns and declarations of estimated Tax.

“Termination Fee” shall mean $15,000,000.

“Termination Payment” shall mean (x) a party’s Expense Amount or (y) the sum of the Termination Fee and such party’s Expense Amount, as applicable and payable pursuant to Section 8.3.

“Third Party” shall mean any Person or group of Persons other than Parent, Parent LP, Merger Sub and their respective Affiliates.

“Thomas Names and Marks” shall mean “Thomas Properties,” “Thomas,” “TPG” or any similar name or mark.

“TPG/CalSTRS Liquidation” shall mean the liquidation of TPG/CalSTRS, LLC pursuant to the RL Option Agreement.

“VWAP of Parent Common Stock” shall mean the volume weighted average price of Parent Common Stock for the ten (10) trading days immediately prior to the Closing Date, starting with the opening of trading on the first trading day to the closing of the last trading day prior to the Closing Date, as reported by Bloomberg.

The following terms shall have the respective meanings set forth in the Section set forth below opposite such term:

2004 Plan	Section 1.1(a)
2011 Plan	Section 1.1(a)
Acceptable Confidentiality Agreement	Section 1.1(a)
Action	Section 1.1(a)
Affiliate	Section 1.1(a)
Aggregate Cash Consideration	Section 1.1(a)

Aggregate Parent Merger Consideration	Section 3.4(a)
Agreement	Preamble
Alternative Acquisition Agreement	Section 6.5(a)
Book-Entry Share	Section 3.1(b)
Bridge Loan Agreement	Recitals
Business Day	Section 1.1(a)
CalSTRS Option Agreement	Section 1.1(a)
Certificate	Section 3.1(b)
Claim	Section 4.13
Closing	Section 2.2
Closing Date	Section 2.2
Code	Recitals
Company	Preamble
Company Acquisition Proposal	Section 6.5(k)(i)
Company Adverse Recommendation Change	Section 6.5(c)
Company Benefit Plan	Section 1.1(a)
Company Board	Section 4.4(a)
Company Brokerage Agreement	Section 4.12(b)(xviii)
Company Bylaws	Section 4.2
Company Charter	Section 4.2
Company Common Stock	Recitals
Company Confidentiality Agreement	Section 1.1(a)
Company Disclosure Letter	Article IV

Company Employees	Section 6.10(a)
Company Employment Agreement	Section 1.1(a)
Company Financial Statements	Section 4.7(b)
Company Incentive Unit	Section 1.1(a)
Company Insurance Policies	Section 4.18
Company Intervening Event	Section 1.1(a)
Company Leases	Section 4.16(f)
Company Limited Voting Stock	Section 1.1(a)
Company LP	Preamble
Company LP Unit	Section 1.1(a)
Company Material Adverse Effect	Section 1.1(a)
Company Material Contract	Section 4.12(a)
Company Option	Section 1.1(a)
Company Partnership Agreement	Section 1.1(a)
Company Partnership Unit	Section 1.1(a)
Company Permits	Section 4.6(a)
Company Permitted Liens	Section 4.16(b)
Company Phantom Share	Section 1.1(a)
Company Plans	Section 1.1(a)
Company Preferred Stock	Section 4.3(a)
Company Properties	Section 4.16(a)
Company Property	Section 4.16(a)
Company Quarterly Dividend	Section 6.1(a)(iii)
Company Recommendation	Section 4.4(a)
Company Restricted Stock	Section 1.1(a)
Company SEC Filings	Section 4.7(a)
Company Stockholder Approval	Section 4.21
Company Stockholder Meeting	Section 1.1(a)
Company Stockholders Voting Agreement	Recitals

Company Subsidiary	Section 1.1(a)
Company Subsidiary Partnership	Section 4.17(d)
Company Tax Protection Agreements	Section 4.17(d)
Company Title Insurance Policy	Section 1.1(a)
Confidentiality Agreements	Section 1.1(a)
control	Section 1.1(a)
D&O Insurance	Section 6.9(c)
Delaware Secretary	Section 1.1(a)
DGCL	Section 1.1(a)
DRULPA	Section 1.1(a)
Environmental Law	Section 1.1(a)
Environmental Permit	Section 1.1(a)
ERISA	Section 1.1(a)
ERISA Affiliate	Section 1.1(a)
Exchange Act	Section 1.1(a)
Exchange Agent	Section 3.4(a)
Exchange Fund	Section 3.4(a)

Exchange Ratio	Section 3.1(b)
Existing Indemnification Right	Section 6.9(e)
Expense Amount	Section 1.1(a)
Expenses	Section 1.1(a)
GAAP	Section 1.1(a)
Governmental Authority	Section 1.1(a)
Hazardous Materials	Section 1.1(a)
Indebtedness	Section 1.1(a)
Indemnitee	Section 1.1(a)
Inquiry	Section 6.5(a)
Intellectual Property	Section 1.1(a)
Interim Period	Section 6.1(a)
Investment Company Act	Section 1.1(a)
IRS	Section 1.1(a)
JAT Letter Agreement	Recitals
Joint Proxy Statement	Section 4.5(b)
JV Agreement	Section 4.12(a)(x)
knowledge	Section 1.1(a)
Law	Section 1.1(a)
Letter of Transmittal	Section 3.4(c)(i)
Lien	Section 1.1(a)
LVS Merger Consideration	Section 3.1(b)
Maryland SDAT	Section 1.1(a)
Material Company Leases	Section 4.16(g)
Material Parent Leases	Section 5.16(e)
Merger Sub	Preamble
Mergers	Recitals
MGCL	Section 1.1(a)
Morgan Stanley	Section 4.19
MRULPA	Section 1.1(a)
Multiemployer Plan	Section 1.1(a)
New Parent LP Units	Section 3.2(b)
New Plans	Section 6.10(b)
Notice of Recommendation Change	Section 6.5(g)
Notice of Superior Proposal	Section 6.5(c)

NYSE	Section 1.1(a)
Order	Section 1.1(a)
Outside Date	Section 8.1(b)(i)
Parent	Preamble
Parent Adverse Recommendation Change	Section 6.5(c)
Parent Benefit Plan	Section 1.1(a)
Parent Board	Section 5.4(a)
Parent Bylaws	Section 5.2
Parent Charter	Section 5.2
Parent Common Stock	Section 3.1(b)
Parent Confidentiality Agreement	Section 1.1(a)

Parent Disclosure Letter	Article V
Parent Insurance Policies	Section 5.19
Parent Intervening Event	Section 1.1(a)
Parent Lease	Section 1.1(a)
Parent Limited Voting Stock	Section 3.1(b)
Parent LP	Preamble
Parent LP Unit	Section 1.1(a)
Parent Material Adverse Effect	Section 1.1(a)
Parent Material Contract	Section 1.1(a)
Parent Merger	Recitals
Parent Merger Articles of Merger	Section 2.3(b)
Parent Merger Certificate of Merger	Section 2.3(b)
Parent Merger Consideration	Section 3.1(b)
Parent Merger Effective Time	Section 2.3(b)
Parent Partnership Agreement	Section 1.1(a)
Parent Permits	Section 5.6(a)
Parent Permitted Liens	Section 5.16(a)
Parent Preferred Stock	Section 5.3(a)
Parent Properties	Section 5.16(a)
Parent Property	Section 5.16(a)
Parent Recommendation	Section 5.4(a)
Parent SEC Filings	Section 5.7(a)
Parent Stock	Section 5.3(a)
Parent Stockholder Meeting	Section 1.1(a)
Parent Stockholders Voting Agreement	Recitals
Parent Subsidiary	Section 1.1(a)
Parent Subsidiary Partnership	Section 5.17(f)
Parent Tax Protection Agreements	Section 5.17(f)
Parent Subsidiary Partnership	Section 5.17(f)
Parent Stockholder Approval	Section 5.20
Parent Title Insurance Policy	Section 1.1(a)
Partnership Merger	Recitals
Partnership Merger Articles of Merger	Section 2.3(a)
Partnership Merger Certificate of Merger	Section 2.3(a)
Partnership Merger Effective Time	Section 2.3(a)
Person	Section 1.1(a)
Phantom Share Payment	Section 3.5(c)
Qualifying Income	Section 8.3(d)
Representative	Section 1.1(a)
Requested Transactions	Section 2.5
Restricted Stock Payment	Section 3.5(b)

RL Option Agreement	Section 1.1(a)
Sarbanes-Oxley Act	Section 1.1(a)
SEC	Section 1.1(a)
Securities Act	Section 1.1(a)
Specified Properties	Section 1.1(a)

Specified Property	Section 1.1(a)
Stock Award Payment	Section 3.3
Superior Proposal	Section 6.5(k)(ii)
Surviving Entity	Section 1.1(a)
Subsidiary	Section 1.1(a)
Takeover Statutes	Section 4.20
Tax	Section 1.1(a)
Tax Return	Section 1.1(a)
Taxes	Section 1.1(a)
Termination Fee	Section 1.1(a)
Termination Payment	Section 1.1(a)
Third Party	Section 1.1(a)
TPG/CalSTRS Liquidation	Section 1.1(a)
VWAP of Parent Common Stock	Section 1.1(a)
WARN Act	Section 4.11

ARTICLE II

THE MERGERS

Section 2.1 The Mergers.

(a) Partnership Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DRULPA and the MRULPA, at the Partnership Merger Effective Time, Merger Sub shall merge with and into Company LP, whereupon the separate existence of Merger Sub shall cease, and Company LP shall continue under the name “PKY Masters, LP” as the surviving entity in the Partnership Merger as a wholly-owned subsidiary of Parent LP with Parent LP continuing as the operating partnership of Parent. The Partnership Merger shall have the effects provided in this Agreement and as specified in the DRULPA and the MRULPA.

(b) Parent Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL and the MGCL, at the Parent Merger Effective Time, the Company shall be merged with and into Parent, whereupon the separate existence of the Company shall cease, and Parent shall continue under the name “Parkway Properties, Inc.” as the surviving entity in the Parent Merger and shall be governed by the laws of the State of Maryland. The Parent Merger shall have the effects provided in this Agreement and as specified in the DGCL and the MGCL.

Section 2.2 Closing. The closing of the Mergers (the “Closing”) shall occur as promptly as practicable (but in no event later than the second (2nd) Business Day) after all of the conditions set forth in Article VII (other than those conditions that by their terms are required to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions) shall have been satisfied or waived by the party entitled to the benefit of the same and, subject to the foregoing, shall take place at such time and on a date to be specified by the parties (the “Closing Date”). The Closing shall take place at the offices of Skadden, Arps, Slate, Meagher, & Flom LLP in Los Angeles, California, or at such other place as agreed to by the parties hereto.

Section 2.3 Effective Time.

(a) Partnership Merger Effective Time. At the Closing, Company LP, Parent LP, and Merger Sub shall (i) cause articles of merger with respect to the Partnership Merger (the “Partnership Merger Articles

of Merger”) to be duly executed and filed with the Maryland SDAT as provided under the MRULPA, (ii) cause the certificate of merger with respect to the Partnership Merger (the “Partnership Merger Certificate of Merger”) to be duly executed and filed with the Delaware Secretary as provided under the DRULPA, and (iii) make any other filings, recordings or publications required to be made by Company LP, Parent LP or Merger Sub under the MRULPA and the DRULPA in connection with the Partnership Merger. The Partnership Merger shall become effective upon such time as the articles of merger has been filed with the Maryland SDAT and the Delaware Secretary, or such later time that the Parties hereto shall have agreed upon and designated in the Partnership Merger Articles of Merger in accordance with the MRULPA and in the Partnership Merger Certificate of Merger in accordance with the DRULPA as the effective time of the Partnership Merger (the “Partnership Merger Effective Time”).

(b) Parent Merger Effective Time. The Company and Parent shall cause the Parent Merger to be consummated as soon as practicable on the Closing Date immediately after the Partnership Merger Effective Time, and shall (i) cause a certificate of merger with respect to the Parent Merger (the “Parent Merger Certificate of Merger”) to be duly executed and filed with the Delaware Secretary as provided under the DGCL, (ii) cause articles of merger with respect to the Parent Merger (the “Parent Merger Articles of Merger”) to be duly executed and filed with the Maryland SDAT as provided under the MGCL, and (iii) make any other filings, recordings or publications required to be made by the Company or Parent under the DGCL or MGCL in connection with the Parent Merger. The Parent Merger shall become effective upon the later of such time as the Parent Merger Certificate of Merger has been accepted for record by the Delaware Secretary or the Parent Merger Articles of Merger have been accepted for record by the Maryland SDAT, or such later time which the Parties hereto shall have agreed upon and designated in such filings in accordance with the DGCL and the MGCL as the effective time of the Parent Merger (the “Parent Merger Effective Time”), it being understood and agreed that the Parties shall cause the Parent Merger Effective Time to occur as soon as practicable following the Partnership Merger Effective Time.

(c) The Partnership Merger shall have the effects set forth in the MRULPA, the DRULPA and this Agreement. Without limiting the generality of the foregoing, and subject thereto, from and after the Partnership Merger Effective Time, the Surviving Entity of the Partnership Merger shall possess all properties, rights, privileges, powers and franchises of Company LP and Merger Sub, and all of the claims, obligations, liabilities, debts and duties of Company LP and Merger Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Entity of the Partnership Merger.

(d) The Parent Merger shall have the effects set forth in the DGCL, the MGCL and this Agreement. Without limiting the generality of the foregoing, and subject thereto, from and after the Parent Merger Effective Time, the Surviving Entity of the Parent Merger shall possess all properties, rights, privileges, powers and franchises of the Company, and all of the claims, obligations, liabilities, debts and duties of the Company shall become the claims, obligations, liabilities, debts and duties of the Surviving Entity of the Parent Merger.

Section 2.4 Organizational Documents.

(a) The limited partnership agreement of Merger Sub, as in effect immediately prior to the Partnership Merger Effective Time, except for such changes as may be necessary to reflect any change of name of the Surviving Entity of the Partnership Merger, shall be the limited partnership agreement of the Surviving Entity of the Partnership Merger immediately following the Partnership Merger Effective Time, until thereafter amended in accordance with the provisions thereof and in accordance with applicable Law.

(b) Subject to Section 6.9, at the Parent Merger Effective Time, the Parent Articles and Parent Bylaws, as in effect immediately prior to the Parent Merger Effective Time, shall be the articles of incorporation and bylaws of the Surviving Entity of the Parent Merger, until thereafter amended in accordance with applicable Law and the applicable provisions of such articles of incorporation and bylaws.

Section 2.5 Other Transactions.

(a) The Company and Company LP acknowledge that (i) Parent is a REIT, and (ii) the assets, income, and operations of the Company and the Company Subsidiaries will, from and after the earlier of the Parent Merger Effective Time or the Partnership Merger Effective Time, have an effect on the ability of Parent to continue to qualify as a REIT. The Company shall, upon the request of Parent (at Parent’s option, in Parent’s sole discretion and without requiring the further consent of the Company, Company LP, or the board of directors, shareholders or unitholders, as the case may be, of Company or Company LP) upon reasonable notice to the Company, effective no later than immediately prior to the Closing: (a) convert or cause the conversion (including by merger or similar transaction) of (i) one or more Company Subsidiaries that are organized as corporations into limited liability companies (or other entities) and (ii) one or more Company Subsidiaries that are organized as limited partnerships or limited liability companies into corporations (including into corporations for U.S. federal income tax purposes pursuant to an election, effective at the time designated by Parent) on IRS Form 8832); (b) cause the rights to fees payable (or deemed payable, for U.S. federal income tax purposes) to the Company or any Company Subsidiary with respect to management and/or other services rendered to be transferred to other entity(ies) designated by Parent, and all associated obligations assumed by such other entity(ies); (c) cause assets of the Company or any Company Subsidiary (including an interest in a Company Subsidiary) to be transferred to one or more Company Subsidiaries (including one or more Company Subsidiaries formed solely for such purpose) designated by Parent and on such terms as may be specified by Parent; (d) cause the terms on which certain services are rendered (or deemed rendered, for U.S. federal income tax purposes) to tenants of any Specified Property to be modified or restructured (including by restructuring such service so that it may be provided, for purposes of Section 856(d) of the Code, by or through a separate entity that will be treated as a “taxable REIT subsidiary” of Parent), in each case as specified by Parent, or rendered by a Subsidiary of Parent or a Company Subsidiary designated by Parent; and (e) take such other actions deemed necessary or appropriate by Parent in good faith to permit the assets, income, and operations of the Company and the Company Subsidiaries to be consistent with the status of Parent as a REIT from and after the earlier of the Parent Merger Effective Time or the Partnership Merger Effective Time (clauses (a) through (e) being “Requested Transactions”); provided, however that (i) none of the Requested Transactions shall delay or prevent the completion of the Mergers by more than five (5) Business Days; (ii) the Requested Transactions shall be implemented as close as possible to the Partnership Merger Effective Time (but after the Parent, Parent LP and Merger Sub shall have waived or confirmed that all conditions to the consummation of the Mergers have been satisfied); (iii) none of the Company, Company LP or any Company Subsidiary shall be required to take any action in contravention of any Laws; (iv) the consummation of any such Requested Transactions shall be contingent upon the receipt by the Company of a written notice from Parent confirming that all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied (or, with respect to Section 7.2, at the option of Parent, waived) and that Parent is prepared to proceed immediately with the Closing (it being understood that in any event the Requested Transactions will be deemed to have occurred prior to the Closing); and (v) the Requested Transactions (or the inability to complete the Requested Transactions) shall not affect or modify in any respect the obligations of Parent, Parent LP or Merger Sub under this Agreement. Without limiting the foregoing, none of the representations, warranties or covenants of the Company and Company LP shall be deemed to apply to, or be deemed to be breached or violated by, consummation of any of the Requested Transactions.

(b) The Company and Company LP shall, and shall cause their respective subsidiaries to, cooperate with Parent as reasonably necessary or desirable to effect the transactions described in Section 7 of the JAT Letter Agreement.

Section 2.6 Tax Consequences. It is intended that, for U.S. federal income tax purposes, the Parent Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement be, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the

Code. It is further intended that, for United States federal income tax purposes, the Partnership Merger shall qualify as and constitute an “asset-over” form of merger of Parent LP and Company LP governed by Treasury Regulations Section 1.708-1(c)(3)(i), with Parent LP being a continuation of Parent LP pursuant to Treasury Regulations Section 1.708-1(c)(1).

ARTICLE III

EFFECT OF THE MERGERS

Section 3.1 Effect on Shares. At the Parent Merger Effective Time, by virtue of the Parent Merger and without any action on the part of the Company, Parent, or the holder of any securities of the Company or Parent:

(a) Cancellation of Company Securities. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time that is held by any wholly owned Company Subsidiary, by Parent or by any Parent Subsidiary shall automatically be canceled and retired and shall cease to exist, and no payment shall be made with respect thereto.

(b) Conversion of Company Securities. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 3.1(a)) shall automatically be converted into the right to receive 0.3822 shares (the “Exchange Ratio”) of common stock, par value $0.001 per share (the “Parent Common Stock”), of Parent, subject to adjustment as provided in Section 3.3 (the “Parent Merger Consideration”). Each share of Company Limited Voting Stock issued and outstanding immediately prior to the Effective Time shall automatically be converted into the right to receive a number of shares of limited voting stock, par value $0.001 per share (the “Parent Limited Voting Stock”), of Parent equal to the Exchange Ratio (the “LVS Merger Consideration”). All shares of Company Common Stock and Company Limited Voting Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate (a “Certificate”) or book-entry share registered in the transfer books of the Company (a “Book-Entry Share”) that immediately prior to the Effective Time represented shares of Company Common Stock or Company Limited Voting Stock shall cease to have any rights with respect to such Company Common Stock or Company Limited Voting Stock other than the right to receive the Parent Merger Consideration or LVS Merger Consideration, as the case may be, in accordance with Section 3.4, including the right, if any, to receive, pursuant to Section 3.9, cash in lieu of fractional shares of Parent Common Stock into which such shares of Company Common Stock have been converted pursuant to this Section 3.1(b), together with the amounts, if any, payable pursuant to Section 3.4(d). Notwithstanding anything herein to the contrary, the issuance of the Parent Merger Consideration or the LVS Merger Consideration shall be subject to the restrictions on ownership and transfer set forth in the Parent Charter.

(c) Parent Common Stock. Each share of Parent Common Stock outstanding immediately prior to the Parent Merger Effective Time shall remain outstanding following the Parent Merger Effective Time.

Section 3.2 Effect on Partnership Interests.

(a) Conversion of Merger Sub Interests. At the Partnership Merger Effective Time, by virtue of the Partnership Merger and without any further action on the part of Parent LP, Merger Sub, Company LP, or the holders of Company LP Units, Parent LP Units or partnership units of Merger Sub, (i) the partnership interests of Merger Sub held by Parent LP and issued and outstanding immediately prior to the Partnership Merger Effective Time shall automatically be converted into ninety-nine (99) Company LP Units representing the limited partner interests in Company LP, and Parent LP shall be admitted as the sole limited partner of Company LP, and (ii) the partnership interests in Merger Sub held by the general partner of Merger Sub and issued and outstanding immediately prior to the Partnership Merger

Effective Time shall automatically be converted into one (1) Company LP Unit, and the general partner of Merger Sub shall be admitted as the sole general partner of Company LP.

(b) Conversion of Company LP Units. At the Partnership Merger Effective Time, by virtue of the Partnership Merger and without any further action on the part of Parent LP, Merger Sub, Company LP or the holders of Company LP Units or Parent LP Units, (i) the Company’s general partner interests in Company LP (excluding Company LP Units held by the Company, which shall be converted pursuant to clause (ii) hereof) shall automatically be converted into one hundred (100) validly issued Common General Partnership Units in Parent LP, and the Company shall be admitted as an additional general partner of Parent LP, (ii) each Company LP Unit issued and outstanding immediately prior to the Partnership Merger Effective Time shall automatically be converted into validly issued Common Limited Partnership Units in Parent LP (“New Parent LP Units”) in an amount equal to (x) one (1), multiplied by (y) the Exchange Ratio, and (iii) each vested Company Incentive Unit eligible for conversion into a Company LP Unit shall be so converted to the fullest extent permitted under the Company Partnership Agreement and treated in accordance with clause (ii) hereof, and each holder of New Parent LP Units shall be admitted as a limited partner of Parent LP in accordance with the terms of the Parent Partnership Agreement. No fractional New Parent LP Units will be issued in the Partnership Merger. Any fractional New Parent LP Unit that would otherwise be issued to any holder of Company LP Units or Company Incentive Units shall be rounded down to the nearest whole number.

Section 3.3 Adjustments. Without limiting the other provisions of this Agreement and subject to Section 6.1(b)(ii) and Section 6.1(b)(iii), if at any time during the period between the date of this Agreement and the Parent Merger Effective Time, the Company should split, combine or otherwise reclassify the Company Common Stock, or make a distribution in Company Common Stock, or otherwise change the Company Common Stock into any other securities (including any dividend or other distribution of securities convertible into Company Common Stock), or engage in a reclassification, reorganization, recapitalization or exchange or other like change, then (without limiting any other rights of Parent hereunder), the Exchange Ratio shall be ratably adjusted to reflect fully the effect of any such change and any Restricted Stock Payment and/or Phantom Share Payment to be received in the form of Parent Common Stock (each such payment, a “Stock Award Payment”) shall be ratably adjusted to reflect any such change. Without limiting the other provisions of this Agreement and subject to Section 6.2(b)(ii) and Section 6.2(b)(iii), if at any time during the period between the date of this Agreement and the Parent Merger Effective Time, Parent should split, combine or otherwise reclassify the Parent Common Stock, or make a distribution in Parent Common Stock, or otherwise change the Parent Common Stock into other securities (including any dividend or other distribution of securities convertible into Parent Common Stock), or engage in a reclassification, reorganization, recapitalization or exchange or other like change, then the Exchange Ratio and all Stock Award Payments shall be ratably adjusted to reflect any such change.

Section 3.4 Exchange Fund; Exchange Agent.

(a) Prior to the Parent Merger Effective Time, Parent shall appoint a bank or trust company reasonably satisfactory to the Company to act as exchange agent (the “Exchange Agent”) for the payment and delivery of the Parent Merger Consideration, the LVS Merger Consideration, the Stock Award Payments and the Aggregate Cash Consideration, as provided in Section 3.1(b), Section 3.3 and Section 3.9. On or before the Effective Time, Parent shall deposit, or cause to be deposited, with the Exchange Agent (i) certificates representing the shares of Parent Common Stock and Parent Limited Voting Stock sufficient to pay the Parent Merger Consideration, the LVS Merger Consideration and the Stock Award Payments, and (ii) cash in immediately available funds in an amount sufficient to pay the Aggregate Cash Consideration (such certificates representing shares of Parent Common Stock and Parent Limited Voting Stock and cash amounts, the “Aggregate Parent Merger Consideration” and such Aggregate Parent Merger Consideration as deposited with the Exchange Agent, the “Exchange Fund”), in each case, for the benefit of the holders of shares of Company Common Stock, Company Limited Voting Stock, Company Restricted Stock and Company Phantom Shares. In the event the

Exchange Fund shall be insufficient to make the payments contemplated by Section 3.5, Parent shall promptly deposit, or cause to be deposited, additional funds with the Exchange Agent in an amount which is equal to the deficiency in the amount required to make such payments. Parent shall cause the Exchange Agent to make, and the Exchange Agent shall make, payments of the Parent Merger Consideration, the LVS Merger Consideration and the Stock Award Payments and any amounts payable in respect of dividends or distributions on shares of Parent Common Stock in accordance with Section 3.4(d) or otherwise payable pursuant to Section 3.9 out of the Exchange Fund in accordance with this Agreement and the Parent Merger Certificate of Merger. The Exchange Fund shall not be used for any other purpose. Any and all interest earned on cash deposited in the Exchange Fund shall be paid to the Surviving Entity of the Parent Merger.

(b) Share Transfer Books. At the Parent Merger Effective Time, the share transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of shares of Company Common Stock or Company Limited Voting Stock. From and after the Parent Merger Effective Time, persons who held shares of Company Common Stock immediately prior to the Parent Merger Effective Time shall cease to have rights with respect to such shares, except as otherwise provided for herein. On or after the Parent Merger Effective Time, any Certificates presented to the Exchange Agent or the Surviving Entity of the Parent Merger for any reason shall be exchanged for the Parent Merger Consideration or LVS Merger Consideration with respect to the shares of Company Common Stock or Company Limited Voting Stock, respectively, formerly represented thereby.

(c) Exchange Procedures.

(i) As promptly as practicable following the Parent Merger Effective Time (but in no event later than two (2) Business Days thereafter), the Surviving Entity of the Parent Merger shall cause the Exchange Agent to mail (and to make available for collection by hand) (A) to each holder of record of a Certificate evidencing Company Common Stock, (x) a letter of transmittal (a “Letter of Transmittal”), which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) to the Exchange Agent, and which Letter of Transmittal shall be in such form and have such other provisions as the Surviving Entity of the Parent Merger may reasonably specify, and (y) instructions for use in effecting the surrender of the Certificates in exchange for the Parent Merger Consideration into which the number of shares of Company Common Stock previously represented by such Certificate shall have been converted pursuant to this Agreement, together with any amounts payable in respect of dividends or distributions on shares of Parent Common Stock in accordance with Section 3.4(d) (which instructions shall provide that, at the election of the surrendering holder, (i) Certificates may be surrendered by hand delivery or otherwise or (ii) the Merger Consideration in exchange therefor, together with any amounts payable in respect of dividends or distributions on shares of Parent Common Stock in accordance with Section 3.4(d), may be collected by hand by the surrendering holder or by check or wire transfer to the surrendering holder), (B) to each holder of record of a Certificate evidencing Company Limited Voting Stock, a certificate representing the LVS Merger Consideration into which the number of shares of Company Limited Voting Stock previously represented by such Certificate shall have been converted pursuant to this Agreement, (C) to each holder of a Company Option, a certificate representing an option to acquire shares of Parent Common Stock, (D) to each holder of a share of Company Restricted Stock, a certificate representing shares of Parent Common Stock in an amount due and payable to such holder pursuant to Section 3.5(b) in respect of such share of Company Restricted Stock, and (E) to each holder of a Company Phantom Share, a certificate representing shares of Parent Common Stock in an amount due and payable to such holder pursuant to Section 3.5(c), if any, in respect of such Company Phantom Share.

(ii) Upon surrender of a Certificate (or affidavit of loss in lieu thereof) for cancellation to the Exchange Agent, together with a Letter of Transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Parent Merger Consideration for each share of Company Common Stock formerly represented by such Certificate pursuant to the provisions of this Article III plus any cash such holder is entitled to receive in lieu of fractional shares of Parent Common Stock that such holder has the right to receive pursuant to the provisions of Section 3.9 and any amounts that such holder has the right to receive in respect of dividends or distributions on shares of Parent Common Stock in accordance with Section 3.4(d), to be mailed, made available for collection by hand or delivered by wire transfer, within two (2) Business Days following the later to occur of (A) the Parent Merger Effective Time or (B) the Exchange Agent’s receipt of such Certificate (or affidavit of loss in lieu thereof), and the Certificate (or affidavit of loss in lieu thereof) so surrendered shall be forthwith canceled. The Exchange Agent shall accept such Certificates (or affidavits of loss in lieu thereof) upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. Until surrendered as contemplated by this Section 3.4, each Certificate shall be deemed, at any time after the Effective Time, to represent only the right to receive, upon such surrender, the Parent Merger Consideration as contemplated by this Article III. No interest shall be paid or accrued for the benefit of holders of the Certificates on the Merger Consideration payable upon the surrender of the Certificates.

(iii) As promptly as practicable following the Effective Time (but in no event later than two (2) Business Days thereafter), the Surviving Entity shall cause the Exchange Agent (A) to issue to each holder of Book-Entry Shares that number of uncertificated whole shares of Parent Common Stock or Parent Limited Voting Stock that such holder is entitled to receive pursuant to Section 3.1(b) in respect of such Book-Entry Shares, and (B) to issue and deliver to each holder of Book-Entry Shares a check or wire transfer for any amounts payable in respect of dividends or distributions on shares of Parent Common Stock in accordance with Section 3.4(d) and any other amount such holder is entitled to receive in lieu of fractional shares of Parent Common Stock that such holder has the right to receive pursuant to the provisions of Section 3.9, in each case, without such holder being required to deliver a Certificate or an executed Letter of Transmittal to the Exchange Agent, and such Book-Entry Shares shall then be canceled. No interest shall be paid or accrued for the benefit of holders of Book-Entry Shares on the Parent Merger Consideration or LVS Merger Consideration payable in respect of the Book-Entry Shares.

(iv) In the event of a transfer of ownership of shares of Company Common Stock or Company Limited Voting Stock that is not registered in the transfer records of the Company, it shall be a condition of payment that any Certificate surrendered in accordance with the procedures set forth in this Section 3.4(c) shall be properly endorsed or shall be otherwise in proper form for transfer, or any Book-Entry Share shall be properly transferred, and that the Person requesting such payment shall have paid any transfer Taxes and other Taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate or Book-Entry Share surrendered or shall have established to the satisfaction of Parent that such Tax either has been paid or is not applicable.

(d) Dividends with Respect to Parent Common Stock. No dividends or other distributions with respect to Parent Common Stock with a record date after the Parent Merger Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock issuable hereunder, and all such dividends and other distributions shall be paid by Parent to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate (or affidavit of loss in lieu thereof) in accordance with this Agreement. Following surrender of any such Certificate (or affidavit of loss in lieu thereof) there shall be paid to the holder thereof in addition to the other amounts payable hereunder (i) promptly after the time of such surrender, the amount of dividends or other distributions with a record date after the Parent Merger Effective Time theretofore paid with respect to such whole shares of Parent Common Stock to which such holder is entitled pursuant to this Agreement and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Parent Merger Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

(e) Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest and other income received with respect thereto) which remains undistributed to the former holders of shares of Company Common Stock on the first (1st) anniversary of the Parent Merger Effective Time shall be delivered to Parent, upon demand, and any former holders of shares of Company Common Stock who have not theretofore received any Parent Merger Consideration to which they are entitled under this Article III shall thereafter look only to the Surviving Entity for payment of their claims with respect thereto.

(f) No Liability. None of Parent, the Company, the Surviving Entity of the Parent Merger, or the Exchange Agent, or any employee, officer, director, agent or Affiliate of any of them, shall be liable to any holder of shares of Company Common Stock in respect of any part of the Parent Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of any such shares immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Surviving Entity of the Parent Merger, free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

(g) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent or, after the Parent Merger Effective Time, the Surviving Entity of the Parent Merger; provided, however, that (i) no such investment shall relieve Parent or the Exchange Agent from making the payments required by this Article III and, to the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt payments of the Aggregate Parent Merger Consideration as contemplated hereby, Parent shall promptly replace or restore the portion of the Exchange Fund lost through investments or other events so as to ensure that the Exchange Fund is, at all times, maintained at a level sufficient to make such payments, (ii) no such investment shall have maturities that could prevent or delay payments to be made pursuant to this Agreement, and (iii) such investments shall be in short-term obligations of the United States of America with maturities of no more than thirty (30) days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America. Any net profit resulting from, or interest or income produced by, such investments, shall be property of, and paid to, the Surviving Entity of the Parent Merger.

Section 3.5 Stock Options; Restricted Stock; Phantom Shares. All of the provisions of this Section 3.5 shall be effectuated without any action on the part of the holder of any Company Option, Company Restricted Stock and/or Company Phantom Shares.

(a) Treatment of Company Options. At the Parent Merger Effective Time, each outstanding Company Option which is outstanding immediately prior to the Parent Merger Effective Time (whether or not then vested or exercisable) shall be assumed by Parent and will otherwise continue to have, and be subject to, the same terms and conditions (including vesting schedule), as were applicable immediately prior to the Parent Merger Effective Time as set forth in the applicable Company Plan (including pursuant to any applicable award agreement, other agreement or other document evidencing such Company Option) immediately prior to the Parent Merger Effective Time (and any Company Options that become fully vested and exercisable in accordance with their terms upon consummation of the Parent Merger shall be fully vested and exercisable), except that, from and after the Parent Merger Effective Time, (i) each such Company Option will be exercisable for that number of whole shares of Parent Common Stock equal to the product (rounded down to the nearest whole number) of (x) the number of shares of Company Common Stock subject to such Company Option as of immediately prior to the Parent Merger Effective Time and (y) the Exchange Ratio, and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Option will be equal to the quotient (rounded up to the nearest whole cent) determined by dividing (x) the exercise price of each share of Company Common Stock at which the assumed Company Options were exercisable immediately prior to the Parent Merger Effective Time by (y) the Exchange Ratio.

(b) Treatment of Company Restricted Stock. At the Parent Merger Effective Time, each share of Company Restricted Stock which is outstanding immediately prior to the Parent Merger Effective Time shall be converted into a number of shares of Parent Common Stock equal to the Parent Merger Consideration in accordance with Section 3.1(b) of this Agreement (the “Restricted Stock Payment”), which shares of Parent Common Stock shall be subject to the same terms and conditions (including vesting and forfeiture conditions) as are applicable to such shares of Company Restricted Stock immediately prior to the Parent Merger Effective Time (and any shares of Company Restricted Stock that become fully vested in accordance with their terms upon consummation of the Parent Merger shall be fully vested). As of the Parent Effective Time, each holder of shares of Company Restricted Stock shall cease to have any rights with respect thereto, except the right to receive the Restricted Stock Payment.

(c) Treatment of Company Phantom Shares. At the Parent Merger Effective Time, each Company Phantom Share outstanding immediately prior to the Parent Merger Effective Time shall be converted into a number of fully vested shares of Parent Common Stock equal to the Parent Merger Consideration in accordance with Section 3.1(b) of this Agreement (the “Phantom Share Payment”). Any dividend equivalents associated with a holder’s Company Phantom Shares shall be settled by issuing to such holder, at Parent’s election, either (i) a cash payment or (ii) a number of shares of Parent Common Stock, in each case, with a value equal to the value of such dividend equivalents, with the value of the Parent Common Stock to be the VWAP of Parent Common Stock. Such cash shall be paid, or shares shall be issued, as applicable, at the same time as the Phantom Share Payment and shall be considered part of the Phantom Share Payment for purposes of this Agreement. As of the Parent Merger Effective Time, each holder of Company Phantom Shares shall cease to have any rights with respect thereto, except the right to receive the Phantom Share Payment.

(d) Company Assumed Awards. As soon as reasonably practicable after the Parent Merger Effective Time, but in no event later than five (5) Business Days following the Parent Merger Effective Time, Parent shall deliver to each holder of a Company Option an appropriate notice setting forth such holder’s rights pursuant to such Company Option. Unless the shares of Parent Common Stock issuable upon exercise or settlement of the Company Option are otherwise covered by an existing registration statement on Form S-8 immediately upon the Parent Merger Effective Time, Parent shall prepare and file with the SEC such a registration statement with respect to such shares of Parent Common Stock no later than ten (10) Business Days following the Parent Merger Effective Time and Parent shall exercise reasonable best efforts to maintain the effectiveness of such registration statement for so long as such Company Options remain outstanding (subject to blackout periods and similar restrictions in accordance with Parent’s policies). The Company and its counsel shall reasonably cooperate with and assist Parent in the preparation of any such registration statement.

(e) Manner of Effecting. Prior to the Parent Merger Effective Time, the Company and Parent agree that the Company shall, and shall be permitted under this Agreement to, take all corporate action necessary to effectuate the provisions of this Section 3.5. From and after the Parent Merger Effective Time, unless the compensation committee of the Parent Board determines otherwise, all references to the Company in the Company equity incentive plans and in each award or other agreement evidencing or relating to any Company Options, Company Restricted Stock or Company Phantom Shares or any other Company equity-based award, shall be deemed (i) for all purposes relating to employment, consultancy or directorship (or words of similar meaning) to refer to Parent and its Subsidiaries and (ii) for all other purposes, to refer to Parent.

Section 3.6 Withholding Rights. Parent, Parent LP, Merger Sub (and any Affiliate of the foregoing), the Surviving Entity and the Exchange Agent, as applicable, shall be entitled to deduct and withhold from the Parent Merger Consideration, the LVS Merger Consideration and any amounts otherwise payable pursuant to this Agreement (including consideration described in Section 3.2(b) and amounts payable pursuant to Section 3.9) to any holder of shares of Company Common Stock, shares of Company Limited Voting Stock, shares of Company Restricted Stock and Company Phantom Shares (or otherwise pursuant to this Agreement), such amounts as any such Person is required to deduct and withhold with respect to the making of such payment under the Code, and the rules and regulations promulgated thereunder, or any provision of applicable Law. To the extent that amounts are so deducted or withheld and paid over to the appropriate Governmental Authority pursuant to this Section 3.6, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 3.7 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Entity of the Parent Merger, the posting by such Person of a bond in such reasonable amount as the Surviving Entity of the Parent Merger may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Parent Merger Consideration or LVS Merger Consideration to which the holder thereof is entitled pursuant to this Article III.

Section 3.8 Dissenters’ Rights. No dissenters’ or appraisal rights shall be available with respect to the Parent Merger or the other transactions contemplated by this Agreement, so long as the provisions of Section 262 of the DGCL are applicable to the transaction.

Section 3.9 Fractional Shares. No certificate or scrip representing fractional shares of Parent Common Stock or Parent Limited Voting Stock shall be issued upon the surrender for exchange of Certificates or with respect to Book-Entry Shares, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock converted pursuant to the Parent Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock, shall receive, in lieu thereof, cash, without interest, in an amount equal to such fractional part of a share of Parent Common Stock multiplied by the VWAP of Parent Common Stock. For the avoidance of doubt, no consideration shall be payable for any fractional shares of Company Limited Voting Stock.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF THE COMPANY AND THE COMPANY LP

Except (a) as set forth in the corresponding sections of the disclosure letter that has been prepared by the Company and delivered by the Company to Parent immediately prior to the execution and delivery of this Agreement (the “Company Disclosure Letter”), it being agreed that disclosure of any item in any Section of the Company Disclosure Letter with respect to any Section or subsection of Article IV of this Agreement shall be deemed disclosed with respect to any other Section or subsection of Article IV of this Agreement to the extent the relevance of such item is reasonably apparent from the face of such disclosure, provided, however, that nothing in the Company Disclosure Letter is intended to broaden the scope of any representation or warranty of the Company made herein, or (b) as disclosed in Company SEC Filings publicly available or filed with, as applicable, the SEC on or after January 1, 2013 and prior to the date of this Agreement (excluding any disclosure set forth in any section of a Company SEC Filing entitled “Risk Factors” or “Cautionary Note Regarding

Forward-Looking Statements” or similarly titled section in any other disclosures included in the Company SEC Filings, in each case, to the extent that such disclosure is cautionary, predictive or forward-looking in nature), the Company and Company LP hereby jointly and severally represent and warrant to Parent, Parent LP and Merger Sub that:

Section 4.1 Organization and Qualification; Subsidiaries.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and Company LP is a partnership duly organized, validly existing and in good standing under the laws of the State of Maryland and each has the requisite organizational power and authority and any necessary governmental authorization to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Each of the Company and Company LP is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) Each Company Subsidiary is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite organizational power and authority and any necessary governmental authorization to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Each Company Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(c) Section 4.1(c) of the Company Disclosure Letter sets forth a true and complete list of the Company Subsidiaries, together with (i) the jurisdiction of incorporation or organization, as the case may be, of each Company Subsidiary, (ii) the type of and percentage of interest held, directly or indirectly, by the Company in each Company Subsidiary, (iii) the names of and the type of and percentage of interest held by any Person other than the Company or a Company Subsidiary in each Company Subsidiary, and (iv) the classification for United States federal income tax purposes of each Company Subsidiary.

(d) None of the Company, Company LP or any Company Subsidiary directly or indirectly owns any interest in or of, or investment in, whether equity or debt, any Person (other than equity interests in the Company Subsidiaries and investments in short-term investment securities set forth on Section 4.1(d) of the Company Disclosure Letter). No Company Subsidiary has guaranteed, or pledged assets to secure, the Indebtedness of the Company or any other Company Subsidiary.

Section 4.2 Organizational Documents. The Company has made available to Parent complete and correct copies of (i) the Company’s certificate of incorporation, as amended and supplemented to date (the “Company Charter”), and the Company’s Bylaws, as currently in effect (the “Company Bylaws”), and (ii) the organizational documents of Company LP and each Company Subsidiary, each as in effect on the date hereof.

Section 4.3 Capital Structure.

(a) The authorized capital stock of the Company consists of 225,000,000 shares of Company Common Stock, 20,000,000 shares of Company Limited Voting Stock and 25,000,000 shares of preferred stock, par value $.01 per share (the “Company Preferred Stock”). At the close of business on September 3, 2013, (i) 46,969,703 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Preferred Stock were issued and outstanding, (iii) 11,646,949 shares of Company Limited Voting Stock were issued and outstanding, (iv) no shares of Company Common Stock were held by the Company as treasury shares, (v) 947,535 shares of Company Common Stock were reserved for issuance pursuant to the terms of outstanding awards granted pursuant to the Company Plans, (vi) 273,070 shares of Company Common Stock are available for grant under the Company Plans, and (vii) 1,742,860 Company Phantom Shares representing the economic equivalent of 1,742,860 shares of Company Common Stock (none of which are reserved or issuable thereunder as of the date hereof) were outstanding. All issued and outstanding shares of the capital stock of the Company are and all shares of Company Common Stock reserved for issuance as noted above, shall be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable, and free of preemptive rights. There are no outstanding bonds, debentures, notes or other indebtedness of the Company or any Company Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which holders of shares of Company Common Stock or other equity holders of such Company Subsidiary may vote. There are no other rights to purchase or receive the Company Common Stock granted under the Company Benefit Plans or otherwise other than the Company Options, Company Restricted Stock and Company Phantom Shares.

(b) The Company is the sole general partner of Company LP and the Company owns, directly or indirectly, all of the general partner interests in Company LP. Section 4.3(b) of the Company Disclosure Letter sets forth, as of the date hereof, the name of, and the number and class of limited partnership interests held by, each partner in Company LP.

(c) All of the outstanding shares of capital stock of each of the Company Subsidiaries that is a corporation are duly authorized, validly issued, fully paid and nonassessable. All equity interests in each of the Company Subsidiaries that is a partnership or limited liability company are duly authorized and validly issued. All shares of capital stock of (or other ownership interests in) each of the Company Subsidiaries which may be issued upon exercise of outstanding options or exchange rights are duly authorized and, upon issuance will be validly issued, fully paid and nonassessable. Except as set forth in Section 4.1(c) of the Company Disclosure Letter, the Company owns, directly or indirectly, all of the issued and outstanding capital stock and other equity interests of each of the Company Subsidiaries, free and clear of all encumbrances other than statutory or other liens for Taxes or assessments which are not yet due or delinquent or the validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained in accordance with GAAP, and there are no existing options, warrants, calls, subscriptions, convertible securities or other securities, agreements, commitments or obligations of any character relating to the outstanding capital stock or other equity interests of any Company Subsidiary or which would require any Company Subsidiary to issue or sell any shares of its capital stock, equity interests or securities convertible into or exchangeable for shares of its capital stock or equity interests.

(d) Except as set forth in this Section 4.3, as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, rights of first refusal, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound, obligating the Company or any Company Subsidiary to issue, deliver or sell or create, or cause to be issued, delivered or sold or created, additional shares of Company Common Stock, shares of Company Preferred Stock, shares of Company Limited Voting Stock or other equity interests or phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any equity interest of the Company or any of the Company Subsidiaries or obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, right of first refusal, arrangement or undertaking. As of the date of this Agreement, except as expressly provided in the Company Partnership Agreement, there are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of Company Common Stock, shares of Company Limited Voting Stock, Company Partnership Units or other equity interests of the Company or any Company Subsidiary (other than in satisfaction of withholding Tax obligations pursuant to certain awards outstanding under the Company Plans in the event the grantees fail to satisfy withholding Tax obligations). Except as set forth on Section 4.3(d) of the Company Disclosure Letter, none of the Company, Company LP or any Company Subsidiary is a party to or, to the knowledge of the Company, bound by any agreements or understandings concerning the voting (including voting trusts and proxies) of any capital stock or other equity interest of the Company or any of the Company Subsidiaries.

(e) Section 4.3(e) of the Company Disclosure Letter sets forth a true, complete and correct list of all Persons who, as of the close of business on September 3, 2013, held outstanding Company Options, Company Restricted Stock or Company Phantom Shares, indicating, with respect to each Company Option, share of Company Restricted Stock or Company Phantom Share then outstanding, the type of award granted, the number of shares of Company Common Stock or Company Partnership Units subject to such Company Option or Company Phantom Share, the name of the Company Plan under which such Company Option, share of Company Restricted Stock or Company Phantom Share was granted and the current exercise price (if applicable), date of grant, vesting schedule and expiration date thereof. All Company Options, shares of Company Restricted Stock and Company Phantom Shares, as applicable, were (i) in the case of Company Options, granted with an exercise price per share no lower than the “fair market value” (as defined in the applicable Company Plan) of one share of Company Common Stock on the date of the corporate action effectuating the grant, (ii) granted, accounted for, reported and disclosed in accordance with the applicable Laws, accounting rules and stock exchange requirements and (iii) validly issued and properly approved by the Company Board (or a duly authorized committee or subcommittee thereof) in compliance with all applicable Law and recorded on the Company’s financial statements in accordance with GAAP. Without limiting the generality of the preceding sentence, the Company has not engaged in any back dating, forward dating or similar activities with respect to the Company Options, Company Restricted Stock or Company Phantom Shares, and not been the subject of any investigation by the SEC, whether current, pending or closed (in the case of any such pending investigation, to the knowledge of the Company), with respect to any such activities.

(f) All dividends or distributions on the shares of Company Common Stock and Company Partnership Units and any dividends or distributions on any securities of any Company Subsidiary which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable).

Section 4.4 Authority.

(a) Each of the Company and Company LP has the requisite organizational power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Company Stockholder Approval, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and Company LP and the consummation by the Company and Company LP of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate or partnership action, and no other corporate or partnership proceedings on the part of the Company or Company LP are necessary to authorize this Agreement or the Mergers or to consummate the transactions contemplated hereby, subject, (x) with respect to the Parent Merger, to receipt of the Company Stockholder Approval and the filing and acceptance for record of the Parent Merger Articles of Merger with the Maryland SDAT and the Parent Merger Certificate of Merger with the Delaware Secretary and (y) with respect to the Partnership Merger, to the filing and acceptance for record of the Partnership Merger Articles of Merger with the Maryland SDAT and the Partnership Merger Certificate of Merger with the Delaware Secretary. The Company’s board of directors (the “Company Board”) at a duly held meeting has, by unanimous vote, (i) duly and validly authorized the execution and delivery of this Agreement and declared advisable the consummation of the Parent Merger and the other transactions contemplated hereby, (ii) determined that the Mergers and the transactions contemplated by this Agreement are fair to and in the best interest of the Company and its stockholders and to Company LP and its limited partners, (iii) directed that the

Mergers be submitted for consideration at the Company Stockholder Meeting, and (iv) resolved to recommend that the stockholders of the Company vote in favor of the adoption of this Agreement and the approval of the Parent Merger and the other transactions contemplated hereby (the “Company Recommendation”) and to include such recommendation in the Joint Proxy Statement, subject to Section 6.5.

(b) This Agreement has been duly executed and delivered by the Company and Company LP and, assuming due authorization, execution and delivery by each of Parent, Parent LP and Merger Sub, constitutes a legally valid and binding obligation of the Company and Company LP, enforceable against the Company and Company LP in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

Section 4.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company and Company LP does not, and the performance of this Agreement and the consummation of the Mergers and the other transactions contemplated hereby by the Company and Company LP will not, (i) assuming receipt of the Company Stockholder Approval, conflict with or violate any provision of the Company Charter or Company Bylaws or any equivalent organizational or governing documents of Company LP or any Company Subsidiary, (ii) assuming that consents, approvals, authorizations and permits described in Section 4.5(b) have been obtained, all filings and notifications described in Section 4.5(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company, Company LP or any Company Subsidiary or by which any property or asset of the Company, Company LP or any Company Subsidiary is bound, or (iii) except as set forth on Section 4.5(a) of the Company Disclosure Letter, require any consent or approval, result in any breach of or any loss of any benefit or material increase in any cost or obligation of the Company, Company LP or any Company Subsidiary under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, acceleration or cancellation (with or without notice or the lapse of time or both) of, or give rise to any right of purchase, first offer or forced sale under or result in the creation of a Lien on any property or asset of the Company, Company LP or any Company Subsidiary pursuant to, any note, bond, debt instrument, indenture, contract, agreement, ground lease, license, permit or other legally binding obligation to which the Company, Company LP or any Company Subsidiary is a party, except, as to clauses (ii) and (iii), respectively, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company and Company LP does not, and the performance of this Agreement by the Company and Company LP will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) the filing with the SEC of (A) a joint proxy statement in preliminary and definitive form relating to the Company Stockholder Meeting and the Parent Stockholder Meeting (together with any amendments or supplements thereto, the “Joint Proxy Statement”) and of a registration statement on Form S-4 pursuant to which the offer and sale of shares of Parent Common Stock in the Mergers will be registered pursuant to the Securities Act and in which the Joint Proxy Statement will be included as a prospectus (together with any amendments or supplements thereto, the “Form S-4”), and declaration of effectiveness of the Form S-4, and (B) such reports under, and other compliance with, the Exchange Act (and the rules and regulations promulgated thereunder) and the Securities Act (and the rules and regulations promulgated thereunder) as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) as may be required under the rules and regulations of the NYSE, (iii) the filing of the Parent Merger Certificate of Merger and the acceptance thereof for record by the

Delaware Secretary pursuant to the DGCL, (iv) the filing of the Parent Merger Articles of Merger and the acceptance thereof for record by the Maryland SDAT pursuant to the MGCL, (v) the filing of the Partnership Merger Articles of Merger and the acceptance thereof for record by the Maryland SDAT pursuant to the MRULPA, (vi) the filing of the Partnership Merger Certificate of Merger and the acceptance thereof for record by the Delaware Secretary pursuant to the DRULPA, (vii) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws, (viii) such filings as may be required in connection with state and local transfer Taxes, and (ix) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.6 Permits; Compliance with Law.

(a) Except for the authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances that are the subject of Section 4.14, which are addressed solely in that Section, the Company, Company LP and each Company Subsidiary is in possession of all authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances of any Governmental Authority and accreditation and certification agencies, bodies or other organizations, including building permits and certificates of occupancy, necessary for the Company, Company LP and each Company Subsidiary to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as it is being conducted as of the date hereof (the “Company Permits”), and all such Company Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of the Company Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. All applications required to have been filed for the renewal of the Company Permits have been duly filed on a timely basis with the appropriate Governmental Authority, and all other filings required to have been made with respect to such Company Permits have been duly made on a timely basis with the appropriate Governmental Authority, except in each case for failures to file which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. None of the Company, Company LP or any Company Subsidiary has received any claim or notice nor has any knowledge indicating that the Company or any Company Subsidiary is currently not in compliance with the terms of any such Company Permits, except where the failure to be in compliance with the terms of any such Company Permits, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) None of the Company, Company LP or any Company Subsidiary is or has been in conflict with, or in default or violation of (i) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound (except for Laws addressed in Section 4.10, Section 4.11, Section 4.14, Section 4.15 or Section 4.17, which are the subject of the representations and warranties made therein), or (ii) any Company Permits (except for the Company Permits addressed in Section 4.14, which are the subject of the representations and warranties made therein), except in each case for any such conflicts, defaults or violations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.7 SEC Filings; Company Financial Statements.

(a) The Company has filed with, or furnished (on a publicly available basis) to, the SEC all forms, reports, schedules, statements and documents required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, including any amendments or supplements thereto, from and after January 1, 2010 (collectively, the “Company SEC Filings”). Each Company SEC Filing, as amended or supplemented, if applicable, (i) as of its date, or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations of the SEC thereunder, and (ii) did not, at the time it was filed (or became effective in the case of registration statements), or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, no Company Subsidiary is separately subject to the periodic reporting requirements of the Exchange Act.

(b) Each of the consolidated financial statements contained or incorporated by reference in the Company SEC Filings (as amended, supplemented or restated, if applicable), including the related notes and schedules (the “Company Financial Statements”), was prepared (except as indicated in the notes thereto) in accordance with GAAP applied on a consistent basis throughout the periods indicated, and each such consolidated financial statement presented fairly, in all material respects, the consolidated financial position, results of operations, stockholders’ equity and cash flows of the Company and its consolidated subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments).

(c) The Company is in compliance in all material respects with the provisions of the Sarbanes-Oxley Act and the provisions of the Exchange Act and Securities Act relating thereto which under the terms of such provisions (including the dates by which such compliance is required) have become applicable to the Company. Each of the principal executive officer of the Company and the principal financial officer of the Company has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated thereunder with respect to the Company SEC Filings. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. The records, systems, controls, data and information of the Company and the Company Subsidiaries that are used in the system of internal accounting controls described in the following sentence are recorded, stored, maintained and operated under means that are under the exclusive ownership and direct control of the Company or the Company Subsidiaries or accountants, except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls. The Company and the Company Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including that: (i) transactions are executed only in accordance with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Company and the Company Subsidiaries and to maintain accountability for the assets of the Company and the Company Subsidiaries; (iii) access to such assets is permitted only in accordance with management’s authorization; (iv) the reporting of such assets is compared with existing assets at regular intervals; and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. The Company’s principal executive officer and its principal financial officer have disclosed to the Company’s auditors and the audit committee of the Company Board (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls, and the Company has made available to Parent copies of any material written materials relating to the foregoing. The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 promulgated under the Exchange Act) designed to ensure that material information relating to the Company required to be included in reports filed under the Exchange Act, including its consolidated subsidiaries, is recorded, processed, summarized and made known to the Company’s principal executive officer and its principal financial officer by others within those entities, as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared, and, to the knowledge of the Company, such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and its principal financial officer to material information required to be included in the Company’s periodic reports required under the Exchange Act. The Company has delivered or made available to Parent complete and accurate copies of notices received by the Company from its independent auditor of any significant deficiencies or material weaknesses in the Company’s internal control over financial reporting since January 1, 2010 and any other management letter or similar correspondence received by the Company since January 1, 2010 from any independent auditor of the Company or any of the then-existing Subsidiaries of the Company. Since the enactment of the Sarbanes-Oxley Act, none of the Company or any Company Subsidiary has made any prohibited loans to any director or executive officer of the Company (as defined in Rule 3b-7 promulgated under the Exchange Act).

(d) None of the Company or any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities or obligations (i) expressly contemplated by or under this Agreement, including Section 6.1 hereof, (ii) incurred in the ordinary course of business consistent with past practice since the most recent balance sheet set forth in the Company SEC Filings made through and including the date of this Agreement, (iii) described in any section of the Company Disclosure Letter or (iv) that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(e) To the knowledge of the Company, none of the Company SEC Filings is the subject of ongoing SEC review and the Company has not received any comments from the SEC with respect to any of the Company SEC Filings which remain unresolved, nor has it received any inquiry or information request from the SEC as to any matters affecting the Company which has not been adequately addressed. The Company has made available to Parent true and complete copies of all written comment letters from the staff of the SEC received since January 1, 2010 through the date of this Agreement relating to the Company SEC Filings and all written responses of the Company thereto through the date of this Agreement. None of the Company SEC Filings is the subject of any confidential treatment request by the Company.

Section 4.8 Disclosure Documents.

(a) None of the information supplied or to be supplied by or on behalf of the Company or any Company Subsidiary for inclusion or incorporation by reference in (i) the Form S-4 will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Joint Proxy Statement will, at the date it is first mailed to the stockholders of the Company and Parent, at the time of the Company Stockholder Meeting and the Parent Stockholder Meeting, at the time the Form S-4 is declared effective by the SEC or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. All documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated herein, to the extent relating to the Company or any Company Subsidiary or other information supplied by or on behalf of the Company or any Company Subsidiary for inclusion therein, will comply as to form, in all material respects, with the provisions of the Securities Act or Exchange Act, as applicable, and the rules and regulations of the SEC thereunder and each such document required to be filed with any Governmental Authority (other than the SEC) will comply in all material respects with the provisions of any applicable Law as to the information required to be contained therein.

(b) The representations and warranties contained in this Section 4.8 shall not apply to statements or omissions included in the Form S-4 or the Joint Proxy Statement to the extent based upon information supplied to the Company by or on behalf of Parent or Merger Sub.

Section 4.9 Absence of Certain Changes or Events. Since December 31, 2012, except as contemplated by this Agreement or as set forth in Section 4.9 of the Company Disclosure Letter:

(a) the Company, Company LP and each Company Subsidiary has conducted its business in the ordinary course consistent with past practice, and prior to the date hereof there has not been:

(i) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock or other equity interests of the Company or any Company Subsidiary, other than regular quarterly dividends consistent with past practice;

(ii) any repurchase, redemption or other acquisition by the Company or any Company Subsidiary of any shares of capital stock or other equity interests of the Company or any Company Subsidiary or any securities or other equity interests convertible into or exercisable for any shares of capital stock or other equity interests, of the Company or any Company Subsidiary;

(iii) any split, combination, subdivision or reclassification of any capital stock or other equity interests, or any issuance of any other securities or equity interests in respect of, in lieu of or in substitution for shares of capital stock or other equity interests, of the Company or any Company Subsidiary;

(iv) any amendment to the certificate of incorporation, bylaws or other organizational documents of the Company or any Company Subsidiary;

(v) except as required to comply with Law or any Company Benefit Plan, (A) any grant of any severance, change in control or termination pay to any director or employee of the Company, (B) any entry into any employment, consulting, change in control, deferred compensation or other similar agreement, plan, arrangement or policy (or any material amendment to any such agreement, plan arrangement or policy) with any director or executive officer of the Company, (C) any increase in the compensation or benefits payable under any severance, change in control or termination pay policies of Company Benefit Plans, (D) any establishment, adoption, entry into, amendment, modification or termination of any collective bargaining agreement, (E) any establishment, adoption, entry into, termination or amendment or modification in any material respect, of any material Company Benefit Plan, (F) the taking of any action to accelerate any material compensation or benefits, including vesting and payment or the making of any material determinations, under any collective bargaining agreement or Company Benefit Plan or (G) any issuance, grant, sale, pledge or transfer of capital stock or other equity interests or rights to acquire capital stock or other equity interests, or any agreement to issue, grant, sell , pledge or transfer capital stock or other equity interests or rights to acquire capital stock or other equity interests by the Company or any Company Subsidiary;

(vi) any material change in the Company’s method of accounting or accounting principles or policies, except for any such change required by reason of a change in GAAP or by Regulation S-X under the Exchange Act, as approved by the Company’s independent accountants; or

(vii) any settlement or remediation of any material Claim against or affecting the Company or a Company Subsidiary;

(b) prior to the date hereof, none of the Company, Company LP or any Company Subsidiary has taken or agreed to take any action that it would not be permitted to take after the date of this Agreement without the prior written consent of Parent pursuant to Section 6.1(b)(vii), Section 6.1(b)(viii), or Section 6.1(b)(xxvi); and

(c) there has not been any Company Material Adverse Effect or any effect, event, development or circumstance that, individually or in the aggregate with all other effects, events, developments and changes, would reasonably be expected to result in a Company Material Adverse Effect.

Section 4.10 Employee Benefit Plans.

(a) Section 4.10 of the Company Disclosure Letter sets forth a list of each Company Benefit Plan and each material Company Employment Agreement (it being understood that any Company Employment Agreement that includes severance is material). The Company has delivered or made available to Parent a copy of each material Company Benefit Plan and each material Company Employment Agreement and, with respect thereto, as applicable, (A) all amendments, and currently effective trust (or other funding vehicle) agreements, (B) the most recent summary plan description and actuarial report (or other financial statement relating to such Company Benefit Plan), (C) the three (3) most recently filed Forms 5500, (D) the results of non-discrimination testing for the three most recently completed fiscal years, (E) the most recent determination letter from the IRS, (F) all material correspondence from a Governmental Authority, and (G) all material broad-based correspondence or communications to participants.

(b) Each Company Benefit Plan and Company Employment Agreement has been administered in all material respects in accordance with its terms and applicable Laws.

(c) Each Company Benefit Plan that is intended to qualify under Section 401(a) of the Code has either received a favorable determination letter from the IRS as to its qualified status or may rely upon an opinion letter for a prototype plan, in each case, that has not been revoked, and, to the Company’s knowledge, no event has occurred that would adversely affect the qualified status of any such Company Benefit Plan. To the Company’s knowledge, neither the Company nor any Company Subsidiary has engaged in a non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Benefit Plan that could result in material liability to the Company and the Company Subsidiaries, taken as a whole. No suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of the Company, is threatened against or with respect to any such Company Benefit Plan (other than routine benefits claims).

(d) None of the Company, any Company Subsidiaries or any of their ERISA Affiliates, maintains, contributes to, or participates in, or has ever during the past six (6) years maintained, contributed to, or participated in, or otherwise has any obligation or liability in connection with: (i) an employee pension benefit plan subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, including a Multiemployer Plan, (ii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), a “multiple employer plan” (as defined in Section 413(c) of the Code) or a “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) any plan or arrangement which provides post-employment medical or welfare benefits, except as required by applicable Law; or (iv) any plan established or maintained outside of the United States or for the benefit of current or former employees of the Company or any Company Subsidiaries residing outside the United States. None of the Company, any Company Subsidiaries or any of their ERISA Affiliates (i) has incurred any liability with respect to a Title IV Plan that has not been satisfied in full, and (ii) has any liability, including contingent liability, with respect to a Title IV Plan.

(e) Except as set forth in Section 4.10(e) of the Company Disclosure Letter, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby, either alone or in conjunction with another event, will: (A) entitle any employee of the Company or any of its Subsidiaries to severance pay or compensation payments or any other benefits or rights, (B) accelerate the time of payment, vesting or funding or result in any payment of compensation or benefits to any employee, officer or director of any Company or Company Subsidiary, (C) result in an obligation to fund benefits under any Company Benefit Plan or Company Employment Agreement, (D) result in payments or benefits under any Company Benefit Plan or Company Employment Agreement which would not be deductible under Section 280G or Section 4999 of the Code, or (E) result in either the Company or any Company Subsidiary having an obligation to “gross up” or reimburse any person for any excise tax imposed under Section 280G or Section 4999 of the Code.

(f) Except as set forth in Section 4.10(f) of the Company Disclosure Letter, there are no material funded benefit obligations of the Company or the Company Subsidiaries under a Company Benefit Plan or Company Employment Agreement for which contributions have not been made or properly accrued and there are no material unfunded benefit obligations under a Company Benefit Plan or Company Employment Agreement that have not been accounted for by reserves or otherwise reflected as may be required in the consolidated financial statements in the Company SEC Filings made through and including the date of this Agreement.

(g) Each Company Benefit Plan and Company Employment Agreement that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code) has (i) been maintained and operated since January 1, 2005 in good faith compliance in all material respects with Section 409A of the Code and all applicable Internal Revenue Service guidance promulgated thereunder so as to avoid any Tax, penalty or interest under Section 409A of the Code and, as to any such plan in existence prior to January 1, 2005, has not been “materially modified” (within the meaning of Internal Revenue Service Notice 2005-1) at any time after October 3, 2004 or has been amended in a manner that conforms with the requirements of Section 409A of the Code, and (ii) since January 1, 2009, been in documentary and operational compliance in all material respects with Section 409A of the Code and all applicable Internal Revenue Service guidance promulgated thereunder.

(h) Neither the Company nor any of its Subsidiaries has used the services of workers provided by third-party contract labor suppliers, temporary employees, “leased employees” (within the meaning of Section 414(n) of the Code) or individuals who have provided services as independent contractors to an extent that would reasonably be expected to result in the disqualification of any Company Benefit Plan or the imposition of penalties or excise taxes with respect to any Plan by the Internal Revenue Service, the Department of Labor, or any other Governmental Entity.

(i) All of the Company Phantom Shares shall be fully vested in accordance with their terms upon consummation of the Parent Merger.

Section 4.11 Labor and Other Employment Matters. The Company, Company LP and each Company Subsidiary is in compliance in all material respects with all applicable Laws with respect to labor, employment, employee classification, fair employment practices, unfair labor practices, terms and conditions of employment, workers’ compensation, occupational safety and health, plant closings, wages and hours and immigration. None of the Company, Company LP or any Company Subsidiary is a party to, or bound by any collective bargaining agreement or other agreement with a labor union that contains a neutrality clause and no labor union has been certified to represent any employee of the Company or any Company Subsidiary, or has applied, or threatened to apply, to represent or is attempting to organize so as to represent such employees, including any representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. There is no pending or, to the knowledge of the Company, threatened work stoppage, slowdown lockouts, material arbitrations or material grievances, labor strike or other material labor disputes against the Company or any Company Subsidiary. None of the Company, Company LP or any Company Subsidiary has any material liabilities under the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”), as a result of any action taken by the Company or a Company Subsidiary. None of the Company, Company LP or any Company

Subsidiary has any outstanding material liability in connection with the termination of employment of its employees (including redundancy payments) or for failure to comply with any order for the reinstatement or re-engagement of any employee and none of the Company, Company LP or any Company Subsidiary has any outstanding material liability for failure to provide information or to consult with employees under any employment Laws.

Section 4.12 Material Contracts.

(a) Except for contracts listed in Section 4.12 of the Company Disclosure Letter or any Company Material Contract or Company Lease that is entered into after the date hereof in accordance with Section 6.1, none of the Company, Company LP or any Company Subsidiary is a party to or bound by any contract in effect as of the date of this Agreement that:

(i) is required to be filed as an exhibit to the Company’s Annual Report on Form 10-K pursuant to Item 601(b)(2), (4), (9) or (10) of Regulation S-K promulgated by the SEC;

(ii) has resulted, is expected to result, or is reasonably likely to result, in annual revenues or expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations) in excess of $500,000 and is not cancelable within sixty (60) days without penalty to the Company or any Company Subsidiary, except for any Company Lease or any Company Brokerage Agreement;

(iii) contains any non-compete or exclusivity provisions with respect to any line of business or geographic area that restricts the business of the Company or any Company Subsidiary, or that otherwise restricts the lines of business conducted by the Company or any Company Subsidiary or the geographic area in which the Company or any Company Subsidiary may conduct business;

(iv) is an agreement that obligates the Company or any Company Subsidiary to indemnify (A) any past or present directors, officers, trustees, employees and agents of the Company or any Company Subsidiary pursuant to which the Company or Company Subsidiary is the indemnitor, other than any operating agreements or property management agreements or any similar agreement pursuant to which a Company Subsidiary that is not wholly owned, directly or indirectly, by the Company provides such an indemnification to any such directors, officers, trustees, employees or agents in connection with the indemnification by such non-wholly owned Company Subsidiary or another Company Subsidiary thereunder or (B) other third parties for obligations of or losses or damages incurred by such third parties, where such indemnification obligations are material to the Company and Company Subsidiaries, taken as a whole, and not made in the ordinary course of business;

(v) pursuant to which the Company or any Company Subsidiary acquired (A) a Specified Property or (B) any other assets or businesses of any other person, in each case since January 1, 2010 where the purchase price therefor exceeded $10,000,000;

(vi) constitutes a letter of credit, similar arrangement or debt obligation or guaranty or other contingent obligation of the Company or any Company Subsidiary with a principal amount outstanding (or, in the case of a guaranty or other contingent obligation, with a principal amount of the underlying obligation outstanding) as of the date hereof greater than $10,000,000;

(vii) would prohibit or materially delay the consummation of the Mergers as contemplated by this Agreement;

(viii) requires the Company or any Company Subsidiary to dispose of or acquire assets or properties (other than in connection with the expiration of a Company Lease) with a fair market value in excess of $10,000,000, or involves any pending or contemplated merger, consolidation or similar business combination transaction;

(ix) constitutes an interest rate cap, interest rate collar, interest rate swap, forward purchasing contract or other contract or agreement relating to a hedging transaction;

(x) sets forth the operational terms of a joint venture, partnership, joint development agreement, limited liability company or strategic alliance of the Company or any Company Subsidiary (each a “JV Agreement”);

(xi) constitutes a collective bargaining agreement;

(xii) contains restrictions with respect to payment of dividends or any other distribution in respect of the equity interests of the Company or any Company Subsidiary;

(xiii) relates to the acquisition or divestiture of the capital stock or other equity interests of any Person (other than the Company of a Company Subsidiaries) by the Company or a Company Subsidiary;

(xiv) is a stockholder or equityholder agreement, investor rights agreement, registration rights agreement or other similar contract between the Company or any Company Subsidiary, on one hand, and any stockholder or equityholder of the Company or a Company Subsidiary, on the other, granting any Person investor rights, registration rights, director designation rights or similar rights;

(xv) constitutes a Company Tax Protection Agreement;

(xvi) constitutes a loan to any Person (other than a wholly owned Company Subsidiary) by the Company or any Company Subsidiary (other than advances made pursuant to and expressly disclosed in the Company Leases or pursuant to any disbursement agreement, development agreement, or development addendum entered into in connection with a Company Lease with respect to the development, construction, or equipping of Company Properties or the funding of improvements to Company Properties) in an amount in excess of $10,000,000;

(xvii) a ground or other lease pursuant to which the Company or any Company Subsidiary is lessee or sublessee of any of the Specified Properties; or

(xviii) as to any non-residential Company Property, (A) requires payment after the date hereof of any commission (including leasing commissions or brokerage fees) (each a “Company Brokerage Agreement”) in connection with either (x) a renewal of an existing Material Company Lease or (y) the entry after the date hereof into a new Material Company Lease identified on Section 6.1(b)(xii) of the Company Disclosure Letter or (B) requires payment after the date hereof of tenant improvement costs, allowances or other concessions under a Material Company Lease.

Each contract of the type described in this Section 4.12(a) is referred to herein as a “Company Material Contract.”

(b) Each Company Material Contract is legal, valid, binding and enforceable on the Company, Company LP and each Company Subsidiary to the extent such Person is a party thereto and, to the knowledge of the Company, each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). Except as, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, the Company, Company LP and each Company Subsidiary has performed all obligations required to be performed by it prior to the date hereof under each Company Material Contract and, to the knowledge of the Company, each other party thereto has performed all obligations required to be performed by it under such Company Material Contract. None of the Company, Company LP or any Company Subsidiary has received notice of any violation or default under any Company Material Contract, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company has made true and correct copies of each Material Contract available to Parent.

Section 4.13 Litigation. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, as of the date of this Agreement, (a) there is no suit, arbitration, inquiry, claim, action or proceeding (each, a “Claim”), pending or, to the knowledge of the Company, threatened by or before any Governmental Authority, nor, to the knowledge of the Company, is there any investigation pending by any Governmental Authority, in each case, against or affecting the Company, any Company Subsidiary or any of their respective properties at law or in equity, and (b) neither the Company nor any Company Subsidiary, nor any of the Company’s or any Company Subsidiary’s respective property, is subject to any outstanding judgment, order, writ, injunction or decree of any Governmental Authority at law or in equity.

Section 4.14 Environmental Matters.

(a) Except as set forth on Section 4.14(a) of the Company Disclosure Letter and as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect:

(i) The Company, Company LP and each Company Subsidiary and their respective corporate predecessors are and, except with respect to matters that have been fully and finally resolved, have been in compliance with all applicable Environmental Laws, possess all Environmental Permits necessary to conduct their current operations and are in compliance with their respective Environmental Permits.

(ii) None of the Company, Company LP or any Company Subsidiary has received any written or, to the knowledge of the Company, oral notice, demand, letter or claim alleging that the Company or any such Company Subsidiary is in violation of, or liable under, any Environmental Law, that the Company or any Company Subsidiary is obligated to conduct investigations or clean-up activities under Environmental Law or that any judicial, administrative or compliance order has been issued against the Company or any Company Subsidiary which remains unresolved. There is no litigation, investigation, request for information or other proceeding pending, or, to the knowledge of the Company, threatened against the Company and any Company Subsidiary under any applicable Environmental Law.

(iii) None of the Company, Company LP or any Company Subsidiary has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial, administrative or compliance order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials and no investigation, litigation or other proceeding is pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary under any applicable Environmental Law.

(iv) None of the Company, Company LP or any Company Subsidiary has assumed, by contract or operation of Law, any liability under any Environmental Law or relating to any Hazardous Materials, or is an indemnitor in connection with any threatened or asserted claim by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Materials.

(v) None of the Company, Company LP or any Company Subsidiary has caused, and to the knowledge of the Company, no third party has caused any release of a Hazardous Material that would be required to be investigated or remediated by the Company or any Company Subsidiary under any Environmental Law.

(b) This Section 4.14 contains the exclusive representations and warranties of the Company with respect to environmental matters.

Section 4.15 Intellectual Property.

(a) Section 4.15(a) of the Company Disclosure Letter sets forth a correct and complete list of patents and patent applications, trademark registrations and applications, copyright registrations and applications, and Internet domain names, in each case owned by the Company or a Company Subsidiary. The Company or a Company Subsidiary is the sole and exclusive owner of all Intellectual Property set forth in Section 4.15(a) of the Company Disclosure Letter. Such Intellectual Property has not been cancelled, abandoned or dedicated to the public domain. All registration, maintenance and renewal fees necessary to preserve the rights of the Company or the Company Subsidiaries in connection with such Intellectual Property have been paid in a timely manner and, to the Knowledge of the Company, such Intellectual Property is valid and in full force and effect.

(b) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company and the Company Subsidiaries own, free and clear of any Liens (which, for the avoidance of doubt, shall not be deemed to include license agreements) or has a valid and enforceable license or otherwise possess valid and enforceable rights to use all Intellectual Property necessary to conduct the business of the Company and the Company Subsidiaries as it is currently conducted, (ii) the conduct of the business of the Company and the Company Subsidiaries as it is currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any third party, (iii) there are no pending or, to the knowledge of the Company, threatened claims with respect to any of the Intellectual Property rights owned by the Company or any Company Subsidiary, (iv) none of the Company, Company LP or any Company Subsidiary (nor any of their respective predecessors) has received any written notice since January 1, 2010 from any third party (A) asserting the infringement or other violation of any Intellectual Property by the Company or a Company Subsidiary or (B) challenging the validity, enforceability, or registrability of, any right, title or interest of the Company or the Company Subsidiaries with respect to, any material Intellectual Property, and (v) to the knowledge of the Company, no third party is currently infringing or misappropriating Intellectual Property owned by the Company or any Company Subsidiary. The Company and the Company Subsidiaries have implemented commercially reasonable measures to maintain and protect each material item of Intellectual Property that they own and to the knowledge of the Company, there has not been any disclosure or compromise of any material confidential or proprietary information of the Company or the Company Subsidiaries (including any information of any other Person disclosed in confidence to the Company or the Company Subsidiaries) to any third person in a manner that has resulted or is likely to result in the loss of trade secrets or other proprietary rights in and to such information.

(c) Notwithstanding the foregoing, none of the representations and warranties in this Section 4.15 shall be applicable to the Thomas Names and Marks.

Section 4.16 Properties.

(a) Section 4.16(a) of the Company Disclosure Letter sets forth a list of the common name and address of all real property owned or leased, including ground leased, licensed or air rights leased, by the Company or any Company Subsidiary as lessee or sublessee, as of the date of this Agreement (all such real property interests, together with all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property, are individually referred to herein as a “Company Property” and collectively referred to herein as the “Company Properties”). As of the date hereof, each of the Company Properties is owned or leased by the Company or Company Subsidiary indicated on Section 4.16(a) of the Company Disclosure Letter. Except as set forth in Section 4.16(a) of the Company Disclosure Letter, there are no real properties that the Company or any Company Subsidiary is obligated to buy, lease or sublease at some future date.

(b) The Company or a Company Subsidiary owns good and valid fee simple title or leasehold title (as applicable) to each of the Specified Properties, in each case, free and clear of Liens, except for Company Permitted Liens, none of which have had and could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. For the purposes of this Agreement, “Company Permitted Liens” shall mean any (i) Liens relating to any Indebtedness set forth on Section 4.16(b) of the Company Disclosure Letter, (ii) statutory or other Liens for Taxes or assessments which are not yet due and delinquent or the validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained in accordance with GAAP, (iii) Company Leases or ground leases or air rights affecting any Specified Property that are set forth in Section 4.16(b) of the Company Disclosure Letter, (iv) Liens imposed or promulgated by Law or any Governmental Authority, including zoning regulations, permits and licenses, (v) Liens that are disclosed on the existing Company Title Insurance Policies made available by or on behalf of the Company or any Company Subsidiary to Parent prior to the date hereof and, with respect to leasehold interests, Liens on the underlying fee or leasehold interest of the applicable ground lessor, lessor or sublessor, (vi) any cashiers’, landlords’, workers’, mechanics’, carriers’, workmen’s, repairmen’s and materialmen’s liens and other similar Liens imposed by Law and incurred in the ordinary course of business consistent with past practice that are related to obligations not yet due and payable or the validity of which is being contested in good faith by appropriate proceedings, and (vii) any other Liens, limitations, restrictions or title defects that do not materially impair the value of the Specified Property or the continued use and operation of the Specified Property as currently used and operated. Section 4.16(b) of the Company Disclosure Letter describes the material Company Permitted Liens which are being contested in good faith by appropriate proceedings.

(c) The Specified Properties (x) are supplied with utilities and other services as necessary to permit their continued operation as they are now being operated, (y) are, to the knowledge of the Company, in working order sufficient for their normal operation in the manner currently being operated and without any material structural defects other than as may be disclosed in any physical condition reports that have been made available to Parent, and (z) are, to the knowledge of the Company, adequate and suitable for the purposes for which they are presently being used. Since January 1, 2010, none of the Company, Company LP or any Company Subsidiary has received (i) written notice that any certificate, permit or license from any Governmental Authority having jurisdiction over any of the Specified Properties or any agreement, easement or other right of an unlimited duration that is necessary to permit the lawful use and operation of the buildings and improvements on any of the Specified Properties or that is necessary to permit the lawful use and operation of all utilities, parking areas, retention ponds, driveways, roads and other means of egress and ingress to and from any of the Specified Properties is not in full force and effect as of the date of this Agreement, except for such failures to be in full force and effect that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, or of any pending written threat of modification or cancellation of any of same, that would reasonably be expected to have a Company Material Adverse Effect, or (ii) written notice of any uncured violation of any Laws affecting any of the Specified Properties which, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

(d) To the knowledge of the Company, each of the Specified Properties has sufficient access to and from publicly dedicated streets for its current use and operation, without any constraints that interfere with the normal use, occupancy and operation thereof.

(e) There are no pending or, to the knowledge of the Company, threatened condemnation, expropriation, eminent domain or rezoning proceedings affecting all or any portion of any of the Specified Properties. The Company and the Company Subsidiaries are in possession of all material certificates, variances, permits, licenses or rights required by applicable Law for use and occupancy as are necessary to conduct the business of the Company and the Company Subsidiaries thereon as presently conducted or currently intended by the Company and Company Subsidiaries to be conducted, and to the knowledge of the Company, none of the Company, Company LP or any Company Subsidiary has received written notice of any outstanding threat of modification, suspension or cancellation of any such material certificate, variance, permit, license or right, except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

(f) Except for discrepancies, errors or omissions that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect as to an individual

Specified Property, the rent rolls for each of the Specified Properties, dated as of June 30, 2013, which rent rolls have previously been made available by or on behalf of the Company or any Company Subsidiary to Parent, correctly (i) reference each lease or sublease that was in effect as of June 30, 2013 and to which the Company or the Company Subsidiaries are parties as lessors or sublessors with respect to each of the applicable Specified Properties (all leases or subleases, together with all amendments, modifications, supplements, renewals and extensions related thereto, the “Company Leases”), and (ii) identify the rent currently payable and security deposit amounts currently held under the Company Leases. All security deposits have been held by the Company or a Company Subsidiary, as applicable, in all material respects in accordance with Law and the applicable Company Leases.

(g) The Company has made available to Parent correct and complete (in all material respects) copies of all those Company Leases which are in effect as of the date hereof and (i) which relate to at least 20,000 square feet of net rentable area or (ii) belong to a group of Company Leases with the same tenant (or multiple related tenants) relating to more than 50,000 square feet of net rentable area in the aggregate at one or more Specified Properties. To the knowledge of the Company, as of the date hereof, each Company Lease is in full force and effect and none of the Company, Company LP or any Company Subsidiary has received written notice that it is in default under any Company Lease as of the date of this Agreement, except for violations or defaults that have been cured or are disclosed in the rent rolls or that would not be material. None of the Company, Company LP or any Company Subsidiary has, prior to the date hereof, received from any counterparty under any Company Lease that relates to at least 20,000 square feet of net rentable area (the “Material Company Leases”) a notice from the tenant of any intention to vacate prior to the end of the term of such Material Company Lease. Prior to the date hereof, none of the Company, Company LP or any Company Subsidiary has pledged or otherwise hypothecated the lessor’s interest under any of the Company Leases which pledge or hypothecation remains outstanding, except to secure any existing mortgage loan. Prior to the date hereof, none of the Company, Company LP or any Company Subsidiary has received written notice from any tenant under any Material Company Lease that such tenant has exercised its right to audit the lessor’s books and records to confirm or challenge the lessor’s calculation of rent or the lessor’s calculation of charges for electricity, heating, ventilation and air-conditioning services, cleaning services, freight elevator service or any other similar services, except for (x) any such audit that has heretofore been settled or otherwise terminated and (y) audits that are currently being conducted by the tenants set forth on Section 4.16(g) of the Company Disclosure Letter. Except as set forth in Section 4.16(g) of the Company Disclosure Letter or except as has been resolved prior to the date hereof, as of the date of this Agreement, (i) no tenant under a Material Company Lease is currently asserting in writing a right of set-off or claim or counterclaim against the landlord arising out of the Material Company Lease which would affect the collection of rent from such tenant; (ii) no tenant under any Material Company Lease is currently asserting in writing a right to cancel or terminate such Material Company Lease prior to the end of the current term; (iii) none of the Company, Company LP or any Company Subsidiary has received notice of any insolvency or bankruptcy proceeding involving any tenant under any Material Company Lease where such proceeding remains pending; and (iv) no tenant under a Material Company Lease is in monetary default in an amount in excess of $10,000 under its Material Company Lease relating to the payment of base rent or escalation, pass-through or similar charges or taxes that have been billed to such tenant by the Company or any Company Subsidiaries under such Material Company Lease.

(h) To the knowledge of the Company, except as set forth on Section 4.16(h) of the Company Disclosure Letter, there are no Tax abatements or exemptions specifically affecting the Specified Properties, and the Company and the Company Subsidiaries have not received any written notice of (and the Company and the Company Subsidiaries do not have any knowledge of) any proposed increase in the assessed valuation of any of the Specified Properties or of any proposed public improvement assessments that will result in the Taxes or assessments payable in the next tax period increasing, except in each case for any such Taxes or assessment that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(i) Except as set forth in Section 4.16(i) of the Company Disclosure Letter, no purchase option has been exercised under any Company Lease for which the purchase has not closed prior to the date of this Agreement.

(j) Except as set forth in Section 4.16(j) of the Company Disclosure Letter, (i) there are no unexpired option to purchase agreements, rights of first refusal or first offer or any other rights to purchase or otherwise acquire any Specified Property or any portion thereof (other than a tenant’s right to lease space), and (ii) there are no other outstanding rights or agreements to enter into any contract for sale, ground lease or letter of intent to sell or ground lease any Specified Property or any portion thereof that is owned by any Company Subsidiary, which, in each case, is in favor of any third party.

(k) Except as set forth in Section 4.16(k) of the Company Disclosure Letter or pursuant to a Company Lease or any ground lease affecting any Specified Property, none of the Company, Company LP or any Company Subsidiary is a party to any agreement pursuant to which the Company or any Company Subsidiary manages or manages the development of any real property for any third party.

(l) With respect to each Specified Property, there is issued and outstanding a Company Title Insurance, a copy of which, together with all exception documents referenced therein other than such documents pertaining to utility easements, right of way easements, and other easements for the benefit or use of the public or that do not impose any monetary obligations, has been made available to Parent. No written claim has been made against any Company Title Insurance Policy, which individually or in the aggregate, has had or would be reasonably expected to have a Company Material Adverse Effect.

(m) The Company and the Company Subsidiaries have good and valid title to, or a valid and enforceable leasehold interest in, or other right to use, all personal property owned, used or held for use by them as of the date of this Agreement (other than property owned by tenants and used or held in connection with the applicable tenancy), except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. None of the Company’s or any of the Company Subsidiaries’ ownership of or leasehold interest in any such personal property is subject to any Liens, except for Company Permitted Liens and Liens that have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(n) Section 4.16(n) of the Company Disclosure Letter lists all ground leases pursuant to which the Company or any Company Subsidiary is the lessee of any Company Property as of the date hereof. True and complete in all material respects copies of all such ground leases in effect as of the date hereof, together with all amendments, modifications, supplements, renewals and extensions related thereto, have been made available to Parent on or prior to the date hereof.

Section 4.17 Taxes.

(a) The Company, Company LP and each Company Subsidiary has filed with the appropriate Governmental Authority all Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct, subject in each case to such exceptions as, individually or in the aggregate has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company, Company LP and each Company Subsidiary has duly paid (or there has been paid on their behalf), or made adequate provisions for, all material Taxes required to be paid by them, whether or not shown on any Tax Return.

(b) (i) There are no audits, investigations by any Governmental Authority or other proceedings ongoing, or to the knowledge of the Company, threatened with regard to any Taxes or Tax Returns of the Company or any Company Subsidiary; (i) no deficiency for Taxes of the Company or any Company Subsidiary has been claimed, proposed or assessed in writing or, to the knowledge of the Company, threatened, by any Governmental Authority, which deficiency has not yet been settled, except for such deficiencies which are being contested in good faith or with respect to which the failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Company

Material Adverse Effect; (ii) none of the Company, Company LP or any Company Subsidiary has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency for any open tax year; and (iii) neither the Company nor any of the Company Subsidiaries has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(c) The Company and the Company Subsidiaries have complied, in all material respects, with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446 and 3402 of the Code or similar provisions under any foreign Laws) and have duly and timely withheld and have paid over to the appropriate Governmental Authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(d) The Company Tax Protection Agreements listed in Section 4.17(d) of the Company Disclosure Letter are the only such agreements in force at the date of this Agreement, and, as of the date of this Agreement, no person has raised in writing, or to the knowledge of the Company, threatened to raise a material claim against the Company or any Company Subsidiary for any breach of any Company Tax Protection Agreements. As used herein, “Company Tax Protection Agreements” means any written agreement to which Company, or any Company Subsidiary is a party: (i) pursuant to which any liability to holders of limited partnership interests in a Company Subsidiary Partnership relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; and/or (ii) that was entered into in connection with or related to the deferral of income Taxes of a holder of interests in a Company Subsidiary Partnership, and that requires the Company, or any Company Subsidiaries (A) to maintain a minimum level of debt or continue a particular debt, (B) to retain or not dispose of assets for a period of time that has not since expired, (C) to make or refrain from making Tax elections, and/or (D) only dispose of assets in a particular manner. As used herein, “Company Subsidiary Partnership” means a Company Subsidiary that is a partnership for United States federal income tax purposes. All guaranty, indemnification, contribution, or similar arrangements or deficit restoration obligations, or other agreements or arrangements entered into pursuant to any Company Tax Protection Agreement are set forth on Section 4.17(d) of the Company Disclosure Letter.

(e) There are no Tax Liens upon any property or assets of the Company or any Company Subsidiary except for Company Permitted Liens.

(f) None of the Company, Company LP or any Company Subsidiary has requested, has received or is subject to any written ruling of a Governmental Authority or has entered into any written agreement with a Governmental Authority with respect to any Taxes.

(g) There are no Tax allocation or sharing agreements or similar arrangements with respect to, binding, or otherwise involving the Company or any Company Subsidiary.

(h) To the knowledge of the Company, the Company does not have and will not have, as of the Parent Merger Effective Time, any current or accumulated “earnings and profits” for U.S. federal income tax purposes which, with respect to Parent immediately following the Parent Merger (and assuming that the Parent Merger constitutes a reorganization within the meaning of Section 368(a)(1)(A)) would constitute “earnings and profits accumulated in any non-REIT year” (determined for purposes of Section 857(a)(2)B) of the Code).

(i) None of the Company, Company LP or any Company Subsidiary (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (B) has any liability for the Taxes of any Person (other than the Company or any Company Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(j) None of the Company, Company LP or any Company Subsidiary has participated in any “listed transaction,” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(k) As of the date of, and taking into account this Agreement, the Company is not aware of any fact or circumstance that could reasonably be expected to prevent the Parent Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(l) Neither the Company nor any of the Company Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with transactions contemplated by this Agreement.

(m) None of the Company or any of its Subsidiaries is, will be (regardless of whether the Parent Merger occurs) or would be, as a result of the transactions contemplated herein, required to include amounts in income, or exclude items of deduction (in either case for Tax purposes), for any Tax period as a result of (i) a change in method of Tax accounting or period; (ii) an installment sale or “open transaction” disposition; (iii) a prepaid amount received, accrued, or paid; (iv) deferred income or gain; (v) an election under Section 108(i) of the Code; (vi) Section 481 of the Code, or, in the case of each of the foregoing, any corresponding or similar provision of state, local, or non-U.S. Law; (vii) the recapture of any tax credit or other special tax benefit; or (viii) the use of any special accounting method (such as the long-term method for accounting for long-term contracts). None of the Company or any of its Subsidiaries has pending a transaction under Section 1031 or 1033 of the Code or other tax-deferral transactions for which deferral will not be available as a result of the transactions contemplated herein.

(n) The Company is not an “investment company” within the meaning of Section 368(a)(2)(F)(iii) of the Code. Company LP is not an investment company for purposes of Section 721(b) of the Code.

(o) To the knowledge of the Company, the issuance by Parent and/or Parent LP of the Parent Merger Consideration and LVS Merger Consideration pursuant to this Agreement will not cause any “Person” (as defined in the Parent Charter) to “Beneficially Own” or “Constructively Own” “Equity Stock” of Parent (as the foregoing terms are each defined in the Parent Charter, and, for the sake of clarity, including any Parent Limited Voting Stock issued as LVS Merger Consideration as “Equity Stock” (as defined in the Parent Charter)) in excess of the “Ownership Limit” (as defined in the Parent Charter).

(p) Except as set forth in Section 4.17(p) of the Company Disclosure Letter, no written power of attorney that has been granted by Company or any of Company Subsidiary (other than to Company or a Company Subsidiary) currently is in force with respect to any matter relating to Taxes.

(q) Except as set forth in Section 4.1(c) of the Company Disclosure Letter, no Company Subsidiary that is not a domestic corporation has ever been treated as other than a partnership or disregarded entity for U.S. federal income tax purposes, or has ever made an election on IRS Form 8832 with respect to its classification for U.S. federal income tax purposes. Without limitation of the foregoing, Company LP is and always has been taxable as a partnership (and not as an association or publicly traded partnership taxable as a corporation) for U.S. federal income tax purposes.

Section 4.18 Insurance. The Company has made available to Parent copies of all material insurance policies maintained by the Company or the Company Subsidiaries and all material fidelity bonds or other insurance service contracts in the Company’s possession providing coverage for all material Specified Properties (the “Company Insurance Policies”). Except for those matters that have not had and would not reasonably be expected to have a Company Material Adverse Effect, there is no claim for coverage by the Company or any Company Subsidiary pending under any of the Company Insurance Policies that has been denied or disputed by the insurer. Except for those matters that have not had and would not reasonably be expected to have a Company Material Adverse Effect, all premiums payable under all Company Insurance Policies have been paid, and the Company and the Company Subsidiaries have otherwise complied in all material respects with the terms and conditions of all the Company Insurance Policies. To the knowledge of the Company, such Company Insurance

Policies are valid and enforceable in accordance with their terms and are in full force and effect. No written notice of cancellation or termination has been received by the Company or any Company Subsidiary with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation.

Section 4.19 Opinion of Financial Advisor. The Company has received the opinion of Morgan Stanley & Co. (“Morgan Stanley”) that, as of the date of such opinion and subject to the assumptions and limitations set forth therein, the Exchange Ratio is fair from a financial point of view to the holders of shares of Company Common Stock.

Section 4.20 Takeover Statutes. Assuming the accuracy of the representations and warranties set forth in Section 5.24, the Company Board has taken all action necessary to render inapplicable to the Merger the restrictions on business combinations contained in Section 203 of the DGCL. No other “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar federal or state Law (collectively, “Takeover Statutes”) are applicable to this Agreement, the Mergers or the other transactions contemplated by this Agreement.

Section 4.21 Vote Required. The affirmative vote of the holders of not less than a majority of all outstanding shares of Company Common Stock and Company Limited Voting Stock, voting together as a single class to adopt this Agreement and approve the Parent Merger (the “Company Stockholder Approval”), is the only vote of the holders of any class or series of shares of capital stock of the Company required to consummate the transactions contemplated by this Agreement.

Section 4.22 No Rights Plan. There is no stockholder rights plan, “poison pill” anti-takeover plan or other similar arrangement in effect, to which the Company is party or otherwise bound.

Section 4.23 Brokers. No broker, finder or investment banker (other than Morgan Stanley) is entitled to any brokerage, finder’s or other fee or commission in connection with or upon consummation of the Mergers based upon arrangements made by or on behalf of the Company or any Company Subsidiary.

Section 4.24 Investment Company Act. None of the Company, Company LP or any Company Subsidiary is required to be registered as an investment company under the Investment Company Act.

Section 4.25 Ownership of Parent Common Stock. None of the Company, Company LP or any Company Subsidiary is, nor at any time during the last three years has been, an “interested stockholder” of Parent as defined in Section 3-601(j) of the MGCL.

Section 4.26 Affiliate Transactions. Except as set forth in the Company SEC Filings made through and including the date of this Agreement or as permitted by this Agreement, from January 1, 2010 through the date of this Agreement there have been no transactions, agreements, arrangements or understandings between the Company or any Company Subsidiary, on the one hand, and any Affiliates (other than Company Subsidiaries) of the Company or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC.

Section 4.27 Transaction Expenses. The expenses incurred or to be incurred by the Company and the Company Subsidiaries prior to Closing in connection with the transactions contemplated by this Agreement will not exceed the amount set forth on Section 4.27 of the Company Disclosure Letter.

Section 4.28 No Other Representations or Warranties. Except for the representations and warranties contained in Article V, the Company acknowledges that neither Parent nor any other Person or entity on behalf of Parent has made, and the Company has not relied upon, any representation or warranty, whether express or implied, with respect to Parent or any of the Parent Subsidiaries or their respective businesses, affairs, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to the Company by or on behalf of Parent.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

OF PARENT, PARENT LP AND MERGER SUB

Except (a) as set forth in the corresponding sections of disclosure letter that has been prepared by Parent and delivered by Parent to the Company immediately prior to the execution and delivery of this Agreement (the “Parent Disclosure Letter”), it being agreed that disclosure of any item in any Section of the Parent Disclosure Letter with respect to any Section or subsection of Article V of this Agreement shall be deemed disclosed with respect to any other Section or subsection of Article V of this Agreement to the extent the relevance of such item is reasonably apparent from the face of such disclosure, provided, however, that nothing in the Parent Disclosure Letter is intended to broaden the scope of any representation or warranty of Parent or Merger Sub made herein, or (b) as disclosed in Parent SEC Filings publicly available or filed with, as applicable, the SEC on or after January 1, 2013 and prior to the date of this Agreement (excluding any disclosure set forth in any section of a Parent SEC Filing entitled “Risk Factors” or “Cautionary Note Regarding Forward-Looking Statements” or similarly titled section in any other disclosures included in the Parent SEC Filings, in each case to the extent that they are precautionary, predictive or forward-looking in nature), Parent, Parent LP and Merger Sub hereby jointly and severally represent and warrant to the Company that:

Section 5.1 Organization and Qualification; Subsidiaries.

(a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and Parent LP is a partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and each has the requisite organizational power and authority and any necessary governmental authorization to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Each of Parent and Parent LP is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b) Merger Sub is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite organizational power and authority and any necessary governmental authorization to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Merger Sub is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(c) Each Parent Subsidiary (other than Merger Sub) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite organizational power and authority and any necessary governmental authorization to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted, except for such failures to be so organized, in good standing or have certain power and authority that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. Each Parent Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(d) None of Parent, Parent LP, Merger Sub or any Parent Subsidiary directly or indirectly owns any interest in or of, or investment in, whether equity or debt, any Person (other than equity interests in the Parent Subsidiaries and investments in short-term investment securities set forth on Section 5.1(d) of the Parent Disclosure Letter).

Section 5.2 Organizational Documents. Parent has made available to the Company complete and correct copies of (i) Parent’s charter, as amended and supplemented to date (as may be amended and supplemented from time to time, the “Parent Charter”), and Parent’s Bylaws, as currently in effect (the “Parent Bylaws”), (ii) Merger Sub’s certificate of limited partnership and limited liability partnership agreement, and (iii) the organizational documents of Parent LP and each of Parent’s “significant subsidiaries” (as such term is defined in Rule 1-02 of Regulation S-X), each as in effect on the date hereof.

Section 5.3 Capital Structure.

(a) As of the date of this Agreement, the authorized capital stock of Parent consists of 120,000,000 shares of Parent Common Stock (the “Parent Stock”) and 30,000,000 of excess stock, par value $0.001 per share. At the close of business on September 3, 2013, (i) 68,571,617 shares of Parent Common Stock were issued and outstanding, (ii) no shares of Parent Common Stock were held by Parent in its treasury, and (iii) 471,034 shares of Parent Common Stock were reserved for issuance under Parent’s Distribution Reinvestment and Stock Purchase Plan, 911,610 shares of Parent Common Stock were reserved for future issuance or grant under the Parent Benefit Plans, 1,850,000 shares of Parent Common Stock were reserved for issuance upon exercise of outstanding options, and 535,751 shares of Parent Common Stock were reserved for conversion or settlement of outstanding stock units under the Parent Benefit Plans. All issued and outstanding shares of the capital stock of Parent are, and all shares of Parent Common Stock reserved for issuance as noted above, shall be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights, and all shares of Parent Common Stock to be issued as the Merger Consideration or as Stock Award Payments, when so issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights. There are no outstanding bonds, debentures, notes or other indebtedness of Parent or any Parent Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which holders of shares of Parent Common Stock or other equity holders of such Parent Subsidiary may vote.

(b) Parent is a limited partner of, and Parent’s direct wholly owned subsidiary is the sole general partner of, Parent LP. Section 5.3(b) of the Parent Disclosure Letter sets forth, as of the date hereof, the name of, and the number and class of partnership interests held by, each partner in Parent LP.

(c) All of the Merger Sub Interests are owned directly or indirectly by Parent LP. All of the Merger Sub Interests are duly authorized and validly issued, and are not entitled to preemptive rights. There are no outstanding bonds, debentures, notes or other indebtedness of Merger Sub having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which holders of Merger Sub Interests may vote.

(d) All of the outstanding shares of capital stock of each of the Parent Subsidiaries that is a corporation are duly authorized, validly issued, fully paid and nonassessable. All equity interests in each of the Parent Subsidiaries that is a partnership or limited liability company are duly authorized and validly issued. All shares of capital stock of (or other ownership interests in) each of the Parent Subsidiaries which may be issued upon exercise of outstanding options or exchange rights are duly authorized and, upon issuance will be validly issued, fully paid and nonassessable.

(e) Except as set forth in this Section 5.3(e) of the Parent Disclosure Letter, as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, rights of first refusal, arrangements or undertakings of any kind to which Parent, Parent LP, Merger Sub or any other Parent Subsidiary is a party or by which any of them is bound, obligating Parent, Parent LP, Merger Sub or any other Parent Subsidiary to issue, deliver or sell or create, or cause to be issued, delivered or sold or created, additional shares of Parent Stock or Merger Sub Interests or other equity interests or phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any equity interest of Parent, Parent LP, Merger Sub or any of the other Parent Subsidiaries or obligating Parent, Parent LP, Merger Sub or any other Parent Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, right of first refusal, arrangement or undertaking. As of the date of this Agreement, there are no outstanding contractual obligations of Parent, Parent LP, Merger Sub or any other Parent Subsidiary to repurchase, redeem or otherwise acquire any shares of Parent Stock, or other equity interests of Parent, Parent LP, Merger Sub or any other Parent Subsidiary (other than in satisfaction of withholding Tax obligations pursuant to certain awards outstanding under the Parent Benefit Plans). Neither Parent, Parent LP, Merger Sub nor any other Parent Subsidiary is a party to or, to the knowledge of Parent, bound by any agreements or understandings concerning the voting of any Merger Sub Interests or capital stock of Parent, or equity interests in any of the other Parent Subsidiaries.

(f) All dividends or distributions on the shares of Parent Stock and any dividends or distributions on any securities of any Parent Subsidiary which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable).

Section 5.4 Authority.

(a) Each of Parent, Parent LP and Merger Sub has the requisite organizational power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by each of Parent, Parent LP and Merger Sub and the consummation by each of Parent, Parent LP and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate or limited liability company proceedings on the part of Parent or Merger Sub, as applicable, are necessary to authorize this Agreement or the Mergers or to consummate the transactions contemplated hereby, subject (x) with respect to the Parent Merger, to receipt of the Parent Stockholder Approval and the filing and acceptance for record of the Parent Merger Certificate of Merger with the Delaware Secretary and the Parent Merger Articles of Merger with the Maryland SDAT and (y) with respect to the Partnership Merger, to the filing and acceptance for record of the Partnership Merger Articles of Merger with the Maryland SDAT and the Partnership Merger Certificate of Merger with the Delaware Secretary. Parent’s board of directors (the “Parent Board”) at a duly held meeting has, by unanimous vote, (i) duly and validly authorized the execution and delivery of this Agreement and declared advisable the consummation of the Mergers and the other transactions contemplated hereby, (ii) determined that the Mergers and the transactions contemplated by this Agreement are fair to and in the best interest of the Parent and its stockholders, (iii) directed that the Parent Merger be submitted for consideration at the Parent Stockholder Meeting, and (iv) resolved to recommend that the stockholders of the Parent vote in favor of the adoption of this Agreement and the approval of the Parent Merger and the other transactions contemplated hereby (the “Parent Recommendation”) and to include such recommendation in the Joint Proxy Statement.

(b) This Agreement has been duly executed and delivered by each of Parent, Parent LP and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legally valid and binding obligation of each of Parent, Parent LP and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

Section 5.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by each of Parent, Parent LP and Merger Sub does not, and the performance of this Agreement and the consummation of the Mergers and the other transactions contemplated hereby by each of Parent, Parent LP and Merger Sub will not, (i) conflict with or violate any provision of the Parent Charter or Parent Bylaws, Merger Sub’s charter or bylaws or any equivalent organizational or governing documents of Parent LP or any other Parent Subsidiary, (ii) assuming that all consents, approvals, authorizations and permits described in Section 5.5(b) have been obtained, all filings and notifications described in Section 5.5(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Parent, Parent LP, Merger Sub or any other Parent Subsidiary or by which any property or asset of Parent, Parent LP, Merger Sub or any other Parent Subsidiary is bound, or (iii) to the extent not obtained prior to the date hereof, require any consent or approval under, result in any breach of or any loss of any benefit or material increase in any cost or obligation of Parent or any Parent Subsidiary under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, acceleration or cancellation (with or without notice or the lapse of time or both) of, or give rise to any right of purchase, first offer or forced sale under or result in the creation of a Lien on any property or asset of Parent, Parent LP, Merger Sub or any other Parent Subsidiary pursuant to, any note, bond, debt instrument, indenture, contract, agreement, ground lease, license, permit or other legally binding obligation to which Parent, Parent LP, Merger Sub or any other Parent Subsidiary is a party, except, as to clauses (ii) and (iii), respectively, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b) The execution and delivery of this Agreement by each of Parent, Parent LP and Merger Sub does not, and the performance of this Agreement by each of Parent, Parent LP and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) the filing with the SEC of (A) the Joint Proxy Statement, the Form S-4, and the declaration of effectiveness of the Form S-4, and (B) such reports under, and other compliance with, the Exchange Act (and the rules and regulations promulgated thereunder) and the Securities Act (and the rules and regulations promulgated thereunder) as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) as may be required under the rules and regulations of the NYSE, (iii) the filing of the Parent Merger Certificate of Merger and the acceptance thereof for record by the Delaware Secretary pursuant to the DGCL, (iv) the filing of the Parent Merger Articles of Merger and the acceptance thereof for record by the Maryland SDAT pursuant to the MGCL, (v) the filing of the Partnership Merger Articles of Merger and the acceptance thereof for record by the Maryland SDAT pursuant to the MRULPA, (vi) the filing of the Partnership Merger Certificate of Merger and the acceptance thereof for record by the Delaware Secretary, (vii) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws, (viii) such filings as may be required in connection with state and local transfer Taxes, and (ix) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 5.6 Permits; Compliance with Law.

(a) Except for the authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances that are the subject of Section 5.14, which are addressed solely in that Section, Parent, Parent LP, Merger Sub and each other Parent Subsidiary is in possession of all authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances of any Governmental Authority and accreditation and certification agencies, bodies or other organizations, including building permits and certificates of occupancy, necessary for Parent, Parent LP, Merger Sub and each other Parent Subsidiary to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as it is being conducted as of the date hereof (the “Parent Permits”), and all such Parent Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of the Parent Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. All applications required to have been filed for the renewal of Parent Permits have been duly filed on a timely basis with the appropriate Governmental Authority, and all other filings required to have been made with respect to such Parent Permits have been duly made on a timely basis with the appropriate Governmental Authority, except in each case for failures to file which, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. None of Parent, Parent LP or any Parent Subsidiary has received any claim or notice nor has any knowledge indicating that Parent or any Parent Subsidiary is currently not in compliance with the terms of any such Parent Permits, except where the failure to be in compliance with the terms of any such Parent Permits, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b) None of Parent, Parent LP, Merger Sub or any other Parent Subsidiary is or has been in conflict with, or in default or violation of (i) any Law applicable to Parent, Parent LP, Merger Sub or any other Parent Subsidiary or by which any property or asset of Parent, Parent LP, Merger Sub or any other Parent Subsidiary is bound (except for Laws addressed in Section 5.10, Section 5.11, Section 5.14, Section 5.15 or Section 5.17, which are the subject of the representations made therein), or (ii) any Parent Permits (except for Parent Permits addressed in Section 5.14, which are the subject of the representations made therein), except in each case for any such conflicts, defaults or violations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 5.7 SEC Filings; Financial Statements.

(a) Parent has filed with, or furnished (on a publicly available basis) to, the SEC all forms, reports, schedules, statements and documents required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, including any amendments or supplements thereto, from and after January 1, 2010 (collectively, the “Parent SEC Filings”). Each Parent SEC Filing, as amended or supplemented, if applicable, (i) as of its date, or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, complied in all material respects with the requirements of the Securities Act or the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations of the SEC thereunder, and (ii) did not, at the time it was filed (or became effective in the case of registration statements), or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, neither Merger Sub nor any other Parent Subsidiary is separately subject to the periodic reporting requirements of the Exchange Act.

(b) Each of Parent’s consolidated financial statements contained or incorporated by reference in the Parent SEC Filings (as amended, supplemented or restated, if applicable), including the related notes and schedules, was prepared (except as indicated in the notes thereto) in accordance with GAAP applied on a consistent basis throughout the periods indicated, and each such consolidated financial statement presented fairly, in all material respects, the consolidated financial position, results of operations, stockholders’ equity and cash flows of Parent and its consolidated subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments).

(c) Parent is in compliance in all material respects with the provisions of the Sarbanes-Oxley Act and the provisions of the Exchange Act and Securities Act relating thereto which under the terms of such provisions (including the dates by which such compliance is required) have become applicable to Parent. Each of the principal executive officer of Parent and the principal financial officer of Parent has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated thereunder with respect to the Parent SEC Filings. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. The records, systems, controls, data and information of Parent and the Parent Subsidiaries that are used in the system of internal accounting controls described in the following sentence are recorded, stored, maintained and operated under means that are under the exclusive ownership and direct control of Parent or the Parent Subsidiaries or accountants, except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls. Parent and the Parent Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including that: (i) transactions are executed only in accordance with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the financial statements of Parent and the Parent Subsidiaries and to maintain accountability for the assets of Parent and the Parent Subsidiaries; (iii) access to such assets is permitted only in accordance with management’s authorization; (iv) the reporting of such assets is compared with existing assets at regular intervals; and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. Parent’s principal executive officer and its principal financial officer have disclosed to Parent’s auditors and the audit committee of the Board of Directors of Parent (the “Parent Board”) (i) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial data, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls, and Parent has made available to the Company copies of any material written materials relating to the foregoing. Parent has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 promulgated under the Exchange Act) designed to ensure that material information relating to Parent required to be included in reports filed under the Exchange Act, including its consolidated subsidiaries, is recorded, processed, summarized and made known to Parent’s principal executive officer and its principal financial officer by others within those entities, as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared, and, to the knowledge of Parent, such disclosure controls and procedures are effective in timely alerting Parent’s principal executive officer and its principal financial officer to material information required to be included in Parent’s periodic reports required under the Exchange Act. Parent has delivered or made available to the Company complete and accurate copies of notices received by Parent from its independent auditor of any significant deficiencies or material weaknesses in Parent’s internal control over financial reporting since January 1, 2010 and any other management letter or similar correspondence received by Parent since January 1, 2010 from any independent auditor of Parent or any of the then-existing Parent Subsidiaries. Since the enactment of the Sarbanes-Oxley Act, none of Parent, Parent LP, Merger Sub or any other Parent Subsidiary has made any prohibited loans to any director or executive officer of Parent (as defined in Rule 3b-7 promulgated under the Exchange Act).

(d) None of Parent or any Parent Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities or obligations (i) expressly contemplated by or under this Agreement, including Section 6.2 hereof, (ii) incurred in the ordinary course of business consistent with past practice since the most recent balance sheet set forth in the Parent SEC Filings made through and including the date of this Agreement, (iii) described in any section of the Parent Disclosure Letter or (iv) that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(e) To the knowledge of Parent, none of the Parent SEC Filings is the subject of ongoing SEC review and Parent has not received any comments from the SEC with respect to any of the Parent SEC Filings which remains unresolved, nor has it received any inquiry or information request from the SEC as to any matters affecting Parent which has not been adequately addressed. Parent has made available to the Company true and complete copies of all written comment letters from the staff of the SEC received since January 1, 2010 through the date of this Agreement relating to the Parent SEC Filings and all written responses of Parent thereto through the date of this Agreement. None of the Parent SEC Filings is the subject of any confidential treatment request by Parent.

Section 5.8 Disclosure Documents.

(a) None of the information supplied or to be supplied by or on behalf of Parent, Parent LP, Merger Sub or any other Parent Subsidiary for inclusion or incorporation by reference in (i) the Form S-4 will, at the time such document is filed with the SEC, at any time such document is amended or supplemented or at the time such document is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) the Joint Proxy Statement will, at the date it is first mailed to the stockholders of the Company and Parent, at the time of the Company Stockholder Meeting and the Parent Stockholder Meeting, at the time the Form S-4, is declared effective by the SEC or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. All documents that Parent is responsible for filing with the SEC in connection with the transactions contemplated herein, to the extent relating to Parent or any Parent Subsidiary or other information supplied by or on behalf of Parent or any Parent Subsidiary for inclusion therein, will comply as to form, in all material respects, with the provisions of the Securities Act or Exchange Act, as applicable and the rules and regulations of the SEC thereunder and each such document required to be filed with any Governmental Authority (other than the SEC) will comply in all material respects with the provisions of any applicable Law as to the information required to be contained therein.

(b) The representations and warranties contained in this Section 5.8 shall not apply to statements or omissions included in the Form S-4 or the Joint Proxy Statement to the extent based upon information supplied to Parent by or on behalf of the Company.

Section 5.9 Absence of Certain Changes or Events. Since December 31, 2012, except as contemplated by this Agreement or as set forth on Section 5.9(a) of the Parent Disclosure Letter:

(a) Parent, Parent LP, Merger Sub and each other Parent Subsidiary has conducted its business in the ordinary course consistent with past practice, and, prior to the date hereof there has not been:

(i) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock or other equity interests of the Parent or any Parent Subsidiary, other than regular quarterly dividends consistent with past practice;

(ii) any repurchase, redemption or other acquisition by the Parent or any Parent Subsidiary of any shares of capital stock or other equity interests of the Parent or any Parent Subsidiary or any securities or other equity interests convertible into or exercisable for any shares of capital stock or other equity interests of the Parent or any Parent Subsidiary

(iii) any split, combination, subdivision or reclassification of any capital stock or other equity interests, or any issuance of any other securities or equity interests in respect of, in lieu of or in substitution for share of capital stock or other equity interests, of Parent or any Parent Subsidiary;

(iv) any amendment to the certificate of incorporation, bylaws or other organizational documents of Parent or any Parent Subsidiary;

(v) any material change in Parent’s method of accounting or accounting principles or policies, except for any such change required by reason of a change in GAAP or by Regulation S-X under the Exchange Act, as approved by Parent’s independent accountants; or

(vi) any settlement or remediation of any material Claim against or affecting Parent or a Parent Subsidiary; and

(b) there has not been any Parent Material Adverse Effect or any effect, event, development or circumstance that, individually or in the aggregate with all other effects, events, developments and changes, would reasonably be expected to result in a Parent Material Adverse Effect.

Section 5.10 Certain ERISA Matters. None of Parent, Parent LP, Merger Sub or any other Parent Subsidiary has any liability for any prohibited transaction or accumulated funding deficiency (within the meaning of Section 412 of the Code) or any complete or partial withdrawal liability with respect to any pension, profit sharing or other plan which is subject to ERISA, to which Parent, Parent LP, Merger Sub or any other Parent Subsidiary makes or ever has made a contribution and in which any employee of Parent, Parent LP, Merger Sub or any other Parent Subsidiary is or has ever been a participant, which in each case has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect and, to the knowledge of Parent, none of Parent, Parent LP, Merger Sub or any other Parent Subsidiary has any such liability with respect to any pension, profit sharing or other plan which is subject to ERISA, to which an ERISA Affiliate of any such entity makes or has ever made a contribution, which has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. With respect to such plans, Parent, Parent LP, Merger Sub and each other Parent Subsidiary is in compliance in all respects with all applicable provisions of ERISA, other than as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.11 Absence of Labor Dispute. There is no pending or, to the knowledge of the Parent, threatened strike, work stoppage, walkout, lockout, or other material labor disturbance involving Parent, Parent LP, Merger Sub or any other Parent Subsidiary or Affiliate.

Section 5.12 Material Contracts. All Parent Material Contracts have been filed as exhibits to the Parent SEC Filings made through and including the date of this Agreement. Each Parent Material Contract is in full force and effect and is valid, binding and enforceable against Parent and/or any Parent Subsidiary party thereto, and, to the knowledge of Parent, each other party thereto in accordance with its terms. None of Parent or any Parent Subsidiary, nor, to the knowledge of Parent, any other party thereto, is in material breach or violation of, or default under, any Parent Material Contract, and no event has occurred that with notice or lapse of time or both would constitute a violation, breach or default under any Parent Material Contract, except where in each case such breach, violation or default is not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect. None of Parent or any Parent Subsidiary has received any written notice of any violation or default pursuant to the terms of any Parent Material Contract, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 5.13 Litigation. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect, as of the date of this Agreement, (a) there is no Claim pending or, to the knowledge of Parent, threatened by or before any Governmental Authority, nor, to the knowledge of Parent, is there any investigation pending by any Governmental Authority, in each case, against or affecting Parent, Parent LP, Merger Sub, any other Parent Subsidiary or any of their respective properties at law or in equity, and (b) none of Parent, Parent LP, Merger Sub or any other Parent Subsidiary, nor any of Parent or any Parent Subsidiary’s respective property, is subject to any outstanding judgment, order, writ, injunction or decree of any Governmental Authority at law or in equity.

Section 5.14 Environmental Matters.

(a) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect:

(i) Parent and each Parent Subsidiary and their respective corporate predecessors are and, except with respect to matters that have been fully and finally resolved, have been in compliance with all applicable Environmental Laws, possess all Environmental Permits necessary to conduct their current operations and are in compliance with their respective Environmental Permits.

(ii) None of Parent, Parent LP or any Parent Subsidiary has received any written or, to the knowledge of Parent, oral notice, demand, letter or claim alleging that Parent or any such Parent Subsidiary is in violation of, or liable under, any Environmental Law, that the Parent or any Parent Subsidiary is obligated to conduct investigation or clean-up activities under any Environmental Law, or that any judicial, administrative or compliance order has been issued against Parent or any Parent Subsidiary which remains unresolved. There is no litigation, investigation, request for information or other proceeding pending, or, to the knowledge of Parent, threatened against Parent and any Parent Subsidiary under any applicable Environmental Law.

(iii) None of Parent, Parent LP or any Parent Subsidiary has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial, administrative or compliance order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials and no investigation, litigation or other proceeding is pending or, to the knowledge of Parent, threatened against Parent or any Parent Subsidiary under any applicable Environmental Law.

(iv) None of Parent, Parent LP or any Parent Subsidiary has assumed, by contract or operation of Law, any liability under any Environmental Law or relating to any Hazardous Materials, or is an indemnitor in connection with any threatened or asserted claim by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Materials.

(v) None of Parent, Parent LP or any Parent Subsidiary has caused, and to the knowledge of Parent, no third party has caused any release of a Hazardous Material that would be required to be investigated or remediated by Parent or any Parent Subsidiary under Environmental Law.

(b) This Section 5.14 contains the exclusive representations and warranties of Parent and Merger Sub with respect to environmental matters.

Section 5.15 Intellectual Property. Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect, (i) Parent, Parent LP, Merger Sub and the other Parent Subsidiaries own, free and clear of any Liens (which, for the avoidance of doubt, shall not be deemed to include license agreements) or has a valid and enforceable license, free and clear of any Liens, or otherwise possess valid and enforceable rights to use all Intellectual Property necessary to conduct the business of Parent, Parent LP, Merger Sub and the other Parent Subsidiaries as it is currently conducted, (ii) the conduct of the business of Parent, Parent LP, Merger Sub and the other Parent Subsidiaries as it is currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any third party, (iii) there are no pending or, to the knowledge of Parent, threatened claims with respect to any of the Intellectual Property rights owned by Parent, Parent LP, Merger Sub or any other Parent Subsidiary, (iv) None of Parent, Parent LP or any Parent Subsidiary (nor any of their respective predecessors) has received any written notice since January 1, 2010 from any third party (A) asserting the infringement or other violation of any Intellectual Property by Parent or a Parent Subsidiary or (B) pertaining to or challenging the validity, enforceability, or registrability of, any right, title or interest of Parent or the Parent Subsidiaries with respect to, any material Intellectual Property, and (v) to the knowledge of Parent, no third party is currently infringing or misappropriating Intellectual Property owned by Parent, Parent LP, Merger Sub or any other Parent Subsidiary. Parent, Parent LP, Merger Sub and the other Parent Subsidiaries have implemented commercially reasonable measures to maintain and protect each material item of Intellectual Property that they own, and to the knowledge of Parent, there has not been any disclosure or compromise of any confidential or proprietary information of Parent or the Parent Subsidiaries (including any information of any other Person disclosed in confidence to Parent or the Parent Subsidiaries) to any third person in a manner that has resulted or is likely to result in the loss of trade secrets or other rights in and to such information.

Section 5.16 Properties.

(a) Parent or a Parent Subsidiary owns good and valid fee simple title or leasehold title (as applicable) to each of the real properties reflected as an asset on the most recent balance sheet of Parent included in the Parent SEC Filings in which Parent holds an equity interest of more than twenty percent (20%) (each a “Parent Property” and collectively the “Parent Properties”), in each case, free and clear of Liens, except for Parent Permitted Liens, none of which have had and could not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. For the purposes of this Agreement, “Parent Permitted Liens” shall mean any (i) Liens relating to any Indebtedness set forth on Section 5.16(a) of the Parent Disclosure Letter, (ii) statutory or other Liens for Taxes or assessments which are not yet due and delinquent or the validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained, (iii) Parent Leases or ground leases or air rights affecting any Parent Property that are set forth in Section 5.16(a) of the Parent Disclosure Letter, (iv) Liens imposed or promulgated by Law or any Governmental Authority, including zoning regulations, permits and licenses, (v) Liens that are disclosed on existing title policies and, with respect to leasehold interests, Liens on the underlying fee or leasehold interest of the applicable ground lessor, lessor or sublessor, (vi) any cashiers’, landlords’, workers’, mechanics’, carriers’, workmen’s, repairmen’s and materialmen’s liens and other similar Liens imposed by Law and incurred in the ordinary course of business consistent with past practice that are related to obligations not yet due and payable or the validity of which is being contested in good faith by appropriate proceedings, and (vii) any other Liens, limitations, restrictions or title defects that do not materially impair the value of the Parent Property or the continued use and operation of the Parent Property as currently used and operated.

(b) The Parent Properties (x) are supplied with utilities and other services as necessary to permit their continued operation as they are now being operated, (y) are, to the knowledge of Parent, in working order sufficient for their normal operation in the manner currently being operated and without any material structural defects other than as may be disclosed in any physical condition reports that have been made available to the Company, and (z) are, to the knowledge of Parent, adequate and suitable for the purposes for which they are presently being used. To the knowledge of Parent, none of Parent, Parent LP or any Parent Subsidiary has received (i) written notice that any certificate, permit or license from any Governmental Authority having jurisdiction over any of the Parent Properties or any agreement, easement or other right of an unlimited duration that is necessary to permit the lawful use and operation of the buildings and improvements on any of the Parent Properties or that is necessary to permit the lawful use and operation of all utilities, parking areas, retention ponds, driveways, roads and other means of egress and ingress to and from any of the Parent Properties is not in full force and effect as of the date of this Agreement, except for such failures to be in full force and effect that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, or of any pending written threat of modification or cancellation of any of same, that would reasonably be expected to have a Parent Material Adverse Effect, or (ii) written notice of any uncured violation of any Laws affecting any of the Parent Properties which, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect.

(c) To the knowledge of Parent, each of the Parent Properties has sufficient access to and from publicly dedicated streets for its current use and operation, without any constraints that interfere with the normal use, occupancy and operation thereof.

(d) There are no pending or, to the knowledge of Parent, threatened condemnation, expropriation, eminent domain or rezoning proceedings affecting all or any portion of any of the Parent Properties. Except as set forth on Section 5.16(d) of the Parent Disclosure Letter, Parent, Parent LP, Merger Sub and the other Parent Subsidiaries are in possession of all material certificates, variances, permits, licenses or rights required by applicable Law for use and occupancy as are necessary to conduct the business of the Parent, Parent LP, Merger Sub and the other Parent Subsidiaries thereon as presently conducted or currently intended by Parent, Parent LP, Merger Sub and the other Parent Subsidiaries to be conducted, except for those that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, and to the knowledge of Parent, none of Parent, Parent LP or any Parent Subsidiary has received notice of any outstanding threat of modification, suspension or cancellation of any such material certificate, variance, license or right that would reasonably be expected to have a Parent Material Adverse Effect.

(e) True and complete in all material respects copies of all ground leases affecting the interest of Parent or any Parent Subsidiary in the Parent Properties and all leases and subleases to which Parent or the other Parent Subsidiaries are parties that are required to be filed as exhibits to the Parent SEC Filings pursuant to Item 601(b)(10) of Regulation S-K promulgated by the SEC (the “Material Parent Leases”) in effect as of the date hereof, together with all amendments, modifications, supplements, renewals and extensions related thereto, have been made available to the Company. To the knowledge of Parent, as of the date hereof, each Material Parent Lease is in full force and effect and none of Parent, Parent LP or any Parent Subsidiary has received written notice that it is in default under any Material Parent Lease as of the date of this Agreement, except for violations or defaults that have been cured or are disclosed in the rent rolls or that would not be material. None of Parent, Parent LP or any Parent Subsidiary has, prior to the date hereof, received from any counterparty under any Material Parent Lease a notice from the tenant of any intention to vacate prior to the end of the term of such Material Parent Lease. Prior to the date hereof, none of Parent, Parent LP or any Parent Subsidiary has pledged or otherwise hypothecated the lessor’s interest under any of the Material Parent Leases which pledge or hypothecation remains outstanding, except to secure any existing mortgage loan. Prior to the date hereof, none of Parent, Parent LP or any Parent Subsidiary has received written notice from any tenant under any Material Parent Lease that such tenant has exercised its right to audit the lessor’s books and records to confirm or challenge the lessor’s calculation of rent or the lessor’s calculation of charges for electricity, heating, ventilation and air-conditioning services, cleaning services, freight elevator service or any other similar services, except for (x) any such audit that has heretofore been settled or otherwise terminated and (y) audits that are currently being conducted by the tenants set forth on Section 5.16(e) of the Parent Disclosure Letter. Except as set forth in Section 5.16(e) of the Parent Disclosure Letter or except as has been resolved prior to the date hereof, as of the date of this Agreement, (i) no tenant under a Material Parent Lease is currently asserting in writing a right of set-off or claim or counterclaim against the landlord arising out of the Material Parent Lease which would affect the collection of rent from such tenant; (ii) no tenant under any Material Parent Lease is currently asserting in writing a right to cancel or terminate such Material Parent Lease prior to the end of the current term; (iii) none of Parent, Parent LP or any Parent Subsidiary has received notice of any insolvency or bankruptcy proceeding involving any tenant under any Material Parent Lease where such proceeding remains pending; and (iv) no tenant under a Material Parent Lease is in monetary default in an amount in excess of $100,000 under its Material Parent Lease relating to the payment of base rent or escalation, pass-through or similar charges or taxes that have been billed to such tenant by Parent or any Parent Subsidiaries under such Material Parent Lease.

(f) To the knowledge of Parent, except as set forth on Section 5.16(f) of the Parent Disclosure Letter, there are no Tax abatements or exemptions specifically affecting Parent Properties, and Parent and the Parent Subsidiaries have not received any written notice of (and Parent and the Parent Subsidiaries do not have any knowledge of) any proposed increase in the assessed valuation of any of the Parent Properties or of any proposed public improvement assessments that will result in the Taxes or assessments payable in the next tax period increasing, except in each case for any such Taxes or assessment that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(g) No purchase option has been exercised under any Parent Lease for which the purchase has not closed prior to the date of this Agreement.

(h) Except as set forth in Section 5.16(h) of the Parent Disclosure Letter, (i) there are no unexpired option to purchase agreements, rights of first refusal or first offer or any other rights to purchase or otherwise acquire any Parent Property or any portion thereof that would materially and adversely affect Parent’s, or Parent Subsidiary’s, ownership, ground lease or right to use a Parent Property subject to a Material Parent Lease, and (ii) there are no other outstanding rights or agreements to enter into any contract for sale, ground lease or letter of intent to sell or ground lease any Parent Property or any portion thereof that is owned by any Parent Subsidiary, which, in each case, is in favor of any party other than Parent or a Parent Subsidiary.

(i) No written claim has been made against any Parent Title Insurance Policy, which individually or in the aggregate, has had or would be reasonably expected to have a Parent Material Adverse Effect.

(j) Parent, Parent LP, Merger Sub and the other Parent Subsidiaries have good and valid title to, or a valid and enforceable leasehold interest in, or other right to use, all personal property owned, used or held for use by them as of the date of this Agreement (other than property owned by tenants and used or held in connection with the applicable tenancy), except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. None of Parent’s, Merger Sub’s or any other Parent Subsidiaries’ ownership of or leasehold interest in any such personal property is subject to any Liens, except for Parent Permitted Liens and Liens that have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 5.17 Taxes.

(a) Parent, Parent LP, Merger Sub and each other Parent Subsidiary has timely filed with the appropriate Governmental Authority all Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct, subject in each case to such exceptions as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Parent and each Parent Subsidiary has duly paid (or there has been paid on their behalf), or made adequate provisions for, all material Taxes required to be paid by them, whether or not shown on any Tax Return.

(b) Parent (i) for all taxable years commencing with Parent’s taxable year ended December 31, 1997 through December 31, 2012, has been subject to taxation as a REIT and has satisfied all requirements to qualify as a REIT; (ii) has operated since January 1, 2013 to the date hereof in a manner consistent with the requirements for qualification and taxation as a REIT; (iii) intends to continue to operate in such a manner as to qualify as a REIT for its taxable year ending December 31, 2013; and (iv) has not taken or omitted to take any action that could reasonably be expected to result in a challenge by the IRS or any other Governmental Authority to its status as a REIT, and, the knowledge of Parent, no such challenge is pending or has been threatened in writing.

(c) Except as set forth in Section 5.17(c) of the Parent Disclosure Letter: (i) there are no audits, investigations by any Governmental Authority or other proceedings ongoing or, to the knowledge of Parent threatened, with regard to any Taxes or Tax Returns of Parent, Parent LP, Merger Sub or any other Parent Subsidiary; (ii) no deficiency for Taxes of Parent, Parent LP, Merger Sub or any other Parent Subsidiary has been claimed, proposed or assessed in writing or, to the knowledge of Parent, threatened, by any Governmental Authority, which deficiency has not yet been settled, except for such deficiencies which are being contested in good faith or with respect to which the failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect; (iii) none of Parent, Parent LP, Merger Sub or any other Parent Subsidiary has waived any statute of limitations with respect to Taxes (other than in connection with any extension of time to file any Tax Return), or agreed to any extensions of time with respect to any Tax assessment or deficiency for any open tax year; and (iv) none of Parent, Parent LP, Merger Sub or any of the other Parent Subsidiaries has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(d) Except as may be acquired pursuant to the Mergers, none of Parent, Parent LP, Merger Sub or any other Parent Subsidiary holds any asset the disposition of which would be subject to (or to rules similar to) Section 1374 of the Code.

(e) Parent, Parent LP, Merger Sub and the other Parent Subsidiaries have complied, in all material respects, with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446 and 3402 of the Code or similar provisions under any foreign Laws) and have duly and timely withheld and have paid over to the appropriate Governmental Authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(f) There are no Parent Tax Protection Agreements (as hereinafter defined) in force at the date of this Agreement, and, as of the date of this Agreement, no person has raised in writing, or to the knowledge of Parent threatened to raise, a material claim against Parent, Parent LP, Merger Sub or any other Parent Subsidiary for any breach of any Parent Tax Protection Agreements. As used herein, “Parent Tax Protection Agreements” means any written agreement to which Parent, Parent LP, Merger Sub or any other Parent Subsidiary is a party: (i) pursuant to which any liability to holders of limited partnership interests in a Parent Subsidiary Partnership relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; and/or (ii) that was entered into in connection with or related to the deferral of income Taxes of a holder of limited partnership interests in a Parent Subsidiary Partnership, and that requires the Parent, Parent LP, Merger Sub or the other Parent Subsidiaries (A) to maintain a minimum level of debt or continue a particular debt, (B) to retain or not dispose of assets for a period of time that has not since expired, (C) to make or refrain from making Tax elections, and/or (D) only dispose of assets in a particular manner. As used herein, “Parent Subsidiary Partnership” means a Parent Subsidiary that is a partnership for United States federal income tax purposes.

(g) There are no Tax Liens upon any property or assets of Parent, Parent LP, Merger Sub or any other Parent Subsidiary except for Parent Permitted Liens.

(h) None of Parent, Parent LP or any Parent Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(i) As of the date of this Agreement, and taking into account this Agreement, Parent is not aware of any fact or circumstance that could reasonably be expected to prevent the Parent Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(j) Neither Parent nor any of the Parent Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with transactions contemplated by this Agreement.

Section 5.18 Insurance. Except for those matters that have not had and would not reasonably be expected to have a Parent Material Adverse Effect, there is no claim for coverage by Parent, Parent LP, Merger Sub or any other Parent Subsidiary pending under the material insurance policies and the material fidelity bonds or other insurance service contracts in Parent’s possession providing coverage for all material Parent Properties (the “Parent Insurance Policies”) that has been denied or disputed by the insurer. Except for those matters that have not had and would not reasonably be expected to have a Parent Material Adverse Effect, all premiums payable under all Parent Insurance Policies have been paid, and Parent, Parent LP, Merger Sub and the other Parent Subsidiaries have otherwise complied in all material respects with the terms and conditions of all the Parent Insurance Policies. To the knowledge of Parent, such Parent Insurance Policies are valid and enforceable in accordance with their terms and are in full force and effect and no written notice of cancellation or termination has been received by the Parent or any Parent Subsidiary with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation.

Section 5.19 Opinion of Financial Advisor. Parent Board has received the opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated to the effect that, as of the date of such opinion and based on and subject to the assumptions and limitations set forth therein, the Exchange Ratio is fair from a financial point of view to Parent.

Section 5.20 Vote Required. The affirmative vote of the holders of not less than a majority of all outstanding shares of Parent Common Stock to approve the Parent Merger and the issuance of the Merger Consideration (the “Parent Stockholder Approval”) is the only vote of the holders of any class or series of shares of capital stock of the Parent required to consummate the transactions contemplated by this Agreement.

Section 5.21 Brokers. No broker, finder or investment banker (other than Merrill Lynch, Pierce, Fenner & Smith Incorporated) is entitled to any brokerage, finder’s or other fee or commission in connection with or upon consummation of the Mergers based upon arrangements made by or on behalf of Parent, Parent LP, Merger Sub or any other Parent Subsidiary.

Section 5.22 Investment Company Act. None of Parent, Parent LP, Merger Sub or any other Parent Subsidiary is required to be registered as an investment company under the Investment Company Act.

Section 5.23 Ownership of Merger Sub; No Prior Activities.

(a) Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. All of the interests of Merger Sub are owned directly or indirectly by Parent LP.

(b) Except for the obligations or liabilities incurred in connection with its organization and the transactions contemplated by this Agreement, Merger Sub has not, and will not have prior to the Effective Time, incurred, directly or indirectly, through any subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

Section 5.24 Ownership of Company Common Stock. None of Parent, Merger Sub or any other Parent Subsidiary is, nor at any time during the last three years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL.

Section 5.25 Affiliate Transactions. Except as set forth in the Parent SEC Filings made through and including the date of this Agreement or as permitted by this Agreement and as set forth in the Parent Disclosure Letter, from January 1, 2010 through the date of this Agreement there have been no transactions, agreements, arrangements or understandings between Parent or any Parent Subsidiary, on the one hand, and any Affiliates (other than Parent Subsidiaries) of Parent or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC.

Section 5.26 No Other Representations or Warranties. Except for the representations and warranties contained in Article IV, each of Parent, Parent LP and Merger Sub acknowledge that neither the Company nor any other Person or entity on behalf of the Company has made, and neither Parent nor Merger Sub has relied upon, any representation or warranty, whether express or implied, with respect to the Company or any of the Company Subsidiaries or their respective businesses, affairs, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to Parent or Merger Sub by or on behalf of the Company.

ARTICLE VI

COVENANTS AND AGREEMENTS

Section 6.1 Conduct of Business by the Company.

(a) The Company covenants and agrees that, between the date of this Agreement and the earlier to occur of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 8.1 (the “Interim Period”), except to the extent required by Law, as may be agreed in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), as may be expressly required or permitted pursuant to this Agreement, or as set forth in Section 6.1(a) of the Company Disclosure Letter, the Company shall, and shall cause each of the Company Subsidiaries to (i) conduct its business in the ordinary course and in a manner consistent with past practice in all material respects, and (ii) use its reasonable best efforts to maintain its material assets and properties in their current condition (normal wear and tear and damage caused by casualty or by any reason outside of the Company’s or the Company Subsidiaries’ control excepted), preserve intact in all material respects its current business organization, goodwill, ongoing businesses and relationships with third parties, keep available the services of its present officers and key employees and consultants and maintain satisfactory relationships with significant tenants and suppliers and with other Persons with whom they have significant business relations.

(b) Without limiting the foregoing, the Company covenants and agrees that, during the Interim Period, except to the extent required by Law, as may be agreed in writing by Parent after seeking consent (which consent shall not be unreasonably withheld, delayed or conditioned, except with respect to clauses (ii), (iii), (iv), (v), (vi), (xiii), (xxiii), (xxvi) or (xxx) below, as to which Parent may grant or withhold its consent in its sole discretion) other than as may be prohibited by Law, as may be expressly required or permitted pursuant to this Agreement, the RL Option Agreement or the CalSTRS Option Agreement, or as set forth in Section 6.1(b) of the Company Disclosure Letter, the Company shall not, and shall not cause or permit any Company Subsidiary to, do any of the following:

(i) amend or propose to amend the Company Charter or Company Bylaws (or such equivalent organizational or governing documents of any Company Subsidiary);

(ii) split, combine, reclassify or subdivide any shares of stock or other voting securities or equity interests of the Company or any Company Subsidiary or, except as contemplated by Section 6.1(b)(iv), issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, other voting securities or equity interests;

(iii) declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of the Company or any Company Subsidiary or other equity securities or ownership interests in the Company or any Company Subsidiary, except for (A) the declaration and payment by the Company of regular quarterly dividends at a rate not to exceed $0.02 per share of Company Common Stock (each a “Company Quarterly Dividend”), (B) the declaration and payment of regular distributions that are required to be made in respect of Company Partnership Units, (C) the declaration and payment of dividends or distributions by any directly or indirectly wholly owned Company Subsidiary to its parent entity, and (D) distributions by any Company Subsidiary that is not wholly owned, directly or indirectly, by the Company, in accordance with the requirements of the organizational documents of such Company Subsidiary;

(iv) redeem, repurchase or otherwise acquire, or offer to redeem, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or other equity interests of the Company or a Company Subsidiary or any securities of the Company or any Company Subsidiary convertible into or exchangeable or exercisable for capital stock or voting securities of, or equity interests in, the Company or any Company Subsidiary, or any warrants, calls, options or other rights to acquire any such capital stock, securities or interests, other than (A) the redemption or exchange of Company Partnership Units pursuant to and in accordance with the provisions of the Company Partnership Agreement, (B) the acquisition by the Company of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Options in order to pay the exercise price of the Company Option and Taxes withheld in connection with the exercise of Company Options, (C) the withholding of shares of Company Common Stock to satisfy withholding Tax obligations with respect to awards granted pursuant to the Company Plans, and (D) the acquisition by the Company in the ordinary course of business consistent with past practice in connection with the forfeiture of awards pursuant to the terms of the Company Plans upon termination of employment or service of an award holder;

(v) except for transactions among the Company and one or more wholly-owned Company Subsidiaries or among one or more wholly-owned Company Subsidiaries, or as otherwise contemplated in Section 6.1(b)(iii), (iv), or (vi), issue, deliver, sell, pledge, dispose, encumber or grant any shares of the Company’s or any of the Company Subsidiaries’ capital stock or other voting securities or equity interests, or any options, calls, warrants, convertible securities or other rights of any kind to acquire any shares of the Company’s or any of the Company Subsidiaries’ capital stock, voting securities or other equity interests or any other rights issued by the Company or any Company Subsidiary that are linked in any way to the price of Company Common Stock or any other shares of capital stock or other voting securities or equity interests of the Company or any Company Subsidiary, the value of the Company, any Company Subsidiary or any part of the Company or any Company Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock or other voting securities or equity interests of the Company or any Company Subsidiary; provided, however, that the Company may issue shares of Company Common Stock (A) upon the vesting of any Company Restricted Stock, the exercise of any Company Option, or upon payment with respect to any Company Phantom Share outstanding as of the date of this Agreement or as may be granted after the date of this Agreement under Section 6.1(b)(vi), and (B) pursuant to the Company Benefit Plans to the extent required under the terms of such Company Benefit Plans as in effect as of the date of this Agreement;

(vi) except as may be specifically required under a Company Employment Agreement executed prior to the date of this Agreement or a Company Benefit Plan and which, in each case, is described on Section 6.1(b)(vi) of the Company Disclosure Letter, grant, confer, award, or modify the terms of any options, convertible securities, restricted stock, phantom shares, equity-based compensation or other rights to acquire, or denominated in, any of the Company’s or any of the Company Subsidiaries’ capital stock or other voting securities or equity interests (except (i) as explicitly required by the terms of any unexercisable options or other equity awards outstanding on the date of this Agreement, and (ii) customary annual grants, grants made to newly hired employees or with respect to promotions, in each case, in the ordinary course of business consistent with past practice;

(vii) acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any real property, corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof or any equity interest in or business of any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity or division thereof, except (A) the consummation of acquisitions pursuant to existing agreements to which the Company or any Company Subsidiary is a party and which are set forth on Section 6.1(b)(vii) of the Company Disclosure Letter; or (B) the acquisitions described on Section 6.1(b)(vii) of the Company Disclosure Letter;

(viii) sell, pledge, lease, sell and leaseback, otherwise dispose of or encumber or subject to any Lien other than a Company Permitted Lien and other than ordinary course leasing activities that do not otherwise require Parent’s consent pursuant to this Section 6.1(b), (A) any real property or any interests therein, and (B) any other property and assets in excess of $500,000 in the aggregate, except in each case as listed on Section 6.1(b)(viii) of the Company Disclosure Letter;

(ix) incur, create or assume any Indebtedness for borrowed money or issue or amend the terms of any debt securities or assume, guarantee or endorse, or otherwise become responsible for the Indebtedness of any other Person (other than a wholly-owned Company Subsidiary), except (A) Indebtedness incurred under the Bridge Loan Agreement, and (B) Indebtedness assumed in connection with the TPG/CalSTRS Liquidation to finance an acquisition permitted by Section 6.1(b)(vii), and (C) Indebtedness incurred in connection with a refinancing permitted by Section 6.1(b)(xvii);

(x) make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, employees, Affiliates, agents or consultants), or make any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons, whether pursuant to a Company Benefit Plan or otherwise, other than (A) by the Company or a wholly-owned Company Subsidiary to the Company or a wholly-owned Company Subsidiary, and (B) loans or advances required to be made under any of the Company Leases or ground leases affecting the Company Properties, as described on Section 6.1(b)(x) of the Company Disclosure Letter;

(xi) enter into, renew, modify or amend (other than (1) automatic renewals in the ordinary course of business or (2) renewals on substantially the same terms in the ordinary course of business where the contract is terminable by the Company without penalty on sixty (60) days’ notice), terminate (other than through expiration in accordance with its terms), or waive, release, compromise or assign any rights or claims under, any contract other than a Company Lease, except (A) such as would not result in a payment to or from the Company, or loss of revenues to the Company, in excess of an aggregate of $250,000 with respect to any such contract and would not otherwise impose or renew any material restriction on the Company, terminate, waive, release, compromise or assign any material right or claim, create any obligation to make an offer to purchase or redeem any Indebtedness or capital stock or result in the creation of any material Lien upon any of the material properties or assets of the Company or any Company Subsidiary, and (B) as set forth on Section 6.1(b)(xi) of the Company Disclosure Letter; provided, however, that the Company may modify, amend or terminate any property management agreement pursuant to which the Company is the recipient of property management services, as a result of any default of the other party or parties thereto;

(xii) (A) terminate (other than through expiration in accordance with its terms) any Company Lease (it being understood that terminations by tenants shall not constitute termination on the part of the Company), or (B) enter into, renew, modify or amend, or waive, release, compromise or assign any rights or claims under, any Material Company Lease, except as set forth on Section 6.1(b)(xii) of the Company Disclosure Letter;

(xiii) enter into or amend any contract if such contract or amendment of a contract would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Mergers;

(xiv) enter into any collective bargaining agreement or other labor union contract applicable to the employees of the Company or any Company Subsidiary;

(xv) enter into any pension plan or post-retirement benefit plan or arrangement or otherwise take any action that subjects the Company or any Company Subsidiary to material liability for pension or post-retirement benefits;

(xvi) waive, release, assign any material rights or claims or make any payment, direct or indirect, of any other liability of the Company or any Company Subsidiary, in an amount in excess of $10,000,000, before the same comes due in accordance with its terms, other than in the ordinary course of business and consistent with past practice;

(xvii) (xvii) repay or refinance any Indebtedness (other than required payments of principal and interest when due and Indebtedness described in Section 6.1(b)(xvii) of the Company Disclosure Letter);

(xviii) except in satisfaction of contractual obligations in effect on the date hereof, make, or agree or commit to make, any capital expenditure, in connection with (A) any Material Company Lease, or (B) any other Company Lease, except in the ordinary course of business consistent with past practice, and in each case including in connection with any new Company Lease entered into after the date hereof in accordance with this Agreement;

(xix) make, or agree or commit to make, any capital expenditure other than in connection with any Company Lease, except in the ordinary course of business consistent with past practice, it being understood that a building renovation is outside the ordinary course of business;

(xx) settle or compromise (A) any legal action, investigation, suit or arbitration proceeding, in each case made or pending against the Company or any of the Company Subsidiaries other than settlements providing solely for the payment of money damages where the amount paid (after the application of any insurance proceeds actually received or appropriate credits are applied from self-insurance reserves, if any) in settlement or compromise does not exceed the thresholds set forth on Section 6.1(b)(xx) of the Company Disclosure Letter and that (x) do not require any material actions or impose any material restrictions on the business or operations of the Company and the Company Subsidiaries, (y) provide for the complete release of the Company and the Company Subsidiaries of all claims and (z) do not provide for any admission of liability by the Company or any Company Subsidiaries and (B) any legal action, suit or proceeding involving any present, former or purported holder or group of holders of the Company Common Stock other than in accordance with Section 6.7, provided, however, that notwithstanding the foregoing, the written consent of Parent shall be required in order for the Company or any Company Subsidiary to settle, compromise, dismiss, discharge or otherwise dispose of any legal action, investigation, suit or arbitration proceeding arising from, based upon or challenging the validity of this Agreement or the consummation of the transactions contemplated hereby or seeking to prevent the consummation of the transactions contemplated hereby;

(xxi) except as required pursuant to existing written Company Employment Agreements or Company Benefit Plans in effect as of the date hereof, or as otherwise required by Law, (A) hire or terminate (other than for cause) any officer or director of the Company or any Company Subsidiary or promote or appoint any Person to a position of officer or director of the Company or any Company Subsidiary (other than the hiring of any officer to replace an officer who has departed the Company, if such new officer’s compensation is substantially the same as that of the departed officer’s); (B) increase the compensation, perquisites or other benefits payable or to become payable to any current or former directors or officers of the Company or any Company Subsidiary (other than payment of normal year-end bonuses and annual salary increases in the ordinary course, consistent with past practice and any established performance criteria), (C) grant any severance or termination pay to, or enter into any severance agreement with, any director or officer of the Company or any Company Subsidiary, (D) enter into any Company Employment Agreement or other employment, change of control, severance or retention agreement with any current or former officer or director of the Company or any Company Subsidiary (except in connection with a new officer permitted under clause (A)), (E) accelerate the vesting or payment of the compensation payable or the benefits provided to or to become payable or provided to any current or former directors or officers of the Company or any Company Subsidiary, or (F) establish, adopt, enter into or materially amend any material employee benefit plan, Company Benefit Plan, Company Employment Agreement, plan, trust, fund, policy or arrangement with, or for the benefit of, any current or former directors, officers or employees or any of their beneficiaries (other than offer letters to non-executive officers containing customary at will employment terms) or, except as contemplated by Section 6.1(b)(vi), award any additional equity grants;

(xxii) make any material change to its methods of accounting, principles or practices in effect at December 31, 2012, except as required by a change in GAAP (or any interpretation thereof) or in applicable Law;

(xxiii) enter into any new line of business;

(xxiv) fail to duly and timely file all material reports and other material documents required to be filed with all Governmental Authorities and other authorities (including the NYSE), subject to extensions permitted by Law;

(xxv) enter into, amend or modify any Company Tax Protection Agreement; make, change or rescind any election relating to Taxes; change a material method of Tax accounting; amend any income Tax Return or any other material Tax Return; settle or compromise any material U.S. federal, state, local or foreign income Tax liability, audit, claim or assessment, enter into any material closing agreement related to Taxes; except as set forth in Section 6.1(b)(xxv) of the Company Disclosure Letter, take any action outside the ordinary course of business that would materially reduce or limit the usage by Parent or any Parent Subsidiary of any net operating losses (and carryovers thereof) or other material tax attributes of the Company (for the sake of clarity, other than an “ownership change” pursuant to Section 382 resulting from the Mergers); take any action to recognize, trigger, or authorize any item described in Section 4.17(l) or knowingly surrender any right to claim any material Tax refund, except in each case unless required by Law or necessary or appropriate to preserve the status of any Company Subsidiary as a disregarded entity or partnership for United States federal income tax purposes;

(xxvi) adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization, except (A) by a Company Subsidiary in connection with any acquisitions permitted pursuant to Section 6.1(b)(v) in a manner that would not reasonably be expected to be adverse to the Company or to prevent or impair the ability of the Company to consummate the Mergers or (B) for the merger, dissolution and liquidation of Company Subsidiaries in the ordinary course of business consistent with past practice, which, individually or in the aggregate, would not reasonably be expected to be material to the Company;

(xxvii) permit any material insurance policy to terminate or lapse without replacing such policy with comparable coverage or amend or cancel any material insurance policy;

(xxviii) initiate or consent to any material zoning reclassification of any real property or any other material change to any approved site plan, special use permit, planned development approval or other land use entitlement affecting any Specified Property;

(xxix) adopt or approve any budget or operating plan under any JV Agreement for any period anticipated to relate to any time after the Closing Date to the extent such budget or operating plan differs from the budget or operating plan for the prior fiscal year other than to account for inflation and uncontrollable expenses;

(xxx) take, or agree to commit to take, any action that would reasonably be expected to result in any of the conditions to the Mergers set forth in Article VII not being satisfied by the Outside Date;

(xxxi) take any action that could, or fail to take any action, the failure of which could, reasonably be expected to prevent the Parent Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; or

(xxxii) authorize, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

Section 6.2 Conduct of Business by Parent.

(a) Parent covenants and agrees that, during the Interim Period, except to the extent required by Law, as may be agreed in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned), as may be expressly required or permitted pursuant to this Agreement, or as set forth in Section 6.2(a) of the Parent Disclosure Letter, Parent shall, and shall cause each of the Parent Subsidiaries to, (i) conduct its business in the ordinary course and in a manner consistent with past practice in all material respects, and (ii) use its reasonable best efforts to maintain its material assets and properties in their current condition (normal wear and tear and damage caused by casualty or by any reason outside of Parent’s or the Parent Subsidiaries’ control excepted), preserve intact in all material respects its current business organization, goodwill, ongoing businesses and relationships with third parties and keep available the services of its present officers and key employees.

(b) Without limiting the foregoing, Parent covenants and agrees that, during the Interim Period, except to the extent required by Law, as may be agreed in writing by the Company (which consent shall not be unreasonably withheld, delayed or conditioned) except as may be prohibited by Law, as may be expressly required or permitted pursuant to this Agreement, or as set forth in Section 6.2(b) of the Parent Disclosure Letter, Parent shall not, and shall not cause or permit any of the Parent Subsidiaries to, do any of the following:

(i) amend or propose to amend the Parent Charter or Parent Bylaws (or such equivalent organizational or governing documents of any Parent Subsidiary material to Parent and the Parent Subsidiaries, considered as a whole, if such amendment would be adverse to Parent or the Company);

(ii) split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of Parent, Parent LP, Merger Sub or any other Parent Subsidiary;

(iii) declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of Parent or other equity securities or ownership interests in Parent, except for (A) the declaration and payment by Parent of regular quarterly dividends at a rate not to exceed $0.20 per share of Parent Common Stock, (B) the declaration and payment of dividends or distributions made to Parent by any wholly owned Parent Subsidiary and (C) the declaration and payment of dividends or distributions made by any Parent Subsidiary that is a joint venture. Notwithstanding the foregoing, Parent and any Parent Subsidiary shall be permitted to make distributions, including under Sections 858 or 860 of the Code, reasonably necessary for Parent to maintain its status as a REIT under the Code and avoid or reduce the imposition of any corporate level tax or excise Tax under the Code;

(iv) (A) acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets), any real property, corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof or (B) consummate any transaction regarding, or enter into an agreement regarding, a Parent Acquisition Proposal, in either case, that would, or would reasonably be expected to, prevent or materially impair the ability of Parent or Merger Sub to consummate the Mergers before the Outside Date;

(v) enter into or amend any contract if such contract or amendment of a contract would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Mergers;

(vi) fail to duly and timely file all material reports and other material documents required to be filed with all Governmental Authorities and other authorities (including the NYSE), subject to extensions permitted by Law;

(vii) take any action that could, or fail to take any action, the failure of which could, reasonably be expected to cause (A) Parent to fail to qualify as a REIT or (B) Parent LP to cease to be treated as a partnership or disregarded entity for U.S. federal income tax purposes;

(viii) take any action that could, or fail to take any action, the failure of which could, reasonably be expected to prevent the Parent Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(ix) take, or agree to commit to take, any action that would reasonably be expected to result in any of the conditions to the Mergers set forth in Article VII not being satisfied by the Outside Date; or

(x) authorize, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

(c) Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit (i) Parent from taking any action, at any time or from time to time, that in the reasonable judgment of the Parent Board, upon advice of counsel to Parent, is reasonably necessary for Parent to avoid or to continue to avoid incurring entity-level income or excise Taxes under the Code maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Parent Merger Effective Time, including making dividend or distribution payments to stockholders of Parent in accordance with this Agreement or otherwise, or to qualify or preserve the status of any Parent Subsidiary as a partnership or disregarded entity for U.S. federal income tax purposes or as a Qualified REIT Subsidiary or Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be; and (ii) Parent from taking any action, at any time or from time to time, as Parent determines to be necessary to (A) be in compliance at all times with all of its obligations under any Parent Tax Protection Agreement, and (B) avoid liability for any indemnification or other payment under any Parent Tax Protection Agreement.

Section 6.3 Preparation of Form S-4 and Joint Proxy Statement; Stockholder Meetings.

(a) As promptly as reasonably practicable following the date of this Agreement, (i) the Company and Parent shall jointly prepare and cause to be filed with the SEC the Joint Proxy Statement, and (ii) the Company and Parent shall prepare, and Parent shall cause to be filed with the SEC, the Form S-4, which will include the Joint Proxy Statement as a prospectus. Each of the Company and Parent shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and keep the Form S-4, effective for so long as necessary to complete the Parent Merger. Each of the Company and Parent shall furnish all information concerning itself, its Affiliates and the holders of its capital stock to the other and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and Joint Proxy Statement. The Form S-4 and Joint Proxy Statement shall include all information reasonably requested by such other party to be included therein. Each of the Company and Parent shall promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S-4 or Joint Proxy Statement, and shall provide the other with copies of all correspondence between it and its Representatives, on one hand, and the SEC, on the other hand. Each of the Company and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Joint Proxy Statement, and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comment from the SEC with respect to the Form S-4. Notwithstanding the foregoing, prior to filing the Form S-4 (or any amendment or supplement thereto) or mailing the Joint Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of the Company and Parent (i) shall provide the other an opportunity to review and comment on such document or response (including the proposed final version of such document or response) and (ii) shall include in such document or response all comments reasonably proposed by the other. Parent shall advise the Company, promptly after it receives notice thereof, of the time of effectiveness of the Form S-4 the issuance of any stop order relating thereto or the suspension of the qualification of the Parent Common Stock issuable in connection with the Parent Merger for offering or sale in any jurisdiction, and Parent shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Parent shall also take any other action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the issuance of Parent Common Stock in the Parent

Merger, and the Company shall furnish all information concerning the Company and the holders of its capital stock as may be reasonably requested in connection with any such actions.

(b) If, at any time prior to the Parent Merger Effective Time, in the case of the Form S-4, or receipt of the Company Stockholder Approval and Parent Stockholder Approval, in the case of the Joint Proxy Statement, any information relating to the Company or Parent, or any of their respective Affiliates, should be discovered by the Company or Parent which, in the reasonable judgment of the Company or Parent, should be set forth in an amendment of, or a supplement to, any of the Form S-4 or the Joint Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto, and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Joint Proxy Statement or the Form S-4 and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to stockholders of the Company and Parent. Nothing in this Section 6.3(b) shall limit the obligations of any party under Section 6.3(a). For purposes of Section 4.8, Section 5.8 and this Section 6.3, any information concerning or related to the Company, its Affiliates or the Company Stockholder Meeting will be deemed to have been provided by the Company, and any information concerning or related to Parent or its Affiliates or the Parent Stockholder Meeting will be deemed to have been provided by Parent.

(c) As promptly as reasonably practicable following the date of this Agreement, the Company shall, in accordance with applicable Law and the Company Charter and Company Bylaws, establish a record date for, duly call, give notice of, convene and hold the Company Stockholder Meeting. The Company shall use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to the stockholders of the Company and to hold the Company Stockholder Meeting as soon as reasonably practicable after the Form S-4 is declared effective under the Securities Act. The Company shall, through the Company Board, recommend to its stockholders that they give the Company Stockholder Approval, include such recommendation in the Joint Proxy Statement and solicit and use its reasonable best efforts to obtain the Company Stockholder Approval, except to the extent that the Company Board shall have made a Company Adverse Recommendation Change as permitted by Section 6.5(d).

(d) As promptly as reasonably practicable following the date of this Agreement, Parent shall, in accordance with applicable Law and the Parent Charter and Parent Bylaws, establish a record date for, duly call, give notice of, convene and hold the Parent Stockholder Meeting. Parent shall use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to the stockholders of Parent and to hold the Parent Stockholder Meeting as soon as reasonably practicable after the Form S-4 is declared effective under the Securities Act. Parent shall, through the Parent Board, recommend to its stockholders that they give the Parent Stockholder Approval, include such recommendation in the Joint Proxy Statement and solicit and use its reasonable best efforts to obtain the Parent Stockholder Approval, except to the extent that the Parent Board shall have made a Parent Adverse Recommendation Change as permitted by Section 6.5(e).

Section 6.4 Access to Information; Confidentiality.

(a) During the Interim Period, to the extent permitted by applicable Law and contracts, each of the Company and Parent shall, and shall cause each of the Parent Subsidiaries and the Company Subsidiaries, respectively, to, afford to the other party and to the Representatives of such other party reasonable access during normal business hours and upon reasonable advance notice to all of their respective properties, offices, books, contracts, commitments, personnel and records and, during such period, each of the Company and Parent shall, and shall cause each of the Company Subsidiaries and the Parent Subsidiaries, respectively, to, furnish reasonably promptly to the other party (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities Laws, and (ii) all other information (financial or otherwise) concerning its business, properties and personnel as such other party may reasonably request. Subject to the terms of the Company Leases, Parent, at its own expense, shall have the right to such reasonable access during normal business hours and upon reasonable advance notice in order to prepare or cause to be prepared surveys, inspections, engineering studies, environmental assessments and other tests, examination or studies with respect to any Specified Property that Parent deems to be reasonably necessary, so long as such access does not unduly interfere with the Company’s ordinary conduct of business; provided, that (x) neither Parent nor any of its Representatives shall be entitled to conduct intrusive soil testing or similar assessments at any Company Property without the Company’s prior written consent and (y) Parent shall indemnify the Company for any losses, costs or damages caused by such access. Notwithstanding the foregoing, neither the Company nor Parent shall be required by this Section 6.4 to provide the other party or the Representatives of such other party with access to or to disclose information (x) that is subject to the terms of a confidentiality agreement with a third party entered into prior to the date of this Agreement or entered into after the date of this Agreement in the ordinary course of business consistent with past practice (provided, however, that the withholding party shall use its reasonable best efforts to obtain the required consent of such third party to such access or disclosure), (y) the disclosure of which would violate any Law or fiduciary duty (provided, however, that the withholding party shall use its reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of any Law or fiduciary duty) or (z) that is subject to any attorney-client privilege (provided, however, that the withholding party shall use its reasonable best efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of attorney-client privilege).

(b) The Company shall cooperate and participate, as reasonably requested by Parent from time to time and to the extent consistent with applicable Law, in Parent’s efforts to oversee the integration of the parties’ operations in connection with, and taking effect upon consummation of, the Mergers, including providing such reports on operational matters and participating on such teams and committees as Parent may reasonably request (including tenant billing and other data files for the purpose of system integration and testing as well as compensation and payroll data files for the purpose of payroll system integration and testing with respect to employees of the Company and the Company Subsidiaries), and including providing reasonable notice to, and consulting with, Parent in connection with the Company’s review and approval of any budgets or operating plans pursuant to any JV Agreements.

(c) Each of the Company and Parent will hold, and will cause its Representatives and Affiliates to hold, any nonpublic information, including any information exchanged pursuant to this Section 6.4, in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms of the Confidentiality Agreements.

(d) Each of the Company and Parent agree to give prompt written notice to the other upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of the Company Subsidiaries or the Parent Subsidiaries, respectively, which (i) could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or a Parent Material Adverse Effect, as the case may be, (ii) if unremedied by the Effective Time, would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable best efforts to prevent or promptly to remedy the same or (iii) is an action, suit, proceeding, inquiry or investigation pending or, to the knowledge of the Company or Parent, as applicable, threatened which questions or challenges the validity of this Agreement or that could otherwise adversely impact the ability of the parties hereto to consummate the Mergers; provided, however, that no such notification shall affect the representations and warranties of any party or relieve any party of any breach of any such representation or warranty or affect the remedies available to the party receiving notice hereunder.

Section 6.5 Acquisition Proposals.

(a) Subject to the other provisions of this Section 6.5, during the Interim Period, the Company shall not, and shall cause each of the Company Subsidiaries, and its and their officers and directors, managers or equivalent not to, and shall use its reasonable best efforts to cause any other Representatives of the Company or the Company Subsidiaries not to, directly or indirectly (i) solicit, initiate, knowingly encourage or knowingly facilitate any inquiry, discussion, offer or request that constitutes, or could reasonably be expected to lead to, a Company Acquisition Proposal (provided that for purposes of this Section 6.5(a), the references in the definition of Company Acquisition Proposal to “twenty percent (20%)” shall be deemed to be five percent (5%)) (an “Inquiry”), (ii) engage in any discussions or negotiations regarding, or furnish to any Third Party any non-public information in connection with, or otherwise cooperate in any way with, or knowingly facilitate in any way any effort by, any Third Party in connection with, any Company Acquisition Proposal or Inquiry, (iii) approve or recommend a Company Acquisition Proposal, or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar definitive agreement (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 6.5(b)) providing for or relating to a Company Acquisition Proposal (an “Alternative Acquisition Agreement”), or (iv) propose or agree to do any of the foregoing.

(b) Notwithstanding anything to the contrary in this Section 6.5, at any time prior to obtaining the requisite Company Stockholder Approval, the Company may, in response to an unsolicited bona fide written Company Acquisition Proposal by a Third Party received after the date of this Agreement (that did not result from a breach of this Section 6.5) (i) furnish non-public information to such Third Party (and such Third Party’s Representatives) making a Company Acquisition Proposal (provided, however, that (A) prior to so furnishing such information, the Company receives from the Third Party an executed Acceptable Confidentiality Agreement, and (B) any non-public information concerning the Company and the Company Subsidiaries that is provided to such Third Party shall, to the extent not previously provided to Parent, be provided to Parent prior to or simultaneously with providing it to such Third Party), and (ii) engage in discussions or negotiations with such Third Party (and such Third Party’s Representatives) with respect to the Company Acquisition Proposal if, in the case of each of clauses (i) and (ii): (x) the Company Board determines in good faith, after consultation with its financial and legal advisors, that such Company Acquisition Proposal constitutes, or could reasonably be expected to lead to, a Superior Proposal, and (y) the Company Board determines in good faith, after consultation with legal counsel, that failure to take such action would be reasonably likely to be inconsistent with the directors’ duties under applicable Law; provided, however, that in each of the foregoing clauses (i) and (ii), such Company Acquisition Proposal was not solicited in violation of Section 6.5.

(c) The Company shall notify Parent promptly (but in no event later than one (1) Business Day) after receipt of any Company Acquisition Proposal or any request for nonpublic information relating to the Company or any Company Subsidiary by any Third Party, or any Inquiry from any Person seeking to have discussions or negotiations with the Company relating to a possible Company Acquisition Proposal. Such notice shall be made orally and confirmed in writing, and shall indicate the identity of the Third Party making the Company Acquisition Proposal or Inquiry and the material terms and conditions of any Inquiries, proposals or offers (including a copy thereof if in writing and any related documentation or correspondence). The Company shall also promptly, and in any event within one (1) Business Day, notify Parent, orally and in writing, if it enters into discussions or negotiations concerning any Company Acquisition Proposal or provides nonpublic information or data to any person in accordance with this Section 6.5(c) and keep the other party informed of the status and terms of any such proposals, offers, discussions or negotiations on a current basis, including by providing a copy of all material documentation or correspondence relating thereto.

(d) Except as permitted by this Section 6.5(d), neither the Company Board nor any committee thereof shall (i) withhold, withdraw, qualify or modify (or publicly propose to withhold, withdraw,

qualify or modify), in a manner adverse to Parent, Parent LP or Merger Sub, the Company Recommendation, (ii) approve, adopt or recommend (or publicly propose to approve, adopt or recommend) any Company Acquisition Proposal, (iii) fail to include the Company Recommendation in the Joint Proxy Statement or any Schedule 14D-9, as applicable, (iv) fail to publicly recommend against any Company Acquisition Proposal within ten (10) business days of the request of Parent and reaffirm the Company Recommendation within ten (10) business days (any of the actions described in clauses (i), (ii), (iii) and (iv) of this Section 6.5(d), a “Company Adverse Recommendation Change”), or (v) approve, adopt, declare advisable or recommend (or agree to, resolve or propose to approve, adopt, declare advisable or recommend), or cause or permit the Company to enter into, any Alternative Acquisition Agreement (other than an Acceptable Confidentiality Agreement entered into in accordance with this Section 6.5). Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to obtaining the Company Stockholder Approval and subject to compliance with Section 6.5(f), Section 6.5(g), if applicable, and Section 8.3, the Company Board shall be permitted to (x) terminate this Agreement to enter into a definitive agreement, including an Alternative Acquisition Agreement, with respect to a Superior Proposal if the Company Board (A) has received a Company Acquisition Proposal that, in the good faith determination of the Company Board, after consultation with its financial and legal advisors, constitutes, or could reasonably be expected to lead to, a Superior Proposal, after having complied with, and giving effect to all of the adjustments which may be offered by Parent pursuant to, Section 6.5(f), and (B) determines in good faith, after consultation with its financial and legal advisors, that failure to take such action would be inconsistent with the directors’ duties under applicable Law, or (y) effect a Company Adverse Recommendation Change if, after the date of this Agreement: (I) the Company receives an unsolicited bona fide written Company Acquisition Proposal by a Third Party that did not result from a breach of this Section 6.5 and that the Company Board determines in good faith, after consultation with its financial and legal advisors, that such Company Acquisition Proposal constitutes, or could reasonably be expected to lead to, a Superior Proposal, and the Company Board determines in good faith, after consultation with its financial and legal advisors, that failure to take such action would be inconsistent with the directors’ duties under applicable Law, or (II) in circumstances not involving or relating to a Company Acquisition Proposal, a Company Intervening Event has occurred or arisen and the Company Board determines in good faith, after consultation with its financial and legal advisors, that failure to take such action would be inconsistent with the directors’ duties under applicable Law.

(e) Except as permitted by this Section 6.5(e), neither the Parent Board nor any committee thereof shall (i) withhold, withdraw, qualify or modify (or publicly propose to withhold, withdraw, qualify or modify), in a manner adverse to the Company or the Company LP, the Parent Recommendation, or (ii) fail to include the Parent Recommendation in the Joint Proxy Statement or any Schedule 14D-9, as applicable (any of the actions described in clauses (i) or (ii), a “Parent Adverse Recommendation Change”). Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to obtaining the Parent Stockholder Approval, and subject to compliance with Section 6.5(g) and Section 8.3, the Parent Board shall be permitted to effect a Parent Adverse Recommendation Change if, after the date of this Agreement a Parent Intervening Event has occurred or arisen and the Parent Board determines in good faith, after consultation with its financial and legal advisors, that failure to take such action would be inconsistent with the directors’ duties under applicable Law.

(f) The Company Board shall not be entitled to terminate this Agreement or effect a Company Adverse Recommendation Change as permitted under Section 6.5(d) in circumstances involving or relating to a Company Acquisition Proposal unless (i) the Company has provided a written notice (a “Notice of Superior Proposal”) to Parent that the Company intends to take such action and describing the material terms and conditions of, and attaching a complete copy of, the Superior Proposal that is the basis of such action and, to the extent not prohibited by confidentiality restrictions, identifying the third party making such Superior Proposal, (ii) during the five (5) Business Day period following Parent’s receipt of the Notice of Superior Proposal, the Company shall, and shall cause its Representatives to, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal, and (iii) following the end of the five (5) Business Day period, the Company Board shall have determined in good faith, after consultation with its financial and legal advisors, taking into account any changes to this Agreement proposed in writing by Parent in response to the Notice of Superior Proposal or otherwise, that the Superior Proposal giving rise to the Notice of Superior Proposal continues to constitute a Superior Proposal. Any material amendment to the financial terms or any other material amendment of such Superior Proposal shall require a new Notice of Superior Proposal, and the Company shall be required to comply again with the requirements of this Section 6.5(f); provided, however, that references to the five (5) Business Day period above shall then be deemed to be references to a two (2) Business Day period.

(g) The Company Board shall not be entitled to effect a Company Adverse Recommendation Change as permitted under Section 6.5(d) in circumstances not involving or relating to a Company Acquisition Proposal, and the Parent Board shall not be entitled to effect a Parent Adverse Recommendation Change, as permitted under Section 6.5(e), unless (i) the party proposing to take action has provided a written notice (a “Notice of Recommendation Change”) to the other party that the notifying party intends to take such action and specifying in reasonable detail the reasons therefor, (ii) during the five (5) Business Day period following the other party’s receipt of the Notice of Recommendation Change, the notifying party shall, and shall cause its Representatives to, engage in discussions with the receiving party in good faith (to the extent the receiving party desires to engage in such discussions) regarding such adjustments in the terms and conditions of this Agreement as may be proposed by the receiving party, and (iii) following the end of the five (5) Business Day period, the Company Board, to the extent the Company is the notifying party, or the Parent Board, to the extent Parent is the notifying party, as the case may be, shall have determined in good faith, after consultation with its financial and legal advisors, taking into account any changes to this Agreement proposed in writing by the receiving party in response to the Notice of Recommendation Change or otherwise, that failure to take such action would be inconsistent with the directors’ duties under applicable Law.

(h) Nothing contained in this Section 6.5 or elsewhere in this Agreement shall prohibit the Company or the Company Board through its Representatives, directly or indirectly, from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder; provided, however, that compliance with such rules shall not in any way limit or modify the effect that any action taken pursuant to such rules has under any other provision of this Agreement, and provided, further, that any such disclosure that addresses the approval, recommendation or declaration of advisability by the Company Board with respect to this Agreement or a Company Acquisition Proposal shall be deemed to be a Company Adverse Recommendation Change, unless the Company Board in connection with such communication publicly states that its recommendation with respect to this Agreement and the transactions contemplated hereby has not changed or refers to the prior recommendation of such party, without disclosing any Company Adverse Recommendation Change.

(i) The Company shall, and shall cause each of the Company Subsidiaries and its and their officers and directors, managers or equivalent, and shall use its reasonable best efforts to cause any other Representatives of the Company or the Company Subsidiaries to immediately cease any existing discussions, negotiations or communications with any Person conducted heretofore with respect to any Company Acquisition Proposal. The Company shall use all reasonable efforts to cause all Third Parties who have been furnished confidential information regarding the Company in connection with the solicitation of or discussions regarding a Company Acquisition Proposal within the six (6) months prior to the date of this Agreement to promptly return or destroy such information (to the extent that the Company is entitled to have such information returned or destroyed). Moreover, except as set forth in Section 6.5(i) of the Company Disclosure Letter, the Company will not release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which it or any of its Subsidiaries is a party with respect to any Company Acquisition Proposal.

(j) Without the prior written consent of each of the Company and Parent (which shall not be unreasonably withheld, conditioned or delayed), adoption of this Agreement and approval of the Mergers and the other transactions contemplated hereby is the only matter that either the Company or Parent, as applicable, shall propose to be acted on by its respective stockholders at the Company Stockholders Meeting or the Parent Stockholders Meeting, respectively, other than (i) any say-on-golden parachute vote that may be required pursuant to Section 14A(b)(2) of the Exchange Act and Rule 14a-21(c) thereunder, (ii) a proposal to approve the adjournment of the Company Stockholders Meeting or the Parent Stockholders Meeting, as applicable, if necessary to solicit additional proxies in the event that there are not sufficient votes at the time of the Company Stockholders Meeting or the Parent Stockholders Meeting, as applicable, to obtain the approval of the Company’s stockholders or Parent’s stockholders, as applicable, (iii) with respect to Parent, any proposal or proposals to approve an amendment to the Parent Charter increasing Parent’s authorized shares of capital stock to an amount not to exceed 100,000,000 shares, and (iv) with respect to the Company, the proposals related to the Company Equity Plan Share Increase Approval.

(k) For purposes of this Agreement:

(i) “Company Acquisition Proposal” shall mean any proposal or offer for (or expression by a Third Party that it is considering or may engage in), whether in one transaction or a series of related transactions, (i) any merger, consolidation, share exchange, business combination or similar transaction involving the Company or any of the Company Subsidiaries, (ii) any sale, lease, exchange, mortgage, pledge, license, transfer or other disposition, directly or indirectly, by merger, consolidation, sale of equity interests, share exchange, joint venture, business combination or otherwise, of any assets of the Company or any Company Subsidiary representing twenty percent (20%) or more of the consolidated assets of the Company and the Company Subsidiaries, taken as a whole as determined on a book-value basis, (iii) any issue, sale or other disposition of (including by way of merger, consolidation, joint venture, business combination, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing twenty percent (20%) or more of the voting power of the Company, (iv) any tender offer or exchange offer in which any Person or “group” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) shall seek to acquire beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), or the right to acquire beneficial ownership, of twenty percent (20%) or more of the outstanding shares of any class of voting securities of the Company, (v) any recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to the Company in which a Third Party shall acquire beneficial ownership of twenty percent (20%) or more of the outstanding shares of any class of voting securities of the Company or (vi) any transaction which is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term “Company Acquisition Proposal” shall not include (x) the Merger or the other transactions contemplated by this Agreement, (y) any proposal or offer relating to any existing purchase option, right of first offer, right of first refusal or buy/sell provision contained in any agreement to which the Company or any Company Subsidiary is a party, or (z) any transaction contemplated by the RL Option Agreement or the CalSTRS Option Agreement.

(ii) “Superior Proposal” shall mean a bona fide written Company Acquisition Proposal (except that, for purposes of this definition, the references in the definition of “Company Acquisition Proposal” to “twenty percent (20%)” shall be replaced by “fifty percent (50%)”) made by a Third Party on terms that the Company Board determines in good faith, after consultation with the Company’s financial and legal advisors, taking into account all financial, legal, regulatory and any other aspects of the transaction described in such proposal, including the identity of the Person making such proposal, as well as any changes to the financial terms of this Agreement proposed by Parent and Merger Sub in response to such proposal or otherwise, to be more favorable to the Company and the Company’s stockholders (solely in their capacity as such) from a financial point of view than the transactions contemplated by this Agreement.

Section 6.6 Appropriate Action; Consents; Filings.

(a) Upon the terms and subject to the conditions set forth in this Agreement (including Section 6.5), each of the Company and Parent shall (and shall cause the Company Subsidiaries and the Parent Subsidiaries, respectively, to) use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable under applicable Law or pursuant to any contract or agreement to consummate and make effective, as promptly as practicable, the Mergers and the other transactions contemplated by this Agreement, including (i) the taking of all actions necessary to cause the conditions to Closing set forth in Article VII to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Authorities or other Persons necessary in connection with the consummation of the Mergers and the other transactions contemplated by this Agreement and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority or other Persons necessary in connection with the consummation of the Mergers and the other transactions contemplated by this Agreement, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Mergers or the other transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed, the avoidance of each and every impediment under any antitrust, merger control, competition or trade regulation Law that may be asserted by any Governmental Authority with respect to the Mergers so as to enable the Closing to occur as soon as reasonably possible, provided, however, that none of Parent, Parent LP or any Parent Subsidiary nor the Company nor any Company Subsidiary shall be required to take any action that would be materially adverse to the business or financial condition of the Company and the Company Subsidiaries, taken as a whole, or Parent and the Parent Subsidiaries, taken as a whole, and (iv) the execution and delivery of any additional instruments necessary to consummate the Mergers and the other transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement.

(b) Each of the parties hereto will furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with the preparation of any required governmental filings or submissions and will use reasonable best efforts to cooperate in responding to any inquiry from a Governmental Authority, including immediately informing the other party of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Authority, and supplying each other with copies of all material correspondence, filings or communications between either party and any Governmental Authority with respect to this Agreement. To the extent practicable, and permitted by a Governmental Authority, each party hereto shall permit representatives of the other party to participate in meetings (whether by telephone or in person) with such Governmental Authority.

(c) In connection with and without limiting the foregoing, and notwithstanding anything in the Company Confidentiality Agreement to the contrary, each of Parent and the Company shall give (or shall cause the Parent Subsidiaries or the Company Subsidiaries, respectively, to give) any notices to Third Parties, and Parent shall use, and cause each of its Affiliates to use, its reasonable best efforts, and the Company shall use its reasonable best efforts to cooperate with Parent in its efforts, to obtain any third-party consents not covered by Section 6.6(a) and Section 6.6(b) that are necessary, proper or advisable to consummate the Mergers. Notwithstanding the foregoing, obtaining any approval or consent from any third party pursuant to this Section 6.6(c) shall not be considered a condition to the obligations of Parent and Merger Sub to consummate the Mergers.

Section 6.7 Notification of Certain Matters; Transaction Litigation.

(a) The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of any notice or other communication received by such party from any Governmental Authority in connection with this Agreement, the Mergers or the other transactions contemplated by this Agreement, or from any Person alleging that the consent of such Person is or may be required in connection with the Mergers or the other transactions contemplated by this Agreement.

(b) The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, if (i) any representation or warranty made by it contained in this Agreement becomes untrue or inaccurate such that the applicable closing conditions would reasonably expected to be incapable of being satisfied by the Outside Date or (ii) it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

(c) The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving such party or any of the Company Subsidiaries or the Parent Subsidiaries, respectively, which relate to this Agreement, the Mergers or the other transactions contemplated by this Agreement. The Company shall give Parent the opportunity to reasonably participate in the defense and settlement of any stockholder litigation against the Company and/or its directors relating to this Agreement and the transactions contemplated hereby, and no such settlement shall be agreed to without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), unless such settlement involves no admission of liability and no restrictions or other obligations binding on Parent, the Company or any of their respective Subsidiaries other than the payment of money and the amount of such settlement shall be fully covered by insurance proceeds. Parent shall give the Company the opportunity to reasonably participate in the defense and settlement of any stockholder litigation against Parent and/or its directors relating to this Agreement and the transactions contemplated hereby, and no such settlement shall be agreed to without the Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), unless such settlement involves no admission of liability and no restrictions or other obligations binding on Parent, the Company or any of their respective Subsidiaries other than the payment of money and the amount of such settlement shall be fully covered by insurance proceeds.

Section 6.8 Public Announcements. The Company and Parent shall consult with each other before issuing any press release or otherwise making any public statements or filings with respect to this Agreement or any of the transactions contemplated hereby, and none of the parties shall issue any such press release or make any such public filing prior to obtaining the other parties’ consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that a party may, without obtaining the other parties’ consent, issue such press release or make such public statement or filing as may be required by Law, Order or the applicable rules of any stock exchange or the applicable provisions of any listing agreement of any party hereto. If for any reason it is not practicable to consult with the other party before making any public statement with respect to this Agreement or any of the transactions contemplated hereby, then the party making such statement shall not make a statement that is inconsistent with public statements or filings to which the other party had previously consented.

Section 6.9 Directors’ and Officers’ Indemnification and Insurance.

(a) Parent and Merger Sub agree that all rights to exculpation and indemnification for acts or omissions occurring at or prior to the Parent Merger Effective Time, whether asserted or claimed prior to, at or after the Parent Merger Effective Time (including any matters arising in connection with the transactions contemplated by this Agreement), now existing in favor of Indemnitees as provided in the Company Charter or the Company Bylaws or each of the Company Subsidiaries’ respective articles or certificates of incorporation or bylaws (or comparable organizational or governing documents) or in any indemnification agreement of the Company or the Company Subsidiaries or other applicable contract as in effect on the date of this Agreement and listed in the Company Disclosure Letter shall survive the Mergers and shall continue in full force and effect in accordance with their terms. Parent and the Surviving Entity shall (and Parent shall cause the Surviving Entity to) (i) indemnify, defend and hold harmless, and advance expenses to, Indemnitees with respect to all acts or omissions by them in their capacities as such at any time prior to the Parent Merger Effective Time, to the fullest extent required by: (x) the Company Charter or Company Bylaws, or the articles or certificates of incorporation or bylaws (or comparable organizational or governing documents) of any of the Company Subsidiaries, in each case, as in effect on the date of this Agreement, (y) any indemnification agreement of the Company or the Company Subsidiaries or other applicable contract as in effect on the date of this Agreement and listed in the Company Disclosure Letter, or (z) applicable Law, and (ii) not amend, repeal or otherwise modify any such provisions referenced in subsections (i)(x) and (i)(y) above in any manner that would adversely affect the rights thereunder of any Indemnitees.

(b) Without limiting the provisions of Section 6.9(a), during the period commencing as of the Parent Merger Effective Time and ending on the sixth (6th) anniversary of the Parent Merger Effective Time, Parent and the Surviving Entity shall (and Parent shall cause the Surviving Entity to): (i) indemnify and hold harmless each Indemnitee against and from any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, action, suit, proceeding or investigation arises out of or pertains to (x) any action or omission or alleged action or omission in such Indemnitee’s capacity as a director, officer, partner, member, trustee or employee of the Company or any of the Company Subsidiaries, or (y) this Agreement and any of the transactions contemplated hereby, including the Mergers; and (ii) pay in advance of the final disposition of any such claim, action, suit, proceeding or investigation the expenses (including attorneys’ fees) of any Indemnitee upon receipt of an undertaking by or on behalf of such Indemnitee to repay such amount if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified. Notwithstanding anything to the contrary contained in this Section 6.9(b) or elsewhere in this Agreement, neither Parent nor the Surviving Entity shall (and Parent shall cause the Surviving Entity not to) settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, action, suit, proceeding or investigation for which indemnification may be sought under this Section 6.9(b) unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnitees from all liability arising out of such claim, action, suit, proceeding or investigation, and does not include an admission of fault or wrongdoing by any Indemnitee. Notwithstanding anything to the contrary set forth in this Agreement, Parent or the Surviving Entity (i) shall not be liable for any settlement effected without their prior written consent and (ii) shall not have any obligation hereunder to any Indemnitee to the extent that a court of competent jurisdiction shall determine in a final and non-appealable order that such indemnification is prohibited by applicable Law, in which case the Indemnitee shall promptly refund to Parent or the Surviving Entity the amount of all such expenses theretofore advanced pursuant hereto.

(c) Prior to the Parent Merger Effective Time, the Company shall or, if the Company is unable to, Parent shall cause the Surviving Entity as of the Parent Merger Effective Time to, obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, the “D&O Insurance”), in each case, for a claims reporting or discovery period of at least six (6) years from and after the Parent Merger Effective Time with respect to any claim related to any period of time at or prior to the Parent Merger Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies and with policy limits no less than the limits on the Company’s existing policies as long as the annual premium does not exceed 300% of the annual premium under the Company’s existing policies. If the Company or the Surviving Entity for any reason fails to obtain such “tail” insurance policies as of the Parent Merger Effective Time, (i) the Surviving Entity shall continue to maintain in effect, for a period of at least six (6) years from and after the Parent Merger Effective Time, the D&O Insurance in place as of the date hereof with the Company’s current insurance carrier or with an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies as of the date hereof, or (ii) Parent shall provide, or shall cause the Surviving Entity to provide, for a period of not less than six (6) years after the Parent Merger Effective Time, the Indemnitees who are insured under the Company’s D&O Insurance with comparable D&O Insurance that provides coverage for events occurring at or prior to the Parent Merger Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier, that is no less favorable than the existing policy of the Company (which may be provided under Parent’s D&O Insurance policy) or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that Parent and the Surviving Entity shall not be required to pay an annual premium for the D&O Insurance in excess of 300% of the annual premium currently paid by the Company for such insurance; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, Parent or the Surviving Entity shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Parent Merger Effective Time, for a cost not exceeding such amount.

(d) The Indemnitees to whom this Section 6.9 applies shall be third party beneficiaries of this Section 6.9. The provisions of this Section 6.9 are intended to be for the benefit of each Indemnitee and his or her successors, heirs, executors, trustees, fiduciaries, administrators or representatives. Parent shall pay all reasonable expenses, including attorney’s fees, that may be incurred by any Indemnitee in successfully enforcing the indemnity and other obligations provided in this Section 6.9.

(e) The rights of each Indemnitee under this Section 6.9 shall be in addition to any rights such person or any employee of the Company or any Company Subsidiary may have under the Company Charter, the Company Bylaws or the certificate of incorporation or bylaws (or equivalent organizational or governing documents) of any of the Company Subsidiaries, or the Surviving Entity or any of its subsidiaries, or under any applicable Law or under any agreement of any Indemnitee or any employee with the Company or any of the Company Subsidiaries listed in Section 4.12(a)(iv) of the Company Disclosure Letter (each, an “Existing Indemnification Right”). To the extent of any conflict between an Existing Indemnification Right and the rights granted to Indemnitees pursuant to this Section 6.9, the provision or provisions more favorable to the Indemnitee shall control.

(f) Any Indemnitee wishing to claim indemnification under this Section 6.9, upon learning of any such indemnifiable claim, shall promptly notify the Surviving Entity thereof, but the failure to so notify shall not relieve Parent or the Surviving Entity of any liability it may have to such Indemnitee, except to the extent such failure materially prejudices the Surviving Entity. In the event of any such threatened or actual indemnifiable claim (whether asserted or arising at or before or after the Parent Merger Effective Time), (A) Parent or the Surviving Entity shall have the right to assume the defense thereof, with counsel reasonably acceptable to the Indemnitee (which acceptance shall not be unreasonably withheld, delayed or conditioned), and Parent and the Surviving Entity shall not be liable to such Indemnitee for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnitee in connection with the defense thereof, except that if Parent or the Surviving Entity elects not to assume such defense, or counsel for the Indemnitee advises that there are issues that raise conflicts of interest between Parent or the Surviving Entity and the Indemnitee, the Indemnitee may retain counsel satisfactory to him or her, and Parent or the Surviving Entity shall pay all documented fees and expenses of such counsel for the Indemnitee within twenty (20) Business Days after statements therefor are received; provided, however, that Parent and the Surviving Entity shall be obligated pursuant to this paragraph (f) to pay for only one firm of counsel for all Indemnitees in connection with an indemnifiable claim (selected by a majority of the applicable Indemnitees) in any jurisdiction except to the extent that any two or more Indemnitees have a conflict of interest in such claim, and (B) the Company and, after the Parent Merger Effective Time, the Surviving Entity shall (and Parent shall cause the Surviving Entity to) promptly pay expenses in advance of the final disposition of any such threatened or actual claim to each Indemnitee to the fullest extent permitted by applicable Law, subject to the receipt of an undertaking by such Indemnitee to repay such expenses if it is ultimately determined that such Indemnitee is not entitled to be indemnified; provided, however, that neither the Company nor the Surviving Entity shall be liable for any settlement effected without its prior written consent (which prior written consent shall not be unreasonably withheld, conditioned or delayed); provided, further, that the Company and the Surviving Entity shall have no obligation hereunder to any Indemnitee when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that indemnification by them of such Indemnitee in the manner contemplated hereby is prohibited by applicable Law.

(g) Notwithstanding anything contained in Section 9.1 or Section 9.7 to the contrary, this Section 6.9 shall survive the consummation of the Mergers indefinitely and shall be binding, jointly and severally, on all successors and assigns of Parent, the Surviving Entity and its subsidiaries, and shall be enforceable by the Indemnitees and their successors, heirs or representatives. In the event that Parent or the Surviving Entity or any of its successors or assigns consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Entity, as applicable, shall succeed to the obligations set forth in this Section 6.9. The parties acknowledge and agree that Parent guarantees the payment and performance of the Surviving Entity’s obligations pursuant to this Section 6.9.

Section 6.10 Employee Benefit Matters.

(a) Parent shall provide, or shall cause the Surviving Entity to provide, to employees of the Company and any of the Company Subsidiaries (“Company Employees”) immediately prior to the Effective Time and whose employment with the Surviving Entity, Company Subsidiaries and its Affiliates is involuntarily terminated in a severance-qualifying manner during the one (1)-year period following the Effective Time, severance benefits that are no less favorable, in the aggregate, than the severance benefits, if any, that would have been provided to such Company Employee pursuant to the terms of the severance pay arrangements maintained by the Company and the Company Subsidiaries upon such an involuntary severance-qualifying termination of employment immediately prior to the Effective Time.

(b) For purposes of eligibility and vesting accrual and determination of level of benefits under the compensation and benefit plans, programs agreements and arrangements of Parent, the Company, the Parent Subsidiaries, the Company Subsidiaries, the Surviving Entity and any of its subsidiaries or any respective Affiliate thereof providing benefits to any Company Employees after the Closing, and in which such Company Employees did not participate prior to the Effective Time (the “New Plans”), including for purposes of accrual of vacation and other paid time off and severance benefits under New Plans (but excluding any New Plan that is established after the Closing that does not recognize service prior to its adoption), each Company Employee shall be credited with his or her years of service with the Company, the Company Subsidiaries and their respective Affiliates (and any additional service with any predecessor employer) before the Closing, to the same extent as such Company Employee was entitled, before the Closing, to credit for such service under any similar Company Benefit Plan, except where such credit would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing: (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a comparable Company Benefit Plan in which such Company Employee participated immediately before such replacement; and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents except to the extent such pre-existing conditions and actively-at-work requirements would apply under the analogous Company Benefit Plan, and Parent shall use reasonable efforts to cause any eligible expenses incurred by such Company employee and his or her covered dependents under a Company Benefit Plan during the portion of the plan year prior to the Effective Time to be taken into account under such New Plan for purposes of satisfying all deductible, co-insurance, co-payment and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c) For the avoidance of doubt and notwithstanding anything to the contrary herein or in any Company Benefit Plan, for purposes of any Company Benefit Plan listed in Section 6.10 of the Company Disclosure Letter, the Closing shall be deemed to constitute a “change in control.”

(d) Nothing contained herein shall be construed as requiring, and the Company shall take no action that would have the effect of requiring, Parent or the Surviving Entity to continue any specific employee benefit plans or to continue the employment of any specific person. The provisions of this Section 6.10 are solely for the benefit of the parties to this Agreement, and no current or former director, officer, employee or independent contractor or any other person shall be a third-party beneficiary of this Section 6.10, and nothing herein shall be construed as an amendment to any Company Benefit Plan, any New Plan or any other compensation or benefit plan or arrangement for any purpose.

Section 6.11 Certain Tax Matters.

(a) Each of Parent and the Company shall use their respective reasonable best efforts to cause the Parent Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. None of Parent or the Company shall take any action, or fail to take any action, that could reasonably be expected to cause the Parent Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code. Parent and the Company shall use their respective reasonable best efforts to obtain or cause to be provided, as appropriate the opinions of counsel described in Section 7.2(e) and Section 7.3(f), respectively. Provided that the Company shall have received the opinion of counsel referred to in Section 7.3(f) and Parent shall have received the opinion of counsel referred to in Section 7.2(e), the Parties shall treat the Parent Merger as a “reorganization” under Section 368(a) of the Code and no party shall take any position for tax purposes inconsistent therewith, except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

(b) The Parties shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration and other fees and any similar taxes that become payable in connection with the transactions contemplated herein (together with any related interests, penalties or additions to Tax, “Transfer Taxes”), and shall cooperate in attempting to minimize the amount of Transfer Taxes.

(c) The Company shall procure and deliver to Parent a study of KPMG or another a nationally recognized independent accounting firm mutually acceptable to the Company and Parent, in form and substance reasonably acceptable to the Company and Parent, dated as of the date on which the Parent Merger Effective Time occurs, stating that the Company will not have, as of the Parent Merger Effective Time, any current or accumulated “earnings and profits” for U.S. federal income tax purposes which, with respect to Parent immediately following the Parent Merger (and assuming that the Parent

Merger constitutes a reorganization within the meaning of Section 368(a)(1)(A)) would constitute “earnings and profits accumulated in any non-REIT year” (determined for purposes of Section 857(a)(2)(B) of the Code) (such study, the “Company E&P Study”).

(d) The Company and Company LP shall deliver to Parent and Hogan Lovells US LLP (or other counsel to Parent) a tax representation letter, signed by each of the officers of the Company and of Company LP principally responsible for legal, tax, and financial matters, in each case, in their capacities as officers of the Company and not in their individual capacities, dated as of (i) the effective date of the Form S-4 (if requested by Parent in connection with the delivery of a tax opinion as an exhibit to the Form S-4), and (ii) the Closing Date (such tax representation letter, the “Company Tax Letter”). The Company Tax Letter shall be in a form and substance reasonably acceptable to Parent and shall include representations solely with respect to the following matters: (1) as to the extent of the ownership, immediately prior to the Closing Date, by the Company of the voting power and value of any “securities” (determined for purposes of Section 856(c)(4)(B)(iii) of the Code and assuming, but solely for this purpose, that the Company is a REIT); and (2) a representation to the effect that Company LP (a) for each taxable year since its date of formation, has satisfied (and will satisfy for its taxable year which ends with the Partnership Merger) the requirements set forth in Treas. Regs. Sec. 1.7704-1(j); and/or (b) for each taxable year since its date of formation, has satisfied (and, will satisfy for its taxable year which ends with the Partnership Merger) the requirements set forth in Treas. Regs. Sec. 1.7704-1(h). The Company Tax Letter shall include language explicitly permitting Hogan Lovells US LLP (or other counsel to Parent) to rely on the representations set forth therein for purposes of delivering an opinion as to the REIT status of Parent (including the opinion described in Section 7.3(e) hereof).

(e) The parties hereto acknowledge that the fair market value of each of Reflections I, Reflections II and Fair Oaks Plaza is less than the amount of outstanding Indebtedness corresponding to each such property, and further acknowledge that the Company intends to cause such properties to be sold or otherwise disposed of as soon as reasonably practicable following the date of this Agreement. The Company shall consult and cooperate with Parent, and cause its Subsidiaries to consult and cooperate with Parent, with respect to (1) the sale, exchange, foreclosure, or other transfer of Reflections I, Reflections II, and/or Fair Oaks Plaza, and (2) the workout or resolution of any indebtedness related thereto, with the objective of taking commercially reasonable actions to minimize the recognition of income and gain by the Company and its Subsidiaries (or, following the Mergers, Parent or any of its Subsidiaries) in connection therewith.

Section 6.12 Control of Operations. Nothing contained in this Agreement shall be deemed to give Parent, directly or indirectly, the right to control or direct the operations of the Company prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and the Company Subsidiaries’ operations.

Section 6.13 Dividends. In the event that a distribution with respect to the shares of Company Common Stock permitted under the terms of this Agreement (including pursuant to Section 6.1(b)(iii) above) has (i) a record date prior to the Effective Time and (ii) has not been paid as of the Effective Time, the holders of shares of Company Common Stock shall be entitled to receive such distribution from the Company at the time such shares are exchanged pursuant to Article III of this Agreement.

Section 6.14 Financing Cooperation. The Company shall provide to Parent, and shall cause the respective officers and employees of the Company, and use its commercially reasonable efforts to cause the Representatives of the Company to provide to Parent, at Parent’s sole expense, all cooperation reasonably requested by Parent that is necessary or reasonably required in connection with any third party debt financing transaction or underwritten public offering of Parent Common Stock for cash that Parent may pursue prior to the Closing Date, including the following: (a) furnishing Parent as promptly as reasonably practicable upon request by Parent with all financial statements, financial data and other information regarding the Company and its

Subsidiaries of the type that would be required by Regulation S-X and Regulation S-K promulgated under the Securities Act for a public offering of securities of Parent (including for use in Parent’s preparation of pro forma financial statements); and (b) requesting the Company’s independent accountants to prepare and deliver “comfort letters,” dated the date of each final offering document used in connection with any securities offering by Parent (with appropriate bring-down comfort letters delivered on the closing date of any such offering), in compliance with professional standards (including providing “negative assurance” comfort and Statement on Auditing Standards No. 100 review of interim financial statements) and otherwise on terms reasonably acceptable to Parent, as the case may be; provided, however, that none of the Company or any of its Subsidiaries shall be required to pay any fee or incur any liability in connection with any such financing, and no personal liability shall be imposed on any officers, directors or other Representatives of the Company. Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses paid to third parties (including advisor’s fees and expenses) incurred by the Company in connection with the cooperation provided in connection with the foregoing and (ii) indemnify and hold harmless the Company, its Subsidiaries and their respective officers, directors and other Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties (collectively, “Losses”) suffered or incurred by them in connection with any such financing transaction or public offering, and any information utilized in connection therewith; provided, however, that the foregoing indemnity shall not apply with respect to any Losses resulting from a willful or intentional breach of any representation, warranty, covenant or agreement of the Company or any Company Subsidiaries under this Agreement. All non-public or otherwise confidential information regarding the Company and Company Subsidiaries obtained by Parent, its Affiliates or their Representatives pursuant to this Section 6.14 shall be kept confidential in accordance with the terms of the Parent Confidentiality Agreement.

Section 6.15 Merger Sub. Parent LP shall take all actions necessary to (a) cause Merger Sub to perform its obligations under this Agreement and to consummate the Partnership Merger on the terms and conditions set forth in this Agreement, and (b) ensure that, prior to the Partnership Merger Effective Time, Merger Sub shall not conduct any business or make any investments other than as specifically contemplated by this Agreement, or incur or guarantee any indebtedness.

Section 6.16 Section 16 Matters. Assuming that the Company delivers to Parent, in a timely fashion prior to the Effective Time, all requisite information necessary for Parent and Merger Sub to take the actions contemplated by this Section 6.16, the Company, Parent and Merger Sub each shall take all such steps as may be necessary or appropriate to ensure that (a) any dispositions of Company Common Stock (including derivative securities related to such stock) resulting from the Mergers and the other transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time are exempt under Rule 16b-3 promulgated under the Exchange Act, and (b) any acquisitions of Parent Common Stock (including derivative securities related to such stock) resulting from the Mergers and the other transactions contemplated by this Agreement by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent are exempt under Rule 16b-3 promulgated under the Exchange Act. Upon request, the Company shall promptly furnish Parent with all requisite information for Parent and Merger Sub to take the actions contemplated by this Section 6.16.

Section 6.17 Stock Exchange Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Parent Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time. Between the date of this Agreement and the Parent Merger Effective Time, each party shall use its reasonable best efforts to maintain its NYSE listing.

Section 6.18 Voting of Shares. Parent shall vote all shares of Company Common Stock beneficially owned by it or any of the Parent Subsidiaries as of the record date for the Company Stockholder Meeting in favor of adoption of this Agreement and approval of the Parent Merger. The Company shall vote all shares of Parent Common Stock beneficially owned by it or any of the Company Subsidiaries as of the record date for the Parent

Stockholder Meeting in favor of adoption of this Agreement, approval of the Parent Merger, issuance of shares of Parent Common Stock in connection therewith and the Charter Amendment.

Section 6.19 Limited Voting Stock. Prior to the Parent Merger Effective Time, Parent shall amend its charter to create Parent Limited Voting Stock by filing Articles Supplementary in the form of Exhibit C attached hereto.

Section 6.20 Parent Partnership Agreement. Prior to the Parent Merger Effective Time, Parent LP shall amend the Parent Partnership Agreement in accordance with Exhibit E.

Section 6.21 Parent Board of Directors. Parent shall take all necessary action to cause, as of the Effective Time, James A. Thomas to be appointed Chairman of the Parent Board, entitled to receive compensation for such services in accordance with Parent’s policies for director compensation.

Section 6.22 Commerce Square Properties.

(a) From and after the Closing Date, Parent, Parent LP, and their Affiliates (including Company LP) shall comply with the Partnership Agreements and Contribution Agreements (as such terms are defined in that certain Stockholders’ Agreement dated as of May 29, 2012 by and among the Company, the Initial Thomas Stockholders named therein and the Initial Investors named therein (the “Stockholders Agreement”); and

(b) From and after the Closing Date, Parent, Parent LP, and their Affiliates (including Company LP) shall not, directly or indirectly, sell or otherwise transfer, or agree to sell or otherwise transfer, all or any portion of the Commerce Square Property or any Partnership Interest (as such terms defined in the Stockholders Agreement) held by Parent or its Affiliates other than in compliance with the requirements of Section 2.9(b) of the Stockholders Agreement (without regard to the termination of the Stockholders Agreement as a result of the consummation of the Mergers).

ARTICLE VII

CONDITIONS

Section 7.1 Conditions to the Obligations of Each Party. The respective obligations of each party to effect the Mergers and to consummate the other transactions contemplated by this Agreement shall be subject to the satisfaction or (to the extent permitted by Law) waiver by each of the parties, at or prior to the Partnership Merger Effective Time, of the following conditions:

(a) Stockholder Approvals. The Company Stockholder Approval and the Parent Shareholder Approval shall have been obtained.

(b) No Restraints. No Governmental Authority in the United States shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making either of the Mergers illegal or otherwise restricting, preventing or prohibiting consummation of either of the Mergers.

(c) Form S-4. The Form S-4 shall have become effective under the Securities Act, and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or be threatened by the SEC that has not been withdrawn.

(d) Listing. The shares of Parent Common Stock to be issued in the Parent Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

(e) TPG/CalSTRS. The TPG/CalSTRS Liquidation shall have occurred.

Section 7.2 Conditions to the Obligations of Parent, Parent LP, and Merger Sub. The respective obligations of Parent, Parent LP and Merger Sub to effect the Merger and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or (to the extent permitted by Law) waiver by Parent, at or prior to the Partnership Merger Effective Time, of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties set forth in Section 4.1(a) (Organization and Qualification), Section 4.3(a) (Capital Structure of the Company) (except for the first two sentences), Section 4.4 (Authority), Section 4.19 (Opinion of Financial Advisor), Section 4.20 (Takeover Statute), Section 4.21 (Vote Required), Section 4.23 (Brokers) and Section 4.24 (Investment Company Act) shall be true and correct in all material respects as of the date of this Agreement and as of the Partnership Merger Effective Time, as though made as of the Partnership Merger Effective Time, (ii) the representations and warranties set forth in the first two sentences of Section 4.3(a) (Capital Structure of the Company) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Partnership Merger Effective Time, as though made as of the Partnership Merger Effective Time, and (iii) each of the other representations and warranties of the Company contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Partnership Merger Effective Time, as though made as of the Partnership Merger Effective Time, except (x) in each case, representations and warranties that are made as of a specific date shall be true and correct only on and as of such date, and (y) in the case of clause (iii) where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or “Company Material Adverse Effect” qualifications set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) Officer’s Certificate. The Company shall have delivered to Parent a certificate, dated the date of the Closing and signed by its chief executive officer or another senior officer on behalf of the Company, certifying to the effect that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

(d) Absence of Material Adverse Effect. Since the date of this Agreement, there shall not have been any event, change or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(e) Section 368 Opinion. Parent shall have received the written opinion of Hogan Lovells US LLP (or other counsel to Parent reasonably satisfactory to the Company), dated as of the date which includes the Parent Merger Effective Time in form and substance reasonably satisfactory to Parent, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Parent Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel shall require and rely upon customary representations contained in certificates of officers of Parent, the Company and Merger Sub, reasonably satisfactory in form and substance to it and to Parent and the Company.

(f) Company E&P Study. The Company shall have delivered to Parent the Company E&P Study.

(g) Requested Transactions. The Requested Transactions shall have been completed and evidence thereof reasonably satisfactory to Parent delivered to Parent.

(h) Third Party Consents. The consents and approvals set forth in Section 7.2(h) of the Company Disclosure Letter shall have been obtained and shall be in full force and effect, and all conditions to such consents shall be satisfied.

Section 7.3 Conditions to the Obligations of the Company and Company LP. The obligations of the Company and Company LP to effect the Merger and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or (to the extent permitted by Law) waiver by the Company, at or prior to the Partnership Merger Effective Time, of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties set forth in Section 5.1(a) (Organization and Qualification), Section 5.3(a) (Capital Structure of Parent) (except the first two sentences), Section 5.4 (Authority), Section 5.21 (Brokers) and Section 5.22 (Investment Company Act) shall be true and correct in all material respects as of the date of this Agreement and as of the Partnership Merger Effective Time, as though made as of the Partnership Merger Effective Time, (ii) the representations and warranties set forth in the first two sentences of Section 5.3(a) (Capital Structure of Parent) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Effective Time, as though made as of the Partnership Merger Effective Time, and (iii) each of the other representations and warranties of Parent, Parent LP and Merger Sub contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Partnership Merger Effective Time, as though made as of the Effective Time, except (x) in each case, representations and warranties that are made as of a specific date shall be true and correct only on and as of such date, and (y) in the case of clause (iii) where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or “Parent Material Adverse Effect” qualifications set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Agreements and Covenants. Parent, Parent LP and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

(c) Officer’s Certificate. Parent shall have delivered to the Company a certificate, dated the date of the Closing and signed by its chief executive officer or another senior officer on behalf of Parent, certifying to the effect that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

(d) Absence of Material Adverse Effect. Since the date of this Agreement, there shall not have been any event, change or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

(e) REIT Opinion. The Company shall have received a written opinion of Hogan Lovells US LLP (or other counsel to Parent reasonably acceptable to the Company), dated as of the date which includes the Parent Merger Effective Time and in form and substance reasonably satisfactory to the Company, to the effect that, for all taxable periods commencing with its taxable year ended December 31, 2010, Parent has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and that its current organization and proposed method of operation will permit Parent to continue to qualify for taxation as a REIT under the Code for its taxable year which includes the Parent Merger Effective Time and thereafter (which opinion will be subject to customary exceptions, assumptions and qualifications and based on customary representations contained in an officer’s certificate executed by Parent and Parent LP, and also on Company Tax Letter).

(f) Section 368 Opinion. The Company shall have received the written opinion of Skadden, Arps, Slate, Meagher, & Flom LLP (or other counsel to the Company reasonably satisfactory to Parent), dated as of the date which includes the Parent Merger Effective Time and in form and substance reasonably satisfactory to the Company, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Parent Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel shall require and rely upon customary representations contained in certificates of officers of Parent, Parent LP, the Company, Company LP and Merger Sub provided counsel to Parent described in Section 7.2(e).

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1 Termination. This Agreement may be terminated at any time prior to the Partnership Merger Effective Time, whether before or after receipt of the Company Stockholder Approval or the Parent Stockholder Approval (except as otherwise expressly noted), as follows:

(a) by mutual written agreement of each of Parent and the Company; or

(b) by either Parent or the Company, if:

(i) the Effective Time shall not have occurred on or before March 1, 2014 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party if the failure of such party (and in the case of Parent, including the failure of Merger Sub) to perform any of its obligations under this Agreement has been a principal cause of, or resulted in, the failure of the Mergers to be consummated on or before such date; or

(ii) any Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to a party if the issuance of such final, non-appealable Order was primarily due to the failure of such party (and in the case of Parent, including the failure of Merger Sub) to perform any of its obligations under this Agreement; or

(iii) the Company Stockholder Approval or the Parent Stockholder Approval shall not have been obtained at a duly held Company Stockholder Meeting or Parent Stockholder Meeting, as applicable, or at any adjournment or postponement thereof at which this Agreement and the transactions contemplated hereby have been voted upon, provided, however, that the right to terminate this Agreement under this Section 8.1(b)(iii) shall not be available to the Company if the failure to obtain such Company Stockholder Approval was primarily due to the Company’s failure to perform any of its obligations under this Agreement and shall not be available to Parent if the failure to obtain such Parent Stockholder Approval was primarily due to Parent’s failure to perform any of its obligations under this Agreement; or

(c) by the Company, if:

(i) Parent or Merger Sub shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (x) would, or would reasonably be expected to, result in a failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and (y) cannot be cured on or before the Outside Date or, if curable, is not cured by Parent within twenty (20) days of receipt by Parent of written notice of such breach or failure; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(i) if the Company is then in breach of any of its respective representations, warranties, covenants or agreements set forth in this Agreement such that the conditions set forth in either Section 7.2(a) or Section 7.2(b) would not be satisfied; or

(ii) the Company Board has determined to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal to the extent permitted by, and subject to the terms and conditions of, Section 6.5, and the Company pays to Parent the Termination Payment and enters into the Alternative Acquisition Agreement with respect to such Superior Proposal, provided, that the right to terminate under this Section 8.1(c)(ii) shall not be available after the receipt of the Company Stockholder Approval; or

(iii) the Parent Board shall have made a Parent Adverse Recommendation Change, provided, however, that the right to terminate under this Section 8.1(c)(iii) shall not be available after the receipt of the Parent Stockholder Approval; or

(iv) Parent shall have failed to fund the principal amount required to be funded under the Bridge Loan Agreement; or

(d) by Parent, if:

(i) the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (x) would, or would reasonably be expected to, result in a failure of a condition set forth in Section 7.2(a) or Section 7.2(b) and (y) cannot be cured on or before the Outside Date or, if curable, is not cured by the Company within twenty (20) days of receipt by the Company of written notice of such breach or failure; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if Parent or Merger Sub are then in breach of any of their respective representations, warranties, covenants or agreements set forth in this Agreement such that the conditions set forth in either Section 7.3(a) or Section 7.3(b) would not be satisfied, or

(ii) (x) the Company Board shall have made a Company Adverse Recommendation Change, or (y) the Company enters into an Alternative Acquisition Agreement (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 6.5), provided, however, that the right to terminate under Section 8.1(d)(ii)(x) shall not be available after the receipt of the Company Stockholder Approval.

Section 8.2 Effect of Termination. In the event that this Agreement is terminated and the Mergers and the other transactions contemplated by this Agreement are abandoned pursuant to Section 8.1, written notice thereof shall be given to the other party or parties, specifying the provisions hereof pursuant to which such termination is made and describing the basis therefor in reasonable detail, and this Agreement shall forthwith become null and void and of no further force or effect whatsoever without liability on the part of any party hereto (or any of the Company Subsidiaries, Parent Subsidiaries or any of the Company’s or Parent’s respective Representatives), and all rights and obligations of any party hereto shall cease; provided, however, that, notwithstanding anything in the foregoing to the contrary (a) no such termination shall relieve any party hereto of any liability or damages resulting from or arising out of any willful or intentional breach of this Agreement; and (b) the Confidentiality Agreements, this Section 8.2, Section 8.3, Section 8.6, Article IX and the definitions of all defined terms appearing in such sections shall survive any termination of this Agreement pursuant to Section 8.1. If this Agreement is terminated as provided herein, all filings, applications and other submissions made pursuant to this Agreement, to the extent practicable, shall be withdrawn from the agency or other person to which they were made.

Section 8.3 Termination Fee.

(a) If, but only if, the Agreement is terminated:

(i) (A) by either the Company or Parent pursuant to Section 8.1(b)(iii) as a result of the failure to obtain the Company Stockholder Approval when the Parent Stockholder Approval shall have been obtained and the Company Board shall not have made a Company Adverse Recommendation Change, then the Company shall pay, or cause to be paid, to Parent Parent’s Expense Amount (by wire transfer of same day funds to an account designated by Parent) within two (2) Business Days of such termination or (B) by either the Company or Parent pursuant to Section 8.1(b)(iii) as a result of the failure to obtain the Parent Stockholder Approval when the Company Stockholder Approval shall have been obtained and the Parent Board shall not have made a Parent Adverse Recommendation Change, then Parent shall pay, or cause to be paid, to the Company the Company’s Expense Amount (by wire transfer of same day funds to an account designated by the Company) within two (2) Business Days of such termination; or

(ii) (A) by either the Company or Parent pursuant to Section 8.1(b)(iii) as a result of the failure to obtain the Company Stockholder Approval when (x) the Parent Stockholder Approval shall have been obtained, and (y) the Company Board shall have made a Company Adverse Recommendation Change in circumstances not involving or relating to a Company Acquisition Proposal, then the Company shall pay, or cause to be paid, to Parent the Termination Fee and, solely to the extent not previously paid pursuant to Section 8.3(a)(i), Parent’s Expense Amount (in each case by wire transfer of same day funds to an account designated by Parent) within two (2) Business Days of such termination, or (B) by either the Company or Parent pursuant to Section 8.1(b)(iii) as a result of the failure to obtain the Parent Stockholder Approval when (x) the Company Stockholder Approval shall have been obtained, and (y) the Parent Board shall have made a Parent Adverse Recommendation Change, then Parent shall pay, or cause to be paid, to the Company the Termination Fee and, solely to the extent not previously paid pursuant to Section 8.3(a)(i), the Company’s Expense Amount (in each case by wire transfer of same day funds to an account designated by the Company) within two (2) Business Days of such termination; or

(iii) (A) by the Company pursuant to Section 8.1(c)(i), Parent shall pay, or cause to be paid, to the Company the Company’s Expense Amount (by wire transfer to an account designated by the Company) within two (2) Business Days of such termination, or (B) by Parent pursuant to Section 8.1(d)(i), the Company shall pay, or cause to be paid, to Parent the Parent’s Expense Amount (by wire transfer to an account designated by Parent) within two (2) Business Days of such termination; or

(iv) by the Company pursuant to Section 8.1(c)(ii) or by Parent pursuant to Section 8.1(d)(ii)(y), then the Company shall pay, or cause to be paid, to Parent the Termination Fee together with the Parent’s Expense Amount, by wire transfer of same day funds to an account designated by Parent, within two (2) Business Days of such termination.

(v) (A) by the Company pursuant to Section 8.1(c)(iii), Parent shall pay, or cause to be paid, to the Company the Company’s Expense Amount (by wire transfer to an account designated by the Company) within two (2) Business Days of such termination, or (B) by Parent pursuant to Section 8.1(d)(ii)(x), the Company shall pay, or cause to be paid, to Parent Parent’s Expense Amount (by wire transfer to an account designated by Parent) within two (2) Business Days of such termination; or

(vi) (A) by either the Company or Parent pursuant to (x) Section 8.1(b)(i) or (y) Section 8.1(b)(iii), as a result of the failure to obtain the Company Stockholder Approval, and (B) the Company (x) receives or has received a Company Acquisition Proposal after the date of this Agreement, which proposal has been publicly announced and has not been withdrawn either (I) at or prior to the time of the Company Stockholder Meeting (with respect to a termination under Section 8.1(b)(iii)) or (II) otherwise prior to the termination of this Agreement (including if there has been no Company Stockholder Meeting), and (y) within twelve (12) months after the termination of this Agreement, consummates a transaction regarding, or executes a definitive agreement which is later consummated with respect to, any Company Acquisition Proposal, then the Company shall pay, or cause to be paid, to Parent the Termination Fee plus, if not previously paid pursuant to Section 8.3(a)(i), Parent’s Expense Amount, by wire transfer of same day funds to an account designated by Parent, not later than the second Business Day following the date of the consummation of such transaction arising from any such Company Acquisition Proposal; or

(vii) (A) by Parent pursuant to (x) Section 8.1(d)(i) or (y) Section 8.1(d)(ii)(x), and (B) the Company (x) receives or has received a Company Acquisition Proposal after the date of this Agreement, which proposal has been publicly announced and has not been withdrawn prior to the termination of this Agreement (and/or, solely in the case of a termination by Parent under Section 8.1(d)(i), that was otherwise communicated to the Board during such period whether or not publicly disclosed), and (y) within twelve (12) months after the termination of this Agreement, consummates a transaction regarding, or executes a definitive agreement which is later consummated with respect to, any Company Acquisition Proposal, then the Company shall pay, or cause to be paid, to Parent the Termination Fee, by wire transfer of same day funds to an account designated by Parent, not later than the second Business Day following the date of the consummation of such transaction arising from such Company Acquisition Proposal (it being understood that Parent’s Expense Amount shall have already been paid by Company to Parent pursuant to Section 8.3(a)(iii) or Section 8.3(a)(v), as applicable).

(b) Notwithstanding anything to the contrary set forth in this Agreement, the parties agree that:

(i) under no circumstances shall the Company or Parent be required to pay the Termination Fee earlier than one (1) full Business Day after receipt of appropriate wire transfer instructions from the party entitled to payment; and

(ii) under no circumstances shall either the Company or Parent be required to pay either the Termination Fee or the other party’s Expense Amount on more than one occasion.

(c) Each of the parties hereto acknowledges that (i) the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, (ii) the Termination Fee is not a penalty, but is liquidated damages, in a reasonable amount that will compensate the Company or Parent, as the case may be, in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision, and (iii) without these agreements, the parties would not enter into this Agreement; accordingly, if the Company or Parent, as the case may be, fails to timely pay any amount due pursuant to this Section 8.3 and, in order to obtain such payment, either the Company or Parent, as the case may be, commences a suit that results in a judgment against the other party for the payment of any amount set forth in this Section 8.3, such paying party shall pay the other party its costs and Expenses in connection with such suit, together with interest on such amount at the annual rate of ten percent (10%) for the period from the date such payment was required to be made through the date such payment was actually received, or such lesser rate as is the maximum permitted by applicable Law.

(d) If the Company is required to pay Parent a Termination Payment, such Termination Payment shall be paid into escrow on the date such payment is required to be paid by the Company pursuant to this Agreement by wire transfer of immediately available funds to an escrow account designated in accordance with this Section 8.3(d). In the event that the Company is obligated to pay Parent a Termination Payment, the amount payable to Parent in any tax year of Parent shall not exceed the lesser of (i) the Termination Payment, and (ii) the sum of (A) the maximum amount that can be paid to Parent without causing such party to fail to meet the requirements of Section 856(c)(2) and (3) of the Code for the relevant tax year, determined as if the payment of such amount did not constitute income described in Sections 856(c)(2) or 856(c)(3) of the Code (“Qualifying Income”), and Parent has income from unknown sources during such year in an amount equal to 1% of its gross income which is not Qualifying Income (in addition to any known or anticipated income which is not Qualifying Income), in each case as determined by Parent’s independent accountants, plus (B) in the event Parent receives either (x) a letter from Parent’s counsel indicating that Parent has received a ruling from the IRS as described in Section 8.3(e) or (y) an opinion from its outside counsel as described in Section 8.3(e), an amount equal to the excess of the Termination Payment less the amount payable under clause (A) above.

(e) To secure the Company’s obligation to pay any amounts payable pursuant to Section 8.3(d), the Company shall deposit into escrow an amount in cash equal to the Termination Payment with an escrow agent selected by the Company on such terms (subject to this Section 8.3) as shall be mutually agreed upon by the Company, Parent and the escrow agent. The payment or deposit into escrow of the Termination Payment pursuant to this Section 8.3(e) shall be made at the time the Company is obligated to pay Parent such amount pursuant to Section 8.3 by wire transfer. The escrow agreement shall provide that the Termination Payment in escrow or any portion thereof shall not be released to Parent unless the escrow agent receives any one or combination of the following: (i) a letter from Parent’s independent accountants indicating the maximum amount that can be paid by the escrow agent to Parent without causing such party to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income and Parent has income from unknown sources during such year in an amount equal to 1% of its gross income which is not Qualifying Income (in addition to any known or anticipated income which is not Qualifying Income), in which case the escrow agent shall release such amount to the receiving party, or (ii) a letter from Parent’s counsel indicating that (A) Parent received a ruling from the IRS holding that the receipt by such party of the Termination Payment would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code or (B) Parent’s outside counsel has rendered a legal opinion to the effect that the receipt by such party of the Termination Payment should either constitute Qualifying Income should be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code, in which case the escrow agent shall release the remainder of the Termination Payment to Parent. The Company agrees to amend this Section 8.3 at the reasonable request of Parent in order to (i) maximize the portion of the Termination Payment that may be distributed to Parent hereunder without causing Parent to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (ii) improve Parent’s chances of securing a favorable ruling described in this Section 8.3 or (iii) assist Parent in obtaining a favorable legal opinion from its outside counsel as described in this Section 8.3. Any amount of the Termination Payment that remains unpaid as of the end of a taxable year shall be paid as soon as possible during the following taxable year, subject to the foregoing limitations of this Section 8.3, provided, however, that the obligation of the Company to pay the unpaid portion of the Termination Payment shall terminate on the December 31 following the date which is five (5) years from the date of this Agreement. Any payment due to Parent described in (c) shall be subject to the same limitations on payment as set forth in this Section 8.3(e).

Section 8.4 Amendment. Subject to compliance with applicable Law, this Agreement may be amended by mutual agreement of the parties hereto by action taken or authorized by their respective boards of directors (or similar governing body or entity) at any time before or after receipt of the Company Stockholder Approval and prior to the Effective Time; provided, however, that after the Company Stockholder Approval has been obtained, there shall not be (a) any amendment of this Agreement that changes the amount or the form of the consideration to be delivered under this Agreement to the holders of Company Common Stock, or which by applicable Law or in accordance with the rules of any stock exchange requires the further approval of the stockholders of the Company or Parent without such further approval of such stockholders, or (b) any amendment or change not permitted under applicable Law. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 8.5 Waiver. At any time prior to the Effective Time, subject to applicable Law, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, and (c) subject to the proviso of Section 8.4, waive compliance with any agreement or condition contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 8.6 Fees and Expenses. Except as otherwise provided in this Agreement, all Expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the transactions contemplated by this Agreement are consummated; provided, however, that the Company and Parent shall share equally all Expenses related to the printing and filing of the Form S-4 and the printing, filing and distribution of the Joint Proxy Statement, other than attorneys’ and accountants’ fees.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 Non-Survival of Representations and Warranties. None of the representations or warranties in this Agreement or any certificate or other writing delivered pursuant to this Agreement, including any rights arising out of any breach of such representations or warranties, shall survive the Effective Time.

Section 9.2 Notices. Any notice, request, claim, demand and other communications hereunder shall be in writing, shall be deemed to have been given (i) upon confirmation of successful transmission if sent by facsimile transmission or e-mail of a pdf attachment (provided that any notice received by facsimile or e-mail on any Business Day after 5:00 p.m. (Pacific time) shall be deemed to have been received at 9:00 a.m. (Pacific time) on the next Business Day), or (ii) upon receipt by the receiving party if sent by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), and shall be addressed as follows (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.2):

if to Parent, Parent LP or Merger Sub:

Parkway Properties, Inc.
390 N. Orange Ave, Suite 2400
Orlando, FL 32801
Phone:	(407) 650-0379
Fax:	(407) 650-0597
Attention:	Jeremy Dorsett, Executive Vice President and General Counsel
Email:	jdorsett@pky.com

with a copy (which shall not constitute notice) to:

Hogan Lovells US LLP
555 13th Street NW
Washington, DC 20004
Phone:	(202) 637-5600
Fax:	(202) 637-5910
Attention:	David Bonser, Esq.;
Bruce Gilchrist, Esq.
Email:	david.bonser@hoganlovells.com
bruce.gilchrist@hoganlovells.com

if to the Company or Company LP:

Thomas Properties Group, Inc.
515 South Flower Street, 6th Floor
Los Angeles, CA 90071
Phone:	(213) 613-1900
Fax:	(213) 633-4760
Attention:	James A. Thomas, Chairman and Chief Executive Officer Paul S. Rutter, Co-Chief Operating Officer and General Counsel
Email:	jthomas@tpgre.com
prutter@tpgre.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP 300 South Grand Avenue, Suite 3400 Los Angeles, California 90071
Phone:	(213) 687-5000
Fax:	(213) 687-5600
Attention:	Brian J. McCarthy, Esq. Jonathan L. Friedman, Esq.
Email:	brian.mccarthy@skadden.com
jonathan.friedman@skadden.com

Section 9.3 Interpretation; Certain Definitions. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to an Article, Section, Schedule or Exhibit, such reference shall be to an Article or Section of, or a Schedule or Exhibit to, this Agreement, unless otherwise indicated. The table of contents and headings for this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other instrument made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Laws. References to a person are also to its successors and permitted assigns. All references to “dollars” or “$” refer to currency of the United States of America.

Section 9.4 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any present or future Law, or public policy, (a) such term or other provision shall be fully separable, (b) this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof, and (c) all other conditions and provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable term or other provision or by its severance herefrom so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 9.5 Assignment; Delegation. Neither this Agreement nor any rights, interests or obligations hereunder shall be assigned or delegated, in whole or in part, by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto (except to the Surviving Entities).

Section 9.6 Entire Agreement. This Agreement (including the exhibits, schedules, annexes and appendices hereto) constitutes, together with the Confidentiality Agreements, the Company Disclosure Letter and the Parent Disclosure Letter, the entire agreement between the parties with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof.

Section 9.7 No Third-Party Beneficiaries. This Agreement is not intended to and shall not confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns, except for the provisions of Section 6.9. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 8.5 without notice or liability to any other person. The representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Accordingly, persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.8 Specific Performance. The parties hereto agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate the Mergers and the other transactions contemplated by this Agreement) in accordance with its specified terms or otherwise breach such provisions. Accordingly, the parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at Law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 9.9 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or by e-mail of a pdf attachment shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.10 Governing Law. This Agreement and all actions, proceedings or counterclaims (whether based on contract, tort or otherwise) directly or indirectly arising out of or relating to this Agreement or the actions of Parent, Parent LP, Merger Sub or the Company or Company LP in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice or conflict of Laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware, except with respect to matters under the MGCL and the MRULPA relating to the Mergers, which shall be governed by the laws of the State of Maryland.

Section 9.11 Consent to Jurisdiction.

(a) Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of the courts of the State of Delaware and to the jurisdiction of the United States District Court for the District of Delaware, for the purpose of any action, proceeding or counterclaim (whether based on contract, tort or otherwise) directly or indirectly arising out of or relating to this Agreement or the actions of the parties hereto in the negotiation, administration, performance and enforcement thereof, and each of the parties hereto hereby irrevocably agrees that all claims in respect to such action or proceeding may be heard and determined exclusively in any state or federal court located in the State of Delaware.

(b) Each of the parties hereto (i) irrevocably consents to the service of the summons and complaint and any other process in any other action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by personal delivery of copies of such process to such party and nothing in this Section 9.11 shall affect the right of any party to serve legal process in any other manner permitted by Law, (ii) consents to submit itself to the personal jurisdiction of any United States federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iv) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than any United States federal court located in the State of Delaware or any Delaware state court. Each of Parent, Parent LP, Merger Sub, the Company and Company LP agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

Section 9.12 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE OUT OF OR RELATING TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE ACTIONS OF THE PARTIES HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF. EACH OF THE PARTIES HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12.

[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, Parent, Parent LP, Merger Sub, the Company, and Company LP have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PARKWAY PROPERTIES, INC.,
a Maryland corporation

By:	/s/ David O’Reilly
	Name:	David O’Reilly
	Title:	Chief Financial Officer and Chief Investment Officer

By:	/s/ Jeremy Dorsett
	Name:	Jeremy Dorsett
	Title:	General Counsel

PARKWAY PROPERTIES LP,
a Delaware limited partnership

By:	PARKWAY PROPERTIES GENERAL PARTNERS, INC.,
its General Partner

By:	/s/ David O’Reilly
	Name:	David O’Reilly
	Title:	Chief Financial Officer and Chief Investment Officer

By:	/s/ Jeremy Dorsett
	Name:	Jeremy Dorsett
	Title:	General Counsel

[Signature Page to Merger Agreement]

PKY MASTERS, LP,
a Delaware limited partnership

By:	PKY MASTERS GP, LLC,
its General Partner

By:	/s/ David O’Reilly
	Name:	David O’Reilly
	Title:	Chief Financial Officer and Chief Investment Officer

By:	/s/ Jeremy Dorsett
	Name:	Jeremy Dorsett
	Title:	General Counsel

[Signature Page to Merger Agreement]

THOMAS PROPERTIES GROUP, INC.,
a Delaware corporation

By:	/s/ James A. Thomas
	Name:	James A. Thomas
	Title:	Chairman, President and Chief Executive Officer

THOMAS PROPERTIES GROUP, L.P.,
a Maryland limited partnership

By:	THOMAS PROPERTIES GROUP, INC., its General Partner

By:	/s/ James A. Thomas
	Name:	James A. Thomas
	Title:	Chairman, President and Chief Executive Officer

[Signature Page to Merger Agreement]

Exhibit A

Form of Company Stockholders Voting Agreement

Exhibit A - 1

VOTING AGREEMENT

This Voting Agreement (this “Agreement”) is made and entered into as of September 4, 2013, by and among Parkway Properties, Inc. (“Parent”), Parkway Properties LP (“Parent LP”, and, together with Parent, the “Parent Parties”) and each of the undersigned stockholders (each a “Stockholder” and, collectively, the “Stockholders”) of Thomas Properties Group, Inc. (the “Company”).

RECITALS

A. Concurrently with the execution of this Agreement, the Parent Parties, the Company, Thomas Properties Group, L.P. (“Company LP”) and PKY Masters, LP (“Merger Sub”) have entered into an Agreement and Plan of Merger (the “Merger Agreement”) which, among other things, provides for (i) the merger of the Company with and into Parent with Parent being the surviving entity (the “Parent Merger”) immediately after (ii) the merger of Merger Sub with and into Company LP, with Company LP continuing as the surviving entity and a subsidiary of Parent LP (the “Partnership Merger”, and together with the Parent Merger, the “Mergers”).

B. As a condition and an inducement to the Parent Parties’ willingness to enter into the Merger Agreement, the Parent Parties have required that each Stockholder agrees, and each Stockholder has agreed to, enter into this Agreement with respect to (i) all common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) , (ii) all limited voting stock, par value $0.01 per share, of the Company (the “Company Limited Voting Stock”) and (iii) all limited partnership interests in Company LP designated as a “Partnership Unit” (the “Company Partnership Units”) under the Agreement of Limited Partnership of Company LP, dated as of October 13, 2004, as amended, modified or supplemented from time to time (the “Company LP Agreement”), in each case that such Stockholder owns, if any, beneficially (as defined in Rule 13d-3 under the Exchange Act) or of record.

C. Each Stockholder is the beneficial or record owner, and has either sole or shared voting power over, such number of shares of the Company Common Stock and the Company Limited Voting Stock (the “Company Stock”) and the Company Partnership Units (the “Company Units”), if any, as is indicated opposite such Stockholder’s name on Schedule A attached hereto.

D. Parent desires that each Stockholder agree, and each Stockholder is willing to agree, subject to the limitations herein, not to Transfer (as defined below) any of its Subject Securities (as defined below), and to vote its Subject Securities in a manner so as to facilitate consummation of the Mergers.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. When used in this Agreement, the following terms in all of their tenses, cases and correlative forms shall have the meanings assigned to them in this Section 1 or elsewhere in this Agreement.

“Expiration Time” shall mean the earliest to occur of (i) the approval and adoption of the Merger Agreement at the Company Stockholder Meeting, (ii) such date and time as the Merger Agreement shall be terminated pursuant to Article VIII thereof or (iii) the termination of this Agreement by mutual written consent of the parties hereto.

“Permitted Transfer” shall mean, in each case, with respect to any Stockholder, so long as (i) such Transfer is in accordance with applicable Law and (ii) such Stockholder is and at all times has been in

Exhibit A - 2

compliance with this Agreement, any Transfer of Subject Securities by such Stockholder (x) to an Affiliate of such Stockholder or (y) in the case of a Stockholder that is a natural person, to any member of such Stockholder’s immediate family, or to a trust for the benefit of such Stockholder or any member of such Stockholder’s immediate family, so long as such Affiliate or other permitted transferee (if applicable), in connection with such Transfer, executes a joinder to this Agreement pursuant to which such Affiliate or other permitted transferee (if applicable) agrees to become a party to this Agreement and be subject to the restrictions applicable to such Stockholder and otherwise become a party for all purposes of this Agreement; provided, that no such Transfer shall relieve the transferring Stockholder from his, her or its obligations under this Agreement, other than with respect to the Company Stock or the Company Units transferred in accordance with the foregoing provision.

“Subject Securities” shall mean, collectively, the Company Stock, the New Company Stock, the Company Units, and the New Company Units.

“Transfer” shall mean (i) any direct or indirect offer, sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer (by operation of Law or otherwise), either voluntary or involuntary, or entry into any contract, option or other arrangement or understanding with respect to any offer, sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer (by operation of Law or otherwise), of any Subject Securities (or any security convertible or exchangeable into Subject Securities) or interest in any Subject Securities, including, without limitation, a redemption of the Company Partnership Units for cash pursuant to the terms of the Company LP Agreement, but excluding, for the avoidance of doubt, entry into this Agreement, or (ii) entering into any swap or any other agreement, transaction or series of transactions that hedges or transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of such capital stock or interest in capital stock, whether any such swap, agreement, transaction or series of transactions is to be settled by delivery of securities, in cash or otherwise. For purposes of this Agreement, “capital stock” shall include interests in a limited partnership.

2. Agreement to Retain the Company Stock and the Company Units.

2.1 Transfer and Encumbrance of Subject Securities. Other than a Permitted Transfer, hereafter until the Expiration Time, each Stockholder agrees, with respect to any Subject Securities beneficially owned by such Stockholder, not to (i) Transfer any such Subject Securities, or (ii) deposit any such Subject Securities into a voting trust or enter into a voting agreement or arrangement with respect to such Subject Securities or grant any proxy (except as otherwise provided herein) or power of attorney with respect thereto.

2.2 Additional Purchases. Each Stockholder agrees that any Company Common Stock, Company Limited Voting Stock and other capital shares of the Company that such Stockholder purchases or otherwise acquires or with respect to which such Stockholder otherwise acquires sole or shared voting power after the execution of this Agreement and prior to the Expiration Time (the “New Company Stock”) and any Company Partnership Units or other partnership interests of Company LP that such Stockholder purchases or otherwise acquires or with respect to which such Stockholder otherwise acquires sole or shared voting power after the execution of this Agreement and prior to the Expiration Time (the “New Company Units”) shall, in each case, be subject to the terms and conditions of this Agreement to the same extent as if they constituted the Company Stock or the Company Units, as applicable.

2.3 Unpermitted Transfers. Any Transfer or attempted Transfer of any Subject Securities in violation of this Section 2 shall, to the fullest extent permitted by Law, be null and void ab initio. Notwithstanding the foregoing or any other provision in this Agreement to the contrary, to the extent any of the Company Stock or the Company Units held by a Stockholder subject to any Lien (as set forth on Schedule A hereto) become subject to foreclosure, forfeiture or other similar proceedings, thereby causing such Stockholder to be unable to comply with his, her or its obligations under this Agreement with respect to such securities, such Stockholder shall not be deemed to be in breach of this Agreement with respect to such Stockholder’s obligations with respect to such Company Stock or Company Units.

Exhibit A - 3

3. Agreement to Vote and Approve.

3.1 Company Stock.

(a) Hereafter until the Expiration Time, at every meeting of the stockholders of the Company called with respect to any of the following matters, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of the Company with respect to any of the following matters, each Stockholder shall, or shall cause the holder of record on any applicable record date to (including via proxy), vote 80% of the Company Stock and any New Company Stock owned by such Stockholder: (i) in favor of the Parent Merger, and (ii) against (a) any Acquisition Proposal for the Company, (b) any action or agreement that would reasonably be expected to result in any condition to the consummation of the Mergers set forth in Article VII of the Merger Agreement not being fulfilled, and (c) any action which could reasonably be expected to impede, interfere with, materially delay, materially postpone or materially adversely affect consummation of the transactions contemplated by the Merger Agreement.

(b) Hereafter until the Expiration Time, at every meeting of the stockholders of the Company called with respect to any of the following matters, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of the Company with respect to any of the following matters, each Stockholder shall, or shall cause the holder of record on any applicable record date to (including via proxy), vote 20% of the Company Stock and any New Company Stock owned by such Stockholder (as to each such Stockholder, its “Neutral Voting Shares”): (i) in favor of the Parent Merger, and (ii) against (a) any Acquisition Proposal for the Company, (b) any action or agreement that would reasonably be expected to result in any condition to the consummation of the Mergers set forth in Article VII of the Merger Agreement not being fulfilled, and (c) any action which could reasonably be expected to impede, interfere with, materially delay, materially postpone or materially adversely affect consummation of the transactions contemplated by the Merger Agreement, in direct proportion to the votes cast by the other holders of Company Stock (other than any other Stockholders) entitled to vote thereon (including, for this purpose, any abstentions and “withhold” votes, but disregarding any broker non-votes and other shares not present). For example, if votes are submitted with respect to 80% of the voting power of the shares of Common Stock held by other stockholders, and 70% of those 80% are voted in favor of the matter, 20% of the 80% are voted against the matter and 10% of the 80% abstain, then the Stockholders would vote 70% of their Neutral Voting Shares in favor of the matter, 20% of their Neutral Voting Shares against the matter, and abstain with respect to 10% of their Neutral Voting Shares. From time to time before the scheduled date for any such meeting at the request of the Stockholders, the Company shall inform the Stockholders of the voting tabulations (including, for this purpose, all votes “for” or “against” and all “abstentions” and “withhold” votes) for such meeting (it being understood and agreed by the parties that the Company shall request the proxy solicitation firm engaged by it, if any, in connection with such meeting to provide such tabulations directly to the Stockholders from time to time as such tabulations are provided to the Company) for the purpose of facilitating the obligations and agreements to vote the Company Stock and New Company Stock owned by the Stockholders in accordance with the requirements of this Section 3.1(b); provided, however, that the failure of the Company to obtain, or the Stockholders to receive, voting tabulations on a daily basis pursuant to this Section 3.1(b) shall not relieve any Stockholder of his, her or its obligation to vote any such Neutral Voting Shares as provided in this Section 3.1(b).

3.2 Company Units. Hereafter until the Expiration Time, on every action or approval by written consent of the partners of Company LP with respect to any of the following matters, whether contemplated now or at any time prior to the Expiration Time, and at every meeting of the partners of Company LP called with respect to any of the following matters, and at every adjournment or postponement thereof, each Stockholder shall, or shall cause the holder of record on any applicable record date to (including via proxy), vote the Company Units and any New Company Units: (i) in favor of the Partnership Merger; (ii) in favor of any amendment to the Company LP Agreement proposed to facilitate the Partnership Merger or the other transactions contemplated by the Merger Agreement; and (iii) against (a) any action or agreement that would reasonably be expected to result in any condition to the consummation of the Mergers set forth in Article VII of the Merger

Exhibit A - 4

Agreement not being fulfilled, and (b) any action which could reasonably be expected to impede, interfere with, materially delay, materially postpone or materially adversely affect consummation of the transactions contemplated by the Merger Agreement.

4. Irrevocable Proxy. By execution of this Agreement, each Stockholder does hereby appoint and constitute Parent, and any one or more other individuals designated by Parent, and each of them individually, until the Expiration Time (at which time this proxy shall automatically be revoked), with full power of substitution and resubstitution, as such Stockholder’s true and lawful attorneys-in-fact and irrevocable proxies, to the fullest extent of such Stockholder’s rights with respect to the Subject Securities beneficially owned by such Stockholder, to vote such Subject Securities solely with respect to the matters set forth in Section 3 hereof; provided, however, that the foregoing shall only be effective if such Stockholder fails to be counted as present, to consent or to vote such Stockholder’s Subject Securities, as applicable, in accordance with Section 3 above. Each Stockholder intends this proxy to be irrevocable and coupled with an interest hereafter until the Expiration Time (at which time this proxy shall automatically be revoked) for all purposes and hereby revokes any proxy previously granted by such Stockholder with respect to its Subject Securities. Each Stockholder hereby ratifies and confirms all actions that the proxies appointed hereunder may lawfully do or cause to be done in accordance with this Agreement.

5. Representations and Warranties of the Stockholder. Each Stockholder, severally and not jointly, hereby represents and warrants to the Parent Parties as follows:

5.1 Due Authority. Such Stockholder has the legal capacity (in the case of any Stockholder that is a natural person) and full power and authority to make, enter into and carry out the terms of this Agreement and to grant the irrevocable proxy as set forth in Section 4 hereof. This Agreement has been duly and validly executed and delivered by such Stockholder and constitutes a valid and binding agreement of such Stockholder enforceable against him, her or it in accordance with its terms, except to the extent enforceability may be limited by the effect of applicable bankruptcy, reorganization, insolvency, moratorium or other Laws affecting the enforcement of creditors’ rights generally and the effect of general principles of equity, regardless of whether such enforceability is considered in a proceeding at Law or in equity. If such Stockholder is married and the Company Stock and the Company Units set forth on Schedule A hereto applicable to such Stockholder constitute community property under applicable Law, such Stockholder’s spouse has consented to the execution of this Agreement and has agreed to be bound by the terms and conditions hereof by executing a Spousal Consent in the form attached hereto as Exhibit A and incorporated herein by this reference.

5.2 Ownership of the Company Stock and the Company Units. As of the date hereof, such Stockholder (i) is the beneficial or record owner of the Company Common Stock and the Company Partnership Units indicated on Schedule A hereto opposite such Stockholder’s name, free and clear of any and all Liens, other than those created by this Agreement, as disclosed on Schedule A or as would not prevent such Stockholder from performing his obligations under this Agreement, and (ii) has either sole or shared voting power over all of the Company Stock and the Company Units beneficially owned by such Stockholder. As of the date hereof, such Stockholder does not own, beneficially or of record, any capital stock or other securities of the Company or Company LP other than the Company Common Stock and the Company Partnership Units set forth on Schedule A opposite such Stockholder’s name. As of the date hereof, such Stockholder does not own, beneficially or of record, any rights to purchase or acquire any shares of capital stock of the Company or Company LP except as set forth on Schedule A opposite such Stockholder’s name.

5.3 No Conflict; Consents.

(a) The execution and delivery of this Agreement by such Stockholder do not, and the performance by such Stockholder of the obligations under this Agreement and the compliance by such Stockholder with any provisions hereof do not and will not: (i) conflict with or violate in any material respect any Laws applicable to such Stockholder, or (ii) result in any material breach of or constitute a material default (or an event that with

Exhibit A - 5

notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Company Stock or the Company Units beneficially owned by such Stockholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Stockholder is a party or by which such Stockholder is bound.

(b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or any other Person, is required by or with respect to such Stockholder in connection with the execution and delivery of this Agreement or the consummation by the Stockholder of the transactions contemplated hereby.

5.4 Absence of Litigation. There is no Action pending against, or, to the knowledge of such Stockholder, threatened against or affecting, such Stockholder or any of its Affiliates or any of their respective properties or assets (including the Company Stock and the Company Units beneficially owned by such Stockholder) at Law or in equity that could reasonably be expected to impair or adversely affect the ability of such Stockholder to perform such Stockholder’s obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

5.5 Ownership of Parent Common Stock. As of the date hereof, no Stockholder owns, beneficially or of record, any shares of Parent Common Stock.

6. Termination. This Agreement shall terminate and shall have no further force or effect immediately following the Expiration Time.

7. Notice of Certain Events. Each Stockholder shall notify Parent promptly of (a) any fact, event or circumstance that would cause, or reasonably be expected to cause or constitute, a breach in any material respect of the representations and warranties of such Stockholder under this Agreement and (b) the receipt by such Stockholder of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with this Agreement; provided, however, that the delivery of any notice pursuant to this Section 7 shall not limit or otherwise affect the remedies available to any party.

8. Miscellaneous.

8.1 Severability. If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

8.2 Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. The Company and Company LP shall be express third-party beneficiaries of the agreements of the Stockholders contained in this Agreement.

8.3 Amendments and Modifications. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

8.4 Specific Performance; Injunctive Relief. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof or was

Exhibit A - 6

otherwise breached. It is accordingly agreed that the parties shall be entitled to specific relief hereunder, including, without limitation, an injunction or injunctions to prevent and enjoin breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any federal court within the State of Delaware), in addition to any other remedy to which they may be entitled at Law or in equity. Any requirements for the securing or posting of any bond with respect to any such remedy are hereby waived.

8.5 Notices. All notices, requests, claims, consents, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent by overnight courier (providing proof of delivery) to the parties or sent by facsimile or e-mail of a pdf attachment (providing confirmation of transmission) at the following addresses or facsimile numbers (or at such other address or facsimile number for a party as shall be specified by like notice):

(a) if to the Parent Parties to:

Parkway Properties, Inc.

390 N. Orange Ave, Suite 2400

Orlando, FL 32801

Phone: (407) 650-0379

Fax: (407) 650-0597

Attention: Jeremy Dorsett, Executive Vice President and General Counsel

Email:       jdorsett@pky.com

with a copy (which shall not constitute notice) to:

Hogan Lovells US LLP

555 13th Street, NW

Washington, DC 20004

Phone: (202) 637-5600

Fax: (202) 627-5810

Attention:    David Bonser, Esq.;

                    Bruce Gilchrist, Esq.

Email: david.bonser@hoganlovells.com

            bruce.gilchrist@hoganlovells.com

(b) if to a Stockholder, to it at:

James A. Thomas

515 South Flower Street, 6th Floor

Los Angles, California 90071

Facsimile No.: (213) 633-4760

Telephone No.: (213) 613-1900

With a copy (which shall constitute notice) to:

Norton Rose Fulbright

555 South Flower Street, 41st Floor

Los Angeles, California 90071

Phone: (213) 892-9200

Fax: (213) 892-9494

Attention:    David A. Ebershoff, Esq.;

                    Daniel L. Kim, Esq.

Email: david.ebershoff@nortonrosefulbright.com

            daniel.kim@nortonrosefulbright.com

Or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective upon receipt.

Exhibit A - 7

8.6 Governing Law; Jurisdiction and Venue. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware applicable to agreements entered into and performed entirely therein by residents thereof, without regarding to any provisions relating to choice of laws among different jurisdictions. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any other party or its successors or assigns shall be brought and determined in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any federal court within the State of Delaware), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

8.7 WAIVER OF JURY TRIAL. EACH OF THE PARENT PARTIES AND THE SHAREHOLDER HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARENT PARTIES OR THE SHAREHOLDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

8.8 Entire Agreement. This Agreement contains the entire understanding of the parties in respect of the subject matter hereof, and supersedes all prior negotiations and understandings between the parties with respect to such subject matter.

8.9 Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

8.10 Effect of Headings. The section headings herein are for convenience only and shall not affect the construction of interpretation of this Agreement.

8.11 No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (i) the Merger Agreement is executed and delivered by all parties thereto, and (ii) this Agreement is executed and delivered by all parties hereto.

8.12 Legal Representation. This Agreement was negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation thereof.

8.13 Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense, whether or not the Mergers are consummated.

Exhibit A - 8

8.14 Action in Stockholder Capacity Only. No Person executing this Agreement (or designee or Representative of such Person) who has been, is or becomes during the term of this Agreement a director, trustee, officer or fiduciary of the Company shall be deemed to make any agreement or understanding in this Agreement in such Person’s capacity as a director, trustee, officer or fiduciary of the Company. The parties acknowledge and agree that this Agreement is entered into by each Stockholder solely in his, her or its capacity as the beneficial owner or record holder of Company Stock or Company Units and nothing in this Agreement shall restrict, limit or affect (or require a Stockholder to attempt to restrict, limit or affect) in any respect any actions taken by such Stockholder or its designees or Representatives who are a director, trustee, officer or fiduciary of the Company in his, her or its capacity as a director, trustee, officer or fiduciary of the Company. Neither the Stockholders nor any of their designees or Representatives shall have any liability under this Agreement as a result of any action or inaction by such Stockholder or its designees or Representatives acting in his, her or its capacity as an officer, trustee, director or fiduciary of the Company, it being understood that any action taken (or failure to take action) by a Stockholder or its designees or Representatives in such capacity to approve an Adverse Recommendation Change shall have no effect on the obligations of such Stockholder under this Agreement as the record holder or beneficial owner of Subject Securities if this Agreement has not been terminated in accordance with its terms. For the avoidance of doubt, nothing in this Section 8.14 shall in any way modify, alter or amend any of the terms of the Merger Agreement.

8.15 Documentation and Information. Each Stockholder consents to and authorizes the publication and disclosure by Parent and the Company of such Stockholder’s identity and holdings of the Company Stock and the Company Units, and the nature of such Stockholder’s commitments, arrangements and understandings under this Agreement, in any press release or any other disclosure document required in connection with the Mergers or any other transaction contemplated by the Merger Agreement. As promptly as practicable, such Stockholder shall notify Parent of any required corrections with respect to any written information supplied by such Stockholder specifically for use in any such disclosure document, if and to the extent such Stockholder becomes aware that any have become false or misleading in any material respect.

[Signature page follows]

Exhibit A - 9

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the date and year first above written.

PARKWAY PROPERTIES, INC.

By:
Name:	David O’Reilly
Title:	Chief Financial Officer and Chief Investment Officer

By:
Name:	Jeremy Dorsett
Title:	General Counsel

PARKWAY PROPERTIES LP

By:	PARKWAY PROPERTIES GENERAL PARTNERS, INC.,
its General Partner

By:
Name:	David O’Reilly
Title:	Chief Financial Officer and Chief Investment Officer

By:
Name:	Jeremy Dorsett
Title:	General Counsel

Solely for purposes of Section 3.1(b):

THOMAS PROPERTIES GROUP, INC.

By:
Name:
Title:

STOCKHOLDERS:

James A. Thomas

MAGUIRE THOMAS PARTNERS - PHILADELPHIA, LTD.

By:	THOMAS PARTNERS, INC., General Partner

By:	James A. Thomas
Title:	President

Exhibit A - 10

THOMAS INVESTMENT PARTNERS, LTD.

By:	THOMAS PARTNERS, INC., General Partner

By:	James A. Thomas
Title:	President

MAGUIRE THOMAS PARTNERS - COMMERCE SQUARE II, LTD.

By:	TDP-PHASE II, INC., General Partner

By:	James A. Thomas
Title:	President

THOMAS PARTNERS, INC.

By:	James A. Thomas
Title:	President

THOMAS-PASTRON FAMILY PARTNERSHIP, L.P.

By:	THOMAS PARTNERS, INC., General Partner

By:	James A. Thomas
Title:	President

THE LUMBEE CLAN TRUST

By:	James A. Thomas
Title:	Trustee

THOMAS MASTER INVESTMENTS, LLC

By:	James A. Thomas
Title:	Manager

Exhibit A - 11

SCHEDULE A

Name	Common Stock	Limited Voting Stock	OP Units (Paired with Limited Voting Stock)	Restricted Common Stock (Unvested)
James A. Thomas	100			87,996
Maguire Thomas Partners - Philadelphia, Ltd.		3,514,557	3,514,557
Thomas Investment Partners, Ltd.	2,814,800	3,204,761	3,204,761
Maguire Thomas Partners - Commerce Square II, Ltd.		2,308,452	2,308,452
Thomas Partners, Inc.		136,866	136,866
Thomas-Pastron Family Partnership, L.P.	666,382
The Lumbee Clan Trust	796,231	1,852,818	1,852,818
Thomas Master Investments, LLC		629,495	629,495
Rosemary Pastron Trust	10,193
Otto Pastron Trust	10,386
Otto Pastron CUTMA	550
James A. Thomas (voting agreement with MIRELF IV TPGI, LLC)	7,338,260
James A. Thomas (voting agreement with MIRELF IV TPGI II, LLC)	1,357,393

Total	12,994,295	11,646,949	11,646,949	87,996

Exhibit A - 12

EXHIBIT A

SPOUSAL CONSENT

The undersigned, the lawful spouse of James A. Thomas, a party to the foregoing Voting Agreement, as amended (the “Voting Agreement”), has read and hereby acknowledges the contents of said Voting Agreement and hereby consents to the execution and performance of said Agreement by the undersigned’s spouse. This Spousal Consent is given with respect to any and all interests that the undersigned may have in or with respect to the subject matter of said Voting Agreement, including, without limitation, the undersigned’s community property interest, if any, in any of the Company Stock or Company Units (as such terms are defined in the Voting Agreement) covered thereby. The undersigned acknowledges that the undersigned has been afforded the opportunity to consult with an attorney with respect to the Voting Agreement and this Spousal Consent, and that the undersigned has either done so and hereby executes this Spousal Consent with the advice of such counsel, or the undersigned knowingly waived such right without any duress or coercion.

Dated
(signature)

(print name)

Exhibit A - 13

Exhibit B

Form of Parent Stockholders Voting Agreement

Exhibit B - 1

VOTING AGREEMENT

This Voting Agreement (this “Agreement”) is made and entered into as of September 4, 2013, by and among Thomas Properties Group, Inc. (“Company”), Thomas Properties, L.P. (“Company LP”, and, together with Company, the “Company Parties”) and TPG VI Pantera Holdings, L.P. (the “Stockholder”) of Parkway Properties, Inc. (the “Parent”).

RECITALS

A. Concurrently with the execution of this Agreement, the Company Parties, Parent, Parkway Properties LP (“Parent LP”) and PKY Masters, LP (“Merger Sub”) have entered into an Agreement and Plan of Merger (the “Merger Agreement”) which, among other things, provides for (i) the merger of the Company with and into Parent with Parent being the surviving entity (the “Parent Merger”) immediately after (ii) the merger of Merger Sub with and into the Company LP, with Company LP continuing as the surviving entity and a subsidiary of Parent LP (the “Partnership Merger”, and together with the Parent Merger, the “Mergers”).

B. As a condition and an inducement to the Company Parties’ willingness to enter into the Merger Agreement, the Company Parties have required that the Stockholder agrees, and the Stockholder has agreed to, enter into this Agreement with respect to all common stock, par value $0.001 per share, of Parent (the “Parent Common Stock”) that the Stockholder owns, if any, beneficially (as defined in Rule 13d-3 under the Exchange Act) or of record.

C. The Stockholder is the beneficial or record owner, and has either sole or shared voting power over, such number of shares of the Parent Common Stock (the “Parent Stock”) as is indicated opposite the Stockholder’s name on Schedule A attached hereto.

D. The Company desires that the Stockholder agrees, and the Stockholder is willing to agree, subject to the limitations herein, not to Transfer (as defined below) any of its Subject Securities (as defined below), and to vote its Subject Securities in a manner so as to facilitate consummation of the Parent Merger.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. When used in this Agreement, the following terms in all of their tenses, cases and correlative forms shall have the meanings assigned to them in this Section 1 or elsewhere in this Agreement.

“Expiration Time” shall mean the earliest to occur of (i) the approval and adoption of the Merger Agreement at the Parent Stockholder Meeting, (ii) such date and time as the Merger Agreement shall be terminated pursuant to Article VIII thereof, (iii) the date that any amendment to, or waiver of, Parent’s rights under the Merger Agreement is effected without the Stockholder’s consent (which shall not be unreasonably withheld, conditioned or delayed) that increases the Exchange Ratio or otherwise provides additional merger consideration to equityholders of the Company Parties or (iv) the termination of this Agreement by mutual written consent of the parties hereto.

“Permitted Transfer” shall mean, in each case, with respect to the Stockholder, so long as (i) such Transfer is in accordance with applicable Law and (ii) the Stockholder is and at all times has been in compliance with this Agreement, any Transfer of Subject Securities by the Stockholder to an Affiliate of the Stockholder, so long as such Affiliate, in connection with such Transfer, executes a joinder to this

Exhibit B - 2

Agreement pursuant to which such Affiliate agrees to become a party to this Agreement and be subject to the restrictions applicable to the Stockholder and otherwise become a party for all purposes of this Agreement; provided, that no such Transfer shall relieve the transferring Stockholder from its obligations under this Agreement, other than with respect to the Parent Stock transferred in accordance with the foregoing provision.

“Subject Securities” shall mean, collectively, the Parent Stock and the New Parent Stock.

“Transfer” shall mean (i) any direct or indirect offer, sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer (by operation of Law or otherwise), either voluntary or involuntary, or entry into any contract, option or other arrangement or understanding with respect to any offer, sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer (by operation of Law or otherwise), of any Subject Securities (or any security convertible or exchangeable into Subject Securities) or interest in any Subject Securities, excluding, for the avoidance of doubt, entry into this Agreement, or (ii) entering into any swap or any other agreement, transaction or series of transactions that hedges or transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of such capital stock or interest in capital stock, whether any such swap, agreement, transaction or series of transactions is to be settled by delivery of securities, in cash or otherwise. For purposes of this Agreement, “capital stock” shall include interests in a limited partnership.

2. Agreement to Retain the Parent Stock.

2.1 Transfer and Encumbrance of Subject Securities. Other than a Permitted Transfer, hereafter until the Expiration Time, the Stockholder agrees, with respect to any Subject Securities beneficially owned by the Stockholder, not to (i) Transfer any such Subject Securities, or (ii) deposit any such Subject Securities into a voting trust or enter into a voting agreement or arrangement with respect to such Subject Securities or grant any proxy (except as otherwise provided herein) or power of attorney with respect thereto.

2.2 Additional Purchases. The Stockholder agrees that any Parent Common Stock and other capital shares of Parent that such Stockholder purchases or otherwise acquires or with respect to which such Stockholder otherwise acquires sole voting power after the execution of this Agreement and prior to the Expiration Time (the “New Parent Stock”) shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted the Parent Stock.

2.3 Unpermitted Transfers. Any Transfer or attempted Transfer of any Subject Securities in violation of this Section 2 shall, to the fullest extent permitted by Law, be null and void ab initio. Notwithstanding the foregoing or any other provision in this Agreement to the contrary, to the extent any of the Parent Stock held by the Stockholder subject to any Lien (as set forth on Schedule A hereto) become subject to foreclosure, forfeiture or other similar proceedings, thereby causing the Stockholder to be unable to comply with its obligations under this Agreement with respect to such securities, the Stockholder shall not be deemed to be in breach of this Agreement with respect to the Stockholder’s obligations with respect to such Parent Stock.

3. Agreement to Vote and Approve. Hereafter until the Expiration Time, at every meeting of the stockholders of Parent called with respect to any of the following matters, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of Parent with respect to any of the following matters, the Stockholder shall, or shall cause the holder of record on any applicable record date to (including via proxy), vote the Parent Stock and any New Parent Stock owned by the Stockholder: (i) in favor of (a) the Parent Merger, and (b) the amendment to the Parent’s charter increasing Parent’s authorized shares of capital stock as contemplated by the Merger Agreement (such amendment, the “Proposed Amendment”), and (ii) against (a) any action or agreement that would reasonably be expected to result in any condition to the consummation of the Mergers set forth in Article VII of the Merger Agreement not being fulfilled, and (b) any action which could reasonably be expected to materially delay, materially postpone or

Exhibit B - 3

materially adversely affect consummation of the transactions contemplated by the Merger Agreement. For the avoidance of doubt, nothing in this Agreement shall require the Stockholder to, or cause the holder of record to (including via proxy), vote the Parent Stock and any New Parent Stock owned by the Stockholder in favor of any supplement, amendment to or amendment and restatement of the charter of Parent other than the Proposed Amendment.

4. Irrevocable Proxy. By execution of this Agreement, the Stockholder does hereby appoint and constitute the Company, until the Expiration Time (at which time this proxy shall automatically be revoked), with full power of substitution and resubstitution, as the Stockholder’s true and lawful attorneys-in-fact and irrevocable proxies, to the fullest extent of the Stockholder’s rights with respect to the Subject Securities beneficially owned by the Stockholder, to vote such Subject Securities solely with respect to the matters set forth in Section 3 hereof; provided, however, that the foregoing shall only be effective if the Stockholder fails to be counted as present, to consent or to vote the Stockholder’s Subject Securities, as applicable, in accordance with Section 3 above. The Stockholder intends this proxy to be irrevocable and coupled with an interest hereafter until the Expiration Time (at which time this proxy shall automatically be revoked) for all purposes and hereby revokes any proxy previously granted by the Stockholder with respect to its Subject Securities. Each Stockholder hereby ratifies and confirms all actions that the proxies appointed hereunder may lawfully do or cause to be done in accordance with this Agreement.

5. Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to the Company Parties as follows:

5.1 Due Authority. The Stockholder has the full power and authority to make, enter into and carry out the terms of this Agreement and to grant the irrevocable proxy as set forth in Section 4 hereof. This Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a valid and binding agreement of the Stockholder enforceable against it in accordance with its terms, except to the extent enforceability may be limited by the effect of applicable bankruptcy, reorganization, insolvency, moratorium or other Laws affecting the enforcement of creditors’ rights generally and the effect of general principles of equity, regardless of whether such enforceability is considered in a proceeding at Law or in equity.

5.2 Ownership of the Parent Stock. As of the date hereof, the Stockholder (i) is the beneficial or record owner of the Parent Common Stock indicated on Schedule A hereto opposite the Stockholder’s name, free and clear of any and all Liens, other than those created by this Agreement, as disclosed on Schedule A or as would not prevent the Stockholder from performing its obligations under this Agreement, and (ii) has sole voting power over all of the Parent Stock beneficially owned by the Stockholder. As of the date hereof, the Stockholder does not own, beneficially or of record, any capital stock or other securities of Parent other than the Parent Common Stock set forth on Schedule A opposite the Stockholder’s name. As of the date hereof, the Stockholder does not own, beneficially or of record, any rights to purchase or acquire any shares of capital stock of Parent except as set forth on Schedule A opposite the Stockholder’s name.

5.3 No Conflict; Consents.

(a) The execution and delivery of this Agreement by the Stockholder does not, and the performance by the Stockholder of the obligations under this Agreement and the compliance by the Stockholder with any provisions hereof do not and will not: (i) conflict with or violate in any material respect any Laws applicable to the Stockholder, or (ii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Parent Stock beneficially owned by the Stockholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Stockholder is a party or by which the Stockholder is bound.

Exhibit B - 4

(b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or any other Person, is required by or with respect to the Stockholder in connection with the execution and delivery of this Agreement or the consummation by the Stockholder of the transactions contemplated hereby.

5.4 Absence of Litigation. There is no Action pending against, or, to the knowledge of the Stockholder, threatened against or affecting, the Stockholder that could reasonably be expected to materially impair or materially adversely affect the ability of such Stockholder to perform such Stockholder’s obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

5.5 Ownership of Company Common Stock. As of the date hereof, the Stockholder does not own, beneficially or of record, any shares of Company Common Stock.

6. Termination. This Agreement shall terminate and shall have no further force or effect immediately as of and following the Expiration Time.

7. Notice of Certain Events. The Stockholder shall notify the Company promptly of (a) any fact, event or circumstance that would cause, or reasonably be expected to cause or constitute, a breach in any material respect of the representations and warranties of the Stockholder under this Agreement and (b) the receipt by the Stockholder of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with this Agreement; provided, however, that the delivery of any notice pursuant to this Section 7 shall not limit or otherwise affect the remedies available to any party.

8. Miscellaneous.

8.1 Severability. If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

8.2 Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Parent and Parent LP shall be express third-party beneficiaries of the agreements of the Stockholder contained in this Agreement.

8.3 Amendments and Modifications. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

8.4 Specific Performance; Injunctive Relief. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof or was otherwise breached. It is accordingly agreed that the parties shall be entitled to specific relief hereunder, including, without limitation, an injunction or injunctions to prevent and enjoin breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any federal court within the State of Delaware), in addition to any other remedy to which they may be entitled at Law or in equity. Any requirements for the securing or posting of any bond with respect to any such remedy are hereby waived.

Exhibit B - 5

8.5 Notices. All notices, requests, claims, consents, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent by overnight courier (providing proof of delivery) to the parties or sent by facsimile or e-mail of a pdf attachment (providing confirmation of transmission) at the following addresses or facsimile numbers (or at such other address or facsimile number for a party as shall be specified by like notice):

(a) if to the Stockholder, to it at:

TPG Global, LLC

301 Commerce Street, Suite 3300

Fort Worth, Texas 76102

Attention: General Counsel

Fax: (817) 871-4001

With a copy to (which shall not constitute notice)

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, MA 02199

Attention: Alfred O. Rose

Fax: (617) 325-0096

Email: alfred.rose@ropesgray.com

and

Ropes & Gray LLP

1211 Avenue of the Americas

New York, NY 10036

Attention: Carl Marcellino

Fax: (646) 728-1523

Email: carl.marcellino@ropesgray.com

(b) if to the Company Parties, to:

Thomas Properties Group, Inc.

515 South Flower Street, 6th Floor

Los Angeles, CA 90071

Attention: James A. Thomas, Chairman and Chief Executive Officer

        Paul S. Rutter, Co-Chief Operating Officer and General Counsel

Fax: (213) 633-4760

Email: jthomas@tpgre.com

   prutter@tpgre.com

With a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

300 South Grand Avenue, Suite 3400

Los Angeles, California 90071

Phone: (213) 687-5000

Fax: (213) 687-5600

Attention: Brian J. McCarthy, Esq.

Jonathan L. Friedman, Esq.

Email: brian.mccarthy@skadden.com

   jonathan.friedman@skadden.com

Or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective upon receipt.

Exhibit B - 6

8.6 Governing Law; Jurisdiction and Venue. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware applicable to agreements entered into and performed entirely therein by residents thereof, without regarding to any provisions relating to choice of laws among different jurisdictions. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any other party or its successors or assigns shall be brought and determined in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any federal court within the State of Delaware), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

8.7 WAIVER OF JURY TRIAL. EACH OF THE COMPANY PARTIES AND THE SHAREHOLDER HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE COMPANY PARTIES OR THE SHAREHOLDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

8.8 Entire Agreement. This Agreement contains the entire understanding of the parties in respect of the subject matter hereof, and supersedes all prior negotiations and understandings between the parties with respect to such subject matter.

8.9 Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

8.10 Effect of Headings. The section headings herein are for convenience only and shall not affect the construction of interpretation of this Agreement.

8.11 No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (i) the Merger Agreement is executed and delivered by all parties thereto, and (ii) this Agreement is executed and delivered by all parties hereto.

8.12 Legal Representation. This Agreement was negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation thereof.

8.13 Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense, whether or not the Mergers are consummated; provided that if the Mergers

Exhibit B - 7

are consummated pursuant to the terms of the Merger Agreement, any costs or expenses incurred by the Stockholder in connection with this Agreement shall constitute “Reimbursable Expenses” pursuant to the terms of the Management Services Agreement dated as of June 5, 2012 by and between Parent and TPG VI Management, LLC.

8.14 Action in Stockholder Capacity Only. No Person executing this Agreement (or designee or Representative of such Person) who has been, is or becomes during the term of this Agreement a director, trustee, officer or fiduciary of Parent or Parent LP shall be deemed to make any agreement or understanding in this Agreement in such Person’s capacity as a director, trustee, officer or fiduciary of Parent or Parent LP. The parties acknowledge and agree that this Agreement is entered into by the Stockholder solely in its capacity as the beneficial owner or record holder of Parent Stock and nothing in this Agreement shall restrict, limit or affect (or require the Stockholder to attempt to restrict, limit or affect) in any respect any actions taken by the Stockholder or its designees or Representatives who are a director, trustee, officer or fiduciary of Parent or Parent LP in his, her or its capacity as a director, trustee, officer or fiduciary of Parent or Parent LP. Neither the Stockholder nor any of its designees or Representatives shall have any liability under this Agreement as a result of any action or inaction by such Stockholder or its designees or Representatives acting in his, her or its capacity as an officer, trustee, director or fiduciary of Parent or Parent LP, it being understood that any action taken (or failure to take action) by the Stockholder or its designees or Representatives in such capacity to approve a Parent Adverse Recommendation Change shall have no effect on the obligations of the Stockholder under this Agreement as the record holder or beneficial owner of Subject Securities if this Agreement has not been terminated in accordance with its terms. It is expressly understood that the Stockholder is not making any agreement or understanding in its capacity as, or on behalf of any designee or Representative of the Stockholder who is a director, trustee, officer or fiduciary of Parent or Parent LP. For the avoidance of doubt, nothing in this Section 8.14 shall in any way modify, alter or amend any of the terms of the Merger Agreement.

8.15 Documentation and Information. The Stockholder consents to and authorizes the publication and disclosure by Parent and the Company of the Stockholder’s identity and holdings of the Parent Stock, and the nature of the Stockholder’s commitments, arrangements and understandings under this Agreement, in any press release or any other disclosure document required in connection with the Mergers or any other transaction contemplated by the Merger Agreement. As promptly as reasonably practicable, the Stockholder shall notify Parent and the Company of any required corrections with respect to any written information supplied by the Stockholder specifically for use in any such disclosure document, if and to the extent the Stockholder becomes aware that any have become false or misleading in any material respect.

8.16 Limited Liability of Partners. Notwithstanding any other provision of this Agreement, no member or general partner or limited partner of any member, nor any future member or general partner or limited partner of nay future member, shall have any personal liability for the performance of any obligation of the Stockholder under this Agreement. Any liability of the Stockholder for money damages under this agreement shall be satisfied solely out of the assets of the Stockholder.

[Signature page follows]

Exhibit B - 8

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the date and year first above written.

THOMAS PROPERTIES GROUP, INC.

By:
Name:
Title:

THOMAS PROPERTIES GROUP, L.P.

By:	THOMAS PROPERTIES GROUP, INC., its General Partner

By:
Name:
Title:

STOCKHOLDER:

TPG VI PANTERA HOLDINGS, L.P.

By:	TPG Genpar VI Delfir AIV, L.P., its general partner

By:	TPG Genpar VI Delfir AIV Advisors, LLC, its general partner

By:	Ronald Cami
Title:	Vice President

Exhibit B - 9

SCHEDULE A

Name	Common Stock
TPG Pantera Holdings, L.P.	23,630,000

Total:	23,630,000

The Subject Securities are subject to certain Liens contained in the Stockholders Agreement dated as of June 5, 2012 by and among TPG VI Pantera Holdings, L.P., Parkway Properties, Inc. and, solely for purposes of Article IV and related definitions thereof, TPG VI Management, LLC, as amended.

Exhibit B - 10

Exhibit C

Form of Articles Supplementary

Exhibit C - 1

ARTICLES SUPPLEMENTARY

RECLASSIFYING 4,500,000 SHARES OF COMMON STOCK INTO

LIMITED VOTING STOCK

PARKWAY PROPERTIES, INC.

PARKWAY PROPERTIES, INC., a Maryland corporation (the “Corporation”), hereby certifies to the Maryland State Department of Assessments and Taxation that:

FIRST: Pursuant to authority granted to and vested in the Board of Directors of the Corporation (the “Board”) by Article V, Section 3 the Charter of the Corporation (the “Charter”), and pursuant to the provisions of Section 2-208 of the Maryland General Corporation Law (the “MGCL”), the Board, at a meeting held on September 4, 2013, adopted resolutions duly classifying 4,500,000 shares of Common Stock, par value $.001 per share (the “Common Stock”), of the Corporation into a new series of 4,500,000 shares of capital stock to be designated as “Limited Voting Stock, par value $.001 per share,” of the Corporation (the “Limited Voting Stock”) and has provided for the issuance of such shares.

SECOND: The reclassification increases the number of shares classified as Limited Voting Stock from no shares immediately prior to the reclassification to 4,500,000 shares immediately after the reclassification. The reclassification decreases the number of shares classified as Common Stock from 120,000,000 shares immediately prior to the reclassification to 115,500,000 shares immediately after the reclassification.

THIRD: Subject in all cases to the provisions of Article V of the Charter, the following is a description of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of the Limited Voting Stock of the Corporation:

Section 1. Certain Definitions. For purposes of these Articles Supplementary, the following capitalized terms shall have the meanings set forth below:

(i) “Affiliate” shall mean, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with such Person. Control of any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities or interests, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

(ii) “Immediate Family Member” shall mean, with respect to any natural Person, such natural Person’s estate or heirs or current spouse or former spouse, parents, parents-in-law, children (whether natural, adopted or by marriage), siblings and grandchildren and any trust or estate, all of the beneficiaries of which consist of such Person or such Person’s spouse, or former spouse, parents, parents-in-law, children, siblings or grandchildren.

(iii) “Operating Partnership” shall mean Parkway Properties LP, a Delaware limited partnership.

(iv) “Paired Partnership Unit” shall mean, with respect to a share of the Corporation’s Limited Voting Stock, the Partnership Unit that is paired with such share of Limited Voting Stock with on a one-for-one basis.

(v) “Paired Unit” shall mean a unit consisting of one share of Limited Voting Stock and one Partnership Unit, issued simultaneously and on a one-for-one basis.

(vi) “Partnership Agreement” shall mean the Amended and Restated Agreement of Limited Partnership of the Operating Partnership, as the same may be amended from time to time.

Exhibit C - 2

(vii) “Partnership Unit” shall mean a unit of limited partnership interest in the Operating Partnership.

(viii) “Permitted Transferee” shall mean (a) a Person to whom Limited Voting Stock is issued by the Corporation, (b) an Affiliate of a Person referred to in the preceding clause (a), (c) an Immediate Family Member of a natural Person referred to in the preceding clause (a), (d) a trust for the benefit of a charitable beneficiary, or (e) a charitable foundation.

(ix) “Transfer” shall mean any direct or indirect sale, assignment, hypothecation or other transfer of any Paired Unit.

Section 2. Designation and Amount. This series of Equity Stock (as defined in the Charter) is designated as Limited Voting Stock, par value $.001 per share. The number of shares constituting the Limited Voting Stock shall be 4,500,000.

Section 3. Limitations. Without limitation of the other provisions of the Charter (including Article V thereunder), any issuance and/or transfer of Limited Voting Stock that would result in any violation of any restriction on ownership and/or transfer set forth in Section 2(b) of the Charter shall be void ab initio, as to the issuance and/or transfer of such shares of Limited Voting Stock that would violate any such restriction, and the intended recipient or transferee thereof, as the case may be, shall acquire no rights in such shares of Limited Voting Stock.

Section 4. Dividend Rights. No dividends or other distributions shall be paid with respect to the shares of Limited Voting Stock, and the holders thereof shall not be entitled or eligible to receive and shall not receive any dividends or other distributions from the Corporation with respect thereto.

Section 5. Voting Rights.

(a) Limited Voting Rights. Each share of Limited Voting Stock shall entitle the holder thereof to one (1) vote on the following matters only, and only in circumstances in which holders of Common Stock are entitled to vote pursuant to the Charter or as otherwise required by the MGCL:

(i) the election of directors;

(ii) any amendment, alteration or repeal of any provision of the Charter;

(iii) any merger, consolidation, reorganization or other business combination of the Corporation with or into any other entity;

(iv) the sale, lease, exchange, transfer, conveyance or other disposition of all or substantially all the Corporation’s assets in a single transaction or series of related transactions; or

(v) any liquidation, dissolution or winding up of the Corporation.

Except as otherwise set forth in this Section 4(a), or except as otherwise from time to time required by the MGCL, the holders of shares of Limited Voting Stock will have no voting rights.

(b) Voting as a Single Class. With respect to any matter on which the Limited Voting Stock is entitled to vote pursuant to the provisions of Section 4(a) of this Article Third, the Common Stock and the Limited Voting Stock shall vote together as a single class, except if otherwise required by the MGCL.

Section 6. Redemption Rights. The Limited Voting Stock has the following redemption rights:

(i) In the event that a holder of shares of Limited Voting Stock shall Transfer (1) any Paired Unit to any Person other than a Permitted Transferee, (2) any share of Limited Voting Stock separate and apart from the Paired Partnership Unit with which it is paired, (3) any Paired Partnership Unit separate and apart from the share of Limited Voting Stock with which it is paired, then in each case the share of Limited Voting Stock included in such Paired Unit shall automatically and without further action be redeemed by the Corporation without consideration.

Exhibit C - 3

(ii) In the event that any Paired Partnership Unit is redeemed pursuant to the terms and conditions of the Partnership Agreement, the share of Limited Voting Stock paired with such Paired Partnership Unit shall automatically and without further action be redeemed by the Corporation without consideration.

(iii) To the extent that a share of Limited Voting Stock is not otherwise paired with a Partnership Unit, such share shall automatically and without further action be redeemed by the Corporation without consideration.

Section 7. Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of Limited Voting Stock shall not be entitled to any distributions.

Section 8. Conversion. The Limited Voting Stock is not convertible into or exchangeable for any other property or securities of the Corporation.

Section 9. Status of Redeemed Stock. All shares of Limited Voting Stock that have been issued and redeemed or reacquired in any manner by the Corporation shall be returned to the status of authorized but unissued shares of Limited Voting Stock. The Board may reclassify any unissued shares of Limited Voting Stock from time to time in one or more classes or series of Equity Stock (as defined in the Charter).

Section 10. Rights of Objecting Stockholders. Holders of Limited Voting Stock shall not be entitled to exercise the rights of objecting stockholders under Title 3, Subtitle 2 of the MGCL.

[Signature page follows.]

Exhibit C - 4

IN WITNESS WHEREOF, PARKWAY PROPERTIES, INC. has caused these presents to be signed in its name and on its behalf by its President and witnessed by its Secretary on [                    ], 2013.

PARKWAY PROPERTIES, INC.

By:
Name:
Title:

WITNESS

Name:

THE UNDERSIGNED, President of PARKWAY PROPERTIES, INC., who executed on behalf of the Corporation the Articles Supplementary of which this certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles Supplementary to be the corporate act of said Corporation and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under penalties of perjury.

By:

Exhibit C - 5

Exhibit D

Form of JAT Side Letter

Exhibit D - 1

September 4, 2013

Mr. James A. Thomas

515 South Flower Street, 6th Floor

Los Angles, California 90071

Dear Mr. Thomas:

Reference is made to the Agreement and Plan of Merger, dated as of September 4, 2013 (the “Merger Agreement”), by and among Parkway Properties, Inc. (“Parent”), Parkway Properties LP (“Parent LP”), PK Masters, LP, Thomas Properties Group, Inc. (the “Company”) and Thomas Properties Group, L.P. (“Company LP”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

In connection with the Merger Agreement, we propose the following:

1.	Severance. As of the Parent Merger Effective Time, your employment with the Company and Company LP shall terminate, with such termination being treated as a termination of employment following a Change in Control (as such term is defined in the Employment Agreement) qualifying you for the payments and benefits set forth in Section 5 of the Amended and Restated Employment Agreement between you, the Company and Company LP, dated as of December 18, 2008, and amended as of January 1, 2011 (the “Employment Agreement”). Parent shall succeed to the Company’s responsibility with respect to all payments and benefits under this Section 1.

2.	Chairman. We shall take all necessary action to cause, as of the Parent Merger Effective Time, you to be appointed Chairman of the Parent Board.

3.	Renomination Rights; Support Services. So long as you continue to beneficially own, directly or indirectly, at least 50% of the aggregate number of shares of Parent Common Stock and Parent Limited Voting Stock owned by you immediately following the Parent Effective Time (subject to appropriate adjustment for any stock split, stock dividend, reclassification, subdivision or reorganization, recapitalization or similar event), we shall include you in the slate of nominees recommended by the Parent Board to Parent stockholders, and included in the related proxy statement, for election to the Parent Board at the 2014 annual meeting of stockholders of Parent, and if you are so elected shall cause you to be reappointed as Chairman of the Parent Board for an additional one-year term expiring at the 2015 annual meeting of stockholders of Parent. In consideration for your services on the Parent Board, you shall be entitled to receive from Parent the cash, equity and other compensation payable to a non-employee director who is a non-executive Chairman of the Board, as set forth in Parent’s policies for compensation of directors approved from time to time by the Parent Board or the Compensation Committee of the Parent Board.

Furthermore, so long as you are a member of the Parent Board, we shall provide you with offices at the location of your choice not to exceed 700 square feet for you and a secretary of your choice and shall provide all computers, printers and other office equipment reasonably necessary for you to conduct business from that location. We shall convey ownership to you of all computers, printers and other office equipment that occupy the current offices of both you and your secretary. It is acknowledged that you personally own all of the furniture, paintings and other personal effects that occupy your current office, and neither the Company nor any of its Affiliates have any interest or ownership therein. We shall reimburse you for any reasonable costs related to relocating such computers, printers, other office equipment, furniture, paintings and other personal effects to your new office.

4.	Rights to Names and Marks; Other Property.

(a)

No later than one hundred twenty (120) days following the Closing Date, Parent and Parent LP shall, and shall cause each of their respective Subsidiaries to, change their names and cause their certificates of incorporation (or equivalent organizational documents), as applicable, to be amended to the extent

Exhibit D - 2

necessary to remove any reference to “Thomas Properties,” “Thomas,” “TPG” or any similar name or mark, including, without limitation, any “doing business as” or fictitious business names, any logos, designs or tag lines and any URLs or domain names (the “Names and Marks”).

(b)	Following the Closing, Parent and Parent LP shall, and shall cause, each of their respective Subsidiaries to, as soon as practicable, but in no event later than one hundred twenty (120) days following the Closing Date, cease to make any use of or to license the Names and Marks. In furtherance thereof, as soon as practicable but in no event later than one hundred twenty (120) days following the Closing Date, Parent and Parent LP shall, and shall cause each of their respective Subsidiaries to, destroy or deliver, at Thomas’ option, to Thomas all business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, websites and other materials that include the Names and Marks, and remove, strike over, or otherwise obliterate the Names and Marks from all other assets and other materials owned or used by such Persons.

(c)	If and to the extent the Company, Company LP or any of their respective Subsidiaries owns or possesses any right, title or interest in the Names and Marks, effective as of the Parent Merger Effective Time, Parent and Parent LP hereby assign, shall assign, and shall cause each of their respective Subsidiaries to assign, all such right, title, and interest therein, along with any related goodwill, to Thomas or his designee.

5.	Registration Rights Agreement. Each of Parent and Parent LP acknowledges that you and the Thomas Investors are parties to that certain Registration Rights Agreement, dated as of October 13, 2004, among the Company, Company LP and the Thomas Investors (as defined in Exhibit A hereto), which contains certain rights in favor of you and the other Thomas Investors that are intended to survive consummation of the Mergers. Each of Parent and Parent LP further acknowledges and agrees that the Registration Rights Agreement shall survive the consummation of the Mergers and that Parent and Parent LP shall comply in all respects with the terms and provisions of such Registration Rights Agreement as it relates to Thomas and such Thomas Investors.

6.	Stockholders Agreement. The parties hereto acknowledge that you and the other Thomas Investors are parties to that certain Stockholders Agreement, dated as of May 29, 2012, by and among the Company, you, the Thomas Investors, MIRELF IV TPGI, LLC and MIRELF IV TPGI II, LLC (the “Stockholders Agreement”), which provides for certain additional matters relating to a Company Sale (as that term is defined therein). Pursuant to Section 2.9 of the Stockholders Agreement, the determination of whether the Mergers are allowable under Section 2.9(b) is to be made by you. You hereby confirm that the Mergers are allowable under Section 2.9(b), and you and the Thomas Investors waive any noncompliance with the provisions of Section 2.9 as it relates to the Mergers. Furthermore, you and the other Thomas Parties acknowledge and agree that, pursuant to Section 6.13 thereof, upon the closing of the Parent Merger, the Stockholders Agreement shall terminate automatically without any further action and shall be of no further force or effect.

7.	Tax Protection Agreement; Commerce Square. The parties acknowledge that you and the other Thomas Parties are parties to that certain Contribution Agreement, dated as of October 13, 2004, among Company LP and the Thomas Investors, including without limitation, Exhibit F (Sale Limitations and Debt Guarantees) thereto (the “Tax Protection Agreement”), which imposes certain restrictions on the Company’s ability to engage in the sale or exchange of certain assets of the Company known as One Commerce Square (“OCS”) and Two Commerce Square (“TCS”).

Notwithstanding the provisions of the Tax Protection Agreement, following the Mergers, you and the other Thomas Investors acknowledge and agree that Parent LP may enter into a transaction (as more fully described below, on Exhibit A hereto and in the Redemption Agreement (as defined in Exhibit A), the “BDN Transaction”) in which BDN acquires all of the interests then held, directly or indirectly, by Parent LP, in the Commerce Partnerships, with the result being that BDN will become the owner, directly or indirectly, of a 99% interest in each Commerce Partnership provided that the terms of the BDN Transaction satisfy the requirements set forth on Exhibit A hereto (it being acknowledged that Exhibit A does not

Exhibit D - 3

describe all of the agreed terms for the BDN Transaction and that additional agreed terms of the BDN Transaction are described in the Redemption Agreement. The BDN Transaction may be structured as a sale or as a redemption of interests. If the requirements of the BDN Transaction are satisfied, the parties hereto agree that the Tax Protection Agreement will be amended so that (i) the “Guarantee Amount” shall be $39 million, allocated among the Thomas Investors as designated by you, (ii) Article 2 thereof (and other terms therein related to Article 2) will be of no further force or effect, and (iii) the first sentence of Article 3(c) shall be amended to insert the words “or a change in applicable law with respect thereto” for the avoidance of doubt. During the “Protected Period” (as defined in the Tax Protection Agreement), so long as (i) Parent LP owns the City West Place and/or San Felipe Plaza properties, and (ii) one or more mortgage loans are secured by the City West Place and/or San Felipe Plaza properties, then Parent LP shall use commercially reasonable efforts to make available to the Thomas Parties the opportunity to make a guarantee of either or both of such mortgage loans, in an aggregate amount up to Guarantee Amount, as elected by the Thomas Parties in their discretion. The Thomas Parties will notify Parent of their election as to which of these mortgage loan(s) the Thomas Parties elect to provide such guaranties. Any guarantee entered into pursuant to this paragraph shall be deemed to be a guarantee of Qualifying Debt entered into in accordance with Article 3 of the Tax Protection Agreement. If, for any reason, the mortgage loans on CityWest Place and/or San Felipe Plaza are no longer available to the Thomas Parties to provide a guaranty up to the Guarantee Amount, then the provisions of the Tax Protection Agreement shall govern with respect to the obligation of Parent LP to provide one or more replacement loans for such purpose.

In addition, if the terms of the BDN Transaction satisfy the requirements of Exhibit A hereto in all material respects, the Thomas Parties agree (x) to execute and deliver such agreements, including limited partnership agreement amendments, limited liability company agreement amendments, debt guarantees, contribution agreements, and other documents referred to in this Agreement, in Exhibit A hereto or in the Redemption Agreement or as may otherwise be reasonably required to give effect to the BDN Transaction, (y) to take such actions described as being taken by them in this Agreement, in Exhibit A hereto or in the Redemption Agreement or as may otherwise be reasonably required to consummate the BDN Transaction, and (z) to cooperate in good faith with Parent LP and BDN OP (as defined in the Redemption Agreement) in order to cause the BDN Transaction to be consummated in accordance with the Redemption Agreement and Exhibit A hereto.

Each of the Thomas Parties acknowledges and agrees that, notwithstanding anything to the contrary in the Merger Agreement, the Tax Protection Agreement, the Stockholders Agreement or elsewhere, none of the Company, Company LP, Parent, Parent LP, their respective affiliates, and/or any of their any respective investors, directors, officers, employees, agents, and representatives (together the “Parent Released Parties”) shall have any liability to any of the Thomas Parties under the Tax Protection Agreement or under the Stockholders Agreement for any taxes (including additions, additional amounts, penalties and interest), claims, liabilities, damages, expenses, losses, or other amounts (collectively, “Damages”), and hereby waive any action or claim for Damages, and hereby release the Parent Released Parties for any liability for Damages, in either case such that may arise as a result of the transactions contemplated by the Merger Agreement or the BDN Transactions.

Each of the Thomas Parties shall cooperate with Parent, Parent LP and BDN for the purposes of providing information to Parent, Parent LP, and BDN related to the tax treatment and consequences with respect to the transactions contemplated by the Redemption Agreement and the ownership by Parent, Parent LP, BDN and the Thomas Parties of direct and indirect interests in OCS, TCS, the OCS Entity, and the TCS Entity.

8.	Partnership Units.

(a)	After the Partnership Merger, Parent LP will use the “traditional method without curative allocations” set forth in Treas. Reg. Section 1.704-3(b) for Company LP properties treated as contributed to Parent LP in the Partnership Merger.

(b)

Notwithstanding any provision in the Parent Partnership Agreement to the contrary, in the event that, at any time when Mr. Thomas and his Affiliates that receive Parent LP Units in the Partnership Merger

Exhibit D - 4

(the “Thomas Investors”) continue to own collectively at least 50% of the Parent LP Units owned by them immediately following the Parent Merger Effective Time (subject to appropriate adjustment for any stock split, stock dividend, reclassification, subdivision or reorganization, recapitalization or similar event), Parent is a party to a Termination Transaction (as defined in the Parent Partnership Agreement) as a result of which the holders of Parent Common Stock do not receive shares that are listed for trading on a national securities exchange (a “Going Private Transaction”), Parent shall use its reasonable best efforts to cause the acquiring entity in such transaction to offer to the Thomas Investors the opportunity to receive, in exchange for their Parent LP Units in such transaction, a preferred limited partnership interest or preferred limited liability company membership interest in Parent LP or the surviving entity of a merger with Parent LP that (i) has a liquidation preference over the common equity interests in such entity equal to the value of the consideration that would have been received in exchange for such Parent LP Units if they had been exchanged for Parent Common Stock immediately before consummation of Going Private Transaction, (ii) bears a dividend rate that the Parent Board, in its good faith judgment after receiving the advice of its financial advisors, shall have determined to be a market rate for such preferred interest.

(c)	Parent agrees that if you or your Affiliates exercise your redemption rights in accordance with Section 8.6 of the Parent Partnership Agreement with respect to your or their Parent LP Units, Parent will exercise its right under Section 8.6(b) thereof to elect to acquire such Parent LP Units in exchange for the REIT Shares Amount (as such term is defined in the Parent LP Agreement), subject to Section 8.6(e) thereof.

9.	Further Assurances. Following the Closing, each of the parties hereto (including the Thomas Parties) shall take such further actions as may be required to carry out the provisions hereof and give effect to the obligations and efforts contemplated by this letter agreement.

10.	Miscellaneous.

(a)	Severability. If any term or other provision of this letter agreement is determined to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this letter agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this letter agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

(b)	Binding Effect and Assignment. This letter agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(c)	Amendments and Modifications. This letter agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

(d)	Specific Performance; Injunctive Relief. The parties hereto agree that irreparable damage would occur in the event any provision of this letter agreement was not performed in accordance with the terms hereof or was otherwise breached. It is accordingly agreed that the parties shall be entitled to specific relief hereunder, including, without limitation, an injunction or injunctions to prevent and enjoin breaches of the provisions of this letter agreement and to enforce specifically the terms and provisions hereof, in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any federal court within the State of Delaware), in addition to any other remedy to which they may be entitled at Law or in equity. Any requirements for the securing or posting of any bond with respect to any such remedy are hereby waived.

Exhibit D - 5

(e)	Notices. All notices, requests, claims, consents, demands and other communications under this letter agreement shall be in writing and shall be deemed given if delivered personally, sent by overnight courier (providing proof of delivery) to the parties at the addresses set forth above (or at such other address for a party as shall be specified by like notice).

(f)	Governing Law; Jurisdiction and Venue. This letter agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware applicable to agreements entered into and performed entirely therein by residents thereof, without regarding to any provisions relating to choice of laws among different jurisdictions.

(g)	Entire Agreement. This letter agreement contains the entire understanding of the parties in respect of the subject matter hereof, and supersedes all prior negotiations and understandings between the parties with respect to such subject matter.

(h)	Counterparts. This letter agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

Exhibit D - 6

Please confirm your agreement with the foregoing by signing and returning one copy of this letter agreement to the undersigned, whereupon this letter agreement shall become a binding agreement between you and us.

PARENT

PARKWAY PROPERTIES, INC.

By:
Name:
Title:

By:
Name:
Title:

PARENT LP

PARKWAY PROPERTIES LP

By:	PARKWAY PROPERTIES GENERAL PARTNERS, INC., its General Partner

By:
Name:
Title:

By:
Name:
Title:

Acknowledged and agreed as of
the date first set forth above:

James A. Thomas

THE LUMBEE CLAN TRUST

By:	James A. Thomas
Title:	Trustee

THOMAS PARTNERS, INC.

By:	James A. Thomas
Title:	President

Exhibit D - 7

THOMAS INVESTMENT PARTNERS, LTD.

By:	THOMAS PARTNERS, INC.,
its General Partner

By:	James A. Thomas
Title:	President

THOMAS-PASTRON FAMILY PARTNERSHIP, L.P.

By:	THOMAS PARTNERS, INC.,
General Partner

By:	James A. Thomas
Title:	President

THOMAS MASTER INVESTMENTS, LLC

By:	THOMAS PARTNERS, INC.,
its Managing Member

By:	James A. Thomas
Title:	President

MAGUIRE THOMAS PARTNERS - PHILADELPHIA, LTD.

By:	THOMAS PARTNERS, INC.,
its General Partner

By:	James A. Thomas
Title:	President

MAGUIRE THOMAS PARTNERS - COMMERCE SQUARE II, LTD.

By:	THOMAS DEVELOPMENT PARTNERS-PHASE II, INC.,
its General Partner

By:	James A. Thomas
Title:	President

Exhibit D - 8

Exhibit A

1. Prior to the BDN Transaction, TPG-OCS Holding Co., LLC and TCS SPE I, L.P. each shall distribute to the Surviving Entity in the Partnership Merger, which shall then distribute to Parent LP, which shall then distribute to the Thomas Investors, collectively, an aggregate 1% percentage interest in One Commerce Partnership, and an aggregate 1% percentage interest in Two Commerce Partnership, in each case, allocated among the Thomas Investors as designated by James A. Thomas, such that the Thomas Investors will collectively own a direct 1% “Percentage Interest” (as defined in the Commerce Square Agreements) in each Commerce Partnership.

2. Each Thomas Investor receiving an interest in One Commerce Partnership will be admitted as a limited partner in One Commerce Partnership, and each Thomas Investor receiving an interest in Two Commerce Partnership will be admitted as a limited partner in Two Commerce Partnership.

3. The Commerce Square Agreements shall be amended and restated to reflect the foregoing, and to provide the Thomas Investors with the rights that are provided to “TPG Partners” with respect to “TPG Retained Interests,” as specified in (and as such terms are defined in) the Commerce Square Agreements, including, without limitation, the following:

(a) the Majority Partner will have the right (the “Call Right”), but not the obligation, to purchase all but not less than all of the Thomas Investors’ interests in the Commerce Partnerships at any time on or after October 31, 2021, for a cash purchase price equal to the fair market value of such interests at the time such Call Right is exercised, determined by mutual agreement, or if the parties fail to agree within 30 days, through an appraisal process pursuant to which each party will select an appraiser experienced in valuation of commercial office real estate and partnership interests in the City of Philadelphia; these two appraisers will select a third appraiser experienced in valuation of commercial office real estate and partnership interests in the City of Philadelphia; each of the three appraisers will make their own separate appraisals of the fair market value of the Thomas Investor interests, within 60 days after the selection of the third appraiser; the fair market value of the Thomas Investor interests will be the average of the results of the two appraisals with values that are closest to each other; if one of the values represents the average of the other two appraised values, the value in the middle shall be the fair market value of the Thomas Investor interests; and each party shall bear the costs of the appraisal process equally;

(b) the Thomas Investors shall have the right to approve any financing or refinancing of the applicable Commerce Project if such financing or refinancing would result in an amount of mortgage debt on the applicable Commerce Project aggregating less than $130,000,000 (for One Commerce Square) or $107,850,000 (for Two Commerce Square), which approval must be reasonable in light of the amount of refinancing mortgage debt available on commercially reasonable terms to the relevant Commerce Partnership at the time, taking into account the value of such Commerce Project;

(c) the Thomas Investors shall not be obligated or entitled to contribute any additional capital to the Commerce Partnerships (except pursuant to the contribution agreements described in paragraph 4 below);

(d) the Thomas Investors interests shall not be diluted unless either (i) the interests of all other partners are diluted on a proportionate basis, taking into account the respective amounts of additional capital contributions to the Commerce Partnership made by the partners, including the Thomas Investors, or (ii) the Majority Partner commits in writing to the Thomas Investors to exercise the Call Right in a timely manner; and

(e) the Thomas Investors shall have the right to transfer their interests to one or more of their affiliates upon notice to the Commerce Partnership, but without the consent of any other partner, at any time; and in the event of such a transfer, the transferee(s) shall be bound by all of the provisions of the applicable Commerce Square Agreement.

4. Concurrently with the closing of the BDN Transaction, at the request of BDN, the Thomas Investors that are parties to the contribution agreements with Company LP that were entered into by the Thomas Investors for the

Exhibit D - 9

benefit of the mortgage lenders for each Commerce Partnership will be amended so that Company LP will no longer be a party, and such Thomas Investors will instead agree to make contributions to the applicable Commerce Partnership (which in turn will agree to apply such contributions to the repayment of mortgage debt of the applicable Commerce Partnership) on substantially the same terms and conditions as are set forth in the existing contribution agreements, except that the maximum liability under such new contribution agreements shall be equal to (a) $126 million with respect to the mortgage loan on that certain office building project known as One Commerce Square, located at 2005 Market Street in Philadelphia, Pennsylvania and (b) an amount not to exceed $100 million of the outstanding aggregate principal amount of the mortgage loan on that certain office building project known as Two Commerce Square, located at 2001 Market Street in Philadelphia, Pennsylvania.

5. BDN shall agree for the benefit of the Thomas Investors to restrictions on sales of the Commerce Projects that are substantially the same as those set forth in the Article 2 of Exhibit F of the Tax Protection Agreement (without regard to the amendment described in this Letter Agreement), with a Protected Period ending on October 31, 2021.

6. As used in this Exhibit A, the following capitalized terms shall have the meanings set forth below:

“BDN” means Brandywine Operating Partnership, L.P.

“Commerce Partnership” means One Commerce Partnership or Two Commerce Partnership.

“Commerce Project” means (i) that certain office building project known as One Commerce Square, located at 2005 Market Street in Philadelphia, Pennsylvania, or (ii) that certain office building project known as Two Commerce Square, located at 2001 Market Street in Philadelphia, Pennsylvania.

“Commerce Square Agreements” means (i) the Amended and Restated Agreement of Limited Partnership of Commerce Square Partners - Philadelphia Plaza, L.P., and (ii) the Amended and Restated Agreement of Limited Partnership of Philadelphia Plaza – Phase II, L.P.

“Majority Partner” means, with respect to each Commerce Partnership, (i) prior to the BDN Transaction, Company LP, and (ii) after the BDN Transaction, BDN or an affiliated entity that acquires a majority interest in such Commerce Partnership pursuant to the BDN Transaction.

“One Commerce Partnership” means Commerce Square Partners - Philadelphia Plaza, L.P., a Delaware limited partnership.

“Thomas Investor” means any of (i) James A. Thomas, Sherri Pastron, and Suzanne Thomas and their respective descendants, spouses or former spouses, in-laws, nieces, nephews, any Person where substantially all of the equity interests are beneficially owned by any of the foregoing, any trust where substantially all of the beneficiaries of such trust are any of the foregoing, or (ii) Maguire Thomas Partners-Philadelphia, Ltd., Thomas Investment Partners, Ltd., Maguire Thomas Partners-Commerce Square II, Ltd., Thomas Partners, Inc., Thomas-Pastron Family Partnership, L.P., The Lumbee Clan Trust and Thomas Master Investments, LLC.

“Two Commerce Partnership” means Philadelphia Plaza – Phase II, L.P., a Delaware limited partnership.

Exhibit D - 10

Exhibit E

Amendments to Parent Partnership Agreement

Exhibit E - 1

AMENDMENT NO. 1

TO

SECOND AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

PARKWAY PROPERTIES, LP

THIS AMENDMENT NO. 1 TO SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP (“Amendment No. 1”), dated as of [            ], 2013, is entered into by and between Parkway Properties Inc., a Maryland corporation (the “Company”), and Parkway Properties General Partners Inc. (the “General Partner”), a Delaware corporation, and amends that certain Second Amended and Restated Agreement of Limited Partnership of the Partnership, dated February 27, 2013 (the “Partnership Agreement”).

WHEREAS, pursuant to the terms of Section 7.3 of the Partnership Agreement, the General Partner, in its capacity as general partner of the Partnership, and the Company, as the holder of a Majority in Interest of the Limited Partners, wish to amend the Partnership Agreement on the terms as set forth herein.

NOW, THEREFORE, BE IT RESOLVED, that for good and adequate consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

Section 1 AMENDMENTS

(a) Section 11.2 of the Partnership Agreement hereby is amended by deleting current paragraphs (b) and (c) and replacing such paragraph with the following new paragraphs (b) and (c):

“(b) Except as otherwise provided in Section 11.2(c), the Company shall not engage in any merger, consolidation or other combination with or into another person, sale of all or substantially all of its assets or any reclassification, recapitalization or change of its outstanding equity interests (each, a “Termination Transaction”), unless the Termination Transaction has been approved by a Consent of the Partners and in connection with which all Limited Partners either will receive, or will have the right to elect to receive, for each Partnership Unit an amount of cash, securities, or other property equal to the product of the REIT Shares Amount and the greatest amount of cash, securities or other property paid to a holder of one REIT Share in consideration of one REIT Share pursuant to the terms of the Termination Transaction; PROVIDED THAT, if, in connection with the Termination Transaction, a purchase, tender or exchange offer shall have been made to and accepted by the holders of more than thirty-three and one-third percent (33.3%) of the outstanding REIT Shares, each holder of Partnership Units shall receive, or shall have the right to elect to receive, the greatest amount of cash, securities, or other property which such holder would have received had it exercised its right to Redemption (as set forth in Section 8.6) and received REIT Shares in exchange for its Partnership Units immediately prior to the expiration of such purchase, tender or exchange offer and had thereupon accepted such purchase, tender or exchange offer.

(c) Notwithstanding Section 11.2(b), the Company may merge, or otherwise combine its assets, with another entity if: (i) immediately after such merger or other combination, substantially all of the assets directly or indirectly owned by the surviving entity, other than Partnership Units held by the Company, are owned directly or indirectly by the Partnership or another limited partnership or limited liability company which is the survivor of a merger, consolidation or combination of assets with the Partnership (in each case, the “Surviving Partnership”); (ii) the Limited Partners own a percentage interest of the Surviving Partnership based on the relative fair market value of the net assets of the Partnership (as determined pursuant to Section 11.2(e) and the other net assets of the Surviving Partnership (as determined pursuant to Section 11.2(e)) immediately prior to the consummation of such transaction; (iii) the rights, preferences and privileges of the Limited Partners in the Surviving Partnership are at least as favorable as those in effect immediately prior to the consummation of such transaction and as those applicable to any other limited partners or non-managing members of the Surviving Partnership; and (iv) such rights of the Limited

Exhibit E - 2

Partners include the right to exchange their interests in the Surviving Partnership for at least one of: (a) the consideration available to such Limited Partners pursuant to Section 11.2(b) or (b) if the ultimate controlling person of the Surviving Partnership has publicly traded common equity securities, such common equity securities, with an exchange ratio based on the relative fair market value of such securities (as determined pursuant to Section 11.2(e)) and the REIT Shares.”

(b) Section 11.3 of the Partnership Agreement hereby is amended by deleting the last sentence of paragraph (a) thereof and replacing such sentence with the following new sentence:

“Each Limited Partner or Assignee (resulting from a transfer made pursuant to clauses (i)-(iv) of the preceding sentence) shall have the right to transfer all or any portion of its Partnership Interest, subject to the satisfaction of each of the following conditions (in addition to the right of each such Limited Partner or Assignee to continue to make any such transfer permitted by clauses (i)-(iv) of such sentence without satisfying either of the following conditions):”

Section 2 NO OTHER CHANGES

Except as expressly amended hereby, the Partnership Agreement shall in all respects continue in full force and effect and the General Partner and the Company ratify and confirm that they continue to be bound by the terms and conditions thereof.

Section 3 APPLICABLE LAW

This Amendment No. 1 shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

Section 4 CAPITALIZED TERMS

All capitalized terms used in this Amendment No. 1 and not otherwise defined herein shall have the meanings assigned to such terms in the Partnership Agreement.

[Signature page follows.]

Exhibit E - 3

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 to the Second Amended and Restated Partnership Agreement of Parkway Properties, LP as of the date first written above.

THE GENERAL PARTNER:

PARKWAY PROPERTIES GENERAL PARTNERS INC.

By:
Name:
Title:

THE COMPANY:

PARKWAY PROPERTIES, INC.

By:
Name:
Title:

Exhibit E - 4

Annex B

EXECUTION VERSION

VOTING AGREEMENT

This Voting Agreement (this “Agreement”) is made and entered into as of September 4, 2013, by and among Thomas Properties Group, Inc. (“Company”), Thomas Properties, L.P. (“Company LP”, and, together with Company, the “Company Parties”) and TPG VI Pantera Holdings, L.P. (the “Stockholder”) of Parkway Properties, Inc. (the “Parent”).

RECITALS

A. Concurrently with the execution of this Agreement, the Company Parties, Parent, Parkway Properties LP (“Parent LP”) and PKY Masters, LP (“Merger Sub”) have entered into an Agreement and Plan of Merger (the “Merger Agreement”) which, among other things, provides for (i) the merger of the Company with and into Parent with Parent being the surviving entity (the “Parent Merger”) immediately after (ii) the merger of Merger Sub with and into the Company LP, with Company LP continuing as the surviving entity and a subsidiary of Parent LP (the “Partnership Merger”, and together with the Parent Merger, the “Mergers”).

B. As a condition and an inducement to the Company Parties’ willingness to enter into the Merger Agreement, the Company Parties have required that the Stockholder agrees, and the Stockholder has agreed to, enter into this Agreement with respect to all common stock, par value $0.001 per share, of Parent (the “Parent Common Stock”) that the Stockholder owns, if any, beneficially (as defined in Rule 13d-3 under the Exchange Act) or of record.

C. The Stockholder is the beneficial or record owner, and has either sole or shared voting power over, such number of shares of the Parent Common Stock (the “Parent Stock”) as is indicated opposite the Stockholder’s name on Schedule A attached hereto.

D. The Company desires that the Stockholder agrees, and the Stockholder is willing to agree, subject to the limitations herein, not to Transfer (as defined below) any of its Subject Securities (as defined below), and to vote its Subject Securities in a manner so as to facilitate consummation of the Parent Merger.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. When used in this Agreement, the following terms in all of their tenses, cases and correlative forms shall have the meanings assigned to them in this Section 1 or elsewhere in this Agreement.

“Expiration Time” shall mean the earliest to occur of (i) the approval and adoption of the Merger Agreement at the Parent Stockholder Meeting, (ii) such date and time as the Merger Agreement shall be terminated pursuant to Article VIII thereof, (iii) the date that any amendment to, or waiver of, Parent’s rights under the Merger Agreement is effected without the Stockholder’s consent (which shall not be unreasonably withheld, conditioned or delayed) that increases the Exchange Ratio or otherwise provides additional merger consideration to equityholders of the Company Parties or (iv) the termination of this Agreement by mutual written consent of the parties hereto.

“Permitted Transfer” shall mean, in each case, with respect to the Stockholder, so long as (i) such Transfer is in accordance with applicable Law and (ii) the Stockholder is and at all times has been in compliance with this Agreement, any Transfer of Subject Securities by the Stockholder to an Affiliate of the Stockholder, so long as such Affiliate, in connection with such Transfer, executes a joinder to this Agreement pursuant to which such Affiliate agrees to become a party to this Agreement and be subject to the restrictions applicable to the Stockholder and otherwise become a party for all purposes of this Agreement; provided, that no such Transfer shall relieve the transferring Stockholder from its obligations under this Agreement, other than with respect to the Parent Stock transferred in accordance with the foregoing provision.

“Subject Securities” shall mean, collectively, the Parent Stock and the New Parent Stock.

“Transfer” shall mean (i) any direct or indirect offer, sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer (by operation of Law or otherwise), either voluntary or involuntary, or entry into any contract, option or other arrangement or understanding with respect to any offer, sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer (by operation of Law or otherwise), of any Subject Securities (or any security convertible or exchangeable into Subject Securities) or interest in any Subject Securities, excluding, for the avoidance of doubt, entry into this Agreement, or (ii) entering into any swap or any other agreement, transaction or series of transactions that hedges or transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of such capital stock or interest in capital stock, whether any such swap, agreement, transaction or series of transactions is to be settled by delivery of securities, in cash or otherwise. For purposes of this Agreement, “capital stock” shall include interests in a limited partnership.

2. Agreement to Retain the Parent Stock.

2.1 Transfer and Encumbrance of Subject Securities. Other than a Permitted Transfer, hereafter until the Expiration Time, the Stockholder agrees, with respect to any Subject Securities beneficially owned by the Stockholder, not to (i) Transfer any such Subject Securities, or (ii) deposit any such Subject Securities into a voting trust or enter into a voting agreement or arrangement with respect to such Subject Securities or grant any proxy (except as otherwise provided herein) or power of attorney with respect thereto.

2.2 Additional Purchases. The Stockholder agrees that any Parent Common Stock and other capital shares of Parent that such Stockholder purchases or otherwise acquires or with respect to which such Stockholder otherwise acquires sole voting power after the execution of this Agreement and prior to the Expiration Time (the “New Parent Stock”) shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted the Parent Stock.

2.3 Unpermitted Transfers. Any Transfer or attempted Transfer of any Subject Securities in violation of this Section 2 shall, to the fullest extent permitted by Law, be null and void ab initio. Notwithstanding the foregoing or any other provision in this Agreement to the contrary, to the extent any of the Parent Stock held by the Stockholder subject to any Lien (as set forth on Schedule A hereto) become subject to foreclosure, forfeiture or other similar proceedings, thereby causing the Stockholder to be unable to comply with its obligations under this Agreement with respect to such securities, the Stockholder shall not be deemed to be in breach of this Agreement with respect to the Stockholder’s obligations with respect to such Parent Stock.

3. Agreement to Vote and Approve. Hereafter until the Expiration Time, at every meeting of the stockholders of Parent called with respect to any of the following matters, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of Parent with respect to any of the following matters, the Stockholder shall, or shall cause the holder of record on any applicable record date to (including via proxy), vote the Parent Stock and any New Parent Stock owned by the Stockholder: (i) in favor of (a) the Parent Merger, and (b) the amendment to the Parent’s charter increasing Parent’s authorized shares of capital stock as contemplated by the Merger Agreement (such amendment, the “Proposed Amendment”), and (ii) against (a) any action or agreement that would reasonably be expected to result in any condition to the consummation of the Mergers set forth in Article VII of the Merger Agreement not being fulfilled, and (b) any action which could reasonably be expected to materially delay, materially postpone or materially adversely affect consummation of the transactions contemplated by the Merger Agreement. For the avoidance of doubt, nothing in this Agreement shall require the Stockholder to, or cause the holder of record to (including via proxy), vote the Parent Stock and any New Parent Stock owned by the Stockholder in favor of any supplement, amendment to or amendment and restatement of the charter of Parent other than the Proposed Amendment.

4. Irrevocable Proxy. By execution of this Agreement, the Stockholder does hereby appoint and constitute the Company, until the Expiration Time (at which time this proxy shall automatically be revoked), with full power of substitution and resubstitution, as the Stockholder’s true and lawful attorneys-in-fact and irrevocable proxies, to the fullest extent of the Stockholder’s rights with respect to the Subject Securities beneficially owned by the Stockholder, to vote such Subject Securities solely with respect to the matters set forth in Section 3 hereof; provided, however, that the foregoing shall only be effective if the Stockholder fails to be counted as present, to consent or to vote the Stockholder’s Subject Securities, as applicable, in accordance with Section 3 above. The Stockholder intends this proxy to be irrevocable and coupled with an interest hereafter until the Expiration Time (at which time this proxy shall automatically be revoked) for all purposes and hereby revokes any proxy previously granted by the Stockholder with respect to its Subject Securities. Each Stockholder hereby ratifies and confirms all actions that the proxies appointed hereunder may lawfully do or cause to be done in accordance with this Agreement.

5. Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to the Company Parties as follows:

5.1 Due Authority. The Stockholder has the full power and authority to make, enter into and carry out the terms of this Agreement and to grant the irrevocable proxy as set forth in Section 4 hereof. This Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a valid and binding agreement of the Stockholder enforceable against it in accordance with its terms, except to the extent enforceability may be limited by the effect of applicable bankruptcy, reorganization, insolvency, moratorium or other Laws affecting the enforcement of creditors’ rights generally and the effect of general principles of equity, regardless of whether such enforceability is considered in a proceeding at Law or in equity.

5.2 Ownership of the Parent Stock. As of the date hereof, the Stockholder (i) is the beneficial or record owner of the Parent Common Stock indicated on Schedule A hereto opposite the Stockholder’s name, free and clear of any and all Liens, other than those created by this Agreement, as disclosed on Schedule A or as would not prevent the Stockholder from performing its obligations under this Agreement, and (ii) has sole voting power over all of the Parent Stock beneficially owned by the Stockholder. As of the date hereof, the Stockholder does not own, beneficially or of record, any capital stock or other securities of Parent other than the Parent Common Stock set forth on Schedule A opposite the Stockholder’s name. As of the date hereof, the Stockholder does not own, beneficially or of record, any rights to purchase or acquire any shares of capital stock of Parent except as set forth on Schedule A opposite the Stockholder’s name.

5.3 No Conflict; Consents.

(a) The execution and delivery of this Agreement by the Stockholder does not, and the performance by the Stockholder of the obligations under this Agreement and the compliance by the Stockholder with any provisions hereof do not and will not: (i) conflict with or violate in any material respect any Laws applicable to the Stockholder, or (ii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Parent Stock beneficially owned by the Stockholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Stockholder is a party or by which the Stockholder is bound.

(b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or any other Person, is required by or with respect to the Stockholder in connection with the execution and delivery of this Agreement or the consummation by the Stockholder of the transactions contemplated hereby.

5.4 Absence of Litigation. There is no Action pending against, or, to the knowledge of the Stockholder, threatened against or affecting, the Stockholder that could reasonably be expected to materially impair or materially adversely affect the ability of such Stockholder to perform such Stockholder’s obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

5.5 Ownership of Company Common Stock. As of the date hereof, the Stockholder does not own, beneficially or of record, any shares of Company Common Stock.

6. Termination. This Agreement shall terminate and shall have no further force or effect immediately as of and following the Expiration Time.

7. Notice of Certain Events. The Stockholder shall notify the Company promptly of (a) any fact, event or circumstance that would cause, or reasonably be expected to cause or constitute, a breach in any material respect of the representations and warranties of the Stockholder under this Agreement and (b) the receipt by the Stockholder of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with this Agreement; provided, however, that the delivery of any notice pursuant to this Section 7 shall not limit or otherwise affect the remedies available to any party.

8. Miscellaneous.

8.1 Severability. If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

8.2 Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Parent and Parent LP shall be express third-party beneficiaries of the agreements of the Stockholder contained in this Agreement.

8.3 Amendments and Modifications. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

8.4 Specific Performance; Injunctive Relief. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof or was otherwise breached. It is accordingly agreed that the parties shall be entitled to specific relief hereunder, including, without limitation, an injunction or injunctions to prevent and enjoin breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any federal court within the State of Delaware), in addition to any other remedy to which they may be entitled at Law or in equity. Any requirements for the securing or posting of any bond with respect to any such remedy are hereby waived.

8.5 Notices. All notices, requests, claims, consents, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent by overnight courier (providing proof of delivery) to the parties or sent by facsimile or e-mail of a pdf attachment (providing confirmation of transmission) at the following addresses or facsimile numbers (or at such other address or facsimile number for a party as shall be specified by like notice):

(a)	if to the Stockholder, to it at:

TPG Global, LLC

301 Commerce Street, Suite 3300

Fort Worth, Texas 76102

Attention: General Counsel

Fax: (817) 871-4001

With a copy to (which shall not constitute notice)

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, MA 02199

Attention: Alfred O. Rose

Fax: (617) 325-0096

Email: alfred.rose@ropesgray.com

and

Ropes & Gray LLP

1211 Avenue of the Americas

New York, NY 10036

Attention: Carl Marcellino

Fax: (646) 728-1523

Email: carl.marcellino@ropesgray.com

(b)	if to the Company Parties, to:

Thomas Properties Group, Inc.

515 South Flower Street, 6th Floor

Los Angeles, CA 90071

Attention: James A. Thomas, Chairman and Chief Executive Officer

                  Paul S. Rutter, Co-Chief Operating Officer and General Counsel

Fax: (213) 633-4760

Email: jthomas@tpgre.com

            prutter@tpgre.com

With a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

300 South Grand Avenue, Suite 3400

Los Angeles, California 90071

Phone: (213) 687-5000

Fax: (213) 687-5600

Attention: Brian J. McCarthy, Esq.

Jonathan L. Friedman, Esq.

Email: brian.mccarthy@skadden.com

            jonathan.friedman@skadden.com

Or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective upon receipt.

8.6 Governing Law; Jurisdiction and Venue. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware applicable to agreements entered into and performed entirely therein by residents thereof, without regarding to any provisions relating to choice of laws among different jurisdictions. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any other party or its successors or assigns shall be brought and determined in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any federal court within the State of Delaware), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

8.7 WAIVER OF JURY TRIAL. EACH OF THE COMPANY PARTIES AND THE SHAREHOLDER HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE COMPANY PARTIES OR THE SHAREHOLDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

8.8 Entire Agreement. This Agreement contains the entire understanding of the parties in respect of the subject matter hereof, and supersedes all prior negotiations and understandings between the parties with respect to such subject matter.

8.9 Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

8.10 Effect of Headings. The section headings herein are for convenience only and shall not affect the construction of interpretation of this Agreement.

8.11 No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (i) the Merger Agreement is executed and delivered by all parties thereto, and (ii) this Agreement is executed and delivered by all parties hereto.

8.12 Legal Representation. This Agreement was negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation thereof.

8.13 Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense, whether or not the Mergers are consummated; provided that if the Mergers are consummated pursuant to the terms of the Merger Agreement, any costs or expenses incurred by the Stockholder in connection with this Agreement shall constitute “Reimbursable Expenses” pursuant to the terms of the Management Services Agreement dated as of June 5, 2012 by and between Parent and TPG VI Management, LLC.

8.14 Action in Stockholder Capacity Only. No Person executing this Agreement (or designee or Representative of such Person) who has been, is or becomes during the term of this Agreement a director, trustee, officer or fiduciary of Parent or Parent LP shall be deemed to make any agreement or understanding in this Agreement in such Person’s capacity as a director, trustee, officer or fiduciary of Parent or Parent LP. The parties acknowledge and agree that this Agreement is entered into by the Stockholder solely in its capacity as the beneficial owner or record holder of Parent Stock and nothing in this Agreement shall restrict, limit or affect (or require the Stockholder to attempt to restrict, limit or affect) in any respect any actions taken by the Stockholder or its designees or Representatives who are a director, trustee, officer or fiduciary of Parent or Parent LP in his, her or its capacity as a director, trustee, officer or fiduciary of Parent or Parent LP. Neither the Stockholder nor any of its designees or Representatives shall have any liability under this Agreement as a result of any action or inaction by such Stockholder or its designees or Representatives acting in his, her or its capacity as an officer, trustee, director or fiduciary of Parent or Parent LP, it being understood that any action taken (or failure to take action) by the Stockholder or its designees or Representatives in such capacity to approve a Parent Adverse Recommendation Change shall have no effect on the obligations of the Stockholder under this Agreement as the record holder or beneficial owner of Subject Securities if this Agreement has not been terminated in accordance with its terms. It is expressly understood that the Stockholder is not making any agreement or understanding in its capacity as, or on behalf of any designee or Representative of the Stockholder who is a director, trustee, officer or fiduciary of Parent or Parent LP. For the avoidance of doubt, nothing in this Section 8.14 shall in any way modify, alter or amend any of the terms of the Merger Agreement.

8.15 Documentation and Information. The Stockholder consents to and authorizes the publication and disclosure by Parent and the Company of the Stockholder’s identity and holdings of the Parent Stock, and the nature of the Stockholder’s commitments, arrangements and understandings under this Agreement, in any press release or any other disclosure document required in connection with the Mergers or any other transaction contemplated by the Merger Agreement. As promptly as reasonably practicable, the Stockholder shall notify Parent and the Company of any required corrections with respect to any written information supplied by the Stockholder specifically for use in any such disclosure document, if and to the extent the Stockholder becomes aware that any have become false or misleading in any material respect.

8.16 Limited Liability of Partners. Notwithstanding any other provision of this Agreement, no member or general partner or limited partner of any member, nor any future member or general partner or limited partner of nay future member, shall have any personal liability for the performance of any obligation of the Stockholder under this Agreement. Any liability of the Stockholder for money damages under this agreement shall be satisfied solely out of the assets of the Stockholder.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the date and year first above written.

THOMAS PROPERTIES GROUP, INC.

By:	/s/ James A. Thomas
	Name:	James A. Thomas
	Title:	Chairman, President and Chief Executive Officer

THOMAS PROPERTIES GROUP, L.P.

By: THOMAS PROPERTIES GROUP, INC., its General Partner

By:	/s/ James A. Thomas
	Name:	James A. Thomas
	Title:	Chairman, President and Chief Executive Officer

[Signature Page to Voting Agreement]

STOCKHOLDER:

TPG VI PANTERA HOLDINGS, L.P.

By: TPG Genpar VI Delfir AIV, L.P., its general partner

By: TPG Genpar VI Delfir AIV Advisors, LLC, its general partner

/s/ Ronald Cami
By: Ronald Cami
Title: Vice President

[Signature Page to Voting Agreement]

SCHEDULE A

Name	Common Stock
TPG Pantera Holdings, L.P.	23,630,000

Total:	23,630,000

The Subject Securities are subject to certain Liens contained in the Stockholders Agreement dated as of June 5, 2012 by and among TPG VI Pantera Holdings, L.P., Parkway Properties, Inc. and, solely for purposes of Article IV and related definitions thereof, TPG VI Management, LLC, as amended.

Annex C

EXECUTION VERSION

VOTING AGREEMENT

This Voting Agreement (this “Agreement”) is made and entered into as of September 4, 2013, by and among Parkway Properties, Inc. (“Parent”), Parkway Properties LP (“Parent LP”, and, together with Parent, the “Parent Parties”) and each of the undersigned stockholders (each a “Stockholder” and, collectively, the “Stockholders”) of Thomas Properties Group, Inc. (the “Company”).

RECITALS

A. Concurrently with the execution of this Agreement, the Parent Parties, the Company, Thomas Properties Group, L.P. (“Company LP”) and PKY Masters, LP (“Merger Sub”) have entered into an Agreement and Plan of Merger (the “Merger Agreement”) which, among other things, provides for (i) the merger of the Company with and into Parent with Parent being the surviving entity (the “Parent Merger”) immediately after (ii) the merger of Merger Sub with and into Company LP, with Company LP continuing as the surviving entity and a subsidiary of Parent LP (the “Partnership Merger”, and together with the Parent Merger, the “Mergers”).

B. As a condition and an inducement to the Parent Parties’ willingness to enter into the Merger Agreement, the Parent Parties have required that each Stockholder agrees, and each Stockholder has agreed to, enter into this Agreement with respect to (i) all common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) , (ii) all limited voting stock, par value $0.01 per share, of the Company (the “Company Limited Voting Stock”) and (iii) all limited partnership interests in Company LP designated as a “Partnership Unit” (the “Company Partnership Units”) under the Agreement of Limited Partnership of Company LP, dated as of October 13, 2004, as amended, modified or supplemented from time to time (the “Company LP Agreement”), in each case that such Stockholder owns, if any, beneficially (as defined in Rule 13d-3 under the Exchange Act) or of record.

C. Each Stockholder is the beneficial or record owner, and has either sole or shared voting power over, such number of shares of the Company Common Stock and the Company Limited Voting Stock (the “Company Stock”) and the Company Partnership Units (the “Company Units”), if any, as is indicated opposite such Stockholder’s name on Schedule A attached hereto.

D. Parent desires that each Stockholder agree, and each Stockholder is willing to agree, subject to the limitations herein, not to Transfer (as defined below) any of its Subject Securities (as defined below), and to vote its Subject Securities in a manner so as to facilitate consummation of the Mergers.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. When used in this Agreement, the following terms in all of their tenses, cases and correlative forms shall have the meanings assigned to them in this Section 1 or elsewhere in this Agreement.

“Expiration Time” shall mean the earliest to occur of (i) the approval and adoption of the Merger Agreement at the Company Stockholder Meeting, (ii) such date and time as the Merger Agreement shall be terminated pursuant to Article VIII thereof or (iii) the termination of this Agreement by mutual written consent of the parties hereto.

“Permitted Transfer” shall mean, in each case, with respect to any Stockholder, so long as (i) such Transfer is in accordance with applicable Law and (ii) such Stockholder is and at all times has been in compliance with this Agreement, any Transfer of Subject Securities by such Stockholder (x) to an Affiliate of such Stockholder or (y) in the case of a Stockholder that is a natural person, to any member of such Stockholder’s immediate family, or to a trust for the benefit of such Stockholder or any member of such Stockholder’s immediate family, so long as such Affiliate or other permitted transferee (if applicable), in connection with such Transfer, executes a joinder to this Agreement pursuant to which such Affiliate or other permitted transferee (if applicable) agrees to become a party to this Agreement and be subject to the restrictions applicable to such Stockholder and otherwise become a party for all purposes of this Agreement; provided, that no such Transfer shall relieve the transferring Stockholder from his, her or its obligations under this Agreement, other than with respect to the Company Stock or the Company Units transferred in accordance with the foregoing provision.

“Subject Securities” shall mean, collectively, the Company Stock, the New Company Stock, the Company Units, and the New Company Units.

“Transfer” shall mean (i) any direct or indirect offer, sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer (by operation of Law or otherwise), either voluntary or involuntary, or entry into any contract, option or other arrangement or understanding with respect to any offer, sale, assignment, encumbrance, pledge, hypothecation, disposition, loan or other transfer (by operation of Law or otherwise), of any Subject Securities (or any security convertible or exchangeable into Subject Securities) or interest in any Subject Securities, including, without limitation, a redemption of the Company Partnership Units for cash pursuant to the terms of the Company LP Agreement, but excluding, for the avoidance of doubt, entry into this Agreement, or (ii) entering into any swap or any other agreement, transaction or series of transactions that hedges or transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of such capital stock or interest in capital stock, whether any such swap, agreement, transaction or series of transactions is to be settled by delivery of securities, in cash or otherwise. For purposes of this Agreement, “capital stock” shall include interests in a limited partnership.

2. Agreement to Retain the Company Stock and the Company Units.

2.1 Transfer and Encumbrance of Subject Securities. Other than a Permitted Transfer, hereafter until the Expiration Time, each Stockholder agrees, with respect to any Subject Securities beneficially owned by such Stockholder, not to (i) Transfer any such Subject Securities, or (ii) deposit any such Subject Securities into a voting trust or enter into a voting agreement or arrangement with respect to such Subject Securities or grant any proxy (except as otherwise provided herein) or power of attorney with respect thereto.

2.2 Additional Purchases. Each Stockholder agrees that any Company Common Stock, Company Limited Voting Stock and other capital shares of the Company that such Stockholder purchases or otherwise acquires or with respect to which such Stockholder otherwise acquires sole or shared voting power after the execution of this Agreement and prior to the Expiration Time (the “New Company Stock”) and any Company Partnership Units or other partnership interests of Company LP that such Stockholder purchases or otherwise acquires or with respect to which such Stockholder otherwise acquires sole or shared voting power after the execution of this Agreement and prior to the Expiration Time (the “New Company Units”) shall, in each case, be subject to the terms and conditions of this Agreement to the same extent as if they constituted the Company Stock or the Company Units, as applicable.

2.3 Unpermitted Transfers. Any Transfer or attempted Transfer of any Subject Securities in violation of this Section 2 shall, to the fullest extent permitted by Law, be null and void ab initio. Notwithstanding the foregoing or any other provision in this Agreement to the contrary, to the extent any of the Company Stock or the Company Units held by a Stockholder subject to any Lien (as set forth on Schedule A hereto) become subject to foreclosure, forfeiture or other similar proceedings, thereby causing such Stockholder to be unable to comply with his, her or its obligations under this Agreement with respect to such securities, such Stockholder shall not be deemed to be in breach of this Agreement with respect to such Stockholder’s obligations with respect to such Company Stock or Company Units.

3. Agreement to Vote and Approve.

3.1 Company Stock.

(a) Hereafter until the Expiration Time, at every meeting of the stockholders of the Company called with respect to any of the following matters, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of the Company with respect to any of the following matters, each Stockholder shall, or shall cause the holder of record on any applicable record date to (including via proxy), vote 80% of the Company Stock and any New Company Stock owned by such Stockholder: (i) in favor of the Parent Merger, and (ii) against (a) any Acquisition Proposal for the Company, (b) any action or agreement that would reasonably be expected to result in any condition to the consummation of the Mergers set forth in Article VII of the Merger Agreement not being fulfilled, and (c) any action which could reasonably be expected to impede, interfere with, materially delay, materially postpone or materially adversely affect consummation of the transactions contemplated by the Merger Agreement.

(b) Hereafter until the Expiration Time, at every meeting of the stockholders of the Company called with respect to any of the following matters, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of the Company with respect to any of the following matters, each Stockholder shall, or shall cause the holder of record on any applicable record date to (including via proxy), vote 20% of the Company Stock and any New Company Stock owned by such Stockholder (as to each such Stockholder, its “Neutral Voting Shares”): (i) in favor of the Parent Merger, and (ii) against (a) any Acquisition Proposal for the Company, (b) any action or agreement that would reasonably be expected to result in any condition to the consummation of the Mergers set forth in Article VII of the Merger Agreement not being fulfilled, and (c) any action which could reasonably be expected to impede, interfere with, materially delay, materially postpone or materially adversely affect consummation of the transactions contemplated by the Merger Agreement, in direct proportion to the votes cast by the other holders of Company Stock (other than any other Stockholders) entitled to vote thereon (including, for this purpose, any abstentions and “withhold” votes, but disregarding any broker non-votes and other shares not present). For example, if votes are submitted with respect to 80% of the voting power of the shares of Common Stock held by other stockholders, and 70% of those 80% are voted in favor of the matter, 20% of the 80% are voted against the matter and 10% of the 80% abstain, then the Stockholders would vote 70% of their Neutral Voting Shares in favor of the matter, 20% of their Neutral Voting Shares against the matter, and abstain with respect to 10% of their Neutral Voting Shares. From time to time before the scheduled date for any such meeting at the request of the Stockholders, the Company shall inform the Stockholders of the voting tabulations (including, for this purpose, all votes “for” or “against” and all “abstentions” and “withhold” votes) for such meeting (it being understood and agreed by the parties that the Company shall request the proxy solicitation firm engaged by it, if any, in connection with such meeting to provide such tabulations directly to the Stockholders from time to time as such tabulations are provided to the Company) for the purpose of facilitating the obligations and agreements to vote the Company Stock and New Company Stock owned by the Stockholders in accordance with the requirements of this Section 3.1(b); provided, however, that the failure of the Company to obtain, or the Stockholders to receive, voting tabulations on a daily basis pursuant to this Section 3.1(b) shall not relieve any Stockholder of his, her or its obligation to vote any such Neutral Voting Shares as provided in this Section 3.1(b).

3.2 Company Units. Hereafter until the Expiration Time, on every action or approval by written consent of the partners of Company LP with respect to any of the following matters, whether contemplated now or at any time prior to the Expiration Time, and at every meeting of the partners of Company LP called with respect to any of the following matters, and at every adjournment or postponement thereof, each Stockholder shall, or shall cause the holder of record on any applicable record date to (including via proxy), vote the Company Units and any New Company Units: (i) in favor of the Partnership Merger; (ii) in favor of any amendment to the Company LP

Agreement proposed to facilitate the Partnership Merger or the other transactions contemplated by the Merger Agreement; and (iii) against (a) any action or agreement that would reasonably be expected to result in any condition to the consummation of the Mergers set forth in Article VII of the Merger Agreement not being fulfilled, and (b) any action which could reasonably be expected to impede, interfere with, materially delay, materially postpone or materially adversely affect consummation of the transactions contemplated by the Merger Agreement.

4. Irrevocable Proxy. By execution of this Agreement, each Stockholder does hereby appoint and constitute Parent, and any one or more other individuals designated by Parent, and each of them individually, until the Expiration Time (at which time this proxy shall automatically be revoked), with full power of substitution and resubstitution, as such Stockholder’s true and lawful attorneys-in-fact and irrevocable proxies, to the fullest extent of such Stockholder’s rights with respect to the Subject Securities beneficially owned by such Stockholder, to vote such Subject Securities solely with respect to the matters set forth in Section 3 hereof; provided, however, that the foregoing shall only be effective if such Stockholder fails to be counted as present, to consent or to vote such Stockholder’s Subject Securities, as applicable, in accordance with Section 3 above. Each Stockholder intends this proxy to be irrevocable and coupled with an interest hereafter until the Expiration Time (at which time this proxy shall automatically be revoked) for all purposes and hereby revokes any proxy previously granted by such Stockholder with respect to its Subject Securities. Each Stockholder hereby ratifies and confirms all actions that the proxies appointed hereunder may lawfully do or cause to be done in accordance with this Agreement.

5. Representations and Warranties of the Stockholder. Each Stockholder, severally and not jointly, hereby represents and warrants to the Parent Parties as follows:

5.1 Due Authority. Such Stockholder has the legal capacity (in the case of any Stockholder that is a natural person) and full power and authority to make, enter into and carry out the terms of this Agreement and to grant the irrevocable proxy as set forth in Section 4 hereof. This Agreement has been duly and validly executed and delivered by such Stockholder and constitutes a valid and binding agreement of such Stockholder enforceable against him, her or it in accordance with its terms, except to the extent enforceability may be limited by the effect of applicable bankruptcy, reorganization, insolvency, moratorium or other Laws affecting the enforcement of creditors’ rights generally and the effect of general principles of equity, regardless of whether such enforceability is considered in a proceeding at Law or in equity. If such Stockholder is married and the Company Stock and the Company Units set forth on Schedule A hereto applicable to such Stockholder constitute community property under applicable Law, such Stockholder’s spouse has consented to the execution of this Agreement and has agreed to be bound by the terms and conditions hereof by executing a Spousal Consent in the form attached hereto as Exhibit A and incorporated herein by this reference.

5.2 Ownership of the Company Stock and the Company Units. As of the date hereof, such Stockholder (i) is the beneficial or record owner of the Company Common Stock and the Company Partnership Units indicated on Schedule A hereto opposite such Stockholder’s name, free and clear of any and all Liens, other than those created by this Agreement, as disclosed on Schedule A or as would not prevent such Stockholder from performing his obligations under this Agreement, and (ii) has either sole or shared voting power over all of the Company Stock and the Company Units beneficially owned by such Stockholder. As of the date hereof, such Stockholder does not own, beneficially or of record, any capital stock or other securities of the Company or Company LP other than the Company Common Stock and the Company Partnership Units set forth on Schedule A opposite such Stockholder’s name. As of the date hereof, such Stockholder does not own, beneficially or of record, any rights to purchase or acquire any shares of capital stock of the Company or Company LP except as set forth on Schedule A opposite such Stockholder’s name.

5.3 No Conflict; Consents.

(a) The execution and delivery of this Agreement by such Stockholder do not, and the performance by such Stockholder of the obligations under this Agreement and the compliance by such Stockholder with any provisions hereof do not and will not: (i) conflict with or violate in any material respect any Laws applicable to such Stockholder, or (ii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Company Stock or the Company Units beneficially owned by such Stockholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Stockholder is a party or by which such Stockholder is bound.

(b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or any other Person, is required by or with respect to such Stockholder in connection with the execution and delivery of this Agreement or the consummation by the Stockholder of the transactions contemplated hereby.

5.4 Absence of Litigation. There is no Action pending against, or, to the knowledge of such Stockholder, threatened against or affecting, such Stockholder or any of its Affiliates or any of their respective properties or assets (including the Company Stock and the Company Units beneficially owned by such Stockholder) at Law or in equity that could reasonably be expected to impair or adversely affect the ability of such Stockholder to perform such Stockholder’s obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

5.5 Ownership of Parent Common Stock. As of the date hereof, no Stockholder owns, beneficially or of record, any shares of Parent Common Stock.

6. Termination. This Agreement shall terminate and shall have no further force or effect immediately following the Expiration Time.

7. Notice of Certain Events. Each Stockholder shall notify Parent promptly of (a) any fact, event or circumstance that would cause, or reasonably be expected to cause or constitute, a breach in any material respect of the representations and warranties of such Stockholder under this Agreement and (b) the receipt by such Stockholder of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with this Agreement; provided, however, that the delivery of any notice pursuant to this Section 7 shall not limit or otherwise affect the remedies available to any party.

8. Miscellaneous.

8.1 Severability. If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

8.2 Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. The Company and Company LP shall be express third-party beneficiaries of the agreements of the Stockholders contained in this Agreement.

8.3 Amendments and Modifications. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

8.4 Specific Performance; Injunctive Relief. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof or was otherwise breached. It is accordingly agreed that the parties shall be entitled to specific relief hereunder, including, without limitation, an injunction or injunctions to prevent and enjoin breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any federal court within the State of Delaware), in addition to any other remedy to which they may be entitled at Law or in equity. Any requirements for the securing or posting of any bond with respect to any such remedy are hereby waived.

8.5 Notices. All notices, requests, claims, consents, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent by overnight courier (providing proof of delivery) to the parties or sent by facsimile or e-mail of a pdf attachment (providing confirmation of transmission) at the following addresses or facsimile numbers (or at such other address or facsimile number for a party as shall be specified by like notice):

(a)	if to the Parent Parties to:

Parkway Properties, Inc.

390 N. Orange Ave, Suite 2400

Orlando, FL 32801

Phone: (407) 650-0379

Fax: (407) 650-0597

Attention: Jeremy Dorsett, Executive Vice President and General Counsel

Email:       jdorsett@pky.com

with a copy (which shall not constitute notice) to:

Hogan Lovells US LLP

555 13th Street, NW

Washington, DC 20004

Phone: (202) 637-5600

Fax: (202) 627-5810

Attention:     David Bonser, Esq.;

                     Bruce Gilchrist, Esq.

Email: david.bonser@hoganlovells.com

            bruce.gilchrist@hoganlovells.com

(b)	if to a Stockholder, to it at:

James A. Thomas

515 South Flower Street, 6th Floor

Los Angles, California 90071

Facsimile No.: (213) 633-4760

Telephone No.: (213) 613-1900

With a copy (which shall constitute notice) to:

Norton Rose Fulbright

555 South Flower Street, 41st Floor

Los Angeles, California 90071

Phone: (213) 892-9200

Fax: (213) 892-9494

Attention:     David A. Ebershoff, Esq.;

                     Daniel L. Kim, Esq.

Email: david.ebershoff@nortonrosefulbright.com

            daniel.kim@nortonrosefulbright.com

Or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective upon receipt.

8.6 Governing Law; Jurisdiction and Venue. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware applicable to agreements entered into and performed entirely therein by residents thereof, without regarding to any provisions relating to choice of laws among different jurisdictions. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any other party or its successors or assigns shall be brought and determined in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any federal court within the State of Delaware), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

8.7 WAIVER OF JURY TRIAL. EACH OF THE PARENT PARTIES AND THE SHAREHOLDER HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARENT PARTIES OR THE SHAREHOLDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

8.8 Entire Agreement. This Agreement contains the entire understanding of the parties in respect of the subject matter hereof, and supersedes all prior negotiations and understandings between the parties with respect to such subject matter.

8.9 Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

8.10 Effect of Headings. The section headings herein are for convenience only and shall not affect the construction of interpretation of this Agreement.

8.11 No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (i) the Merger Agreement is executed and delivered by all parties thereto, and (ii) this Agreement is executed and delivered by all parties hereto.

8.12 Legal Representation. This Agreement was negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation thereof.

8.13 Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense, whether or not the Mergers are consummated.

8.14 Action in Stockholder Capacity Only. No Person executing this Agreement (or designee or Representative of such Person) who has been, is or becomes during the term of this Agreement a director, trustee, officer or fiduciary of the Company shall be deemed to make any agreement or understanding in this Agreement in such Person’s capacity as a director, trustee, officer or fiduciary of the Company. The parties acknowledge and agree that this Agreement is entered into by each Stockholder solely in his, her or its capacity as the beneficial owner or record holder of Company Stock or Company Units and nothing in this Agreement shall restrict, limit or affect (or require a Stockholder to attempt to restrict, limit or affect) in any respect any actions taken by such Stockholder or its designees or Representatives who are a director, trustee, officer or fiduciary of the Company in his, her or its capacity as a director, trustee, officer or fiduciary of the Company. Neither the Stockholders nor any of their designees or Representatives shall have any liability under this Agreement as a result of any action or inaction by such Stockholder or its designees or Representatives acting in his, her or its capacity as an officer, trustee, director or fiduciary of the Company, it being understood that any action taken (or failure to take action) by a Stockholder or its designees or Representatives in such capacity to approve an Adverse Recommendation Change shall have no effect on the obligations of such Stockholder under this Agreement as the record holder or beneficial owner of Subject Securities if this Agreement has not been terminated in accordance with its terms. For the avoidance of doubt, nothing in this Section 8.14 shall in any way modify, alter or amend any of the terms of the Merger Agreement.

8.15 Documentation and Information. Each Stockholder consents to and authorizes the publication and disclosure by Parent and the Company of such Stockholder’s identity and holdings of the Company Stock and the Company Units, and the nature of such Stockholder’s commitments, arrangements and understandings under this Agreement, in any press release or any other disclosure document required in connection with the Mergers or any other transaction contemplated by the Merger Agreement. As promptly as practicable, such Stockholder shall notify Parent of any required corrections with respect to any written information supplied by such Stockholder specifically for use in any such disclosure document, if and to the extent such Stockholder becomes aware that any have become false or misleading in any material respect.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the date and year first above written.

PARKWAY PROPERTIES, INC.

By:	/s/ David O’Reilly
Name: David O’Reilly
Title: Chief Financial Officer and Chief Investment Officer

By:	/s/ Jeremy Dorsett
Name: Jeremy Dorsett
Title: General Counsel

PARKWAY PROPERTIES LP

By: PARKWAY PROPERTIES GENERAL PARTNERS, INC.,
its General Partner

By:	/s/ David O’Reilly
Name: David O’Reilly
Title: Chief Financial Officer and Chief Investment Officer

By:	/s/ Jeremy Dorsett
Name: Jeremy Dorsett
Title: General Counsel

Solely for purposes of Section 3.1(b): THOMAS PROPERTIES GROUP, INC.

By:	/s/ James A. Thomas
Name: James A. Thomas
Title: Chairman, President and Chief Executive Officer

[Signature Page to Voting Agreement]

STOCKHOLDERS:

/s/ James A. Thomas
James A. Thomas

MAGUIRE THOMAS PARTNERS—PHILADELPHIA, LTD.

By: THOMAS PARTNERS, INC., General Partner

/s/ James A. Thomas
By: James A. Thomas
Title: President

THOMAS INVESTMENT PARTNERS, LTD.

By: THOMAS PARTNERS, INC., General Partner

/s/ James A. Thomas
By: James A. Thomas
Title: President

MAGUIRE THOMAS PARTNERS—COMMERCE SQUARE II, LTD.

By: TDP-PHASE II, INC., General Partner

/s/ James A. Thomas
By: James A. Thomas
Title: President

THOMAS PARTNERS, INC.

/s/ James A. Thomas
By: James A. Thomas
Title: President

[Signature Page to Voting Agreement]

THOMAS-PASTRON FAMILY PARTNERSHIP, L.P.

By: THOMAS PARTNERS, INC., General Partner

/s/ James A. Thomas
By: James A. Thomas
Title: President

THE LUMBEE CLAN TRUST

/s/ James A. Thomas
By: James A. Thomas
Title: Trustee

THOMAS MASTER INVESTMENTS, LLC

/s/ James A. Thomas
By: James A. Thomas
Title: Manager

[Signature Page to Voting Agreement]

SCHEDULE A

Name	Common Stock	Limited Voting Stock	OP Units (Paired with Limited Voting Stock)	Restricted Common Stock (Unvested)
James A. Thomas	100			87,996
Maguire Thomas Partners—Philadelphia, Ltd.		3,514,557	3,514,557
Thomas Investment Partners, Ltd.	2,814,800	3,204,761	3,204,761
Maguire Thomas Partners—Commerce Square II, Ltd.		2,308,452	2,308,452
Thomas Partners, Inc.		136,866	136,866
Thomas-Pastron Family Partnership, L.P.	666,382
The Lumbee Clan Trust	796,231	1,852,818	1,852,818
Thomas Master Investments, LLC		629,495	629,495
Rosemary Pastron Trust	10,193
Otto Pastron Trust	10,386
Otto Pastron CUTMA	550
James A. Thomas (voting agreement with MIRELF IV TPGI, LLC)	7,338,260
James A. Thomas (voting agreement with MIRELF IV TPGI II, LLC)	1,357,393
Total	12,994,295	11,646,949	11,646,949	87,996

EXHIBIT A

SPOUSAL CONSENT

The undersigned, the lawful spouse of James A. Thomas, a party to the foregoing Voting Agreement, as amended (the “Voting Agreement”), has read and hereby acknowledges the contents of said Voting Agreement and hereby consents to the execution and performance of said Agreement by the undersigned’s spouse. This Spousal Consent is given with respect to any and all interests that the undersigned may have in or with respect to the subject matter of said Voting Agreement, including, without limitation, the undersigned’s community property interest, if any, in any of the Company Stock or Company Units (as such terms are defined in the Voting Agreement) covered thereby. The undersigned acknowledges that the undersigned has been afforded the opportunity to consult with an attorney with respect to the Voting Agreement and this Spousal Consent, and that the undersigned has either done so and hereby executes this Spousal Consent with the advice of such counsel, or the undersigned knowingly waived such right without any duress or coercion.

Dated
(signature)

(print name)

Annex D

September 4, 2013

Mr. James A. Thomas

515 South Flower Street, 6th Floor

Los Angles, California 90071

Dear Mr. Thomas:

Reference is made to the Agreement and Plan of Merger, dated as of September 4, 2013 (the “Merger Agreement”), by and among Parkway Properties, Inc. (“Parent”), Parkway Properties LP (“Parent LP”), PK Masters, LP, Thomas Properties Group, Inc. (the “Company”) and Thomas Properties Group, L.P. (“Company LP”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

In connection with the Merger Agreement, we propose the following:

1.	Severance. As of the Parent Merger Effective Time, your employment with the Company and Company LP shall terminate, with such termination being treated as a termination of employment following a Change in Control (as such term is defined in the Employment Agreement) qualifying you for the payments and benefits set forth in Section 5 of the Amended and Restated Employment Agreement between you, the Company and Company LP, dated as of December 18, 2008, and amended as of January 1, 2011 (the “Employment Agreement”). Parent shall succeed to the Company’s responsibility with respect to all payments and benefits under this Section 1.

2.	Chairman. We shall take all necessary action to cause, as of the Parent Merger Effective Time, you to be appointed Chairman of the Parent Board.

3.	Renomination Rights; Support Services. So long as you continue to beneficially own, directly or indirectly, at least 50% of the aggregate number of shares of Parent Common Stock and Parent Limited Voting Stock owned by you immediately following the Parent Effective Time (subject to appropriate adjustment for any stock split, stock dividend, reclassification, subdivision or reorganization, recapitalization or similar event), we shall include you in the slate of nominees recommended by the Parent Board to Parent stockholders, and included in the related proxy statement, for election to the Parent Board at the 2014 annual meeting of stockholders of Parent, and if you are so elected shall cause you to be reappointed as Chairman of the Parent Board for an additional one-year term expiring at the 2015 annual meeting of stockholders of Parent. In consideration for your services on the Parent Board, you shall be entitled to receive from Parent the cash, equity and other compensation payable to a non-employee director who is a non-executive Chairman of the Board, as set forth in Parent’s policies for compensation of directors approved from time to time by the Parent Board or the Compensation Committee of the Parent Board.

Furthermore, so long as you are a member of the Parent Board, we shall provide you with offices at the location of your choice not to exceed 700 square feet for you and a secretary of your choice and shall provide all computers, printers and other office equipment reasonably necessary for you to conduct business from that location. We shall convey ownership to you of all computers, printers and other office equipment that occupy the current offices of both you and your secretary. It is acknowledged that you personally own all of the furniture, paintings and other personal effects that occupy your current office, and neither the Company nor any of its Affiliates have any interest or ownership therein. We shall reimburse you for any reasonable costs related to relocating such computers, printers, other office equipment, furniture, paintings and other personal effects to your new office.

4.	Rights to Names and Marks; Other Property.

(a)

No later than one hundred twenty (120) days following the Closing Date, Parent and Parent LP shall, and shall cause each of their respective Subsidiaries to, change their names and cause their certificates of incorporation (or equivalent organizational documents), as applicable, to be amended to the extent necessary to remove any reference to “Thomas Properties,” “Thomas,” “TPG” or any similar name or mark, including, without limitation, any “doing business as” or fictitious business names, any logos, designs or tag lines and any URLs or domain names (the “Names and Marks”).

(b)	Following the Closing, Parent and Parent LP shall, and shall cause, each of their respective Subsidiaries to, as soon as practicable, but in no event later than one hundred twenty (120) days following the Closing Date, cease to make any use of or to license the Names and Marks. In furtherance thereof, as soon as practicable but in no event later than one hundred twenty (120) days following the Closing Date, Parent and Parent LP shall, and shall cause each of their respective Subsidiaries to, destroy or deliver, at Thomas’ option, to Thomas all business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, websites and other materials that include the Names and Marks, and remove, strike over, or otherwise obliterate the Names and Marks from all other assets and other materials owned or used by such Persons.

(c)	If and to the extent the Company, Company LP or any of their respective Subsidiaries owns or possesses any right, title or interest in the Names and Marks, effective as of the Parent Merger Effective Time, Parent and Parent LP hereby assign, shall assign, and shall cause each of their respective Subsidiaries to assign, all such right, title, and interest therein, along with any related goodwill, to Thomas or his designee.

5.	Registration Rights Agreement. Each of Parent and Parent LP acknowledges that you and the Thomas Investors are parties to that certain Registration Rights Agreement, dated as of October 13, 2004, among the Company, Company LP and the Thomas Investors (as defined in Exhibit A hereto), which contains certain rights in favor of you and the other Thomas Investors that are intended to survive consummation of the Mergers. Each of Parent and Parent LP further acknowledges and agrees that the Registration Rights Agreement shall survive the consummation of the Mergers and that Parent and Parent LP shall comply in all respects with the terms and provisions of such Registration Rights Agreement as it relates to Thomas and such Thomas Investors.

6.	Stockholders Agreement. The parties hereto acknowledge that you and the other Thomas Investors are parties to that certain Stockholders Agreement, dated as of May 29, 2012, by and among the Company, you, the Thomas Investors, MIRELF IV TPGI, LLC and MIRELF IV TPGI II, LLC (the “Stockholders Agreement”), which provides for certain additional matters relating to a Company Sale (as that term is defined therein). Pursuant to Section 2.9 of the Stockholders Agreement, the determination of whether the Mergers are allowable under Section 2.9(b) is to be made by you. You hereby confirm that the Mergers are allowable under Section 2.9(b), and you and the Thomas Investors waive any noncompliance with the provisions of Section 2.9 as it relates to the Mergers. Furthermore, you and the other Thomas Parties acknowledge and agree that, pursuant to Section 6.13 thereof, upon the closing of the Parent Merger, the Stockholders Agreement shall terminate automatically without any further action and shall be of no further force or effect.

7.	Tax Protection Agreement; Commerce Square. The parties acknowledge that you and the other Thomas Parties are parties to that certain Contribution Agreement, dated as of October 13, 2004, among Company LP and the Thomas Investors, including without limitation, Exhibit F (Sale Limitations and Debt Guarantees) thereto (the “Tax Protection Agreement”), which imposes certain restrictions on the Company’s ability to engage in the sale or exchange of certain assets of the Company known as One Commerce Square (“OCS”) and Two Commerce Square (“TCS”).

Notwithstanding the provisions of the Tax Protection Agreement, following the Mergers, you and the other Thomas Investors acknowledge and agree that Parent LP may enter into a transaction (as more fully described below, on Exhibit A hereto and in the Redemption Agreement (as defined in Exhibit A), the “BDN Transaction”) in which BDN acquires all of the interests then held, directly or indirectly, by Parent LP, in the Commerce Partnerships, with the result being that BDN will become the owner, directly or indirectly, of a 99% interest in each Commerce Partnership provided that the terms of the BDN Transaction satisfy the requirements set forth on Exhibit A hereto (it being acknowledged that Exhibit A does not describe all of the agreed terms for the BDN Transaction and that additional agreed terms of the BDN Transaction are described in the Redemption Agreement. The BDN Transaction may be structured as a sale or as a redemption of interests. If the requirements of the BDN Transaction are satisfied, the parties hereto agree that the Tax Protection Agreement will be amended so that (i) the “Guarantee Amount” shall be $39 million, allocated among the Thomas Investors as designated by you, (ii) Article 2 thereof (and other terms therein related to Article 2) will be of no further force or effect, and (iii) the first sentence of Article 3(c) shall be amended to insert the words “or a change in applicable law with respect thereto” for the avoidance of doubt. During the “Protected Period” (as defined in the Tax Protection Agreement), so long as (i) Parent LP owns the City West Place and/or San Felipe Plaza properties, and (ii) one or more mortgage loans are secured by the City West Place and/or San Felipe Plaza properties, then Parent LP shall use commercially reasonable efforts to make available to the Thomas Parties the opportunity to make a guarantee of either or both of such mortgage loans, in an aggregate amount up to Guarantee Amount, as elected by the Thomas Parties in their discretion. The Thomas Parties will notify Parent of their election as to which of these mortgage loan(s) the Thomas Parties elect to provide such guaranties. Any guarantee entered into pursuant to this paragraph shall be deemed to be a guarantee of Qualifying Debt entered into in accordance with Article 3 of the Tax Protection Agreement. If, for any reason, the mortgage loans on CityWest Place and/or San Felipe Plaza are no longer available to the Thomas Parties to provide a guaranty up to the Guarantee Amount, then the provisions of the Tax Protection Agreement shall govern with respect to the obligation of Parent LP to provide one or more replacement loans for such purpose.

In addition, if the terms of the BDN Transaction satisfy the requirements of Exhibit A hereto in all material respects, the Thomas Parties agree (x) to execute and deliver such agreements, including limited partnership agreement amendments, limited liability company agreement amendments, debt guarantees, contribution agreements, and other documents referred to in this Agreement, in Exhibit A hereto or in the Redemption Agreement or as may otherwise be reasonably required to give effect to the BDN Transaction, (y) to take such actions described as being taken by them in this Agreement, in Exhibit A hereto or in the Redemption Agreement or as may otherwise be reasonably required to consummate the BDN Transaction, and (z) to cooperate in good faith with Parent LP and BDN OP (as defined in the Redemption Agreement) in order to cause the BDN Transaction to be consummated in accordance with the Redemption Agreement and Exhibit A hereto.

Each of the Thomas Parties acknowledges and agrees that, notwithstanding anything to the contrary in the Merger Agreement, the Tax Protection Agreement, the Stockholders Agreement or elsewhere, none of the Company, Company LP, Parent, Parent LP, their respective affiliates, and/or any of their any respective investors, directors, officers, employees, agents, and representatives (together the “Parent Released Parties”) shall have any liability to any of the Thomas Parties under the Tax Protection Agreement or under the Stockholders Agreement for any taxes (including additions, additional amounts, penalties and interest), claims, liabilities, damages, expenses, losses, or other amounts (collectively, “Damages”), and hereby waive any action or claim for Damages, and hereby release the Parent Released Parties for any liability for Damages, in either case such that may arise as a result of the transactions contemplated by the Merger Agreement or the BDN Transactions.

Each of the Thomas Parties shall cooperate with Parent, Parent LP and BDN for the purposes of providing information to Parent, Parent LP, and BDN related to the tax treatment and consequences with respect to the transactions contemplated by the Redemption Agreement and the ownership by Parent, Parent LP, BDN and the Thomas Parties of direct and indirect interests in OCS, TCS, the OCS Entity, and the TCS Entity.

8.	Partnership Units.

(a)	After the Partnership Merger, Parent LP will use the “traditional method without curative allocations” set forth in Treas. Reg. Section 1.704-3(b) for Company LP properties treated as contributed to Parent LP in the Partnership Merger.

(b)

Notwithstanding any provision in the Parent Partnership Agreement to the contrary, in the event that, at any time when Mr. Thomas and his Affiliates that receive Parent LP Units in the Partnership Merger

(the “Thomas Investors”) continue to own collectively at least 50% of the Parent LP Units owned by them immediately following the Parent Merger Effective Time (subject to appropriate adjustment for any stock split, stock dividend, reclassification, subdivision or reorganization, recapitalization or similar event), Parent is a party to a Termination Transaction (as defined in the Parent Partnership Agreement) as a result of which the holders of Parent Common Stock do not receive shares that are listed for trading on a national securities exchange (a “Going Private Transaction”), Parent shall use its reasonable best efforts to cause the acquiring entity in such transaction to offer to the Thomas Investors the opportunity to receive, in exchange for their Parent LP Units in such transaction, a preferred limited partnership interest or preferred limited liability company membership interest in Parent LP or the surviving entity of a merger with Parent LP that (i) has a liquidation preference over the common equity interests in such entity equal to the value of the consideration that would have been received in exchange for such Parent LP Units if they had been exchanged for Parent Common Stock immediately before consummation of Going Private Transaction, (ii) bears a dividend rate that the Parent Board, in its good faith judgment after receiving the advice of its financial advisors, shall have determined to be a market rate for such preferred interest.

(c)	Parent agrees that if you or your Affiliates exercise your redemption rights in accordance with Section 8.6 of the Parent Partnership Agreement with respect to your or their Parent LP Units, Parent will exercise its right under Section 8.6(b) thereof to elect to acquire such Parent LP Units in exchange for the REIT Shares Amount (as such term is defined in the Parent LP Agreement), subject to Section 8.6(e) thereof.

9.	Further Assurances. Following the Closing, each of the parties hereto (including the Thomas Parties) shall take such further actions as may be required to carry out the provisions hereof and give effect to the obligations and efforts contemplated by this letter agreement.

10.	Miscellaneous.

(a)	Severability. If any term or other provision of this letter agreement is determined to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this letter agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this letter agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

(b)	Binding Effect and Assignment. This letter agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(c)	Amendments and Modifications. This letter agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

(d)	Specific Performance; Injunctive Relief. The parties hereto agree that irreparable damage would occur in the event any provision of this letter agreement was not performed in accordance with the terms hereof or was otherwise breached. It is accordingly agreed that the parties shall be entitled to specific relief hereunder, including, without limitation, an injunction or injunctions to prevent and enjoin breaches of the provisions of this letter agreement and to enforce specifically the terms and provisions hereof, in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any federal court within the State of Delaware), in addition to any other remedy to which they may be entitled at Law or in equity. Any requirements for the securing or posting of any bond with respect to any such remedy are hereby waived.

(e)	Notices. All notices, requests, claims, consents, demands and other communications under this letter agreement shall be in writing and shall be deemed given if delivered personally, sent by overnight courier (providing proof of delivery) to the parties at the addresses set forth above (or at such other address for a party as shall be specified by like notice).

(f)	Governing Law; Jurisdiction and Venue. This letter agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware applicable to agreements entered into and performed entirely therein by residents thereof, without regarding to any provisions relating to choice of laws among different jurisdictions.

(g)	Entire Agreement. This letter agreement contains the entire understanding of the parties in respect of the subject matter hereof, and supersedes all prior negotiations and understandings between the parties with respect to such subject matter.

(h)	Counterparts. This letter agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

Please confirm your agreement with the foregoing by signing and returning one copy of this letter agreement to the undersigned, whereupon this letter agreement shall become a binding agreement between you and us.

PARENT

PARKWAY PROPERTIES, INC.

By:	/s/ David O’Reilly
	Name:	David O’Reilly
	Title:	Chief Financial Officer and Chief Investment Officer

By:	/s/ Jeremy Dorsett
	Name:	Jeremy Dorsett
	Title:	General Counsel

PARENT LP

PARKWAY PROPERTIES LP

By:	PARKWAY PROPERTIES GENERAL PARTNERS, INC., its General Partner

By:	/s/ David O’Reilly
	Name:	David O’Reilly
	Title:	Chief Financial Officer and Chief Investment Officer

By:	/s/ Jeremy Dorsett
	Name:	Jeremy Dorsett
	Title:	General Counsel

Acknowledged and agreed as of
the date first set forth above:

/s/ James A. Thomas
James A. Thomas

THE LUMBEE CLAN TRUST

/s/ James A. Thomas
By:	James A. Thomas
Title:	Trustee

THOMAS PARTNERS, INC.

/s/ James A. Thomas
By:	James A. Thomas
Title:	President

THOMAS INVESTMENT PARTNERS, LTD.

By:	THOMAS PARTNERS, INC.,
its General Partner

/s/ James A. Thomas
By:	James A. Thomas
Title:	President

THOMAS-PASTRON FAMILY PARTNERSHIP, L.P.

By:	THOMAS PARTNERS, INC.,
General Partner

/s/ James A. Thomas
By:	James A. Thomas
Title:	President

THOMAS MASTER INVESTMENTS, LLC

By:	THOMAS PARTNERS, INC.,
its Managing Member

/s/ James A. Thomas
By:	James A. Thomas
Title:	President

MAGUIRE THOMAS PARTNERS - PHILADELPHIA, LTD.

By:	THOMAS PARTNERS, INC.,
its General Partner

/s/ James A. Thomas
By:	James A. Thomas
Title:	President

MAGUIRE THOMAS PARTNERS - COMMERCE SQUARE II, LTD.

By:	THOMAS DEVELOPMENT PARTNERS-PHASE II, INC.,
its General Partner

/s/ James A. Thomas
By:	James A. Thomas
Title:	President

Exhibit A

1. Prior to the BDN Transaction, TPG-OCS Holding Co., LLC and TCS SPE I, L.P. each shall distribute to the Surviving Entity in the Partnership Merger, which shall then distribute to Parent LP, which shall then distribute to the Thomas Investors, collectively, an aggregate 1% percentage interest in One Commerce Partnership, and an aggregate 1% percentage interest in Two Commerce Partnership, in each case, allocated among the Thomas Investors as designated by James A. Thomas, such that the Thomas Investors will collectively own a direct 1% “Percentage Interest” (as defined in the Commerce Square Agreements) in each Commerce Partnership.

2. Each Thomas Investor receiving an interest in One Commerce Partnership will be admitted as a limited partner in One Commerce Partnership, and each Thomas Investor receiving an interest in Two Commerce Partnership will be admitted as a limited partner in Two Commerce Partnership.

3. The Commerce Square Agreements shall be amended and restated to reflect the foregoing, and to provide the Thomas Investors with the rights that are provided to “TPG Partners” with respect to “TPG Retained Interests,” as specified in (and as such terms are defined in) the Commerce Square Agreements, including, without limitation, the following:

(a) the Majority Partner will have the right (the “Call Right”), but not the obligation, to purchase all but not less than all of the Thomas Investors’ interests in the Commerce Partnerships at any time on or after October 31, 2021, for a cash purchase price equal to the fair market value of such interests at the time such Call Right is exercised, determined by mutual agreement, or if the parties fail to agree within 30 days, through an appraisal process pursuant to which each party will select an appraiser experienced in valuation of commercial office real estate and partnership interests in the City of Philadelphia; these two appraisers will select a third appraiser experienced in valuation of commercial office real estate and partnership interests in the City of Philadelphia; each of the three appraisers will make their own separate appraisals of the fair market value of the Thomas Investor interests, within 60 days after the selection of the third appraiser; the fair market value of the Thomas Investor interests will be the average of the results of the two appraisals with values that are closest to each other; if one of the values represents the average of the other two appraised values, the value in the middle shall be the fair market value of the Thomas Investor interests; and each party shall bear the costs of the appraisal process equally;

(b) the Thomas Investors shall have the right to approve any financing or refinancing of the applicable Commerce Project if such financing or refinancing would result in an amount of mortgage debt on the applicable Commerce Project aggregating less than $130,000,000 (for One Commerce Square) or $107,850,000 (for Two Commerce Square), which approval must be reasonable in light of the amount of refinancing mortgage debt available on commercially reasonable terms to the relevant Commerce Partnership at the time, taking into account the value of such Commerce Project;

(c) the Thomas Investors shall not be obligated or entitled to contribute any additional capital to the Commerce Partnerships (except pursuant to the contribution agreements described in paragraph 4 below);

(d) the Thomas Investors interests shall not be diluted unless either (i) the interests of all other partners are diluted on a proportionate basis, taking into account the respective amounts of additional capital contributions to the Commerce Partnership made by the partners, including the Thomas Investors, or (ii) the Majority Partner commits in writing to the Thomas Investors to exercise the Call Right in a timely manner; and

(e) the Thomas Investors shall have the right to transfer their interests to one or more of their affiliates upon notice to the Commerce Partnership, but without the consent of any other partner, at any time; and in the event of such a transfer, the transferee(s) shall be bound by all of the provisions of the applicable Commerce Square Agreement.

4. Concurrently with the closing of the BDN Transaction, at the request of BDN, the Thomas Investors that are parties to the contribution agreements with Company LP that were entered into by the Thomas Investors for the benefit of the mortgage lenders for each Commerce Partnership will be amended so that Company LP will no longer be a party, and such Thomas Investors will instead agree to make contributions to the applicable Commerce Partnership (which in turn will agree to apply such contributions to the repayment of mortgage debt of the applicable Commerce Partnership) on substantially the same terms and conditions as are set forth in the existing contribution agreements, except that the maximum liability under such new contribution agreements shall be equal to (a) $126 million with respect to the mortgage loan on that certain office building project known as One Commerce Square, located at 2005 Market Street in Philadelphia, Pennsylvania and (b) an amount not to exceed $100 million of the outstanding aggregate principal amount of the mortgage loan on that certain office building project known as Two Commerce Square, located at 2001 Market Street in Philadelphia, Pennsylvania.

5. BDN shall agree for the benefit of the Thomas Investors to restrictions on sales of the Commerce Projects that are substantially the same as those set forth in the Article 2 of Exhibit F of the Tax Protection Agreement (without regard to the amendment described in this Letter Agreement), with a Protected Period ending on October 31, 2021.

6. As used in this Exhibit A, the following capitalized terms shall have the meanings set forth below:

“BDN” means Brandywine Operating Partnership, L.P.

“Commerce Partnership” means One Commerce Partnership or Two Commerce Partnership.

“Commerce Project” means (i) that certain office building project known as One Commerce Square, located at 2005 Market Street in Philadelphia, Pennsylvania, or (ii) that certain office building project known as Two Commerce Square, located at 2001 Market Street in Philadelphia, Pennsylvania.

“Commerce Square Agreements” means (i) the Amended and Restated Agreement of Limited Partnership of Commerce Square Partners—Philadelphia Plaza, L.P., and (ii) the Amended and Restated Agreement of Limited Partnership of Philadelphia Plaza—Phase II, L.P.

“Majority Partner” means, with respect to each Commerce Partnership, (i) prior to the BDN Transaction, Company LP, and (ii) after the BDN Transaction, BDN or an affiliated entity that acquires a majority interest in such Commerce Partnership pursuant to the BDN Transaction.

“One Commerce Partnership” means Commerce Square Partners - Philadelphia Plaza, L.P., a Delaware limited partnership.

“Thomas Investor” means any of (i) James A. Thomas, Sherri Pastron, and Suzanne Thomas and their respective descendants, spouses or former spouses, in-laws, nieces, nephews, any Person where substantially all of the equity interests are beneficially owned by any of the foregoing, any trust where substantially all of the beneficiaries of such trust are any of the foregoing, or (ii) Maguire Thomas Partners-Philadelphia, Ltd., Thomas Investment Partners, Ltd., Maguire Thomas Partners-Commerce Square II, Ltd., Thomas Partners, Inc., Thomas-Pastron Family Partnership, L.P., The Lumbee Clan Trust and Thomas Master Investments, LLC.

“Two Commerce Partnership” means Philadelphia Plaza—Phase II, L.P., a Delaware limited partnership.

Annex E

September 4, 2013

The Board of Directors

Parkway Properties, Inc.

309 North Orange Avenue, Suite 2400

Orlando, Florida 32801

Members of the Board of Directors:

We understand that Parkway Properties, Inc. (“Parkway”) proposes to enter into an Agreement and Plan of Merger (the “Agreement”), among Parkway, Parkway Properties LP (“Parkway LP”), PKY Masters, LP, a wholly owned subsidiary of Parkway (“Merger Sub”), Thomas Properties Group, Inc. (“Thomas”) and Thomas Properties Group, L.P. (“Thomas LP”) pursuant to which, among other things, Thomas will merge with and into Parkway (the “Merger”), each outstanding share of the common stock, par value $0.01 per share, of Thomas (“Thomas Common Stock”) will be converted into the right to receive 0.3822 (the “Exchange Ratio”) of a share of the common stock, par value $0.001, of Parkway (“Parkway Common Stock”) and each outstanding share of the limited voting stock, par value $0.01 per share, of Thomas will be converted into the right to receive a fraction of a share of limited voting stock, par value $0.001 per share, of Parkway equal to the Exchange Ratio. The Agreement also provides for the merger of Merger Sub and Thomas LP (the “Partnership Merger” and, together with the Merger, the “Transaction”). The terms and conditions of the Transaction and related transactions are more fully set forth in the Agreement.

You have requested our opinion as of the date hereof as to the fairness, from a financial point of view, to Parkway of the Exchange Ratio provided for in the Transaction.

In connection with this opinion, we have, among other things:

(i)	reviewed certain publicly available business and financial information relating to Parkway and Thomas;

(ii)	reviewed certain internal financial and operating information with respect to the business, operations and prospects of Thomas furnished to or discussed with us by the management of Thomas, including certain financial forecasts relating to Thomas prepared by the management of Thomas (such forecasts, the “Thomas Forecasts”), reviewed certain adjustments thereto prepared by the management of Parkway (such forecasts, as adjusted, the “Parkway-Thomas Forecasts”) and discussed with the management of Parkway its assessments as to the relative likelihood of achieving the future financial results reflected in the Thomas Forecasts and the Parkway-Thomas Forecasts;

(iii)	reviewed certain internal financial and operating information with respect to the business, operations and prospects of Parkway furnished to or discussed with us by the management of Parkway, including certain financial forecasts relating to Parkway prepared by the management of Parkway (such forecasts, the “Parkway Forecasts”);

(iv)	reviewed certain estimates as to the amount and timing of cost savings (the “Cost Savings”) anticipated by the management of Parkway to result from the Transaction;

(v)	discussed the past and current business, operations, financial condition and prospects of Thomas and Parkway with members of senior managements of Thomas and Parkway, including, among other things, Thomas’ planned liquidation of its joint venture with the California State Teachers’ Retirement System and related bridge loan to be provided by Parkway (collectively, the “JV Liquidation”) and certain planned or pending asset acquisitions or dispositions, and discussed certain trends and recent developments in, and prospects for, the commercial real estate market and related credit and financial markets with members of senior management of Parkway;

The Board of Directors

Parkway Properties, Inc.

(vi)	reviewed the potential pro forma financial impact of the Transaction on the future financial performance of Parkway after giving effect to, among other things, potential Cost Savings, the JV Liquidation and certain planned or pending asset acquisitions or dispositions, including the potential effect on Parkway’s estimated funds from operations per share and funds available for distribution per share;

(vii)	reviewed the trading history of, and indexed total returns relating to, Thomas Common Stock and Parkway Common Stock and a comparison of such indexed total returns with those of other companies we deemed relevant;

(viii)	compared certain financial and stock market information of Thomas and Parkway with similar information of other companies we deemed relevant;

(ix)	compared certain financial terms of the Transaction to financial terms, to the extent publicly available, of other transactions we deemed relevant;

(x)	compared the relative contributions of Thomas and Parkway to certain financial metrics of the pro forma combined company;

(xi)	reviewed a draft, dated September 4, 2013, of the Agreement (the “Draft Agreement”); and

(xii)	performed such other analyses and studies and considered such other information and factors as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and have relied upon the assurances of the managements of Parkway and Thomas that they are not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Thomas Forecasts, we have been advised by the management of Thomas, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Thomas as to the future financial performance of Thomas. With respect to the Parkway-Thomas Forecasts, we have assumed, at the direction of Parkway, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Parkway as to the future financial performance of Thomas and, based on the assessments of the management of Parkway as to the relative likelihood of achieving the future financial results reflected in the Thomas Forecasts and the Parkway-Thomas Forecasts, we have relied, at the direction of Parkway, on the Parkway-Thomas Forecasts for purposes of our analyses and opinion. With respect to the Parkway Forecasts and the Cost Savings, we have assumed, at the direction of Parkway, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Parkway as to the future financial performance of Parkway and the other matters covered thereby, and further have assumed, with the consent of Parkway, that such Cost Savings will be realized in the amounts and at the times projected. At the direction of Parkway, we have relied upon the assessments of the management of Parkway as to (i) the JV Liquidation and certain planned or pending asset acquisitions or dispositions, including, without limitation, with respect to timing, assets involved (and assumed ownership on a pro forma basis), amounts to be paid or received and related funding, (ii) the potential impact on Thomas and Parkway of certain trends and recent developments in, and prospects for, the commercial real estate market and related credit and financial markets and (iii) the ability to integrate the businesses and operations of Thomas and Parkway. We have assumed, at the direction of Parkway, that there will be no developments with respect to any such matters that would be meaningful in any respect to our analyses or opinion.

We have not made or been provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Thomas, Parkway or any other entity, nor have we made any physical inspection of

The Board of Directors

Parkway Properties, Inc.

the properties or assets of Thomas, Parkway or any other entity. We also have not made an analysis of, nor do we express any opinion or view as to, the adequacy or sufficiency of allowances for credit losses with respect to leases or any other matters and we have been advised and therefore have assumed that any such allowances for losses are, and on a pro forma basis will be, in the aggregate appropriate to cover such losses. We further have not evaluated the solvency or fair value of Thomas, Parkway or any other entity under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We have assumed, at the direction of Parkway, that the Transaction and related transactions (including, without limitation, the Partnership Merger, the JV Liquidation and certain planned or pending asset acquisitions or dispositions) will be consummated in accordance with their respective terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transaction and related transactions, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, will be imposed that would have an adverse effect on Thomas, Parkway or the Transaction (including the contemplated benefits thereof). We also have assumed, at the direction of Parkway, that the final executed Agreement will not differ in any material respect from the Draft Agreement reviewed by us. We further have assumed, at the direction of Parkway, that the Transaction will qualify for federal income tax purposes as a reorganization under the provisions of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended, and that the Partnership Merger will qualify as an “asset-over” form of merger under Treasury Regulations Section 1.708-1(c)(3)(i). We have been advised that Parkway has operated in conformity with the requirements for qualification as a real estate investment trust (“REIT”) for federal income tax purposes since its formation as a REIT and that the Transaction will not adversely affect such status or operations.

We express no view or opinion as to any terms or other aspects or implications of the Transaction (other than the Exchange Ratio to the extent expressly specified herein) or any related transaction, including, without limitation, the form or structure of the Transaction or any related transaction or any terms, aspects or implications of the Partnership Merger, the JV Liquidation, any asset acquisitions or dispositions or any voting or other arrangements, agreements or understandings entered into in connection with or related to the Transaction, any related transaction or otherwise. Our opinion is limited to the fairness, from a financial point of view, to Parkway of the Exchange Ratio and no opinion or view is expressed with respect to any consideration received in connection with the Transaction or related transactions by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view is expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any officers, directors or employees of any party to the Transaction or related transaction, or class of such persons, relative to the Exchange Ratio or otherwise. Furthermore, no opinion or view is expressed as to the relative merits of the Transaction and related transactions in comparison to other strategies or transactions that might be available to Parkway or in which Parkway might engage or as to the underlying business decision of Parkway to proceed with or effect the Transaction and related transactions. We also are not expressing any view or opinion with respect to, and have relied, with the consent of Parkway, upon the assessments of representatives of Parkway regarding, legal, regulatory, accounting, tax and similar matters relating to Thomas, Parkway, any related entity and the Transaction and related transactions (including the contemplated benefits thereof) as to which we understand that Parkway obtained such advice as it deemed necessary from qualified professionals. We further are not expressing any opinion as to what the value of Parkway Common Stock or other securities of Parkway actually will be when issued or the prices at which Parkway Common Stock or such other securities will trade or otherwise be transferable at any time, including following announcement or consummation of the Transaction. In addition, we express no opinion or recommendation as to how any stockholder should vote or act in connection with the Transaction or any related matter.

We have acted as financial advisor to Parkway in connection with the Transaction and will receive a fee for our services, a portion of which is payable upon delivery of this opinion and the principal portion of which is

The Board of Directors

Parkway Properties, Inc.

contingent upon consummation of the Transaction. In addition, Parkway has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.

We and our affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of our businesses, we and our affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of Parkway, Thomas and certain of their respective affiliates.

We and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Parkway and certain of its affiliates and have received or in the future may receive compensation for the rendering of these services, including (i) having acted as joint bookrunner for certain follow-on equity offerings of Parkway, (ii) having acted or acting as a joint lead arranger and joint bookrunner for, and as a lender under, Parkway’s $215 million senior unsecured revolving credit facility due 2016 and Parkway’s $125 million unsecured term loan due 2017, and (iii) having provided or providing certain treasury services and products to Parkway. In addition, we and/or certain of our affiliates currently lease or in the past have leased various properties from Parkway and, as of January 1, 2013, one of our affiliates was Parkway’s largest tenant in terms of annualized rental revenue. We and certain of our affiliates may continue to maintain significant commercial (including vendor and/or customer) relationships with Parkway and certain of its affiliates in the future.

Certain of our affiliates maintain significant commercial (including vendor and/or customer) relationships with Thomas and certain of its affiliates.

It is understood that this letter is for the benefit and use of the Board of Directors of Parkway (in its capacity as such) in connection with and for purposes of its evaluation of the Transaction.

Our opinion is necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof. As you are aware, the credit, financial and stock markets have been experiencing unusual volatility and we express no opinion or view as to any potential effects of such volatility on Parkway, Thomas or the Transaction and related transactions. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise or reaffirm this opinion. The issuance of this opinion was approved by our Americas Fairness Opinion Review Committee.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Exchange Ratio provided for in the Transaction is fair, from a financial point of view, to Parkway.

Very truly yours,

MERRILL LYNCH, PIERCE, FENNER & SMITH

    INCORPORATED

Annex F

September 4, 2013

Board of Directors

Thomas Properties Group, Inc.

515 South Flower Street, Sixth Floor

Los Angeles, California 90071

Board of Directors:

We understand that Thomas Properties Group, Inc. (“Thomas”), Thomas Properties Group, L.P. (“Thomas LP”), Parkway Properties, Inc. (“Parkway”), Parkway Properties LP (“Parkway LP”) and PKY Masters LP, an indirect wholly owned subsidiary of Parkway LP (“Merger Sub”), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated September 4, 2013 (the “Merger Agreement”), which provides, among other things, for (i) the merger of Thomas with and into Parkway, with Parkway as the surviving corporation (the “Parent Merger”), and (ii) the merger of Merger Sub with and into Thomas LP, with Thomas LP as the surviving entity (the “Partnership Merger”, and together with the Parent Merger, the “Mergers”). Pursuant to the Parent Merger, each outstanding share of common stock, par value $0.01 per share of Thomas (the “Thomas Common Stock”), other than shares held in treasury or held by Parkway or any affiliate of Parkway or Thomas, will be converted into the right to receive 0.3822 shares (the “Exchange Ratio”) of common stock, par value $0.001 per share, of Parkway (the “Parkway Common Stock”), subject to adjustment in certain circumstances. The terms and conditions of the Mergers are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of the Thomas Common Stock other than Parkway and its affiliates.

For purposes of the opinion set forth herein, we have:

1)	Reviewed certain publicly available financial statements and other business and financial information of Thomas and Parkway, respectively;

2)	Reviewed certain internal financial statements and other financial and operating data concerning Thomas and Parkway, respectively;

3)	Reviewed certain financial projections prepared by the managements of Thomas and Parkway, respectively;

4)	Reviewed information relating to certain strategic, financial and operational benefits anticipated from the Mergers prepared by the managements of Thomas and Parkway, respectively;

5)	Discussed the past and current operations and financial condition and the prospects of Thomas, including information relating to certain strategic, financial and operational benefits anticipated from the Mergers, with senior executives of Thomas;

6)	Discussed the past and current operations and financial condition and the prospects of Parkway with senior executives of Parkway;

7)	Reviewed the potential pro forma impact of the Parent Merger on certain financial metrics of Parkway;

8)	Reviewed the reported prices and trading activity for the Thomas Common Stock and the Parkway Common Stock;

9)	Compared the financial performance of Thomas and Parkway and the prices and trading activity of the Thomas Common Stock and the Parkway Common Stock with that of certain other publicly-traded companies comparable with Thomas and Parkway, respectively, and their securities;

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10)	Reviewed the financial terms, to the extent publicly available, of certain comparable merger and acquisition transactions;

11)	Participated in certain discussions and negotiations among representatives of Thomas and Parkway and their financial and legal advisors;

12)	Reviewed the Merger Agreement and certain related documents; and

13)	Performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by Thomas and Parkway, and formed a substantial basis for this opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the Mergers, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of Thomas and Parkway of the future financial performance of Thomas and Parkway, respectively. In addition, we have assumed that the Mergers will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the Parent Merger will be treated as a tax-free reorganization, pursuant to the Internal Revenue Code of 1986, as amended, and the Partnership Merger will qualify as and constitute a tax-free “asset-over” form of merger under Treasury Regulations Section 1.708-1(c)(3)(i). Morgan Stanley has assumed that in connection with the receipt of all necessary governmental, regulatory or other approvals and consents required for the proposed Mergers, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Mergers (including the contemplated benefits anticipated from the Mergers). We have been advised by Parkway that Parkway has operated in conformity with the requirements for qualification as a real estate investment trust (“REIT”) for U.S. federal income tax purposes since its formation as a REIT and we have assumed that the Mergers will not adversely affect such status or operations of Parkway. We are not legal, tax or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of Thomas and Parkway and their legal, tax, and regulatory advisors with respect to legal, tax, and regulatory matters. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of Thomas’s officers, directors or employees, or any class of such persons, relative to the Exchange Ratio or otherwise. Morgan Stanley also expresses no opinion as to the relative fairness of any portion of the consideration to holders of any series of common or preferred stock of Parent. We have not made any independent valuation or appraisal of the assets or liabilities of Thomas, Parkway or any other entity, nor have we been furnished with any such valuations or appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

We have acted as financial advisor to the Board of Directors of Thomas in connection with the Mergers and will receive a fee for our services, a significant portion of which is contingent upon the closing of the Mergers. In addition, Morgan Stanley will receive a fee from Thomas upon rendering this financial opinion. In the two years prior to the date hereof, we have provided financial advisory services for Thomas and have received fees in connection with such services. Morgan Stanley may also seek to provide financial advisory and financing services to Thomas and Parkway in the future and would expect to receive fees for the rendering of these services.

Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley,

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its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of Thomas, Parkway, or any other company, or any currency or commodity, that may be involved in the Mergers, or any related derivative instrument.

This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of Thomas and may not be used for any other purpose without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing Thomas is required to make with the Securities and Exchange Commission in connection with the Mergers if such inclusion is required by applicable law. In addition, this opinion does not in any manner address the prices at which the Parkway Common Stock will trade following consummation of the Mergers or at any time and Morgan Stanley expresses no opinion or recommendation as to how the shareholders of Thomas and Parkway should vote at the shareholders’ meetings to be held in connection with the Mergers.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of the Thomas Common Stock other than Parkway and its affiliates.

Very truly yours,

MORGAN STANLEY & CO. LLC

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